As filed with the Securities and Exchange Commission on April 29, 2022
Registration
No. 333-262663

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gores Holdings VIII, Inc.
(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Delaware	6770	85-3010982
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
6260 Lookout Road
Boulder, Colorado 80301
(303)
531-3100
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Alec Gores
Chairman
6260 Lookout Road
Boulder, Colorado 80301
Telephone: (303)
531-3100
Facsimile: (303)
531-3200
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

James R. Griffin, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 (214) 746-7779	Kyle C. Krpata, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3093	Stephen T. Burdumy, Esq. Managing Director and Chief Legal Officer Footprint International Holdco, Inc. 250 E. Germann Road Gilbert, AZ 85297 (480) 209-1064	Adam D. Phillips, P.C., Esq. Edward J. Lee, P.C., Esq. Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94303 650) 859-7000	Robert M. Hayward, P.C., Esq. Michael P. Keeley, Esq. Kirkland & Ellis LLP 300 N LaSalle Drive Chicago, IL 60654 (312) 862-2133

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross Border Third-Party Tender Offer)  ☐

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 29, 2022
EXPLANATORY NOTE
This proxy statement/prospectus relates to an Agreement and Plan of Merger, dated December 13, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among Gores Holdings VIII, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Footprint International Holdco, Inc., a Delaware corporation (“
Footprint
”), a copy of which is attached to this proxy statement/prospectus as
Annex A
.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein, at the closing of the Business Combination, First Merger Sub will merge with and into Footprint, with Footprint continuing as the surviving corporation (the “
First Merger
”), and, immediately following the First Merger and as part of the same overall transaction as the First Merger, the surviving corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
,” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”).
In connection with the Business Combination, holders of shares of common stock or preferred stock of Footprint (“
Footprint Stockholders
”), holders of Footprint warrants and options and holders of any convertible promissory note that entitles the holder thereof to convert outstanding amounts thereunder into common stock or preferred stock of Footprint (such holders collectively, the “
Footprint Equity Holders
”) will collectively receive in exchange for their shares or equity awards, an aggregate of 161,776,650 shares, or equity awards exercisable for shares, of Class A common stock, par value $0.0001 per share, of the Company (“
Class A Stock
”) (deemed to have a value of $10.00 per share). In addition, holders of Footprint common stock, Footprint Class A Preferred Stock or Footprint warrants (collectively, “
Footprint Securityholders
”) may additionally receive a portion of an aggregate of up to 17,584,125 shares of Class A Stock to be issued following the Business Combination upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors, including certain individuals, institutional investors, KSP Footprint Investments, LLC and Gores Sponsor VIII LLC (our “
Sponsor
” and, such agreements collectively, the “
Subscription Agreements
” and such investors party thereto collectively, the “
Subscribers
”), pursuant to which the Subscribers, including our Sponsor, have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share (the “
PIPE Investment
”).
This proxy statement/prospectus serves as:

•
a proxy statement for the special meeting of the Company in lieu of the 2022 annual meeting of the Company being held on [●], 2022 (including any adjournment or postponement thereof, the “Special Meeting”), where Company stockholders will vote on, among other things, proposals to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination; and

•
a prospectus for the Class A Stock that Footprint Stockholders who did not deliver a written consent adopting the Merger Agreement in connection with the execution of the Merger Agreement will receive in the Business Combination.

This proxy statement/prospectus does not serve as a prospectus for the Class A Stock that our Sponsor and current independent directors (collectively, our “
Initial Stockholders
”) or Footprint Stockholders who delivered a written consent adopting the Merger Agreement in connection with the execution of the Merger Agreement will receive in the Business Combination.

The units (“
Public Units
”) issued as part of the Company’s IPO, comprising one share of Class A stock (“
Public Share
”) and one-eighth of a warrant (“
Public Warrant
”), as well as the Public Shares and the Public Warrants are currently listed on Nasdaq under the symbols “GIIXU,” “GIIX” and “GIIXW,” respectively. We intend to apply to continue the listing of our Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination. Additionally, in connection with the closing of the Business Combination, the name of the Company will be changed to Footprint International, Inc.
Upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares, the exercise of warrants of the Company or any issuance pursuant to the any incentive plans, it is expected that the holders (“
Public Stockholder
”) of Public Shares, our Initial Stockholders and Footprint Equity Holders will hold shares of the Company as set forth below:

Holders	No Redemption Scenario (1)	% of Total	Illustrative Redemption Scenario (2)	% of Total	Contractual Maximum Redemption Scenario (3)	% of Total	Charter Redemption Limitation Scenario (4)	% of Total
Public Stockholders	34,500,000	14.7%	21,722,102	9.8%	8,944,204	4.3%	499,956	0.2%
Initial Stockholders (including Sponsor) (5)	16,623,350	7.1%	16,623,350	7.5%	16,623,350	8.0%	16,623,350	8.3%
Subscribers (Aggregate; excluding Sponsor) (6)	21,555,000	9.2%	21,555,000	9.7%	21,555,000	10.3%	21,555,000	10.8%
Footprint Equity Holders (7)	161,776,650	69.0%	161,776,650	73.0%	161,776,650	77.4%	161,776,650	80.7%

Total Shares Outstanding Excluding Earn out Shares and Warrants	234,455,000	100%	221,677,102	100%	208,899,204	100%	200,454,956	100%
Total Equity Value Post-Redemptions and PIPE Investment ($ in millions)	$2,345		$2,217		$2,089		$2,005
Per Share Value	$10.00		$10.00		$10.00		$10.00

(1)	This scenario assumes that no Class Stock is redeemed from our Public Stockholders.
(2)	This scenario assumes that approximately 12,777,898 shares of Class A Stock are redeemed from our Public Stockholders.
(3)
This scenario assumes that approximately 25,555,796 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(4)
This scenario assumes that approximately 34,000,044 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)	This row includes 9,500,000 shares of Class A Stock to be purchased by the Sponsor in the PIPE Investment pursuant to the Sponsor Subscription Agreement.
(6)
This row reflects the aggregate of 21,555,000 shares of Class A Stock to be purchased by the Subscribers, and excludes 9,500,000 shares of Class A Stock to be purchased by the Sponsor as part of the PIPE Investment pursuant to the Sponsor Subscription Agreement.

(7)
This row assumes (a) inclusion of the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Footprint Equity Awards
”) and (b) the exercise of all outstanding Footprint Warrants and the conversion of all outstanding Footprint Convertible Notes into Class A Stock in connection with the consummation of the Business Combination. This row excludes the Earn Out Shares identified in the row titled “Earn Out Shares to Footprint Securityholders” that may be issuable to Footprint Securityholders upon the realization of all of the benchmark share prices in the earn out.

(8)	Percentages may not sum due to rounding.

You are urged to read carefully this proxy statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Footprint, carefully and in their entirety. In particular, you are urged to read carefully the section entitled “
Risk Factors
” beginning on page
70
of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

LETTER TO STOCKHOLDERS OF GORES HOLDINGS VIII, INC.
6260 Lookout Road
Boulder, Colorado 80301
(303)
531-3100
Dear Gores Holdings VIII, Inc. Stockholder:
We cordially invite you to attend a special meeting in lieu of the 2022 annual meeting of the stockholders of Gores Holdings VIII, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.
On December 13, 2021, the Company, Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”) and a direct, wholly-owned subsidiary of the Second Merger Sub (as defined below), Frontier Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”), and Footprint International Holdco, Inc. (“Footprint”), entered into an Agreement and Plan of Merger (the “
Merger Agreement
”), which provides for, among other things: (a) the merger of First Merger Sub with and into Footprint, with Footprint continuing as the surviving corporation (the “
First Merger
”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Footprint with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). As a result of the First Merger, Second Merger Sub will own 100% of the outstanding capital stock of Footprint as the surviving corporation of the First Merger and each share of capital stock of Footprint will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company following the Business Combination (the “
Post-Combination Company
”) will own 100% of the outstanding interests in the surviving entity of the Second Merger (the “
Surviving Entity
”). Pursuant to the terms of the Merger Agreement, the holders of existing shares of Common Stock of Footprint, par value $0.000001 per share (“
Footprint Common Stock
”), will receive shares of the Class A common stock of the Company, par value $0.0001 per share (“
Class A Stock
,” and such shares of the Company following the closing of the Business Combination, and after the effectiveness of the Second Amended and Restated Certificate of Incorporation and the conversion of the Class F Stock in accordance with the Second Amended and Restated Certificate of Incorporation of the Company, the “
Post-Combination Company Stock
”). Following the closing of the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity and its subsidiaries, and the stockholders of Footprint as of immediately prior to the effective time of the First Merger (the “
Footprint Stockholders
”) are expected to hold approximately 69.0% of the Post-Combination Company Stock. You are being asked to vote on the Business Combination.
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be 161,776,650 shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share). Each share of Footprint Common Stock will be converted into the right to receive a number of newly issued shares of Class A Stock (“
Per Share Footprint Common Stock Consideration
”) equal to: (a) (i) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(ii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class B Preferred Stock minus
(iii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class C Preferred Stock minus
(iv) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes pursuant to the terms thereof divided by
(b) (i) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant

Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes),
plus
(ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time. Assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Common Stock Consideration is equal to approximately 6.39 shares of Class A Stock.
Each share of Footprint Class A Preferred Stock will be converted into the right to receive a number of newly issued shares of Class A Stock (the “
Per Share Footprint Class A Preferred Stock Consideration
”) equal to: (a) the Per Share Footprint Common Stock Consideration
multiplied by
(b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time and pursuant to the Footprint Certificate of Incorporation. Based on the current Class A Conversion Rate (as defined in the Footprint Certificate of Incorporation) and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class A Preferred Stock Consideration is equal to approximately 5,378.32 shares of Class A Stock.
Each share of Footprint Class B Preferred Stock will be converted into the right to receive a number of newly issued shares of Class A Stock (the “
Per Share Footprint Class B Preferred Stock Consideration
”) equal to: (a) $12,915.89 (such amount as may be adjusted pursuant to the Footprint Certificate of Incorporation)
divided by
(b) $8.50. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class B Preferred Stock Consideration is equal to approximately 1,277.74 shares of Class A Stock.
Each share of Footprint Class C Preferred Stock will be converted into the right to receive a number of newly issued shares of Class A Stock (the “
Per Share Footprint Class C Preferred Stock Consideration
,” and the Per Share Footprint Class A Preferred Stock Consideration, Per Share Footprint Class B Preferred Stock Consideration and/or Per Share Footprint Class C Preferred Stock Consideration, as applicable, the “
Per Share Footprint Preferred Stock Consideration
”) equal to: (a) the Class C Liquidation Preference (as defined in the Footprint Certificate of Incorporation) as of the closing date of the Business Combination, divided by (b) $9.09. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class C Preferred Stock Consideration is equal to approximately 2,750.28 shares of Class A Stock.
In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of a portion of up to 17,584,125 shares of Class A Stock allocable to the Footprint Securityholders from the Post-Combination Company (“
Earn Out Shares
”) upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination.
In order to facilitate the Business Combination, on December 13, 2021, the Company and each holder of Class F common stock of the Company, par value $0.0001 per share (such stock, “
Class
 F Stock
” and, together with the Class A Stock, the “
Common Stock
” and such holders of Class F Stock, including our Sponsor, Gores Sponsor VIII LLC (the “
Sponsor
”), the “
Class
 F Holders
”) entered into a waiver and share surrender agreement (the “
Waiver and Share Surrender Agreement
”), pursuant to which (a) the Class F Holders agreed to waive certain of the anti-dilution rights in respect of their Class F Stock and (b) Sponsor agreed to irrevocably surrender 1,501,650 shares of Class F Stock, out of a total of 8,625,000 shares issued to it prior to the Company IPO (such remaining 7,123,350 shares, the “
Founder Shares
”) in each case, in connection with, and subject to, the closing of the Business Combination.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “
Subscription Agreement
” and collectively, the “
Subscription Agreements
”) with certain investors, including certain individuals (each, an “
Individual Investor Subscription Agreement
”), institutional investors (each, an “
Institutional Investor

Subscription Agreement
”), Koch Preference Subscriber (the “
KSP Subscription Agreement
”) and Gores Sponsor VIII LLC (the “
Sponsor Subscription Agreement
”), pursuant to which the investors, including our Sponsor, have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share (the “
PIPE Investment
”).
In connection with the closing of the Business Combination, upon the effectiveness of the Second Amended and Restated Certificate of Incorporation, the Founder Shares held by our Sponsor and certain other stockholders will be converted into shares of Post-Combination Company Stock on a one-for-one
basis.
At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal (the “
Business Combination Proposal
” or “
Proposal No.
 1
”) to approve the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as
Annex A
, and the transactions contemplated thereby, including the Business Combination. In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination (the “
Nasdaq Proposal
” or “
Proposal No.
 2
”); (ii) a proposal to adopt the Second Amended and Restated Certificate of Incorporation of the Company (the “
Second Amended and Restated Certificate of Incorporation
”) in the form attached hereto as
Annex B
(the “
Charter Proposal
” or “
Proposal No.
 3
”); (iii) a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding
advisory basis (the “
Governance Proposals
” or “
Proposal No.
 4
”); (iv) a proposal to approve the 2022 Omnibus Incentive Plan (the “
Incentive Plan
”), including the authorization of the initial share reserve under the Incentive Plan (the “
Incentive Plan Proposal
” or “
Proposal No.
 5
”); (v) a proposal to approve the Founder Performance Incentive and Parent Earn Out Plan (the “
Performance Plan
”), including the authorization of the initial share reserve under the Performance Plan (the “
Performance Plan Proposal
” or “
Proposal No.
 6
”), (vi) a proposal to elect four directors to serve on our Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (the “
Director Election Proposal
” or “
Proposal No.
 7”) and (vii) a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the Incentive Plan and the Performance Plan are approved (the “
Adjournment Proposal
” or “
Proposal No.
 8
”).
Each of these proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully.
Our Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. We intend to apply to continue the listing of our Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination. Additionally, in connection with the closing of the Business Combination, the name of the Company will be changed to Footprint International, Inc.
Pursuant to the Amended and Restated Certificate of Incorporation of the Company, dated February 24, 2021 (the “
Current Company Certificate
”), we are providing our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Stock then held by them for cash equal to the quotient obtained by dividing (i) the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our trust account (the “
Trust Account
”) that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes), by (ii) the total number of then-outstanding Public Shares. The per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $12,075,000 that we will pay to the underwriters of the Company IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $345,030,739 as of December 31, 2021, the estimated per share redemption price would have been $10.00.
Public Stockholders may elect to redeem their shares even if they vote for the Business Combination
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A Stock included in the Public Units sold in the Company IPO. We refer to this as the “
15% threshold
.” We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account.
The Merger Agreement provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Footprint and may be waived by Footprint. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Footprint may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of Class A Stock. Our Sponsor and current independent directors (collectively, our “
Initial Stockholders
”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. Our Initial Stockholders, directors and officers have agreed to vote any shares of our Common Stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus.
Whether or not you plan to attend the Special Meeting via the virtual meeting website, we urge all our stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Footprint, carefully and in their entirety. In particular, we urge you to read carefully the section titled “
Risk Factors
” beginning on page
70 of this proxy statement/prospectus.
After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “
FOR
” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “
FOR
” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section titled “
The Business Combination — Interests of Certain Persons in the Business Combination — Interests of the Company Initial Stockholders and the Company
’
s Other Current Officers and Directors
” for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Incentive Plan Proposal and the Performance Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
Your vote is very important
. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved at the Special Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal, other than the Governance Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Performance Plan Proposal or any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “
FOR
” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S ATOP (AUTOMATED

TENDER OFFER PROGRAM) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our Board, I would like to thank you for your support of Gores Holdings VIII, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,

Alec Gores
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [●], 2022, and is expected to be first mailed or otherwise delivered to Company stockholders on or about [●], 2022.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company or Footprint. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the Company or Footprint since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF SPECIAL MEETING OF GORES HOLDINGS VIII, INC.
IN LIEU OF 2022 ANNUAL GENERAL MEETING OF GORES HOLDINGS VIII, INC.
TO BE HELD [
●
], 2022
To the Stockholders of Gores Holdings VIII, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting (the “
Special Meeting
”) in lieu of the 2022 annual meeting of the stockholders of Gores Holdings VIII, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.
Business Combination Proposal
— To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 13, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among the Company, Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Footprint International Holdco, Inc., a Delaware corporation (“
Footprint
”), a copy of which is attached to this proxy statement/prospectus as
Annex A
, and approve the transactions contemplated thereby, including, among other things, (i) the merger of First Merger Sub with and into Footprint, with Footprint continuing as the surviving corporation (the “
First Merger
”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Footprint with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
,” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”) (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “
Class
 A Stock
”) and Class F common stock, par value $0.0001 per share, of the Company (the “
Class
 F Stock
” and, together with the Class A Stock, the “
Common Stock
”) in connection with the Business Combination (as defined below) (Proposal No. 2);

3.
Charter Proposal
—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as
Annex B
(Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with the U.S. Securities and Exchange Commission (“
SEC
”) requirements (Proposal No. 4);

5.
Incentive Plan Proposal
—To consider and vote upon a proposal to approve the 2022 Omnibus Incentive Plan (the “
Incentive Plan
”), including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.
Performance Plan Proposal
– To consider and vote upon a proposal to approve the Founder Performance Incentive and Parent Earn Out Plan (the “
Performance Plan
”), including the authorization of the initial share reserve under the Performance Plan (Proposal No. 6);

7.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved (Proposal No. 8).
The above matters are more fully described in this proxy statement/prospectus, which also includes, as
Annex A
, a copy of the Merger Agreement.
We urge you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company and Footprint.
The record date for the Special Meeting is [●], 2022. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Gores Sponsor VIII LLC, a Delaware limited liability company (our “
Sponsor
”), and Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, the Company’s independent directors (collectively, together with our Sponsor, our “
Initial Stockholders
”), officers and other current directors have agreed to vote any of the shares of Class F Stock that are currently owned by our Initial Stockholders (the “
Founder Shares
”
)
and any Public Shares purchased during or after our initial public offering (the “
Company IPO
”) in favor of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares.
Pursuant to the Amended and Restated Certificate of Incorporation of the Company, dated February 24, 2021 (the “
Current Company Certificate
”), we will provide our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our trust account (the “
Trust Account
”) that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes). The
per-share
amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $12,075,000 that we will pay to the underwriters of the Company IPO or other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $345,030,739 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00.
Public Stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Common Stock included in the Public Units sold in the Company IPO. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, we have no additional specified maximum redemption thresholds under our Current Company Certificate. The Merger Agreement provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Footprint and may be waived by Footprint. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Footprint may elect not to consummate the Business Combination. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination.

Our Initial Stockholders, current officers and current directors have agreed to waive their redemption rights with respect to their shares of our Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal, other than the Governance Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Performance Plan Proposal or any other proposal set forth in this proxy statement/prospectus.
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of each of the Incentive Plan Proposal and the Performance Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
Our Board unanimously recommends
that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Alec Gores
Chairman of the Board of Directors
Boulder, Colorado
[●], 2022

i

ii

FREQUENTLY USED TERMS
In this proxy statement/prospectus:
“
Additional Dilution Sources
” means specified sources of potential dilution, including Earn Out Shares, Public Warrants, Private Placement Warrants, the Incentive Plan and the Performance Plan, which are described in the risk factor titled “—
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class
 A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company
” beginning on page 101.
“
Adjusted Aggregate Footprint Stock Consideration
” means a number of shares of Class A Stock equal to (a) 161,776,650 shares of Class A Stock, minus (b) the number of shares of Class A Stock issuable to the holders of Footprint Class B Preferred Stock, minus (c) the number of shares of Class A Stock issuable to the holders of Footprint Class C Preferred Stock, minus (d) the number of shares of Class A Stock issuable to the holders of Footprint Convertible Promissory Notes.
“
Aggregate Earn Out Shares Amount
” means the product of (a) 17,584,125 multiplied by (b) (i) one minus (ii) the result of (A) the number of shares of Class A Stock redeemed divided by (B) (I) the number of shares of Class A Stock outstanding as of immediately following the Effective Time, plus (II) the number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to the Merger Agreement after the Effective Time, plus (III) the number of shares of Class A Stock redeemed.
“
Amended and Restated Bylaws
” means the proposed Amended and Restated Bylaws of the Post-Combination Company, a form of which is attached hereto as
Annex C
, which will become the Post-Combination Company’s bylaws assuming the consummation of the Business Combination.
“
Antitrust Division
” means the Antitrust Division of the U.S. Department of Justice.
“
Board
” means the board of directors of the Company, prior to the Business Combination.
“
Business Combination
” means the transactions contemplated by the Merger Agreement, including among other things the Mergers, and the other transactions contemplated by the other transaction documents contemplated by the Merger Agreement.
“
Class
 A Stock
” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Class
 F Stock
” means the shares of Class F common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Common Stock
” means the Class A Stock and the Class F Stock.
“
Company
” means Gores Holdings VIII, Inc., prior to the Business Combination.
“
Company IPO
” means the Company’s initial public offering, consummated on March 1, 2021, through the sale of 34,500,000 Public Units (including 4,500,000 Public Units sold pursuant to the underwriters’ full exercise of their over-allotment option) at $10.00 per Public Unit.
“
Company Warrants
” means, collectively, the Private Placement Warrants and the Public Warrants.
“
Consenting Footprint Stockholders
” means those Footprint Stockholders, as applicable, who delivered a written consent adopting the Merger Agreement in connection with the execution of the Merger Agreement.
“
Court of Chancery
” means the Court of Chancery in the State of Delaware.

“
Current Company Certificate
” means the Amended and Restated Certificate of Incorporation of the Company, dated February 24, 2021.
“
Deferred Discount
” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.
“
Deloitte
” means Deloitte & Touche LLP, an independent registered accounting firm.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
Discounted Earn Out Option Amount
” means the value, as measured at the closing of the First Merger, of the Earn Out Shares that would have been payable in respect of each share of Footprint Common Stock issuable upon exercise of all Footprint Stock Options outstanding as of immediately prior to the closing of the First Merger, had each such share of Footprint Common Stock issuable upon the exercise of all Footprint Stock Options been entitled to receive its applicable Earn Out Pro Rata Share (as defined in the Merger Agreement) of the Earn Out Shares, taking into account, among other factors, the likelihood such amounts will be paid and the time value thereof. The Discounted Earn Out Option Amount will be determined prior to the closing of the First Merger by Footprint’s board of directors in accordance with the procedures set forth in the Merger Agreement.
“
Earn Out Period
” means the period beginning on the 180th day following the closing date of the Business Combination and ending on the fifth anniversary of such date.
“
Earn Out Shares
” means shares of Class A Stock to be issued to the Footprint Securityholders as of immediately prior to the Effective Time in accordance with their respective pro rata share and equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Class A Stock occurring at or after the Closing, upon the occurrence of a Triggering Event.
“
Effective Time
” means the effective time of the First Merger.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“
FINRA
” means the Financial Industry Regulatory Authority.
“
First Merger
” means the merger of First Merger Sub with and into Footprint, with Footprint continuing as the Surviving Corporation.
“
First Merger Sub
” means Frontier Merger Sub, Inc., a Delaware corporation and wholly-owned, direct subsidiary of Second Merger Sub.
“
Footprint
” means Footprint International Holdco, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.
“
Footprint Board
” means the board of directors of Footprint, prior to the Business Combination.
“
Footprint Certificate of Incorporation
” means the Third Amended and Restated Certificate of Incorporation of Footprint, filed with the Secretary of State of the State of Delaware on the date of the Merger Agreement.
“
Footprint Class
 A Preferred Stock
” means Footprint’s Class A
Non-Participating
Preferred Stock, par value $0.001 per share.
“
Footprint Class
 B Preferred Stock
” means Footprint’s Class B
Non-Participating
Preferred Stock, par value $0.001 per share.

“
Footprint Class
 C Preferred Stock
” means Footprint’s Class C
Non-Participating
Preferred Stock, par value $0.001 per share.
“
Footprint Class
 C Financing
” means the transactions contemplated by that certain stock purchase agreement pursuant to which Footprint sold 6,000 shares of Footprint Class C Preferred Stock at a purchase price of $25,000 per share for an aggregate purchase price of $150,000,000 to KSP Footprint Investments, LLC, a Delaware limited liability company (“
Koch Preference Subscriber
”).
“
Footprint Closing Certificate
” means that certain closing certificate delivered by Footprint to the Company no sooner than five nor later than two business days prior to the Business Combination, in accordance with the Merger Agreement.
“
Footprint Common Stock
” means Footprint’s common stock, par value $0.000001 per share.
“
Footprint Common Stockholders
” means stockholders of Footprint that hold Footprint Common Stock, solely in their capacity as such.
“
Footprint Convertible Promissory Notes
” means any convertible promissory note that entitles the holder thereof to convert outstanding amounts thereunder into shares of Footprint Stock.
“
Footprint Preferred Stock
” means, collectively, the Footprint Class A Preferred Stock, Footprint Class B Preferred Stock and Footprint Class C Preferred Stock.
“
Footprint Preferred Stockholders
” means stockholders of Footprint that hold Footprint Preferred Stock.
“
Footprint Security
” means any share of Footprint Common Stock, share of Footprint Class A Preferred Stock or Footprint Warrant.
“
Footprint Securityholder
” means the holder of any Footprint Security.
“
Footprint Stock
” means, collectively, the Footprint Common Stock and the Footprint Preferred Stock.
“
Footprint Stock Adjusted Fully Diluted Shares
” means the sum of (without duplication) (a) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes), plus (b) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time.
“
Footprint Stock Options
” means the options to purchase Footprint Common Stock granted pursuant to the Footprint Stock Plan.
“
Footprint Stock Plan
” means Footprint’s 2019 Stock Option Plan, as amended.
“
Footprint Stockholders
” means, collectively, the Footprint Common Stockholders and the Footprint Preferred Stockholders.
“
Footprint Warrants
” means any warrant to purchase shares of Footprint Stock.
“
Founder Shares
” means the 7,123,350 shares of Class F Stock that are currently owned by the Initial Stockholders.
“
FTC
” means the U.S. Federal Trade Commission.

“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
Incentive Plan
” means the 2022 Omnibus Incentive Plan, a copy of which is attached hereto as
Annex D
.
“
initial business combination
” or “
Initial Business Combination
” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses.
“
Initial Stockholders
” means, collectively, Mr. Randall Bort, Mr. Jeffrey Rea and Mr. William Patton, the Company’s independent directors, and Sponsor.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IPO Closing Date
” means March 1, 2021.
“
IRS
” means the U.S. Internal Revenue Service.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
K&E
” means Kirkland & Ellis LLP, counsel to Footprint.
“
KPMG
” means KPMG LLP, an independent registered public accounting firm.
“
Merger Agreement
” means that certain Agreement and Plan of Merger, dated as of December 13, 2021 (as it may be amended from time to time), by and among the Company, First Merger Sub, Second Merger Sub and Footprint, which is attached hereto as
Annex A
.
“
Mergers
” means, collectively, the First Merger and the Second Merger.
“
Moelis
” means Moelis & Company LLC.
“
Nasdaq
” means the National Association of Securities Dealers Automated Quotations Capital Market.
“
Per Share Footprint Class
 A Preferred Stock Consideration
” means, with respect to each share of Footprint Class A Preferred Stock, a number of shares of Class A Stock equal to the product of (a) the Per Share Footprint Common Stock Consideration multiplied by (b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time.
“
Per Share Footprint Class
 B Preferred Stock Consideration
” means, with respect to each share of Footprint Class B Preferred Stock, such number of shares of Class A Stock as set forth on the Footprint Closing Certificate and as calculated pursuant to the Footprint Certificate of Incorporation.
“
Per Share Footprint Class
 C Preferred Stock Consideration
” means, with respect to each share of Footprint Class C Preferred Stock, such number of shares of Class A Stock as set forth on the Footprint Closing Certificate and as calculated pursuant to the Footprint Certificate of Incorporation.
“
Per Share Footprint Common Stock Consideration
” means, with respect to each share of Footprint Common Stock, a number of shares of Class A Stock equal to the result of (a) the Adjusted Aggregate Footprint Stock Consideration divided by (b) the number of Footprint Stock Adjusted Fully Diluted Shares.
“
Per Share Footprint Preferred Stock Consideration
” means the Per Share Footprint Class A Preferred Stock Consideration, the Per Share Footprint Class B Preferred Stock Consideration and/or the Per Share Footprint Class C Preferred Stock Consideration, as applicable.

“
Performance Plan
” means the Founder Performance Incentive and Parent Earn Out Plan pursuant to which the Post-Combination Company will issue restricted stock unit awards in respect of Class A Stock that may vest during the Earn Out Period.
“
PIPE Investment
”
means the purchase of Subscription Shares pursuant to the Subscription Agreements.
“
Post-Combination Company
” means the Company following the Business Combination.
“
Post-Combination Company Board
” means the board of directors of the Company following the Business Combination.
“
Post-Combination Company Stock
” means the Class A Stock following the closing of the Business Combination and after the effectiveness of the Second Amended and Restated Certificate of Incorporation, including such shares following the conversion of the Class F Stock in accordance with the Second Amended and Restated Certificate of Incorporation.
“
Preferred Stock
” means the preferred stock, par value of $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Preferred Stock Designation
” means any resolution or resolutions adopted by the Post-Combination Company Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation.
“
Private Placement Warrants
” means the warrants held by Sponsor that were issued to Sponsor on the IPO Closing Date, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.
“
Public Shares
” means the shares of Class A Stock included in the Public Units issued in the Company IPO.
“
Public Stockholders
” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.
“
Public Unit
” means one share of Class A Stock and
one-eighth
of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the Company IPO.
“
Public Warrants
” means the warrants included in the Public Units issued in the Company IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.
“
Registration Rights Agreement
” means that certain Amended & Restated Registration Rights Agreement to be entered into at the closing of the Business Combination, by and among the Company and the Registration Rights Holders, and in substantially the form attached hereto as
Annex F
.
“
Registration Rights Holders
” means the Company, the Initial Stockholders and certain Footprint Stockholders, including certain affiliates of Footprint.
“
Regulatory Withdrawals
” means funds released to the Company from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months.

“
Related Agreements
” means, collectively, the Registration Rights Agreement, the Waiver and Share Surrender Agreement, the Footprint Warrant Exercise and Cancellation Agreements and the Subscription Agreements.
“
Rollover Options
” means the options to acquire Class A Stock resulting from the automatic conversion at the Effective Time of Footprint Stock Options.
“
Rule 144
” means Rule 144 of the Securities Act.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Second Amended and Restated Certificate of Incorporation
” means the proposed Second Amended and Restated Certificate of Incorporation of the Post-Combination Company, a form of which is attached hereto as
Annex B
, which will become the Post-Combination Company’s certificate of incorporation upon the approval of the Amendment Proposal, assuming the consummation of the Business Combination.
“
Second Effective Time
” means the effective time of the Second Merger.
“
Second Merger
” means the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
“
Second Merger Sub
” means Frontier Merger Sub II, LLC, a Delaware limited liability company and wholly-owned, direct subsidiary of the Company.
“
Section
 203
” means Section 203 of the DGCL.
“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Securityholder Allocable Amount
” means an aggregate number of shares equal to the product of (a) the Securityholder Pro Rata Share multiplied by (b) the Aggregate Earn Out Shares Amount.
“
Securityholder Earn Out Tranche Amount
” means an aggregate number of shares equal to the result of (a) the Securityholder Allocable Amount divided by (b) seven.
“
Securityholder Pro Rata Share
” means a ratio with a (a) numerator equal to the sum of (i) the aggregate number of shares of Footprint Common Stock issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement) plus (ii) the aggregate number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Footprint Class A Preferred Stock issued and outstanding as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock), and (b) denominator equal to the aggregate number of (i) shares of Footprint Common Stock outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement) held by all Footprint Securityholders as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise of all Footprint Stock Options (vested or unvested) outstanding immediately prior to the Effective Time, plus (iii) the total number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of

Footprint Class A Preferred Stock held by all Footprint Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock).
“
Special Meeting
” means the special meeting of the Company in lieu of the 2022 annual meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus.
“
Sponsor
” means Gores Sponsor VIII LLC, a Delaware limited liability company and an affiliate of The Gores Group.
“
Sponsor Subscription Agreement
” means the subscription agreement, dated December 13, 2021, by and between the Company and Sponsor, pursuant to which Sponsor agreed to purchase 9,500,000 shares of Class A Stock, at a price per share of $10.00 for an aggregate purchase price of $95,000,000.
“
Subject Securities
” means Footprint Stock and any security convertible or exchangeable into Footprint Stock.
“
Subscribers
” means those certain investors who entered into the Subscription Agreements.
“
Subscription Agreements
” means the agreements that the Company and Subscribers entered into for a private placement of an aggregate of 31,055,000 shares of Class A Stock, at a purchase price of $10.00 per share for an aggregate amount of $310,550,000, to be consummated prior to or substantially concurrently with the consummation of the Business Combination, and in substantially the form attached hereto as
Annex G
.
“
Subscription Shares
” means the 31,055,000 shares of Class A Stock to be issued pursuant to the Subscription Agreements.
“
Surviving Corporation
” means Footprint, in its capacity as the surviving corporation of the First Merger.
“
Surviving Entity
” means Second Merger Sub, in its capacity as the surviving entity of the Second Merger.
“
The Gores Group
” means The Gores Group LLC, an affiliate of Sponsor.
“
Trust Account
” means the trust account of the Company that holds the proceeds from the Company IPO.
“
Trustee
” or “
Transfer Agent
,” as applicable, means Computershare Trust Company, N.A., a Delaware corporation.
“
U.S. Tax Code
” means the U.S. Internal Revenue Code of 1986, as amended.
“
Waiver and Share Surrender Agreement
” means that certain Waiver and Share Surrender Agreement, dated December 13, 2021, by and between the Company, Sponsor and the other parties thereto, which is attached hereto as
Annex H
.
“
Warrant Agreement
” means that certain Warrant Agreement, by and between the Company and Computershare Inc., as warrant agent, dated as of March 1, 2021, which is attached hereto as
Annex I
.
“
Weil
” means Weil, Gotshal & Manges LLP, counsel to the Company.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The Company, Footprint and Footprint’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable
®
,
™
and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.
QUESTIONS AND ANSWERS ABOUT THE COMPANY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:
Our stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, (i) the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. You are being asked to vote on the Business Combination. Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be stock consideration valued at approximately $[●]. A copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex A
.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our stockholders are being asked to approve the following proposals:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.	Performance Plan Proposal —To consider and vote upon a proposal to approve the Performance Plan, including the authorization of the initial share reserve under the Performance Plan (Proposal No. 6);

7.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved (Proposal No. 8).

Q:	Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal, other than the Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, or the Performance Plan Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 1, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Why is the Company proposing the Business Combination?

A:
We are a blank check company incorporated as a Delaware corporation on September 14, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “
initial business combination
”)
.
Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) are not, under the Current Company Certificate, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

We have identified several criteria and guidelines we believe are important for evaluating acquisition opportunities. We use these criteria and guidelines in evaluating acquisition opportunities, but we can decide to enter into an initial business combination with a target business that does not meet these criteria and guidelines. We are seeking to acquire companies that we believe: (a) can utilize the extensive networks we have built in the consumer products and services industries; (b) have a defensible core business, sustainable revenues and established customer relationships; (c) are undergoing change in capital structure, strategy, operations or growth; (d) can benefit from our operational and strategic approach; (e) offer a unique value proposition with transformational potential that can be substantiated during our detailed due diligence process; and (f) have reached a transition point in their lifecycle presenting an opportunity for transformation. Based on our due diligence investigations of Footprint and the industry in which it operates, including the financial and other information provided by Footprint in the course of negotiations, we believe that Footprint meets the criteria and guidelines listed above. Please see the section titled “
The Business Combination—Recommendation of Our Board of Directors and Reasons for the Business Combination
” for additional information.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Company Certificate, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination. The approval of the Business Combination is required under the Current Company Certificate. In addition, such approval is also a condition to the closing of the Business Combination under the Merger Agreement.

Q:	What revenues and profits/losses has Footprint generated in the last two fiscal years?

A:
Footprint generated revenues of approximately $55.0 million and $28.8 million for the years ended December 31, 2021 and 2020, respectively. Footprint incurred a net loss of approximately $(196.8) million and $(59.1) million for the years ended December 31, 2021 and 2020, respectively.

Q:	What will happen in the Business Combination?

A:
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire Footprint in a series of transactions we collectively refer to as the “Business Combination.” At the closing of the Business Combination contemplated by the Merger Agreement, among other things, First Merger Sub will merge with and into Footprint, with Footprint continuing as the Surviving Corporation, and the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. As a result of the Mergers, immediately following the closing of the Business Combination, the Post-Combination Company will own 100% of the outstanding equity interests of Footprint, and each share of Footprint Common Stock will be cancelled and converted into the right to receive the Per Share Footprint Common Stock Consideration and each share of Footprint Preferred Stock will be cancelled and converted into the right to receive the applicable Per Share Footprint Preferred Stock Consideration. Please see section titled “
Summary
—The Business Combination
” for more information. For information regarding the sources and uses of proceeds generated by, and to be used in, the Business Combination, please see section titled “
The Business Combination
—Sources and Uses for the Business Combination.”

Q:	What will Footprint Stockholders receive in the Business Combination?

A:
Subject to the terms of the Merger Agreement, the aggregate merger consideration payable to all Footprint Stockholders and holders of Footprint Stock Options or Footprint Warrants at the closing of the Business Combination is expected to be a number of shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share) equal to (a) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(b) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes. See “
—What will holders of Footprint Convertible Promissory Notes receive in the Business Combination
?”

Each share of Footprint Common Stock will be converted into the right to receive the Per Share Footprint Common Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) (i) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(ii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class B Preferred Stock minus
(iii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class C Preferred Stock minus
(iv) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes pursuant to the terms thereof divided by
(b) (i) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes),
plus
(ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time. Assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Common Stock Consideration is equal to approximately 6.39 shares of Class A Stock.
Each share of Footprint Class A Preferred Stock will be converted into the right to receive the Per Share Footprint Class A Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Per Share Footprint Common Stock Consideration
multiplied by
(b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time and pursuant to the Footprint Certificate of Incorporation. Based on the current Class A Conversion Rate (as defined in the Footprint Certificate of Incorporation) and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class A Preferred Stock Consideration is equal to approximately 5,378.32 shares of Class A Stock.
Each share of Footprint Class B Preferred Stock will be converted into the right to receive the Per Share Footprint Class B Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) $12,915.89 (such amount as may be adjusted pursuant to the Footprint Certificate of Incorporation)
divided by
(b) $8.50. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class B Preferred Stock Consideration is equal to approximately 1,277.74 shares of Class A Stock.
Each share of Footprint Class C Preferred Stock will be converted into the right to receive the Per Share Footprint Class C Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Class C Liquidation Preference (as defined in the Footprint Certificate of Incorporation) as of the closing date of the Business Combination, divided by
(b) $9.09. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class C Preferred Stock Consideration is equal to approximately 2,750.28 shares of Class A Stock.

In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of a portion of up to 17,584,125 shares of Class A Stock allocable to the Footprint Securityholders from the Post-Combination Company as Earn Out Shares upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination. Such portion of up to 17,584,125 shares of Class A Stock is calculated to reflect the number of shares of Footprint Common Stock, held by Footprint Securityholders or into which shares of Footprint Class A Preferred Stock or Footprint Warrants held by Footprint Securityholders are convertible or exercisable, as a portion of the number of outstanding shares of Footprint on a fully-diluted basis, in each case, as of immediately prior to the Effective Time.
Specifically, the number of Earn Out Shares collectively issuable to all Footprint Securityholders is equal to the Securityholder Allocable Amount, calculated as: (a) the Securityholder Pro Rata Share, equal to a ratio with a (i) numerator equal to the sum of (A) the aggregate number of shares of Footprint Common Stock issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement)
plus
(B) the aggregate number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Footprint Class A Preferred Stock issued and outstanding as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock), and (ii) denominator equal to the aggregate number of (A) shares of Footprint Common Stock outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement) held by all Footprint Securityholders as of immediately prior to the Effective Time, plus
(B) the aggregate number of shares of Footprint Common Stock issuable upon exercise of all Footprint Stock Options (vested or unvested) outstanding immediately prior to the Effective Time, plus
(C) the total number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Footprint Class A Preferred Stock held by all Footprint Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock);
multiplied by
(b) the Aggregate Earn Out Shares Amount, equal to: (i) 17,584,125 multiplied by
(ii) (A) one
minus
(B) (I) the number of shares of Class A Stock redeemed in connection with the Business Combination divided by
(II) (1) the number of shares of Class A Stock outstanding as of immediately following the Effective Time plus
(2) the number of shares subject to Footprint Stock Options that have been rolled into options of the Post-Combination Company plus
(3) the number of shares of Class A Stock redeemed in connection with the Business Combination.
For example, assuming the capitalization of Footprint as of March 31, 2022, the Securityholder Pro Rata Share is equal to 16,397,410 divided by
17,442,359, or 0.94. Assuming no redemptions, the Aggregate Earn Out Shares Amount is equal to 17,584,125 multiplied by
1, or 17,584,125. As a result, the number of Earn Out Shares issuable would be 0.94 multiplied by
17,584,125, or 16,530,683 shares of Class A Stock. Footprint’s founders, Troy Swope and Yoke Chung, are expected to be entitled to receive approximately 6.58% and 7.00%, respectively, of the Earn Out Shares.
The Earn Out Shares will be issuable in seven equal tranches if the daily volume weighted average price (based on such trading day) of one share of Class A Stock, for a period of at least 20 days out of 30 consecutive trading days, as may be adjusted (the “
Common Share Price
”), exceeds $13.00, $15.50, $18.00, $20.50, $23.00, $25.50 or $28.00 (each, an “
Earn Out Triggering Event
”) during the five year period following the expiration of 180 days following the closing of the Business Combination (the “
Earn Out Period
”).

Q:	What will holders of Footprint Stock Options receive in the Business Combination?

A:
Each Footprint Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option, subject to the same terms and conditions as were applicable to the corresponding Footprint Stock Option prior to the closing of the Business Combination (including applicable vesting conditions), to purchase a number of shares of Class A Stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Footprint Common Stock subject to the Footprint Stock Option immediately prior to the Closing of the Business Combination multiplied by (b) the Per Share Footprint Common Stock Consideration, at a per share exercise price equal to (i) the per share exercise price of the Footprint Stock Option immediately prior to the closing of the Business Combination divided by (ii) the Per Share Footprint Common Stock Consideration (rounded up to the nearest whole cent). In the aggregate, the holders of Footprint Stock Options will receive Rollover Options representing the right to purchase 6,679,108 shares of Class A Stock.

Q:	What will holders of Footprint Convertible Promissory Notes receive in the Business Combination?

A:
Subject to the terms of the Merger Agreement, immediately prior to the Effective Time, each Footprint Convertible Promissory Note will be converted into shares of Footprint Common Stock in accordance with their terms. Each share of Footprint Common Stock will then be converted into the right to receive the Per Share Footprint Common Stock Consideration. The Footprint Convertible Promissory Notes were issued to certain investors for an aggregate principal amount of $171.0 million in June and July of 2021, and an additional $7.3 million of convertible notes were issued to a third-party lessor in December 2021 on substantially the same terms as the Convertible Promissory Notes issued by Footprint in June and July of 2021. The Footprint Convertible Promissory Notes are subordinated obligations of Footprint, and interest is payable annually at an initial rate of 8.0% per annum. The Footprint Convertible Promissory Notes are convertible into shares of Footprint Common Stock automatically upon the occurrence of certain specified events, including the closing of the Business Combination. In the aggregate, the holders of Footprint Convertible Promissory Notes will receive 27,569,334 shares of Class A Stock, assuming the Business Combination closes on June 30, 2022.

Q:	What equity stake will the Public Stockholders and the Footprint Equity Holders hold in the Company after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn Out Shares, the exercise of Company Warrants or any issuance pursuant to the Incentive Plan or Performance Plan, Public Stockholders, our Initial Stockholders and Footprint Equity Holders will hold Post-Combination Company Stock as follows:

Holders	No Redemption Scenario (1)	% of Total (8)	Illustrative Redemption Scenario (2)	% of Total (8)	Contractual Maximum Redemption Scenario (3)	% of Total (8)	Charter Redemption Limitation Scenario (4)	% of Total (8)
Public Stockholders	34,500,000	14.7%	21,722,102	9.8%	8,944,204	4.3%	499,956	0.2%
Initial Stockholders (including Sponsor) (5)	16,623,350	7.1%	16,623,350	7.5%	16,623,350	8.0%	16,623,350	8.3%
Subscribers (Aggregate; excluding Sponsor) (6)	21,555,000	9.2%	21,555,000	9.7%	21,555,000	10.3%	21,555,000	10.8%
Footprint Equity Holders (7)	161,776,650	69.0%	161,776,650	73.0%	161,776,650	77.4%	161,776,650	80.7%

Total Shares Outstanding Excluding Earn out Shares and Warrants	234,455,000	100%	221,677,102	100%	208,899,204	100%	200,454,956	100%
Total Equity Value Post-Redemptions and PIPE Investment ($ in millions)	$2,345		$2,217		$2,089		$2,005
Per Share Value	$10.00		$10.00		$10.00		$10.00

(1)	This scenario assumes that no Class Stock is redeemed from our Public Stockholders.

(2)	This scenario assumes that approximately 12,777,898 shares of Class A Stock are redeemed from our Public Stockholders.
(3)
This scenario assumes that approximately 25,555,796 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(4)
This scenario assumes that approximately 34,000,044 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)	This row includes 9,500,000 shares of Class A Stock to be purchased by the Sponsor in the PIPE Investment pursuant to the Sponsor Subscription Agreement.
(6)
This row reflects the aggregate of 21,555,000 shares of Class A Stock to be purchased by the Subscribers, and excludes 9,500,000 shares of Class A Stock to be purchased by the Sponsor as part of the PIPE Investment pursuant to the Sponsor Subscription Agreement.

(7)
This row assumes (a) inclusion of the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Footprint Equity Awards
”) and (b) the exercise of all outstanding Footprint Warrants and the conversion of all outstanding Footprint Convertible Notes into Class A Stock in connection with the consummation of the Business Combination. This row excludes the Earn Out Shares identified in the row titled “Earn Out Shares to Footprint Securityholders” that may be issuable to Footprint Securityholders upon the realization of all of the benchmark share prices in the earn out.

(8)	Percentages may not sum due to rounding.
For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information.
”

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:
On December 13, 2021, the last trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.03, $9.88 and $1.30, respectively. On [●], 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Units, Public Shares and Public Warrants closed at $[●], $[●] and $[●], respectively.

Q:	Following the Business Combination, will Company’s securities continue to trade on a stock exchange?

A:
Yes. The Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. We intend to apply to continue the listing of the Post-Combination Company’s Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination. Additionally, in connection with the closing of the Business Combination, the name of the Company will be changed to Footprint International, Inc.

Q:	Will the Board of Directors of the Company change in the Business Combination?

A:
Upon the closing of the Business Combination, it is anticipated that the Post-Combination Company Board will be composed of [●] directors in Class I (expected to be [●], [●], [●] and [●]), [●] directors in Class II (expected to be [●], [●], and [●]) and [●] directors in Class III (expected to be [●], [●] and [●]). The term of the initial Class I Directors will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Director will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Director will expire at the third annual meeting of Post-Combination Company stockholders. At each succeeding annual meeting of Post Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Please see the section titled “
Management of the Post-Combination Company
” for additional information.

Q:	Who will be on the management team of the Post-Combination Company?

A:	It is expected that, following the closing of the Business Combination, the current senior management of Footprint will comprise the senior management of the Post-Combination Company.
Please see the section titled “
Management of the Post-Combination Company
” for additional information.

Q:	How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A:
As a result of the Business Combination and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 680% to approximately 234,455,000 shares of Post-Combination Company Stock (assuming that no shares of Class A Stock are redeemed). Additional shares of Post-Combination Company Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Post-Combination Company Stock upon exercise of the Public Warrants and Private Placement Warrants after the Business Combination. The issuance and sale of such shares in the public market could adversely impact the market price of our Post-Combination Company Stock even if our business is doing well.

Q:	What is the impact on relative stock ownership if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Company Warrants following the consummation of the Business Combination, but assuming that 100% or 34,500,000 shares of Class A Stock held by our Public Stockholders were redeemed, the 4,312,500 retained outstanding Public Warrants would have an aggregate value of $[●], based on the price per Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming
stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming
stockholders.
In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming
stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Company following the Business Combination (including the PIPE Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $2,345 million in the no redemption scenario, (b) $2,217 million in the illustrative redemption scenario, (c) $2,089 million in the contractual maximum redemption scenario and (d) $2,005 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 14 below, and (y) the effective underwriting fee incurred in connection with the Company IPO in each redemption scenario, as further described in Note 15 below.

Holders	No Redemption Scenario (1)	% of Total (16)	Illustrative Redemption Scenario (2)	% of Total (16)	Contractual Maximum Redemption Scenario (3)	% of Total (16)	Charter Redemption Limitation Scenario (4)	% of Total (16)
Public Stockholders	34,500,000	14.7%	21,722,102	9.8%	8,944,204	4.3%	499,956	0.2%
Initial Stockholders (including Sponsor) (5)	16,623,350	7.1%	16,623,350	7.5%	16,623,350	8.0%	16,623,350	8.3%
Subscribers (Aggregate; excluding Sponsor) (6)	21,555,000	9.2%	21,555,000	9.7%	21,555,000	10.3%	21,555,,000	10.8%
Footprint Equity Holders (7)	161,776,650	69.0%	161,776,650	73.0%	161,776,650	77.4%	161,776,650	80.7%

Total Shares Outstanding Excluding Earn out Shares and Warrants	234,455,000	100%	221,677,102	100%	208,899,204	100%	200,454,956	100%
Total Equity Value Post-Redemptions and PIPE Investment ($ in millions)	$2,345		$2,217		$2,089		$2,005
Per Share Value	$10.00		$10.00		$10.00		$10.00

Additional Dilution Sources	No Redemption Scenario (1)	% of Total (8)(16)	Illustrative Redemption Scenario (2)	% of Total (8) (16)	Contractual Maximum Redemption Scenario (3)	% of Total (8) (16)	Charter Redemption Limitation Scenario (4)	% of Total (8) (16)
Earn Out Shares to Footprint Securityholders (9)	16,530,683	6.6%	15,629,754	6.6%	14,728,824	6.6%	14,133,447	6.6%
Company Warrants Public Warrants (10)	4,312,500	1.8%	4,312,500	1.9%	4,312,500	2.0%	4,312,500	2.1%
Private Warrants (11)	2,966,666	1.2%	2,966,666	1.3%	2,966,666	1.4%	2,966,666	1.5%
Equity Incentive Plans Incentive Plan (12)	29,456,697	8.9%	28,178,907	8.8%	26,901,118	8.8%	26,056,693	8.8%
Performance Plan (13)	18,637,567	7.4%	17,621,812	7.4%	16,606,056	7.4%	15,934,797	7.4%
Total Additional Dilutive Sources (14)	65,225,005	21.8%	62,030,531	21.9%	58,836,056	22.0%	56,724,994	22.1%
Deferred Discount
Effective Deferred Discount (15)	12,075,000	3.5%	12,075,000	5.6%	12,075,000	13.5%	12,075,000	241.5%

(1)	This scenario assumes that no Class Stock is redeemed from our Public Stockholders.
(2)	This scenario assumes that approximately 12,777,898 shares of Class A Stock are redeemed from our Public Stockholders.
(3)
This scenario assumes that approximately 25,555,796 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(4)
This scenario assumes that approximately 34,000,044 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)	This row includes 9,500,000 shares of Class A Stock to be purchased by the Sponsor in the PIPE Investment pursuant to the Sponsor Subscription Agreement.
(6)
This row reflects the aggregate of 21,555,000 shares of Class A Stock to be purchased by the Subscribers, and excludes 9,500,000 shares of Class A Stock to be purchased by the Sponsor as part of the PIPE Investment pursuant to the Sponsor Subscription Agreement.

(7)
This row assumes (a) inclusion of the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Footprint Equity Awards
”) and (b) the exercise of all outstanding Footprint Warrants and the conversion of all outstanding Footprint Convertible Notes into Class A

Stock in connection with the consummation of the Business Combination. This row excludes the Earn Out Shares identified in the row titled “Earn Out Shares to Footprint Securityholders” that may be issuable to Footprint Securityholders upon the realization of all of the benchmark share prices in the earn out.
(8)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Performance Plan would be calculated as follows: (a) 17,621,812 shares issued pursuant to the Performance Plan (for more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
”); divided by (b) (i) 221,677,102 shares (the number of shares outstanding prior to any issuance pursuant to the Performance Plan) plus (ii) 17,621,812 shares issued pursuant to the Performance Plan.

(9)
This row assumes that all Earn Out Shares potentially issuable to Footprint Securityholders (upon the realization of all of the benchmark share prices in the earn out) are issued to Footprint Securityholders and assumes that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out. The Earn Out Shares in this row include only the Securityholder Allocable Amount (i.e., the Earn Out Shares issuable to Footprint Securityholders) and do not include the Plan Allocable Amount and the calculations of the Securityholder Allocable Amount and the Plan Allocable Amount are based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) the Earn Out Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the Earn Out Shares set forth in the applicable column.

(10)
This row assumes exercise of all Public Warrants to purchase 4,312,500 shares of Class A Stock. Percentages in this row represent (a) the 4,312,500 shares of Class A Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 4,312,500 shares of Class A Stock underlying the Public Warrants.

(11)
This row assumes exercise of all Private Placement Warrants to purchase 2,966,666 shares of Class A Stock. Percentages in this row represent (a) the 2,966,666 shares of Class A Stock underlying the Private Placement Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 2,966,666 shares of Class A Stock underlying the Private Placement Warrants.

(12)
This row (a) assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Incentive Plan, which equals 29,456,697 shares of Post-Combination Company Stock in the no redemption scenario, 28,178,907 shares of Post-Combination Company Stock in the illustrative redemption scenario, 26,901,118 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 26,056,693 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination and (b) is based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) (i) the foregoing share amounts, as applicable, minus (ii) 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options (such difference, the “
Incentive Plan Dilutive Amount
”) divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the applicable Incentive Plan Dilutive Amount.

(13)
This row assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Performance Plan, which equals 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario. For more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
.”

(14)
This row assumes the issuance of all shares of Post-Combination Company Stock in connection with each of the Additional Dilution Sources (other than 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options under the Incentive Plan which is not dilutive as such Rollover Options are accounted for in the row titled “Footprint Equity Holders”), as described further in Notes 8 through 13 above, which equals 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario.

(15)
Reflects the Deferred Discount of $12,075,000 incurred in connection with the Company IPO. The level of redemption impacts the effective Deferred Discount incurred in connection with the Company IPO. In the no redemption scenario, the effective Deferred Discount is based on $345,030,739 in the Trust Account. In the illustrative redemption scenario, the effective Deferred Discount is based on $217,240,374 in the Trust Account. In the contractual maximum redemption scenario, the effective Deferred Discount is based on $89,450,009 in the Trust Account. In the charter redemption limitation scenario, the effective Deferred Discount is based on $5,000,005 in the Trust Account.

(16)	Percentages may not sum due to rounding.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Post-Combination Company Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.
Based on the assumptions regarding the Cumulative Dilution Sources, including the Additional Dilution Sources, set forth under “
Risk Factors—Risks Related to the Company and the Business Combination—Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class
 A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company
,” we estimate that:

•
in the no redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 14.7% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 11.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the illustrative redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 9.8% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 7.5% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the contractual maximum redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 4.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources; and

•
in the charter redemption limitation scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The Company will use the $310,550,000 of aggregate gross proceeds from the PIPE Investment, plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing, together with the funds in the Trust Account, to fund the cash to be contributed to Footprint in the Business Combination, and to pay certain transaction expenses.

Pursuant to the PIPE Investment, the Subscribers have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share for aggregate gross proceeds of $310,550,000. As part of the PIPE Investment, our Sponsor agreed to purchase 9,500,000 shares of Class A Stock, at a price per share of $10.00 for an aggregate purchase price of $95,000,000 and the Koch Preference Subscriber agreed to purchase 250,000 shares of Class A Stock, at a price per share of $10.00 for an aggregate purchase price of $25,000,000. The PIPE Investment is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the closing of the Business Combination.

Set forth below is a summary of the Founder Shares that Initial Stockholders have purchased that will be converted into Class A Stock in connection with the Business Combination, or the shares of Class A Common Stock that our Sponsor has agreed to purchase in the PIPE Investment:

	Shares of Class A Stock (following the Business Combination)	Purchase Price	Aggregate Purchase Price
Founder Shares (1)(2)	7,123,350	$0.003	$25,000
Shares in PIPE Investment (2)	9,500,000	$10.00	$95,000,000

(1)
Our Sponsor purchased 8,625,000 Founder Shares (75,000 of which were subsequently assigned to the Company’s independent directors) for $25,000. However, in accordance with the Waiver and Share Surrender Agreement, the Sponsor has agreed to surrender 1,501,650 Founder Shares prior to the conversion of such shares of Founder Shares to shares of Common Stock in connection with the Business Combination, in connection with, and subject to, the closing of the Business Combination.

(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

In addition, pursuant to the Footprint Class C Financing, the Koch Preference Subscriber purchased 6,000 shares of Footprint Class C Preferred Stock at a purchase price of $25,000 per share for an aggregate purchase price of $150,000,000. Pursuant to the Footprint Certificate of Incorporation, each Footprint Class C Preferred Share will convert into a share of Class A Stock at $9.09 per share.

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?

A:
Unless waived by Footprint, the Merger Agreement provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000.

Q:	Why is the Company proposing the Nasdaq Proposal?

A:
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Business Combination, we expect to issue approximately 210,415,775 shares of Class A Stock in the Business Combination. Because we may issue 20% or more of our outstanding Common Stock when considering together the aggregate consideration to be issued in the Business Combination, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, please see the section titled “
Proposal No. 2—The Nasdaq Proposal.
”

Q:	Why is the Company proposing the Charter Proposal?

A:
The Second Amended and Restated Certificate of Incorporation that we are asking our stockholders to adopt in connection with the Business Combination (the “
Charter Proposal
” or “
Proposal No.
 3
”) provides for certain amendments to the Current Company Certificate to effect the Business Combination. Pursuant to Delaware law and the Merger Agreement, we are required to submit the Charter Proposal to our stockholders for adoption. For additional information please see the section titled “
Proposal No. 3—The Charter Proposal
.”

Q:	Why is the Company proposing the Governance Proposals?

A:
As required by applicable SEC guidance, we are requesting that our stockholders vote upon, on a non-binding
advisory basis, a proposal to approve certain governance provisions contained in the Second Amended and Restated Certificate of Incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, we are required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on us or our Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal). For additional information, please see the section titled “
Proposal No. 4—The Governance Proposals.
”

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:
The Incentive Plan will enable the Post-Combination Company to grant equity awards based on the terms of the Incentive Plan. The Company anticipates that the Post-Combination Company will use these equity awards as an incentive and retention tool as we shift the Footprint business to a public company and compete for talent and drive expansion. The Incentive Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section titled “
Proposal No. 5—The Incentive Plan Proposal
.”

Q:	Why is the Company proposing the Performance Plan Proposal?

A:
Pursuant to the Merger Agreement, holders of Footprint Stock Options and Footprint’s founders, Troy Swope and Yoke Chung, are entitled to receive shares of Company Stock in satisfaction of Restricted Stock Units granted under the Performance Plan should the Post-Combination Company meet certain performance metrics, as set forth in the Merger Agreement and, in the case of the Restricted Stock Units granted to Footprint’s founders, subject to additional time vesting. The Performance Plan will enable the Post-Combination Company to comply with the terms of the Merger Agreement. Awards under the Performance Plan will be provided through the grant of restricted stock units in accordance with the terms of the Merger Agreement and the Performance Plan and the Company anticipates that the Post-Combination Company will use these equity awards as an incentive and retention tool as it shifts the Footprint business to a public company. The Performance Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section titled “
Proposal No. 6—The Performance Plan Proposal
.”

Q:	Why is the Company proposing the Director Election Proposal?

A:	The Company believes it is in the best interests of stockholders to elect directors in 2022. For additional information, please see the section titled “ Proposal No. 7—The Director Election Proposal .”

Q:	Why is the Company proposing the Adjournment Proposal?

A:
We are proposing the Adjournment Proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Performance Plan Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved. For additional information, please see the section titled “
Proposal No. 8—The Adjournment Proposal
.”

Q:	What happens if I sell my shares of Class A Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special

Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Because our Initial Stockholders have agreed to vote the shares of Common Stock they own in favor of the Business Combination Proposal (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 38% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal). Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “
AGAINST
” such Charter Proposal.
The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

The approval of the Performance Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Performance Plan Proposal will have no effect on the Performance Plan Proposal. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the Performance Plan Proposal.
For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, in person via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:
Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if the Business Combination Proposal is not approved and we do not consummate an initial business combination by March 1, 2023, we will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:
Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record as of [●], 2022, the record date for the Special Meeting, except that only the Class F Stock is entitled to vote on the Director Election Proposal. As of the close of business on the record date, there were [●] outstanding shares of Common Stock.

Q:	How do I register to attend the Special Meeting virtually?

A:
If your shares are registered directly in your name, you are considered a stockholder of record, and you do not need to register to attend the Special Meeting virtually. Please follow the instructions on your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must register in advance to attend the Special Meeting virtually. To register to attend the Special Meeting in person via the virtual meeting platform, you must obtain a proxy from your broker, bank or other nominee, reflecting your holdings of Company Common Stock along with your name and email address and submit to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [●], 2022. You will receive a confirmation of your registration by email.

Q:	What constitutes a quorum at the Special Meeting?

A:
A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, [●] shares of Common Stock would be required to achieve a quorum.

Q:	How will the Sponsor, directors and officers vote?

A:
Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests do the Sponsor and the Company’s current officers and directors have in the Business Combination?

A:
The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•
the fact that our Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021, and that the note will mature on the earlier of February 11, 2023 and the date on which the Company consummates an initial business combination (and as such, such loan is expected to be repaid in connection with the closing of the Business Combination);

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC (2)	16,548,350	$165,483,500
Alec Gores (2)	16,548,350	$165,483,500
Mark Stone	—	—
Andrew McBride	—	—
Randall Bort	25,000	$250,000
Jeffrey Rea	25,000	$250,000
William Patton	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,048,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into a registration rights agreement (the “
Registration Rights Agreement
”) with the Company, Sponsor, Mr. Randall Bort, Mr. Jeffrey Rea, Mr. William Patton and certain Footprint Stockholders (the “
Registration Rights Holders
”), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	the fact that our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
the fact that we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Although the Current Company Certificate does not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with our Sponsor, directors or officers, Moelis rendered to our Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to our Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in the written opinion, the merger consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
Please see the section titled “
The Business Combination—Opinion of Moelis
” and the opinion of Moelis attached hereto as
Annex J
for additional information.

Q:	What happens if I vote against the Business Combination Proposal?

A:
If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will fail, and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until March 1, 2023. Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by March 1, 2023, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:
If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5,000,000. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A Stock included in the Public Units sold in the Company IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $345,030,739 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to March 1, 2023 or we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:
No. Our Initial Stockholders, officers and other current directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:
Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the shares sold in the Company IPO. Accordingly, all shares in excess of 15% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, we have no additional specified maximum redemption thresholds under our Current Company Certificate.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in the Company IPO) for or against the Business Combination restricted.
Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $345,030,739 as of December 31, 2021.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:
Yes. The Current Company Certificate provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Based on a value of $10.00 per share, up to 34,000,033 Public Shares may be redeemed under the Current Company Certificate. We refer to this as the charter redemption limitation scenario.

Q:	Are there other redemption thresholds that affect the Business Combination?

A:
Yes. The Merger Agreement also provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000. As a result, we may be able to complete our proposed Business Combination even though a substantial portion of our

Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form
8-K
with the SEC to disclose private arrangements, if any, entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting. Based on the amount of $345,030,739 in our Trust Account as of December 31, 2021, approximately 25,555,607 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the contractual maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on [●], 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that the Company redeem your Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at www.[●] or to the following address:

Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
150 Royall Street, Suite V
Canton, MA 02021
A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of the aforementioned 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash. Additionally, you must identify to the Company the beneficial holder of the Public Shares being redeemed in order to validly redeem Public Shares.
Company stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that Company stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Company stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Company stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Automated Tender Offer Program (ATOP) system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved
.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section titled “
Material U.S. Federal Income Tax Considerations
for Holders of Class A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:
No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants. However, if a holder of Public Warrants elects to exercise its redemption rights with respect to any Public Shares held by such holder, such exercise of redemption rights will not affect the holder’s entitlement to exercise its Public Warrants to purchase Class A Stock in accordance with the procedures set forth herein. Please see the section titled “
Description of Securities—Warrants—Public Warrants
” for more information regarding the procedure to be followed by holders of Public Warrants that wish to exercise their Public Warrants and purchase shares of Class A Stock.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing) will be used to: (i) pay our Public Stockholders who properly exercise their redemption rights; (ii) pay $12,075,000 in deferred underwriting commissions to the underwriters of the Company IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement. Any remaining funds will be used by the Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the termination or expiration of the applicable waiting period under the HSR Act (which has occurred), the adoption by the Footprint

Stockholders of the Merger Agreement and the approval of the transactions contemplated thereby (which has been received) and the approval by Company stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “
The Merger Agreement and Related Agreements
.”

Q:	What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. Please see the section titled “
The Merger Agreement and Related Agreements
” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until March 1, 2023. Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by March 1, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Company IPO. Please see the section titled “
Risk Factors—Risks Related to the Company and the Business Combination
.”
Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete an initial business combination by March 1, 2023, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company.

Q:	When is the Business Combination expected to be completed?

A:
The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection titled “
The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination
.” Following the Closing of the Business Combination, Footprint will merge with and into First Merger Sub, with Footprint surviving the First Merger as the Surviving Corporation. Following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. The Mergers will become effective at the time and on the date specified in the certificate of mergers in accordance with the DGCL and the Delaware Limited Liability Company Act, as applicable. The consummation of the Business Combination is expected to occur in the first half of 2022.

For a description of the conditions to the consummation of the Business Combination, see the section titled “
The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination
.”

Q:	Is the approval of the Footprint Stockholders required to consummate the Business Transaction?

A:
Yes, but such approval has already been obtained. In order to consummate the Business Combination, Footprint Stockholders representing a majority of the outstanding shares of Footprint Common Stock (the “
Consenting Footprint Stockholders
”) were required to adopt the Merger Agreement (the “
Footprint Requisite Approval
”). The Footprint Requisite Approval is the only vote of Footprint Stockholders required to approve and adopt the Business Combination.

Shortly following the execution of the Merger Agreement, the Consenting Footprint Stockholders delivered a written consent on December 13, 2021 containing the Footprint Requisite Approval. The delivery of the written consent by the Consenting Footprint Stockholders was sufficient to adopt the Merger Agreement and no other vote from any other holder of Footprint Stock is required.

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:
If you were a holder of record of shares of our Common Stock on [●], 2022, the record date for the Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail
. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●], 2022.
Voting at the Special Meeting via the Virtual Meeting Platform.
If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section titled “
Special Meeting of the Stockholders of the Company in lieu of the 2022 Annual Meeting of the Company.
”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, we will count a properly executed proxy marked “
ABSTAIN
” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the

Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal, the Performance Plan Proposal, the Director Election Proposal or the Adjournment Proposal; a failure to vote or abstention will have the same effect as a vote “
AGAINST
” the Charter Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted
“FOR”
each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:
If you are considered a stockholder of record, please read the enclosed proxy statement/prospectus carefully whether you plan to attend the Special Meeting or not, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. However, if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide instructions with your proxy, broker, bank or other nominee. Please see “—
If my Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?”
for more information regarding how to vote your shares.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary
and, therefore, your broker, bank, or nominee
cannot vote your shares without your instruction
on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker
non-votes
will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will count as a vote “ AGAINST ” the Charter Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting. However, if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you have instructed such broker, bank or other nominee to vote your shares, you must contact your broker, bank or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:
We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (“
Morrow
”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow a fee of $37,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:
Gores Holdings VIII, Inc.
6260 Lookout Road, Boulder
Colorado 80301
(303)
531-3100
Email: jchou@gores.com
You may also contact the proxy solicitor for the Company at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: GIIX.info@investor.morrowsodali.com
To obtain timely delivery, Company stockholders must request the materials no later than [●], 2022, or five business days prior to the Special Meeting.
You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “
Where You Can Find More Information
.”
If you intend to seek redemption of your Public Shares, you will need to notify the Transfer Agent and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
150 Royall Street, Suite V
Canton, MA 02021

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company and Footprint, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information” beginning on page 376 of this proxy statement/prospectus.
Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by the Public Stockholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants; and (iii) no issuance of Earn Out Shares.
Company
The Company is a blank check company incorporated on September 14, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination. Additionally, in connection with the closing of the Business Combination, the name of the Company will be changed to Footprint International, Inc.
The mailing address of the Company’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301.
First Merger Sub
First Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Second Merger Sub, formed by the Company on December 10, 2021, to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into Footprint, with Footprint continuing as the Surviving Corporation.
The mailing address of First Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301.
Second Merger Sub
Second Merger Sub, a Delaware limited liability company, is a wholly-owned subsidiary of the Company, formed by the Company on December 10, 2021, to consummate the Business Combination. In the Business Combination, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
The mailing address of Second Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301.
Footprint
Footprint is an award-winning materials science technology company specializing in the engineering, design, development, and production of sustainable materials solutions. Footprint has developed innovative plant-based fiber products that it believes compete with comparable traditional plastic products on performance and provide the extended shelf life necessary for many supermarket and other food products, as evidenced by our customers who have made the switch from traditional plastic products to our solutions. Footprint’s competitively priced products include shelf-stable cups, bowls, plates, meat and produce trays, clamshells, cutlery and direct-to-consumer products like environmentally friendly coolers. Footprint’s customers include prominent companies in the dairy, shelf-stable cups, meat trays, quick service restaurants, frozen food, produce and consumer packaged goods categories, including Conagra, Tyson, Procter & Gamble, General Mills, Taylor Farms, and Upfield.
The mailing address of Footprint’s principal executive office is 250 E. Germann Rd, Gilbert, Arizona 85297.
The Business Combination
General
On December 13, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Footprint. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Footprint, with Footprint continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•
prior to the consummation of the Business Combination, and assuming adoption by the Company’s stockholders of the Charter Proposal, we will adopt the proposed Second Amended and Restated Certificate of Incorporation;

•
in connection with the Business Combination, the Footprint equityholders will collectively receive in exchange for their shares of, or equity awards exercisable for, Footprint Stock, 161,776,650 shares of Class A Stock. Holders of shares of Footprint Common Stock and Footprint Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Footprint Common Stock Consideration for each such share of Footprint Common Stock and applicable Per Share Footprint Preferred Stock Consideration for each such share of Footprint Preferred Stock, as applicable. The foregoing consideration to be paid to the Footprint Securityholders may be further increased by their pro rata share of an additional number of Earn Out Shares allocable to the Footprint Securityholders from the Post-Combination Company, up to an aggregate number of shares of Class A Stock equal to the Securityholder Allocable Amount collectively issuable to all Footprint Securityholders; and

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Footprint Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

In connection with the foregoing, the Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.
Organizational Structure
The following diagram shows the current ownership structure of the Company, First Merger Sub and Second Merger Sub:

(1)
For more information about the ownership interests of the Initial Stockholders, including the Sponsor, prior to the Business Combination, please see the section titled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Footprint:

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section titled “
Beneficial Ownership of Securities.
”

(2)	Includes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(3)	Excludes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(4)
The ownership interests of the Footprint Stockholders (i) include shares of Class A Stock underlying the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of
Footprint
Equity Awards
”), and (ii) reflect the exercise of all outstanding Footprint warrants and the conversion of all outstanding Footprint convertible notes into Class A Stock in connection with the consummation of the Business Combination.

(5)	For more information about the ownership interests of the Footprint equityholders following the Business Combination, please see the section titled “ Beneficial Ownership of Securities .”
Consideration to Footprint Stockholders in the Business Combination
Pursuant to the Merger Agreement, each share of Footprint Common Stock will be converted into the right to receive the Per Share Footprint Common Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) (i) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(ii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class B Preferred Stock minus
(iii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class C Preferred Stock minus
(iv) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes pursuant to the terms thereof divided by
(b) (i) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes),
plus
(ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time. Assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Common Stock Consideration is equal to approximately 6.39 shares of Class A Stock.
Each share of Footprint Class A Preferred Stock will be converted into the right to receive the Per Share Footprint Class A Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Per Share Footprint Common Stock Consideration
multiplied by
(b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time and pursuant to the Footprint Certificate of Incorporation. Based on the current Class A Conversion Rate (as defined in the Footprint Certificate of Incorporation) and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class A Preferred Stock Consideration is equal to approximately 5,378.32 shares of Class A Stock.
Each share of Footprint Class B Preferred Stock will be converted into the right to receive the Per Share Footprint Class B Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) $12,915.89 (such amount as may be adjusted pursuant to the Footprint Certificate of Incorporation)
divided by
(b) $8.50. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class B Preferred Stock Consideration is equal to approximately 1,277.74 shares of Class A Stock.
Each share of Footprint Class C Preferred Stock will be converted into the right to receive the Per Share Footprint Class C Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Class C Liquidation Preference (as defined in the Footprint Certificate of Incorporation) as of the closing date of the Business Combination, divided by
(b) $9.09. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class C Preferred Stock Consideration is equal to approximately 2,750.28 shares of Class A Stock.
In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of a portion of up to 17,584,125 shares of Class A

Stock allocable to the Footprint Securityholders from the Post-Combination Company as Earn Out Shares upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination.
No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Footprint Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Class A Stock to which such Footprint Stockholder otherwise would have been entitled multiplied by (b) $10.00.
The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the Consenting Footprint Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the non-Consenting
Footprint Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Footprint and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the Business Combination shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal shall have been obtained;

•	the approval by the Footprint Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Footprint’s Obligations
The obligation of Footprint to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Footprint:

•
the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (b) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

•
the Company shall have funds at closing equal to or exceeding $550,000,000, which amount is calculated as: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other cash and cash equivalents of the Company; plus (c) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; plus (d) $150,000,000, which represents the gross proceeds from the Footprint Class C Financing; minus (e) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
certain representations and warranties of Footprint with respect to due incorporation and the representations and warranties of Footprint with respect to due authorization, capitalization, brokers’ fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), (b) the representations and warranties of Footprint with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (c) all other representations and warranties of Footprint shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Footprint to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Footprint certifying that the conditions in the two bullets have been satisfied.
Related Agreements
Subscription Agreements
On December 13, 2021, the Company entered into the Subscription Agreements with certain investors, including certain individuals (each, an “
Individual Investor Subscription Agreement
”), institutional investors (each, an “
Institutional Investor Subscription Agreement
”), Koch Preference Subscriber (the “
KSP Subscription Agreement
”) and Gores Sponsor VIII LLC (the “
Sponsor
”) (the “
Sponsor Subscription
Agreement
”), pursuant to which the investors have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share (the “
PIPE Investment
”).
The Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) 30 days after the Termination Date, if the closing of the Business Combination shall not have occurred by such date other than as a result of a breach of the Subscriber’s obligations under the Subscription Agreement. As of the date hereof, the shares of Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing, file with the SEC a registration statement (the “
Post-Closing Registration Statement
”) registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to assign its commitment to purchase the Class A Stock under the Sponsor Subscription Agreement at any time and from time to time in advance of the closing of the Business

Combination to one or more persons in related or unrelated transactions. The Institutional Investor Subscription Agreement and the KSP Subscription Agreement are each substantially similar to the Individual Investor Subscription Agreement.
The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements as set forth in the form attached hereto as
Annex G
.
Waiver and Share Surrender Agreement
On December 13, 2021, the Company entered the Waiver and Share Surrender Agreement with each holder of Class F Stock (including Sponsor, the “Class F Holders”), pursuant to which (a) the Class F Holders agreed to waive certain of the anti-dilution rights in respect of their Class F Stock and (b) Sponsor agreed to irrevocably surrender 1,501,650 shares of Class F Stock, in each case, in connection with, and subject to, the closing of the Business Combination.
The foregoing summary of the Waiver and Share Surrender Agreement is not complete and is qualified in its entirety by references to the complete text of the Waiver and Share Surrender Agreement as set forth in the form attached hereto as
Annex H
.
Footprint Warrant Exercise and Cancellation Agreements
On December 13, 2021, Footprint entered into Warrant Exercise and Cancellation Agreements (collectively, the “
Footprint Warrant Exercise and Cancellation Agreements
”) with each holder of Footprint Warrants, consisting of (i) CA Food Fund, LLC (“
CA Food Fund
”) and (ii) Trinity Capital, Inc. (“
Trinity Capital
”). Pursuant to the Footprint Warrant Exercise and Cancellation Agreements, CA Food Fund and Trinity Capital agreed their respective Footprint Warrants would be deemed automatically exercised on a cash or net basis immediately prior to the Effective Time and Footprint agreed to issue an aggregate of 86,413 shares of Footprint Common Stock to CA Food Fund and Trinity Capital effective immediately prior to the First Effective Time, in each case, in connection with, and subject to, the closing of the Business Combination.
Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Footprint Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Class A Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights

Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.
The Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in the form attached hereto as
Annex F
.
Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares or any redemptions: (i) our Public Stockholders will retain an ownership interest of approximately 14.7% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 7.1% of the Post-Combination Company Stock (including 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment, and after reflecting the forfeiture of 1,501,650 Founder Shares pursuant to the Waiver and Share Surrender Agreement); (iii) the Subscribers (excluding 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 9.2% of the Post-Combination Company Stock; and (iv) the Footprint Stockholders will own approximately 69.0% of the Post-Combination Company Stock. In the event that, following the Business Combination, all Earn Out Shares are issued to Footprint Stockholders and assuming no redemptions and that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out: (i) our Public Stockholders will retain an ownership interest of approximately 13.8% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 6.6% of the Post-Combination Company Stock (including 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment, and after reflecting the forfeiture of 1,501,650 Founder Shares pursuant to the Waiver and Share Surrender Agreement); (iii) the Subscribers (excluding 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 8.6% of the Post-Combination Company Stock; and (iv) the Footprint Stockholders will own approximately 71.0% of the Post-Combination Company Stock.
For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Company Warrants following the consummation of the Business Combination, but assuming that 100% or 34,500,000 shares of Class A Stock held by our Public Stockholders were redeemed, the 4,312,500 retained outstanding Public Warrants would have an aggregate value of $[●], based on the price per Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to
non-redeeming
stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming
stockholders.
In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming
stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Company following the Business Combination (including the PIPE Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $2,345 million in the no redemption scenario, (b) $2,217 million in the illustrative redemption scenario, (c) $2,089 million in the contractual maximum redemption scenario and (d) $2,005 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 14 below, and (y) the effective underwriting fee incurred in connection with the Company IPO in each redemption scenario, as further described in Note 15 below.

Holders	No Redemption Scenario (1)	% of Total (16)	Illustrative Redemption Scenario (2)	% of Total (16)	Contractual Maximum Redemption Scenario (3)	% of Total (16)	Charter Redemption Limitation Scenario (4)	% of Total (16)
Public Stockholders	34,500,000	14.7%	21,722,102	9.8%	8,944,204	4.3%	499,956	0.2%
Initial Stockholders (including Sponsor) (5)	16,623,350	7.1%	16,623,350	7.5%	16,623,350	8.0%	16,623,350	8.3%
Subscribers (Aggregate; excluding Sponsor) (6)	21,555,000	9.2%	21,555,000	9.7%	21,555,000	10.3%	21,555,,000	10.8%
Footprint Equity Holders (7)	161,776,650	69.0%	161,776,650	73.0%	161,776,650	77.4%	161,776,650	80.7%

Total Shares Outstanding Excluding Earn out Shares and Warrants	234,455,000	100%	221,677,102	100%	208,899,204	100%	200,454,956	100%
Total Equity Value Post-Redemptions and PIPE Investment ($ in millions)	$2,345		$2,217		$2,089		$2,005
Per Share Value	$10.00		$10.00		$10.00		$10.00

Additional Dilution Sources	No Redemption Scenario (1)	% of Total (8) (16)	Illustrative Redemption Scenario (2)	% of Total (8)(16)	Contractual Maximum Redemption Scenario (3)	% of Total (8) (16)	Charter Redemption Limitation Scenario (4)	% of Total (8) (16)
Earn Out Shares to Footprint Securityholders (9)	16,530,683	6.6%	15,629,754	6.6%	14,728,824	6.6%	14,133,447	6.6%
Company Warrants Public Warrants (10)	4,312,500	1.8%	4,312,500	1.9%	4,312,500	2.0%	4,312,500	2.1%
Private Warrants (11)	2,966,666	1.2%	2,966,666	1.3%	2,966,666	1.4%	2,966,666	1.5%
Equity Incentive Plans Incentive Plan (12)	29,456,697	8.9%	28,178,907	8.8%	26,901,118	8.8%	26,056,693	8.8%
Performance Plan (13)	18,637,567	7.4%	17,621,812	7.4%	16,606,056	7.4%	15,934,797	7.4%
Total Additional Dilutive Sources (14)	65,225,005	21.8%	62,030,531	21.9%	58,836,056	22.0%	56,724,994	22.1%
Deferred Discount
Effective Deferred Discount (15)	12,075,000	3.5%	12,075,000	5.6%	12,075,000	13.5%	12,075,000	241.5%

(1)	This scenario assumes that no Class Stock is redeemed from our Public Stockholders.
(2)	This scenario assumes that approximately 12,777,898 shares of Class A Stock are redeemed from our Public Stockholders.

(3)
This scenario assumes that approximately 25,555,796 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(4)
This scenario assumes that approximately 34,000,044 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)	This row includes 9,500,000 shares of Class A Stock to be purchased by the Sponsor in the PIPE Investment pursuant to the Sponsor Subscription Agreement.
(6)
This row reflects the aggregate of 21,555,000 shares of Class A Stock to be purchased by the Subscribers, and excludes 9,500,000 shares of Class A Stock to be purchased by the Sponsor as part of the PIPE Investment pursuant to the Sponsor Subscription Agreement.

(7)
This row assumes (a) inclusion of the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Footprint Equity Awards
”) and (b) the exercise of all outstanding Footprint Warrants and the conversion of all outstanding Footprint Convertible Notes into Class A Stock in connection with the consummation of the Business Combination. This row excludes the Earn Out Shares identified in the row titled “Earn Out Shares to Footprint Securityholders” that may be issuable to Footprint Securityholders upon the realization of all of the benchmark share prices in the earn out.

(8)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Performance Plan would be calculated as follows: (a) 17,621,812 shares issued pursuant to the Performance Plan (for more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
”); divided by (b) (i) 221,677,102 shares (the number of shares outstanding prior to any issuance pursuant to the Performance Plan) plus (ii) 17,621,812 shares issued pursuant to the Performance Plan.

(9)
This row assumes that all Earn Out Shares potentially issuable to Footprint Securityholders (upon the realization of all of the benchmark share prices in the earn out) are issued to Footprint Securityholders and assumes that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out. The Earn Out Shares in this row include only the Securityholder Allocable Amount (i.e., the Earn Out Shares issuable to Footprint Securityholders) and do not include the Plan Allocable Amount and the calculations of the Securityholder Allocable Amount and the Plan Allocable Amount are based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) the Earn Out Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the Earn Out Shares set forth in the applicable column.

(10)
This row assumes exercise of all Public Warrants to purchase 4,312,500 shares of Class A Stock. Percentages in this row represent (a) the 4,312,500 shares of Class A Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 4,312,500 shares of Class A Stock underlying the Public Warrants.

(11)
This row assumes exercise of all Private Placement Warrants to purchase 2,966,666 shares of Class A Stock. Percentages in this row represent (a) the 2,966,666 shares of Class A Stock underlying the Private Placement Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 2,966,666 shares of Class A Stock underlying the Private Placement Warrants.

(12)
This row (a) assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Incentive Plan, which equals 29,456,697 shares of Post-Combination Company Stock in the no redemption scenario, 28,178,907 shares of Post-Combination Company Stock in the illustrative redemption scenario, 26,901,118 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 26,056,693 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination and (b) is based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) (i) the foregoing share amounts, as applicable, minus (ii) 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options (such difference, the “
Incentive Plan Dilutive Amount
”) divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the applicable Incentive Plan Dilutive Amount.

(13)
This row assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Performance Plan, which equals 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario. For more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
.”

(14)
This row assumes the issuance of all shares of Post-Combination Company Stock in connection with each of the Additional Dilution Sources (other than 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options under the Incentive Plan which is not dilutive as such Rollover Options are accounted for in the row titled “Footprint Equity Holders”), as described further in Notes 8 through 13 above, which equals 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario.

(15)
Reflects the Deferred Discount of $12,075,000 incurred in connection with the Company IPO. The level of redemption impacts the effective Deferred Discount incurred in connection with the Company IPO. In the no redemption scenario, the effective Deferred Discount is based on $345,030,739 in the Trust Account. In the illustrative redemption scenario, the effective Deferred Discount is based on $217,240,374 in the Trust Account. In the contractual maximum redemption scenario, the effective Deferred Discount is based on $89,450,009 in the Trust Account. In the charter redemption limitation scenario, the effective Deferred Discount is based on $5,000,005 in the Trust Account.

(16)	Percentages may not sum due to rounding.
The foregoing table is provided for illustrative purposes only and there can be no assurance that the Post-Combination Company Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.
Based on the assumptions regarding the Cumulative Dilution Sources, including the Additional Dilution Sources, set forth under “
Risk Factors—Risks Related to the Company and the Business Combination—Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company
,” we estimate that:

•
in the no redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 14.7% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 11.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the illustrative redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 9.8% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 7.5% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the contractual maximum redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 4.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources; and

•
in the charter redemption limitation scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

Our Board’s Reasons for Approval of the Business Combination
We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify and consummate an initial business combination with one or more businesses within or outside of the U.S., although we were not limited to a particular industry or sector.
In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•
Competitive Market Advantage.
Our Board considered that Footprint is currently the only company that offers a
Bio-Based
technologies solution with the requisite barrier properties to meet the shelf life, and other performance characteristics, at the per-unit
price point necessary, to compete with, and replace, single and short-term use plastics. Our Board believes this favorably positions Footprint to capitalize on an increasing demand from customers to reach sustainability targets with a cost neutral, revenue accretive product.

•
Large and Growing Market with Significant Tailwinds.
Our Board took into account that there is a large end market for Footprint’s products and that demand is supported by corporations, government regulators and consumers increasingly demanding high-quality, sustainable alternatives to single-use
plastics, foam and other products. Our Board took into account that these are viewed as long-term, secular industry trends.

•
Well-Established Customer Base.
Our Board took into account that Footprint’s current customer base represents many of the largest and most well-known global food, beverage and consumer products companies, many of which are Fortune 100 companies. Footprint’s customers include prominent companies in multiple categories, including dairy, shelf stable cups, meat trays, quick service restaurant (“
QSR
”), frozen food, produce and consumer packaged goods (“
CPG
”). These customers include Conagra, Tyson, Procter & Gamble, General Mills, Taylor Farms, and Upfield.

•
Committed Revenue.
Our Board took into account that Footprint has forecasted aggregate revenue, which is derived from “
Revenue Under Contract
.” Footprint defines “
Revenue Under Contract
” as forecasted aggregate revenue derived from: (i) binding agreements with minimum purchase quantities and prices, some of which are subject to Footprint meeting technical or market acceptance requirements (“
Binding Agreements
”); and (ii) expected purchase orders, based on forecasts provided by the customer (“
Purchase Orders
”). Our Board took into account that Revenue Under Contract exceeded its 2023 estimated revenue and that Footprint’s 2023 revenue estimate can be achieved entirely with products that are developed or in development today and represents existing customer demand. Our Board also took into account that most of Footprint’s multi-year contracts are take or pay or include contractual minimums.

•
Customer Testimonials.
Our Board took into account that Footprint’s customers, many of whom review a broad selection of sustainable packaging products from various suppliers, viewed Footprint as having a significant first mover advantage supported by strong materials science and process innovations. Our Board also considered that customers had longstanding, positive relationships with the Footprint management team.

•
Proven Leadership Team with Deep Innovation and Execution Experience.
Our Board noted that Footprint has an innovative, execution-focused management team with a proven track record and that several of the key management members successfully developed products on a global scale while working together at Intel Corporation. Our Board also noted that management had developed a strong patent portfolio in materials, process technology, design and manufacturing. Additionally, our Board believes that Footprint’s proven management team and strategy will help enable Footprint to deliver continued strategic growth.

•
Opinion of Moelis.
Our Board took into account the opinion of Moelis rendered to our Board at the meeting of the Board on December 13, 2021, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to our Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by us in the Business Combination was fair from a financial point of view to the Company. For more information, see the section titled “
The Business Combination—Opinion of Moelis
.”

•
Other Alternatives.
Our Board believed, after a review of other business combination opportunities reasonably available to us, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•
Due Diligence.
Our Board took into account the results of its due diligence investigation of Footprint conducted by our management team, our financial and legal advisors and third party industry experts.

•
Stockholder Approval.
Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Post-Combination Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of their Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role.
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Mr. Jeffrey Rea and Mr. William Patton, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the Business Combination, and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Redemption Risk.
The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•
Liquidation of the Company.
The risks and costs to us if the Business Combination is not completed, including the risk of diverting our management’s focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by March 1, 2023 and force us to liquidate and the Public Warrants to expire worthless.

•
Other Risks.
Various other risks associated with the Business Combination, the business of Footprint and ownership of the Post-Combination Company’s shares described under the section titled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons.
Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected us and our stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Gores and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the consummation of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Gores and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section titled “
The Business Combination—Independent Director Oversight
.”
Satisfaction of 80% Test
It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of December 13, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $345,028,475 (excluding $12,075,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $276,022,780. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Footprint of approximately $1.6 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Merger Agreement. In determining whether the enterprise value described above represents the fair market value of Footprint, our Board considered all of the factors described above in this section and the fact that the purchase price for Footprint was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
Special Meeting of the Stockholders of the Company in lieu of the 2022 Annual Meeting of the Company
Date, Time and Place of Special Meeting
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.
Proposals
At the Special Meeting, Company stockholders will be asked to consider and vote on:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.	Performance Plan Proposal —To consider and vote upon a proposal to approve the Performance Plan, including the authorization of the initial share reserve under the Performance Plan (Proposal No. 6);

7.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.	Adjournment Proposal —To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved (Proposal No. 8).
Voting Power; Record Date
Only Company stockholders of record at the close of business on [●], 2022 the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each Company stockholder is entitled to one vote for each share of our Common Stock that such stockholder owned as of the close of business on the record date. If a Company stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were [●] shares of our Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by our Initial Stockholders.
Vote of our Initial Stockholders
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and cast votes on the Business Combination Proposal).
Quorum and Required Vote for Proposals at the Special Meeting
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Incentive Plan Proposal and the Performance Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.

Recommendation of our Board of Directors
Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Incentive Plan Proposal, the Performance Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
Opinion of Moelis
At the meeting of the Board on December 13, 2021 to evaluate and approve the Merger Agreement and the transactions contemplated thereby, Moelis rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to the Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by the Company in the Business Combination was fair from a financial point of view to the Company.
The full text of Moelis’ written opinion, dated December 13, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as
Annex
 J
 to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view to the Company, of the merger consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
For purposes of its analysis and opinion, Moelis assumed, with the Board’s consent, no redemptions of Class A Stock by the Company’s Public Stockholders. The amount of redemptions by the Company’s Public Stockholders has no impact on the total enterprise value of the Post-Combination Company (which was the basis for Moelis’ opinion) implied by the merger consideration. With the consent of the Board, Moelis did not express any opinion on the Earn Out or any other potential future consideration, including equity interests of the Company, that may be received by Footprint Securityholders contingent on certain market prices for shares of Class A Stock.
For more information, see the section titled “
The Business Combination—Opinion of Moelis
” beginning on page 157.
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things, the fact that:

•	our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—
Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•	our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC .(2) . . .	16,548,350	$165,483,500
Alec Gores (2) . . . . . . . . . . . . . . . . . . . . .	16,548,350	$165,483,500
Mark Stone . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Andrew McBride . . . . . . . . . . . . . . . . . . . .	—	—
Randall Bort . . . . . . . . . . . . . . . . . . . . . . .	25,000	$250,000
Jeffrey Rea . . . . . . . . . . . . . . . . . . . . . . . . .	25,000	$250,000
William Patton . . . . . . . . . . . . . . . . . . . . . . .	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.

In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) in excess of $5,000,000. As of December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in the Company IPO.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “
Special Meeting of the Stockholders of the Company in Lieu of 2022 Annual Meeting of Company Stockholders—Redemption Rights
” for the procedures to be followed if you wish to redeem your shares for cash.
Treatment of Footprint Equity Awards
Footprint Stock Options.
Effective as of the effective time of the First Merger, each Footprint Stock Option, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Class A Stock determined by multiplying the number of shares Footprint Common Stock subject to the corresponding Footprint Stock Option by the Per Share Footprint Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Class A Stock, at an adjusted exercise price per share determined by dividing the per share exercise price of the Footprint Stock Option as in effect as of immediately prior to the effective time of the First Merger by the Per Share Footprint Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent (each such converted option, a “
Rollover Option
”). Each Rollover Option will be subject to the same terms and conditions as were applicable to such corresponding Footprint Stock Option as of immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Certain Information Relating to the Company and Footprint
Company Board and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of the Company:

Name	Age	Position
Alec Gores	69	Chairman
Mark Stone	58	Chief Executive Officer
Andrew McBride	41	Chief Financial Officer and Secretary
Randall Bort	57	Director
William Patton	76	Director
Jeffrey Rea	56	Director
Footprint’s Board of Directors and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of Footprint:

Name	Age	Position
Executive Officers
Troy M. Swope	49	Chief Executive Officer, Founder and Director
Yoke D. Chung	51	Chief Technology Officer, Founder and Director
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director and Chief Legal Officer
Todd Landis	54	Chief People Officer
Jeff Bassett	50	Senior Vice President of Sales

Non-Employee Directors
Manu Bettegowda	49	Director
Leslie A. Brun	69	Director
Richard Daly	68	Director
Kevin Easler	56	Director
A. Stefan Kirsten	61	Director
Brian Krzanich	61	Director
Hilla Sferruzza	46	Director
Donald Thompson	59	Director
Post-Combination Company Board and Executive Officers
The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Troy M. Swope	49	Chief Executive Officer, Founder and Director (Class [•])
Yoke D. Chung	51	Chief Technology Officer, Founder and Director (Class [•])
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director and Chief Legal Officer
Todd Landis	54	Chief People Officer
Jeff Bassett	50	Senior Vice President of Sales

Name	Age	Position
Non-Employee Directors
Manu Bettegowda	49	Director (Class [●])
Leslie A. Brun	69	Director (Class [●])
Richard Daly	68	Director (Class [●])
Kevin Easler	56	Director (Class [●])
A. Stefan Kirsten	61	Director (Class [●])
Brian Krzanich	61	Director (Class [●])
Hilla Sferruzza	46	Director (Class [●])
Donald Thompson	59	Director (Class [●])
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination.
Comparison of Stockholder Rights
There are certain differences in the rights of the Company stockholders and the Footprint Stockholders prior to the Business Combination and after the Business Combination. Please see the section titled “
Comparison of Stockholder Rights.
”
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.
The Company and Footprint filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on December 27, 2021. The
30-day
waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on January 26, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Footprint is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Considerations relating to the Exercise of Redemption Rights
As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution in an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our Class A Stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).
Please see the section titled “
Material U.S. Federal Income Tax Considerations
for Holders of Class A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with generally accepted accounting principles (“
GAAP
”) as Footprint has been determined to be the accounting acquirer, primarily due to the fact that Footprint Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Footprint in future reports of the Post-Combination Company.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Proxy Solicitation
We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via
e-mail
or other electronic correspondence. We have engaged Morrow to assist in the solicitation of proxies.
If a Company stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A Company stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2022 Annual Meeting of the Company— Revoking Your Proxy
.”
Risk Factor Summary
In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under “
Risk Factors.
” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) our ability and Footprint’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the Post-Combination Company.

•	Footprint’s limited operating history and history of net losses make it difficult to evaluate its future prospects and the risks and challenges it may encounter.

•
Footprint’s forecasts and projections of future financial results are based on a number of assumptions by its management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such forecasts projections.

•
Footprint relies heavily on its operations in Mexico, which are subject to many uncertainties and risks that, if realized, could have a material adverse effect on its business, results of operations and financial condition.

•
Footprint has not previously operated a manufacturing facility in Europe and it faces substantial uncertainty and risks as it seeks to expand its operations, and its inability to build, hire effectively, and operate such facility efficiently could have a material adverse effect on its business, results of operations and financial condition.

•
Expanding its global operations will subject Footprint to additional risks, such as volatility in currency exchange rates, compliance with additional foreign laws and regulations, and other risks and uncertainties, any of which could have a material adverse effect on its business, results of operations and financial condition.

•
Limited availability, or increases in the planned costs, of water, power, and raw materials for its facilities and manufacturing process, including as a result of climate change, could have a material adverse effect on its business, results of operations and financial condition.

•
Footprint’s future success hinges on its ability to increase its manufacturing efficiency, including by converting, with greater efficacy, post-industrial recycled fibers into products and increasing the use of automation in Footprint’s manufacturing.

•
Footprint’s products are manufactured using equipment from a relatively small number of established suppliers that are modifying their equipment to meet Footprint’s production specifications, and the failure of one or more of these suppliers to produce this equipment in a timely fashion, or in a manner that performs in accordance with Footprint’s specifications and expectations, could have a material adverse impact on Footprint’s business, results of operations and financial condition.

•
Footprint utilizes subcontract manufacturers located in China to manufacture quick-service restaurant and certain other products that it does not currently have the capacity to manufacture in North America. For the year ended December 31, 2021, these products manufactured in China represented 36% of Footprint’s revenue. The failure of these manufacturers to make products of sufficient quality on a timely basis could have a material adverse effect on Footprint’s business, results of operations and financial condition.

•
Footprint’s customer commitments vary from purchase orders on an “as needed” basis to contractual commitments with minimum purchase obligations, and the failure of Footprint’s customers to continue placing orders or to abide by their contractual commitments could have a material adverse effect on Footprint’s business, results of operations and financial condition.

•
Footprint will incur significant expenses and capital expenditures in the future to execute its business plan, and Footprint may be unable to adequately control its expenses or raise additional capital on favorable terms, if at all.

•	Footprint’s ability to successfully implement its business plan, including effectively managing its growth, will depend on a number of factors, some of which are outside of Footprint’s control.

•
Footprint faces various supply pressures, including volatility in both the cost and availability of raw materials, which could cause its manufacturing costs to increase. If its manufacturing costs materially increase, Footprint would have to raise its prices, which could negatively impact its ability to gain new customers and keep existing customers.

•
If Footprint’s shipping and freight costs continue to increase, it will have a material adverse effect on Footprint’s financial results because Footprint may not be able to pass through all of these increased costs to customers.

•	Footprint may be unable to satisfy customer orders and demands in a timely and cost-effective manner as a result of a variety of factors, many of which are outside of its control.

•	Footprint’s products may not achieve market success.

•
Footprint’s ability to grow its business depends on the successful development and continued refinement of many of its proprietary technologies and product offerings, which is subject to many uncertainties, some of which are beyond its control.

•
Footprint’s products undergo third-party testing for recyclability and compostability claims. Should Footprint’s products fail such tests, such failure could have a material adverse effect on Footprint’s business, results of operations and financial condition.

•	Footprint may not be able to respond appropriately to fluctuations in customer demand and market conditions.

•	Footprint may not be able to achieve or increase profitability or positive cash flow.

•
Footprint’s inability to adapt to and satisfy customer demands in a timely and cost-effective manner and any delays in the design, development, engineering, and manufacturing of Footprint’s products may adversely impact Footprint’s business, results of operations and financial condition.

•	Unsatisfactory performance of Footprint’s products could have a material adverse effect on Footprint’s business, results of operations and financial condition.

•	Footprint’s financial results may vary significantly from quarter to quarter.

•	Certain contracts granting exclusivity rights to customers may limit Footprint’s ability to sell certain products in certain markets.

•
Footprint faces, and will face, substantial competition, and if Footprint is unable to continue developing innovative products and technologies and/or scale its production, Footprint will cede market share to its competitors.

•
Footprint may not be able to adequately protect its patents and other intellectual property assets, particularly those that subcontract manufacturers located in China and elsewhere may have access to, or third parties may allege that Footprint infringes on their proprietary rights, all of which could adversely affect its competitive position and reduce the value of its products, and result in litigation to protect its patents and intellectual property that may be costly.

•	Footprint relies in part on trade secrets to protect its technology. Footprint’s failure to obtain or maintain trade secret protection could limit its ability to compete.

•
Footprint faces various risks related to the ongoing
COVID-19
pandemic and similar public health crises, which may have material adverse effects on its business, financial position, results of operations and/or liquidity.

•
Footprint is highly dependent on its senior management team, particularly the services of Troy Swope and Yoke Chung, and other highly skilled personnel, and if Footprint is not successful in attracting or retaining highly qualified personnel, Footprint may not be able to successfully implement its business strategy.

•	Footprint may rely heavily on future collaborative or joint venture partners to expand its manufacturing, product, geographic, and sales reach.

•
As part of growing its business, Footprint may make acquisitions. If Footprint fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected, and its stock price could decline.

•	Footprint may be subject to product recalls and product liability claims that may not be covered by insurance and could require Footprint to incur significant expenses and pay substantial sums.

•	Footprint may be adversely affected by other economic, business, and/or competitive factors.

•
Adverse publicity stemming from any incident involving Footprint, its customers, users of its products, other operators in the sustainable materials sector, or its competitors could have a material adverse effect on Footprint’s business, results of operations and financial condition.

•
Following the completion of the Business Combination, including the PIPE Investment, Footprint will still require substantial additional funding to finance its operations, but adequate additional financing may not be available when Footprint needs it, on acceptable terms, or at all.

•	Government regulation and legislation may require Footprint to modify its operations, including formulations that Footprint utilizes in its products.

•
Footprint’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on its business.

•	Footprint’s reputation and ability to do business may be impacted by the improper conduct of its employees, agents or business partners.

•
Failure to comply with federal, state, and foreign laws and regulations relating to privacy, data protection, and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection, and consumer protection, could adversely affect Footprint’s business, results of operations and financial condition.

•
Footprint is exposed to risks related to geopolitical and economic factors, laws, and regulations, and its international business subjects Footprint to numerous political and economic factors, legal requirements, cross-cultural considerations, and other risks associated with doing business globally.

•	Footprint is subject to environmental regulation and may incur substantial costs.

•
Footprint’s ability to use net operating losses to offset future taxable income will be subject to certain limitations as a result of past transactions and the Business Combination and related transactions.

•	Changes in tax laws or regulations may increase tax uncertainty and adversely affect Footprint’s results of operations and financial condition and Footprint’s effective tax rate.

•	Certain U.S. state tax authorities may assert that Footprint has a state nexus and seek to impose state and local income taxes which could harm Footprint’s results of operations.

•
If Footprint experiences a significant disruption in its information technology systems, including as a result of natural disasters or security breaches, or if Footprint fails to implement new systems and software successfully, its business, results of operations and financial condition could be adversely affected.

•
Footprint will incur debt in the future and its maintenance of higher levels of indebtedness could have adverse consequences, including impairing its ability to obtain additional financing and limiting its ability to operate due to agreements governing its debt.

•	Footprint’s management team has limited experience managing a public company, and Footprint will incur increased costs as a result of operating as a public company.

•
Footprint has identified material weaknesses in its internal control over financial reporting. If Footprint fails to remediate the material weaknesses, or if Footprint experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, Footprint may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Footprint and, as a result, the value of its common stock.

•
Footprint’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance that Footprint may provide.

•	Footprint may become involved in claims, lawsuits, and other proceedings that could adversely affect its business, financial conditions, and results of operations.

•
Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts, and political events could disrupt Footprint’s business and Footprint may not be able to recover successfully, which could cause material financial loss, loss of human capital, regulatory actions, reputational harm, or legal liability.

•	Net earnings and net assets could be materially affected by an impairment of goodwill.

•
The historical financial results of Footprint and its unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Footprint’s actual financial position or results of operations would have been.

Risks Related to the Company and the Business Combination

•	Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Stockholders vote.

•
Because the Post-Combination Company will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on the Post-Combination Company may have been conducted.

•
Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•
Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Class A Stock.

•
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock in the Business Combination (and the PIPE Investment). Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company. Based on the assumptions regarding Cumulative Dilution Sources set forth in the section titled “
Risk Factors-Risks Related to the Company and the Business Combination
,” we estimate that in the no redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 14.7% of the Post-Combination Company Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 11.3% of the Post-Combination Company Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

•
In the illustrative redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 9.8% of the Post-Combination Company Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 7.5% of the Post-Combination

Company Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

•
In the contractual maximum redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 4.3% of the Post-Combination Company Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.3% of the Post-Combination Company Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

•
In the charter redemption limitation scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 0.2% of the Post-Combination Company Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 0.2% of the Post-Combination Company Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

•
If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Company Warrants following the consummation of the Business Combination, but assuming that 100% or 34,500,000 shares of Class A Stock held by our Public Stockholders were redeemed, the 4,312,500 retained outstanding Public Warrants would have an aggregate value of $[●], based on the price per Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming
stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming
stockholders.

•
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by March 1, 2023. Unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to effect an initial business combination by March 1, 2023, we will be forced to liquidate and our warrants will expire worthless.

•
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Footprint whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

•	We may waive one or more of the conditions to the Business Combination.

•
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•
We and Footprint will incur significant transaction and transition costs in connection with the Business Combination, including the Deferred Discount of 3.5%, 5.6%, 13.5% and 241.5% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively (based on Trust Account balances of $345,030,739, $217,240,374, $89,450,009 and $5,000,005 in the no redemption scenario, illustrative redemption scenario, contractual maximum redemption scenario and charter redemption limitation scenario, respectively).

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

•
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

•	Past performance by Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.

Selected Historical Financial Information of Footprint
The selected historical consolidated statements of operations data of Footprint for the years ended December 31, 2021 and 2020, the selected historical consolidated balance sheet data as of December 31, 2021 and 2020 and the selected historical consolidated statements of cash flows for the years ended December 31, 2021 and 2020 are derived from Footprint’s audited consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.
Footprint’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section titled “
Footprint Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus. The financial information in this section is not intended to replace the Footprint financial statements and historical results presented in this proxy statement/prospectus are not indicative of future results.
The financial information in this section is not reflective of the pro forma impact of the Business Combination. Please see “
Unaudited Pro Forma Condensed Combined Financial Information
” for detailed discussion on the pro forma impact of the Business Combination.

	For the Year Ended
(in thousands, except per share amounts)	December 31, 2021	December 31, 2020
Statement of Operations Data
Revenue	$55,043	$28,771
Total operating expenses	$193,092	$80,893
Net loss from operations	$(138,049)	$(52,122)
Net loss per share attributable to common stockholders—basic and diluted	$(28.65)	$(9.37)

Cash Flow Data
Net cash used in operating activities	$(146,664)	$(82,312)
Net cash used in investing activities	$(138,235)	$(26,520)
Net cash provided by financing activities	$318,153	$216,476

	As of December 31,
(in thousands)	2021	2020
Balance Sheet Data
Total assets	$470,654	$212,002
Debt and construction financing, net of current portion	$49,647	$24,684
Total liabilities	$371,356	$62,651
Total stockholders’ equity (deficit)	$(329,077)	$(135,967)
Selected Historical Financial Data of the Post-Combination Company on a Pro Forma Basis
The historical results of the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the audited financial statements of the Company as of and for the year ended December 31, 2021;

•	the audited financial statements of Footprint as of and for the year ended December 31, 2021;

•
other information relating to the Company and Footprint included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “
The Business Combination
”; and

•
the sections titled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Footprint Management’s Discussion and Analysis of Financial Condition
and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Contractual Maximum Redemptions)
For the year ended December 31, 2021
Revenue	$55,043	$55,043
Net loss	$(151,046)	$(151,046)
Net loss per share of Class A Stock—basic and diluted	$(0.66)	$(0.75)
Weighted-average shares outstanding of Class A Stock—basic and diluted	227,877,602	202,321,806
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2021
Total assets	$1,042,688	$787,107
Total liabilities	$136,767	$136,767
Total stockholders’ equity	$905,921	$650,340
Selected Comparative Per Share Information
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on December 13, 2021, the last trading day before the Business Combination was publicly announced, and on [•], 2022, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (GIIXU)			Public Shares (GIIX)			Public Warrants (GIIXW)
December 13, 2021		$10.03			$9.88			$1.30
[•], 2022	$	[	•]	$	[	•]	$	[	•]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that the Footprint Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date of the Special Meeting. Company stockholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Business Combination Proposal.
Comparative Per Share Data of Footprint
Historical market price information regarding Footprint is not provided because there is no public market for Footprint Stock.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for the Company and Footprint, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•
Assuming No Redemptions:
This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Contractual Maximum Redemptions:
This scenario assumes that Public Stockholders holding approximately 25.6 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds including interest accrued in the Trust Account, and is calculated based on the closing condition requiring that the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equals or exceeds $550,000,000.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2021. The weighted average shares outstanding and net loss per share information for the year ended December 31, 2021 reflect the Business Combination as if it had occurred on January 1, 2021.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Company Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 6,577,398 shares, assuming capitalization of Footprint as of December 31, 2021 reserved for the potential future issuance of Common Stock upon the exercise of Rollover Options upon the closing of the Business Combination, as such event has not yet occurred.
This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Footprint and related notes included elsewhere in this proxy statement/

prospectus. The unaudited pro forma combined per share information of the Company and Footprint is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Footprint would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Footprint Equivalent Pro Forma Per Share Data (3)
	Gores Holding VIII (Historical)	Footprint (Historical)	(Assuming No Redemption Scenario)	(Assuming Contractual Maximum Redemption Scenario)	(Assuming No Redemption Scenario)	(Assuming Contractual Maximum Redemption Scenario)
As of and for the Year ended December 31, 2021 (1)
Book Value per share (2)	$(3.49)	$(47.66)	$3.98	$3.21	$25.49	$20.61
Net loss per share of Class A Stock—basic and diluted	$(0.92)		$(0.66)	$(0.75)	$(4.25)	$(4.79)
Weighted average shares outstanding of Class A Stock—basic and diluted	28,923,288		227,877,602	202,321,806
Net loss per share of Class F Stock—basic and diluted	$(0.92)
Weighted average shares outstanding of Class F Stock—basic and diluted	8,388,699
Net loss per share of Footprint Common Stock—basic and diluted		$(28.65)
Weighted average shares of Footprint Common Stock outstanding—basic and diluted		6,869,320

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of shares of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Footprint is calculated by multiplying the combined pro forma per share data by the Per Share Footprint Common Stock Consideration.

Market Prices and Dividends
Company
The Public Units, Public Shares and Public Warrants trade on Nasdaq, under the symbols “GIIXU,” “GIIX” and “GIIXW,” respectively. Each Public Unit consists of one Public Share and one-eighth
of a Public Warrant. The Public Units began trading on February 25, 2021, the Public Shares on April 19, 2021 and Public Warrants on April 19, 2021.
On December 13, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.03, $9.88 and $1.30, respectively.
The Company has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Footprint
Historical market price information regarding shares of Footprint Stock is not provided because there is no public market for Footprint Stock. Footprint has not paid any dividends on shares of Footprint Stock and does not intend to pay dividends prior to the completion of the Business Combination.
Recent Developments
On February 18, 2022, Footprint entered into a $80.0 million Loan and Security Agreement (the “
Trinity Loan and Security Agreement
”), by and among Footprint, the borrowers listed on Schedule 1 thereto, the lenders from time to time party thereto (the “
Trinity Lenders
”) and Trinity Capital, as administrative agent and collateral agent for the lenders. The Trinity Loan and Security Agreement accrues interest at a rate equal to the greater of the Prime Rate plus 7.25% or 10.50%. The loan has a stated maturity date of February 18, 2027 and includes a prepayment premium of (i) 3% if paid within the first two years of the loan, (ii) 2% if paid after the first two years but before the third year and (iii) 1% at all times thereafter until the maturity date. The outstanding principal balance on the loan was $80.0 million at April 20, 2022. In connection with the Trinity Loan and Security Agreement, Footprint entered into Warrant to Purchase Common Stock agreements (the “
New Trinity Warrants
”) with each of the Trinity Lenders. Each of the New Trinity Warrants will be deemed automatically exercised on a cashless basis immediately prior to the Effective Time, and Footprint agreed to issue an aggregate of 38,879 shares of Footprint Common Stock to the Trinity Lenders effective immediately prior to the Effective Time, in each case, contingent upon, the closing of the Business Combination. Further, Footprint entered into Participation Rights Agreements (the “
Trinity Participation Rights Agreements
”) with the Trinity Lenders, which granted the Trinity Lenders with certain participation rights in connection with certain offerings of Footprint capital stock. The Trinity Participation Rights Agreements will terminate in connection with the closing of the Business Combination.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements” in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of Footprint and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by the Company and Footprint that later may prove to be incorrect or incomplete. The Company and Footprint may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business, results of operations or financial condition of the Company, Footprint or the Post-Combination Company.
Risks Related to the Post-Combination Company’s Business
Unless the context otherwise requires, references to “Footprint,” “we,” “our” and “us” in this section are to the business and operations of Footprint prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Footprint by virtue of the Post-Combination Company’s ownership of the business of Footprint through its ownership of the Surviving Entity following the Business Combination. In addition, you should read and consider the risks associated with the business of the Company because these risks may also affect the Post-Combination Company. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Our limited operating history and history of net losses make it difficult to evaluate our future prospects and the risks and challenges we may encounter.
We incurred a net loss of $196.8 million and $59.1 million for the years ended December 31, 2021 and December 31, 2020, respectively, and as of December 31, 2021 and December 31, 2020, we had an accumulated deficit of approximately $332.7 million and $135.9 million, respectively. We believe we will continue to incur operating and net losses each quarter for the near term. We may never achieve profitability, and even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of plant-based packaging products by consumers and our customers as well as our ability to produce these products efficiently, price our products appropriately, and pass through certain increases in the costs of raw materials to control our costs, any or all of which may not occur.
Our limited operating history and history of net losses make it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

•	forecast our revenue and budget for and manage our expenses;

•	attract new customers and retain existing customers;

•
effectively manage our growth and business operations, including planning for and managing capital expenditures for our current and future manufacturing systems, managing our supply chain, including supplier relationships and raw material costs related to our current and future product offerings and integrating acquisitions;

•	comply with existing and new or modified laws and regulations applicable to our business;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	develop and protect intellectual property; and

•	hire, integrate and retain talented people at all levels of our organization.
If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “
Risk Factors
” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. Footprint has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business and financial condition and result of operations could be adversely affected.
Our forecasts and projections of future financial results are based on a number of assumptions by our management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such forecasts and projections.
Our forecasts and projections of future financial results contained in this proxy statement/prospectus are based on a number of assumptions and estimates by our management, including those relating to the expected size and growth of the markets in which we operate or may seek to operate, continued customer demand for our products, and our ability to meet customer demand, produce our products efficiently, execute our operational plan, optimize the performance of our equipment, price our products appropriately, and control our costs all of which are subject to a wide variety of business risks and uncertainties. For example, such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business in those markets at similar rates, or at all. Our future growth is subject to many factors, including, among others, our ability to develop and commercialize our products and the market’s adoption of our products, both of which are subject to risks and uncertainties, many of which are beyond our control. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, which could adversely affect the trading price of the Post-Combination Company Stock. Accordingly, the forecasts and estimates, including those relating to market size and growth, continued customer demand, and operational efficiencies and execution, described in this proxy statement/prospectus should not be taken as indicative of Post-Combination Company’s future growth.
We rely heavily on our operations in Mexico, which are subject to many uncertainties and risks that, if realized, could have a material adverse effect on our business, results of operations and financial condition.
We have invested significantly in and rely heavily on our manufacturing facility in Mexicali, Mexico. For the years ended December 31, 2021 and 2020, 45% and 39%, respectively, of all revenue was derived from products manufactured in our Mexicali manufacturing facility. There are a number of risks associated with doing business in Mexico, including exposure to local economic and political conditions, government regulations, social unrest, including risks of terrorism or other hostilities, export and import restrictions, the potential for shortages of trained labor, lack of power and/or water, and the possible effects of currency exchange rate fluctuations. Additionally, the Mexican government has exercised and continues to exercise significant influence over the generation and provision of electricity in Mexico. As a result of this regulatory environment, acquiring electricity for our manufacturing facility in Mexicali has been challenging, and there is no guarantee we will be able to obtain electricity in a cost-effective manner and in sufficient quantities to operate our manufacturing facility.
 These risks could lead to additional costs or production delays that we cannot foresee at this time and may materially adversely impact our business, results of operations and financial condition and the trading price of the Post-Combination Company Stock.
We have not previously operated a manufacturing facility in Europe, and we face substantial uncertainty and risks as we seek to expand our operations, and our inability to build, hire effectively, and operate such facility efficiently could have a material adverse effect on our business, results of operations and financial condition.
We are presently planning one or more manufacturing facilities in Europe. The locations are projected to support production for our European customers’ products. As we expand our manufacturing facilities into Europe, we may face significant operational risks from doing business in a new international location, including costs and/or delays associated with complying with new regulations and laws.
Our investment in Europe may expose us to substantial risks and as a result, we may not realize a positive return on our investment. There may be unforeseen delays in the development of our European manufacturing facilities, which could materially increase our expenses or delay our production. Opening these facilities will require additional capital expenditures and the efforts and attention of our management and other personnel, which will divert resources from our existing business or operations. In addition, we may not be able to hire enough qualified personnel at acceptable wages, if at all, to staff these facilities. Even if our new European facilities are brought up to full production according to our current schedule, including hiring and training personnel to staff such facilities, they may not provide us with all of the operational and financial benefits we expect to receive. These and other risks may result in our not realizing a return on, or losing some or all of our return on, our planned investments in Europe, which could have a material adverse effect on our business, results of operations and financial condition.
Expanding our global operations will subject us to additional risks, such as volatility in currency exchange rates, compliance with additional foreign laws and regulations, and other risks and uncertainties, any of which could have a material adverse effect on our business, results of operations and financial condition.
As we expand globally, we will be subject to additional risks, and our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. For example, we may incur currency transaction risks if we were to enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenues because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our business, results of operations and financial condition.
Additionally, as we expand into Europe, we will be subject to additional laws and regulations. Our efforts to comply with such laws and regulations could be costly and time-consuming, diverting resources and management attention away from our existing operations. Furthermore, there is no guarantee we will be successful in becoming compliant and maintaining our compliancy with such regulations.
Other risks and uncertainties we may face from expanding our overseas manufacturing capabilities and global operations include the following:

•	difficulties in staffing and managing foreign operations;

•	limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

•	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•	costs and difficulties of customizing products for foreign countries;

•	challenges in providing solutions across a significant distance, in different languages and among different cultures;

•	laws and business practices favoring local competition;

•	being subject to a wide variety of complex foreign laws, treaties, and regulations and adjusting to any unexpected changes in such laws, treaties, and regulations;

•
specific and significant regulations, including the European Union’s (“
EU
”) General Data Protection Regulation (“
GDPR
”), which imposes compliance obligations on companies that possess and use data containing personal information of EU residents;

•	uncertainty and resultant political, financial, and market instability arising from the United Kingdom’s exit from the EU;

•	compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act (“ FCPA ”);

•	tariffs, trade barriers, and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	operating in countries with a higher incidence of corruption and fraudulent business practices;

•	changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices, and data privacy concerns;

•	potential adverse tax consequences;

•	seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

•	rapid changes in government, economic, and political policies and conditions; and

•	political or civil unrest or instability, terrorism, or epidemics and other similar outbreaks or events.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business, results of operations and financial condition.
Limited availability, or increases in the planned costs, of water, power, and raw materials for our facilities and manufacturing process, including as a result of climate change, could have a material adverse effect on our business, results of operations and financial condition.
Our manufacturing operations require the use of substantial amounts of pulp fiber, electricity, water, and natural gas, which have been, and may continue to be, subject to decreased availability due to climate change and other factors, significant price increases as the result of changes in overall supply and demand and the impacts of legislation and regulatory action, including actions taken as a result of climate change. We may not be able to pass along these increased costs to our customers.
Supply shortages or disruptions in our supply chains could affect our ability to obtain timely delivery of materials, equipment, and supplies from our suppliers, or increase the costs for these items, and, in turn, adversely affect our ability to supply products to our customers at prices previously agreed to. Such disruptions could have a material adverse effect on our business, results of operations and financial condition.

Our future success hinges on our ability to increase our manufacturing efficiency, including by converting, with greater efficacy, post-industrial recycled fibers into products and increasing the use of automation in our manufacturing.
Generally, our sales and profitability are dependent on the availability and cost of raw materials, labor, and other inputs. To date, we have not encountered issues acquiring virgin plant fibers, post-industrial recycled fibers, and chemistries, the principal raw materials in our products. However, the prices of these raw materials have increased substantially from time to time, and the availability of these raw materials is subject to fluctuations that are beyond our control due to factors such as changing economic conditions, currency and commodity price fluctuations, tariffs, resource availability, transportation costs, weather conditions and natural disasters, political unrest and instability, and other factors impacting supply and demand pressures. Increases in these costs could have a material adverse effect on our business, results of operations and financial condition.
Additionally, improvements in our manufacturing processes and increased profit margins depend upon our ability to incorporate increased automation in our manufacturing processes and to properly and efficiently convert recycled fiber content into products that comply with our customers’ specifications. To date, our products have contained primarily virgin pulp fibers; however, by the end of 2024, we intend to increase the content mix of our total purchased fiber to 40% recycled fiber. There is no guarantee we will succeed in obtaining this level of efficiency. We also intend to increase our reliance on automation in certain of our manufacturing processes, but we do not have experience with implementing substantial automation in certain of these processes to date, and there can be no assurance that this initiative will be successful. In the event we do not reach 40% recycled fiber content of our total purchased fiber and/or are unable to effectively incorporate increased automation in our manufacturing processes, the overall cost of our manufacturing process could increase, and our business, results of operations and financial condition could be materially and adversely affected.
Our products are manufactured using equipment from a relatively small number of suppliers that are modifying their equipment to meet our production specifications, and the failure of one or more of these suppliers to produce this equipment in a timely fashion, or in a manner that performs in accordance with our specifications and expectations, could have a material adverse impact on our business, results of operations and financial condition.
While the type of equipment that we use to produce our products is currently available, we rely on a relatively small number of equipment suppliers to modify their existing equipment designs according to our specifications in order to be able to produce our products. These equipment suppliers may fail to deliver equipment at agreed upon prices or may require price increases for future deliveries. If one or more of our suppliers of capital equipment are unable or unwilling to provide us with the necessary capital equipment to manufacture our products or if we experience significant delays in obtaining the necessary manufacturing equipment, our business, results of operations and financial condition could be materially and adversely affected. For example, to outfit our manufacturing facilities, we have contracts with equipment suppliers in Europe and Asia. Such equipment contracts have long lead-times, with delivery of the equipment to take place throughout 2022 and beyond. Due to the specialized nature of our equipment and the long lead-times of our equipment suppliers, delay or cancellation in any of these contracts or orders under these contracts would severely hinder our efforts at our manufacturing facilities, and there is no guarantee when or if we would be able to secure alternative equipment. A cancellation of any of our equipment orders or a delay in equipment delivery could have a material adverse effect on our business, results of operations and financial condition.
For some products, we utilize subcontract manufacturers located in China to manufacture our products. The failure of these manufacturers to make products of sufficient quality on a timely basis could have a material adverse effect on our business, results of operations and financial condition.
In order to meet customer demand, we rely on, and will continue to rely on, a limited number of subcontract manufacturers in China to manufacture our quick-service restaurant and certain other products that we do not presently have the capacity to manufacture in North America. For the year ended December 31, 2021, 36% of our revenue was from products manufactured by these subcontract manufacturers. We place orders to the subcontractors in China through an independent contractor. Our reliance upon this independent contractor and upon such subcontract manufacturers involves several risks, including reduced control over manufacturing costs, delivery times, reliability and quality of products, unfavorable currency exchange fluctuations, intellectual property infringement, and continued inflationary pressures on many of the raw materials used in manufacturing. If we were to encounter a shortage of supply of these products, or experience manufacturing delays caused by reduced manufacturing capacity, inability of our subcontract manufacturers to procure raw materials, or the loss of the subcontract manufacturers’ ability to manufacture our products due to disruptions to their operations, we could experience lost revenues, increased costs, and delays in, or cancellations or rescheduling of, orders or shipments, any of which would materially harm our business, results of operations and financial condition.
Changes in U.S. and China relations, as well as relations with other countries, and/or regulations may adversely impact our business, our operating results, our ability to raise capital and the market price of our shares.
The U.S. government, including the SEC, has made statements and taken certain actions that have led to changes to U.S. and international relations, and that impact companies with connections to the U.S. or China, including imposing several rounds of tariffs affecting certain products manufactured in China, imposing certain sanctions and restrictions in relation to China and issuing statements indicating enhanced review of companies with significant China-based operations. It is unknown whether and to what extent new legislation, executive orders, tariffs, laws or regulations will be adopted, and the effect that any such actions would have on companies with business relationships in China. Any unfavorable government policies on cross-border relations and/or international trade, including increased scrutiny on companies with significant China-based operations, capital controls or tariffs, may affect our ability to raise capital and the market price of our shares.
In addition, our reliance on an independent contractor and subcontractors in China exposes us to substantial risks associated with doing business in China, such as taxation, inflation, environmental and other regulations, foreign currency exchange rates, labor market, energy, and property and financial regulations. If any new legislation, executive orders, tariffs, laws and/or regulations are implemented, if existing trade agreements are renegotiated or if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tension, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our shares.
If we lose significant customers or significant customers materially reduce their purchase orders, our business, financial condition and results of operations may be adversely affected.
The loss of or disruptions related to significant customers could result in a material reduction in sales. For the year ended December 31, 2021, Conagra was our only customer that accounted for more than 10% of our net sales, totaling 17.2%. For the year ended December 31, 2020, Conagra was our only customer that accounted for more than 10% of our net sales, totaling 23%.
These customers do not enter long-term contracts. Instead, they make purchase decisions based on a combination of price, product quality, consumer demand and service quality. In the future, they may reallocate their demand to other suppliers. If our sales to one or more of these customers are reduced, this reduction may adversely affect our business.

Our customer commitments vary from purchase orders on an “as needed” basis to contractual commitments with minimum purchase obligations, and the failure of our customers to continue placing orders or to abide by their contractual commitments could have a material adverse effect on our business, results of operations and financial condition.
In 2021, approximately 57.7% of our product revenue was derived from purchase orders made by customers on an as-needed
basis that do not have specified multi-year minimum contractual purchase obligations. We expect to continue to encounter a mixture of multi-year contractual purchase commitments and as-needed
purchase orders. As a result, our manufacturing volume will continue to be based on estimates and forecasts that can be incorrect. Additionally, customers issuing purchase orders can cancel purchase orders or reduce or delay orders at any time. Incorrect estimates and projections or the cancellation, delay, or reduction of customer purchase orders, or customers’ failure to fulfill their minimum purchase obligations could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.
We often schedule internal production levels and place orders for raw materials with third-party suppliers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

•	an increase or decrease in consumer demand for our products or for the products of our competitors;

•	our failure to accurately forecast consumer acceptance of new products;

•	delays in the production of tooling for the products, or the unsatisfactory performance of the tooling;

•	delays in the ability of our products to meet certain customer performance requirements and other specifications;

•	new product introductions by us or our competitors;

•	changes in our relationships with our customers;

•	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

•	changes in laws and regulations applicable to our products or the manner in which we sell products; and

•	weak economic conditions or consumer confidence, which could reduce demand for our products.
Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, results of operations and financial condition. Any overestimation of the demand for our products will result in a decline in forecasted revenue. Additionally, if we underestimate or are otherwise unable to manufacture enough products to meet the demand for our products, our manufacturing facilities or third-party suppliers may not be able to meet customer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.
We will incur significant expenses and capital expenditures in the future to execute our business plan, and we may be unable to adequately control our expenses or raise additional capital on favorable terms, if at all.
As of December 31, 2021, we had cash and cash equivalents of $57.8 million, restricted cash of $10.3 million and net working capital of $128.6 million (which is comprised of the net amount of current assets of $201.0 million and current liabilities of $72.4 million). This compares to cash and equivalents of $115.7 million, restricted cash of $53 thousand, and net working capital of $114.1 million (which is comprised of the net amount of current assets of $142.1 million and current liabilities of $28 million) as of December 31, 2020.

Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in working capital requirements to support increased revenue, continued expansion of our markets, such as Mexico and Europe, continued development and expansion of our products, expanding production facilities, and the possible repayment or refinancing of any long-term debt that may be incurred. Our ability to meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and quantity of product orders and shipments; attaining and expanding positive gross margins across all product lines; the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of expanding our engineering and solutions development teams; the ability of our customers to continue to order products from us; our ability to obtain financing arrangements to support equipment purchases and our operations, including financing arrangements to repay or refinance any long-term debt that may be incurred, and the terms of such agreements that may require us to pledge or restrict substantial amounts of our cash to support these financing arrangements; the timing and costs of hiring and training necessary personnel; the extent to which our products gain market acceptance; the timing and costs of product development and introductions; the extent of our ongoing and new research and development initiatives; and changes in our strategy or our planned activities. If we are unable to fund our operations with positive cash flows and cannot obtain external financing on favorable terms, if at all, we may not be able to sustain future operations which could cause us to delay, reduce or cease operations and could have a material adverse effect on our business, results of operations and financial condition.
We cannot assure you that any necessary additional financing will be available on terms favorable to us, or at all. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.
Our ability to successfully implement our business plan, including effectively managing our growth, will depend on a number of factors, some of which are outside of our control.
Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant and successful expansion of our production capabilities will be required to address potential growth. This expansion will place a significant strain on our management, operational, and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures, and controls. We must also hire a large number of qualified personnel to meet our growth and revenue expectations, and there can be no assurance that we will be able to hire, train, and/or retain such personnel. Our management may also be unable to hire, train, retain, and manage the necessary personnel or to identify, manage, and exploit potential strategic relationships and market opportunities.
We face various supply pressures, including volatility in both the cost and availability of raw materials, which could cause our manufacturing costs to increase. If our manufacturing costs materially increase, we would have to raise our prices, which could negatively impact our ability to gain new customers and keep existing customers.
Our manufacturing costs depend in part on the fluctuating cost of the raw materials used in our processes, particularly pulp fiber and chemistry costs. We have faced, and could continue to face, resistance from some customers in accepting increased prices as a result of increases to our pulp fiber or other input costs. Some multi-year contracts and non-contractual
pricing arrangements with customers permit limited price adjustments to reflect increased pulp fiber costs. However, such adjustments may not occur quickly enough, or be sufficient enough, to prevent a materially adverse effect on net income and cash flow. Furthermore, such price adjustments do not cover all input costs, and these adjustments are not present in many of our customer contracts. In the event we experience increased input costs, we may have to raise our prices, which could affect our ability to gain new customers or retain existing customers. Further, our inability to raise our prices to mitigate the effects of these increased input costs could have a material adverse effect on our financial results.
We may also experience material increases in customer cancellations or reductions in the future on account of the macroeconomic environment, especially in the event of a prolonged recession or a worsening of current conditions as a result of many factors, including inflation and the ongoing
COVID-19
pandemic. As a result, we may have to make changes to our pricing model to address these dynamics, any of which could adversely affect our business, results of operations and financial condition.
In addition, a shortage of raw materials or an unexpected interruption of supply could also result in higher prices for those materials. We have experienced increases in various raw material costs, transportation costs and the cost of plant-based materials and other supplies or products used in our business. Increasing pricing pressures on raw materials and other products continued throughout 2021 as a result of limited supplies of raw materials, higher costs for the suppliers of these raw materials, labor shortages, the effects of higher labor and transportation costs, and the impact of
COVID-19.
We expect these upward pressures to continue through 2022. Although we may be able to raise our prices in response to significant increases in the cost of raw materials, we may not be able to raise prices sufficiently or quickly enough to offset the negative effects such cost increases could have on our business, results of operations and financial condition.
There can be no assurance suppliers will provide the quality raw materials needed by us in the quantities requested or at a reasonable price. Because we do not control the actual production of these raw materials, we are also subject to delays caused by interruption in production of materials including but not limited to those resulting from conditions outside of our control, such as pandemics, weather, transportation interruptions, labor shortages, strikes, terrorism, natural disasters, and other catastrophic events.
If our shipping and freight costs continue to increase, it will have a material adverse effect on our financial results because we may not be able to pass through all of these increased costs to customers.
We currently rely upon third-party transportation providers for a significant portion of our product shipments. Our utilization of delivery services for shipments is subject to risks, including increases in fuel prices and container costs, which would increase our shipping costs, increased labor costs and employee strikes, disease outbreaks or pandemics (such as
COVID-19),
and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs, if at all. Over the past year, our shipping and freight costs have increased substantially, and we have not been able to pass all of these cost increases on to our customers, which has negatively impacted our profitability.
We may be unable to satisfy customer orders and demands in a timely and cost-effective manner as a result of a variety of factors, many of which are outside of our control.
The interruption of our manufacturing processes could adversely affect our ability to manufacture or sell many of our products. We manufacture our products at a relatively small number of facilities, including our Mexicali facility, from which approximately 39% and 45% of our revenue was derived in 2020 and 2021, respectively.
Therefore, a significant disruptive event, including a fire, natural disaster, or loss or restricted supply of resources essential to production, at certain manufacturing facilities or sites could materially and adversely affect our business, results of operations and financial condition. In the event of a disruption, we may need to build or locate replacement facilities as well as seek and obtain the necessary regulatory approvals for these facilities. Accordingly, we may experience substantial production delays, and, if our finished goods inventories are insufficient to meet demand, we may be unable to satisfy customer orders on a timely basis, if at all.
The loss of a material supplier could also significantly disrupt our business. In some cases, we obtain materials used in certain of our products from single sources. If we experience difficulties acquiring sufficient quantities of required materials or products from our existing suppliers, or if our suppliers are found to be non-compliant
with applicable laws or regulations, obtaining alternative suppliers could be a lengthy and uncertain process during which we could lose sales.
Any failure by us to forecast demand for, or to maintain an adequate supply of, raw materials and finished products could result in an interruption in the supply of certain products and a decline in sales of those products. In addition, if our suppliers are unable to meet our manufacturing requirements, we may not be able to produce a sufficient amount of products in a timely manner, which could cause a decline in our sales.
Our products may not achieve market success.
Some prospective customers are currently evaluating and testing our products prior to making large-scale purchase decisions. The successful commercialization of our plant-based fiber products and solutions is also dependent on our customers’ ability to achieve commercial success with the end-products
that they store in our sustainable solutions, which may never gain market acceptance.
Market acceptance of our products will depend on numerous factors, many of which are outside of our control, including among others:

•	public acceptance of such products;

•	our ability to produce products of consistent quality that offer functionality comparable or superior to existing or new single-use plastic products;

•	our ability to produce products that meet customer requirements and are otherwise fit for their intended purposes;

•	our ability to obtain necessary regulatory approvals for our products;

•	the speed at which potential customers qualify our plant-based fiber products for use with their end-products;

•	the pricing of our products compared to competitive products, including petroleum-based plastics;

•	the strategic reaction of companies that market competitive products;

•	our reliance on third parties who support or control distribution channels; and

•	general market conditions.
Our ability to grow our business depends on the successful development and continued refinement of many of our proprietary technologies and product offerings, which is subject to many uncertainties, some of which are beyond our control.
The market for our products is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business, results of operations and financial condition. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative products and manufacturing and technical solutions. As a result, our success will depend, in part, on our ability to develop and market product offerings that respond in a timely manner to the needs of our customers, evolving industry standards, changing customer preferences, and regulatory developments. We may not be successful in identifying, developing, and marketing products that respond to these needs, requirements, or evolving preferences and technical standards.
We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new product offerings and technologies or to adapt or modify our existing product offerings and technologies, including through internal research and development, acquisitions and joint ventures, or other collaborative arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new product offerings and technologies or identification of and expansion into new markets. Due to the design and engineering complexity of our products, we have experienced, and may, in the future, experience, delays in completing the development and introduction of new products. Any delays could result in increased costs of development or divert resources from other projects. In addition to potential delays, new product development may prove to be unsuccessful, resulting in lower-than-expected revenue and/or potentially lost customer relationships. In addition, there can be no assurance that the market for our products will develop or continue to expand or that we will be as successful in newly identified markets or product lines as we currently anticipate. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business, or fund other liquidity needs, and our business, results of operations and financial condition could be materially and adversely affected. Furthermore, we cannot be sure that our competitors will not develop competing products that gain market acceptance in advance of our products, or are otherwise preferred by customers and potential customers.
Additionally, the possibility exists that our competitors might develop new technology or product offerings that might cause our existing product offerings to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly as compared to our competitors, our ability to procure new contracts could be negatively impacted, which could adversely affect our business, results of operations and financial condition.
Our products undergo third-party testing for recyclability and compostability claims, and should our products fail such tests, such failure could have a material adverse effect on our business, results of operations and financial condition.
We design our products to be recyclable and compostable, and they undergo third-party testing to substantiate such claims. Some of our customers’ purchase obligations are, and may in the future be, contingent on our ability to create products that are recyclable and/or compostable, and should any of our products designed for these customers fail such tests, these customers may choose to not purchase our products, causing a reduction in sales. Additionally, as we develop new manufacturing processes and products, there could be delays in the testing of our new products. Such delays could result in a disruption of projected sales, and therefore our failure to achieve our financial forecasts and to fulfill customer demand.
We may not be able to respond appropriately to fluctuations in customer demand and market conditions.
Due to fluctuations in customer demand and other market conditions, we may face lower-than-expected revenue levels, operating results may be adversely affected, and cost reduction measures may be necessary in order for us to remain competitive and financially sound. We must be in a position to adjust our cost and expense structure to reflect prevailing market conditions and to continue to motivate and retain our key employees. If we fail to adequately respond to such market conditions, our business could be seriously harmed. In addition, during periods of rapid growth, we must be able to increase engineering and manufacturing capacity and personnel to meet customer demand. We can provide no assurance that these objectives can be met in a timely manner in response to increased customer demand. Each of these factors could adversely impact our business, results of operations and financial condition.
We may not be able to achieve or increase profitability or positive cash flow.
We expect our operating expenses to increase over the next several years as we scale our operations, increase research and development efforts relating to new product offerings and technologies, and hire more employees. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from improving, achieving, or increasing profitability or positive cash flow.

Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have continued negative cash flow in the future or losses, or deepening losses, resulting from maintaining or expanding our operations, this could have a material adverse effect on our business, results of operations and financial condition.
Our future profitability also hinges on our ability to acquire more customers and/or increase the commitments of our current customers. Even if we acquire new customers, our typical development cycle takes at least nine months after a customer confirms its performance requirements and executes a contract, and thus any revenue from new customers may not be realized until several months after such customers execute contracts.
Our inability to adapt to and satisfy customer demands in a timely and cost-effective manner and any delays in the design, development, engineering, and manufacturing of our products may adversely impact our business, results of operations and financial condition.
We have previously experienced, and may experience in the future, delays or other complications in the design, development, manufacture, production, delivery and ramp of our equipment, products and technologies, including on account of the global
COVID-19
health crisis. If delays like this arise or recur, if our manufacturing and process changes are not successful or are unable to meet our growth and customer demand, or if we experience issues with planned manufacturing improvements or efficiencies or design, we could experience issues or delays in meeting our production goals or in increasing production. If our current or future product offerings do not meet expected performance or quality standards, including with respect to customer and end-user
satisfaction, this could cause operational delays. In addition, any delay in manufacturing new products as planned could increase costs, cause our products to be less attractive to potential new customers or cause a termination of existing customer orders and/or relationships.
If we encounter difficulties in scaling our delivery capabilities; if we fail to continue to develop and successfully commercialize our products; if we fail to develop new technologies before our competitors; or if such technologies fail to perform as expected, are inferior to those of our competitors, or are perceived to be less attractive than those of our competitors, our business, results of operations and financial condition could be materially and adversely impacted.
Unsatisfactory performance of our products could have a material adverse effect on our business, results of operations and financial condition.
We design, develop, engineer, and manufacture sophisticated fiber-based products. While we have built operational processes to ensure that the design, development, manufacture and performance of these products meet customer performance requirements, there can be no assurance that we will not experience operational or process failures and other problems, including as a result of manufacturing or design defects, operator error, cyber-attacks or other negligent or intentional acts or omissions, that could lead to potential product or safety risks. Any actual or perceived safety or quality assurance issue may result in significant reputational harm to our business, in addition to liability, maintenance and other increased costs that may arise. Such issues with our products could result in our customers’ delaying or cancelling planned orders. Our inability to meet our quality assurance standards or adverse publicity affecting our reputation as a result of accidents, equipment failures, or delayed or failed production of our products could have a material adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance that we may provide.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•	our ability to accurately predict and meet customer demand;

•	the cost of raw materials or supplied components critical for the manufacture and operation of our systems, products, and technologies;

•	successful ramp-up of new manufacturing sites and facilities;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	delays in the development of solutions for customers and/or tooling to manufacture products, and/or manufacturing delays;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies;

•	the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 health crisis; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period
basis may not be meaningful.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if any guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
Certain contracts granting exclusivity rights to customers may limit our ability to sell certain products in certain markets.
We have entered into certain agreements with customers, which, subject to the terms therein, grant these customers the exclusive right to purchase certain products from us for a contractually specified period of time. We may enter into similar agreements in the future. These arrangements could prevent us from selling products to certain prospective customers, which could have a material and adverse impact on our potential revenues and our ability more generally to expand our customer base and product lines.
We face, and will face, substantial competition, and if we are unable to continue developing innovative products and technologies and/or scale our production, we will cede market share to our competitors.
We face and will face substantial competition from a variety of companies in the fiber-based segment, as well as from companies in the plastic-based and plastic alternative segments. Some competitors’ products are suitable for a range of uses at a price that may be lower than our product offerings. Many of these companies have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, technical, and other resources than us. Our competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete. We cannot assure you that we will be able to compete successfully against current or new competitors. We believe our ability to compete successfully in designing, engineering, and manufacturing our products at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to develop new technologies and to meet our customers’ needs and the availability of our offerings. If we are unable to compete successfully, our business, results of operations and financial condition would be adversely affected.
We may not be able to adequately protect our patents and other intellectual property assets, particularly those that subcontract manufacturers located in China and elsewhere may have access to, or third parties may allege that we infringe on their proprietary rights, all of which could adversely affect our competitive position and reduce the value of our products, and result in litigation to protect our patents and intellectual property that may be costly.
Our commercial success depends in part on our ability to obtain patent protection for technologies and products we develop, to preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patents or patent applications that we own, obtain or file or are able to obtain or license from third parties will afford any competitive advantages or will not be challenged or circumvented by third parties. We rely on subcontractors in China to manufacture a variety of our products, and there has been large coverage by the media in recent years of intellectual property theft by Chinese or other firms. We might not be successful in protecting our intellectual property as it relates to these subcontractors or as it relates to our current or future competitors and suppliers. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development and testing of a potential product, it is possible that before any of our potential products can be commercialized, any related patents may expire or may have only a brief remaining life span following commercialization, thus reducing any advantage of the patents.
If we are not able to obtain patent coverage or defend the patent protection for our technologies, then we will not be able to exclude competitors from developing or marketing competing technologies, and we may not generate enough revenues from product sales to justify the cost of development of our technologies and to achieve or maintain profitability. Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. Patents may not be issued for any pending or future pending patent applications owned by us, and claims allowed under any issued patent or future issued patent owned by us may not be valid or sufficiently broad to protect our technologies. Moreover, we may be unable to protect certain of our intellectual property in the U.S. or in foreign countries. Foreign jurisdictions may not afford the same protections as U.S. law, and we cannot ensure that foreign patent applications will have the same scope as the U.S. patents. There may be many countries in which we will choose not to file or maintain patents because of the costs involved. Competitors may also design around our technology or develop competing technologies.
Any issued patents owned by or licensed to us now or in the future may be challenged, invalidated, or circumvented. To the extent competitors or other third parties develop and market products or procedures that we believe infringe our patents and proprietary rights, we may be compelled to initiate lawsuits to protect and enforce our intellectual property rights. Additionally, we may be required to defend against claims by third parties that allege infringement by us of their patents or proprietary rights. Such litigation is typically expensive, time-consuming, and uncertain as to outcome, and may involve opponents who have much more extensive financial resources than we do. Such litigation and any unfavorable outcomes could have a material adverse effect on our business, results of operations and financial condition.
We rely in part on trade secrets to protect our technology. Our failure to obtain or maintain trade secret protection could limit our ability to compete.
We rely on trade secrets to protect much of our technology and proprietary information, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using our trade secrets would be expensive and time consuming, and the outcome would be unpredictable.
Moreover, if our competitors independently develop similar knowledge, methods and know-how,
it will be difficult for us to enforce our rights and our business could be materially harmed.
We face various risks related to the ongoing
COVID-19
pandemic and similar public health crises, which may have material adverse effects on our business, financial position, results of operations and/or liquidity.
We face various risks related to health epidemics, pandemics, and similar outbreaks, including the global outbreak of
COVID-19.
Such risks include disruptions or restrictions on our employees’ ability to work effectively, as well as temporary closures of our facilities or the facilities of our customers or suppliers.
It is possible that the continued spread of
COVID-19
could also cause further disruption in our supply chain, including the delivery of our manufacturing equipment; cause delay or limit the ability of other customers to perform, including in making timely payments to us; and cause other unpredictable events. In addition, the continued spread of
COVID-19
has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital.
The situation surrounding
COVID-19
remains fluid as new variants arise and the efficacy of vaccines against such variants remains untested. The continuing global pandemic’s impact on our business, results of operations, financial condition, expected cash flows, and liquidity increases the longer the virus impacts activity levels in the U.S. and globally. For this reason, we cannot reasonably estimate with any degree of certainty the future impact
COVID-19
may have on our business, results of operations, financial position, and liquidity. The extent to which the
COVID-19
pandemic may impact our business, results of operations, financial condition, and liquidity will depend on future developments and numerous and evolving factors that are highly uncertain, vary by market, and cannot be accurately predicted or quantified at this time, including the duration and spread of the outbreak; new information concerning its transmission and severity; government mandated restrictions and regulations; business and workforce regulations and disruptions; impact on demand for our products; the effectiveness of actions taken to contain and treat the disease; actions taken or that might be taken by governments, businesses, or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for our products; our ability to manufacture, sell, and provide our products, including as a result of travel restrictions, closed borders, operating restrictions imposed on our facilities and employees, or reduced ability of our employees to continue to work efficiently; increased operating costs (whether as a result of changes to our supply chain, increased costs for our equipment, or increased employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries’ currencies relative to the dollar; and the general impact of the pandemic on our customers, employees, suppliers, vendors, and other stakeholders. Additionally, customers might defer decision making, delay orders, or seek to renegotiate or terminate existing agreements.

The impact of
COVID-19
may also exacerbate other risks discussed herein, any of which could have a material adverse effect on us. This situation is changing rapidly, and additional impacts may arise that of which we are not currently aware.
We are highly dependent on our senior management team, particularly the services of Troy Swope and Yoke Chung, and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
We are highly dependent on our full senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other skilled personnel, including such personnel in manufacturing and quality assurance, engineering, design, finance, marketing, sales, and support functions. Certain members of our senior management team, including Troy Swope and Yoke Chung, have extensive experience in the materials science industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could have a material adverse effect on our business, results of operations and financial condition.
Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Any inability to recruit, develop, and retain qualified employees may result in high employee turnover and may force us to expend significant resources to conduct searches for new, qualified employees and to pay significantly higher wages, which may harm our profitability or could result in difficulties performing under our contracts with customers if our needs for such employees were unmet. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed could have a material adverse effect on our business, results of operations and financial condition.
We may rely heavily on future collaborative or joint venture partners to expand our manufacturing, product, geographic, and sales reach.
We may enter into strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

•	obtain capital, equipment, and facilities;

•	obtain funding for research and development programs, product development programs and commercialization activities;

•	obtain expertise in and/or otherwise enter relevant markets;

•	obtain access to raw materials; and/or

•	obtain sales, marketing, and manufacturing services or support.
We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could have a material adverse effect on our business, results of operations and financial condition.
As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.
From time to time, we may undertake acquisitions to add new products, product offerings, technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if such approvals and licenses are not obtained. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, and we may be unable to successfully complete such integration, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
We may be subject to product recalls and product liability claims that may not be covered by insurance and could require us to incur significant expenses and pay substantial sums.
We are subject to an inherent risk of, and adverse publicity associated with, product liability and other liability claims, whether or not such claims are valid. Product liability or other claims may exceed our product liability insurance coverage limits. A successful product liability claim that exceeds our insurance coverage limits could require us to pay substantial sums and could have a material adverse effect on us.
Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand or market acceptance of, or attitude toward, plant-based fiber products, and materially and adversely affect our business, results of operations and financial condition. In the future, we may voluntarily or involuntarily initiate a recall if any of our products are proven to be or possibly could be defective or noncompliant with applicable environmental or other laws and regulations, including health and safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, results of operations and financial condition.
A significant portion of our business relates to designing, developing, engineering, and manufacturing plant-based fiber products. New technologies may be untested or unproven. Failure of some of these products or their formulations or unknown safety or other issues could result in restrictions on the marketing of our products, withdrawal of our products from the market as well as possible civil or criminal penalties. Accordingly, we may incur liabilities that are unique to our products.
We endeavor to obtain insurance coverage from established insurance carriers to cover these risks and liabilities consistent with industry norms. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk, and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.
We have historically insured our product offerings to the extent that insurance was available on acceptable premiums and other terms. This insurance will not protect us against all losses due to specified exclusions, deductibles and material change limitations, and it may be difficult to insure against certain risks. In addition, problems and delays in development or delivery as a result of issues with respect to design, technology, patent rights, labor, learning curve assumptions, or materials and components could prevent us from achieving contractual requirements.
The price and availability of insurance fluctuates significantly. Although we have historically been able to obtain insurance coverage, we cannot guarantee that we will be able to do so in the future. Any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including, among others, the availability of insurance in the market and the cost of available insurance. Insurance market conditions or factors outside our control at the time we are in the market for the required insurance could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain, or we may not be able to obtain insurance at all.
In addition, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair, or ensure our assets, which could have a material adverse impact on our business, results of operations and financial condition.
We may be adversely affected by other economic, business and/or competitive factors.
The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as
COVID-19)
in locations where our products are sold,
man-made
or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact retail, foodservice, and other customer and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, subcontract manufacturers, retail customers, foodservice customers, consumers, and creditors may suffer. Our results of operations depend upon, among other things, the financial health and strength of our customers as well as our suppliers or other third parties on which we rely, our ability to maintain and increase sales volume with our existing retail, foodservice, and other customers, our ability to attract new customers, and our ability to provide products that fulfill our customers’ needs at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability.
Changes in the U.S. and global social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. In addition, the United Kingdom’s exit from the EU on January 31, 2020, may yet result in the imposition of tariffs or other trade barriers that could have an adverse impact on our results of operation. Additionally, the remaining uncertainty surrounding this transition may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, results of operations and financial condition. In extreme cases, we could experience interruptions in production due to various micro and macroeconomic conditions, including reduced customer spending in the wake of weaker economic performance. If global economic conditions remain volatile for a prolonged period or experience further disruptions, our business, results of operations and financial condition could be adversely affected.
Adverse publicity stemming from any incident involving us, our customers, users of our products, other operators in the sustainable materials sector, or our competitors could have a material adverse effect on our business, results of operations and financial condition.
We are at risk of adverse publicity stemming from any public incident involving our company and brand, customers, users of our products, employees, competitors, or other operators in the sustainable materials sector. If our products or some other company’s plant-based fiber products are sold to customers, and such customers were to be involved in a public incident, accident, or catastrophe, this could create an adverse public perception of our products or plant-based fiber technology generally and result in decreased customer demand for our products or plant-based fiber products generally, which in either case could cause a material adverse effect on our business, results of operations and financial condition. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from any incident, accident or catastrophe related to our products.

Following the completion of the Business Combination, including the PIPE Investment, we will still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms, or at all.
Prior to the Business Combination, we financed our operations and capital expenditures primarily through funding from private sources. Even following the completion of the Business Combination, including the PIPE Investment, we will need to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, if at all, and our failure to raise capital when needed could harm our business. For example, the global
COVID-19 health
crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to meet our working capital needs, grow our business, or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations, liquidity, and financial condition.
Our financial results may vary significantly from quarter to quarter.
We expect our revenue and operating results to vary from quarter to quarter. We may incur significantly greater losses than we have predicted. Reductions in revenue or increased costs in a particular quarter could lead to lower profitability or increased losses in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up
and early stages of large contracts and may not be able to recognize corresponding revenue in that same or future quarters. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired. We may also incur additional expenses if we fail to manage our operations efficiently, which additional expenses could prove substantial.
Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “
Risk Factors
” section and the following factors, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	variability in demand for our products and solutions;

•	commencement, completion, or termination of contracts during any particular quarter;

•	timing of shipments and product deliveries;

•	our ability to commence production of new products;

•	delays in our design, development, and/or production of new products;

•	the costs of remediating unknown defects, errors, or performance problems of our product offerings;

•	costs related to government inquiries;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, and joint ventures;

•	strategic investments or changes in business strategy;

•	changes in the extent to which we use subcontractors and the ability of those subcontractors to comply with production and product delivery requirements;

•	the inability to continue to add new customers or increase demand for our products;

•	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•	the length of sales cycles.
Significant fluctuations in our operating results for a particular quarter could cause us in the future to fall out of compliance with any debt covenants to which we may be subject, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt and could have an adverse effect on our business, results of operations and financial condition.
Government regulation and legislation may require us to modify our operations, including formulations that we utilize in our products.
Several intergovernmental organizations, countries and other political subdivisions of countries have enacted, or are considering enacting, laws and regulations designed to encourage or mandate the increased use of sustainable alternatives to plastics, or to dictate how much water, power, or other inputs may be used to manufacture products. These laws and regulations could require us to modify our manufacturing operations and processes, product designs, and/or product formulations to comply with these laws and regulations. Our inability or failure to comply with these laws and regulations could negatively affect our ability to manufacture and supply products, and/or the demand for, and marketability of, our products, which would have an adverse impact on our financial results.
Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business and some of these laws may pose risks and impose unforeseen costs to our business, including laws and regulations with respect to employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state, and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote some of management’s time and external resources towards compliance with these laws, regulations, and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation or policies that impacts our business could require us to change the way we operate and could have a material adverse effect on our business, sales, profitability and financial condition.
Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certifications, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certifications, authorizations or permits, which could have a material adverse effect on our operations.
Additionally, the regulation of our industry is still evolving, and new or different laws, regulations, or policies could affect our operations, increase direct compliance costs for us, impact the marketability of one or more of our products, or increase the cost of the prices of materials that we receive from third-party suppliers or contractors.
Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.
We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the FCPA, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless, negligent, or criminal acts. If not prevented, such reckless, negligent, or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary
penalties and suspension, and could have a material adverse effect on our ability to conduct business and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customers’ sensitive or confidential information could result in remediation costs, regulatory sanctions against us, and serious harm to our reputation.
Failure to comply with federal, state, and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business, results of operations and financial condition.
We collect, store, process and use personal information and customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect and store this payment information. Due to the sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state, and foreign laws and regulations govern the collection, use, retention, storage, destruction, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in January 2020, the California Consumer Privacy Act (“
CCPA
”) took effect, which provides California consumers with enhanced rights to access, correct, delete and limit the processing of their personal information by companies, and which requires companies doing business in California to implement and maintain operational capabilities to respond to certain requests made by California consumers in respect of such rights. The CCPA provides a private right of action for California consumers whose personal information is improperly disclosed.
We expect that new industry standards, laws, and regulations will continue to be proposed regarding privacy, data protection, and information security in many jurisdictions, including the California Privacy Rights Act (“
CPRA
”), which was passed by California voters in November 2020 to amend the CCPA and establish a new regulatory authority in California. Several other U.S. states have introduced or passed similar legislation to the CCPA. We cannot yet determine the impact such future laws, regulations, and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the U.S., the European Economic Area (the “
EEA
”), and elsewhere may increase our compliance costs and legal liability.
We are also subject or may become subject to certain
non-U.S.
privacy rules and regulations, such as GDPR, or the EU ePrivacy Regulation, which is currently in draft form, and national laws supplementing GDPR, including the Data Protection Act of 2018 (“
DPA 18
”) in the United Kingdom. GDPR and DPA 18 require companies to meet stringent requirements regarding the processing of personal data of individuals located in the EEA. GDPR and DPA 18 also include significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a company’s worldwide revenue for the preceding financial year for the most serious violations. GDPR, DPA 18, and other similar regulations require companies to give specific types of notice, and informed consent is required for certain actions. The GDPR also imposes additional conditions in order to satisfy informed consent requirements, such as prohibitions on certain forms of bundled consent. Once the EU ePrivacy Regulation is adopted, it will impose additional obligations.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations, or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand, and business, and may result in claims, investigations, proceedings, litigation, or enforcement actions against us by governmental entities. This may result in penalties, liabilities or loss, increased compliance or operational costs, or otherwise require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, or payment companies about the incident and may need to provide some form of remedy for the individuals affected by the incident.
We are exposed to risks related to geopolitical and economic factors, laws, and regulations, and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations, and other risks associated with doing business globally.
Our international business is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls, economic sanctions, data privacy and protection, anti-corruption (including the anti-bribery, books and records, and internal controls provisions of the FCPA governing interactions with foreign government officials), the anti-boycott provisions of the U.S. Export Administration Act, security restrictions, and intellectual property. Failure by us, our employees, independent contractors, subsidiaries, affiliates, subcontract manufacturers, partners, or others with whom we work to comply with any of these applicable laws and regulations could result in administrative, civil, commercial, or criminal liabilities, including suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.
Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the U.S. We may also be impacted by shifts in U.S. and foreign national policies and priorities, political decisions, and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships, and economic and political factors. Any changes to these policies could impact our operations and/or export or import authorizations, or delay purchasing decisions or payments and the provision of supplies and goods. Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a delay, decrease in or cancellation of orders for our products or impact the ability of our customers to make payments.
We also are increasingly dependent on a small number of suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations and/or cash flows.
We are subject to environmental regulation and may incur substantial costs.
We are subject to federal, state, local, and foreign laws, regulations, and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases, and the management of hazardous substances and waste materials. Federal, state, and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate any hazardous substances or releases at or from the property. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

Our ability to use net operating losses to offset future taxable income will be subject to certain limitations as a result of past transactions and the Business Combination and related transactions.
As of December 31, 2020, we had federal net operating loss carryforwards of $113.8 million, all of which was generated after 2017 and can be carried forward indefinitely. As of December 31, 2020, we had state net operating loss carryforwards of $115.2 million, which begin to expire in various amounts in 2038. A portion of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Section 382 of the Code and certain related provisions, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change
net operating losses (“
NOLs
”) and other tax attributes, to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. A portion of our existing NOLs is subject to limitations arising from previous ownership changes in 2021. In addition, the Business Combination and the PIPE Investment may constitute an ownership change under Section 382 of the Code. Accordingly, we may not be able to utilize a material portion of our NOLs. Our NOLs may also be impaired under state law. None of our existing NOLs are subject to the so called separate-return-limitation-year (“
SRLY
”) rules that may apply to consolidated tax groups.
Our ability to utilize our NOLs is also conditioned upon our attaining profitability and generating U.S. federal and state taxable income. We have incurred significant net losses in the past, and it is anticipated that we will continue to incur significant losses for the foreseeable future; therefore, we do not know whether or when we will generate the U.S. federal or state taxable income necessary to utilize our NOL carryforwards, even to the extent they are not subject to limitation by Section 382 of the Code.
Changes in tax laws or regulations may increase tax uncertainty and adversely affect our results of operations and financial condition and our effective tax rate.
We will be subject to taxes in the U.S. and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the U.S., may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws or their interpretation. For example, legislative proposals recently introduced by the Biden administration and the U.S. Congress would, if enacted, impose a minimum book income tax on certain large corporations, increase U.S. taxation of international business operations, and make other substantial changes to other provisions of the U.S. tax laws. Any such tax changes could materially increase the amount of taxes we may be required to pay, which could adversely affect our business, results of operations and financial condition. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the EU, as well as a number of other countries and organizations, such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business and adversely impact our results of operations and financial condition. Other changes that may be enacted in the future, including changes to tax laws enacted by state or local governments in jurisdictions in which we operate, could result in further changes to state and local taxation and materially adversely affect our financial position and results of operations.
In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on our results of operations.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.
There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties, and interest may adversely impact our results of operations.
If we experience a significant disruption in our information technology systems, including as a result of natural disasters or security breaches, or if we fail to implement new systems and software successfully, our business, results of operations and financial condition could be adversely affected.
We depend on a primary third-party provider and other secondary third-party providers to develop and maintain the information technology systems we use throughout Footprint to, among other functions, control our manufacturing processes; process orders and bill, collect, and make payments; interact with customers and suppliers; manage inventory; and otherwise conduct business. We also depend on these systems to respond to customer inquiries; contribute to our overall internal control processes; maintain records of our property, plant, and equipment; and record and pay amounts due to vendors and other creditors. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers. Our reliance on third parties for substantially all of our information technology systems presents certain risks, such as a lack of direct control and oversight over our systems and data. In the future, we may upgrade these systems or transition to an in-house
solution for our information technology needs. As we upgrade or change systems, we may also experience interruptions in service, loss of data, or reduced functionality and other unforeseen material issues that could adversely impact our ability to provide quotes, take customer orders, and otherwise run our business in a timely manner. In addition, if our new systems were to fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result of any of these, our business, results of operations and financial condition could be adversely affected.
In addition, power losses, telecommunications outages, damage to physical infrastructure, such as by natural disasters or fire, and similar events could compromise confidential, business critical information, cause a disruption in our operations, or harm our reputation. In the event that our third-party providers’ systems or service abilities on which we rely, particularly those of the primary provider, are hindered by any of the events discussed above, our ability to operate may be impaired. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation, and ability to execute on our business plan. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur. A decision by our third-party providers to close facilities without adequate notice, or other unanticipated problems, could also adversely impact our business, results of operations and financial condition.
Our third-party information technology service providers’ infrastructure also could be subject to break-ins,
cyber-attacks, denial of service, sabotage, computer viruses, other malicious code, unauthorized access attempts, and/or intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any of the foregoing could result in data leaks or otherwise compromise our confidential or proprietary information or that of our customers and/or suppliers and disrupt our operations. There can be no assurance that any controls and procedures that we have in place will be sufficient to protect us, and any security breach that involves loss of customer- or supplier-provided data could subject us to loss of a customer or supplier, loss of a contract, litigation costs and legal damages, and reputational harm. Further, as cyber threats are continually evolving, our controls and procedures may become inadequate, and we may be required to devote additional resources to modify or enhance our systems in the future. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any such disruptions to our information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales, or business delays. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
We will incur debt in the future and our maintenance of higher levels of indebtedness could have adverse consequences, including impairing our ability to obtain additional financing and limiting our ability to operate due to agreements governing our debt.
We have incurred debt in the past. As of December 31, 2021, we had $49.6 million in debt and construction financing, net of current portion. We will incur more debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional financing in the future.
Our level of debt places significant demands on our cash resources, which could:

•	make it more difficult to satisfy our outstanding debt obligations;

•
require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	limit our ability to borrow additional funds;

•	limit our ability to expand our operations through acquisitions; and

•	increase our vulnerability to general adverse economic and industry conditions.
If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.
Footprint’s management team has limited experience managing a public company.
Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage their new roles and responsibilities. The transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, results of operations and financial condition.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishing and maintaining effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices, or internal control over financial reporting required of public companies in the U.S. We are in the process of evaluating an upgrade of our finance and accounting systems to solutions suitable for a public company, and a delay could impact our ability to or prevent us from timely reporting our operating results, timely filing required reports with the SEC, and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. In addition, we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
In connection with the audit of our financial statements for the years ended December 31, 2021 and 2020, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (b) lack of structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives. This deficiency in our control environment contributed to the following additional deficiencies (each of which individually represents a material weakness) in our internal control over financial reporting.

•
We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries.

•
We did not design and maintain effective controls over certain information technology (IT) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to certain financial applications, programs and data to appropriate company personnel.

Each of the control deficiencies described above could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, our management considered the number and magnitude of individual adjustments corrected by our management and the related deficiencies, combined with a lack of mitigating controls, and determined that, in the aggregate, the deficiencies are considered a material weakness.
To remedy the identified material weaknesses, we have implemented and continue to implement, several measures, including, among others:

•	hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements;

•
establishing and designing internal financial reporting structures and authorizing certain departments or capable and responsible persons to be in charge of the overall financial management and financial objectives;

•	establishing an ongoing program to provide sufficient additional training to our accounting staff, especially training related to U.S. GAAP and SEC financial reporting requirements;

•	designing and preparing accounting policies in accordance with relevant rules, especially in relation to complex and non-routine transactions;

•	enhancing company policy to ensure effective segregation of duties for our accounting staff in relation to manual journal entries; and

•	hiring additional qualified and competent IT personnel who can design and maintain controls over information technology.
Although we have begun to implement measures to address the material weaknesses, the implementation of these measures may not fully address the material weaknesses and deficiencies in our internal control over financial reporting, and we cannot conclude that these matters have been fully remedied. Further, in the future we may determine that we have additional material weaknesses. Our failure to remediate the material weaknesses or failure to identify and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of our securities.
We may become involved in claims, lawsuits, and other proceedings that could adversely affect our business, financial condition, and results of operations.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations and financial condition.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts, and political events could disrupt our business and we may not be able to recover successfully, which could cause material financial loss, loss of human capital, regulatory actions, reputational harm, or legal liability.
The occurrence of one or more natural disasters such as fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks, or disruptive political events where our facilities are located, where our third-party suppliers’ facilities are located, or where our customers and their distributors are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods, and earthquakes may damage our facilities, those of our suppliers, or customers and their distributors, which could have a material adverse effect on our business, results of operations and financial condition. Damage or destruction of our facilities, for any reason, could result in significant production delays, which would have a material adverse effect on our business, results of operations and financial condition. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. As we attempt to grow our operations, the potential for particular types of natural or man-made
disasters, political, economic, or infrastructure instabilities, or other country or region-specific business continuity risks increases. These events also could cause or act to prolong an economic recession or depression in the U.S. or abroad, such as the current business disruption and related financial impact resulting from the global
COVID-19 health
crisis. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to fulfill our other contracts. Furthermore, we cannot ensure that provisions in our customer or supplier contracts will be legally sufficient to protect us if we are sued and our errors and omissions and product liability insurance coverage may not provide coverage, may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims may result in significant legal and other costs, be a distraction to our management, and harm our reputation.
Net earnings and net assets could be materially affected by an impairment of goodwill.
We do not currently have a significant amount of goodwill recorded on our consolidated balance sheet as of December 31, 2021, but we anticipate that we will record goodwill in the future in connection with future acquisitions. We are required at least annually to test the recoverability of goodwill. The recoverability test of goodwill is based on the current fair value of our identified reporting units. Fair value measurement requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows, and discount rates. If general market conditions deteriorate in portions of our business, we could experience a significant decline in the fair value of reporting units. This decline could lead to an impairment of all or a significant portion of the goodwill balance, which could materially affect our GAAP net earnings and net assets.
The historical financial results of Footprint and our unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results of Footprint included in this proxy statement/prospectus do not reflect the financial condition, results of operations, or cash flows we would have achieved as a combined company during the periods presented or that we will achieve in the future. This is primarily the result of the following factors:

•	we will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations, and compliance with the Sarbanes-Oxley Act; and

•	our capital structure is different from that reflected in Footprint’s historical financial statements prior to the Business Combination.

Similarly, our unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance, and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus.
Risks Related to the Company and the Business Combination
Unless the context requires otherwise, references to “we,” “our” and “us” in this section are to the business and operations of the Company prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by the Company following the Business Combination. In addition, you should read and consider the risks associated with the business of the Company because these risks may also affect the Post-Combination Company. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and cast votes on the Business Combination Proposal). Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.
Because the Post-Combination Company will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on the Post-Combination Company may have been conducted.
The Post-Combination Company will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because the Company is already a publicly listed company, an underwriter has not been engaged. However, management and the board of directors of the Company, as well as private investors, conducted due diligence. This due diligence, however, may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. Our Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed with Footprint or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of the Post-Combination Company’s business, which could cause potential harm to investors.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•
the fact that our Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021, and that the note will mature on the earlier of February 11, 2023 and the date on which the Company consummates an initial business combination (and as such, such loan is expected to be repaid in connection with the closing of the Business Combination);

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC .(2)	16,548,350	$165,483,500
Alec Gores (2)	16,548,350	$165,483,500
Mark Stone	—	—
Andrew McBride	—	—
Randall Bort	25,000	$250,000
Jeffrey Rea	25,000	$250,000
William Patton	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	the fact that our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
the fact that we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Class A Stock.
Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our Class A Stock.
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.
The issuance of additional shares of Post-Combination Company Stock in the Business Combination (including the PIPE Investment) will dilute the equity interests of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants. Our Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. The impact of dilution from the issuance of shares in the

Business Combination (including the PIPE Investment) and the potential impact of dilution from additional sources is discussed below:

(1)
Approximately 161,776,650 shares of Class A Stock are anticipated to be issued to Footprint Securityholders as consideration in the Business Combination, valued at $10.00 per share. This represents approximately (a) 69.0%, 73.0%, 77.4% or 80.7% of the number of shares of Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (b) 69.0%, 73.0%, 77.4% or 80.7% of the total voting power of the Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively.

(2)
31,055,000 shares of Class A Stock are expected to be issued in connection with the consummation of the Business Combination to the Subscribers pursuant to the PIPE Investment, at a price of $10.00 per share. This represents approximately (a) 13.2%, 14.0%, 14.9% or 15.5% of the number of shares of Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (b) 13.2%, 14.0%, 14.9% or 15.5% of the total voting power of the Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively.

(3)
Up to 17,584,125 shares of Class A Stock may be issuable as contingent consideration in the Business Combination in respect of Earn Out Shares. Under the Merger Agreement, the Footprint Stockholders and holders of Assumed Warrants, if any, will be entitled to receive Earn Out Shares if the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds certain thresholds for a period of at least 20 days out of 30 consecutive trading days, as adjusted, at any time during the 5 year period beginning on the 180th day following the closing of the Business Combination (the “
Common Share Price
”). The Earn Out Shares, which are not reflected in the shares represented in the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario or the charter redemption limitation scenario described herein, will be issued as follows: (a) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $13.00; (b) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $15.50; (c) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $18.00; (d) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $20.50; (e) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $23.00; (f) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $25.50; and (g) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $28.00.

(4)
The Company Warrants, comprised of Public Warrants to purchase 4,312,500 shares of Class A Stock and Private Placement Warrants to purchase 2,966,666 shares of Class A Stock, will be outstanding following the Business Combination. The Public Warrants, which will not be redeemed in connection with the redemption by a Public Stockholder of a Public Share, will be exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and March 1, 2022. The shares of Class A Stock underlying the Public Warrants represent approximately (a) 1.8%, 1.9%, 2.0% or 2.1% of the number of shares of Post-Combination Company Stock that will be outstanding immediately following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (b) 1.8%, 1.9%, 2.0% or 2.1% of the total voting power of the Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively. The 2,966,666 Private Placement Warrants outstanding following the Business Combination are not redeemable by the Post-Combination Company pursuant to the Company’s right to redeem the Public Warrants at $0.01 per Public Warrant under certain circumstances so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability and exercise period, except that the Private Placement Warrants may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or its permitted transferees and are entitled to certain registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Post-Combination Company and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO. The Private Placement Warrants may not be transferred or sold by the Sponsor (other than to its permitted transferees) until 30 days following the consummation of the Business Combination. The shares of Class A Stock underlying the Private Placement Warrants represent approximately (x) 1.2%, 1.3%, 1.4% or 1.5% of the number of shares of Post-Combination Company Stock that will be outstanding immediately following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (y) 1.2%, 1.3%, 1.4% or 1.5% of the total voting power of the Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively.

(5)
The Post-Combination Company will reserve approximately 10.0% of the number of outstanding shares of the Post-Combination Company Stock immediately following the Business Combination plus 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options, pursuant to the Incentive Plan, and 7.4% of the number of outstanding shares of the Post-Combination Company Stock immediately following the Business Combination pursuant to the Performance Plan and expects to grant equity awards under each of the Incentive Plan (excluding 6,679,108 shares of Post-Combination Company Stock underlying the Rollover Options) and the Performance Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan and the Performance Plan, respectively.

(6)
We refer to the sources of dilution described above in clauses “(4)” and “(5)” of this risk factor as the “
Additional Dilution Sources
.” We refer to the sources of dilution described above in clauses “(1)” “(2)” and “(3),” together with the Additional Dilution Sources, as the “
Cumulative Dilution Sources
.” Based on the assumptions regarding the Cumulative Dilution Sources set forth above, including the Additional Dilution Sources, we estimate that:

•
in the no redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 14.7% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 11.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the illustrative redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 9.8% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 7.5% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•
in the contractual maximum redemption scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 4.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.3% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources; and

•
in the charter redemption limitation scenario, Public Stockholders’ ownership of the Company would be reduced from 80% of the Common Stock prior to the Business Combination to (i) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination without giving effect to any dilution from the Additional Dilution Sources or (ii) 0.2% of the Post-Combination Company’s Stock (and voting power) following the Business Combination assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

Additionally, the Post-Combination Company may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of Post-Combination Company Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.
The issuance of additional shares of Post-Combination Company Stock (or other equity securities of equal or senior rank), including through any of the Cumulative Dilution Sources, could have the following effects for holders of Public Shares who elect not to redeem their shares:

•	your proportionate ownership interest in the Post-Combination Company will decrease;

•	the relative voting strength of each previously outstanding share of Post-Combination Company Stock will be diminished; or

•	the market price of the Post-Combination Company Stock and the Public Warrants may decline.
If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Company Warrants following the consummation of the Business Combination, but assuming that 100% or 34,500,000 shares of Class A Stock held by our Public Stockholders were redeemed, the 4,312,500 retained outstanding Public Warrants would have an aggregate value of $[●], based on the price per Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming
stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming
stockholders.
In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming
stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Company following the Business Combination (including the PIPE Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $2,345 million in the no redemption scenario, (b) $2,217 million in the illustrative redemption scenario, (c) $2,089 million in the contractual maximum redemption scenario and (d) $2,005 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 14 below, and (y) the effective underwriting fee incurred in connection with the Company IPO in each redemption scenario, as further described in Note 15 below.

Holders	No Redemption Scenario (1)	% of Total (16)	Illustrative Redemption Scenario (2)	% of Total (16)	Contractual Maximum Redemption Scenario (3)	% of Total (16)	Charter Redemption Limitation Scenario (4)	% of Total (16)
Public Stockholders	34,500,000	14.7%	21,722,102	9.8%	8,944,204	4.3%	499,956	0.2%
Initial Stockholders (including Sponsor) (5)	16,623,350	7.1%	16,623,350	7.5%	16,623,350	8.0%	16,623,350	8.3%
Subscribers (Aggregate; excluding Sponsor) (6)	21,555,000	9.2%	21,555,000	9.7%	21,555,000	10.3%	21,555,,000	10.8%
Footprint Equity Holders (7)	161,776,650	69.0%	161,776,650	73.0%	161,776,650	77.4%	161,776,650	80.7%

Total Shares Outstanding Excluding Earn out Shares and Warrants	234,455,000	100%	221,677,102	100%	208,899,204	100%	200,454,956	100%
Total Equity Value Post-Redemptions and PIPE Investment ($ in millions)	$2,345		$2,217		$2,089		$2,005
Per Share Value	$10.00		$10.00		$10.00		$10.00

Additional Dilution Sources	No Redemption Scenario (1)	% of Total (8)(16)	Illustrative Redemption Scenario (2)	% of Total (8)(16)	Contractual Maximum Redemption Scenario (3)	% of Total (8) (16)	Charter Redemption Limitation Scenario (4)	% of Total (8) (16)
Earn Out Shares to Footprint Securityholders (9)	16,530,683	6.6%	15,629,754	6.6%	14,728,824	6.6%	14,133,447	6.6%
Company Warrants Public Warrants (10)	4,312,500	1.8%	4,312,500	1.9%	4,312,500	2.0%	4,312,500	2.1%
Private Warrants (11)	2,966,666	1.2%	2,966,666	1.3%	2,966,666	1.4%	2,966,666	1.5%
Equity Incentive Plans Incentive Plan (12)	29,456,697	8.9%	28,178,907	8.8%	26,901,118	8.8%	26,056,693	8.8%
Performance Plan (13)	18,637,567	7.4%	17,621,812	7.4%	16,606,056	7.4%	15,934,797	7.4%
Total Additional Dilutive Sources (14)	65,225,005	21.8%	62,030,531	21.9%	58,836,056	22.0%	56,724,994	22.1%
Deferred Discount
Effective Deferred Discount (15)	12,075,000	3.5%	12,075,000	5.6%	12,075,000	13.5%	12,075,000	241.5%

(1)	This scenario assumes that no Class Stock is redeemed from our Public Stockholders.
(2)	This scenario assumes that approximately 12,777,898 shares of Class A Stock are redeemed from our Public Stockholders.
(3)
This scenario assumes that approximately 25,555,796 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(4)
This scenario assumes that approximately 34,000,044 shares of Class A Stock are redeemed from our Public Stockholders, which, based on the amount of $345,030,739 in the Trust Account as of December 31, 2021, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)	This row includes 9,500,000 shares of Class A Stock to be purchased by the Sponsor in the PIPE Investment pursuant to the Sponsor Subscription Agreement.
(6)
This row reflects the aggregate of 21,555,000 shares of Class A Stock to be purchased by the Subscribers, and excludes 9,500,000 shares of Class A Stock to be purchased by the Sponsor as part of the PIPE Investment pursuant to the Sponsor Subscription Agreement.

(7)
This row assumes (a) inclusion of the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Footprint Equity Awards
”) and (b) the exercise of all outstanding Footprint Warrants and the conversion of all outstanding Footprint Convertible Notes into Class A Stock in connection with the consummation of the Business Combination. This row excludes the Earn Out Shares identified in the row titled “Earn Out Shares to Footprint Securityholders” that may be issuable to Footprint Securityholders upon the realization of all of the benchmark share prices in the earn out.
(8)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Performance Plan would be calculated as follows: (a) 17,621,812 shares issued pursuant to the Performance Plan (for more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
”); divided by (b) (i) 221,677,102 shares (the number of shares outstanding prior to any issuance pursuant to the Performance Plan) plus (ii) 17,621,812 shares issued pursuant to the Performance Plan.

(9)
This row assumes that all Earn Out Shares potentially issuable to Footprint Securityholders (upon the realization of all of the benchmark share prices in the earn out) are issued to Footprint Securityholders and assumes that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out. The Earn Out Shares in this row include only the Securityholder Allocable Amount (i.e., the Earn Out Shares issuable to Footprint Securityholders) and do not include the Plan Allocable Amount and the calculations of the Securityholder Allocable Amount and the Plan Allocable Amount are based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) the Earn Out Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the Earn Out Shares set forth in the applicable column.

(10)
This row assumes exercise of all Public Warrants to purchase 4,312,500 shares of Class A Stock. Percentages in this row represent (a) the 4,312,500 shares of Class A Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 4,312,500 shares of Class A Stock underlying the Public Warrants.

(11)
This row assumes exercise of all Private Placement Warrants to purchase 2,966,666 shares of Class A Stock. Percentages in this row represent (a) the 2,966,666 shares of Class A Stock underlying the Private Placement Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 2,966,666 shares of Class A Stock underlying the Private Placement Warrants.

(12)
This row (a) assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Incentive Plan, which equals 29,456,697 shares of Post-Combination Company Stock in the no redemption scenario, 28,178,907 shares of Post-Combination Company Stock in the illustrative redemption scenario, 26,901,118 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 26,056,693 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination and (b) is based on the capitalization of Footprint as of March 31, 2022. Percentages in this row represent (a) (i) the foregoing share amounts, as applicable, minus (ii) 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options (such difference, the “
Incentive Plan Dilutive Amount
”) divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) the applicable Incentive Plan Dilutive Amount.

(13)
This row assumes the issuance of all shares of Post-Combination Company Stock reserved for issuance under the Performance Plan, which equals 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 18,637,567 shares of Post-Combination Company Stock in the no redemption scenario, 17,621,812 shares of Post-Combination Company Stock in the illustrative redemption scenario, 16,606,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 15,934,797 shares of Post-Combination Company Stock in the charter redemption limitation scenario. For more information about the Performance Plan, see the section titled “
Proposal No. 6—The Performance Plan Proposal
.”

(14)
This row assumes the issuance of all shares of Post-Combination Company Stock in connection with each of the Additional Dilution Sources (other than 6,679,108 shares of Post-Combination Company Stock underlying Rollover Options under the Incentive Plan which is not dilutive as such Rollover Options are accounted for in the row titled “Footprint Equity Holders”), as described further in Notes 8 through 13 above, which equals 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares and Warrants” plus (ii) 65,225,005 shares of Post-Combination Company Stock in the no redemption scenario, 62,030,531 shares of Post-Combination Company Stock in the illustrative redemption scenario, 58,836,056 shares of Post-Combination Company Stock in the contractual maximum redemption scenario or 56,724,994 shares of Post-Combination Company Stock in the charter redemption limitation scenario.

(15)
Reflects the Deferred Discount of $12,075,000 incurred in connection with the Company IPO. The level of redemption impacts the effective Deferred Discount incurred in connection with the Company IPO. In the no redemption scenario, the effective Deferred Discount is based on $345,030,739 in the Trust Account. In the illustrative redemption scenario, the effective Deferred Discount is based on $217,240,374 in the Trust Account. In the contractual maximum redemption scenario, the effective Deferred Discount is based on

$89,450,009 in the Trust Account. In the charter redemption limitation scenario, the effective Deferred Discount is based on $5,000,005 in the Trust Account.
(16)	Percentages may not sum due to rounding.
The foregoing table is provided for illustrative purposes only and there can be no assurance that the Post-Combination Company Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.
For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by March 1, 2023. Unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to effect an initial business combination by March 1, 2023, we will be forced to liquidate and our warrants will expire worthless.
We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by March 1, 2023. Unless we amend the Current Company Certificate to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by March 1, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to fund Regulatory Withdrawals and/or its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Company IPO. In addition, unless we amend the Current Company Certificate to extend the life of the Company (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and certain other agreements into which we have entered, if we fail to complete an initial business combination by March 1, 2023, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Placement Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond March 1, 2023 if we are unable to effect an initial business combination by that date.
Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Footprint whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel and the key personnel of Footprint. Footprint’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Footprint’s officers could have a material adverse effect on Footprint’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Post-Combination Company.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Company Certificate and our current bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section titled “
Proposal No.
 1—The Business Combination—Conditions to Closing of the Business Combination
” for additional information.
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, may lead us to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Footprint’s business, a request by Footprint to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Footprint’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to amend the Merger Agreement, grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any amendments, changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
We and Footprint will incur significant transaction and transition costs in connection with the Business Combination.
We and Footprint have both incurred and expect to incur significant, non-recurring
costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination, including the Deferred Discount. We and Footprint may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the closing of the Business Combination.
Our transaction expenses as a result of the Business Combination are currently estimated at approximately $45,000,000, including the $12,075,000 Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share
amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share
value of shares held by
non-redeeming

stockholders will reflect our obligation to pay the Deferred Discount. As such, the Deferred Discount would represent approximately 3.5%, 5.6%, 13.5% and 241.5% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively (based on Trust Account balances of $345,030,739, $217,240,374, $89,450,009 and $5,000,005 in the no redemption scenario, illustrative redemption scenario, contractual maximum redemption scenario and charter redemption limitation scenario, respectively).
If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.
Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to complete an initial business combination by March 1, 2023, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share
redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share
redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the Company IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of the Company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our franchise and income tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Footprint, we cannot assure you that this diligence will surface all material issues that may be present in Footprint’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Footprint’s business and outside of our and Footprint’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.
We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined balance sheet as of December 31, 2021, combines the historical balance sheet of the Company as of December 31, 2021 with the historical condensed consolidated balance sheet of Footprint as of December 31, 2021 on a pro forma basis as if the Business Combination had been consummated on December 31, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Footprint been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for Footprint’s stock and we have no operating or financial history. Accordingly, the valuation ascribed to Footprint and our Class A Stock in the Business Combination may not be indicative of the price of the Post-Combination Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the Post-Combination Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	failure of the Post-Combination Company to meet its projections;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Stock available for public sale;

•	any major change in the Post-Combination Company’s Board or management;

•	sales of substantial amounts of Post-Combination Company Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
Past performance by Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.
Past performance by Mr. Gores or The Gores Group and by our management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“
Gores Holdings I
”), Gores Holdings II, Inc., a Delaware corporation (“
Gores Holdings II
”), Gores Holdings III, Inc., a Delaware corporation (“
Gores Holdings III
”), Gores Holdings IV, Inc. a Delaware corporation (
“Gores Holdings IV
”) Gores Holdings V, Inc., a Delaware corporation (“
Gores Holdings V
”), Gores Holdings VI, Inc., a Delaware corporation (“
Gores Holdings VI
”), Gores Metropoulos, Inc., a Delaware corporation (“
Gores Metropoulos
”), Gores Metropoulos II, Inc., a Delaware corporation (“
Gores Metropoulos II
”) and Gores Guggenheim, Inc., a Delaware corporation (“
Gores Guggenheim
”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Gores, The Gores Group or our management team’s, Gores Holdings I’s, Gores Holdings II’s, Gores Holdings III’s, Gores Holdings IV’s, Gores Holdings V’s, Gores Holdings VI’s, Gores Metropoulos’s, Gores Metropoulos II’s or Gores Guggenheim’s performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Stock. After the Business Combination, our Initial Stockholders, including our Sponsor, will hold approximately 7.1% of our Class A Stock. In addition, at the closing of the Business Combination, we will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding shares of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the

Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by the Registration Rights Holders, will be entitled to registration rights. In addition, our Initial Stockholders entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be converted into shares of Class A Stock at the closing of the Business Combination) may not be transferred until 180 days after the closing of the Business Combination. In addition, given that the lock-up
period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies. Furthermore, under the Amended and Restated Bylaws, certain Footprint Stockholders who will receive shares of Class A Stock in connection with the Business Combination as well as directors, officers and employees of Footprint and other individuals who will receive shares of Class A Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately prior to closing of the Business Combination will be bound by certain restrictions on their ability to transfer the shares of Class A Stock such holders hold or have a right to receive as a result of the Business Combination for a period of 180 days after the closing of the Business Combination. However, the Post-Combination Company Board may, in its sole discretion, waive, amend or repeal these restrictions on transfer at any time.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Stock for sale under all applicable state securities laws.
The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.
The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.
We may redeem unexpired Public Warrants prior to their exercise at a time and at a price that is disadvantageous to warrant holders, thereby making their Public Warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of our Common Stock.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. Additionally, if a significant number of Public Warrant holders exercise their Public Warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of our Class A Stock. As of [●], 2022, our Class A Stock has never traded above $18.00 per share.
In addition, we may redeem Public Warrants after they become exercisable for a number of shares of Class A Stock determined based on the redemption date and the fair market value of our Class A Stock, starting at a trading price of $10.00. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Public Warrants are
“out-of-the-money,”
in which case holders of Public Warrants would lose any potential embedded value from a subsequent increase in the value of the Class A Stock had such holders’ Public Warrants remained outstanding. None of the Private Placement Warrants will be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”) so long as they are held by our Sponsor or their permitted transferees. In early April 2021, our Class A common stock briefly traded above $10.00; however, trading prior to the warrants becoming exercisable is not relevant to our ability to redeem the Public Warrants.
In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “
Redemption Date
”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof). For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
.”
Because each Public Unit contains
one-eighth
of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.
Each Public Unit contains
one-eighth
of one Public Warrant. Because, pursuant to the Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination, because the Public Warrants will be exercisable in the aggregate for one-eighth
of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.
Warrants will become exercisable for our Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued Public Warrants to purchase 4,312,500 shares of Class A Stock as part of the Company IPO and, on the Company IPO’s closing date, we issued Private Placement Warrants to our Sponsor to purchase 2,966,666 shares of our Class A Stock, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Common Stock on an initial business combination. The shares of Class A Stock issued upon exercise of our warrants will result in dilution to our then existing holders of Class A Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Stock.

The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
.”
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by March 1, 2023 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following March 1, 2023 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures. Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by March 1, 2023 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
The Company has been, and may continue to be, targeted by stockholder lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Stockholder lawsuits asserting class, derivative, and/or individual claims for, among other things, violations of the federal securities laws and/or breaches of fiduciary duty are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the Company’s and Footprint’s respective businesses, financial condition and results of operation.
Risks Related to Ownership of the Post-Combination Company’s Shares
Resales of the shares of Class A Stock included in the Stock Consideration could depress the market price of our Class A Stock.
We will have approximately 234,455,000 shares of Class A Stock outstanding immediately following the Business Combination, and there may be a large number of shares of Class A Stock sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Public Stockholders are freely tradable.
Such sales of shares of Class A Stock in the public market or the perception that these sales might occur, may depress the market price of our Class A Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or conversions may have on the prevailing market price of our Class A Stock.
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Footprint and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will be a holding company with no direct operations and no significant assets other than our ownership of Footprint. We and certain investors, the Footprint Stockholders, and directors and officers of Footprint and its affiliates will become stockholders of the Post-Combination Company. We will depend on Footprint for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Footprint may limit our ability to obtain cash from Footprint. The earnings from, or other available assets of, Footprint may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
The market price and trading volume of Class A Stock may be volatile and could decline significantly following the Business Combination.
The stock markets, including Nasdaq on which we intend to list the shares of Class A Stock to be issued in the Business Combination under the symbol “FOOT,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A Stock following the Business Combination, the market price of Class A Stock may be volatile and could decline significantly. In addition, the trading volume in Class A Stock may fluctuate and cause significant price variations to occur. If the market price of Class A Stock declines significantly, you may be unable to resell your shares at or above the market price of Class A Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Class A Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	failure to meet projections;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities, some of which could be dilutive to shareholders;

•	publication of research reports about the Company;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Footprint or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
The Post-Combination Company’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to the Post-Combination Company’s business;

•	changes in customer or consumer preferences and competitive conditions;

•	expansion to new markets;

•	fluctuations in commodity or raw material prices;

•	failure of equipment to perform as expected or to manufacture products efficiently and failure to meet customer demand; and

•	failure to obtain market acceptance of our products.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Stock adversely, then the price and trading volume of our Class A Stock could decline.
The trading market for our Class A Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Class A Stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity-ranking senior to the Class A Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Stock and be dilutive to existing stockholders.
Our Second Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our Second Amended and Restated Certificate of Incorporation to be effective in connection with the closing of the Business Combination, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “
DGCL
”), our Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Second Amended and Restated Certificate of Incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and our Second Amended and Restated Certificate of Incorporation will also provide that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and our Second Amended and Restated Certificate of Incorporation will provide that neither the exclusive forum provision nor our federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
The forum selection clause in our Second Amended and Restated Certificate of Incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have a negative impact on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of employees, management, and board of directors. See the section titled “
Description of Securities—Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions—Choice of Forum
.”
Provisions of our corporate governance documents could make an acquisition of us more difficult, and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective in connection with the closing of the Business Combination and the DGCL contain provisions that could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our stockholders. Among other things:

•	these provisions provide for a classified board of directors with staggered three-year terms;

•
directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class;

•	these provisions prohibit stockholder action by written consent;

•
any amendment, alteration, rescission or repeal of our Amended and Restated Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

•	these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.
Under our Second Amended and Restated Certificate of Incorporation to be effective in connection with the closing of the Business Combination, we will be subject to Section 203 of the DGCL, which prohibits publicly held Delaware corporations from engaging in business combinations with interested stockholder for a period of three years following the date on which the person became an interested stockholder, except in certain circumstances. See the section titled “
Description of Securities—Anti-Takeover Provisions
.” These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.
These and other provisions in our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.
For information regarding these and other provisions, see the section titled “
Description of Securities
.”
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A Stock, which could depress the price of our Class A Stock.
Our Second Amended and Restated Certificate of Incorporation to be in effect in connection with the closing of the Business Combination will authorize us to issue one or more series of preferred stock. Our Board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A Stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A Stock.
Risks Related to the Redemption
We do not have a specified maximum redemption threshold in the Current Company Certificate. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.
The Current Company Certificate does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules). The Merger Agreement provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000. As a result, we may be able to complete the Business Combination even though a substantial portion of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form
8-K
with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.
In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of our Class A Stock issued in the Company IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our Class A Stock issued in the Company IPO.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A Stock included in the Public Units sold in the Company IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Company IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Stock will exceed the per-share
redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/

prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
On [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Class A Stock was $[●]. Holders of Public Shares should be aware that, while we are unable to predict the price per share of the Class A Stock of the Post-Combination Company—and accordingly we are unable to predict the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming
stockholders—increased levels of redemptions by holders of Public Shares may be a result of the price per share of Class A Stock falling below the redemption price. We expect that more holders of Public Shares may elect to redeem their Public Shares if the share price of the Class A Stock is below the projected redemption price of $10.00 per share, and we expect that more holders of Public Shares may elect not to redeem their Public Shares if the share price of the Class A Stock is above the projected redemption price of $10.00 per share. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Company from the trust account and (ii) a corresponding increase in each holder of Public Shares’ pro rata economic and ownership interest in the Post-Combination Company following the consummation of the Business Combination. In addition, in the event that more than 25.6 million Public Shares are redeemed, the minimum cash condition in favor of Footprint as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $10.00 as of [●], 2022, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of Public Shares redeemed would result in a decrease or increase, respectively, of $[●] million of cash available in the Trust Account.
Our stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A Stock for a pro rata portion of the funds held in our Trust Account.
Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the ATOP system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section titled “
Special Meeting of the Stockholders of the Company in Lieu of 2022 Annual Meeting of Company Stockholders — Redemption Rights
” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

GENERAL INFORMATION
Presentation of Financial Information
This proxy statement/prospectus contains:

•	the historical audited financial statements of the Company as of and for the years ended December 31, 2021 and December 31, 2020; and

•	the historical audited financial statements of Footprint as of and for the fiscal years ended December 31, 2021 and December 31, 2020, prepared in accordance with GAAP.
Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited consolidated financial statements of the Company included in this document, and the audited consolidated financial statements of Footprint included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this proxy statement/prospectus may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of the federal securities laws with respect to the proposed business combination between the Company and Footprint, including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the likelihood and ability of the parties to successfully consummate the proposed business combination and the PIPE Investment, the amount of funds available in the Trust Account as a result of stockholder redemptions or otherwise, the services offered by Footprint and the markets in which Footprint operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and the Company’s or Footprint’s projected future results. These forward-looking statements generally are identified by the words “believe,” “predict,” “project,” “potential,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).
Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Company securities; (ii) the risk that the proposed business combination may not be completed by the Company’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by the Company; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination and PIPE Investment, including the approval of the proposed business combination by the Company’s stockholders, the satisfaction of the minimum trust account amount following redemptions by the Company’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the failure to consummate the PIPE Investment; (v) the effect of the announcement or pendency of the proposed business combination on Footprint’s business relationships, performance, and business generally; (vi) risks that the proposed business combination disrupts current plans of Footprint and potential difficulties in Footprint’s employee retention as a result of the proposed business combination; (vii) the outcome of any legal proceedings that may be instituted against the Company or Footprint related to the agreement and the proposed business combination; (viii) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (ix) the ability to maintain the listing of the Company’s securities on the Nasdaq; (x) the price of the Company’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Footprint plans to operate, variations in performance across competitors, changes in laws and regulations affecting Footprint’s business and changes in the combined capital structure; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; and (xii) other risks and uncertainties set forth in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statement” in the Company’s final prospectus relating to its initial public offering (File
No. 333-252483)
declared effective by the SEC on February 24, 2021. The foregoing list of factors is not exhaustive. There may be additional risks that neither the Company or Footprint presently know or that the Company or Footprint currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the Company’s definitive proxy statement contained in the Registration Statement (as defined below), including those under “Risk Factors” therein, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company and Footprint assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither the Company nor Footprint gives any assurance that either the Company or Footprint will achieve its expectations.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	failure of Footprint to meet its projections;

•	possible delays in opening a European manufacturing facility;

•	increases costs in planned costs of raw materials;

•	any inability to increase manufacturing efficiency;

•	the failure of any of major equipment suppliers to deliver our ordered equipment on time;

•	the loss of any of our subcontract manufacturers and an inability to replace such manufacturer, including as a result of deterioration of U.S. and China relations;

•	any inability to meet customer demand, including as a result of manufacturing disruptions or supply constraints;

•	the failure of our products to achieve market success;

•	our inability to develop new products, and protect such products through intellectual property rights;

•	the failure of our products to meet changing requirements and demands for recyclability and compostability claims;

•	the failure of our products to perform up to customer expectations;

•	our inability to compete effectively;

•	risks due to natural disasters, global pandemics, including the ongoing COVID-19 pandemic, terrorist acts, and political events;

•	the loss of any of our key senior management team members;

•	a failure to successfully integrate future acquisitions;

•	changes in or our failure to comply with laws and regulations;

•	possible impairment of our ability to obtain additional financing or limitations on our ability to operate due to increased indebtedness;

•
possible delays in closing the Business Combination, whether due to the inability to obtain Company stockholder or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Post-Combination Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	any failures of the Post-Combination Company to manage its growth effectively following the consummation of the Business Combination;

•	any inability to complete acquisitions and integrate acquired businesses;

•	general economic uncertainty and the effect of general economic conditions on Footprint’s industry in particular;

•	changes in personnel and availability of qualified personnel;

•	effects of the ongoing COVID-19 public health emergency or other infectious diseases, health epidemics and pandemics;

•	the volatility of the market price and liquidity of Common Stock and other securities of the Company; and

•	the increasingly competitive environment in which the Post-Combination Company will operate.
While forward-looking statements reflect the Company’s and Footprint’s good faith beliefs, they are not guarantees of future performance. The Company and Footprint each disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause the Company’s and the Post-Combination Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “
Risk Factors
.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and Footprint (or to third parties making the forward-looking statements).
Market and Industry Data
This proxy statement/prospectus contains estimates, projections and other information concerning Footprint’s industry and its business, as well as data regarding market research, estimates and forecasts prepared by Footprint’s management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Footprint operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “
Risk Factors
.” Unless otherwise expressly stated, Footprint obtained this data relating to its industry, business, market, and other matters from a variety of sources, including information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. While Footprint has compiled, extracted and reproduced industry data from these sources, Footprint has not independently verified the data. The independent industry publications used in this proxy statement/prospectus were not prepared on Footprint’s behalf. Forecasts and other forward-looking information with respect to data relating to industry, business, market and other matters are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “
Cautionary Note Regarding Forward-Looking Statements
.”

Among others, Footprint refers to estimates compiled by the following industry sources:

•	Smithers Pira, The Future of Flexible Packaging to 2024, June 2019;

•	Smithers Pira, The Future of Global Packaging to 2024, December 19, 2019;

•	Smithers Pira, The Future of PET Packaging to 2025, January 05, 2020;

•	Sphera Solutions, a company that provides the GaBi life cycle assessment software, which Footprint uses for product testing;

•	Environmental Protection Agency, Advancing Sustainable Materials Management: 2018 Fact Sheet, December 2020;

•	World Economic Forum, Ellen Macarthur Foundation and McKinsey & Company, The New Plastics Economy—Rethinking the Future of Plastics, January 19, 2016;

•	Center for International Environmental Law, Plastic & Health—The Hidden Costs of a Plastic Planet, February 2019; and

•	Jin, Mengke et al, Microplastics contamination in food and beverages: Direct exposure to humans, June 19, 2021.

SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY
IN LIEU OF THE 2022 ANNUAL MEETING OF THE COMPANY
This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting of the Company in lieu of the 2022 annual meeting of the Company to be held on [●], 2022, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about [●], 2022 to all stockholders of record of the Company as of [●], 2022, the record date for the Special Meeting. Stockholders of record who owned shares of Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [●] shares of Common Stock outstanding.
Date, Time and Place of Special Meeting
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2022, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.
Proposals at the Special Meeting
At the Special Meeting, Company stockholders will vote on the following proposals:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.	Performance Plan Proposal —To consider and vote upon a proposal to approve the Performance Plan, including the authorization of the initial share reserve under the Performance Plan (Proposal No. 6);

7.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.	Adjournment Proposal —To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal are approved (Proposal No. 8).
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on [●], 2022, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by our Initial Stockholders.
Vote of the Company Initial Stockholders and Company’s Other Directors and Officers
Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.
Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the Company IPO. However, if our Initial Stockholders acquire Public Shares after the Company IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted
24-month
time period.
Quorum and Required Vote for Proposals for the Special Meeting
The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal).

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “
AGAINST
” such Charter Proposal.
The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.
The approval of the Performance Plan Proposal require the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Performance Plan Proposal will have no effect on the Performance Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Performance Plan Proposal.
For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
It is important for you to note that, in the event that Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal does not receive the requisite vote for approval, the Company will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by March 1, 2023, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
Recommendation to Company Stockholders
Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Incentive Plan Proposal, the Performance Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that Initial Stockholders and certain other members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•
the fact that our Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021, and that the note will mature on the earlier of February 11, 2023 and the date on which the Company consummates an initial business combination (and as such, such loan is expected to be repaid in connection with the closing of the Business Combination);

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC .(2)	16,548,350	$165,483,500
Alec Gores (2)	16,548,350	$165,483,500
Mark Stone	—	—
Andrew McBride	—	—
Randall Bort	25,000	$250,000
Jeffrey Rea	25,000	$250,000
William Patton	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	the fact that our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
the fact that we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Broker
Non-Votes
and Abstentions
Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal, the Performance Plan Proposal, the Director Election Proposal and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote

“
AGAINST
” the Charter Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine
matters.
None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Voting Your Shares—Stockholders of Record
If you are a Company stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.
Voting by Mail.
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board. Our Board recommends voting
“FOR”
the Business Combination Proposal,
“FOR”
the Nasdaq Proposal,
“FOR”
the Charter Proposal,
“FOR”
each of the Governance Proposals,
“FOR”
the Incentive Plan Proposal,
“FOR”
the Performance Plan Proposal,
“FOR”
each nominee in the Director Election Proposal and
“FOR”
the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●], 2022.
Voting via the Virtual Meeting Platform.
You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website [●]. You will need your control number for access. If you are a registered holder and do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee. To attend and participate at the Special Meeting, you can sign in with your control number as a registered holder or a beneficial owner who has registered with a legal proxy. Instructions on how to attend and participate at the Special Meeting are available at [●]. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.
Voting Your Shares—Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “
Special Meeting of the Stockholders of the Company in Lieu of the 2022 Annual Meeting of the Company
—
Attending the Special Meeting
.”
Attending the Special Meeting
Only Company stockholders on the record date or their legal proxyholders may attend and participate at the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you are a registered holder and do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee.
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date
version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance, should you need it, please call
1-888-724-2416.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Gores Holdings VIII, Inc., 6260 Lookout Road, Boulder, Colorado 80301, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Incentive Plan Proposal, the Performance Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow, our proxy solicitor, at (800)
662-5200
(toll free), or banks and brokerage firms, please call collect at (203)
658-9400.
Redemption Rights
Pursuant to the Current Company Certificate, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less

Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to fund Regulatory Withdrawals and/or to pay franchise and income taxes, by (ii) the total number of then-outstanding Public Shares.
In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•
prior to 5:00 P.M., Eastern Time on [●], 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at the following address: www.[●].

Shares physically tendered must be submitted with accompanying documents to:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
150 Royall Street, Suite V
Canton, MA 02021
and

•
deliver your Public Shares either physically or electronically through DTC’s ATOP system to the Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s ATOP system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved
.
Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Computershare Trust Company, N.A., the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to

Computershare Trust Company, N.A., the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.
While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which had a balance of $345,030,739 as of December 31, 2021. The Merger Agreement provides that the obligation of Footprint to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $550,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Footprint and may be waived by Footprint. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Footprint may elect not to consummate the Business Combination. In addition, (x) in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 and (y) a Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Common Stock included in the Public Units sold in the Company IPO.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of our Class
 A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account.
You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if the Business Combination is not approved and we do not consummate an initial business combination by March 1, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Proxy Solicitation Costs
We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. We will pay Morrow a fee of $37,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket
expenses for forwarding this proxy statement/prospectus and the related proxy materials to Company stockholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION
General
On December 13, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Footprint. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Footprint, with Footprint continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•
prior to the consummation of the Business Combination, and assuming adoption by the Company’s stockholders of the Charter Proposal, we will adopt the proposed Second Amended and Restated Certificate of Incorporation;

•
in connection with the Business Combination, the Footprint equityholders will collectively receive in exchange for their shares of, or equity awards exercisable for, Footprint Stock, 161,776,650 shares of Class A Stock. Holders of shares of Footprint Common Stock and Footprint Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Footprint Common Stock Consideration for each such share of Footprint Common Stock and applicable Per Share Footprint Preferred Stock Consideration for each such share of Footprint Preferred Stock, as applicable. The foregoing consideration to be paid to the Footprint Securityholders may be further increased by their pro rata share of an additional number of Earn Out Shares allocable to the Footprint Securityholders from the Post-Combination Company, up to an aggregate number of shares of Class A Stock equal to the Securityholder Allocable Amount collectively issuable to all Footprint Securityholders; and

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Footprint Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

In connection with the foregoing, the Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.

Organizational Structure
Organizational Structure
The following diagram shows the current ownership structure of the Company, First Merger Sub and Second Merger Sub:

(1)
For more information about the ownership interests of the Initial Stockholders, including the Sponsor, prior to the Business Combination, please see the section titled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Footprint:

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company immediately following the Business Combination:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section titled “
Beneficial Ownership of Securities.
”

(2)	Includes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(3)	Excludes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(4)
The ownership interests of the Footprint Stockholders (i) include shares of Class A Stock underlying the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Footprint Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of
Footprint
Equity Awards
”), and (ii) reflect the exercise of all outstanding Footprint warrants and the conversion of all outstanding Footprint convertible notes into Class A Stock in connection with the consummation of the Business Combination.

(5)	For more information about the ownership interests of the Footprint equityholders following the Business Combination, please see the section titled “ Beneficial Ownership of Securities .”

Consideration in the Business Combination
Consideration to Footprint Stockholders in the Business Combination
Pursuant to the Merger Agreement, each share of Footprint Common Stock will be converted into the right to receive the Per Share Footprint Common Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) (i) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(ii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class B Preferred Stock minus
(iii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class C Preferred Stock minus
(iv) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes pursuant to the terms thereof divided by
(b) (i) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes),
plus
(ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time. Assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Common Stock Consideration is equal to approximately 6.39 shares of Class A Stock.
Each share of Footprint Class A Preferred Stock will be converted into the right to receive the Per Share Footprint Class A Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Per Share Footprint Common Stock Consideration
multiplied by
(b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time and pursuant to the Footprint Certificate of Incorporation. Based on the current Class A Conversion Rate (as defined in the Footprint Certificate of Incorporation) and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class A Preferred Stock Consideration is equal to approximately 5,278.32 shares of Class A Stock.
Each share of Footprint Class B Preferred Stock will be converted into the right to receive the Per Share Footprint Class B Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) $12,915.89 (such amount as may be adjusted pursuant to the Footprint Certificate of Incorporation)
divided by
(b) $8.50. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class B Preferred Stock Consideration is equal to approximately 1,277.74 shares of Class A Stock.
Each share of Footprint Class C Preferred Stock will be converted into the right to receive the Per Share Footprint Class C Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Class C Liquidation Preference (as defined in the Footprint Certificate of Incorporation) as of the closing date of the Business Combination, divided by
(b) $9.09. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class C Preferred Stock Consideration is equal to approximately 2,750.28 shares of Class A Stock.
In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of a portion of up to 17,584,125 shares of Class A Stock allocable to the Footprint Securityholders from the Post-Combination Company as Earn Out Shares upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Footprint Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Class A Stock to which such Footprint Stockholder otherwise would have been entitled multiplied by (b) $10.00.
The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the Consenting Footprint Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the non-Consenting Footprint Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Footprint and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal shall have been obtained;

•	the approval by the Footprint Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Footprint’s Obligations
The obligation of Footprint to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Footprint:

•
(a) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (b) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

•
the Company shall have funds at closing equal to or exceeding $550,000,000, which amount is calculated as: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other cash and cash equivalents of the Company; plus (c) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; plus (d) $150,000,000, which represents the gross proceeds from the Footprint Class C Financing; minus (e) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
(a) certain representations and warranties of Footprint with respect to due incorporation and the representations and warranties of Footprint with respect to due authorization, capitalization, brokers’ fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, (b) the representations and warranties of Footprint with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (c) all other representations and warranties of Footprint shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Footprint to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Footprint certifying that the conditions in the two bullets have been satisfied.

Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn Out Shares: (i) the Public Stockholders will retain an ownership interest of approximately 14.7% in the Post-Combination Company; (ii) the Initial Stockholders (including Sponsor) will own approximately 7.1% of the Post-Combination Company (including 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement); (iii) the Subscribers (excluding 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement) will own approximately 9.2% of the Post-Combination Company; and (iv) the Footprint Stockholders will own approximately 69.0% of the Post-Combination Company. In the event that, following the Business Combination, all Earn Out Shares are issued to Footprint Stockholders and assuming no redemptions and that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out: (i) our Public Stockholders will retain an ownership interest of approximately 13.8% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 6.6% of the Post-Combination Company Stock (including 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment, and after reflecting the forfeiture of 1,501,650 Founder Shares pursuant to the Waiver and Share Surrender Agreement); (iii) the Subscribers (excluding 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 8.6% of the Post-Combination Company Stock; and (iv) the Footprint Stockholders will own approximately 71.0% of the Post-Combination Company Stock.
For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information.
”
Background of the Business Combination
The Company is a blank check company incorporated as a Delaware corporation on September 14, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a search for a potential business combination utilizing the networks, industry experience and investing and operating experience of the Company’s management team, the Board, representatives of the Company and representatives of The Gores Group, an affiliate of Sponsor. The terms of the Business Combination were the result of extensive negotiations between, with respect to the Company, the Company’s management team, representatives of the Company and representatives of The Gores Group acting on behalf of the Company (under the oversight of the Company’s independent directors) and, with respect to Footprint, representatives of Footprint and the Footprint Board. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
Prior to the consummation of the Company IPO, neither the Company, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.
After the consummation of the Company IPO, representatives of the Company, Sponsor and The Gores Group acting on behalf of the Company commenced an active search for prospective businesses and assets for the Company to acquire. Additionally, representatives of the Company, Sponsor and The Gores Group contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.
In evaluating potential businesses and assets for which blank check companies sponsored by affiliates of The Gores Group might be interested in acquiring, The Gores Group generally surveys the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. In general, The Gores Group and its affiliates look for acquisition targets that are (i) of a size relevant to the public marketplace, which The Gores Group generally views as companies with an enterprise value of at least

$1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Gores Group further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, The Gores Group generally seeks to identify companies that (a) have an existing strong management team, (b) are positioned for growth, and (c) have the potential to generate significant cash flow. The Gores Group also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Gores Group generally applies this criteria when evaluating potential targets. The Current Company Certificate provides that the doctrine of corporate opportunity does not apply with respect to any of the Company’s directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue. The Company does not believe that this provision impacted the Company’s search for prospective business combination targets.
Following the Company IPO, the Company’s management, representatives of the Company, Sponsor and The Gores Group:

•
considered and conducted an analysis of approximately 60 potential acquisition targets (other than Footprint) (the “
Other Potential Targets
”), entering into
non-disclosure
agreements with 30 of the Other Potential Targets on customary terms;

•	engaged in preliminary discussions with, and delivered proposed letters of intent to, two Other Potential Targets (the “ Other Engaged Targets ”) or their representatives; and

•	ultimately engaged in detailed discussions, due diligence and/or negotiations with only one of the Other Engaged Targets and their representatives.
The Company did not deliver any proposed letters of intent to the Other Potential Targets (other than the Other Engaged Targets) because the Other Potential Targets did not meet the evaluation criteria utilized by The Gores Group as described above.
As part of its regular evaluation of potential acquisition targets, the Board and the Company’s management team generally discuss, on a monthly basis, the status of discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when the Company was evaluating various acquisition targets.
The first Other Engaged Target with which the Company’s management, representatives of the Company, Sponsor and The Gores Group engaged in detailed discussions is a leading global
e-commerce
platform for outdoor sports equipment and gear (“
Company A
”). The Company entered into a
non-disclosure
agreement with Company A on March 4, 2021. On March 7, 2021, the Company delivered a proposed letter of intent and transaction proposal to representatives of Company A, and, following preliminary discussions regarding the terms of the transaction proposal between the Company and Company A, the Company delivered a revised transaction proposal to Company A on March 13, 2021. On March 21, 2021, the Company was informed that Company A and its representatives had selected another party to move forward with on a proposed transaction.
The second Other Engaged Target with which the Company’s management, representatives of the Company, Sponsor and The Gores Group engaged in detailed discussions is engaged in the business of designing, producing and selling activewear apparel (“
Company B
”). The Company entered into a
non-disclosure
agreement with Company B on March 4, 2021. On March 16, 2021, the Company delivered a proposed letter of intent and transaction proposal to representatives of Company B. Thereafter, the Company, together with its representatives, and Company B, together with its representatives, engaged in due diligence and negotiations of definitive documentation from March 17, 2021 until May 5, 2021. On May 5, 2021, the parties determined to cease further discussions in light of recent developments at Company B, as well as market volatility.

In April 2020, Footprint engaged GS and Credit Suisse Securities (USA) LLC (“
Credit Suisse
”) to act as its financial advisors as Footprint explored strategic alternatives to raise additional capital. During the period from April 2020 through July 2021, representatives of GS discussed with members of the Footprint Board certain objectives for Footprint’s business and potential strategic alternatives available to the company to help achieve those objectives. In particular, Footprint sought to pursue strategic alternatives that would enable it to obtain the capital and liquidity needed to achieve and accelerate its operational and growth objectives. The Footprint Board discussed key considerations in evaluating the potential strategic alternatives in light of Footprint’s objectives. In consultation with GS, the Footprint Board determined that the best potential strategic alternatives included a de-SPAC
transaction with a special purpose acquisition company (“
SPAC
”) and a preferred equity investment. Following this discussion and with the input and guidance of its advisors, the Footprint Board conducted a process to explore these potential strategic alternatives. As part of this process, the Footprint Board had discussions with the Company and other potential special purpose companies.
On May 17, 2021, representatives of The Gores Group were contacted by representatives of GS to engage in initial discussions regarding a potential business combination involving Footprint. As part of this initial outreach, GS informed The Gores Group that Footprint was looking for a business combination with a special purpose company with a premier sponsor, and was not considering a traditional IPO. Following discussions with GS, the Company and representatives of Footprint agreed to negotiate a non-disclosure
agreement and establish next steps with respect to a potential business combination. Following those discussions, GS provided a draft non-disclosure
agreement to representatives of the Company.
On May 18, 2021, the Company and Footprint executed a customary non-disclosure
agreement, pursuant to which, among other things, the Company agreed to hold certain information furnished to it by Footprint in confidence and which did not contain standstill provisions.
On May 25, 2021, Mr. Mark Stone, Chief Executive Officer of the Company, and representatives of The Gores Group, acting on behalf of the Company, met with Mr. Troy Swope, Chief Executive Officer of Footprint, Mr. Brad Lukow, Chief Financial Officer of Footprint, and Mr. Steve Burdumy, Managing Director and Chief Legal Officer of Footprint, to introduce the parties and discuss and further explore Footprint’s business and future prospects. The Footprint Board continued its exploration of strategic alternatives, including holding discussions with the Company and other potential SPACs. In evaluating SPACs, the Footprint Board considered industry focus and expertise, experience with successfully completing de-SPAC
and PIPE transactions, understanding of Footprint’s history and its growth opportunity and ability to raise cash to supplement the trust account in connection with a potential business combination. Ultimately, the Footprint Board determined that the transaction with the Company stood out as the most attractive strategic alternative for Footprint because of the value that the Company offered in conjunction with the Company’s alignment with Footprint’s operational strategy and support for Footprint’s objective of accelerating its operational and growth objectives.
On June 1, 2021, representatives of The Gores Group, acting on behalf of the Company, met with Mr. Lukow to discuss certain financial information and projections provided by Footprint, including the assumptions, forecasts and key drivers underlying such financial information and projections.
On June 11, 2021, representatives of GS met with representatives of Koch Industries (“
Koch
”) to discuss a potential investment opportunity. Because Koch was familiar with Footprint due to Koch having previously engaged in discussions with Footprint regarding a potential preferred equity investment in May 2020, GS reached out to Koch to discuss the investment opportunity in connection with the proposed business combination. In considering whether to contact Koch, the Footprint Board considered Koch to be a strategic partner in the business combination due to the leading position of certain Koch subsidiaries in certain industry verticals, Koch’s ability to understand the potential for Footprint’s technology, and the potential commercial opportunities between Koch and Footprint. GS also reached out to one other investor based on similar considerations, but ultimately such other investor declined to pursue the potential investment in connection with the business combination.

On June 17, 2021, Koch entered into a
non-disclosure
agreement with Footprint to discuss Koch’s interests regarding the potential business combination between Footprint and the Company. That same day, Mr. Alec Gores, Chairman of the Board, and Mr. Stone met with Mr. Swope to discuss the proposal that the Company was planning to submit with regards to a potential business combination with Footprint. From June 17, 2021 to November 3, 2021, representatives of Footprint and Koch met periodically to discuss various diligence topics related to Footprint’s business, including Footprint’s business model, growth prospects and strategy as well as to discuss overall timing of the potential business combination.
On June 18, 2021, the Company delivered a proposed letter of intent and transaction proposal to representatives of Footprint (the “
Preliminary Proposal
”). The Preliminary Proposal contemplated, among other things, (i) a fully diluted enterprise value of Footprint of approximately $2.5 billion, (ii) fully committed additional equity capital to be raised from private investors in connection with the potential business combination (the “
Potential Private Placement
”) of $405 million, and (iii) earn out shares in the post-combination company equal to 19.6 million shares of the post-combination company shares, issuable in four equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the volume weighted average public trading price of the post-combination company shares exceeds $13.00, $15.50, $18.00 and $20.50 for 20 trading days within any
30-day
trading period.
On June 19, 2021, Mr. Gores and representatives of The Gores Group, acting on behalf of the Company, met with Mr. Swope, Mr. Lukow and Mr. Yoke Chung, co-founder
of Footprint, in Malibu, California to introduce the parties, discuss the history and prior successes of blank check companies, the objectives in pursuing a potential business combination and receive an overview of Footprint’s business.
From June 23, 2021 to June 29, 2021, Mr. Stone and representatives of the Gores Group, acting on behalf of the Company, held several discussions with GS and Credit Suisse, financial advisors to Footprint, regarding the Preliminary Proposal.
On June 29, 2021, representatives of Footprint informed representatives of the Company that the Company was a finalist for a potential transaction involving Footprint and that the next step in the process would be a discussion with the Footprint Board.
On July 1, 2021, Mr. Gores, Mr. Stone and representatives of The Gores Group, acting on behalf of the Company, met with Mr. Swope, Mr. Chung, Mr. Don Thompson, Chairman of the Footprint Board, Mr. Manu Bettegowda, a member of the Footprint Board, and Mr. Kevin Easler, a member of the Footprint Board, acting on behalf of Footprint, and representatives of GS and Credit Suisse to discuss the Preliminary Proposal, the potential business combination with Footprint and provide an introduction to The Gores Group and the Company. Messrs. Thompson, Bettegowda and Easler comprised a task force of the Footprint Board that had been authorized, under delegated authority, to act on behalf of the Footprint Board on matters related to the potential transaction.
On July 9, 2021, representatives of Footprint informed representatives of the Company that the Footprint Board had determined to proceed with a potential business combination with the Company.
On July 12, 2021, representatives of Footprint provided representatives of the Company with a proposed non-binding
term sheet (the “
Term Sheet
”), which contemplated, among other things, (i) a fully diluted enterprise value of Footprint of approximately $2.4 billion, (ii) a Potential Private Placement of $285 million (the “
PIPE Minimum
”), (iii) that Sponsor would commit up to $142.5 million in order to satisfy the PIPE Minimum (if necessary) and (iv) earn out shares in the post-combination company equal to 24.5 million post-combination company shares, issuable in five equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares exceeds $13.00, $15.50, $18.00, $20.50 and $23.00 for 20 trading days within any
30-day
trading period.

From July 12, 2021 to July 17, 2021, Weil, Gotshal & Manges LLP (“
Weil
”), counsel to the Company with respect to the potential business combination, and Kirkland & Ellis LLP (“
K&E
”), counsel to Footprint, negotiated the terms of, and exchanged several drafts of the Term Sheet.
On July 17, 2021, the Company and Footprint executed the negotiated term sheet (the “
Term Sheet
”). which contemplated, among other things, (i) a fully diluted enterprise value of Footprint of approximately $2.4 billion, (ii) a Potential Private Placement of $295 million (the “
PIPE Minimum Amount
”), (iii) that Sponsor would commit up to $147.5 million in order to satisfy the PIPE Minimum Amount (if necessary) and (iv) earn out shares in the post-combination company equal to 23.7 million post-combination company shares, issuable in five equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares exceeds $13.00, $15.50, $18.00, $20.50 and $23.00 for 20 trading days within any
30-day
trading period. The Term Sheet also contemplated an exclusivity period through September 15, 2021 (the “
Term Sheet Exclusivity Period
”). The Company did not consider financing arrangements other than a Potential Private Placement involving the private placement of equity securities, as the Company believes that cash generated from additional equity invested at the time of the consummation of a potential business combination is preferable to other financing arrangements, based on the experience of Sponsor and The Gores Group in transactions of this nature and such entities’ relationships with potential equity investors.
On July 19, 2021, the Company contacted KPMG, an independent registered public accounting firm, to discuss the retention of KPMG in connection with the potential business combination, including to conduct accounting and tax due diligence of Footprint and provide tax structuring advice. The Company formally engaged KPMG to provide such services thereafter.
From July 19, 2021 to September 22, 2021, representatives of the Company, Deutsche Bank Securities Inc. (“
Deutsche Bank
”), financial advisor to the Company, GS, Credit Suisse and certain members of Footprint management prepared an investor presentation with respect to the Potential Private Placement. Deutsche Bank also acted as the underwriter in the Company IPO and will forfeit $12,075,000 in deferred commissions in the event an initial business combination is not completed by the Company by March 1, 2023.
On August 19, 2021, Mr. Stone and representatives of The Gores Group, acting on behalf of the Company, met with Mr. Swope, Mr. Chung, Mr. Joshua Walden, Mr. Lukow, Mr. Burdumy and Mr. Jeff Bassett, at Footprint’s headquarters located in Gilbert, Arizona regarding general due diligence topics in connection with the potential business combination.
On August 27, 2021, representatives of The Gores Group, acting on behalf of the Company, met with Mr. Lukow to discuss certain updated financial information and projections provided by Footprint, including updated assumptions, forecasts and key drivers underlying such financial information and projections.
From September 6, 2021 through December 8, 2021, representatives of the Company, Weil, Footprint and K&E engaged in numerous discussions regarding due diligence matters. KPMG engaged in such discussions after the Company formally engaged it for services on October 8, 2021.
On September 9, 2021, Mr. Gores, Mr. Stone and representatives of The Gores Group, acting on behalf of the Company, met with Mr. Swope, Mr. Chung, Mr. Thompson, Mr. Bettegowda, and Mr. Easler to discuss the potential business combination and initial valuation of Footprint in light of a more conservative financial forecast prepared by Footprint as well as decreased valuations in comparable companies engaged in a similar business to Footprint and market dynamics. Following this discussion, on September 15, 2021, Mr. Gores, Mr. Stone and representatives of The Gores Group, acting on behalf of the Company, met again with Mr. Swope, Mr. Chung, Mr. Thompson, Mr. Bettegowda, and Mr. Easler in Chicago, Illinois, at which point the parties agreed to revise the fully diluted enterprise value of Footprint to approximately $2.0 billion.

On September 18, 2021, K&E circulated a draft letter agreement pursuant to which the Company and Footprint agreed to extend the Term Sheet Exclusivity Period until October 15, 2021 (the “
Second Exclusivity Period
”), which was formally executed on September 20, 2021.
On September 23, 2021, the Board held a meeting telephonically in which representatives of the Company and Weil were also in attendance. Mr. Stone provided an update to the Board regarding the ongoing discussions with Footprint.
On September 27, 2021, the Company executed a placement agent agreement with each of Deutsche Bank, GS and Credit Suisse to serve as co-placement
agents in connection with the Potential Private Placement.
From September 29, 2021 to October 19, 2021, representatives of the Company, one of Deutsche Bank, GS, and Credit Suisse, each acting in their capacity as a co-placement
agent, and members of Footprint’s management team held meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. Each potential investor was informed in advance that the information that would be discussed may constitute material non-public
information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of the Company or using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, representatives of the Company and members of Footprint’s management team reviewed with potential investors certain information regarding Footprint and the post-combination company, including certain financial projections regarding Footprint.
On October 16, 2021, K&E circulated a draft letter agreement pursuant to which the Company and Footprint agreed to extend the Second Exclusivity Period until November 15, 2021 (the “
Third Exclusivity Period
”), which was formally executed on October 16, 2021.
From November 1, 2021 to November 8, 2021, representatives of the Company met with certain key customers of Footprint as part of its due diligence.
On November 3, 2021, Mr. Gores and Mr. Stone met with Mr. Thompson and Mr. Bettegowda to discuss the feedback from certain potential investors in the Potential Private Placement. In particular, while noting that potential investors generally provided positive feedback on a potential business combination between the Company and Footprint, such investors provided additional feedback on the proposed valuation of Footprint in light of challenging market conditions and the increased demand for greater entry discounts in similar business combinations. In response to such feedback, the parties discussed (i) the potential for an adjustment of the valuation of Footprint to reflect a fully diluted enterprise value of approximately of $1.6 billion, (ii) an adjustment in the aggregate amount raised pursuant to the Potential Private Placement, (iii) the potential for adjustments to the equity commitments of Sponsor and (iv) a potential equity commitment from Koch in the Potential Private Placement as well as an investment in Footprint concurrently with the execution of the Merger Agreement. As a result of these discussions, on November 4, 2021, the Company and Footprint revised the valuation of Footprint to reflect a fully diluted enterprise value of Footprint of approximately $1.6 billion.
From November 9, 2021 to December 7, 2021, representatives of the Company, one of Deutsche Bank, GS, and Credit Suisse, each acting in their capacity as a co-placement
agent, and members of Footprint’s management team continued to hold meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. In addition, during this same period, the Company, Footprint and Koch held numerous discussions regarding next steps to address the feedback received from Koch regarding the Potential Private Placement. As part of these discussions, Mr. Gores and Mr. Stone, acting on behalf of Sponsor, offered to forfeit a number of Class F Shares in an amount equal in value, based upon a $10.00 per share value, to facilitate a discount on any preferred financing provided by Koch at the execution of a definitive Merger Agreement. The parties discussed the benefit to Footprint of Koch purchasing such newly-issued series of preferred stock upon the execution of the definitive Merger Agreement, and considered the per share price to be paid to holders of Footprint common stock in the proposed business combination, the valuation and purchase or conversion of a potential newly-issued series of convertible preferred shares of Footprint, the relative relationship between those valuations and an appropriate discount on the value of such preferred stock in light of Footprint’s financial performance. As a result, (i) Koch agreed to commit to invest (a) $25.0 million in the Potential Private Placement at $10.00 per share, and (b) $150.0 million in Footprint in exchange for a newly-issued series of convertible preferred shares of Footprint (the “
Footprint Class
 C Preferred Shares
”) to be issued upon execution of the definitive Merger Agreement (the “
Class
 C Preferred Investmen
t”), and converted into Class A Stock at the closing of the potential Business Combination at $9.09 per share (the “
Koch Discount
”); (ii) the Sponsor agreed to forfeit a number of Class F Shares (based upon a $10.00 per share value) equal in value to the number of shares of Class A Stock issuable to Koch in respect of the Class C Preferred Investment at the closing of the potential Business Combination, less the amount funded by Koch in respect of the Class C Preferred Investment at the Koch Discount (the “
Sponsor Share
Forfeiture
”) and (iii) the Sponsor or one or more of its related investors agreed to backstop any shortfall in the size of the Potential Private Placement.
On November 15, 2021, K&E circulated a draft letter agreement pursuant to which the Company and Footprint agreed to extend the Third Exclusivity Period until December 15, 2021, which was formally executed on November 16, 2021.
On November 17, 2021, the Board met with Moelis regarding an engagement to render a fairness opinion in connection with the proposed business combination, in which representatives of The Gores Group and Weil participated by invitation of the Board.
Additionally, on November 17, 2021, Weil provided an initial draft of the Merger Agreement to K&E. The initial draft of the Merger Agreement contemplated, among other things: (i) the Merger; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an earn out issuable in seven equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares exceeds $13.00, $15.50, $18.00, $20.50, $23.00, $25.50 and $28.00 for 20 trading days within any
30-day
trading period; (iv) no adjustment to the merger consideration for post-Business Combination working capital, cash or indebtedness; (v) covenants regarding claims against the Trust Account; (vi) the Potential Private Placement; and (vii) the Class C Preferred Investment by Koch.
From November 17, 2021 through December 13, 2021, representatives of Weil and K&E negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Merger Agreement. In addition, during this same period, representatives of the Company, Footprint, Weil and K&E conducted various virtual and telephonic conferences to discuss, negotiate and resolve the open issues related to the potential business combination.
On November 18, 2021, GS circulated a term sheet with proposed terms for the Footprint Class C Preferred Shares and the Koch Preferred Investment. The term sheet contemplated the purchase of an aggregate $150.0 million of Footprint Class C Preferred Shares at a pre-money
value of approximately $1.45 billion to be signed and closed concurrently with the signing of the Merger Agreement. The term sheet also contemplated that the liquidation value of the Footprint Class C Preferred Shares would mandatorily convert into Class A Stock of the post-combination company upon the consummation of the Merger at an effective exchange ratio of $9.09 per share of Class A Stock. From November 18, 2021 to December 13, 2021, Weil, K&E, Jones Day, counsel to Koch, Footprint and Koch negotiated the definitive documentation in connection with the Class C Preferred Investment.
On November 18, 2021, the Board held a meeting telephonically in which representatives of the Company and Weil were also in attendance. Mr. Stone provided an update to the Board regarding the ongoing discussions with Footprint and the status of the various workstreams, including the negotiation of the Merger Agreement, due diligence and the Potential Private Placement. The Company’s independent directors also discussed the meeting with Moelis and, subject to the receipt and review of Moelis’ engagement letter and relationship disclosure letter, the Company’s independent directors recommended engaging Moelis for the purposes of rendering a fairness opinion in connection with the proposed business combination.
On November 19, 2021, Weil delivered an initial draft of the Subscription Agreement to K&E, which contemplated, among other things, subject to the closing of the potential business combination, that: (i) the Potential Private Placement investors would purchase Class A Stock at a price of $10.00 per share; (ii) the Company would, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file a registration statement with the SEC registering the resale of the Class A Common Stock and use its commercially reasonable efforts to have the statement declared effective; and (iii) the Subscription Agreement would terminate: (a) at such date and time as the Merger Agreement was terminated; (b) upon the mutual written agreement of the parties to the Subscription Agreement; or (c) automatically upon a certain date if the Closing had not been consummated on or before such date.
On November 22, 2021, the Company received a draft engagement letter and the relationship disclosure letter from Moelis. The Board considered the matters set forth in Moelis’ relationship disclosure letter and determined, in its business judgment, that none of the matters set forth in Moelis’ relationship disclosure letter would impact Moelis’ independence with respect to the potential business combination, as described further in the section titled “
Opinion of Moelis
.” Accordingly, thereafter the Board unanimously approved by written consent the engagement of Moelis and the entry into the Moelis engagement letter. The engagement letter with Moelis was formally executed on November 24, 2021.
From November 29, 2021 to December 12, 2021, Weil received comments to the Subscription Agreement from investors related to the representations, warranties, covenants and conditions.
On December 7, 2021, members of the Board, representatives of the Company, and representatives of The Gores Group, Weil and Moelis participated in an interim check-in
call led by Moelis. Representatives of Moelis provided the Board and the other participants an update on, among other things, the market in which Footprint participates and Moelis’ preliminary business observations based on its diligence to date.
From December 12, 2021 to December 13, 2021, Mr. Thompson had discussions with Mr. Stone to discuss the allocation of the earn out shares. As a result of these discussions, as an inducement to Mr. Troy Swope and Mr. Yoke Chung, co-founders
of Footprint, to maintain their continued long-term participation in Footprint’s business following the closing of the Mergers, the parties agreed that half of the earn out shares would be allocated to Mr. Swope and Mr. Chung (subject to a vesting schedule), and the other half of the earn out shares would be allocated to existing Footprint equityholders (including Mr. Swope and Mr. Chung).
On December 13, 2021, the Board held a meeting telephonically in which representatives of the Company, The Gores Group, Weil, and Moelis were also in attendance. Representatives of Moelis provided a presentation to the Board, a copy of which was provided to the Board in advance of the meeting, regarding Moelis’ financial analysis of the merger consideration to be paid by the Company in the potential Business Combination and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to the Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by the Company in the Business Combination was fair from a financial point of view to the Company. Thereafter, representatives of Weil reviewed with the Board the structure and terms of the Business Combination, the Potential Private Placement, the Sponsor Share Forfeiture and the Class C Preferred Investment, as well as the Merger Agreement, Subscription Agreements and other definitive agreements, copies of which were provided to the Board in advance of the meeting. The Board concluded that the potential business combination with Footprint was the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and the Company’s management team’s belief that such processes had not presented a better alternative. In reaching this conclusion, the Board took into account the criteria utilized by the Company to evaluate acquisition opportunities, and determined that the potential business combination met such criteria, was the most actionable and capable of being completed in a timely manner, and was being accomplished under terms attractive to the Company and its stockholders. After discussion and upon a motion duly made and seconded, the Board unanimously resolved that, among other things, the following be approved: (i) the Merger Agreement, (ii) each of the Related Agreements, (iii) the Business Combination and (iv) the Potential Private Placement.
On the evening of December 13, 2021, the parties executed the Merger Agreement and other documentation related thereto and the PIPE Investors, Sponsor and the Koch Preference Subscriber executed the Subscription Agreements. The Koch Preference Subscriber and Footprint also simultaneously signed and closed the Class C Preferred Investment with Footprint issuing the Class C Preferred Shares to the Koch Preference Subscriber for aggregate consideration of $150.0 million.
Following the execution of the Merger Agreement, on December 14, 2021 and before the Nasdaq opened in the U.S., the Company and Footprint issued a joint press release announcing the execution of the Merger Agreement and Koch’s Class C Preferred Investment in Footprint.
Recommendation of Our Board of Directors and Reasons for the Business Combination
We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify and consummate an initial business combination with one or more businesses within or outside of the U.S., although we were not limited to a particular industry or sector.
In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•
Competitive Market Advantage.
Our Board considered that Footprint is currently the only company that offers a
Bio-Based
technologies solution with the requisite barrier properties to meet the shelf life, and other performance characteristics, at the per-unit
price point necessary, to compete with, and replace, single and short-term use plastics. Our Board believes this favorably positions Footprint to capitalize on an increasing demand from customers to reach sustainability targets with a cost neutral, revenue accretive product.

•
Large and Growing Market with Significant Tailwinds.
Our Board took into account that there is a large end market for Footprint’s products and that demand is supported by corporations, government regulators and consumers increasingly demanding high-quality, sustainable alternatives to single-use
plastics, foam and other products. Our Board took into account that these are viewed as long-term, secular industry trends.

•
Well-Established Customer Base.
Our Board took into account that Footprint’s current customer base represents many of the largest and most well-known global food, beverage and consumer products companies, many of which are Fortune 100 companies. Footprint’s customers include prominent companies in multiple categories, including dairy, shelf stable cups, meat trays, quick service restaurant (“
QSR
”), frozen food, produce and consumer packaged goods (“
CPG
”). These customers include Conagra, Tyson, Procter & Gamble, General Mills, Taylor Farms, and Upfield.

•
Committed Revenue.
Our Board took into account that Footprint has Revenue Under Contract exceeding its 2023 estimated revenue and that Footprint’s 2023 revenue estimate can be achieved entirely with products that are developed and in market today and secured by customer contracts with leading customers. Our Board also took into account that most of Footprint’s multi-year contracts are take or pay or include contractual minimums.

•
Customer Testimonials.
Our Board took into account that Footprint’s customers, many of whom review a broad selection of sustainable packaging products from various suppliers, viewed Footprint as having a significant first mover advantage supported by strong materials science and process innovations. Our Board also considered that customers had longstanding, positive relationships with the Footprint management team.

•
Proven Leadership Team with Deep Innovation and Execution Experience.
Our Board noted that Footprint has an innovative, execution-focused management team with a proven track record and that several of the key management members successfully developed products on a global scale while working together at Intel Corporation. Our Board also noted that management had developed a strong patent portfolio in materials, process technology, design and manufacturing. Additionally, our Board believes that Footprint’s proven management team and strategy will help enable Footprint to deliver continued strategic growth.

•
Opinion of Moelis.
Our Board took into account the opinion of Moelis rendered to our Board at the meeting of the Board on December 13, 2021, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to our Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by us in the Business Combination was fair from a financial point of view to the Company. For more information, see the section titled “
The Business Combination—Opinion of Moelis
.”

•
Other Alternatives.
Our Board believed, after a review of other business combination opportunities reasonably available to us, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•
Due Diligence.
Our Board took into account the results of its due diligence investigation of Footprint conducted by our management team, our financial and legal advisors and third party industry experts.

•
Stockholder Approval.
Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Post-Combination Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of their Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role.
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Mr. Jeffrey Rea and Mr. William Patton, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the Business Combination, and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Redemption Risk.
The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•
Liquidation of the Company.
The risks and costs to us if the Business Combination is not completed, including the risk of diverting our management’s focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by March 1, 2023 and force us to liquidate and the Public Warrants to expire worthless.

•
Other Risks.
Various other risks associated with the Business Combination, the business of Footprint and ownership of the Post-Combination Company’s shares described under the section titled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons.
Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “
The Business Combination—Interests of Certain Persons in the Business
Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers
and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected us and our stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
Opinion of Moelis
At the meeting of the Board on December 13, 2021 to evaluate and approve the Merger Agreement and the transactions contemplated thereby, Moelis rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 13, 2021, addressed to the Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by the Company in the Business Combination was fair from a financial point of view to the Company.
The full text of Moelis’ written opinion, dated December 13, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as
Annex J
 to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Footprint furnished to Moelis by the Company, including financial and other forecasts provided to, or discussed with, Moelis by the management of the Company. For additional information, please see the section titled “
The Business Combination—Certain Financial Projections Provided to Our Board
”;

•	reviewed certain internal information relating to expenses expected to result from the Business Combination furnished to Moelis by the Company;

•
conducted discussions with members of the management and representatives of the Company concerning the information described in the foregoing, as well as the businesses and prospects of Footprint generally;

•
reviewed the Company’s and Footprint’s capital structure furnished to Moelis by the management of the Company both on a standalone basis pre-Business
Combination and on a pro forma basis giving effect to the Business Combination;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the execution version of the Merger Agreement, dated December 13, 2021;

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate; and

•	reviewed, but did not rely on for purposes of its analysis or opinion, the financial terms of certain other transactions that Moelis deemed relevant.
In connection with its review, Moelis, with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to Footprint referred to in this section above, Moelis assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of Footprint. Moelis also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information would be achieved at the times and in the amounts projected. With the Board’s consent, Moelis assumed that, (i) following the consummation of the Business Combination, including the PIPE Investment, in an aggregate amount equal to $310.55 million, the Company would have cash, net of debt, assuming no redemptions by the Company’s Public Stockholders, of $744.6 million on its balance sheet, and (ii) any adjustments to the merger consideration in accordance with the Merger Agreement or otherwise would not be material to its analysis or its opinion. In addition, Moelis relied, with the Board’s consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of Footprint. Moelis expressed no views as to the reasonableness of any financial or other forecasts or the assumptions on which they were based. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet,
or otherwise) of Footprint or the Company, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available to the Company and did not address any legal, regulatory, tax, or accounting matters. At the Board’s direction, Moelis was not asked to, nor did Moelis, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for the fairness of the merger consideration to be paid by the Company in the Business Combination from a financial point of view to the Company. With the Board’s consent, Moelis expressed no opinion as to what the value of the shares of Class A Stock actually would be when issued pursuant to the Business Combination or the prices at which such shares of Class A Stock or any other securities of the Company would trade at any time.
With the consent of the Board, Moelis did not express any opinion on the Earn Out or any other potential future consideration, including equity interests of the Company, that may be received by Footprint Securityholders contingent on certain market prices for shares of Class A Stock. Moelis did not express any opinion as to fair value or the solvency of Footprint or the Company following the closing of the Business Combination. In rendering this opinion, Moelis assumed, with the Board’s consent, that the Business Combination, including the PIPE Investment would be consummated in accordance with its terms without any waiver or modification that would be material to Moelis’ analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to their analysis. In addition, representatives of the Company advised Moelis, and Moelis assumed, with the Board’s consent, that the Business Combination would qualify as a tax free reorganization for federal income tax purposes. Please see the section titled “
Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
” for additional information. Moelis was not requested to, and did not, participate in the structuring or negotiation of the Business Combination.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, December 13, 2021, and Moelis assumed no responsibility to update its opinion for developments after such date.
Moelis’ opinion was for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the Business Combination. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or Footprint. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, whether relative to the merger consideration or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.
The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on December 13, 2021, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Summary of Financial Analyses of Footprint
Financial data for Footprint was based on financial forecasts and other information and data provided by the Company’s management, including, among other things, projections of Footprint’s revenue, gross profit and adjusted earnings before interest, taxes, depreciation and amortization (“
EBITDA
”) for all periods, as described further in the section titled “—
Certain Financial Projections Provided to Our Board
.” Moelis assumed, at the direction of the Company’s management, that Footprint will obtain the financing required in order to achieve the future financial results reflected in such financial forecasts.
For purposes of Moelis’ analysis and opinion, the total enterprise value of $1,600 million implied by the merger consideration was calculated as (a) the product of (i) the Company’s diluted Class A Stock on a pro forma basis giving effect to the Business Combination of approximately 234.5 million, assuming no redemptions by the Company’s Public Stockholders, multiplied by
(ii) $10.00 (such product, the “Equity Value”),
less
(b) cash, net of debt, of $744.6 million (calculated based on on $345.0 million cash in the Trust Account, assuming no redemptions by the Company’s Public Stockholders, $150.0 million in cash proceeds from the Footprint Class C Financing, $310.55 million raised from the PIPE Investment and $10.0 million existing net cash on Footprint’s balance sheet less
Company transaction costs of $40.0 million and $31.0 million for repayment of debt and preferred equity retirement, with each of such amounts estimated as of the date of Moelis’ opinion and furnished to Moelis by management of the Company) (“
Net Cash
”). For more information on cash proceeds to Footprint in the Business Combination estimated as of the date of this proxy statement/prospectus, see “
Sources and Uses for the Business Combination
.” For each share of Class A Stock redeemed by the Company’s Public Stockholders, both the Equity Value and the Net Cash would each be reduced by approximately $10.00 and, as such, have no impact on the total enterprise value (which was the basis for Moelis’ opinion) implied by the merger consideration.
Discounted Cash Flow Analysis.
Moelis performed a discounted cash flow (“
DCF
”) analysis of Footprint using the financial forecasts and other information and data provided by the Company to calculate the estimated present value of the future unlevered after-tax
free cash flows projected to be generated by Footprint from January 1, 2022 to fiscal year end 2025, and the estimated present value of the terminal value. Unlevered after-tax
free cash flow estimates through fiscal year end 2025 and the terminal value were discounted to December 31, 2021 using mid-year
discounting convention. In performing the DCF analysis of Footprint, Moelis utilized, at the direction of the Company’s management, an estimated cash tax rate of 27.0% during the projection period and terminal year. The financial forecasts provided by the Company did not include stock-based compensation and, at the direction of the Company’s management, Moelis did not include it in the DCF analysis; the amount of stock-based compensation could be significant and could be materially dilutive. Moelis utilized a range of discount rates of 11.5% to 23.0% based on an estimate of Footprint’s weighted average cost of capital (“
WACC
”). The WACC range reflected a derived cost of capital informed by research on cost of capital of privately-held businesses and the capital asset pricing model using (i) a risk-free rate based on
20-year
U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the selected companies described below under the heading “—
Selected Public Companies Analysis
,” (iii) an equity risk premium, and (iv) a size premium. Moelis calculated terminal value based on the terminal multiple method using a range of 14.0x to 16.0x total enterprise value to EBITDA multiples, which was derived from Moelis’ review of historical total enterprise value to next-twelve-months EBITDA multiples (“
EV/NTM EBITDA Multiples
”) of the selected publicly traded companies described below under the heading “—
Selected Public Companies Analysis
.” Due to Footprint’s maturing EBITDA margin profile by 2025E, Moelis utilized EBITDA multiples (instead of revenue multiples) to calculate the terminal value reference range. Moelis primarily utilized the Food & Foodservice Packaging companies, Advanced Materials & Specialty Chemicals companies and Ranpak Holdings Corp. (“
Ranpak
”) multiples to determine the terminal multiple reference range, because, while Footprint currently exhibits characteristics similar to the Emerging Process Technologies companies, by 2025, Footprint’s financial profile is expected to more closely align with the Food & Foodservice Packaging companies, the Advanced Materials & Specialty Chemicals companies and Ranpak. Moelis reviewed Food & Foodservice Packaging companies because, based on its professional judgment, Moelis considered Footprint’s business of manufacturing packaging to be most similar to the businesses of the Food & Foodservice Packaging selected companies. Additionally, Moelis reviewed Advanced Materials & Specialty Chemicals selected companies due to their similarities to Footprint in owning strong materials science capabilities. Moelis also reviewed Ranpak Holdings Corp., which similar to Footprint, has exposure to an attractive end market
(e-commerce)
and has a compelling
eco-friendly
product line that is disrupting less sustainable incumbents. The average EV/NTM EBITDA Multiple during the period from 2016 through the date of Moelis’ opinion was 9.9x for the Food & Foodservice Packaging companies, 16.0x for the Advanced Materials & Specialty Chemicals companies and 15.8x for Ranpak. Moelis calculated the terminal multiple range by taking a premium to the Food & Foodservice Packaging companies, with the size of the premium informed by the relationship between Ranpak and Sealed Air Corporation (“
Sealed Air
”), and using Ranpak and the Advanced Materials & Specialty Chemicals companies to inform the higher end of the range. Given Footprint’s expected revenue growth, expected EBITDA margin, intellectual property portfolio and materials science capabilities, based on its experience and professional judgment, Moelis believed Footprint’s terminal multiple should be greater than the long term average EBITDA multiple of the Food and Foodservice Packaging selected companies. The terminal value represented approximately 139% of Footprint’s total DCF net present value (at the midpoint). Moelis calculated terminal year metrics by utilizing the exit run-rate
EBITDA for Footprint, provided by the Company’s management (annualized for the estimated monthly results for December 2025). Based on the guidance provided by the Company’s management, Moelis assumed that for the terminal year (i) depreciation and amortization (“
D&A
”) will equal to December 2025E annualized D&A; (ii) capital expenditure will equal terminal year D&A; and (iii) the change in net working capital will be pro-rated
based on terminal year and 2025E revenue (applied to 2025E change in net working capital).
Additionally, Moelis’ analysis did not include value from tax attributes, including net operating losses, given the uncertainty regarding the timing such net operating losses could be utilized. This analysis indicated an implied total enterprise value range for Footprint of $1,859 million to $3,707 million as compared to the total enterprise value of $1,600 million implied by the merger consideration to be paid by the Company in the Business Combination.
Selected Publicly Traded Companies Analysis.
Moelis reviewed certain financial and stock market information of a selected group of seventeen publicly traded companies listed in the table below that Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to Footprint for the purposes of its financial analysis. The categories Moelis selected for its review were Emerging Process Technologies companies, Food & Foodservice Packaging companies and Advanced Materials & Specialty Chemicals companies. Moelis also reviewed financial and stock market information for Ranpak.
Estimates in this section focus on total enterprise value to estimated revenue multiples for calendar years 2023 and 2024 (which we refer to in this section “
Opinion of Moelis
” as “
CY2023
” and “
CY2024
.”)
Moelis reviewed the total enterprise value of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on December 10, 2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt, including convertible debt, and, where applicable, book value of non-controlling
interests) as a multiple of estimated revenue, in each case for CY2023 and CY2024. Moelis utilized the total enterprise value/Revenue multiple methodology for its selected publicly traded companies analysis given Footprint’s rapid growth profile and lack of meaningful levels of profitability or cash generation projected for CY2023 and CY2024 due to continued investment in the business. Additionally, given Footprint’s rapid expected revenue growth from 2022 to 2023 of 270%, increased revenue visibility from signed contracts, and market practices for emerging companies, Moelis did not analyze 2022 revenue multiples. Revenue data for the selected companies was based on publicly available consensus research analysts’ estimates and total enterprise value related data for the selected companies was based on public filings and other publicly available information of the relevant company, all as of December 10, 2021.

Although none of these selected public companies were directly comparable to Footprint, Moelis focused on these companies because, among other things, these companies have one or more similar operating and financial characteristics as Footprint including business, financial, operational, growth and profitability profile, end-markets,
product offering, commercialization stage, and market position. For the reasons set forth below, in determining its reference range for its selected publicly traded companies analysis, Moelis primarily utilized the Emerging Process Technologies selected companies and Ranpak. As described below, Moelis did not utilize the Food and Foodservice Packaging selected companies or the Advanced Materials & Specialty Chemicals selected companies in determining its reference range for its selected publicly traded companies analysis.
The total enterprise value and estimated revenue multiples for the selected companies Moelis reviewed in its selected publicly traded companies analysis are summarized in the table below:

Selected Companies	Total Enterprise Value	Total Enterprise Value/Revenue
	(millions)	CY2023 CY2024
Emerging Process Technologies
Amyris, Inc.	$1,991	3.5x	2.7x
Aspen Aerogels, Inc.	$1,982	8.3x	6.0x
Desktop Metal, Inc.	$1,710	4.6x	3.9x
Velo3D, Inc.	$1,568	10.0x	NA
PureCycle Technologies, Inc.	$1,477	11.0x	2.0x
Danimer Scientific, Inc.	$1,059	4.0x	1.8x
Markforged Holding Corporation	$754	3.4x	1.9x
Origin Materials	$467	8.4x	4.0x
Median		6.4x	2.7x
Mean		6.6x	3.2x

Food & Foodservice Packaging
Amcor	$24,011	1.7x	1.7x
Berry Global Group, Inc.	$18,446	1.2x	1.2x
Huhtamaki Oyj	$6,173	1.4x	1.3x
Pactiv Evergreen Inc.	$6,120	1.0x	1.0x
Winpak Ltd.	$1,500	1.5x	1.5x
Median		1.4x	1.3x
Mean		1.4x	1.4x

Advanced Materials & Specialty Chemicals
EMS-CHEMIE HOLDING AG	$23,647	8.2x	8.3x
Hexcel Corporation	$5,121	2.8x	2.5x
Victrex plc	$2,763	6.1x	NA
Median		6.1x	5.4x
Mean		5.7x	5.4x
Ranpak Holdings Corp.	$3,446	7.2x	NA
Moelis primarily utilized the Emerging Process Technologies selected companies in selecting its revenue multiple reference range for its selected publicly traded companies analysis. These companies, similar to Footprint’s current business and operational characteristics, have developed proprietary process technologies, are still at early stages of commercialization, and similar to Footprint’s current growth rate are expected to grow at an accelerated rate. Moelis noted that these companies have certain characteristics similar to Footprint’s current business and operational characteristics including having strong intellectual property portfolio, the development of advanced, proprietary processes that have the potential to be a step-function improvement over existing solutions, exposure to attractive and fast growing end markets, and (in many cases) greater vertical integration than competitors in order to facilitate market adoption. However, Moelis noted that although Danimer Scientific, Inc. and Origin Materials manufacture bioplastics, none of the Emerging Process Technologies selected companies are focused on manufacturing packaging, and each faces a different level of technology risk. Additionally, Moelis noted that execution remains a key risk for Emerging Process Technologies selected companies.
Moelis also primarily utilized Ranpak in selecting its revenue multiple reference range for its selected publicly traded companies analysis. Ranpak is a packaging company that demonstrates industry-leading margins, has exposure to a fast growing end market
(e-commerce)
and offers a fiber-based,
eco-friendly
packaging solution.
Moelis considered Food & Foodservice Packaging selected companies given their line of business is similar to Footprint’s line of business but noted that because these companies have a lower growth profile and less advanced materials science or innovation capabilities, compared to Footprint’s current growth profile and advanced materials science and innovation capabilities, Moelis did not utilize these companies in selecting its revenue multiple reference range for its selected publicly traded companies analysis.
Moelis also considered Advanced Materials & Specialty Chemicals selected companies given their focus on materials science is similar to Footprint’s. Moelis noted that these companies have a lower growth profile and are not vertically integrated, with a focus on selling chemicals and materials, and therefore did not utilize them in selecting its revenue multiple reference range for its selected publicly traded companies analysis.
Based on the foregoing and using its professional judgment, Moelis selected and applied reference range multiples of (i) 3.5x to 7.0x to Footprint’s projected revenue for CY2023 and (ii) 2.0x to 4.0x to Footprint’s projected revenue for CY2024, in each case as reflected in the financial forecasts and other information and data provided by the Company’s management. No individual multiple was determinative of the reference range.
This analysis indicated the following implied total enterprise value ranges for Footprint as compared to the total enterprise value of $1,600 million implied by the merger consideration to be paid by the Company in the Business Combination:

Total Enterprise Value as a Multiple of:	Implied Total Enterprise Value Range ($MM)
2023E Revenue	$1,749 - $3,498
2024E Revenue	$1,994 - $3,989
Other Information
Selected Transactions Analysis.
Moelis also reviewed, but did not utilize for purposes of its analysis or opinion, financial information for certain selected transactions. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. Moelis did not utilize for purposes of its analysis or opinion the selected transactions analysis due to lack of comparability of the selected transactions to the proposed Business Combination.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in, or reviewed in connection with, the analyses described above is identical to the Company, Footprint or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Moelis or any other person assumes responsibility if future results are materially different from those forecasts.
The merger consideration was determined through arms’ length negotiations between the Company and Footprint and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration in respect of the Business Combination.
Moelis was engaged by the Company to provide its opinion as to the fairness, from a financial point of view, to the Company of the merger consideration pursuant to the engagement letter between Moelis and the Company, dated as of November 24, 2021 (the “
Engagement Letter
”), and will receive a fee for its services of $1 million which is payable subject to, and upon the occurrence of, the closing of the Transaction. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion, and Moelis became entitled to such fee upon delivery of its opinion. In the event that the closing of the Transaction does not occur and the Company consummates an alternative business combination (an “
Alternative Transaction
”) in which Moelis is not engaged to deliver a fairness opinion, the Company will pay Moelis an amount equal to $250,000 upon the closing of the Alternative Transaction. The Company also agreed in the Engagement Letter to reimburse Moelis for certain expenses that Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Footprint. Moelis has provided investment banking and other services to affiliates of the Company and in the future Moelis may provide investment banking or other services to the Company, Footprint or their respective affiliates and may receive compensation for such services. In the two years prior to the date of its opinion, Moelis has acted as a financial advisor to affiliates of the Company on four engagements. Moelis’ fees in connection with such services over the two years prior to the date of its opinion (including fees expected to be paid upon the closing of certain transactions) totaled $4.5 million in aggregate for services provided to affiliates of the Company. In the two years prior to the date of its opinion, Moelis has not performed any services for Footprint.
The Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Certain Financial Projections Provided to Our Board
Footprint provided the Company with its internally prepared projections for the fiscal years ending December 31, 2021 through December 31, 2025 in connection with the Company’s evaluation of Footprint. The accompanying projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Footprint’s management, were prepared on a reasonable basis, reflects the best available estimates and judgments at the time they were prepared, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. Footprint does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the projections set forth below solely for internal use in connection with the Business Combination and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information.
The projections reflect the consistent application of the accounting policies of Footprint and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Footprint included in this proxy statement/prospectus.
The financial projections, including revenue, cost of goods sold, gross profit, EBITDA, EBIT,
Tax-Affected
EBIT, operating expenses and Unlevered Free Cash Flow are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Footprint’s control. While all projections are necessarily speculative, Footprint believes that the prospective financial information covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Footprint, the Company or their respective representatives considered or consider the projections to be a reliable prediction of future events.
The projections were requested by, and disclosed to, the Company and to our Board for use as a component in its overall evaluation of Footprint. Additionally, the projections were reviewed by the Company and provided to Moelis by the Company for its use in connection with its financial analyses and opinion to our Board, as described in the section titled “
The Business Combination—Opinion of Moelis
” and as set forth as
Annex J
to this proxy statement/prospectus. Accordingly, such projections are included in this proxy statement/prospectus on that account.
By including the unaudited prospective financial information in this proxy statement/prospectus, neither Footprint nor the Company undertakes any obligation, and each of them expressly disclaims any responsibility, to update or revise, or publicly disclose any update or revision to, the unaudited prospective financial information to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of the unaudited prospective financial information, even in the event that any or all of the assumptions underlying the unaudited prospective financial information change, in each case, except to the extent required by applicable federal securities laws. Readers of this proxy statement/prospectus are cautioned not to rely on the unaudited prospective financial information set forth below in making a decision regarding the business combination proposal, as actual results are likely to differ materially from the prospective financial information. None of Footprint, the Company nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Footprint stockholder, Company stockholder or any other person that the results anticipated by the unaudited prospective financial information, or any other results, will be achieved. The Post-Combination Company does not intend to reference the unaudited prospective financial information in its future periodic reports filed under the Exchange Act.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the projections are summarized below, which were prepared by Footprint’s management:

	For the year ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions of $, except for percentages)
Total Revenue	$50	$135	$500	$997	$1,448
YoY Growth %	77%	170%	270%	100%	45%

Total Cost of Goods Sold	(107)	(180)	(502)	(847)	(1,159)

Adjusted Total Gross Profit (Excluding Depreciation and Amortization)	($41)	($9)	$89	$287	$462
Adjusted Gross Margin % (Excluding Depreciation and Amortization)	NM	NM	18%	29%	32%

Total Operating Expenses	($45)	($65)	($66)	($72)	($79)
EBITDA	($86)	($74)	$23	$215	$383
EBITDA Margin %	NM	NM	5%	22%	26%
In addition, management of the Company prepared unlevered free cash flow projections for Footprint’s business based on projected total revenue, EBITDA, EBIT, depreciation and amortization, capital expenditures and change in net working capital provided by Footprint for the years ending December 31, 2021 through December 31, 2025 for use by Moelis in its discounted cash flow analysis of Footprint. At the direction of the Company, Moelis applied a 27.0% cash tax rate to projected EBIT to calculate projected
Tax-Affected
EBIT to be used in its discounted cash flow analysis of Footprint. The Company provided the applicable projections to its Board and to Moelis to be utilized and relied on by Moelis in the preparation of its fairness opinion. Such projections are summarized in the table below:

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2025E (annualized)
	(in millions of $, except for percentages)
Total Revenue	$50.0	$135.0	$499.8	$997.2	$1,447.5	$1,648.6
YoY Growth % .	76.6%	169.9%	270.2%	99.5%	45.2%	—
EBITDA	($86.4)	($73.7)	$22.8	$214.9	$383.0	465.1
% Margin	NM	NM	4.6%	21.6%	26.5%	—
Less: Depreciation & Amortization	(15.2)	(36.6)	(91.6)	(136.6)	(173.9)	(182.6)

EBIT	($101.6)	($110.3)	($68.9)	$78.3	$209.0	282.5
Less: Cash Taxes @ 27.0%	—	—	—	(21.1)	(56.4)	(76.3)

Tax-Affected EBIT	($101.6)	($110.3)	($68.9)	$57.2	$152.6	206.2
Plus: Depreciation and Amortization		36.6	91.6	136.6	173.9	182.6
Less: Capital Expenditures		(386.6)	(573.2)	(406.0)	(258.4)	(182.6)
Less: (Increase) in Net Working Capital		(12.3)	(40.5)	(23.4)	(33.1)	(37.7)

Unlevered Free Cash Flow		($472.6)	($590.9)	($235.6)	$35.1	168.6
Non-GAAP
Measures Used in the Financial Projections
The foregoing projections include certain financial measures, which are not prepared in accordance with GAAP, including measures calculated based on these measures. Footprint tracks non-GAAP
financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Footprint believes certain key business metrics and non-GAAP
financial measures provide useful information to investors and others in understanding and evaluating Footprint’s results of operations in the same manner as Footprint’s management team. These key business metrics and non-GAAP
financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
Please note that after the financial projections set forth in the tables starting on page 155 were shared with the Board and Moelis, Footprint ceased using the non-GAAP
financial measures EBITDA Margin,
Tax-Affected
EBIT and Unlevered Free Cash Flow. Accordingly, Footprint does not believe a comparison between these non-GAAP
financial measures for the year ended December 31, 2021 and the projections for these non-GAAP
financial measures for fiscal year 2021 to be meaningful. For more information on Footprint’s non-GAAP
financial measures, please see the section titled “
Footprint Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures
.”
The
non-GAAP
financial measures used in the financial projections are described below:

•	EBIT represents net loss before interest expense (net) and income tax expense.

•	EBITDA represents net loss before interest expense (net), income tax expense, depreciation and amortization.

•	EBITDA Margin represents EBITDA expressed as a percentage of revenue.

•	Tax-Affected EBIT represents EBIT less cash taxes (at 27%).

•	Unlevered Free Cash Flow represents Tax-Affected EBIT plus depreciation and amortization, less capital expenditures and less (increase) in net working capital.

•	Adjusted Total Gross Profit (Excluding Depreciation and Amortization) represents total revenue less total cost of goods sold, before depreciation and amortization.

•	Adjusted Gross Margin % (Excluding Depreciation and Amortization) represents Adjusted Total Gross Profit (Excluding Depreciation and Amortization) as a percentage of Total Revenue.
For additional information on the
non-GAAP
financial measures that Footprint uses alongside GAAP to measure its profitability and a description of how each of these non-GAAP
financial measures are calculated, see the section titled “
Footprint Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures
” beginning on page 268 of this proxy statement/prospectus.
Revenue Projections Approach and Methodology
Footprint’s revenue projections were developed by Footprint’s finance team, using inputs from several internal teams, including sales, operations, product development, engineering and materials science, with detailed oversight from Footprint’s senior leadership team. The projections set forth above reflect the final version of the financial information and projections provided by Footprint to the Company on August 27, 2021, which were updated from the financial information and projections provided by Footprint to the Company on June 1, 2021 to reflect a reduction in the amount of cumulative capital expenditures, resulting in a consequential reduction in revenue over the forecast period. While Footprint continues to believe that it has sufficient customer demand to support a higher growth capital expenditure financial plan, by reducing the amount of cumulative capital expenditures during the forecast period from $2.5 billion to $1.8 billion, Footprint would significantly reduce the amount of capital needed to be raised over the forecast period. In addition to reducing capital expenditures, Footprint increased certain operating cost assumptions, including labor and other direct production costs as well as overhead. The effect of these changes was a reduction to projected revenue, EBITDA and EBITDA Margin (representing EBITDA divided by revenue) through the forecast period, with EBITDA Margin for 2025 reduced by 3.5% from 29.9% in the June 1, 2021 model to 26.5% in the August 27, 2021 model.

Footprint’s supply arrangements with customers vary from purchase orders that are placed on an “as needed” basis, to multi-year contracts with minimum purchase obligations. Accordingly, Footprint defines the term “Revenue Under Contract” as forecasted aggregate revenue derived from: (i) binding agreements with minimum purchase quantities and prices, some of which are subject to Footprint meeting technical or market acceptance requirements (“
Binding Agreements
”); and (ii) expected purchase orders, based on forecasts provided by the customer (“
Purchase Orders
”). For revenue related to forecasted quantities or contracts containing acceptance requirements, the value assigned to a particular customer arrangement reflects Footprint’s reasonable assumptions based on Footprint’s performance history, the customer’s purchase trends, expected contract terms and other relevant factors.
As of December 31, 2021, Footprint had annual Revenue Under Contract in excess of $500.0 million, consisting of 43% of Revenue Under Contract from customers with Binding Agreements and the remaining 57% of Revenue Under Contract from customers with Purchase Orders. Based upon Footprint’s historical experience in growing Revenue Under Contract, both with existing as well as new customers, Footprint believes that Revenue Under Contract will increase annually to approximately $2.4 billion by the end of 2025 as compared to projected revenue of $1.4 billion in 2025. As a result of current customer arrangements, Footprint believes that Revenue Under Contract as of December 31, 2022 and December 31, 2023 will consist of approximately 55% and 40%, respectively, for customers with Binding Agreements and 45% and 60%, respectively, from customers with Purchase Orders. The reduced percentage, by dollar amount, of Binding Agreements for the 2023 Revenue Under Contract primarily results from having a few customers projected to account for significant revenues in 2023 that have provided forecasted purchase volumes but have not yet signed Binding Agreements with Footprint. Footprint is negotiating Binding Agreements with these customers, and Footprint anticipates that Binding Agreements with these customers will be executed in 2022. Although Footprint is unable as of the date hereof to quantify the proportion of Revenue Under Contract for 2024 and 2025, Footprint believes it will be able to increase the percentage of Revenue Under Contract from customers with Binding Agreements compared to customers with Purchase Orders based upon Footprint’s expectation of relatively stable levels of demand in its industrial packaging and other product lines (i.e., typically with customers that provide Purchase Orders), combined with Footprint’s expectation of growth in demand in its food packaging solutions (i.e., typically with customers that execute Binding Agreements).
While both Revenue Under Contract and projected revenue through 2025 represent significant compound annual growth rates, Footprint’s estimated market share would represent approximately one percent of the global total addressable market for rigid plastic packaging (based on 2025 revenue and estimated rigid plastic packaging addressable market size by year end 2024), leaving Footprint with significant additional growth opportunities. In addition, Footprint estimates that its projected revenue of $997.2 million in 2024 is achievable solely from growing relationships with existing customers. In order to realize its projected revenues through 2025, Footprint intends to increase its manufacturing capacity through the installation of incremental manufacturing forming equipment, at its facilities in Mexicali, Mexico and at manufacturing facilities that it expects to open in Europe, and elsewhere, as discussed in “
Material Assumptions Underlying the Financial Statements
” below.
Footprint’s financial projections are prepared using a “bottom-up” methodology, rather than using “top-down” market-based forecasting. Revenue projections for 2022 and 2023 is based upon existing Revenue Under Contract at the time, reflecting the expected number of units to be sold, by product and by customer, and reflecting the expected continued growth in Revenue Under Contract. The growth in production necessary to achieve projected revenues is based upon the anticipated installation dates of each new production forming system expected to be purchased by Footprint. Each forming system contained in the projections is associated with a specific customer and product through 2023. Where applicable, forming systems contained in the projections are directly associated with calculated Revenue Under Contract amounts. Revenue growth in 2024 and 2025 is based upon expected continued growth in customer demand and increases in production capacity through the installation of additional forming equipment in both Mexico and Europe. Projected revenue and Revenue Under Contract are summarized in the chart below:

Material Assumptions Underlying the Financial Projections
The financial projections set forth in the tables of full year Footprint financial projections for the years ending December 31, 2021 through 2025 reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Footprint’s control, such as the variability of Footprint’s results period-to-period, and the other risks and uncertainties discussed in “
Risk
Factor
s
,” “
Footprint Management’s
Discussion
and Analysis
of Financial
Condition
and Results
of Operation
s
” and “
General Information—Cautionary
Note Regarding
Forward-Looking
Statement
s
.”
The material assumptions underlying the financial projections include:

•
Projected revenue growth is based upon the significant and growing demand for Footprint’s products. As of December 31, 2021, Footprint had annual Revenue Under Contract that exceeds its projected $500.0 million in revenue for 2023. Footprint estimates that Revenue Under Contract will grow to approximately $2.4 billion by the end of 2025. Many of Footprint’s customers are global consumer products companies actively looking to convert their existing product portfolios away from plastic to plant-based packaging solutions, such as those produced by Footprint. As a result, Footprint believes it will take many years to transition a customer’s complete product portfolio into Footprint products.

•
Projected revenue through 2025 includes products that are grouped within existing “platforms” or categories in which the required performance characteristics have already been developed by Footprint. Select examples of product platforms or categories include, but are not limited to: dairy, shelf stable cups, meat trays, QSR, including drinking cups, frozen food and produce. In projecting revenue, Footprint assumed that it will continue to take at least nine months in order to develop and prototype new products within existing platforms.

•
Growth in projected revenue through 2025 is based upon deploying capital in order to purchase and install 200 additional forming systems. The expected timing of adding each additional forming system was determined based upon expected order dates, supplier lead times to produce the equipment, delivery lead time, as well as installation time at Footprint’s factories. The financial projections took into consideration the square footage requirements of the manufacturing equipment to be installed in the factories in Mexico and Europe. Footprint determined the quantity and proportion of primary

(forming systems) and secondary (spray coating, ovens, die-cutters, etc.) manufacturing equipment required to produce the specific products that underpin the revenue projections for each year in the forecast. Based upon the square footage requirement, Footprint determined the specific month in which it would need to add additional manufacturing square footage. Accordingly, the projections reflect opening additional factory space in both Mexico and Europe throughout the forecast period, aligned with the growth in manufacturing equipment installs. Capital costs associated with the building improvements were modeled based upon Footprint’s experience in Mexico as well as recent lease negotiations in Europe and have been incorporated into the capital expenditures within the projections. As the additional forming lines are manufactured in Europe, Footprint is subject to global supply chain risks and uncertainties that could impact the timing of installing the new lines. Footprint believes that rising energy costs could impact these assumptions, although over the past three years, energy rates paid by Footprint for electricity and natural gas at its existing manufacturing facilities have remained stable. Based upon historical results, electricity and natural gas expenses represent less than ten percent of total direct manufacturing costs. Footprint also believes its projection assumptions are realistic regarding forecasted equipment delivery timelines based on historical actual delivery timelines experienced and taking into consideration global supply chain challenges. Further, current geopolitical events, such as the conflict in Ukraine, are not expected to impact assumptions regarding the impact of the contemplated manufacturing location in Poland on projected revenues. Footprint also believes its projections reflect conservative assumptions regarding the time required to bring each additional forming line up to targeted production levels, based upon historical actual ramp-up performance experienced.

Manufacturing facilities
Footprint expects to continue to lease additional manufacturing square footage in Mexico over the forecast period to support the growing demand for its products with North American customers. Footprint also expects to open leased manufacturing facilities in Europe, beginning in 2023, in support of its European customer demand. Footprint used available market data and estimates of lease costs in the financial projections with respect to the incremental manufacturing facilities. Accordingly, the financial projections reflect an increase in operating costs associated with opening additional manufacturing facilities, along with the related capital improvement costs expected to be incurred. Based on the acceleration of European customer demand, Footprint announced a new facility in the Netherlands that will function as a European administrative, sales and product prototyping research and development center and is now endeavoring to open its first European production facility, earlier than reflected in the projections. Accordingly, if Footprint is able to open the European factory earlier than projected, additional capital and operating costs associated with opening the factory, installing equipment, hiring and training employees will be incurred earlier than what was contemplated when the projections were originally prepared, and would result in increased losses in the short-term until the facilities become fully operational and perform to scale. Footprint estimates that expenses in connection with opening the administrative, sales and prototyping center in the Netherlands in 2022 as well as start-up costs associated with accelerating the opening of its first manufacturing facility in Poland will result in additional expenses to be incurred in 2022 of approximately $6 million.
Direct Costs of Manufacturing
Direct costs associated with manufacturing its products primarily include raw materials, labor, electricity, print and packaging. Footprint used a bottom-up
approach in forecasting the expected direct costs associated with production of each of the products included in its revenue projection. Expected cost inflation rates for each manufacturing input were forecasted based upon historical actual experience and best available forward-looking market-related data. Footprint expects that it will increasingly begin using a greater percentage of lower cost, “recycled” fiber vs. “virgin” fiber in the production of its food-grade products, beginning in 2022, with “recycled” fiber reaching 40% of total purchased fiber content by 2024.

Electricity and other utilities costs have been projected based upon expected consumption levels and utilizing market data for expected future rates, which are projected to increase moderately over the forecast period.
Labor costs have been projected based upon expected headcount requirements for each aspect of the manufacturing process. Labor rates have been projected to continue to increase over the forecast period based upon historical actual experience and utilizing forward-looking market data. Footprint expects to implement several planned manufacturing process improvement measures, such as an increased use of automation, which will result in labor cost efficiencies to be realized over the 2022-2025 forecast period.
Other Operating Expenses
Other operating expenses include factory overhead and selling, general and administrative expenses and research and development.
Factory overhead costs are comprised of building rent, indirect labor, training, equipment repairs and maintenance and depreciation expense. Projected rent expense is based upon existing lease agreements and estimated rent per square foot associated with additional factories that Footprint is expecting to open in order to meet customer demand. Training costs have been projected based upon expected growth in the number of direct manufacturing employees which increase over the forecast period in direct relationship to the growing number of production machines installed and operated by Footprint. Indirect labor costs have been projected based upon growth in the number of factories that will continue to open through 2025. Equipment repairs and maintenance and depreciation expense increase over the forecast period in direct relation to the growth in manufacturing equipment installed over the forecast period. Selling, general and administrative expenses (“
SG&A
”) are primarily comprised of department level expenses including operations, customer solutions development, sales and marketing, finance and accounting, information technology and legal. SG&A expenses are projected to increase each year of the forecast period, based upon estimates of the required number of personnel needed to support the growing business.
Research and development costs are primarily related to engineering, materials science, and product prototyping personnel. These costs are projected to increase over the forecast period as a result of the expected increase in personnel needed to continue research and development efforts in the areas of new product development, materials science, and process engineering.
Since the date the projections were originally prepared, Footprint has advanced the pace at which it has hired additional personnel in order to accelerate the development of R&D programs. In addition, Footprint has onboarded more factory workers in Mexicali in order to accelerate the ramp-up of manufacturing capacity and output. Footprint estimates that this will result in a higher level of SG&A and R&D expenses of approximately $10 million in 2022 as compared to the August 27, 2021 model.
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Gores and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton, and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the consummation of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Gores and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of our Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.
Satisfaction of 80% Test
It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of December 13, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $345,028,475 (excluding $12,075,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $276,022,780. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Footprint of approximately $1.6 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Merger Agreement. In determining whether the enterprise value described above represents the fair market value of Footprint, our Board considered all of the factors described above in this section and the fact that the purchase price for Footprint was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Initial Stockholders and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—
Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•
the fact that our Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021, and that the note will mature on the earlier of February 11, 2023 and the date on which the Company consummates an initial business combination (and as such, such loan is expected to be repaid in connection with the closing of the Business Combination);

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC .(2)	16,548,350	$165,483,500
Alec Gores (2)	16,548,350	$165,483,500
Mark Stone	—	—
Andrew McBride	—	—
Randall Bort	25,000	$250,000
Jeffrey Rea	25,000	$250,000
William Patton	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	the fact that our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
the fact that we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.
Certain Engagements in Connection with the Business Combination and Related Transactions
Goldman Sachs & Co. LLC (“
GS
”), Credit Suisse Securities (USA) LLC (“
CS
”) and Liontree Advisors LLC (“
Liontree
”) were engaged by Footprint as financial advisors to Footprint in connection with the Business

Combination. CS and Liontree are also acting as capital markets advisors to Footprint in connection with the Business Combination. Each will receive compensation in connection with their respective engagements. Deutsche Bank Securities Inc. (“
DB
”) is also acting as a capital markets advisor and financial advisor for the Company in connection with the Business Combination.
In addition, each of DB, GS, CS and Liontree was engaged by the Company to act as co-placement agents on the PIPE Investment. Each of the placement agents will receive fees and expense reimbursements in connection therewith.
Pursuant to engagement letters between the Company and each of the four placement agents, each of DB, GS, CS and Liontree will receive transaction fees equal in the aggregate to 3.5% of the gross proceeds raised by the placement agents in connection with the PIPE Investment, subject to the terms and conditions of their respective engagement letters with the Company. Based on an anticipated $235 million to be raised by the placement agents in the PIPE Investment, it is anticipated that each placement agent will receive an aggregate of $8,225,000, to be allocated 33-1/3% to DB, 33-1/3% to GS, 21-2/3% to CS and 11-2/3% to Liontree in their roles as co-placement agents. The Deferred Discount payable to DB in connection with the consummation of the Business Combination will remain constant and will not be adjusted based on the number of shares that are redeemed unless otherwise determined by the Company in its discretion. As such, the deferred underwriting fee would represent approximately 3.5%, 5.6%, 13.5% and 241.5% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively (based on Trust Account balances of $345,030,739, $217,240,374, $89,450,009 and $5,000,005 in the no redemption scenario, illustrative redemption scenario, contractual maximum redemption scenario and charter redemption limitation scenario, respectively).
None of DB, GS, CS and Liontree provided any advice to the Company, including, but not limited to, regarding the valuation of Footprint or the terms of the business combination with Footprint. The Company and Footprint have each signed a consent letter with GS and CS acknowledging GS’ and CS’ roles as financial advisor to Footprint in connection with the Business Combination and as co-placement agents to the Company in connection with the PIPE Investment and waiving any potential conflicts in connection with such dual roles.
Each of DB, GS and CS provided the Company board of directors and, each of GS and CS also provided the Footprint board of directors, with a disclosure letter describing the various roles that DB, GS and CS have served in with the other party and any other material relationships that DB, GS and CS have with the other party. LionTree did not have any material relationships with the Company or Footprint other than in connection with the Business Combination.
In addition, each of DB, CS, LionTree and GS (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and nonfinancial activities and services. From time to time, each of DB, CS and GS and their respective affiliates has provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Investment to Footprint and its affiliates, and the Company and its affiliates, and has received customary compensation in connection therewith. In addition, each of DB, CS, LionTree and GS and their respective affiliates may provide investment banking and other commercial dealings to the Company, Footprint and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, each of DB, CS, LionTree and GS and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or Footprint, or their respective affiliates.

Each of DB, CS and GS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to fund Regulatory Withdrawals and/or to pay franchise and income taxes, by (ii) the total number of then-outstanding Public Shares. As of December 31, 2021, this would have amounted to approximately $10.00 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own our shares following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of such 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash and will be converted to shares of Class A Stock on a one-for-one
basis pursuant to the Business Combination.
In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, we have no specified maximum redemption thresholds under the Current Company Certificate, other than the aforementioned 15% threshold. Each redemption of Public Shares by Public Stockholders will reduce the balance of the Trust Account, which was approximately $345,030,739 as of December 31, 2021. In no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, as provided in the Current Company Certificate and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Merger Agreement. Company stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2022 Annual Meeting of the Company—Redemption Rights
” in order to properly redeem their Public Shares.
Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
(No Redemption Scenario—assuming no redemptions of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources
Company Cash (1)	$345,030,739
PIPE Investment	$310,550,000
Footprint Class C Financing (2)	$150,000,000
Footprint Equity Rollover (3)	$1,452,750,000

Total Sources (6)	$2,258,330,739

Uses
Footprint Equity Rollover (3)	$1,452,750,000
Cash Proceeds to Footprint (1)(4)	$750,580,739
Cash to Preferred Equity Retirement	$10,000,000
Company Transaction Costs (5)	$45,000,000

Total Uses (6)	$2,258,330,739

(1)
Assumes no Company stockholder has exercised its redemption rights to receive cash from the Trust Account, based on a Trust Account balance as of December 31, 2021. This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)	Amount represents $150,000,000 aggregate proceeds from the Footprint Class C Financing.
(3)
Amount represents $1,452,750,000 of stock consideration to be received by Footprint Equity Holders other than holders of shares of Footprint Class C Preferred Stock, and represents 161,776,650 shares of Class A Stock, being the aggregate number of shares that Footprint Equity Holders will receive as consideration pursuant to the Merger Agreement, less 16,501,650 shares of Class A Stock to be received by Koch Preference Subscriber, who holds all shares of Footprint Class C Preferred Stock, multiplied by a per-share price of $10.00. This amount is not impacted by the number of redemptions or the exercise of Rollover Options.

(4)
Cash proceeds to Footprint is calculated based on the assumed approximately $345.0 million in Company cash, approximately $150.0 million in cash proceeds from the Footprint Class C Financing and $310.6 million raised from the PIPE Investment less $45.0 million for estimated Company transaction costs and less $10.0 million for preferred equity retirement. In the no redemption scenario, cash proceeds to the Post-Combination Company’s balance sheet are currently anticipated to be used for general corporate purposes, including, but not limited to, Footprint transaction expenses, funding ongoing operations, expansion of manufacturing operations, working capital, and strategic initiatives.

(5)	Includes the expected repayment to Sponsor of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021.
(6)	Totals may differ due to rounding.
Sources & Uses
(Contractual Maximum Redemption Scenario—assuming approximately 74.1% redemption of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources
Company Cash (1)	$89,450,009
PIPE Investment	$310,550,000
Footprint Class C Financing (2)	$150,000,000
Footprint Equity Rollover (3)	$1,452,750,000

Total Sources (6)	$2,002,750,009

Uses
Footprint Equity Rollover (3)	$1,452,750,000
Cash Proceeds to Footprint (1)(4)	$495,000,009
Cash to Preferred Equity Retirement	$10,000,000
Company Transaction Costs (5)	$45,000,000

Total Uses (6)	$2,002,750,009

(1)
Assumes approximately 74.1% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by approximately $255.6 million, based on a Trust Account balance as of December 31, 2021.

(2)	Amount represents $150,000,000 aggregate proceeds from the Footprint Class C Financing.
(3)
Amount represents $1,452,750,000 of stock consideration to be received by Footprint Equity Holders other than holders of shares of Footprint Class C Preferred Stock, and represents 161,776,650 shares of Class A Stock, being the aggregate number of shares that Footprint Equity Holders will receive as consideration pursuant to the Merger Agreement, less 16,501,650 shares of Class A Stock to be received by Koch Preference Subscriber, who holds all shares of Footprint Class C Preferred Stock, multiplied by a per-share price of $10.00. This amount is not impacted by the number of redemptions or the exercise of Rollover Options.

(4)
Cash proceeds to Footprint is calculated based on the assumed approximately $89.5 million in Company cash, approximately $150.0 million in cash proceeds from the Footprint Class C Financing and $310.6 million raised from the PIPE Investment less $45.0 million for estimated Company transaction costs and less $10.0 million for preferred equity retirement. In the contractual maximum redemption scenario, cash proceeds to the Post-Combination Company’s balance sheet are currently anticipated to be used for general corporate purposes, including, but not limited to, Footprint transaction expenses, funding ongoing operations, expansion of manufacturing operations, working capital, and strategic initiatives. except that it is anticipated fewer proceeds will be used to fund the expansion of manufacturing operations and strategic initiatives. in the contractual maximum redemption scenario than in the no redemption scenario.

(5)	Includes the expected repayment to Sponsor of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021.
(6)	Totals may differ due to rounding.

Sources & Uses
(Charter Redemption Limitation Scenario—assuming approximately 98.6% redemption of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources
Company Cash (1)	$5,000,005
PIPE Investment	$310,550,000
Footprint Class C Financing (2)	$150,000,000
Footprint Equity Rollover (3)	$1,452,750,000

Total Sources (6)	$1,918,300,005

Uses
Footprint Equity Rollover (3)	$1,452,750,000
Cash Proceeds to Footprint (1)(4)	$410,550,005
Cash to Preferred Equity Retirement	$10,000,000
Company Transaction Costs (5)	$45,000,000

Total Uses (6)	$1,918,300,005

(1)
Assumes approximately 98.6% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by approximately $340.0 million, based on a Trust Account balance as of December 31, 2021. Please see the question titled “
Is there a limit to the total number of Public Shares that may be redeemed?
” from the Q&A section for more information on the charter redemption limitation scenario.

(2)	Amount represents $150,000,000 aggregate proceeds from the Footprint Class C Financing.
(3)
Amount represents $1,452,750,000 of stock consideration to be received by Footprint Equity Holders other than holders of shares of Footprint Class C Preferred Stock, and represents 161,776,650 shares of Class A Stock, being the aggregate number of shares that Footprint Equity Holders will receive as consideration pursuant to the Merger Agreement, less 16,501,650 shares of Class A Stock to be received by Koch Preference Subscriber, who holds all shares of Footprint Class C Preferred Stock, multiplied by a per-share price of $10.00. This amount is not impacted by the number of redemptions or the exercise of Rollover Options.

(4)
Cash proceeds to Footprint is calculated based on the assumed approximately $5.0 million in Company cash, approximately $150.0 million in cash proceeds from the Footprint Class C Financing and $310.6 million raised from the PIPE Investment less $45.0 million for estimated Company transaction costs and less $10.0 million for preferred equity retirement. In the charter redemption limitation scenario, cash proceeds to the Post-Combination Company’s balance sheet are currently anticipated to be used for general corporate purposes, including, but not limited to, Footprint transaction expenses, expansion of manufacturing operations, working capital, and strategic initiatives. except that it is anticipated fewer proceeds will be used to fund the expansion of manufacturing operations and strategic initiatives. in the charter redemption limitation scenario than in the contractual maximum redemption and no redemption scenarios.

(5)	Includes the expected repayment to Sponsor of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021.
(6)	Totals may differ due to rounding.
Certain Information Relating to the Company and Footprint
Our Board and Executive Officers before the Business Combination
Prior to the Business Combination, the following individuals serve as our directors and executive officers:

Name	Age	Position
Alec Gores	69	Chairman
Mark Stone	58	Chief Executive Officer
Andrew McBride	41	Chief Financial Officer and Secretary
Randall Bort	57	Director
William Patton	76	Director
Jeffrey Rea	56	Director

Footprint’s Board of Directors and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of Footprint:

Name	Age	Position
Executive Officers
Troy M. Swope	49	Chief Executive Officer, Founder and Director
Yoke D. Chung	51	Chief Technology Officer, Founder and Director
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director and Chief Legal Officer
Todd Landis	54	Chief People Officer
Jeff Bassett	50	Senior Vice President of Sales

Non-Employee Directors
Manu Bettegowda	49	Director
Leslie A. Brun	69	Director
Richard Daly	68	Director
Kevin Easler	56	Director
A. Stefan Kirsten	61	Director
Brian Krzanich	61	Director
Hilla Sferruzza	46	Director
Donald Thompson	59	Director
Post-Combination Company Board and Executive Officers
Assuming the approval of the Director Election Proposal, the following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Troy M. Swope	49	Chief Executive Officer, Founder and Director (Class [●])
Yoke D. Chung	51	Chief Technology Officer, Founder and Director (Class [●])
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director and Chief Legal Officer
Todd Landis	54	Chief People Officer
Jeff Basset	50	Senior Vice President of Sales

Non-Employee Directors
Manu Bettegowda	49	Director (Class [●])
Leslie A. Brun	69	Director (Class [●])
Richard Daly	68	Director (Class [●])
Kevin Easler	56	Director (Class [●])
A. Stefan Kirsten	61	Director (Class [●])
Brian Krzanich	61	Director (Class [●])
Hilla Sferruzza	46	Director (Class [●])
Donald Thompson	59	Director (Class [●])
For more information on the directors and management of the Post-Combination Company, please see the section titled “
Management of the Post-Combination Company
.”
Employment and Compensation Arrangements
Please see the section titled “—
Footprint’s Executive Compensation
.”

Indemnification and Insurance Obligations of the Post-Combination Company
The Post-Combination Company will enter into an indemnification agreement with each of the Post-Combination Company’s executive officers and directors providing for procedures for indemnification and advancements by the Post-Combination Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Post-Combination Company or, at the Post-Combination Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.
Following the consummation of the Business Combination, the Post-Combination Company intends to carry appropriate levels of insurance coverage for a global business operating in the materials science technology industry.
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. We intend to apply to continue the listing of its Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination.
Restrictions on Resales
The Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (a) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (b) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination. See the section titled “
The Merger Agreement and Related Agreements—Related Agreements—Registration Rights Agreement
” for more information. In addition, under the Amended and Restated Bylaws, certain Footprint Stockholders who will receive shares of Class A Stock in connection with the Business Combination as well as directors, officers and employees of Footprint and other individuals who will receive shares of Class A Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately prior to closing of the Business Combination will be bound by certain restrictions on their ability to transfer the shares of Class A Stock such holders hold or have a right to receive as a result of the Business Combination for a period of 180 days after the closing of the Business Combination. The Post-Combination Company Board may, in its sole discretion, waive, amend or repeal these restrictions on transfer. In addition, Company securityholders who become an affiliate of the Post-Combination Company for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions of Rule 144. Persons who may be deemed affiliates of the Post-Combination Company generally include individuals or entities that control, are controlled by or are under common control with, the Post-Combination Company and may include the directors and executive officers of the Post-Combination Company as well as its principal stockholders.
Comparison of Stockholder Rights
There are certain differences in the rights of Company stockholders and Footprint Stockholders prior to the Business Combination and after the Business Combination. Please see the section titled “
Comparison of Stockholder Rights.
”
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification
and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms. There can be no assurance, however, that any additional approvals or actions will be obtained. Please see the section titled “
Regulatory Approvals Related to the Business Combination.
”
The Company and Footprint filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on December 27, 2021. The
30-day
waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on January 26, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Footprint is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Certain Tax Considerations of the Business Combination Relating to the Exercise of Redemption Rights
As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution in an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our Class A Stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants). Please see the section titled “
Material U.S. Federal Income Tax Considerations for Holders of Class A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Footprint has been determined to be the accounting acquirer, primarily due to the fact that Footprint Stockholders will own approximately 69% of the outstanding securities of the Post-Combination Company and have a relative majority of the voting power, the operations of Footprint and its subsidiaries constituting the only ongoing operations of the Post-Combination Company, and senior management of Footprint comprising the majority of the senior management of the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Footprint in future reports of the Post-Combination Company.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF CLASS A STOCK
The following is a discussion of material U.S. federal income tax considerations for holders of shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks and financial institutions;

•	insurance companies;

•	brokers and dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Stock;

•	regulated investment companies and real estate investment trusts;

•	governmental organizations and qualified foreign pension funds;

•	persons holding Class A Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

•	certain former citizens or long-term residents of the U.S.;

•	controlled foreign corporations and passive foreign investment companies;

•	any holder of Founder Shares; and

•	tax-exempt entities.
If a partnership for U.S. federal income tax purposes holds shares of Class A Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partners in partnerships holding shares of Class A Stock should consult their tax advisors.
This discussion is based on the U.S. Tax Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or
non-U.S.
jurisdiction.
Redemption of Class A Stock
In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “
Special Meeting of the
Stockholders of
the

Company in Lieu of the 2022 Annual Meeting of the Company—Redemption Rights
,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A Stock under Section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder (as defined below) will be treated as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
,” and a
Non-U.S.
holder (as defined below) will be treated as described under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a
Distribution
,” and the tax consequences to a
Non-U.S.
holder described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
.”
Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our Class A Stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our Class A Stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our Class A Stock actually owned by the holder, but also shares of our Class A Stock that are constructively owned by it under certain attribution rules set forth in the U.S. Tax Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our Class A Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and the stock to be issued pursuant to the Business Combination). Prior to the Business Combination, the Class A Stock might not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.
There will be a complete termination of a holder’s interest if either (i) all of the shares of our Class A Stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our Class A Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.
The redemption of Class A Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Distribution
,” and the tax effects to such
Non-U.S.
holder will be as described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “
U.S. holder
.” A U.S. holder is a beneficial owner of shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the U.S. Tax Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution.
If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section titled “
Redemption of Class
 A Stock
,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Sale of Class A Stock.
”
Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for the dividends received deduction if the requisite holding period and other applicable requirements are satisfied and (ii) generally may be subject to the “extraordinary dividend” provisions of the U.S. Tax Code (which could cause a reduction in the tax basis of such U.S. holder’s shares and cause such U.S. holder to recognize capital gain). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of Class
 A Stock.
If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale, as discussed above under the section titled “
Redemption of Class
 A Stock
,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the

Class A Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate
U.S. holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Stock (shares of Class A Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S.
Holders
This section applies to you if you are a “
Non-U.S.
holder
.” A
Non-U.S.
holder is a beneficial owner of shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;
but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
Taxation of Redemption Treated as a Distribution.
If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section titled “
Redemption of Class
 A Stock
,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with such
Non-U.S.
holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in the Class A Stock redeemed. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.”
The withholding tax described above does not apply to dividends paid to a
Non-U.S.
holder who provides an IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S.
holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Taxation of Redemption Treated as a Sale of Class
 A Stock.
If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a sale, as discussed above under the section titled “
Redemption of
Class
 A Stock
,” subject to the discussion of backup withholding below, a
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the
Non-U.S.
holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the
Non-U.S.
holder held our Class A Stock, and, in the case where shares of our Class A Stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S.
holder’s holding period for the shares of our Class A Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. In the event the
Non-U.S.
holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate).
If the second bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our Class A Stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.
Because it may not be certain at the time a
Non-U.S.
holder is redeemed whether such
Non-U.S.
holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a
Non-U.S.
holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S.
holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S.
holder in redemption of such
Non-U.S.
holder’s Class A Stock, unless (i) the applicable withholding agent has established special procedures allowing
Non-U.S.
holders to certify that they are exempt from such withholding tax and (ii) such
Non-U.S.
holders are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S.
holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a
Non-U.S.
holder, such
Non-U.S.
holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
FATCA Withholding Taxes.
Sections 1471 to 1474 of the U.S. Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “
FATCA
”) impose a 30% withholding tax on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Non-U.S.
holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A Stock.

Information Reporting and Backup Withholding
Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Class A Stock.
Backup withholding of tax may apply to cash payments to which a U.S. holder is entitled in connection with our redemption of shares of Class A Stock, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to cash payments to which a
Non-U.S.
holder is entitled in connection with our redemption of shares of Class A Stock, unless the
Non-U.S.
holder submits an IRS Form
W-8BEN
(or other applicable IRS Form
W-8),
signed under penalties of perjury, attesting to such
Non-U.S.
holder’s status as
non-U.S.
person.
The amount of any backup withholding from a payment to a U.S. holder or
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS OF FOOTPRINT COMMON STOCK
The following discussion is a summary of material U.S. federal income tax consequences of the Mergers generally applicable to U.S. Holders (as defined below) that exchange their Footprint Common Stock for Class A Stock pursuant to the Mergers. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, and court and administrative rulings and decisions, all as in effect on the date hereof, and all subject to change, repeal, or differing interpretation, possibly retroactively. Any such change, repeal, or different interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only U.S. Holders that hold their Footprint Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion addresses only the U.S. federal income tax consequences of the Mergers, and does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Mergers, whether or not in connection with the Mergers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances, including, without limitation, holders of preferred stock, convertible notes, options, warrants, or similar rights to acquire Footprint Common Stock, or that may be applicable to U.S. Holders subject to special treatment under U.S. federal income tax laws, including, without limitation, if such U.S. Holders are:

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	tax-exempt entities (including private foundations);

•	governmental organizations;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or brokers in stocks, securities, commodities, or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that own, actually or constructively, five percent or more of the outstanding Footprint Common Stock by vote or value;

•	certain former citizens or long-term residents of the United States;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold their Footprint Common Stock as “qualified small business stock” within the meaning of Sections 1202 or 1045 of the Code;

•	persons that hold their Footprint Common Stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

•	persons that acquired their Footprint Common Stock through the exercise of an employee stock option, through a tax-qualified retirement plan, or otherwise as compensation;

•	persons that have a functional currency other than the U.S. dollar;

•	holders that exercise appraisal or dissenters’ rights; or

•	S corporations, or entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein).

Finally, this discussion does not address the Medicare contribution tax on net investment income, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, any non-income tax considerations (such as estate or gift tax considerations), or any state, local, or non-U.S. tax considerations.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Footprint Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Any such entity or arrangement and any investors therein should consult their own tax advisors with respect to the tax consequences of the Mergers in their particular circumstances.
For purposes of this discussion, “U.S. Holder” means a beneficial owner of Footprint Common Stock that is, for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
Characterization of the Mergers
Each of Footprint and the Company intend that, for U.S. federal income tax purposes, (i) the Mergers will be treated as an integrated transaction and together will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) any Earn Out Shares that are issued will be treated as an adjustment to the Aggregate Footprint Stock Consideration rather than “boot,” except to the extent treated as imputed interest. It is not a condition to the completion of the Mergers that either Footprint or the Company receives an opinion from K&E or any other counsel with respect to the U.S. federal income tax consequences of the Mergers, and no ruling has been, or will be, requested from the IRS as to such consequences. In connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, K&E, counsel to Footprint, is expected to issue an opinion to Footprint that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes (the “
Merger Tax Opinion
”). This opinion will be prospective, dependent on future events, and based on customary assumptions and representations from Footprint and the Company, as well as certain covenants and undertakings by the Company, the First Merger Sub, the Second Merger Sub and Footprint (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of the Merger Tax Opinion, the validity of the Merger Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court nor does it preclude the IRS or any court from adopting a contrary position. Accordingly, no assurance can be given that the IRS will not challenge any of the consequences described herein, or that a court would not sustain such a challenge. The Mergers will occur even if they do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case they will be a fully taxable transaction.
In the event the Mergers qualify as a reorganization under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, the following discussion assumes that the Earn Out Shares will be treated as an adjustment to the Aggregate Footprint Stock Consideration rather than “boot.” U.S. Holders of Footprint Common Stock should consult their own tax advisors regarding the possible treatment of the right to receive Earn Out Shares as “boot.”

Tax Consequences for U.S. Holders
If the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and subject to the statements below relating to the receipt of cash in lieu of fractional shares and imputed interest, the U.S. federal income tax consequences of the Mergers for U.S. Holders will generally be as follows:

•	a U.S. Holder that exchanges Footprint Common Stock for Class A Stock pursuant to the Mergers generally will not recognize gain or loss in respect of such Footprint Common Stock;

•
a U.S. Holder generally will have an aggregate adjusted tax basis in the Class A Stock received in the Mergers (other than Class A Stock treated as imputed interest, as described below, but including any fractional share deemed received and sold as described below) equal to the aggregate adjusted tax basis in the Footprint Common Stock surrendered in the Mergers; and

•
a U.S. Holder generally will have a holding period for the Class A Stock received in the Mergers (other than Class A Stock treated as imputed interest, as described below, but including any fractional share deemed received and sold as described below) that includes the holding period of the Footprint Common Stock surrendered in the Mergers.

For purposes of the second bullet above, IRS guidance indicates that the maximum number of Earn Out Shares issuable pursuant to the Business Combination Agreement should be treated as having been received by the U.S. Holder at the time of the Mergers and that adjustments to the U.S. Holder’s tax basis in shares of Class A Stock actually received should be made if the maximum number of Earn Out Shares ultimately are not issued.
A U.S. Holder that receives cash in lieu of a fractional share of Class A Stock should be treated as having received such fractional share in the Mergers and then as having sold such fractional share for cash. Such U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Class A Stock and the tax basis allocated to such fractional share of Class A Stock.
If a U.S. Holder has acquired different blocks of Footprint Common Stock at different times or at different prices, then such holder’s tax basis and holding period in the shares of Class A Stock received in the Mergers generally should be determined with reference to each block of Footprint Common Stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Class A Stock received in the Mergers.
If the Mergers fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, a U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the total consideration received by such U.S. Holder in the Mergers and (2) such U.S. Holder’s aggregate adjusted tax basis in the Footprint Common Stock surrendered in the Mergers. For these purposes, the total consideration received by a holder of Footprint Common Stock will include the holder’s pro rata portion of the Earn Out Shares, and unless the installment method of accounting is applied, will generally be based on the fair market value of the right to receive the Earn Out Shares as of the closing unless such fair market value is not reasonably ascertainable, in which case the Earn Out Shares may be taken into account when received or deemed received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the recovery of basis attributable to the right to receive Earn Out Shares and the tax consequences of receiving Earn Out Shares having a fair market value greater or less than what was previously taken into account in income at the time of the Mergers. The Earn Out Shares should generally be eligible for installment sale reporting and a portion of any such Earn Out Shares would be subject to the imputed interest rules similar to those described below and may be subject to an additional interest charge. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earn Out Shares. U.S. Holders should consult their tax advisors regarding the advisability of electing out of the installment method in light of their particular circumstances. In addition, the

U.S. Holder’s aggregate adjusted tax basis in the shares of Class A Stock received in the Mergers would equal their fair market value at the time of the closing (or the fair market value at the time the Earn Out Shares are actually received), and the U.S. Holder’s holding period of such shares of Class A Stock would commence the day after the closing (or the day after the Earn Out Shares are actually received). If a U.S. Holder acquired different blocks of Footprint Common Stock at different times or different prices, any gain or loss recognized in the Mergers must be calculated separately for each block of Footprint Common Stock surrendered by such U.S. Holder in the Mergers.
Regardless of whether the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a portion of any Earn Out Shares actually received by a U.S. Holder may be characterized as ordinary interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in that portion of the Earn Out Shares should be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earn Out Shares should begin on the day following the date of receipt.
Any gain or loss recognized in the Mergers would generally be long-term capital gain or loss if the U.S. Holder’s holding period in the applicable Footprint Common Stock exceeds one year. Long-term capital gain of non-corporate U.S. Holders (including individuals) is eligible for preferential U.S. federal income tax rates under current law. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding for U.S. Holders
As provided in Treasury Regulations Section 1.368-3, each U.S. Holder that receives shares of Class A Stock in the Mergers is required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Additionally, certain significant U.S. Holders are required to attach a statement to their tax returns for the year in which the Mergers occur that contains the information listed in Treasury Regulations Section 1.368-3(b).
Payments made in connection with the Mergers may be subject to information reporting requirements and U.S. backup withholding. Backup withholding will not generally apply to a U.S. Holder that furnishes a correct taxpayer identification number and makes other required certifications, or that is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may generally claim a refund of any excess amounts withheld as backup withholding by timely filing the appropriate claim for refund with the IRS and furnishing any required information to the IRS.
U.S. Holders should consult their own tax advisors with respect to any information reporting requirements and the potential application of backup withholding as a result of the Mergers in their particular circumstances.
This discussion does not purport to be a complete analysis of the potential tax consequences of the Mergers and is not, and is not intended to be, tax advice. U.S. Holders should consult their own tax advisors with respect to all U.S. federal, state, and local and non-U.S. tax consequences of the Mergers in their particular circumstances.

THE MERGER AGREEMENT AND RELATED AGREEMENTS
We are asking the stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. The stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal because it is the primary legal document that governs the Business Combination.
We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of the outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as
Annex A
hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision. Accordingly, no person should rely on the representations, warranties and covenants in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the Company, Footprint or any other matter.
General Description of the Merger Agreement
On December 13, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Footprint, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company will consummate the Business Combination. After giving effect to the Business Combination, the Surviving Entity will continue as a subsidiary of the Company and the Footprint Stockholders will hold a portion of the Post-Combination Company’s Class A Stock.
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be a number of shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share) equal to 161,776,650 shares of Class A Stock. Each holder of a share of Footprint Common Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Footprint Common Stock Consideration for each such share of Footprint Common Stock. Holders of shares of Footprint Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the applicable Per Share Footprint Preferred Stock Consideration for each such share of Footprint Preferred Stock held by such holder. In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of an additional number of Earn Out Shares allocable to the Footprint Securityholders from the Post-Combination Company, up to an aggregate number of shares of Class A Stock equal to the Securityholder Allocable Amount collectively issuable to all Footprint Securityholders.
In connection with the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions: (a) the First Merger; and (b) immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. As a result of the First Merger, the Company will own 100% of the outstanding common stock of the Surviving Corporation and each share of common stock of the Surviving Corporation will be cancelled and converted into the right to receive a portion of the merger consideration. As a result of the Second Merger, the Company will own 100% of the outstanding interests in the Surviving Entity. As a result of the foregoing, after the closing of the Business Combination, the Company will own, directly or indirectly, all of the assets of the Surviving Entity and its subsidiaries.
The Company has agreed to provide its stockholders with the opportunity to redeem shares of Class A Stock in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, including the Business Combination.
Consideration to Footprint Stockholders in the Business Combination
Pursuant to the Merger Agreement, each share of Footprint Common Stock will be converted into the right to receive the Per Share Footprint Common Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) (i) 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share)
minus
(ii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class B Preferred Stock minus
(iii) the aggregate number of shares of Class A Stock issuable to holders of Footprint Class C Preferred Stock minus
(iv) the number of shares of Class A Stock issuable to holders of Footprint Convertible Promissory Notes pursuant to the terms thereof divided by
(b) (i) the aggregate number of shares of Footprint Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Footprint Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Footprint Common Stock underlying the Footprint Class C Preferred Stock, the Footprint Class B Preferred Stock, or the Footprint Convertible Promissory Notes), plus (ii) the aggregate number of shares of Footprint Common Stock issuable upon exercise or settlement of all Footprint Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time. Assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31 2022, the Per Share Footprint Common Stock Consideration is equal to approximately 6.39 shares of Class A Stock.
Each share of Footprint Class A Preferred Stock will be converted into the right to receive the Per Share Footprint Class A Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Per Share Footprint Common Stock Consideration
multiplied by
(b) the number of shares of Footprint Common Stock issuable upon conversion of such share of Footprint Class A Preferred Stock as of immediately prior to the Effective Time and pursuant to the Footprint Certificate of Incorporation. Based on the current Class A Conversion Rate (as defined in the Footprint Certificate of Incorporation) and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class A Preferred Stock Consideration is equal to approximately 5,378.32 shares of Class A Stock.
Each share of Footprint Class B Preferred Stock will be converted into the right to receive the Per Share Footprint Class B Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) $12,915.89 (such amount as may be adjusted pursuant to the Footprint Certificate of Incorporation)

divided by
(b) $8.50. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class B Preferred Stock Consideration is equal to approximately 1,277.74 shares of Class A Stock.
Each share of Footprint Class C Preferred Stock will be converted into the right to receive the Per Share Footprint Class C Preferred Stock Consideration, calculated as a number of newly issued shares of Class A Stock equal to: (a) the Class C Liquidation Preference (as defined in the Footprint Certificate of Incorporation) as of the closing date of the Business Combination, divided by
(b) $9.09. Based on the foregoing amounts and assuming the Business Combination closes on June 30, 2022 and capitalization of Footprint as of March 31, 2022, the Per Share Footprint Class C Preferred Stock Consideration is equal to approximately 2,750.28 shares of Class A Stock.
In addition to the consideration to be paid at the closing of the Business Combination, Footprint Securityholders will be entitled to receive their pro rata share of a portion of up to 17,584,125 shares of Class A Stock allocable to the Footprint Securityholders from the Post-Combination Company as Earn Out Shares upon the occurrence of certain triggering events, subject to adjustment in connection with redemptions of shares of Class A Stock in connection with the Business Combination.
No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Footprint Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Class A Stock to which such Footprint Stockholder otherwise would have been entitled multiplied by (b) $10.00.
The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the Consenting Footprint Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Footprint Common Stock Consideration or Per Share Footprint Preferred Stock Consideration, as applicable, to be issued to the non-Consenting Footprint Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.
Treatment of Footprint’s Equity Awards
Footprint Stock Options
. As of the Effective Time, each Footprint Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Class A Stock determined by multiplying the number of shares Footprint Common Stock subject to the corresponding Footprint Stock Option by the Per Share Footprint Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Class A Stock, at an adjusted exercise price per share determined by dividing the per share exercise price of the Footprint Stock Option as in effect as of immediately prior to the effective time of the First Merger by the Per Share Footprint Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent (each such converted option, a “
Rollover Option
”). Each such Rollover Option will be subject to the same terms and conditions as were applicable to the corresponding Footprint Stock Option immediately prior to the Effective Time, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
Earn Out
Under the Merger Agreement, the Footprint Securityholders will be entitled to receive Earn Out Shares if the Common Share Price exceeds certain thresholds at any time during the Earn Out Period, being the five-year period beginning on the 180th day following the closing of the Mergers.

The number of Earn Out Shares collectively issuable to all Footprint Securityholders is equal to the Securityholder Allocable Amount, calculated as: (a) the Securityholder Pro Rata Share, equal to a ratio with a (i) numerator equal to the sum of (A) the aggregate number of shares of Footprint Common Stock issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement) plus (B) the aggregate number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Footprint Class A Preferred Stock issued and outstanding as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock), and (ii) denominator equal to the aggregate number of (A) shares of Footprint Common Stock outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Footprint Warrants, but not giving effect to any conversion of the Footprint Convertible Promissory Notes in connection with the transactions contemplated by the Merger Agreement) held by all Footprint Securityholders as of immediately prior to the Effective Time, plus
(B) the aggregate number of shares of Footprint Common Stock issuable upon exercise of all Footprint Stock Options (vested or unvested) outstanding immediately prior to the Effective Time, plus
(C) the total number of shares of Footprint Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Footprint Class A Preferred Stock held by all Footprint Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Footprint Common Stock issued or issuable upon conversion of Footprint Class B Preferred Stock or Footprint Class C Preferred Stock);
multiplied by
(b) the Aggregate Earn Out Shares Amount, equal to: (i) 17,584,125 multiplied by
(ii) (A) one
minus
(B) (I) the number of shares of Class A Stock redeemed in connection with the Business Combination divided by
(II) (1) the number of shares of Class A Stock outstanding as of immediately following the Effective Time plus
(2) the number of shares subject to Footprint Stock Options that have been rolled into options of the Post-Combination Company plus
(3) the number of shares of Class A Stock redeemed in connection with the Business Combination.
For example, assuming the capitalization of Footprint as of March 31, 2022, the Securityholder Pro Rata Share is equal to 16,397,410 divided by
17,442,359, or 0.94. Assuming no redemptions, the Aggregate Earn Out Shares Amount is equal to 17,584,125 multiplied by
1, or 17,584,125. As a result, the number of Earn Out Shares issuable would be 0.94 multiplied by
17,584,125, or 16,530,683 shares of Class A Stock. Footprint’s founders, Troy Swope and Yoke Chung, are expected to be entitled to receive approximately 6.58% and 7.00%, respectively, of the Earn Out Shares.
The Earn Out Shares will be issuable in seven equal tranches for each Earn Out Triggering Event, with the number of shares of Class A Stock issuable in each tranche equal to the Securityholder Earn Out Tranche Amount, calculated as the Securityholder Alocable Amount divided by
seven.
The Earn Out Shares will be issued by the Company to the Footprint Securityholders as follows, in each case in accordance with their pro rata share and within 10 business days after the occurrence of the applicable triggering event: (a) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $13.00; (b) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $15.50; (c) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $18.00; (d) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $20.50; (e) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $23.00; (f) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $25.50; and (g) a one-time issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $28.00. If any of the Common Share Price thresholds described in the foregoing clauses (a) through (g) are not achieved within the Earn Out Period, the Company will not be required to issue the Earn Out Shares in respect of such Common Share Price threshold.

The Footprint Securityholders will be entitled to their pro rata portion of Earn Out Shares in the event an acceleration event (as described in the Merger Agreement) occurs.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Footprint are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Consistent with the Merger Agreement, a “Material Adverse Effect” as used in herein means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of Footprint and its subsidiaries, taken as a whole;
provided
,
however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses (a), (b), (d) and (f), in each case, to the extent that such change has a disproportionate impact on Footprint and its subsidiaries, taken as a whole, as compared to other industry participants): (a) any change or development in applicable laws or GAAP or any official interpretation thereof, in each case, following the date of the Merger Agreement; (b) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (c) the announcement or the execution of the Merger Agreement or the pendency or consummation of the Mergers and of the Footprint Class C Financing (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (d) any change generally affecting any of the industries or markets in which Footprint or its subsidiaries operate or the economy as a whole; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic, epidemic or disease outbreak (including
COVID-19),
act of God or other force majeure event; (f) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, Footprint operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the U.S. or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the U.S. or such other country, or any territories, possessions, or diplomatic or consular offices of the U.S. or such other countries or upon any U.S. or such other country military installation, equipment or personnel; (g) any failure of Footprint and its subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (h) compliance by Footprint with certain interim operating covenants set forth in the Merger Agreement or (i) any matter set forth in the disclosure schedules to the Merger Agreement with respect to absence of changes.
Under the Merger Agreement, certain representations and warranties of the Company, First Merger Sub and Second Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Closing and Effective Time of the Business Combination
The closing of the Business Combination is expected to take place electronically through the exchange of documents via
e-mail
or facsimile on the date that is three business days after the date on which all of the conditions described below under the subsection “—
Conditions to Closing of the Business Combination
” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) or at such other time, date and location as the Company and Footprint may mutually agree in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Footprint and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the Business Combination will have expired or been terminated;

•	there will not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal will have been obtained;

•	the approval by the Footprint Stockholders of the Merger Agreement and each other agreement contemplated thereby will have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn out) will have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/prospectus will have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

Conditions to Footprint’s Obligations
The obligation of Footprint to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Footprint:

•
the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) will be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (b) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, will be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing will have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate will be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

•
the Company will have funds at closing equal to or exceeding $550,000,000, which amount is calculated as: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other cash and cash equivalents of the Company; plus (c) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; plus (d) $150,000,000, which represents the gross proceeds from the Footprint Class C Financing; minus (e) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
certain representations and warranties of Footprint with respect to due incorporation and the representations and warranties of Footprint with respect to due authorization, capitalization, brokers’ fees and affiliate arrangements will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), (b) the representations and warranties of Footprint with respect to the lack of a Material Adverse Effect will be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (c) all other representations and warranties of Footprint will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Footprint to be performed or complied with as of or prior to the closing will have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Footprint certifying that the conditions in the two bullets have been satisfied.
Representations and Warranties
Under the Merger Agreement, Footprint made customary representations and warranties about it and its subsidiaries relating to: corporate organization; subsidiaries; due authorization; no conflict; government authorities and consents; capitalization; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property; data privacy; contracts; benefit plans; labor matters; taxes; brokers’ fees; insurance; real property and tangible property; environmental matters; absence of changes; significant customers and suppliers; affiliate agreements; internal controls; permits; Footprint products; and accuracy of Footprint’s information provided in this proxy statement/prospectus.
Under the Merger Agreement, the Company, First Merger Sub and Second Merger Sub made customary representations and warranties relating to: corporate organization; due authorization; no conflict; litigation and proceedings; compliance with laws; benefit plans; government authorities and consents; the Trust Account; taxes; brokers’ fees; SEC reports, financial statements and the Sarbanes-Oxley Act; business activities and absence of changes; accuracy of the Company’s information provided in this proxy statement/prospectus; capitalization; Nasdaq stock market listing; contracts; compliance with the Investment Company Act of 1940 and the JOBS Act; affiliate agreements; the Company’s stockholders; and the PIPE Investment and Subscription Agreements.
Covenants of the Parties
Conduct of Businesses Prior to the Completion of the Business Combination
. Footprint has agreed that, except as disclosed on the Schedules, contemplated by the Merger Agreement, consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed) or required by law (including any laws, orders, actions, directors, guidelines or recommendations by any governmental authority related to
COVID-19
(“
COVID-19
Measures
”) or any social or civil unrest (“
Social Unrest Measures
”)), prior to the closing of the Business Combination, it will, and will cause its subsidiaries to, use commercially reasonable efforts to (a) conduct and operate its business in the ordinary course consistent with past practice; (b) preserve intact the current business organization and ongoing businesses of Footprint and its subsidiaries, and maintain the existing relations and goodwill of Footprint and its subsidiaries with landlords, customers, suppliers, joint venture partners, distributors and creditors of Footprint and its subsidiaries; (c) keep available the services of their present officers and other key employees and consultants; and (d) maintain all insurance policies of Footprint and its subsidiaries or substitutes therefor. To the extent that Footprint has taken any
COVID-19
Measures, Footprint will use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers, and other invitees onto Footprint-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the U.S. Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on the Schedules, as expressly contemplated by the Merger Agreement or as consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed), or as may be required by law,
COVID-19
Measures or Social Unrest Measures, Footprint will not, and Footprint will cause its subsidiaries not to, prior to the closing of the Merger Agreement:

•	change or amend the certificate of incorporation, bylaws or other organizational documents of Footprint or any of its subsidiaries;

•
(a) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of Footprint in their capacities as stockholders; (b) effect any recapitalization, reclassification, split or other change in its capitalization; (c) except in connection with the exercise of, or otherwise required under the terms of, any Footprint Stock Option, Footprint Convertible Promissory Note, Footprint Preferred Stock or Footprint Warrant issued and outstanding as of the date of the Merger Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (d) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (i) the acquisition by Footprint or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Footprint or its subsidiaries in connection with the forfeiture or cancellation of such equity interests;

(ii) transactions between Footprint and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of Footprint; and (iii) purchases or redemptions pursuant to exercises of, or otherwise required under the terms of, any Footprint organizational documents, Footprint Stock Options, Footprint Convertible Promissory Note, Footprint Preferred Stock or Footprint Warrant outstanding as of the date of the Merger Agreement, and including the withholding of shares to satisfy net settlement or tax obligations with respect to such securities, as applicable, in accordance with the terms of such securities;

•
enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract of Footprint (or any contract, that if existing on the date hereof, would have been deemed to be a material contract of Footprint), any lease related to the leased real property of Footprint or any collective bargaining or similar agreement (including agreements with works councils and trade unions) to which Footprint or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any lien (other than certain permitted liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Footprint and its subsidiaries, taken as a whole (including certain specified intellectual property or software of Footprint), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

•
other than as required pursuant to the employee benefit plans of Footprint in effect on the date of the Merger Agreement (or adopted or entered into after the date of the Merger Agreement in accordance therewith) or applicable law: (a) materially increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of Footprint or its subsidiaries with an annualized base compensation at or above $200,000 (other than annual merit based or promotion based base compensation increases in the ordinary course of business consistent with past practice or annual renewals of health or welfare benefit plans); (b) adopt, enter into, materially amend or terminate any employee benefit plan of Footprint or agreement, arrangement, policy or plan that would be an employee benefit plan of Footprint if in effect on the date of the Merger Agreement, or any collective bargaining agreement to which Footprint or its subsidiaries is a party or by which it is bound; (c) grant or pay any severance or termination payments or benefits to any current or former director, employee or individual independent contractor of Footprint or its subsidiaries with an annualized base compensation at or above $200,000; (d) hire or terminate (other than for cause) any employee of Footprint or its subsidiaries at the level of vice president or above; (e) accelerate the vesting, payment or funding of any compensation or benefit to any current or former director, employee or individual independent contractor of Footprint or its subsidiaries under any employee benefit plan of Footprint; and (f) except for grants of Footprint Stock Options to newly hired employees and individual independent contractors in in connection with promotions or refresh grants, in each case, in the ordinary course of business consistent with past practice, grant any equity or equity-based awards;

•
(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Footprint or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•	make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $3,000,000, other than any capital expenditure (or series of related capital expenditures)

consistent in all material respects with Footprint’s annual capital expenditure budget for periods following the date of the Merger Agreement, made available to the Company;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, employees, directors, agents or consultants, but excluding any of Footprint’s subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, other than advances to employees or officers of Footprint or its subsidiaries in the ordinary course of business consistent with past practice;

•
(a) make, rescind or change any material tax election (unless consistent with past practice); (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any tax accounting method or period, (d) file any material amendment to a tax return; (E) enter into any closing agreement with a governmental authority with respect to a material amount of taxes, (f) surrender any right to claim a material refund of taxes, (g) settle or compromise any examination, audit or other action with a governmental authority relating to any material taxes or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

•
enter into any agreement that restricts the ability of Footprint or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of Footprint or its subsidiaries to enter a new line of business;

•	acquire any fee interest in real property;

•	enter into, renew or amend in any material respect any affiliate agreement of Footprint;

•
waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

•
(a) issue or sell any debt securities or rights to acquire any debt securities of Footprint or any of its subsidiaries or guarantee any debt securities of another person or entity, or (b) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•
(a) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (b) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

•	enter into any material new line of business outside of the business currently conducted by Footprint and its subsidiaries as of the date of the Merger Agreement;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Footprint and its subsidiaries and their assets and properties;

•
implement any employee layoffs, plant closings, or similar workplace events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Footprint or its subsidiaries under WARN; or

•	enter into any agreement to do any action prohibited under the foregoing.

The Company has agreed to a more limited set of restrictions on its business prior to the Effective Time. Specifically, the Company has agreed that prior to the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or as required by law,
COVID-19
Measures or Social Unrest Measures and subject to certain specified exceptions, it will not, without the written consent of Footprint (which may not be unreasonably withheld, conditioned or delayed):

•
change, modify or amend the trust agreement (or any other agreement related to the Trust Account), the Company’s organizational documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other subsidiary;

•
(a) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, (b) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (c), other than the redemption of any shares of Class A Stock or as otherwise required by the Company’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company; or (d) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•
enter into, renew, amend or waive or release any material rights, claims or benefits under any Company affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a Company affiliate agreement), including the Insider Letters;

•
enter into, or amend or modify any term of (in a manner adverse to the Company or any of its subsidiaries (including, following the Effective Time, Footprint and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Company material contract (or any contract, that if existing on the date hereof, would have been deemed a Company material contract required), or any employee benefit plan of the Company (or plan that would be an employee benefit plan of the Company if in effect on the date hereof) or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its subsidiaries is a party or by which it is bound;

•	waive, release, compromise, settle or satisfy any pending or threatened claim (which will include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

•
(a) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Company Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the transactions contemplated by the Merger Agreement or (b) amend, modify or waive any of the terms or rights set forth in, any the Company Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•
(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•
other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•
make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its subsidiaries and their assets and properties;

•
(a) make, rescind or change any material tax election in a manner inconsistent with past practice; (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any method of accounting for tax purposes; (d) file any material amended tax return; (e) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of tax law), with any governmental authority with respect to a material amount of taxes; (f) surrender any right to claim a material refund of taxes; (g) settle or compromise any examination, audit or other action with any governmental authority relating to any material taxes; or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

•	create any material liens (other than permitted liens) on any material property or assets of the Company, First Merger Sub or Second Merger Sub;

•	engage in any material new line of business; or

•	enter into any agreement to do any action prohibited under the foregoing.
HSR Act and Regulatory Approvals
. As promptly as practicable after the date of the Merger Agreement, the Company and Footprint agreed to prepare and file the notification required of it under the HSR Act within 10 business days after the date of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement and will promptly and in good faith respond to all information requested of it by the FTC, U.S. Department of Justice, or any other governmental authority in connection with such notification and otherwise cooperate in good faith with each other and such governmental authorities. The Company and Footprint will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. The Company and Footprint will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any governmental authority, on the other hand, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement.
Without limiting the foregoing, the Company and Footprint will:

•
promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other governmental authority regarding the transactions contemplated by the Merger Agreement;

•	permit each other to review in advance any proposed substantive written communication to any such governmental authority and incorporate reasonable comments thereto;

•	give the other prompt written notice of the commencement of any action with respect to such transactions;

•
not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the Merger Agreement or the transactions contemplated by the Merger Agreement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend;

•	keep each other reasonably informed as to the status of any such action; and

•
promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their affiliates and their respective agents, representatives and advisors, on one hand, and any such governmental authority, on the other hand, in each case, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement.

Each of the Company and Footprint may, as they deem necessary, designate any sensitive materials to be exchanged in connection with the provision of the Merger Agreement summarized under this heading “—
HSR Act and Regulatory Approvals
”
(the “
regulatory approvals provision
”) as “outside-counsel only.” Any such materials, as well as the information contained therein, will be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. The Company will pay any filing fees required by governmental authorities, including filing fees in connection with filings under the HSR Act. The Company, First Merger Sub and Second Merger Sub (and their respective affiliates, if applicable) will not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any governmental authority, or the expiration or termination of any waiting period under the HSR Act or other antitrust laws, including by acquiring or offering to acquire any other person or entity, or the assets of, or equity in, any other person or entity.
In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the transactions contemplated by the Merger Agreement pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by the Merger Agreement, each of the Company, First Merger Sub and Second Merger Sub will: (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Footprint; and (B) any other restrictions on the activities of Footprint;
provided
, that the Company, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) will not be required to take (and Footprint will not take, without the prior written consent of the Company) any action, individually or in the aggregate, under the regulatory approvals provision if such action would result in a material adverse effect on Footprint (and for the avoidance of doubt, none of the foregoing actions contemplated by the regulatory approvals provision will be taken by the Company or its affiliates without the prior written consent of Footprint); and (ii) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.
Proxy Solicitation
. The Company will
use reasonable best efforts to, as promptly as practicable, (a) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (b) cause this proxy statement/prospectus to be disseminated to the Company’s stockholders in compliance with applicable law, including the DGCL, and (c) solicit proxies from the holders of the Class A Stock to vote in accordance with the recommendation of the Board with respect to each of the proposals contained in this proxy statement/prospectus. The Company will, through the Board, recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “
Company Board

Recommendation
”) and is obligated to include the Company Board Recommendation in this proxy statement/prospectus, unless the Board will have changed its recommendation in accordance with the terms of the Merger Agreement (a “
Company Change in Recommendation
”). The Board will
not (and no committee or subgroup thereof will), change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation.
Notwithstanding anything in the provisions of the Merger Agreement described under this heading
“
—Proxy Solicitation
” to the contrary, if, at any time prior to obtaining the approval of the Company stockholders, the Company board of directors determines in good faith, after consultation with its outside legal counsel, that in response to an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal (as defined below) and any changes in capital markets or any declines or improvements in financial markets or the timing of any approval or clearance of any governmental authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of Footprint and its subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board as of the date hereof), and that becomes known to the Board after the date of the Merger Agreement, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, the Board may, prior to obtaining the approval of the Company stockholders, make a Company Change in Recommendation, subject to certain procedural requirements;
provided
, that the Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by Footprint, the Company will, and will use its reasonable best efforts to cause its representatives to, engage in good faith negotiations with Footprint and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Company Change in Recommendation.
Notwithstanding the foregoing, if on a date for which the Special Meeting is scheduled, (i) the Company has not received proxies representing a sufficient number of shares of Class A Stock to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, (ii) additional time for any supplemental or additional disclosure required to be disseminated to the stockholders of the Company is required to be so disseminated and reviewed by the stockholders of the Company or (iii) the Company is required to postpone or adjourn the Special Meeting by applicable law, order or a request from the SEC or its staff, the Company will have the right to, and if requested by Footprint the Company will, make one or more successive postponements or adjournments of the Special Meeting for no more than 10 Business Days (per such postponement or adjournment, as applicable) later than the most recently postponed or adjourned meeting date or to a date as may be agreed between the Company and Footprint acting reasonably (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting will not be held later than three Business Days prior to the Termination Date;
provided
,
however
, that (A) the Company will
not postpone or adjourn the Special Meeting more than two times pursuant to clause (i) hereof, (B) Footprint may not request the postponement or adjournment of the Special Meeting more than once and (C) any postponement or adjournment of the Special Meeting will not require the Company to modify the previously established record date for the Special Meeting.
No Solicitation
. Except as expressly permitted by the provisions of the Merger Agreement summarized under this heading “—
No Solicitation
” (the “
no solicitation provisions
”), from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Footprint will not, and will
cause its subsidiaries not to and will
use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•
furnish any
non-public
information regarding Footprint or any of its subsidiaries or access to any of the properties, assets or employee of Footprint or any of its subsidiaries to any person or entity with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•
execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal;

•	submit any acquisition proposal to the Footprint Stockholders; or

•	resolve or agree to do any of the foregoing.
Footprint also agreed that immediately following the execution of the Merger Agreement it will, and will cause each of its subsidiaries and will
use its reasonable best efforts to cause its and their respective representatives to, (a) cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Merger Agreement and their respective representatives) conducted prior to the Merger Agreement in connection with any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal and (b) terminate access to any physical or electronic data room maintained by or on behalf of Footprint or any of its subsidiaries and within three business days of the execution of the Merger Agreement, instruct each person that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring Footprint to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement.
Company Exclusivity
. Through the closing of the First Merger or earlier valid termination of the Merger Agreement, the Company will not, and will
not permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Footprint, its stockholders and/or any of their respective affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “
Acquisition Proposal
”) other than with Footprint, its stockholders and their respective affiliates and representatives. The Company will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.
The Nasdaq Listing
. The Company will use its reasonable best efforts to cause the shares of Class A Stock issued in connection with the transactions contemplated by the Merger Agreement to be approved for listing on Nasdaq at the closing of the Business Combination. From the date of the Merger Agreement through the closing of the First Merger, the Company will use reasonable best efforts to ensure the Company remains listed as a public company on, and for shares of Class A Stock to be listed on, Nasdaq.
Indemnification and D&O Insurance
. From and after the Effective Time, the Company agrees that it will indemnify and hold harmless each current or former director, manager or officer, as the case may be, of Footprint, the Company and their respective subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Footprint, the Company or their respective subsidiaries, as the case may be, would have been permitted under applicable law and their respective organizational documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, the Company agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with Footprint, the Company or their respective subsidiaries will survive the closing of the First Merger and will continue in full force and effect. For a period of six years after the closing of the First Merger, the Company will, and will cause the Surviving Entity and its subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Footprint, the Company and their respective subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Footprint, the Company and their respective subsidiaries, to the extent applicable, as in effect immediately prior to the closing of the First Merger or in any indemnification agreements of Footprint, the Company and their respective subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the closing of the First Merger, and the Company will not, and will cause the Surviving Entity and its subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by law;
provided
,
however
, that all rights to indemnification or advancement of expenses in respect of any actions pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. From and after the closing of the First Merger, the Company will, and will cause the Surviving Entity and its subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in the provisions of the Merger Agreement summarized under this heading “—
Indemnification and D&O Insurance
” (the “
indemnification and D&O insurance provisions
”) without limit as to time.
Prior to the closing of the First Merger, Footprint agrees to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the Effective Time covering each such person or entity that is a director or officer of Footprint or one or more of its subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Footprint or one or more of its subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the closing of the First Merger. The Company will, and will cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its subsidiaries, as applicable, and no other party will have any further obligation to purchase or pay for such insurance pursuant to the indemnification and D&O insurance provisions of the Merger Agreement.
The rights of each D&O Indemnified Party under the Merger Agreement are in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Footprint, the Company or their respective subsidiaries, as applicable, any other indemnification agreement or arrangement, any law or otherwise. The obligations of the Company, the Post-Combination Company, Footprint and their respective subsidiaries under the indemnification and D&O insurance provisions of the Merger Agreement will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The indemnification and D&O insurance provisions of the Merger Agreement will survive the closing of the First Merger and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of the indemnification and D&O provisions of the Merger Agreement.
If the Company or, after the closing of the First Merger, the Surviving Entity or its subsidiaries, or any of their respective successors or assigns: (a) consolidates with or merges into any other person or entity and will not be the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provision will be made so that the successors and assigns of the Company, the Surviving Entity or its subsidiaries, as applicable, assume the obligations set forth in the indemnification and D&O insurance provisions of the Merger Agreement.
Other Covenants and Agreements
. The Merger Agreement contains other covenants and agreements, including covenants related to:

•
Footprint and the Company providing access, subject to certain specified restrictions and conditions, to the other party and its representatives reasonable access to Footprint’s and the Company’s (as applicable) and its subsidiaries’ properties, records, systems, contracts and commitments;

•	Footprint, its subsidiaries and controlled affiliates agreeing not to engage in transactions involving securities of the Company without the Company’s prior consent;

•
Footprint delivering evidence to the Company that shares of Footprint Common Stock have been issued to each holder of a Footprint Warrant in exchange for the cancellation and termination of such holder’s Footprint Warrants prior to the Effective Time;

•
Footprint delivering evidence to the Company that Footprint has effected the “Mandatory Redemption” (as defined in Footprint’s certificate of incorporation, pursuant thereto and in accordance therewith);

•	Footprint waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	Footprint delivering its audited and unaudited interim financial statements required to be included in this proxy statement/prospectus;

•
Footprint delivering to the Company, within 24 hours after the execution and delivery of the Merger Agreement, a stockholder written consent (the “
Stockholder Written Consent
”), duly executed and containing the approval of the Mergers by holders of a majority of the voting power of the outstanding shares of Footprint Common Stock (the “
Footprint Stockholder Approval
”);

•	Footprint and the Company cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	the Company making certain disbursements from the Trust Account;

•
the Company keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	Footprint taking all actions necessary to cause certain agreements to be terminated;

•	the Company agreeing to take all actions necessary or appropriate to cause certain appointments to the board of the Company;

•	the Company taking steps to exempt the acquisition of the Class A Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	the Company adopting the Amended and Restated Bylaws prior to the consummation of the transactions contemplated by the Merger Agreement;

•	the Company agreeing to take all actions necessary, proper or advisable to satisfy the conditions and covenants set forth in the Waiver and Share Surrender Agreement in all material respects;

•
the Company agreeing to use reasonable best efforts to consummate the transactions contemplated by the Subscription Agreements, to satisfy all Company conditions and covenants, and to enforce the Company’s rights, thereunder, to consummate the transactions contemplated thereby and to consummate the PIPE Investment;

•	the Company agreeing to enforce the terms and conditions of the letter agreements with Sponsor and the Company’s directors and officers;

•	cooperation between Footprint and the Company in obtaining any necessary third-party consents required to consummate the Business Combination;

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•	Footprint delivering to the Company a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c); and

•	each of the Company and Footprint to deliver to one another executed copies of the Registration Rights Agreement.
No Survival of Representations, Warranties and Covenants; No Indemnification
None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the closing of the First Merger, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the closing of the First Merger in respect thereof), except for (a) those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the closing of the First Merger and then only with respect to any breaches occurring after the closing of the First Merger and (b) the miscellaneous provisions of the Merger Agreement. Accordingly, the Footprint Stockholders will not have any indemnification obligations pursuant to the Merger Agreement.
Termination
Mutual Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Footprint and the Company; or

•
by written notice from either Footprint or the Company to the other party, if the approval of the Company Stockholders of each of the proposals contained in this proxy statement/prospectus (the “
Required Company Stockholder Approval
”) is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Footprint Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•
prior to the Effective Time, by written notice to the Company from Footprint if (a) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “—
Conditions to Closing of the Business Combination; Conditions to Footprint’s Obligations
” would not be satisfied at the closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Footprint provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Footprint of such breach, but only as long as the Company continues to exercise its commercially reasonable efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the Company Cure

Period, (b) the closing has not occurred on or before July 13, 2022 (the “
Termination Date
”), or (c) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation;
provided
,
however
, that the right to terminate the Merger Agreement under this paragraph will not be available if Footprint’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing of the First Merger to occur on or before the Termination Date; or

•
by written notice from Footprint to the Company prior to obtaining the Required Company Stockholder Approval if the Board will (a) have made a Company Change in Recommendation or (b) have failed to include the Company Board Recommendation in this proxy statement/prospectus.

Company Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•
prior to the Effective Time, by written notice to Footprint from the Company if (a) there is any breach of any representation, warranty, covenant or agreement on the part of Footprint set forth in the Merger Agreement such that the conditions described in the first two bullet points under the heading “—
Conditions to Closing of the Business Combination; Conditions to the Company’s Obligations
” above would not be satisfied at the closing of the First Merger (a “
Terminating Footprint Breach
”), except that, if such Terminating Footprint Breach is curable by Footprint through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Footprint of notice from the Company of such breach, but only as long as Footprint continues to use its commercially reasonable efforts to cure such Terminating Footprint Breach (the “
Footprint Cure Period
”), such termination will not be effective, and such termination will become effective only if the Terminating Footprint Breach is not cured within the Footprint Cure Period, (b) the closing has not occurred on or before the Termination Date, or (c) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation;
provided
,
however
, that the right to terminate the Merger Agreement under this paragraph will not be available if the Company’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before the Termination Date; or

•
by the Company, if the Stockholder Written Consent containing the Footprint Stockholder Approval will not have been duly executed and delivered to Footprint and to the Company within 24 hours after the execution and delivery of the Merger Agreement.

Effect of Termination
If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any of the parties unless either the Company or Footprint willfully breaches the Merger Agreement. However, the Trust Account claims waiver, confidentiality, effect of termination and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties will not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with its terms or to cause such party to enter into an amendment to the Merger Agreement in accordance with its terms.

Specific Performance
The parties to the Merger Agreement agree that they will be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.
Stock Market Listing
Application will be made by the Company to have the shares of Class A Stock to be issued in the Business Combination approved for listing on Nasdaq, which is the principal trading market for existing shares of the Class A Stock. It is a condition to both parties’ obligation to complete the Business Combination that such approval is obtained, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, each of the Company and Footprint will each bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants;
provided
,
however
, that if the closing of the First Merger occurs, the Company will pay or cause to be paid, on the date the First Merger closes, (a) the outstanding expenses of Footprint related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by Footprint prior to the closing of the First Merger and (b) its own outstanding expenses related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by the Company prior to the closing of the First Merger.
Conversion of Shares; Exchange Procedures
The conversion of each share of Footprint Stock into the right to receive the Per Share Footprint Common Stock Consideration and/or the applicable Per Share Footprint Preferred Stock Consideration will occur automatically at the Effective Time.
Letters of Transmittal
Concurrently with the mailing of this proxy statement/prospectus, the Company will cause to be mailed to each Footprint Stockholder a letter of transmittal. This mailing will contain instructions on how to surrender shares of Footprint Stock in exchange for the Per Share Footprint Common Stock Consideration and/or the applicable Per Share Footprint Preferred Stock Consideration and Earn Out Shares the holder is entitled to receive under the Merger Agreement. From and after the closing of the Business Combination, Footprint Stockholders who properly surrender their certificates to the Company, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Footprint Stock the Per Share Footprint Common Stock Consideration and/or the applicable Per Share Footprint Preferred Stock Consideration and the Earn Out Shares such Footprint Stockholder is entitled to receive under the Merger Agreement.
Dissenting Shares
Shares held by Footprint Stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the Per Share Footprint Common Stock Consideration, the applicable Per Share Footprint Preferred Stock Consideration or the Earn Out Shares, and such Footprint Stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Footprint Stockholder withdraws or loses his or her appraisal rights under Section 262 of the DGCL, the shares of Footprint Stock held by such Footprint Stockholder will be deemed to be converted, as of the Effective Time, into the right to receive the Per Share Company Stock Consideration and/or the applicable Per Share Footprint Preferred Stock Consideration and Earn Out Shares that such Footprint Stockholder is entitled to receive under the Merger Agreement.
Related Agreements
This section describes the material provisions of certain additional agreements to be entered into pursuant to the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Subscription Agreements, Registration Rights Agreement and Waiver and Share Surrender Agreement, are attached hereto as
Annexes G
,
F
and
H
, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.
Subscription Agreements
On December 13, 2021, the Company entered into the Subscription Agreements with certain investors, including certain individuals (each, an “
Individual Investor Subscription Agreement
”), institutional investors (each, an “
Institutional Investor Subscription Agreement
”), Koch Preference Subscriber (the “
KSP Subscription
Agreement
”) and Gores Sponsor VIII LLC (the “
Sponsor
”) (the “
Sponsor Subscription Agreements
”), pursuant to which the investors have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share (the “
PIPE Investment
”).
The Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) 30 days after the Termination Date, if the closing of the Business Combination will not have occurred by such date other than as a result of a breach of the Subscriber’s obligations under the Subscription Agreement. As of the date hereof, the shares of Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing, file with the SEC a registration statement (the “
Post-Closing Registration Statement
”) registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to assign its commitment to purchase the Class A Stock under the Sponsor Subscription Agreement at any time and from time to time in advance of the closing of the Business Combination to one or more persons in related or unrelated transactions. The Institutional Investor Subscription Agreement and the KSP Subscription Agreement are each substantially similar to the Individual Investor Subscription Agreement.
The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements.

Waiver and Share Surrender Agreement
On December 13, 2021, the Company entered the Waiver and Share Surrender Agreement with each holder of Class F Stock (including Sponsor, the “
Class
 F Holders
”), pursuant to which (a) the Class F Holders agreed to waive certain of the anti-dilution rights in respect of their Class F Stock and (b) Sponsor agreed to irrevocably surrender 1,501,650 shares of Class F Stock, in each case, in connection with, and subject to, the closing of the Business Combination.
The foregoing summary of the Waiver and Share Surrender Agreement is not complete and is qualified in its entirety by references to the complete text of the Waiver and Share Surrender Agreement as set forth in the form attached hereto as
Annex H
.
Footprint Warrant Exercise and Cancellation Agreements
On December 13, 2021, Footprint entered into Warrant Exercise and Cancellation Agreements (collectively, the “
Footprint Warrant Exercise and Cancellation Agreements
”) with each holder of Footprint Warrants, consisting of (i) CA Food Fund, LLC (“
CA Food Fund
”) and (ii) Trinity Capital, Inc. (“
Trinity Capital
”). Pursuant to the Footprint Warrant Exercise and Cancellation Agreements, CA Food Fund and Trinity Capital agreed their respective Footprint Warrants would be deemed automatically exercised on a cash or net basis immediately prior to the Effective Time, and Footprint agreed to issue an aggregate of 86,413 shares of Footprint Common Stock to CA Food Fund and Trinity Capital effective immediately prior to the First Effective Time, in each case, in connection with, and subject to, the closing of the Business Combination. Further, the Footprint Warrants issued to the Trinity Lenders will be deemed automatically exercised on a cashless basis immediately prior to the Effective Time, and Footprint agreed to issue an aggregate of 38,879 shares of Footprint Common Stock to the Trinity Lenders effective immediately prior to the Effective Time, in each case, contingent upon the closing of the Business Combination.
Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Footprint Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.
The Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in the form attached hereto as
Annex F
.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION
Competition and Antitrust
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms.
The Company and Footprint filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on December 27, 2021. The
30-day
waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on January 26, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Footprint is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Stock Exchange Listings
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GIIX,” “GIIXU” and “GIIXW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X
as amended by the final rule, Release
No. 33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of the Company and Footprint adjusted to give effect to the Business Combination, PIPE Investment and the other related events contemplated by the Merger Agreement.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021, combines the historical balance sheet of the Company as of December 31, 2021 with the historical consolidated balance sheet of Footprint as of December 31, 2021 on a pro forma basis as if the Business Combination, the PIPE Investment, conversion of the Footprint Convertible Promissory Notes, and the other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial information, had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of the Company for the year ended December 31, 2021, and the historical consolidated statement of operations of Footprint for the year ended December 31, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment, conversion of the Footprint Convertible Promissory Notes, and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial information, had been consummated on January 1, 2021.
The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on December 31, 2021, nor is it indicative of the financial condition of the Post-Combination Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the combined company would have been had the Business Combination, the PIPE Investment, conversion of the Footprint Convertible Promissory Notes, and other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical audited financial statements of the Company as of and for the year ended December 31, 2021;

•	the historical audited consolidated financial statements of Footprint as of and for the year ended December 31, 2021;

•
other information relating to the Company and Footprint included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “
The Business Combination
”; and

•
the sections titled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Footprint Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination
Pursuant to the Merger Agreement, First Merger Sub will merge with and into Footprint, with Footprint continuing as the Surviving Corporation, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of the Company. The aggregate consideration to be paid to Footprint Equity Holders in connection with the Business Combination (excluding any potential Earn Out Shares), will be an aggregate of 161,776,650 shares of Class A Stock, with an implied value (deemed to have a value of $10.00 per share), equal to approximately $1.6 billion. The exact Per Share Footprint Common Stock Consideration will not be known until on or about the closing of the Business Combination. However, for purposes of the unaudited pro forma condensed combined financial information, the Per Share Footprint Common Stock Consideration is estimated to be equal to approximately 6.41 shares of Class A Stock per share of Footprint Common Stock.
The Business Combination will occur based on the following information summarized below (See the section titled “
The Merger Agreement and Related Agreements
” for a detailed description):

•
each issued and outstanding share of Footprint Class A Preferred Stock will be converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Footprint Class A Preferred Stock Consideration;

•
each issued and outstanding share of Footprint Class B Preferred Stock will be converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Footprint Class B Preferred Stock Consideration;

•
each issued and outstanding share of Footprint Class C Preferred Stock will be converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Footprint Class C Preferred Stock Consideration;

•
each issued and outstanding share of Footprint Common Stock (including the items mentioned in above points) will be canceled and converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Footprint Common Stock Consideration;

•
each issued and outstanding Footprint Warrant will be exercised for shares of Footprint Common Stock calculated on a net exercise basis and adjusted based on the Per Share Footprint Common Stock Consideration;

•
each outstanding vested and unvested Footprint Stock Option will be converted into a Rollover Option, exercisable for shares of Class A Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Per Share Footprint Common Stock Consideration; and

•
each Footprint Convertible Promissory Note will be converted into shares of Footprint Common Stock in accordance with their terms, which will then be converted into the right to receive the Per Share Footprint Common Stock Consideration.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below (See the section titled “
The Merger Agreement and Related Agreements
” for a detailed description):

•	The issuance and sale of 31,055,000 shares of Class A Stock at a purchase price of $10.00 per share for an aggregate purchase price of $310.6 million pursuant to the PIPE Investment;

•
Under the Merger Agreement, Footprint Securityholders will also be entitled to receive a number of Earn Out Shares comprising up to 17,584,125 shares of Class A Stock in the aggregate. There are seven distinct tranches of Earn Out Shares, each of which will be issued upon the occurrence of an Earn Out Triggering Event, that is, if the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds a certain threshold specified for such tranche in the Merger Agreement for a period of at least 20 days out of 30 consecutive trading days during the Earn Out Period. If the applicable triggering event is achieved for a tranche, the Company will account for the Earn Out Shares for such tranche as issued and outstanding Class A Stock. As the Earn Out Triggering Events have not yet been achieved, the Earn Out Shares are contingently issuable and not reflected in the pro forma financial information; and

•	The forfeiture of 1,501,650 shares of Class F Stock by the Sponsor pursuant to the Waiver and Share Surrender Agreement.
The unaudited pro forma condensed combined financial information do not reflect any of the transactions described in the
Recent Developments
section.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Footprint has been determined to be the accounting acquirer. This determination was primarily based on Footprint’s former security holders owning approximately 69% of the outstanding securities of the Post Combination Company and having a relative majority of the voting power, the operations of Footprint and its subsidiaries constituting the only ongoing operations of the Post Combination Company, and senior management of Footprint comprising the majority of the senior management of the Post Combination Company.
Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Footprint in future reports of the Post-Combination Company.
The Earnout Shares are expected to be classified as equity on the balance sheet. The impact of the Earn Out Shares is not expected to be material on the future results of operations of Footprint.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X as
amended by the final rule, Release
No. 33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses”.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The following summarizes the consideration (excluding the Earn Out Shares) to Footprint Equity Holders in the Business Combination:

(in thousands, except for share and per share amounts)
Shares transferred at Closing (1)	161,776,650
Value per share (2)	10.00

Total consideration to be received by Footprint Equity Holders	$1,617,767

(1)
The number of outstanding shares in the table above assumes the issuance of approximately 6.6 million shares of Class A Stock underlying Rollover Options. Such underlying shares of Class A Stock will not be outstanding at the closing of the Business Combination and will be issued upon exercise of Rollover Options pursuant to the terms thereof. For purposes of the pro forma financial information, the 6,577,398 shares are estimated from the number of outstanding Footprint options as of December 31, 2021, calculated on a net exercise basis and adjusted based on the Per Share Footprint Common Stock Consideration, which is estimated to be approximately 6.41 for purposes of the unaudited pro forma condensed combined financial information. The actual number of shares of Post-Combination Company Stock to be issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.
(2)
Total consideration to be received by Footprint Equity Holders is calculated using a $10.00 reference price. Actual total consideration will be dependent on the value of shares of Class A Stock at the closing of the Business Combination. Shares of Footprint Class C Preferred Stock were issued at $9.09 per share in the Footprint Class C Financing.

The unaudited pro forma condensed combined financial information contained herein assumes that the Company stockholders approve the Business Combination. The Company’s Public Stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination Proposal. The Company cannot predict how many of its Public Stockholders will exercise their right to redeem their Class A Stock for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A Stock:

•
Assuming No Redemptions:
This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Contractual Maximum Redemptions:
This scenario assumes that Public Stockholders holding approximately 25.6 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds including interest accrued in the Trust Account, and is calculated based on the closing condition requiring that the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equals or exceeds $550,000,000.

The following summarizes the pro forma shares of Post-Combination Company Stock issued and outstanding immediately after the Business Combination, presenting the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Contractual Maximum Redemptions (Shares)%
Class A Stock issued to Footprint Equity Holders (1)(2)	161,776,650	69.0	161,776,650	77.4
Public Stockholders	34,500,000	14.8	8,944,204	4.3
Initial Stockholders’ Class F Stock (3)	7,123,350	3.0	7,123,350	3.4
Subscribers (4)	31,055,000	13.2	31,055,000	14.9

Pro Forma Common Stock at December 31, 2021 (5)	234,455,000	100.0	208,899,204	100.0

Rollover Options (2)	(6,577,398)		(6,577,398)

Pro Forma Common Stock Outstanding at December 31, 2021	227,877,602		202,321,806

(1)
There are no adjustments for approximately 17.6 million shares of Class A Stock in Earn Out Shares as they are not issuable until 180 days after the closing date of the Business Combination and are contingently issuable based upon the Earn Out Triggering Events that have not yet been achieved.

(2)
The number of outstanding shares in the table above assumes the issuance of approximately 6.6 million shares of Class A Stock underlying Rollover Options. Such underlying shares of Class A Stock will not be outstanding at the closing of the

Business Combination, and will be issued upon exercise of Rollover Options pursuant to the terms thereof. For purposes of the pro forma financial information, the 6,577,398 shares are estimated from the number of outstanding Footprint options as of December 31, 2021, calculated on a net exercise basis and adjusted based on the Per Share Footprint Common Stock Consideration, which is estimated to be approximately 6.41 for purposes of the unaudited pro forma condensed combined financial information. The actual number of shares of Post-Combination Company Stock to be issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.
(3)
Excludes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment, and excludes 1,501,650 shares of Class F Stock that will be forfeited by the Sponsor in connection with the closing of the Business Combination pursuant to the Waiver and Share Surrender Agreement.

(4)	Includes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(5)
There are no adjustments for the outstanding Company Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)

			No Redemption Scenario				Contractual Maximum Redemption Scenario
	As of December 31, 2021					As of December 31, 2021				As of December 31, 2021
	Footprint (Historical)	Gores Holding VIII (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$138,158	$317	$345,031	(A	)	$710,831	$(255,581)	(Q	)	$455,250
			(45,000)	(B	)
			(23,500)	(C	)
			(4,725)	(D	)
			310,550	(E	)
			(10,000)	(F	)
Restricted cash	10,343	—	—			10,343	—			10,343
Accounts receivable, net	16,979	—	—			16,979	—			16,979
Inventories	20,526	—	—			20,526	—			20,526
Prepaid expenses and other current assets	14,992	1,090	(1,090)	(G	)	14,992	—			14,992

Total current assets	200,998	1,407	571,266			773,671	(255,581)			518,090
Other non current receivables	14,448	—	—			14,448	—			14,448
Property and equipment, net	192,312	—	—			192,312	—			192,312
Equipment deposits	44,834	—	—			44,834	—			44,834
Intangibles, net	1,029	—	—			1,029	—			1,029
Other noncurrent assets	17,033	—	(639)	(H	)	16,394	—			16,394
Cash, cash equivalents and other investments held in Trust Account	—	345,031	(345,031)	(A	)	—	—			—

Total assets	$470,654	$346,438	$225,596			$1,042,688	$(255,581)			$787,107

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$48,093	$—	$—			$48,093	$—			$48,093
Accrued expenses	5,137	3,175	(3,175)	(D	)	5,137	—			5,137
State franchise tax accrual		200	(200)	(D	)	—	—			—
Current portion of long-term debt	6,671	—				6,671	—			6,671
Current portion of notes payable—related party		1,350	(1,350)	(D	)	—	—			—
Current portion of capital lease obligations		—	—				—			—
Short-term secured borrowing	3,202	—	—			3,202	—			3,202
Public warrants derivative liability	—	8,754	—			8,754	—			8,754
Private warrants derivative liability	—	6,022	—			6,022	—			6,022
Other current liabilities	9,299	—	—			9,299	—			9,299

Total current liabilities	72,402	19,501	(4,725)			87,178	—			87,178

			No Redemption Scenario				Contractual Maximum Redemption Scenario
	As of December 31, 2021					As of December 31, 2021				As of December 31, 2021
	Footprint (Historical)	Gores Holding VIII (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Debt and construction financing, net of current portion	49,647	—	(8,843)	(F	)	40,804	—			40,804
Unsecured convertible notes, net of current portion	226,558	—	(226,558)	(I	)	—	—			—
Capital lease obligation, net of current portion	2,730	—	—			2,730	—			2,730
Other noncurrent liabilities	20,019	—	(7,520)	(J	)	6,055	—			6,055
	—	—	(6,444)	(K	)	—
Deferred underwriting compensation	—	12,075	(12,075)	(B	)	—	—			—

Total liabilities	371,356	31,576	(266,165)			136,767	—			136,767
Commitments and contingencies:
Class A preferred stock	268,537	—	(268,537)	(L	)	—	—			—
Class B preferred stock	16,781	—	(16,781)	(L	)	—	—			—
Class C preferred stock	143,057		(143,057)	(K	)	—	—			—
Redeemable class A common stock	—	345,000	(345,000)	(M	)	—	—			—
Stockholders’ Equity (Deficit)
Preferred stock	—	—	—			—	—			—
Class A common stock	—	—	3	(E	)	22	(3)	(Q	)	19
	—	—	3	(I	)	—	—			—
	—	—	1	(K	)	—	—			—
	—	—	3	(M	)	—	—			—
	—	—	1	(N	)	—	—			—
	—	—	11	(O	)	—	—			—
Class F common stock	—	1	(1)	(N	)	—	—			—
Common stock	—	—	929	(L	)	—	—			—
	—	—	(929)	(O	)	—	—			—
Additional paid-in capital	5,504	—	(8,225)	(B	)	1,228,763	(255,578)	(Q	)	973,185
	—	—	(23,500)	(C	)	—	—			—
	—	—	310,547	(E	)	—	—			—
	—	—	(639)	(H	)
	—	—	226,555	(I	)	—	—			—
	—	—	143,056	(K	)	—	—			—
	—	—	284,389	(L	)	—	—			—
	—	—	344,997	(M	)	—	—			—
	—	—	918	(O	)	—	—			—
			(54,839)	(P	)
Accumulated deficit	(332,717)	(30,139)	(24,700)	(B	)	(321,000)	—			(321,000)
	—	—	(1,157)	(F	)	—	—			—
	—	—	(1,090)	(G	)	—	—			—
	—	—	7,520	(J	)	—	—			—
	—	—	6,444	(K	)	—	—			—
	—	—	54,839	(P	)	—	—			—
Accumulated other comprehensive loss	(1,864)	—	—			(1,864)	—			(1,864)

Total stockholders’ equity (deficit)	(329,077)	(30,138)	1,265,136			905,921	(255,581)			650,340

Total liabilities and stockholders’ equity (deficit)	$470,654	$346,438	$225,596			$1,042,688	$(255,581)			$787,107

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

			Assuming No Redemptions and Contractual Maximum Redemptions
	For the Year Ended December 31, 2021					For the Year Ended December 31, 2021
	Footprint (Historical)	Gores Holding VIII (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$55,043	$—	$—			$55,043
Cost of sales	132,864	—	—			132,864
Selling, general and administrative	48,752	—	—			48,752
Professional fees and other expenses	—	4,711	—			4,711
State franchise taxes, other than income tax	—	200	—			200
Loss from change in fair value of warrant liabilities	—	3,421	—			3,421
Allocated expense for warrant issuance cost	—	378	—			378
Research and development	10,196	—	—			10,196
Other operating expense, net	1,280	—	—			1,280

Net income (loss) from operations	(138,049)	(8,710)	—			(146,759)
Other income (expense):
Interest expense (income), net	60,000	(31)	31	(AA	)	5,506
			(54,494)	(BB	)
(Gain) on extinguishment of debt	(2,654)					(2,654)
Other expense (income), net	493	—	—			493

Net income (loss) before income taxes	(195,888)	(8,679)	54,463			(150,104)
Income tax expense	942	—	—			942

Net income (loss)	$(196,830)	$(8,679)	$54,463			$(151,046)

Net loss per share

			Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Weighted average shares outstanding—Common Stock	6,869,320
Common Stock—basic and diluted	$(28.65)
Weighted average shares outstanding—Class A Stock		28,923,288	227,877,602	202,321,806
Class A Stock—basic and diluted [See Note 3]		$(0.92)	$(0.66)	$(0.75)
Weighted average shares outstanding—Class F Stock		8,388,699
Class F Stock—basic and diluted		$(0.92)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Footprint has been determined to be the accounting acquirer, primarily due to the fact that Footprint Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Footprint.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and the other related events contemplated by the Merger Agreement as if consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of the Company for the year ended December 31, 2021, and the historical consolidated statement of operations of Footprint for the year ended December 31, 2021, giving pro forma effect to the Business Combination, PIPE Investment, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2021.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the Company’s audited balance sheet as of December 31, 2021 and the related notes for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus; and

•	Footprint’s audited condensed consolidated balance sheet as of December 31, 2021 and the related notes for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the Company’s audited statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Footprint’s audited condensed consolidated statements of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. As a full valuation allowance is anticipated, there are no pro forma tax adjustments reflected to income tax expense or deferred taxes.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of the Post-Combination Company Stock outstanding, assuming the Business Combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(A)
Reflects the liquidation and reclassification of $345.0 million of investments held in the Trust Account to cash and cash equivalents that become available upon the closing of the Business Combination, assuming no redemptions.

(B)
Reflects the payment of $12.1 million of deferred underwriters’ fees incurred during the Company’s IPO due upon the closing of the Business Combination and the Company’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $32.9 million. This includes the Company’s $8.2 million in expected transaction cost in connection with PIPE Investment, which has been recorded as a reduction to additional paid-in
capital. The remaining $24.7 million in transaction costs have been reflected as an adjustment to the accumulated deficit.

(C)
Reflects Footprint’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $23.5 million. These expected transaction costs are in connection with the consummation of the Business Combination and related transactions, and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in
capital.

(D)	Reflects the settlement of the Company’s historical liabilities that will be settled upon the closing of the Business Combination.

(E)	Reflects the proceeds of $310.6 million from the issuance and sale of 31.1 million shares of Class A Stock at $10.00 per share pursuant to the PIPE Investment.

(F)
Reflects cash settlement of the Footprint Class B Preferred Stock’s redemption feature of $10 million due to a qualifying SPAC Merger as defined in Footprint’s Third Amended and Restated Certificate of Incorporation. The carrying value of the mandatorily redeemable Footprint Class B Preferred Stock was $8.8 million at December 31, 2021. The $1.2 million difference between the redemption amount and the carrying value has been reflected as an adjustment to the accumulated deficit.

(G)	Reflects the utilization of the services associated with the Company’s prepaid expenses as a result of the Business Combination.

(H)	Reflects the reclass of deferred offering costs from other noncurrent assets to additional paid-in capital.

(I)
Reflects the conversion of Footprint Convertible Promissory Notes into Footprint Common Stock pursuant to the applicable conversion rate, and the subsequent conversion into Class A Stock in connection with the Business Combination

(J)	Reflects the conversion of accrued interest on the convertible notes of $7.5 million.

(K)	Reflects the conversion of Footprint Preferred C Stock into Class A Stock and additional paid-in capital, and the derecognition of the bi-furcicated derivative through accumulated deficit.

(L)	Reflects the conversion of Footprint Class A Preferred Stock and Footprint Class B Preferred Stock into shares of Class A Stock in connection with the Business Combination.

(M)	Reflects the reclassification of Class A Stock subject to possible redemption to permanent equity immediately prior to the closing of the Business Combination.

(N)	Reflects the conversion of Class F Stock into Class A Stock in connection with the closing of the Business Combination.

(O)	Reflects the recapitalization of common stock between Footprint Common Stock, Class A Stock and additional paid-in capital.

(P)	Reflects the elimination of the Company’s historical retained earnings and retained earnings as a result of note B.

(Q)
Reflects the contractual maximum redemption scenario in which 25.6 million shares of Class A Stock are redeemed for $255.6 million allocated to Common Stock and additional paid-in
capital, using a par value of $0.0001 per share at a redemption price of $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of December 31, 2021 of $345.0 million).

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(AA)	Reflects the elimination of interest income on the Trust Account.

(BB)	Reflects the elimination of interest expense and the mark to market adjustment on Footprint’s outstanding convertible note that is to be converted into Class A Stock as described in adjustment note I.

3.	Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the PIPE Investment, conversion of the Footprint Convertible Promissory Notes, and other related events, assuming the shares were outstanding since January 1, 2021. As the Business Combination, PIPE Investment and other related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Under the contractual maximum redemption scenario, the shares of Class A Stock assumed to be redeemed by the Company’s Public Stockholders are eliminated as of January 1, 2021.
Following the Closing, the Footprint Securityholders will have the right to receive up to 17,584,125 Earn Out Shares, issuable in seven tranches upon the occurrence of each Earn Out Triggering Event during the Earn Out Period. Because the Earn Out Shares are contingently issuable based upon the share price of Footprint reaching specified thresholds that have not been achieved, the Earn Out Shares have been excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption:

	For the Year Ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Pro forma net loss	$(151,046)	$(151,046)
Weighted average shares outstanding of Class A Stock	227,877,602	202,321,806
Net loss per share of Class A Stock—basic and diluted	$(0.66)	$(0.75)
Weighted average shares outstanding—basic and diluted
Class A Stock issued to Footprint Stockholders	155,199,252	155,199,252
Public Stockholders	34,500,000	8,944,204
Initial Stockholders’ Class F Stock	7,123,350	7,123,350
Subscribers	31,055,000	31,055,000

Total	227,877,602	202,321,806

The following potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	For the Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Earn Out Shares	17,584,125	17,584,125
Rollover Options	6,577,398	6,577,398
Company’s Private Placement and Public Warrants	7,279,166	7,279,166

SELECTED HISTORICAL FINANCIAL INFORMATION OF FOOTPRINT
The selected historical consolidated statements of operations data of Footprint for the years ended December 31, 2021 and 2020, the selected historical consolidated balance sheet data as of December 31, 2021 and 2020 and the selected historical consolidated statements of cash flows for the years ended December 31, 2021 and 2020 are derived from Footprint’s audited consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.
Footprint’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section titled “
Footprint Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus. The financial information in this section is not intended to replace the Footprint financial statements and historical results presented in this proxy statement/prospectus are not indicative of future results.
The financial information in this section is not reflective of the pro forma impact of the Business Combination. Please see “
Unaudited Pro Forma Condensed Combined Financial Information
” for detailed discussion on the pro forma impact of the Business Combination.

	For the Year Ended
(in thousands, except per share amounts)	December 31, 2021	December 31, 2020
Statement of Operations Data
Revenue	$55,043	$28,771
Total operating expenses	$193,092	$80,893
Net loss from operations	$(138,049)	$(52,122)
Net loss per share attributable to common stockholders—basic and diluted	$(28.65)	$(9.37)
Cash Flow Data
Net cash used in operating activities	$(146,664)	$(82,312)
Net cash used in investing activities	$(138,235)	$(26,520)
Net cash provided by financing activities	$318,153	$216,476

	As of
(in thousands)	December 31, 2021	December 31, 2020
Balance Sheet Data
Total assets	$470,654	$212,002
Debt and construction financing, net of current portion	$49,647	$24,684
Total liabilities	$371,356	$62,651
Total stockholders’ equity (deficit)	$(329,077)	$(135,967)

SELECTED HISTORICAL FINANCIAL DATA OF THE POST-COMBINATION COMPANY ON A PRO FORMA BASIS
The following selected historical financial data of the Post-Combination Company on a pro forma basis (the “
selected pro forma information
”) gives effect to the Business Combination, PIPE Investments, and other events contemplated by the Merger Agreement described in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Post-Combination Company will represent a continuation of the financial statements of Footprint with the Business Combination being treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Footprint in future reports of the Post-Combination Company.
The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2021 gives pro forma effect to the Business Combination, PIPE Investments, conversion of the Footprint Convertible Promissory Notes, and other events contemplated by the Merger Agreement as if they had occurred on December 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 give pro forma effect to the Business Combination, PIPE Investments, and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2021.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.” The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with, the historical financial statements of the Company and Footprint and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination, PIPE Investments, conversion of the Footprint Convertible Promissory Notes, and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Post-Combination Company.
The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•
Assuming No Redemptions:
This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Contractual Maximum Redemptions:
This scenario assumes that Public Stockholders holding approximately 25.6 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds including interest accrued in the Trust Account, and is calculated based on the closing condition requiring that the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equals or exceeds $550,000,000.

The following summarizes the pro forma shares of Common Stock outstanding immediately after the closing of the Business Combination under the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Contractual Maximum Redemptions (Shares)%
Class A Stock issued to Footprint Stockholders (1)(2)	161,776,650	69.0	161,776,650	77.4
Public Stockholders	34,500,000	14.8	8,944,204	4.3
Initial Stockholders’ Class F Stock (3)	7,123,350	3.0	7,123,350	3.4
Subscribers (4)	31,055,000	13.2	31,055,000	14.9

Pro Forma Common Stock at December 31, 2021 (5)	234,455,000	100.0	208,899,204	100.0

Rollover Options (2)	(6,577,398)		(6,577,398)

Pro Forma Common Stock Outstanding at December 31, 2021	227,877,602		202,321,806

(1)
There are no adjustments for approximately17.6 million shares of Class A Stock in Earn Out Shares as they are not issuable until 180 days after the closing date of the Business Combination and are contingently issuable based upon the Earn Out Triggering Events that have not yet been achieved.

(2)
The number of outstanding shares in the table above assumes the issuance of approximately 6.6 million shares of Class A Stock underlying Rollover Options. Such underlying shares of Class A Stock will not be outstanding at the closing of the Business Combination, and will be issued upon exercise of Rollover Options pursuant to the terms thereof. For purposes of the pro forma financial information, the 6,577,398 shares are estimated from the number of outstanding Footprint options as of December 31, 2021, calculated on a net exercise basis and adjusted based on the Per Share Footprint Common Stock Consideration, which is estimated to be approximately 6.41 for purposes of the unaudited pro forma condensed combined financial information. The actual number of shares of Post-Combination Company Stock to be issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.

(3)
Excludes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment, and excludes 1,501,650 shares of Class F Stock that will be forfeited by the Sponsor in connection with the closing of the Business Combination pursuant to the Waiver and Share Surrender Agreement.

(4)	Includes 9,500,000 shares of Class A Stock to be purchased by Sponsor in the PIPE Investment.
(5)
There are no adjustments for the outstanding Company Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Contractual Maximum Redemptions)
For the Year Ended December 31, 2021
Revenue	$55,043	$55,043
Net loss	$(151,046)	$(151,046)
Net loss per share of Class A Stock—basic and diluted	$(0.66)	$(0.75)
Weighted-average shares outstanding of Class A Stock—basic and diluted	227,877,602	202,321,806
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2021
Total assets	$1,042,688	$787,107
Total liabilities	$136,767	$136,767
Total stockholders’ equity	$905,921	$650,340

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on December 13, 2021, the last trading day before the Business Combination was publicly announced, and on [•], 2022, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (GIIXU)	Public Shares (GIIX)	Public Warrants (GIIXW)
December 13, 2021	$10.03	$9.88	$1.30
[●], 2022	$[●]	$[●]	$[●]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Footprint Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Footprint
Historical market price information regarding Footprint is not provided because there is no public market for Footprint Stock.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for the Company and Footprint, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•
Assuming No Redemptions:
This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Contractual Maximum Redemptions:
This scenario assumes that Public Stockholders holding approximately 25.6 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds including interest accrued in the Trust Account, and is calculated based on the closing condition requiring that the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment plus $150,000,000, which represents the gross proceeds from the Footprint Class C Financing and (iii) all funds held by us outside of the Trust Account and immediately available to us, equals or exceeds $550,000,000.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2021. The weighted average shares outstanding and net loss per share information for the year ended December 31, 2021 reflect the Business Combination as if it had occurred on January 1, 2021.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Company Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 6,577,398 shares, assuming capitalization of Footprint as of December 31, 2021 reserved for the potential future issuance of Common Stock upon the exercise of Rollover Options upon the closing of the Business Combination, as such event has not yet occurred.
This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Footprint and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of the Company and Footprint is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Footprint would have been had the companies been combined during the periods presented.

	Gores Holding VIII (Historical)	Footprint (Historical)	Pro Forma Combined Per Share Data		Footprint Equivalent Pro Forma Per Share Data (3)
			(Assuming No Redemptions Scenario)	(Assuming Contractual Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Contractual Maximum Redemptions Scenario)
As of and for the Year ended December 31, 2021 (1)
Book Value per share (2)	$(3.49)	$(47.66)	$3.98	$3.21	$25.49	$20.61
Net loss per share of Class A Stock—basic and diluted	$(0.92)		$(0.66)	$(0.75)	$(4.25)	$(4.79)
Weighted average shares outstanding of Class A Stock—basic and diluted	28,923,288		227,877,602	202,321,806
Net loss per share of Class F Stock—basic and diluted	$(0.92)
Weighted average shares outstanding of Class F Stock—basic and diluted	8,388,699
Net loss per share of Footprint Common Stock—basic and diluted		$(28.65)
Weighted average shares of Footprint Common Stock outstanding—basic and diluted		6,869,320

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Footprint is calculated by multiplying the combined pro forma per share data by the Per Share Footprint Common Stock Consideration.

INFORMATION ABOUT THE COMPANY
General
We are a blank check company incorporated on September 14, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process capitalizes on the ability of our management team to identify, acquire and manage a business that can benefit from our operational expertise, as members of our management team have done in diverse sectors, including industrials, technology, telecommunications, media and entertainment, business services, healthcare and consumer products. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.
On January 11, 2021, our Sponsor purchased an aggregate of 8,625,000 initial founder shares, for an aggregate purchase price of $25,000 or approximately $0.003 per share. The Founder Shares are identical to the Class A common stock included in the Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The founder shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,125,000 founder shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation. On February 23, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent directors at their original purchase price.
On March 1, we consummated the Company IPO of 34,500,000 Public Units of the Company, including 4,500,000 Public Units issued pursuant to the full exercise of the underwriter’s over-allotment option. Each Public Unit consists of one share of Class A Stock, and one-eighth
of one Public Warrant of the Company, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds to us of $345,000,000. Simultaneously with the Company IPO Closing Date, we completed the private sale of an aggregate of 2,966,666 Private Placement Warrants to our Sponsor at a price of $3.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $8,900,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Company IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On March 1, 2021, $338,100,000 of the proceeds from the Public Offering, including approximately $12,075,000 of the underwriters’ deferred discount, and $6,900,000 of the proceeds from the sale of the Private Placement Warrants was deposited in Trust Account with Computershare Inc. and Computershare Transfer & Trust Company, N.A., acting as trustee (the “
Trustee
”). Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earliest of (i) the consummation of the Business Combination; (ii) the redemption of any shares of Class A Stock properly tendered in connection with a stockholder vote to amend our Current Company Certificate to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Stock if we do not complete an initial business combination by

March 1, 2023 and (iii) the redemption of 100% of the shares of Class A Stock if we are unable to complete an initial business combination by March 1, 2023 (subject to applicable law) unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
On April 16, 2021, we announced that the holders of our Public Units may elect to separately trade the Class A Stock and Public Warrants included in the Public Units commencing on April 19, 2021, on Nasdaq under the symbols “GIIX” and “GIIXW,” respectively. Those Public Units not separated will continue to trade on Nasdaq under the symbol “GIIXU” and each of the Class A Stock and Public Warrants that are separated will trade on Nasdaq under the symbols “GIIX” and “GIIXW,” respectively, until the closing of the Business Combination.
On December 13, 2021, the Company entered into the Merger Agreement, which provides for, among other things, the Mergers. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Current Company Certificate.
Initial Business Combination
Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% tests require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.
Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Stock upon the completion of the Business Combination at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of December 31, 2021 is approximately $10.00 per Public Share. The per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $12,075,000 that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price.
Submission of the Business Combination to a Stockholder Vote
The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of

Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal).
Limitations on Redemption Rights
Notwithstanding the foregoing, the Current Company Certificate provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 15% of the shares of Class A Stock included in the Public Units sold in the Company IPO.
Employees
We currently have three officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the initial business combination process.
Periodic Reporting and Financial Information
Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“
URL
”) for this website are intended to be inactive textual references only. Our website is www.Gores.com.
We will be required to evaluate our internal control procedures for fiscal years ending after December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of Footprint to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) of March 1, 2026, the fifth anniversary of the IPO Closing Date (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates
exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Our executive offices are located at 6260 Lookout Road, Boulder, Colorado 80301and our telephone number is (303)
531-3100.

MANAGEMENT OF THE COMPANY
Directors, Executive Officers and Corporate Governance
Our current directors and executive officers are as follows:

Name	Age	Title
Alec Gores	69	Chairman
Mark Stone	58	Chief Executive Officer
Andrew McBride	41	Chief Financial Officer and Secretary
Randall Bort	57	Director
William Patton	76	Director
Jeffrey Rea	56	Director
Alec Gores
has been our Chairman since September 2020. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 120 businesses including a current portfolio of 8 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (“
EBS
”), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core
businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the board of directors of Gores Holdings, Inc. (“
Gores Holdings I
”) from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the board of directors of Gores Holdings II, Inc. (“
Gores Holdings II
”) from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chairman of the board of directors of Gores Holdings III, Inc. (“
Gores Holdings III
”) from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Gores served as the Chief Executive Officer and Director of Gores Metropoulos, Inc. (“
Gores Metropoulos I
”) from its inception in August 2018 until the completion of the Luminar acquisition in December 2020 and has served as a director of Luminar since December 2020. In addition, Mr. Gores has served as the Chairman of the board of directors of Gores Holdings IV, Inc. (“
Gores Holdings IV
”) from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Gores has served as the Chairman of the board of directors of Gores Holdings V, Inc. (“
Gores Holdings V
”) from June 2020 until the completion of the Ardagh Metal Packaging (“
AMP
”) transaction in August 2021, Gores Holdings VI, Inc. (“
Gores Holdings VI
”) from June 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII, Inc. (“
Gores Holdings VII
”) since September 2020, Gores Technology Partners, Inc. (“
Gores Technology I
”) since December 2020, Gores Technology Partners II, Inc. (“
Gores Technology II
”) since December 2020, Gores Metropoulos II, Inc. (“
Gores Metropoulos II
”) from July 2020 until the completion of the Sonder transaction in January 2022 and Gores Holdings IX, Inc. (“
Gores Holdings IX
”) since January 2021. Mr. Gores has also served as Chairman of the Board of Directors of Gores Guggenheim, Inc. (“
GGI
”) since December 2020 and will continue to do so until the pending completion of the Polestar transaction. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of the GGI Board.
Mark Stone
has been our Chief Executive Officer since September 2020. Mr. Stone is a Senior Managing Director of The Gores Group. Mr. Stone is a member of the Investment Committee and a member of the Office of the Chairman of The Gores Group. Mr. Stone has worked at The Gores Group for more than fifteen years. Mr. Stone served as the Chief Executive Officer of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016 and served as a Director of Hostess until April 2018. Additionally, Mr. Stone served as the Chief Executive Officer of Gores Holdings II from its inception in August 2016 until completion of the Verra Mobility acquisition in October 2018, Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020, Gores Holdings IV since June 2019 until the completion of the UWM acquisition in January 2021, Gores Holdings V since June 2020 until the completion of the AMP transaction in August 2021 and Gores Holdings VI since June 2020 until the completion of the Matterport transaction in July 2021. Mr. Stone has served as the Chief Executive Officer of Gores Holdings VII since January 2021 and Gores Holdings IX since January 2021. Mr. Stone has also served as the Chief Executive Officer of GGI since December 2020 and will continue to do so until the pending completion of the Polestar transaction. From 2005 until 2013, Mr. Stone primarily focused on worldwide operations of Gores’ portfolio companies and Gores’ operational due diligence efforts. He has been a senior team member with key responsibility in several turnaround, value-oriented investment opportunities, including Stock Building Supply, a supplier of building materials and construction services to professional home builders and contractors in the United States; United Road Services, a provider of finished vehicle logistics services; and Sage Automotive Interiors, the largest North American manufacturer of high-performance automotive seat fabrics. Mr. Stone has also been involved with the acquisitions, successful carve-outs and transformations of Lineage Power and VincoTech, manufacturers of telecom conversion products, electronic OEMs, power modules, GPS products and electronic manufacturing services, from TE Connectivity Ltd.; Therakos, a global leader in advanced technologies for extracorporeal photopheresis (“
ECP
”), from Johnson & Johnson; and Sagem Communications, a Paris-based manufacturer of set-top
boxes, residential terminals, printers and other communications equipment, from the Safran Group. He has served as Executive Chairman and/or CEO of several portfolio companies including Siemens Enterprise Communications, a leading Munich-based global corporate telephony (“
PBX
”) and unified communications (“
UC
”) solutions provider, and Enterasys Networks, a global network solutions provider. Prior to joining The Gores Group, Mr. Stone spent nearly a decade as a chief executive transforming businesses across the services, industrial and technology sectors. Mr. Stone spent five years with The Boston Consulting Group as a member of their high technology and industrial goods practices and served in the firm’s Boston, London, Los Angeles and Seoul offices. Mr. Stone earned a B.S. in Finance with Computer Science and Mathematics concentrations from the University of Maine and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.
Andrew McBride
has been our Chief Financial Officer and Secretary since September 2020. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Holdings I from January 2016 until completion of the Hostess acquisition in November 2016. Additionally, Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chief Financial Officer and Secretary of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020. In addition, Mr. McBride has served as the Chief Financial Officer and Secretary of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. McBride has also served as the Chief Financial Officer of Gores Holdings V from June 2020 until the completion of the AMP transaction in August 2021, Gores Holdings VI from July 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020, Gores Metropoulos II from July 2020 until the completion of the Sonder transaction in January 2022 and Gores Holdings IX since January 2021. Mr. McBride has also served as the Chief Executive Officer and Secretary of GGI since December 2020 and will continue to do so until the pending completion of the Polestar transaction. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.
Randall Bort
has served as a member of our board of directors since March 2021. Mr. Bort is a Co-Founder of
SandTree Holdings, LLC, a private commercial real estate investment firm, and has been a partner at SandTree since November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the board of directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the board of directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019, as a member of the board of directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020, as a member of the board of directors of Gores Metropoulos from February 2019 until the completion of the Luminar acquisition in December 2020 , as a member of the board of directors of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021, as a member of the board of directors of Gores Holdings V from June 2020 until the completion of the AMP acquisition in August 2021, as a member of the board of directors of Gores Holdings VI from June 2020 until the completion of the Matterport acquisition in July 2021 and as a member of the board of directors of Gores Metropoulos II from January 2021 until the completion of the Sonder transaction in January 2022. Mr. Bort has also served as a member of the board of directors of Gores Holdings VII since February 2021, GGI since March 2021 and Gores Holdings IX since January 2022. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit organization
based in Los Angeles focused on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.
William Patton
has served as a member of our board of directors since March 2021. Mr. Patton is Chairman, Chief Executive Officer and
Co-Founder
of The Four Star Group, a consulting and advisory firm focused on the civilian fields of Defense, Space, Military and Security. Mr. Patton has served as chairman, president and/or chief executive officer of a number of private and public companies including Unisys, Cado Systems, MAI Basic Four and Peerless Systems and has spent his entire career in the related fields of computer systems and telecommunications technology. Mr. Patton served as a member of the Board of Directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016 and as a member of the Board of Directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until completion of the Verra acquisition in October 2018. Additionally, Mr. Patton has served as a member of the Board of Directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020 and as a member of the Board of Directors of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Patton holds an undergraduate Business degree from Santa Monica City College and a B.S. in Petroleum Engineering from the Missouri School of Science & Technology graduating cum laude, and attended the Harvard Business School PMD Program. Mr. Patton was the
Co-Founder
and first President of the U.S. Academic Decathlon, now recognized as the nation’s largest high school competition emphasizing academic excellence including most of the U.S. and many international schools. Mr. Patton served as an officer and Ranger in the U.S. Army for nine years, attaining the rank of Major. Mr. Patton’s significant experience on the boards of a number of private and public companies makes him well qualified to serve as a member of our board of directors.
Jeffrey Rea
has served as a member of our board of directors since March 2021. Mr. Rea previously served as President, Chief Executive Officer and Director of Stock Building Supply Holdings, Inc. (Nasdaq: STCK) from November 2010 to December 1, 2015, at which time the company was merged with Building Materials Holding Corporation to create BMC Stock Holdings, Inc. (Nasdaq: BMCH), where Mr. Rea served as director until May 2020. Prior to that, Mr. Rea served as President of the specialty products group at TE Connectivity Ltd. from 2008 to 2010. Prior to that, Mr. Rea was the Senior Vice President of the building products group at Johns Manville, a global manufacturer of highly engineered materials and building products, which is owned by Berkshire Hathaway Company. Before joining Johns Manville, Mr. Rea served for 15 years in various leadership roles at General Electric Company, including general management, sales and marketing, distribution management and supply chain leadership positions. Mr. Rea also served for five years with its corporate audit staff. Mr. Rea served as a member of the Board of Directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016 and as a member of the Board of Directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019. Additionally, Mr. Rea has served as a member of the Board of Directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020, as a member of the Board of Directors of Gores Holdings IV, from January 2020 until the completion of the UWM acquisition in January 2021 and as a member of the board of directors of Gores Holdings V from June 2020 until the completion of the AMP acquisition in August 2021. Mr. Rea received a degree in mechanical engineering from Rose-Hulman Institute of Technology. Mr. Rea’s significant experience on the boards of a number of private and public companies makes him well qualified to serve as a member of our board of directors.
Number and Terms of Office of Officers and Directors
Our Board consists of four directors. Our officers are appointed by our Board and serve at the discretion of our Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by our Board.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in
rules and a limited exception, the rules of Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
Our Board established an audit committee of the Board. Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea serve as members of our audit committee. Mr. Bort serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Bort, Patton, and Rea are each independent.
Each member of the audit committee is financially literate and our Board has determined that Mr. Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and permitted
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Board established a compensation committee of the Board. Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea serve as members of our compensation committee. Mr. Rea serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Bort, Patton and Rea are each independent.
We have adopted a compensation committee charter that details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Current Company Certificate also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our Board. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our current bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that for the year ended December 31, 2020 there were no delinquent filers.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at (303)
531-3100.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.

Conflicts of Interest
The Gores Group manages several investment vehicles and Mr. Gores, together with trusts for the benefit of his family, engages in private equity investing. Mr. Gores, funds managed by The Gores Group or their respective affiliates may compete with us for acquisition opportunities. If any of them decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated by Mr. Gores, or within The Gores Group, including by Mr. Gores, may be suitable for both us and for a current or future The Gores Group fund and may be directed to Mr. Gores or such investment vehicle rather than to us. Neither Mr. Gores, The Gores Group nor members of our management team who are also employed by certain affiliates of Mr. Gores or The Gores Group have any obligation to present us with any opportunity for a potential Business Combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Mr. Gores, The Gores Group and/or our management, in their capacities as officers or managing directors of The Gores Group or in their other endeavors, may be required to present potential Business Combinations to the related entities described above, current or future The Gores Group investment vehicles, Mr. Gores or third parties, before they present such opportunities to us.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an initial business combination opportunity. Accordingly, if any of our officers or directors becomes aware of an initial business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
In addition, our Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of the Business Combination. As a result, our Sponsor, officers or directors could have conflicts of interest in determining whether to present Business Combination opportunities to us or to any other blank check company with which they may become involved. In particular, affiliates of our Sponsor are currently sponsoring five other blank check companies, Gores Holdings VII, Gores Holdings IX, Gores Technology, Gores Technology II and GGI. On September 27, 2021, GGI entered into a definitive agreement to acquire Polestar Automotive Holding Limited (“
Polestar
”). Gores Holdings VII may seek to complete a business combination in any location and each is not focusing on any particular industry for business combinations. Gores Technology and Gores Technology II may seek to complete a business combination in any location and each is focusing on a business combination in the technology industry.
Further, Mr. Gores, our Chairman, serves as the Chairman of the board of directors of Gores Holdings VII, Gores Holdings IX, Gores Technology I, Gores Technology II and GGI. Mr. Stone, our Chief Executive Officer, serves as the Chief Executive Officer of Gores Holdings VII, Gores Holdings IX and GGI. Mr. McBride, our Chief Financial Officer and Secretary, serves as the Chief Financial Officer and Secretary of Gores Holdings VII, Gores Holdings IX, Gores Technology I, Gores Technology II and GGI. Mr. Bort, one of our directors, serves as a director of Gores Holdings VII, Gores Holdings IX and GGI. Any such companies, including Gores Holdings VII, Gores Holdings IX, Gores Technology I, Gores Technology II may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any potential conflicts would materially affect our ability to complete an initial business combination.
Potential investors should also be aware of the following other potential conflicts of interest:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one
basis in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 8,625,000 initial founder shares at approximately $0.003 per share, which will become worthless if we fail to complete an initial business combination by March 1, 2023. In particular, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Rea and Patton, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.003 per share. If the Company fails to complete an initial business combination by March 1, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that after giving effect to the forfeiture of up to 1,501,650 shares of Class F Stock pursuant to the Waiver and Share Surrender Agreement, the remaining 7,123,350 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71 million (however, given the restrictions on such shares, we believe such shares have a lesser value);

•
the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by March 1, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 2,966,666 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 1, 2023. The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”); (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the Private Placement Warrants and the Public Warrants, please see “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Cash
” and “—
Redemption of Public Warrants for Class
 A Stock
”;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by March 1, 2023;

•
the fact that our Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note, of which $1,350,000 was advanced by our Sponsor to the Company as of December 31, 2021, and that the note will mature on the earlier of February 11, 2023 and the date on which the Company consummates an initial business combination (and as such, such loan is expected to be repaid in connection with the closing of the Business Combination;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Sponsor VIII LLC .(2)	16,548,350	$165,483,500
Alec Gores (2)	16,548,350	$165,483,500
Mark Stone	—	—
Andrew McBride	—	—
Randall Bort	25,000	$250,000
Jeffrey Rea	25,000	$250,000
William Patton	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 7,123,350 shares of Class F Stock and 9,500,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to assign its commitment to acquire such shares pursuant to the Sponsor Subscription Agreement. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•	the fact that our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal;

•
the fact that we entered into the Subscription Agreements with our Sponsor and certain investors, pursuant to which our Sponsor and the investors have committed to purchase an aggregate of 31,055,000 shares of Class A Stock in a private placement for $10.00 per share on the date of Closing, and our Sponsor has the right to assign its commitment to acquire such Class A Stock in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.

In the aggregate, the Sponsor and its affiliates have approximately $94,400,000 at risk that depends upon the completion of a business combination. Specifically, approximately $85,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and approximately $8,900,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $3.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Current Company Certificate provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.
Our Initial Stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Company IPO in favor of the Business Combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the offering in favor of the Business Combination. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Alec Gores	The Gores Group, LLC	Investments	Chief Executive Officer
	Gores Holdings VII, Inc. (1)	Investments	Chairman
	Gores Holdings IX, Inc. (1)	Investments	Chairman
	Luminar Technologies, Inc.	Automotive	Director
	Gores Technology Partners, Inc. (1)	Investments	Chairman
	Gores Technology Partners II, Inc. (1)	Investments	Chairman
	Gores Guggenheim, Inc. (2)	Automotive	Chairman
Mark Stone	The Gores Group, LLC	Investments	Senior Managing Director
	Gores Holdings VII, Inc. (1)	Investments	Chief Executive Officer
	Gores Holdings IX, Inc. (1)	Investments	Chief Executive Officer
	Gores Guggenheim, Inc. (2)	Automotive	Chief Executive Officer

Individual	Entity	Entity’s Business	Affiliation
Andy McBride	The Gores Group, LLC	Investments	Senior Vice President—Finance-Tax
	Gores Guggenheim, Inc. (1)(2)	Automotive	Chief Financial Officer and Secretary
	Gores Holdings VII, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Holdings IX, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners II, Inc. (1)	Investments	Chief Financial Officer and Secretary
Randall Bort	Gores Guggenheim, Inc. (1)(2)	Automotive	Director
	Gores Holdings VII, Inc. (1)	Investments	Director
	Gores Holdings IX, Inc. (1)	Investments	Director
	SandTree Holdings, LLC	Real Estate Investments	Partner
	Children’s Bureau	Non-Profit	Trustee
William Patton	The Four Star Group	Consulting Aerospace & Defense	Chairman and CEO

(1)
This entity’s amended and restated charter contains a waiver of the corporate opportunity doctrine. Accordingly, there is no conflicting obligation to bring opportunities to this entity before the Company.

(2)	Upon consummation of the pending acquisition of Polestar by Gores Guggenheim, Inc., the individual will resign from such position.
Accordingly, if any of the above executive officers or directors become aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor these obligations to present such initial business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, executive officers or directors. In the event we seek to complete the Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.
Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
The Current Company Certificate provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Company Certificate provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Company Certificate. Our current bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation
None of our officers or directors has received any cash compensation for services rendered to us. Commencing on February 24, 2021, we have agreed to pay monthly recurring expenses of $20,000 to The Gores Group for office space, administrative and secretarial and administrative support. Upon completion of an initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigation and completing an initial business combination. The individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable potential initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of an initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management team to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with any initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Audit Committee Report
Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as “PCAOB,” Auditing Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Auditing Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Fees and Services
Fees for professional services provided by our independent registered public accounting firm from September 14, 2020 (inception) through December 31, 2021.

For the Period from September 14, 2020 (inception) to December 31, 2021
Audit Fees	312,000
Audit Related Fees	—
Tax Fees	—
All Other Fees	692,560

Total	$1,004,560
Pre-Approval
Policy
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee has and shall review and, in its sole discretion, pre-approve
all audit and permitted
non-audit
services to be provided by the independent auditors as provided under the audit committee charter.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus titled “
Risk Factors
” and “
General Information—Cautionary Note Regarding Forward-Looking Statements
.”
Overview
We are a blank check company incorporated on September 14, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses. We completed the Company IPO on March 1, 2021. Since completing the Company IPO, we have reviewed a number of opportunities to enter into an initial business combination with an operating business, and intend to effectuate the Business Combination. We intend to effectuate the Business Combination using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants.
Recent Developments
Proposed Footprint Business Combination
On December 13, 2021, the Company entered into a Merger Agreement, by and among the Company, First Merger Sub, Second Merger Sub, and Footprint, which provides for, among other things: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Current Company Certificate.
The Merger Agreement and the transactions contemplated thereby were unanimously approved by each of the Board on December 13, 2021 and the Footprint Board on December 13, 2021.
The Merger Agreement
Merger Consideration
Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) each share of (i) Footprint Common Stock, including shares of Footprint Common Stock issuable pursuant to the exercise of Footprint Warrants, will be converted into the right to receive a number of Post-Combination Company Stock, equal to the Per Share Company Common Stock Consideration, (ii) Footprint Class A Preferred Stock, will be converted into the right to receive a number of Post-Combination Company Stock equal to the Per Share Company Class A Preferred Stock Consideration (as defined in the Merger Agreement), (iii) Footprint Class B Preferred Stock, will be converted into the right to receive a number of Post-Combination Company Stock equal to the Per Share Company Class B Preferred Stock Consideration (as defined in the Merger Agreement), and (iv) Footprint Class C Preferred Stock, will be converted into the right to receive a number of Post-Combination Company Stock equal to the Per Share Company Class C Preferred Stock Consideration (as defined in the Merger Agreement) and (b) each of Footprint Convertible Promissory Notes will be converted into the right to receive a number of Post-Combination Company Stock set forth on the Company Closing Certificate (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, the Company is required to use reasonable best efforts to cause the shares of Class A Stock to be issued in connection with the transactions contemplated by the Merger Agreement to be listed on Nasdaq at the closing of the Business Combination.

Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders, holders of stock options of Footprint, holders of Footprint Warrants and holders of Footprint Convertible Promissory Notes will be an aggregate of 161,776,650 shares of Class A Stock (deemed to have a value of $10.00 per share).
In addition to the consideration to be paid at the closing of the Business Combination, certain stockholders and holders of stock options of Footprint will be entitled to receive, pursuant to the Merger Agreement or the Performance Plan, additional shares of Class A Stock or performance-based restricted stock units from the Company, as applicable, subject to the terms provided in the Merger Agreement or the Performance Plan.
Treatment of Footprint’s Stock Options
Pursuant to the Merger Agreement, at the closing of the Business Combination, each Footprint Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Class A Stock determined by multiplying the number of shares Footprint Common Stock subject to the corresponding Footprint Stock Option by the Per Share Footprint Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Class A Stock, at an adjusted exercise price per share determined by dividing the per share exercise price of the Footprint Stock Option as in effect as of immediately prior to the effective time of the First Merger by the Per Share Footprint Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent. Each such converted option will be subject to the same terms and conditions as were applicable to the corresponding Footprint Stock Options immediately prior to such conversion, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
Subscription Agreements
On December 13, 2021, the Company entered into the Subscription Agreements with certain investors, including the Individual Investor Subscription Agreements, Institutional Investor Subscription Agreements, the KSP Subscription Agreement and the Sponsor Subscription Agreement, pursuant to which the investors have agreed to purchase an aggregate of 31,055,000 shares of Class A Stock (which will be Common Stock upon the effectiveness of the Second Amended and Restated Certificate of Incorporation in the PIPE Investment).
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) 30 days after the Termination Date, if the closing of the Business Combination shall not have occurred by such date other than as a result of a breach of the Subscriber’s obligations under the Subscription Agreement. As of the date hereof, the shares of Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing, file with the SEC the Post-Closing Registration Statement registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to assign its commitment to purchase the Class A Stock under the Sponsor Subscription Agreement at any time and from time to time in advance of the closing of the Business Combination to one or more persons in related or unrelated transactions. The Institutional Investor Subscription Agreement and the KSP Subscription Agreement are each substantially similar to the Individual Investor Subscription Agreement.

Waiver and Share Surrender Agreement
On December 13, 2021, the Company entered the Waiver and Share Surrender Agreement with the Class F Holders, pursuant to which (a) the Class F Holders agreed to waive certain of the anti-dilution rights in respect of their Class F Stock and (b) Sponsor agreed to irrevocably surrender 1,501,650 shares of Class F Stock, in each case, in connection with, and subject to, the closing of the Business Combination.
Results of Operations
For the period from January 1, 2021 to December 31, 2021, we had a net loss of ($8,679,466), of which 3,421,208 is a non-cash expense related to the change in fair value of the warrant liability. Our business activities during the year mainly consisted of identifying and evaluating prospective acquisition candidates for a Business Combination. We believe that we have sufficient funds available to complete our efforts to effect a Business Combination with an operating business by March 1, 2023. However, if our estimates of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination.
As indicated in the accompanying financial statements, at December 31, 2021, we had $317,220 in cash and deferred offering costs of $12,075,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our Business Combination will be successful.
Liquidity and Capital Resources
On January 11, 2021, the Sponsor purchased 8,625,000 Founder Shares for $25,000, or approximately $0.003 per share. On February 23, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.
On March 1, 2021, we consummated our Public Offering of 34,500,000 Units at a price of $10.00 per Unit, including 4,500,000 Units as a result of the underwriter’s full exercise of its over-allotment option, generating gross proceeds of $345,000,000. On the IPO Closing Date, we completed the private sale of an aggregate of 2,966,666 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, to our Sponsor, at a price of $3.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $8,900,000. After deducting the underwriting discounts and commissions (excluding the Deferred Discount, which amount will be payable upon consummation of the Business Combination, if consummated), the total net proceeds from our Public Offering and the sale of the Private Placement Warrants were $347,000,000, of which $345,000,000 (or $10.00 per share sold in the Public Offering) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $2,000,000 at the closing of our Public Offering. Interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.
Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “
Note
”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest
bearing and payable on the earlier of January 31, 2022 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.
On March 19, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going
operational expenses and certain other expenses in connection with the Company’s initial business combination.

The note is unsecured,
non-interest
bearing and matures on the earlier of: (i) February 11, 2023 or (ii) the date on which the Company consummates the Business Combination. As of December 31, 2021, the amount advanced by Sponsor to the Company was $1,350,000, which is expected to be repaid in connection with the closing of the Business Combination.
As of December 31, 2021, we had cash held outside of the Trust Account of $317,220, which is available to fund our working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.
At December 31, 2021, the Company had current liabilities of $19,501,774 and working capital of ($18,094,276), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3 of the Company’s Unaudited Financial Statements included elsewhere in this proxy statement/prospectus. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after December 31, 2021 and amounts are continuing to accrue. Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.
We intend to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate our Business Combination. Moreover, we may need to obtain additional financing either to complete a Business Combination or because we become obligated to redeem a significant number of shares of our Common Stock upon completion of a Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our Business Combination, the remaining proceeds held in our Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy. Following the closing of a Business Combination, we do not expect there to be remaining proceeds in our Trust Account.
Off-balance
sheet financing arrangements
At December 31, 2021, the Company had no obligations, assets or liabilities which would be considered off balance sheet arrangements. The Company does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off balance sheet arrangements.
The Company has not entered into any off balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements
involving assets.
Contractual obligations
As of December 31, 2021, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. In connection with the Public Offering, we entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to The Gores Group for office space, utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company.
The underwriter is entitled to underwriting discounts and commissions of 5.5% ($18,975,000), of which 2.0% ($6,900,000) was paid at the closing of the Public Offering, and 3.5% ($12,075,000) was deferred. The

Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriter is not entitled to any interest accrued on the Deferred Discount.
Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. of America (“
U.S. GAAP
”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“
SEC
”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2021 and the results of operations and cash flows for the periods presented. Operating results for the period ended December 31, 2021, are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited financial statements should be read in conjunction with the Company’s audited financial statements as of January 11, 2021 and December 31, 2020 and for the periods from January 1, 2021 through January 11, 2021 as well as September 14, 2020 (inception) through December 31, 2020 included in the final prospectus filed with the SEC on February 26, 2021. The Company was formed on September 14, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.
Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A common stock and Class F common stock (the “
Founder Shares
”). Net income/(loss) per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. At December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “
Fair Value Measurements and Disclosures
,” (“
ASC 820
”) approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of FASB ASC Topic
340-10-S99-1,
“Other Assets and Deferred Costs—SEC Materials” (“
ASC
340-10-S99
”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs were $19,405,785 (including $18,975,000 in underwriter’s fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and are charged to stockholders’ equity upon the completion of the IPO. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $378,413 are reflected as an expense in the statements of operations.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Income Taxes
We follow the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
We account for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments, which can materially affect amounts recognized in the balance sheets and statements of operations. We recognize interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded at December 31, 2021 and 2020.
We may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
We are incorporated in the State of Delaware and are required to pay franchise taxes to the State of Delaware on an annual basis.
Recently Issued Accounting Pronouncements Not Yet Adopted
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a business combination is completed where the impact could be material.
Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Warrant Liability
We account for the warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the closing of the Public Offering was derived from observable public warrant pricing on comparable ‘blank-check’ companies that went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the closing of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Our business activities for the period ended December 31, 2021 consisted solely of organizational activities and activities relating to our Public Offering and the identification of a target company for our Business Combination. As of December 31, 2021, $345,030,739 (including accrued interest and dividends and subject to reduction by the Deferred Discount due at the consummation of the Business Combination) was held in the Trust Account for the purposes of consummating our Business Combination. As of December 31, 2021, investment securities in the Company’s Trust Account consist of $345,030,739 in money market funds. As of December 31, 2021, the effective annualized rate of return generated by our investments was approximately 0.001%.
We have not engaged in any hedging activities during the year ended December 31, 2021. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

In connection with our management’s assessment of our internal control over financial reporting as of March 31, 2021, we identified a material weakness in our internal control over financial reporting. The identified material weakness pertained to our control activities over our accounting for warrants as derivative liabilities, recognition of changes in the estimated fair value of the derivative instruments, and correct equity classification of all Class A Stock. Our control activities were not designed appropriately to ensure that our related accounting conclusions were sufficiently documented and reviewed for compliance with U.S. GAAP.
During the second quarter of 2021, our management enhanced and revised the design of our controls and procedures over our accounting for derivative liabilities and equity treatment of Class A Stock. These enhancements include our implementation of additional procedures related to documentation of our management’s evaluation of the facts and circumstances supporting its judgments and conclusions surrounding our accounting for derivative liabilities and equity treatment of Class A Stock as well as consultation with third-party accounting and valuation experts with relevant knowledge and experience to assist our management with its evaluation of our accounting for such items.
As a result of these enhancements, our management concluded that the material weakness was remediated as of June 30, 2021 and our disclosure controls and procedures were effective as of December 31, 2021.

INFORMATION ABOUT FOOTPRINT
Investors should read this section in conjunction with the more detailed information about Footprint, contained in this proxy statement/prospectus, including Footprint’s audited and unaudited financial statements and the other information appearing in the section titled “Footprint Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition, and prospects based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” included elsewhere in this proxy statement/prospectus. In this section, references to “Company,” “we,” “us” and “our” refer to Footprint and its subsidiaries prior to the consummation of the Business Combination, unless the context clearly indicates otherwise.
Company Overview
Who We Are
Footprint is an award-winning materials science technology company specializing in the engineering, design, development, and production of sustainable materials solutions. Footprint’s awards and recognitions include, among others, the Supplier Excellence Award for Sustainability from Conagra in 2021, being named one of the world’s most socially impactful brands as part of the inaugural Laureus Sport for Good Index in 2021, and being listed on CNBC’s Disruptor 50 list in 2021. We have developed innovative plant-based fiber products that we believe compete with comparable traditional plastic products on performance and provide the extended shelf life necessary for many supermarket and other food products, as evidenced by our customers who have made the switch from traditional plastic products to our solutions. Our competitively priced products include shelf-stable cups, bowls, plates, meat and produce trays, clamshells, cutlery and direct-to-consumer
products like environmentally friendly coolers. Our customers include prominent companies in the dairy, shelf-stable cups, meat trays, quick service restaurants (“
QSR
”), frozen food, produce and consumer packaged goods (“
CPG
”) categories, including Conagra, Tyson, Procter & Gamble, General Mills, Taylor Farms, and Upfield.
In the year ended December 31, 2021, we had approximately $55.0 million in revenue and sold our products to many of the world’s leading food and beverage companies. We believe that demand for our products is driven by our innovative technologies and a $315 billion total addressable market that is still in the early stages of transitioning away from plastic-based products to sustainable alternatives.
We believe our intellectual property, expertise and vision enable us to create viable and sustainable alternatives to plastics that compete not only on performance but also on price. We believe we are at the forefront of the transition away from plastics to sustainable materials in the food, QSR, CPG and other categories. Our position as a first mover is bolstered by our strong and continually growing intellectual property portfolio. In the future, we may also innovate in new, related business lines, which may include consulting, waste management, recycling and composting services.
We design our products to reduce environmental impact on the planet, which we believe can be done by reducing greenhouse gas emissions that would otherwise be produced by the plastic or aluminum items that our products replace. We continuously innovate to seek to reduce CO
2
and other
greenhouse gas emissions of our products to the greatest extent possible, subject to meeting our customers’ product requirements. We strive to make products that minimize environmental effects, and we believe that our products that are derived from biomes, e.g., plants and trees (“
Bio-Based
”), are better for the environment than functionally equivalent aluminum and plastic products because our products result in (a) reduced CO
2
emissions and (b) reduced plastic and aluminum waste that can take centuries to biodegrade or decompose.

Footprint was
co-founded
in 2013 by Troy M. Swope and Yoke D. Chung, who met while working in the assembly, technology and development group at Intel Corporation. Since beginning operations in 2014, we have been working to deliver innovative technologies and sustainable solutions that offer functional, attractive and economically viable alternatives to conventional single-use
plastics, with an initial vision of transitioning the supermarket industry away from plastic, Styrofoam and similar products to sustainable alternatives. In 2017, following several years of research and development in materials science, design and manufacturing, we began supplying some of the world’s leading global food and consumer products companies with our plant-based fiber solutions. Our solutions can be found today in brand-name supermarkets and QSRs. Through our principal operating subsidiaries, Footprint International, LLC and Footprint, LLC, we continue to design develop and manufacture materials science technology solutions suited to fulfill our customers’ needs and desires for functional, sustainable solutions.
The Need for Sustainable Alternatives to Plastic Packaging
There is a growing awareness among consumers, governments and businesses of the potential dangers of plastic waste to the environment resulting in adoption of new regulations and sustainability policies and targets that we believe are aligned with our business strategy and technologies. For example, according to the Environmental Protection Agency (the “
EPA
”), the U.S. generated more than 70 billion pounds of plastic waste while recycling only about 9% of all plastic waste in 2018. The World Economic Forum reported that plastic pollution is projected to outweigh all of the fish in our oceans by 2050. Plastic is also often incinerated which can cause significant toxic pollution.
Plastic waste also poses risks to human health. Studies by the Harvard T.H. School of Public Health and others increasingly link the chemicals in plastics to a wide range of human ailments, including Type 2 and gestational diabetes, cardiovascular disease, reproductive disorders, endocrine disorders and pregnancy loss. According to the Journal of Food Science, those chemicals have been shown to leach into food directly from their plastic containers. Plastics like Styrofoam may break down into increasingly smaller particles, but they never completely disappear or biodegrade, harming wildlife and the environment and cycling back into our food chain.
The manufacturing and relative
non-degradability
of plastics and potential toxicity of certain chemicals commonly associated with plastics makes plastics persistent in and potentially harmful to the environment and humans. Our plant-based fiber products are designed to replace single- and short-term use plastics in food, beverage and industrial packaging without the use of harmful chemicals.
Plastic has been the dominant source material for food packaging for decades. Recently, corporate sustainability initiatives and government regulations, such as those enacted in Canada, the European Union and California, are increasingly focused on replacing single-use
plastics that may be damaging to human and environmental health with alternative materials. We believe that we are the first company to use sophisticated materials science to invent, design, manufacture and commercialize a better and more sustainable solution to single-use
plastic that can compete on performance and price, while offering value-added benefits such as microwave safe and cooler-to-the-touch
materials, among others. Additionally, we use the expertise we gain from working with some of the world’s top food manufacturers to leverage and expand business opportunities in the future.
Our Technologies
As of December 31, 2021, we employed approximately 90 employees with engineering and/or materials science backgrounds, including several PhDs. Many of these personnel develop first-time, customized, sustainable solutions for customers and are dedicated to continued innovation to meet growing customer demand, while scaling proven solutions.
We develop and implement proprietary materials science formulas, process technology and manufacturing innovations to create trays, bowls, shelf-stable cups, straws, utensils, industrial packaging and other products utilizing novel plant-based fiber technologies, with the goal of reducing the environmental impact of food packaging on the planet. These solutions incorporate various compositions to provide oil, water and vapor barriers and may include intrinsic or spray coating to enhance product performance and extend useful life.
Our proprietary barrier technology does not contain any
per-
and polyfluoroalkyl substances (“
PFAS
”), or any of the other chemicals believed to leach or “outgas” into food or the ecosystem. Our molded fiber products are oven and microwave safe, water and oil resistant and maintain or potentially extend product freshness in accordance with their intended uses.
We begin our manufacturing process with key material inputs, including blending Forest Stewardship Council (“
FSC
”) and Programme for the Endorsement of Forest Certification (“
PEFC
”) certified virgin plant fibers, post-industrial recycled fibers and water with our proprietary dosing formulas and patented oil, water and vapor barriers. The slurries that are created then proceed through patented processes for molding and die casting to form an end product that is a functionally suitable replacement for its application-specific plastic predecessor with added benefits in certain products. We believe that we currently offer the only plant-based technologies with the requisite barrier properties to meet the shelf life and other performance characteristics, at the per-unit
price point necessary, to compete with and replace, single- and short-term use plastics.
For example, based on a report we prepared using third-party life cycle assessment software, one of our customers showed that by transitioning to our products they were able to, on a per-product basis, reduce plastic use by 100%, CO
2
emissions by up to 71% and energy use by up to 59%. Additionally, this customer’s transition to Footprint packaging correlated with a 24% increase in the sales of those products over a
13-week
period and a 19% increase over a
52-week
period.
Product Development and Customer Demand
Customer-Focused Solutions
Our solutions development team works with our new customers to understand their current situation, product offerings, manufacturing processes and goals. Our solutions development team then interacts with the customer to identify solutions that would enable the customer to replace its current plastic-based portfolio with our proprietary plant-based fiber solutions. In this phase, our materials scientists, engineers and solutions development team collaborate with the customer to develop the requisite compositions and performance characteristics of the customer’s proposed new Footprint products. Once this phase is complete, tooling is developed to manufacture prototype parts for further testing and iteration by us and the customer. As part of this development effort, we collaborate with the customer to estimate the projected demand for their existing and future products, manufacturing and purchasing requirements and go-to-market
timeframes. Our typical development cycle takes at least nine months after a customer confirms its performance requirements and executes a contract.
Customers and Product Applications
We supply some of the world’s largest global food, beverage and consumer products companies with our innovative solutions. For example, in 2017, we worked with Conagra to create solutions for its frozen Healthy Choice PowerBowls. In this case, Conagra required products that (a) withstand the pressures of hot fill and flash freezing, (b) leak no air, oil, or water, (c) are microwave and oven safe and
(d) maintain the taste integrity of the food contents. The fiber-based bowls that we produce for Conagra meet each of those requirements.
As another example, one of our customers, a leading global manufacturer of consumer foods, required single-serve food cups that (a) support an automated filling process, (b) are film sealable, (c) are shelf-stable for twelve months and (d) are microwavable with liquid. Our shelf-stable, plant-based microwavable fiber cup, with print-to-fiber
labeling, meets each of those requirements. Due to our product, this customer has been able to make progress towards achieving its sustainability goals.

In many cases, we have been the first company to work closely with our customers to move them into new, plant-based fiber materials. We also offer a line of standardized products that are mass produced by third parties that do not utilize proprietary manufacturing resources where bespoke solutions are not a requirement.
During the year ended December 31, 2021, our product revenue consisted of the following percentages by product platform: industrial (32%); supermarket trays (9%); QSR products (33%); frozen products (24%); and shelf-stable cups (2%).
For the years ended December 31, 2021 and December 31, 2020, Conagra was our only customer that accounted for more than 10% of our net sales in each year, totaling 17.2% and 23%, respectively.
Customer Arrangements and Demand
We seek to develop long-term customer relationships. Contractual arrangements with customers can vary. Some existing customers for whom we have been supplying products will order products on an as-needed,
purchase order basis. Many of our existing and new customers have multi-year (three- or five-year, or in one case, ten-year
terms) agreements that contain annual minimum purchase commitments by the customer for our products. Some of these commitments are contingent upon certain criteria, such as the initial performance success of our product based upon product specifications and/or end-consumer
product acceptance. Several of these contracts have “take or pay” provisions so that if a customer does not meet its annual minimum purchase commitment, the customer is obligated to pay a per-unit
charge for each unit that is not purchased that falls below a designated percentage (usually between 85% and 95%) of the annual minimum purchase commitment in the contract. Our contractual arrangements typically are renewable after their initial terms. We generally retain all intellectual property developed in the course of the engagement with a customer.
As of December 31, 2021, we have customer arrangements representing forecasted Revenue Under Contract (as defined below) in an amount that exceeds our projected revenues for 2023. We define the term “Revenue Under Contract” as forecasted aggregate annualized revenue derived from: (i) binding agreements with minimum purchase quantities and prices, some of which are subject to us meeting technical or market acceptance requirements (or Binding Agreements); and (ii) expected purchase orders, based on forecasts provided by the customer (or Purchase Orders). For revenue related to forecasted quantities or contracts containing acceptance requirements, the value assigned to a particular customer arrangement reflects our reasonable assumptions based on our performance history, the customer’s purchase trends, expected contract terms and other relevant factors.
Once a customer launches a new product with our innovative technology and has had an opportunity to recognize the value of its relationship with us, we typically begin discussions with the customer about migrating the customer’s entire product portfolio to our plant-based fiber solutions.
We believe that we will be able to continue to increase our future year-over-year customer demand in the foreseeable future in an amount that will continue to exceed our production capacity.
Market Opportunity and Competitive Landscape
Total Addressable Market
The plastics packaging materials market is large with many established players. According to Smithers Market Reports, by 2024, rigid plastics, consumer flexible plastics and bottles are forecasted to represent manufacturer revenue of more than $315 billion. Of this amount, approximately $150 billion is in the rigid plastics space, which is our present primary packaging focus.

Our molded fiber technologies offer a broad range of properties and options that make them a suitable and commercially viable alternative to plastics for single- and short-term use applications. Unlike other alternatives to traditional plastics, our product-specific molded fiber solutions can be:

•	made entirely of Bio-Based fibers and other materials derived from plants;

•	resistant to water, oil and air permeation, depending on application;

•	freezer safe for ten months;

•	microwave and oven safe;

•	remain functional when exposed to moisture; and

•	designed to degrade to meet end-of-life sustainability objectives, including recycling and/or composting.
Market Opportunity
General
:
Several major users of plastics in the household packaging and food segments (including some of our current customers) have announced their goals to transition to using recyclable, renewable, reusable, certified, or compostable packaging technologies exclusively within the next decade. These customers have targeted using 100% reusable, recyclable, or compostable packaging by 2025. The industry transition to recyclable, reusable and compostable packaging presents a valuable opportunity for us to attempt to capture additional market share by both current and new customers increasing the use of our products. Additionally, various national, regional and local governments have begun restricting the use of plastics in various applications through legislation and regulation. For example, the European Union has adopted regulations that banned certain single-use
plastics in 2021 and seek to reduce plastics in food packaging by at least 25% by 2030. In the U.S., municipalities and states are adopting increasingly strict legislation to prohibit expanded polystyrene (“
EPS
”) and plastic containers in food service. We believe our technologies are a competitive replacement for incumbent plastics and have key advantages over other alternatives to support these sustainability initiatives.
Environment:
We offer environmentally-conscious alternatives to the incumbent plastic, EPS and other technologies that dominate the food and industrial packaging market. EPS, also known as Styrofoam, often used to make disposable coffee cups and other single-use
food containers, is neither compostable nor easily recycled. Conventional plastic packaging litters our world’s oceans and waterways, requires significant amounts of energy and produces significant amounts of CO
2
emissions to manufacture. Plastics are mostly made from fossil fuels, in an energy-intensive process that emits greenhouse gases and often creates hazardous chemicals. With fewer offshore disposal options due to some countries’ unwillingness to accept plastic waste imports, more and more plastic is piling up in the U.S., where it is landfilled or routed to municipal solid waste incinerators that burn non-recyclable
plastics along with other trash to generate electricity. Because it generates power, incineration can sometimes be framed as a form of renewable energy or reuse (the EPA describes it as “combustion with energy recovery”). However, incineration of plastic in these facilities has led to an increase in greenhouse gas emissions, according to EPA data. Burning plastic also creates dioxins and furans, two types of toxic chemicals that can spread through the air and contaminate food, water and soil. According to the EPA, inhaling these chemicals over time can increase cancer risk.
Conversely, compared to the production and life cycle of traditional plastics, our technologies result in conserved energy, reduced CO
2
emissions and reduced environmental waste. As noted above, by switching to our products from plastic packaging, one customer was able to reduce the CO
2
emissions of one of its products by up to 71%. According to another report produced by us using third-party lifecycle assessment software, another customer was able to reduce the energy use of replaced products by up to 64%. Footprint’s products are designed to be recyclable and/or compostable. We believe that even if our
Bio-Based
products are not ultimately recycled or composted, they are still better for the environment than plastic packaging because
Bio-Based
products will decompose naturally and generally have lower CO
2
emissions than their plastic alternatives.

Human Health:
A study conducted by the University of Newcastle suggests that humans could be ingesting a credit card equivalent amount of plastic per week. Among other chemicals, plastic contains high levels of PFAS, which accumulate in the body and environment over time. As previously noted, evidence suggests that exposure to PFAS may lead to a variety of ailments, including endocrine system disorders, such as Type 2 and gestational diabetes, and decreased testosterone which contributes to infertility, cardiovascular disease and pregnancy loss. We believe that increased adoption of our products could reduce the amount of plastic and toxic chemicals that leach into food supplies, whether through direct food contact or indirect environmental processes, thereby reducing the public’s exposure to these substances, which could help mitigate the long-term adverse health consequences of plastic and its related chemicals.
Sustainability
:
Sustainability is becoming a top focus for consumers and companies. Governments are beginning to enact regulations to promote sustainability, including those intended to prevent the continued adverse environmental and health impacts of petroleum-based packaging products and products that contain harmful chemicals. Consumers are demanding more sustainable and healthier solutions from their favorite brands and are increasingly searching for sustainable products. Our plant-based fiber solutions consist of renewable materials in contrast to the petroleum-based plastics that presently dominate the food and industrial packaging markets and are an attractive alternative for the sustainability-conscious consumer.
Sales and Marketing and Consumer Outreach
We leverage our direct sales force (our solutions development team) for directed innovation and custom solutions and indirect sales, including distributors and brokers, for commodity sales. In North America, our solutions development team focuses on providing customer solutions by type of technology being deployed. In Europe, we focus on providing solutions based upon customer geography to accommodate culture, legislation and language needs.
Directed innovation requires proprietary formula development, custom tooling, product design, prototyping and dedicated manufacturing lines. Typically, this directed innovation in a new product platform has been done in partnership with a key launch customer for a market segment to maximize the visibility and impact of each new product platform. Once a solution is developed for the key launch customer, it can be transitioned to a commodity line for extensions to other targeted customers.
Since our capacity has historically been oversold while we continue to invest in production facilities, we have more demand than we can currently fulfill and have relied on word of mouth and modest business-to-business
and relationship marketing investments to generate awareness and interest. We have not historically been a mass marketing company or created a lead-generation engine but instead have targeted early adopter customers who are innovators in seeking sustainable solutions.
As sustainability becomes an increasingly important market driver, investors and consumers are putting pressure on businesses to make faster decisions about alternatives to single-use
plastic. Our marketing strategy is directed toward (i) customer success, (ii) building a trusted brand and (iii) social awareness of sustainability and environmental impact. Educating consumers on the benefits of plant-based fiber materials as compared to plastics, and the impact of plastics on the planet and human health is a key pillar to our marketing strategy. We believe that building awareness of our brand and logo positions us for continued and increased customer demand and recognition as a trusted source for sustainable solutions.
In July 2021, we entered into a fifteen-year agreement with the Suns Legacy Partners, LLC, owners of the Phoenix Suns (NBA), Phoenix Mercury (WNBA) and RCD Mallorca (La Liga, Spain), for the naming rights of what is now known as the Footprint Center in Phoenix, Arizona, and the associated sponsorship and concession rights and privileges. This was an agreement designed to transform concessions based on our plant-based fiber solutions, help increase brand awareness through naming rights for the Footprint Center, provide access to approximately one million consumer fans per year for exposure to current and proposed Footprint products, provide access to the Footprint Center for select Footprint customers who would not otherwise be able to access concessions and provide an opportunity to build a sustainability case study that could present other sales opportunities in the stadiums and arenas market. This agreement has resulted in attention from other participants in the sports and entertainment industries. In November 2021, we were recognized on the inaugural Laureus Sport for Good Index as one of the world’s most sustainable brands, alongside Nike, Microsoft, Patagonia, Nissan and Mastercard, among others.
Competition
Our key competitors today are primarily companies that manufacture plastic products. However, various companies are working to develop and produce alternatives to conventional plastics. Those technologies include so-called
bioplastics, which are plastics derived from biological substances rather than petroleum. Some of these competitors are still in the research and development phase and it is unclear whether any technologies resulting from these research and development efforts will ever be commercialized.
We believe the principal competitive factors in our industry are:

•	functionality and viability;

•	sustainability;

•	price;

•	product variety;

•	innovation;

•	intellectual property protection on products and technology; and

•	growing consumer demand for environmentally friendly products.
We believe we compete effectively with respect to each of these factors. However, many companies that we compete with have substantially greater financial resources, more comprehensive product lines, broader market presence, longer standing relationships with customers and suppliers, longer operating histories, greater production and distribution capabilities, stronger brand recognition and greater marketing resources than we have.
Competitive Strengths
We believe that the following strengths position us to maintain and to grow our position as a leading materials science technology company.
Dedicated Focus on Directed Innovation.
We invest significant resources in developing sustainable, plant-based alternatives to single- and short-term use plastics. Our innovation team, comprised of PhDs, scientists and engineers, has delivered several unique materials science and manufacturing solutions, as evidenced by our patent portfolio, as well as improvements to the products we have developed for our customers. We are able to leverage our knowledge about fiber, coatings, chemistries, tooling, manufacturing, product performance and end-of-life
capabilities, and we apply this knowledge to each of our product offerings. We are able to scale our successful solutions to a wider range of customers now to meet increasing demand. We also continue to take a collaborative approach with our largest customers in order to gather insight about use case and design solutions that may allow for iteration that can positively impact cost, production efficiencies and the environmental effects of our products. As a result, we can design products that will address customer needs and input and may positively impact bottom line, topline and/or customer experience. This approach allows our innovation to be positively directed into new revenue-producing initiatives.

Custom Tooling, Chemistries and Production Capabilities
We have pioneered, invented and invested significant resources in developing proprietary technologies to accelerate the delivery of our portfolio of custom and scaled solutions. These technologies range from custom tooling to process technology to materials science solutions that involve over 2,650 patent claims as of December 31, 2021. We have expanded our facility in Mexicali, Mexico to accommodate large-scale production and are pursuing European manufacturing, which we expect to commence during 2023. At our R&D facility in our Gilbert, Arizona headquarters, we have a strong pipeline of products in development. As our knowledge and expertise deepens, our pace of innovation is increasing, allowing for efficiencies in directed innovation and better scale with proven technologies.
Strong Partnerships with Global Blue-Chip Customers
Customers switching from plastic to our products include Conagra and certain others, who have made financial investments in the Company. We touch the largest and most significant food, beverage and consumer products companies globally, all of which offer expansion opportunities.
Tailwinds Generate Significant Market Demand from All Customer Types
Our customers often seek the opportunity to differentiate their packaging by purchasing Footprint products. A Wunderman Thompson study supports the idea that customers will increasingly require sustainable packaging from their brands of choice. We believe that no industry or brand exposed to consumers will be untouched by customer, shareholder and/or regulatory pressure to reduce or eliminate single- and short-term use plastic in the next few years, and these tailwinds are all contributing to the $315 billion total addressable market in this space, $150 billion of which is in rigid plastics, which is our present and primary focus.
Experienced and Diverse Management Team
We are led by a proven, diverse and experienced management team and board of directors which gives us depth and breadth in operational and functional excellence, industry insights, talent recruitment and retention, supplier networks, international markets and customer opportunities. Troy Swope, our co-founder
and Chief Executive Officer and Yoke Chung, our
co-founder
and Chief Technology Officer, have significant experience in materials science application and production. Our Board of Directors consists of numerous accomplished executives and former executives, including Don Thompson, the former CEO of McDonald’s, and Kevin Easler, the co-founder
of Sprouts Farmers Market. Other members of our management team have relevant functional experience, having assisted in driving growth at both established manufacturing companies and high growth businesses. We believe this blend of talent gives us tremendous governance insight to build a durable company and fulfill our customer demand in a scalable, profitable and sustainable way.
Business Strategy
We believe that we are the global industry leader in the delivery of plant-based materials solutions. We intend to expand our presence internationally while generating revenue, enhancing margins and seizing additional strategic opportunities.
Key elements of this strategy include:
Continued penetration in North America
.
We expect Revenue Under Contract to exceed our production capacity for the foreseeable future. Many of our customers are the world’s largest producers of food, beverage and consumer products. We believe there are significant opportunities to expand and deepen our relationships with these customers and to seize additional multi-year contractual opportunities with Fortune 100 and other customers that could further our market penetration and continued revenue growth. We presently serve our North American customer demand by utilizing our production facilities in Gilbert,

Arizona; Richburg, South Carolina; Mexicali, Mexico; and by using subcontract manufacturers in China. To meet the increased demand primarily for our products in North America, we have secured an additional manufacturing facility located next to our current operations in Mexicali, Mexico. This expansion adds an additional 1.2 million square foot facility to our current 290,000 square foot facility in Mexico. We continue to evaluate our manufacturing operations to maximize production capacity and efficiencies and to meet product demand. As a result, our current production in one or more of these facilities, as well as future facilities that we will need to add from time to time, may evolve and change.
Fostering a European Presence
. We intend to broaden our global reach to meet customer demand by establishing two facilities in Europe, one in 2021 and one in 2023. Recently adopted European Union regulations banning certain single-use
plastics and strong European consumer sentiment that disfavors food packaging manufactured from plastic combined with current customer demand create a market well-suited to embrace our technologies. We believe that our increased European presence through our two new facilities will enhance our ability to tailor solutions for existing and new multinational customers operating in the European market. Our first site, located at the Brainport Industries Campus in Eindhoven, the Netherlands, was announced in September 2021 and will function as a European administrative, sales and product prototyping research and development (“
R&D
”) site. We are also presently planning a manufacturing facility in Poland that will serve as our initial European manufacturing location. This location is projected to support production for our European customers. This European manufacturing capability should expand our addressable market and enhance our price competitiveness.
Operational Execution and Innovation.
We continue to engage with new equipment suppliers to provide equipment that is designed to increase our manufacturing capacity and improve our operational performance. As part of these efforts, we intend to implement increased automation for material handling and to provide visual product inspection. We believe automation will reduce labor costs and enhance margins. We will also be deploying new forming technologies at our current and planned manufacturing facilities in Arizona, Mexico and Europe that we believe will optimize our manufacturing capability and capacity. We plan to increase the percentage of recycled materials used to produce our products, which we believe will reduce our raw materials costs. We are also developing many other innovations relative to our manufacturing technologies, as well as inventing new products and technologies.
Additional Geographic Expansion and Strategic Partnerships.
To meet the expected increasing demand for our products, we are exploring additional options to increase our production capacity. Some of those options may include opening, acquiring, or utilizing one or more existing manufacturing facilities in other global locations, including Asia, where environmental and end-use
product regulations signal a ban on
single-use
plastic products and could create a large new market opportunity for customer acquisition. We may also pursue one or more strategic partnerships or relationships with other manufacturers, business partners, or other technology offerings that could take the form of joint ventures or other collaborative opportunities or acquisitions of such businesses in certain globally strategic markets. Such opportunities may enable us to contain or even reduce future capital needs and/or operating costs, while expanding our ability to serve additional geographic markets and customer demand and expand our product offerings. There can be no assurance that any such plans will be consummated.
Products and Manufacturing
We invent, design and manufacture trays, bowls, shelf-stable cups, straws and other food and industrial packaging products using novel plant-based fiber technologies combined with effective oil, water and vapor barrier properties. Some products may also be spray or intrinsically coated to preserve and enhance packaging performance.
Our key existing food product platform categories include:

•	Meat trays;

•	QSR products (e.g., clam shell containers, bowls, plates, paper straws);

•	Dairy containers (e.g., butter containers);

•	Produce trays;

•	Frozen containers (e.g., bowls and trays); and

•	Shelf-stable cups (e.g., cup of soup; macaroni and cheese).
We are in the process of working to develop many other products. As a materials science innovator, we work with our customers to design products tailored to their specified applications and needs. Once these products are developed, the materials science technology used in our products may support most, if not all, product categories. We also offer a line of standardized solutions that can be mass produced by third parties and adapted for our customers when needed, without adversely impacting proprietary manufacturing capacity.
Raw Materials and Suppliers
Our molded fiber products utilize virgin newsprint, corrugated box and other plant-based fibers. A majority of our raw materials for our products are presently made from virgin fibers. We receive our supply of virgin fibers from several mills located in North America, and we believe that we have an adequate supply of available virgin fibers from these sources. We also use recycled cardboard as a source of raw materials for some of our industrial products. As we continue to develop technologies that can provide for the efficient use of recycled material, we plan to increase the amount of recycled material that we use as raw material for both our food and industrial packaging. By increasing our use of recycled raw material, we also intend to improve our operating results.
We utilize equipment from a variety of manufacturers in our operations. We have a single, primary supplier for our forming equipment and other suppliers for our secondary equipment. We often work with these equipment manufacturers to customize their equipment to meet our technological and production needs. We generally require that all such modifications become our intellectual property, and the manufacturer is prohibited from providing or disclosing these modifications to any third party. These arrangements provide us with a manufacturing competitive advantage.
Intellectual Property
Our success depends on our ability to protect our core technology and intellectual property, and we rely on a combination of patents, know-how,
trade secrets,
non-disclosure
agreements and supply chain partnerships to establish and protect our intellectual property. We hold 69 patents and pending patent applications worldwide, including 11 domestic issued patents and 17 domestic pending patent applications and 39 foreign pending patent applications and two foreign issued patents as of December 31, 2021. We also had over 2,650 claims pending domestically and abroad as of December 31, 2021. The terms of our patents are set to expire at various times between 2036 and 2038, and any non-provisional
patents resulting from our pending patent applications are expected to have durations that will expire between 2036 and 2042. The composition of our material patents include claims primarily directed to manufacturing methods, slurry formulations and chemistries, spray-coating formulations, spray-coating methods and products produced through the foregoing.
Our claims pending in the European Patent Office (“
EPO
”) make up a portion of the more than 2,650 claims pending domestically and abroad as of December 31, 2021. The number of claims pending in the EPO regional application have been multiplied by the number of EPO member states (i.e., 38) as though they are currently pending in those countries. The three patent applications pending in Europe (Pub. Nos. EP3490895, EP3630427, and EP3837188) are pending with the European Patent Office (under the European Patent Convention), and are not yet pending in individual European countries. If and when those regional applications are validated in individual countries and/or patent prosecution proceeds in each country, this claim count may decrease in the future.

We have filed applications to protect our trademarks. We have 3 registered domestic trademarks and 11 pending and approved domestic trademark applications (one of which has been allowed) as of December 31, 2021. In addition, we have 4 international trademark registrations, 44 foreign registered trademarks in 14 countries and 17 pending domestic and foreign trademark applications as of December 31, 2021.
The jurisdictions in which we have pending patent applications that are material to our business are the U.S., Australia, Brazil, Canada, China, Cuba, Europe, Hong Kong, India, Israel, Japan, Malaysia, Mexico, Russia, South Africa, African Regional Intellectual Property Organization (“
ARIPO
”), African Intellectual Property Organization (“
OAPI
”), South Korea and Taiwan. We also protect our technology by maintaining trade secret status for key technologies and know-how.
In addition,
non-disclosure
agreements with employees, customers and suppliers help protect our proprietary technology.
Regulatory and Certifications
Compliance with government regulations in the U.S. and other countries is an important factor in the production and marketing of our products. Additionally, in order to research, develop and manufacture products for our customers and ultimately for the end-user,
we must also satisfy procedures, testing and standards established by our customers. To maximize the marketability of our products, we also work to meet the requirements of certain certifying organizations. Compliance with these tests and standards is complex, varies from product to product and sometimes conflicts with customer product performance criteria. The failure to comply with any such requirements and standards, or with the demands of our customers, could have adverse consequences on our business.
Food Safety
Our products are evaluated for food safety. This evaluation includes ensuring our products comply with U.S. Food and Drug Administration regulations, EU Food Safety regulations and regulations of other jurisdictions in which our products are to be sold. Our products pass all toxicity and chemical safety tests required by each country or jurisdiction in which our products are currently sold or are presently expected to be sold.
Recyclability and Compostability
Our products are
Bio-Based
and are designed to minimize the environmental impact on the planet. A determination of whether specific products are recyclable and/or compostable may be derived from, among other things, whether the products pass certain third-party tests for recyclability and compostability and whether such claims are consistent with the requirements of the “Green Guides” published by the Federal Trade Commission (the “
FTC
”). Although the FTC’s requirements make it difficult to ascertain whether products can be marketed as “recyclable” or “compostable,” approximately 66% of the product types we anticipate selling this year will meet one or both of the third-party recyclability and compostability requirements. Ultimately, we provide customized product solutions tailored to meet each customer’s specific product performance criteria, and certain of our customers’ performance criteria require products with compositions that, at this time, may not pass the commonly accepted third-party tests for recyclability and/or compostability.
For recyclability in particular, the FTC Green Guides provide criteria for marketing products as “recyclable.” The Green Guides do not focus on what products are capable of being recycled, but rather on the ability of consumers to access recycling infrastructure to perform the recycling. Currently, there are no widely accepted standards for what materials recovery facilities (“
MRFs
”) will recycle, even within the same state. Ultimately, whether any particular one of our products is “recyclable” may depend on individual MRFs.
Likewise, under the Green Guides, “compostable” claims require competent, reliable scientific evidence that all materials of the item will break down into, or otherwise become part of, usable compost. Further, they require that the product can be broken down in a safe and timely manner in a home compost pile or appropriate commercial composting facility, with qualifications if municipal or institutional composting facilities are not available to a substantial majority of consumers or communities where the products are sold. Because local communities have wide-ranging practices related to composting, meeting the Green Guides’ criteria is product- and location-specific.
Conventional industry standards for compostability include the American Society for Testing and Materials (“
ASTM
”) 6400, the more stringent ASTM 6868 and for products sold in the European Union, the European Commission’s EN 13432. We intend to test our products under ASTM 6400, which requires products to meet certain mineralization and compost levels within 180 days, and have previously tested many of our products under ASTM 6868, which is similar to ASTM 6400 except that under ASTM 6868, each individual component of a product must also separately pass the ASTM 6400 test, in addition to the product as a whole passing the test. Compliance with these standards is product specific, and standards evolve over time.
Headquarters and Manufacturing Facilities
We currently operate out of three locations in North America.
Gilbert, Arizona
. Our headquarters are located in a food-grade certified manufacturing facility in Gilbert, Arizona which spans over 130,000 square feet, which primarily consists of manufacturing space.
Richburg, South Carolina
.
We also have a 110,000 square foot facility located in Richburg, South Carolina. The Richburg facility is utilized primarily to service the production requirements of one customer.
Mexicali, Mexico
. We also have facilities located in Mexicali, Mexico consisting of over 1,490,000 square feet. Footprint initially began operations in Mexicali in 2014.
Eindhoven, The Netherlands
.
In September 2021, we announced an office located at the Brainport Industries Campus in Eindhoven, the Netherlands, which will serve as an administrative and sales office for the European market. It will also house product prototyping operations.
European Manufacturing Facility.
We intend to open a manufacturing facility in Poland as our initial European manufacturing facility.
In the future, we will need to open additional manufacturing facilities to meet customer and geographic demand.
Human Capital Management
Our people are critical to our success. We focus heavily on our people, beginning with the recruiting process to ensure we are hiring the right people for the right roles. Once hired, we strive to empower our people and encourage creativity and collaboration. Our corporate culture focuses heavily on valuing employees and enabling them to grow, succeed and take on roles and projects that utilize their strengths. Recognizing our people’s accomplishments, both professionally and personally, is also crucial to our corporate culture. Furthermore, we believe that developing a diverse, inclusive and safe workplace for our people will enable our people to be more productive and ultimately will result in our long-term success.
We have built a team of talented industry professionals, engineers and materials scientists, who are supported by a highly experienced senior management team with significant experience in materials science and manufacturing industries. We believe our corporate culture combined with our growth and success strengthens our employee value proposition and attracts talent.
As of December 31, 2021, we had 2,790 employees, of which 2,612 were full time employees and 178 were temporary employees. We believe we have a positive relationship with employees and, as of the date of this filing, none of our employees are represented by a labor union or are parties to a collective bargaining agreement.

Legal Proceedings
From time to time, we are involved in litigation matters in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would be material to our business, operating results, financial condition or cash flows.
Corporate Information
Footprint was incorporated in 2018 to acquire Footprint International, LLC, one of our primary operating entities which was formed in 2013. Our principal executive offices are located at 250 E. Germann Rd., Gilbert, Arizona 85297. Our telephone number is (480)
209-1064
and our web address is www.footprintus.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in and is not considered part of, this proxy statement/prospectus.

MANAGEMENT OF FOOTPRINT

Name	Age	Position
Troy M. Swope	49	Chief Executive Officer, Founder and Director
Yoke D. Chung	51	Chief Technology Officer, Founder and Director
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director, Chief Legal Officer and Secretary
Todd Landis	54	Chief People Officer
Jeff Bassett	50	Senior Vice President of Sales
Manu Bettegowda	49	Director
Leslie A. Brun	69	Director
Richard Daly	68	Director
Kevin Easler	56	Director
A. Stefan Kirsten	61	Director
Brian Krzanich	61	Director
Hilla Sferruzza	46	Director
Donald Thompson	59	Director
Information about the Executive Officers and Directors Footprint
Executive Officers
Troy M. Swope
.
Mr. Swope is one of Footprint’s founders and has served as its Chief Executive Officer and as one of its directors since 2013. Prior to co-founding
Footprint, from 2012 to 2013, Mr. Swope served as the Sustainability Director of Sprig Technologies, a product research firm. From 2007 to 2012, he served as a Senior Vice President of Unisource Worldwide, Inc., an industrial products distributor and logistics provider. Prior to that, from 1993 to 2007, Mr. Swope served in a variety of roles at Intel Corporation, a multinational technology firm, starting as an intern, spending significant time in Asia, and ending as an Engineering Manager. Mr. Swope completed the Global Executive Leadership Program at the Yale School of Management in 2020.
Yoke D. Chung
.
Mr. Chung is one of Footprint’s founders and has served as its Chief Technology Officer and as one of its directors since 2013. Prior to co-founding
Footprint, from 2010 to 2012, Mr. Chung served as the Vice President of Technology, Manufacturing, and Materials with Unisource Global Solutions, an industrial products distribution and logistics provider and a division of Unisource Worldwide, Inc. From 1995 to 2010, he served in a variety of roles at Intel Corporation, a multinational technology firm, most recently as an Engineering Manager. Mr. Chung holds a B.S. and an M.S. in Mechanical Engineering from Cornell University.
Brad Lukow
.
Mr. Lukow has served as Footprint’s Chief Financial Officer since March 2020. Prior to joining Footprint, from 2016 to June 2019, Mr. Lukow served in a variety of roles at Sprouts Farmers Market, a public supermarket chain, where he served most recently as Chief Financial Officer and interim Chief Executive Officer. In 2015, he served as the Chief Financial Officer of 99 Cents Only Stores, a price-point retailer chain. Prior to that, from 1994 to 2014, Mr. Lukow served in a variety of roles at Shoppers Drug Mart Corporation, a Canadian public retail pharmacy chain, most recently as Executive Vice President and Chief Financial Officer. Mr. Lukow holds a B.A. in Business Administration from Western University in Canada.
Stephen T. Burdumy
.
Mr. Burdumy has served as Footprint’s Chief Legal Officer since April 2020. He has also served as a Managing Director of Footprint since May 2020. Prior to joining Footprint, from April 2016 to March 2020, Mr. Burdumy served as the Executive Vice President, Chief Operating Officer and Chief Legal Officer of Transformative Pharmaceutical Solutions, LLC, a biopharmaceutical monitoring technology firm. From 2002 to December 2020, he was an attorney with Faegre Drinker Biddle & Reath LLP (f/k/a Drinker Briddle & Reath LLP), a national law firm, where he was a Partner in the Corporate and Securities Department and, served three terms as a Managing Partner, and was Of Counsel from 2016 to 2020. Mr. Burdumy holds a B.S.F.S in International Economics from Georgetown University and a J.D. from the University of San Francisco School of Law.

Todd Landis.
Mr. Landis has served as Footprint’s Chief People Officer since April 2019. Prior to joining Footprint, from 2013 to February 2019, Mr. Landis served as Vice President, Human Resources of TJX Companies, a multinational off-price department store corporation. From 1997 to 2012, he served in a variety of human resource positions at Target Corporation, a national retailer. Mr. Landis holds a B.S. in Management of Human Resources from Bowling Green State University.
Jeff Bassett
.
Mr. Bassett has served as Footprint’s Senior Vice President of Sales since May 2020. He served as Footprint’s Vice President of Sales and Marketing from 2013 to May 2020. Prior to joining Footprint, in 2013, Mr. Bassett served as the Director of Communications of Education Leadership Analytics, a data analytics firm. From 2011 to 2013, he served as Senior Marketing Manager of Unisource Global Solutions, an industrial products distribution and logistics provider. Prior to that, from 2006 to 2011, Mr. Bassett served as Director of Marketing and Research of Commercial Properties, Inc., a commercial real estate agency. Mr. Bassett holds a B.S. in Marketing from Arizona State University.
Non-Employee
Directors
Manu Bettegowda
. Mr. Bettegowda has served as a director of Footprint since April 2021. Mr. Bettegowda has served in a variety of roles at Olympus Partners, a private equity firm, since 1998, including most recently as a Managing Partner since May 2021. Mr. Bettegowda also served as a director of Symmetry Medical Inc. from 2004 to 2006. Prior to joining Olympus, Mr. Bettegowda worked at Bowles Hollowell Conner & Co., an investment banking firm, where he focused on mergers and acquisitions, leveraged buyouts and refinancings of middle market companies. Mr. Bettegowda holds an A.B. in Economics and Religion from Duke University.
Leslie Brun
. Mr. Brun has served as a director of Footprint since February 2019. In February 2021, Mr. Brun co-founded
and currently serves as Chairman and Chief Executive Officer of Ariel Alternatives, LLC, a private asset management firm which invests in mid-market
scalable businesses that are or will become Black and Latinx owned. From 2011 to 2013, Mr. Brun served as a Managing Director and Head of Investor Relations of CCMP Capital Advisors, a global private equity firm. Mr. Brun has served as Chairman of the board of directors of CDK Global, Inc., an automotive technology firm, since 2014, as a member of the board of directors of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm, since 2007 and a member of the board of directors of Corning, Inc., a materials science firm, since 2018. Previously, Mr. Brun served as a director of Merck & Co., a pharmaceuticals company, from 2008 to August 2021, as a member of the board of directors of Automatic Data Processing, Inc., a human resources software company, from 2003 to 2015, and as a member of the board of directors of Hewlett Packard Enterprise, an enterprise information technology company, from 2015 to 2018. He has also served on the board of directors of several non-profit
organizations and private companies. Mr. Brun holds a B.S. in Social Welfare from the State University of New York at Buffalo.
Richard Daly.
Mr. Daly has served as a director of Footprint since September 2020. From 2007 to January 2019, Mr. Daly served as the Chief Executive Officer of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm. Prior to joining Broadridge, he was the Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP from 1996 to 2007. He has served as Executive Chairman of the board of directors of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm, since 2019 and as a member of its board of directors since 2007. Mr. Daly also serves on the advisory boards of the New York Stock Exchange, National Association of Corporate Directors and as Chairman of the board of directors of the Securities Industry and Financial Markets Association Foundation. Mr. Daly holds a B.S. in Accounting from New York Institute of Technology.
Kevin Easler
. Mr. Easler has served as one of Footprint’s directors since 2013 and previously served as the Chairman of the Footprint Board from 2013 to April 2021. Mr. Easler founded Zenfinity Capital LLC, an investment firm, in 2013 and has served as its Chairman and Chief Executive Officer since 2013. Previously, Mr. Easler co-founded
Sprouts Farmers Market, a public supermarket chain, where he served as an executive and as a member of its board of directors from 2002 to 2013. Mr. Easler previously served as a director of Goodwill of Arizona, a nonprofit organization, from 2008 to 2010, and he also previously served as a director of Arizona Food Marketing Association, a state trade nonprofit association, from 2003 to 2005. Mr. Easler holds a B.A. in Economics from San Diego State University.
Prof. Dr.
 A. Stefan Kirsten
. Dr. Kirsten has served as a director of Footprint since December 2020. From 2011 to May 2018, Dr. Kirsten served as Chief Financial Officer of VONOVIA SE, a German residential real estate company. Prior to joining VONOVIA, he served in various roles at Majid Al Futtaim Group, an Emirati real estate conglomerate, including as the Chief Financial Officer from 2007 to 2008 and as the Chief Executive Officer from 2008 to 2009. Dr. Kirsten has been a non-executive
director of Jerónimo Martins SGPS, SA in Lisbon since 2015. From August 2018 to December 2020 he was member of the supervisory board of Flaschenpost SE in Münster, Germany. From 2002 to 2007, Dr. Kirsten served as the Chief Financial Officer of ThyssenKrupp, a German multinational conglomerate. Prior to that, Dr. Kirsten served as Chief Financial Officer at Metro AG, an international wholesaler. He currently chairs the board of directors at Vonovia Finance B.V., a Netherlands-based financing company. Dr. Kirsten holds a diploma degree in Business Administration from Georg-August-Universität Göttingen, a doctorate in Business Law from Leuphana University of Lüneburg as well as a professorship at Westfälische Hochschule of Gelsenkirchen, all in Germany.
Brian Krzanich
. Mr. Krzanich has served as a director of Footprint since July 2019. Since November 2018, Mr. Krzanich has served as the President and Chief Executive Officer and as a member of the board of directors of CDK Global, Inc., an automotive technology firm. Prior to joining CDK Global, from 2013 to June 2018, Mr. Krzanich served in a variety of roles at Intel Corporation, a multinational technology firm, over the course of 36 years and most recently as the Chief Executive Officer. Mr. Krzanich has served as a member of the supervisory board of ams AG, a designer and manufacturer of advanced sensor solutions, since June 2019 and as a member of the board of directors of Electric Last Mile, Inc., a commercial electric vehicle solutions company, since June 2021. He previously served as a member of the board of directors of Deere & Company, a heavy machinery manufacturing company, the Semiconductor Industry Association, a trade association, and the Drone Advisory Committee (now Advanced Aviation Advisory Committee), a federal advisory committee. Mr. Krzanich holds a B.S. in Chemistry from San Jose State University.
Hilla Sferruzza
. Ms. Sferruzza has served as a director of Footprint since November 2021. Since 2006, Ms. Sferruzza has served in a variety of roles at Meritage Homes Corporation, a national public homebuilder, including serving as its Executive Vice President and Chief Financial Officer since 2016 and as its Chief Accounting Officer, Senior Vice President and Corporate Controller from 2009 to 2015. In her current capacity, she also oversees infrastructure, application and development information technology as well as financial services including mortgage operations, title and escrow services and an insurance brokerage. She has previously served in various management roles at Starwood Hotels & Resorts Worldwide, Inc. (subsequently acquired by Marriott International, Inc.), as well as at KPMG International, Ltd. Ms. Sferruzza is active with several community service organizations and is currently a member of the Arizona State University’s W.P. Carey School of Business Dean’s Council and Finance Advisory Board. Ms. Sferruzza is a Certified Public Accountant in the state of Arizona holds a B.S. in Business Administration and Accounting with a Journalism emphasis from the University of Arizona and an Executive M.B.A. from Washington State University.
Donald Thompson
. Mr. Thompson has served as a director of Footprint since November 2020 and Chairman of the Footprint Board since June 2021. Mr. Thompson currently serves as Chief Executive Officer of Cleveland Avenue, a food, beverage and technology investment company, which he founded in 2015. From 2012 to 2015, Mr. Thompson served as the President and Chief Executive Officer of McDonald’s Corporation, a global foodservice retailer. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012 and President of McDonald’s USA from 2006 to 2010. Mr. Thompson served as director of McDonald’s Corporation from 2011 to March 2015, a director of Exelon Corporation, an energy company, from 2007 to 2013 and a director of Beyond Meat, a plant-based meat substitute producer, from 2015 to May 2021. Mr. Thompson also served as an Advisory Board member of

Docusign, Inc., an electronic signature technology company from 2015 to 2018. Since 2015, Mr. Thompson has served as a director of the Northern Trust Corporation, a financial services company, and Royal Caribbean Cruise Lines, a global cruise line operator. Additionally, Mr. Thompson serves on a number of philanthropic and civic boards including, Northwestern Memorial Healthcare and Purdue University, as well as an advisory board member of the Cleveland Avenue Foundation for Education. Mr. Thompson holds a B.S. in Electrical Engineering from Purdue University and an Honorary Doctor of Science degree from Excelsior College.

FOOTPRINT MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business and operations of Footprint International Holdco, Inc. and its consolidated subsidiaries.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information of Footprint” section of this proxy statement/prospectus and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
Footprint is an award-winning materials science technology company specializing in the engineering, design, development, and production of sustainable materials solutions. To date, we have focused on inventing, testing and commercializing plant-based fiber alternatives to traditional plastics in food, beverage, and industrial packaging. In the future, we plan to innovate new materials science technology solutions and develop value-added services and expand to other product or service offerings. We may also innovate in new, related business lines, which may include consulting, waste management, recycling, and composting services. Through our principal operating subsidiaries, Footprint International, LLC and Footprint, LLC, we design, develop and manufacture materials science technology solutions suited for our customers’ needs, application requirements, and desire for sustainable solutions. We believe our intellectual property, expertise and vision enable us to provide our customers with sustainable alternative products that have comparable performance and enhanced quality and shelf-life potential, and create products that are viable alternatives to plastic food, beverage and industrial packaging products.
We develop and implement proprietary materials science formulas, process technology, and manufacturing innovations to create trays, bowls, shelf-stable cups, straws, utensils, industrial packaging, and other products utilizing novel plant-based fiber technologies, with the goal of improving the environmental impact on the planet. Our proprietary barrier technology does not contain the per-
and polyfluoroalkyl substances (“
PFAS
”), or any of the other chemicals, believed to leach or “outgas” into food or the eco-system.
Our molded fiber products are oven and microwave safe, water and oil resistant, and maintain or potentially extend product freshness in accordance with their intended uses. These solutions incorporate various compositions to provide oil, water, and vapor barriers, and may include intrinsic or spray coating to enhance product performance and extend useful life. We supply some of the world’s largest global food, beverage, and consumer products companies with our innovative solutions.
Footprint’s Business Model
Footprint generates revenue from customers by designing and producing products specific to the performance characteristics required by the customers. Footprint develops prototype and production tooling used to supply products tailored to customer requirements. Our multi-year contractual arrangements with customers for the design and supply of products generally provide annual volume commitments.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “
Risk Factors
” of this proxy statement/prospectus.

New Products and Expansion
Footprint expanded its manufacturing capabilities by entering into an agreement for an additional 1.2 million square feet of industrial space in Mexicali, Mexico. Additionally, the Company continues to invest in equipment and technology to expand its plant-based fiber product solutions in the areas of frozen foods, supermarket trays, ready-to-eat
meals, shelf stable cups, lids, produce, dairy, quick service, and consumer goods such as coolers. Food-grade items drove growth of revenue in 2020 and 2021 as the Company completed development of a number of new products and increased the number of units produced and sold to customers. Footprint is also developing a Research and Development (“
R&D
”) Center in Eindhoven, the Netherlands. The Footprint R&D Center will feature a prototype and test lab, research facility and a primary hub of sustainable solutions innovation for European customers seeking to transition away from single-use
plastics. Footprint enters the European market as European Union (“
EU
”) regulations banning the use of several
single-use
plastics impact quick-service restaurants, food manufacturers and retailers and accelerate the move to sustainable alternatives. Footprint is building a team that will engage closely with these organizations as they look to follow regulations, embrace more recycling and composting options, as well as address consumer demands for environmentally friendly and healthier materials touching their food. As the Company expands, Footprint’s results of operations will be impacted with increases in costs and revenue.
Manufacturing Efficiencies
Footprint continues to improve manufacturing processes and efficiently convert recycled fiber into products that comply with our customers’ product specifications. As of December 31, 2021, all of our food-grade products were produced with virgin fiber. By 2024, we intend to increase the recycled fiber content mix to 40% of our total purchased fiber content. In 2021, our revenue was derived from purchase orders made by customers on an as-needed
basis, as well as from customers with annual purchase commitments. We expect to continue to encounter a mixture of long-term volume purchase commitments and as-needed
purchase orders. The uncertainty in manufacturing volumes created by this mixture of customer arrangements could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.
Development of Technology and Equipment
Footprint applies proprietary technologies in the design and development of new products. There is risk that other companies may develop the intellectual property to produce similar products in competition with Footprint. Footprint continues to design and develop tooling in order to make products that meet customer specifications. We rely on a relatively small number of equipment suppliers to modify their existing equipment designs according to our specifications in order to be able to produce our products. If one or more of our suppliers of capital equipment are unable or unwilling to provide us with the necessary capital equipment we need in order to manufacture our products, our business, results of operations, and financial condition could be adversely affected.
Supply Chain
The global supply chain constraints caused by logistics backlogs and production challenges resulting from the
COVID-19
pandemic continue to impact Footprint. We have experienced increases in various raw material costs, transportation costs and packaging supplies used in our business. Increasing prices of raw materials, such as plant pulp fibers, post-industrial recycled fibers, chemistries, and other products have continued throughout 2021 as a result of, among other things, limited supplies of raw materials, labor shortages, and the effects of higher labor and transportation costs. In 2020 and 2021, the Company experienced turnover and absenteeism of employees due to
COVID-19
illness as well as increases in labor rates in Mexico, resulting in higher labor costs. The extent to which supply chain challenges will impact Footprint’s business and results of operations cannot be reasonably predicted at this time.

COVID-19
The situation surrounding
COVID-19
remains fluid and the ongoing impact on our business and results of operations, financial condition, expected cash flows and liquidity increases the longer the virus impacts activity levels in the United States and globally, as well as if additional outbreaks occur at a later date. For this reason, Footprint cannot reasonably estimate with any degree of certainty the future impact
COVID-19
may have on our results of operations, financial position, and liquidity. The extent to which the
COVID-19
pandemic may impact our business, operating results, financial condition, or liquidity will depend on future developments and numerous and evolving factors that are highly uncertain, vary by market and cannot be accurately predicted or quantified at this time. In response to the
COVID-19
pandemic, the Company has implemented a flexible work policy in which employees may work from home or the Footprint office. Further, to mitigate the spread of
COVID-19
in the workplace, Footprint has encouraged employees to get the
COVID-19
vaccine and offers PTO to employees for the time required for vaccination. Footprint also requires employees to wear masks in public spaces and when interacting with other employees.
The Business Combination
On December 13, 2021, we entered into the Merger Agreement with Gores Holdings VIII, Inc., a Delaware corporation (for purposes of this paragraph, “
Gores
”), First Merger Sub and Second Merger Sub. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the Business Combination Proposal and receipt of the Footprint Stockholder Approval, First Merger Sub will be merged with and into Footprint in the First Merger, with Footprint surviving the First Merger, and as part of the same overall transaction, Footprint will merge into the Second Merger Sub in the Second Merger, with the Second Merger Sub surviving the Second Merger as a wholly-owned subsidiary of Gores, and Gores will change its name to “Footprint International, Inc.” At the Effective Time each share of Footprint Common Stock outstanding immediately prior to the Effective Time will be converted solely into the right to receive shares of Class A Stock equal to the Per Share Footprint Common Stock Consideration and each share of Footprint Preferred Stock outstanding immediately prior to the Effective Time will be converted solely into the right to receive shares of Class A Stock equal to the applicable Per Share Footprint Preferred Stock Consideration. Following the closing of the Business Combination, the Footprint Equity Holders will own a majority of the outstanding Post-Combination Company Stock, with the Public Stockholders, Initial Stockholders and Subscribers expected to own the remaining minority interest of the Post-Combination Company. The ownership percentages are subject to adjustments based on the number of shares redeemed by Public Stockholders.
Components of Results of Operations
Revenue
We generate revenue from molded fiber solutions provided under supply arrangements with leading manufacturers and marketers of packaged consumer and industrial products.
Costs of Sales
Costs of sales are the costs of products sold, including the costs of all materials, labor and overhead incurred in the production process. The direct and indirect costs of production (including raw materials, freight, labor, factory rent, depreciation, and other production-related expenditures) are charged to costs of sales in the same period as the related revenue is recognized.
Selling, General and Administrative
Selling, general and administrative expenses consist of salaries and benefits related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, advertising, marketing, and human resources; depreciation expense and rent relating to facilities, and equipment; professional fees; and other general corporate costs.

We expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services, amongst others.
Research and Development
Research and development expenditures consist primarily of preproduction activities to develop a product and related production tool that will be used on a commercial basis in the future. The Company designs and develops customized products based on the customer’s unique specifications. This includes designing the product shape, functionality, developing the material composition and manufacturing the prototype tooling. The prototype will go through multiple iterations of testing and design updates until it meets the customer’s specifications and is approved by the customer. The preproduction activities are expensed to research and development as incurred and primarily include employee salaries and benefits, materials and facility costs.
Other Operating Expense, Net
Other operating expense, net consists of losses on foreign currency translation and losses on disposal of assets.
Interest Expense, Net
Interest expense, net consists of interest incurred for loans payable to ZenCap and Trinity Capital, as well as interest associated with various capital leases.
Gain on Extinguishment of Debt
Gain on extinguishment of debt relates to the forgiveness of the Company’s PPP loan and accrued interest.
Other Expense, Net
Other expense, net consists of payments in connection with legal settlements.
Income Tax Expense
We are subject to income taxes in the United States federal and state jurisdictions, and Mexico. Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.
Foreign Currency Translation Adjustment
The financial statements are presented in USD, which is our functional currency. Assets and liabilities that are denominated in foreign currencies are translated at the rate prevailing at each reporting date.

Results of Operations
Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
The following tables set forth our results of operations for the periods presented. The period-to-period
comparisons of financial results is not necessarily indicative of future results.

	Year Ended December 31,		$ Change	% Change
	2021	2020	2021 v. 2020	2021 v. 2020
	(in thousands)
Revenue	$55,043	$28,771	$26,272	91.3%
Cost of sales	132,864	50,088	82,776	165.3%
Selling, general and administrative	48,752	24,529	24,223	98.8%
Research and development	10,196	5,715	4,481	78.4%
Other operating expense, net	1,280	561	719	128.2%

Net loss from operations	$(138,049)	(52,122)	(85,927)	164.9%
Interest expense, net	60,000	5,567	54,433	977.8%
(Gain) on extinguishment of debt	(2,654)	—	(2,654)	*
Other expense, net	493	658	(165)	-25.1%

Net loss before income taxes	$(195,888)	(58,347)	(137,541)	235.7%
Income tax expense	942	781	161	20.6%

Net loss	$(196,830)	$(59,128)	$(137,702)	232.9%

Comprehensive loss, net of tax:
Net loss	(196,830)	(59,128)
Foreign currency translation adjustment	(761)	529	(1,290)	-243.9%

Other comprehensive loss, net of tax	(761)	529

Comprehensive loss	$(197,591)	$(58,599)

*	Not Meaningful
Revenue
Revenue increased $26.3 million, or 91.3%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. Of the total increase in revenue, approximately $16.4 million was due to an increase in volumes sold of food-grade products, while the remaining $9.9 million was due to an increase in the average revenue per ton realized, reflecting a more favorable mix of products sold.
Cost of Sales
Cost of sales increased $82.8 million, or 165.3%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in cost of sales was a result of increased volume, increases in the cost of raw materials and higher labor rates as well as increased freight rates associated with global supply chain challenges. Increases in the volume of goods sold accounted for approximately $45.7 million, or 55% of the total increase in cost of goods sold. The remaining increase in cost of goods sold of $37.1 million was related to increased costs of raw materials of $11.7 million, higher freight costs of $9.0 million, increased rent and depreciation of $7.8 million, along with increases in other factory overhead of $8.6 million related to the ramp-up
of additional manufacturing capacity in the Mexico facilities.

Selling, General and Administrative
Selling, general and administrative expenses increased $24.2 million, or 98.8%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was related to increases in payroll of $6.9 million, stock-based compensation of $4.0 million, professional services of $5.9 million primarily related to public company readiness, marketing expenses of $5.6 million, and other corporate expenses of $1.8 million.
Research and Development
Research and development expenses increased $4.5 million, or 78.4%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase related mainly to increased headcount in the material science and engineering teams as we continued to focus on advancing new product development and increasing our capacity in producing product prototypes in connection with onboarding new customers.
Other Operating Expense, Net
Other operating expense, net increased $0.7 million, or 128.2%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was related to the forfeiture of equipment deposits.
Interest Expense, Net
Interest expense, net increased $54.4 million, or 977.8%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was due to non-cash
interest expense to adjust convertible notes issued during the period to fair value. The Company elected to use the fair value option to account for the convertible notes, with changes in fair value recorded through the Company’s consolidated statements of operations as interest expense, in each reporting period.
Gain on Extinguishment of Debt
Gain on extinguishment of debt was $2.7 million for the year ended December 31, 2021, and related to the forgiveness of the Company’s Paycheck Protection Program loan (the “
PPP Loan
”) and accrued interest, which was fully forgiven on December 21, 2021.
Other Expense, Net
Other expense, net decreased $0.2 million, or 25.1%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020 and related to payments in connection with certain legal settlements.
Income Tax Expense
Income tax expense increased $0.2 million, or 20.6%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to an increase in taxable income in foreign operations, which cannot be offset with U.S. tax losses.
Foreign Currency Translation Adjustment
Foreign currency translation adjustment increased $1.3 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to fluctuations in foreign currency exchange rates related to the translation of the assets and liabilities of our Mexico operations as of December 31, 2021.

Liquidity and Capital Resources
Since inception, we have financed our operations primarily by issuing equity, debt and factoring accounts receivable. As of December 31, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $138.2 million, which are primarily invested in highly liquid investments purchased with a remaining maturity of three months or less.
Although the Company believes that it will be successful in raising additional capital that will provide sufficient liquidity through April 2023, these plans have not been finalized, are not within the Company’s control, and therefore cannot be deemed probable. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern. Given the uncertainty of the timing, the Company may require additional financing in advance of the consummation of the Business Combination, to help finance business operations and to execute its capital expenditure plan in order to meet its growth objectives. We expect our principal sources of liquidity following the pending Business Combination and the PIPE Investment will be our cash and cash equivalents and any additional capital we may obtain through borrowings or additional sales of our equity securities.
During December 2021, the Company raised $150.0 million through the issuance of Footprint Class C Preferred Stock to the Koch Preference Subscriber in contemplation of and concurrently with the execution of the Merger Agreement . In addition to the Business Combination discussed above, the Company is currently in the process of evaluating a number of financing alternatives.
Indebtedness
Footprint Convertible Promissory Notes
In June and July of 2021, pursuant to a note purchase agreement, Footprint issued the Footprint Convertible Promissory Notes to certain investors for an aggregate principal amount of $171.0 million. The net proceeds from the sale of the Footprint Convertible Promissory Notes were approximately $170.8 million, after deducting issuance costs of $0.2 million. In December 2021, Footprint issued an additional $7.3 million of convertible notes to a third party lessor, with substantially the same terms as the convertible notes issued in June and July of 2021, to purchase machinery and equipment previously held under capital leases. The Footprint Convertible Promissory Notes are subordinated obligations of Footprint, and interest is payable annually at an initial rate of 8.0% per annum. The Footprint Convertible Promissory Notes will mature in 2024, unless converted in accordance with the conversion terms prior to such date. The Footprint Convertible Promissory Notes are convertible automatically upon the occurrence of certain specified events.
Trinity Term Loan
In June 2020, we entered into a $7.0 million loan agreement with Trinity Capital, Inc., that accrues interest at a variable interest rate equal to the greater of the Prime Rate plus 7.25% or 12.00%. Based on the loan agreement, the (“Prime Rate”) means, at any time the greater of the rate of interest noted in the “Money Rates” section of the
Wall Street Journal
, as the “Prime Rate”, and 4.75%. The loan has a stated maturity date of July 1, 2024 and includes prepayment penalties if paid within the first three years of the loan. However, there is no prepayment penalty after the third year. The outstanding principal balance of the loan was $6.8 million as of December 31, 2021.
On February 18, 2022, Footprint entered into an $80.0 million Loan and Security Agreement with the Trinity Lenders and Trinity Capital, as administrative agent and collateral agent for the lenders. The Trinity Loan and Security Agreement accrues interest at a rate equal to the greater of the Prime Rate plus 7.25% or 10.50%. In this agreement, the (“Prime Rate”) means, at any time the greater of the rate of interest noted in the “Money Rates” section of the
Wall Street Journal
, as the “Prime Rate”, and 3.25%. The loan has a stated maturity date of February 18, 2027 and includes a prepayment premium of (i) 3% if paid within the first two years of the loan, (ii)

2% if paid after the first two years but before the third year and (iii) 1% at all times thereafter until the maturity date. The proceeds from this loan were applied to pay off the existing Trinity Capital term loan and Trinity Capital secured borrowing sale-leaseback. The outstanding principal balance on the loan was $80.0 million at April 20, 2022.
Trinity Secured Borrowing
In February 2020, we sold certain equipment to Trinity Capital under an Asset Sale Agreement for a purchase price of $18.0 million and subsequently leased the equipment back from the seller lessor. The Lease Agreement has a
48-month
lease term that requires the Company to repurchase the equipment from Trinity Capital at the end of the lease term for an amount equal to 8.0% of the purchase price. As a result of the repurchase obligation the Company is deemed to have a continuing involvement in the equipment and the transaction does not meet the criteria to be accounted for as a sale-leaseback. Accordingly, the equipment remains as assets under Property and equipment, net and a financing liability, equal to the proceeds, included within the current and non-current
portion of long-term debt.
Paycheck Protection Program Loan
In April 2020, we received $2.7 million under the Paycheck Protection Program. The PPP Loan has a two-year
term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments were initially deferred for six months after the date of disbursement through September 2020 and was subsequently extended for another 10 months through July 2021. The promissory note issued in connection with the PPP Loan contains events of default and other provisions customary for a loan of this type. The Company used the PPP Loan proceeds to retain employees and maintain payroll, make lease payments and cover utility costs as permitted under the terms and conditions of the PPP Loan. Under the CARES Act, the Company is eligible to apply for forgiveness of certain amounts of the loan proceeds under the conditions of the PPP loan program. On October 19, 2021, the Company received an amendment to the PPP Loan that extended the maturity date to five years from the date of issuance and will mature in April 2025. The PPP Loan had a remaining balance of $2.7 million at the time of the extension. The maturity date is the only amendment to the terms of the loan. On December 21, 2021, the Company received notice that the full outstanding balance of the PPP loan of $2.7 million was forgiven.
Secured Borrowing—Accounts Receivable Factoring
On July 31, 2019, we entered into a master factoring agreement with a third-party financial institution that allows the Company to sell, with recourse, various customer receivables in exchange for an initial advanced payment equal to 75.0% of the face value of the customer receivables. The remaining amount owed to the Company is based on how quickly the receivables are collected, with Footprint receiving between 85.0% and 97.75% of the total value of the receivables. If the receivables are not collected within 100 days, the Company may be obligated to repay the advance payment along with the associated factoring fees. Accordingly, the Company does not meet the control requirements specified in ASC 860 for sale accounting and the receivables transferred are accounted for as a secured borrowing.
ZenCap Financing
During the period from January 2012 through January 2018, an entity affiliated with the Company’s largest shareholder, ZenCap provided financing in the form of debt, through various advances, which accrued interest at a fixed rate of 10% per annum, compounded monthly. During 2018, a portion of the outstanding debt totaling $24.4 million, including principal and accrued interest amounts, was converted from secured promissory notes to 267 shares of Footprint Class A Preferred Stock, 1,768 shares of Footprint Class B Preferred Stock, and 225,000 shares of Footprint Common Stock. The remaining outstanding principal and accrued interest balance at December 31, 2018, was $11.9 million, and the outstanding principal and accrued interest balance at

December 31, 2019, was $12.1 million. In November 2020, the debt balance payable to ZenCap, including all outstanding principal and interest of $13.1 million, was paid in full.
See Note 7 and 15 in our financial statements included elsewhere in this proxy statement/prospectus for more information about our indebtedness.
Commitments and Contingencies
The Company has financial commitments and obligations that arise in the ordinary course of our business. These include long-term debt (discussed in “—
Indebtedness
”), lease obligations, legal proceedings, warranty obligations, and capital commitments.
We are a party to operating leases primarily for facilities, vehicles, and equipment under non-cancelable
operating leases. The remaining lease terms average 5.0 years and may contain renewal options or escalation clauses. Future minimum lease payments under non-cancelable
operating leases and build to suit arrangements total $24.8 million and $96.5 million, respectively, as of December 31, 2021. We are also obligated under capital leases for machinery and equipment in the amount of $3.1 million as of December 31, 2021. As part of the agreement for the manufacturing facility in Mexico, the Company has agreed to pay up to $15.0 million of costs and related improvements.
In the normal course of business, the Company is occasionally involved in other lawsuits, claims, and administrative proceedings. Management believes that any liability or loss associated with any other such matters which are pending either individually or in the aggregate will not materially affect the Company’s results of operations, cash flows, or financial position.
The Company provides general product warranties to customers that vary by product and customer contract. As such, the Company accrues for such warranty-related costs based on actual claims incurred to-date
and warranty reserves based on historical trends. The warranty liability was $0.9 million as of December 31, 2021.
In addition, we enter into agreements in the normal course of business with vendors for raw material purchase orders and capital expenditure purchase commitments. On July 8, 2021, the Company entered into a
15-year
and $150.2 million naming rights agreement with the Suns Legacy Partners, LLC and the Phoenix Arena Development Limited Partnership. The arena was renamed “The Footprint Center” and Footprint will have certain advertising and promotional rights during the term of the agreement.
As of the date of this proxy statement/prospectus, Footprint does not have any off-balance
sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
The term
“off-balance
sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Footprint is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. We currently do not engage in any off-balance
sheet activities.

Cash flows for years ended December 31, 2021 and 2020
The following table summarizes Footprint’s cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:

(in thousands)	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(146,664)	$(82,312)

Net cash used in investing activities	$(138,235)	$(26,520)

Net cash provided by financing activities	$318,153	$216,476

Cash flows from operating activities
Net cash used in operating activities for the year ended December 31, 2021 was $146.7 million, consisting of a net loss of $196.8 million and increases in working capital of $14.4 million, reduced by non-cash
charges of $64.5 million. The changes in working capital were primarily due to increases in prepaid expenses related to a marketing agreement, accounts receivable due to increased customer sales, and inventories due to additional production, offset by decreases in accounts payable, accrued expenses, and other liabilities. The non-cash
charges primarily consisted of the change in fair value of convertible notes, depreciation, amortization, and share-based compensation.
Net cash used in operating activities for the year ended December 31, 2020 was $82.3 million, consisting of a net loss of $59.1 million and increases in working capital of $29.1 million, reduced by non-cash
charges of $5.9 million. The changes in working capital were primarily due to increases in prepaid expenses related to inventory purchases, accounts receivable due to increased customer sales, inventories due to additional production, and decreases in accounts payable, accrued expenses, and other liabilities. The non-cash
charges primarily consisted of depreciation and amortization.
Cash flows from investing activities
Net cash used in investing activities was $138.2 million and $26.5 million for the years ended December 31, 2021 and 2020, respectively, which primarily consisted of purchases of fixed assets and deposits on equipment.
Cash flows from financing activities
Net cash provided by financing activities was $318.2 million for the year ended December 31, 2021, consisting of proceeds from debt and secured borrowings of $22.4 million, proceeds from convertible debt of $170.9 million, and proceeds from the issuance of preferred stock of $149.5 million, offset by principal debt payments of $23.4 million, payments for offering costs of $0.6 million, and principal payments of capital lease obligations of $0.6 million.
Net cash provided by financing activities was $216.5 million for the year ended December 31, 2020, consisting of proceeds from debt and secured borrowings of $30.6 million plus proceeds from the issuance of preferred stock of $206.4 million, offset by principal debt payments of $18.8 million, debt financing costs of $1.2 million, and principal payments of capital lease obligations of $0.5 million.
Non-GAAP
Financial Measures
In addition to our results determined in accordance with GAAP, we believe that the following non-GAAP
measures are useful in evaluating our operating performance. We believe that non-GAAP
financial information, when viewed in addition to, and not in lieu of, our reported GAAP results, may be helpful to investors because it provides consistency and comparability with past financial performance.

The
non-GAAP
financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP. Other companies, including other companies in our industry, may not use such measures or may calculate the measures differently than as presented in this proxy statement/prospectus, limiting their usefulness as comparative measures. A reconciliation is provided below for each non-GAAP
financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP
financial measures to their most directly comparable GAAP financial measures.
EBIT, EBITDA and Adjusted EBITDA
In this proxy statement/prospectus, we use EBIT, EBITDA and Adjusted EBITDA. EBIT, EBITDA, and Adjusted EBITDA are supplemental measures of operating performance that are not made under GAAP and do not represent, and should not be considered a substitute for GAAP measures, including net loss, which we consider to be the most directly comparable GAAP measures, respectively. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
We define EBIT as net loss before interest expense (net) and income tax expense. We define EBITDA as net loss before interest expense (net), income tax expense, depreciation and amortization. We define Adjusted EBITDA as net loss before interest expense (net), income tax expense, depreciation and amortization and certain other items, such as stock-based compensation and non-recurring
expenses.
We use EBIT, EBITDA, and Adjusted EBITDA to understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. We believe that these metrics facilitate a comparison of our operating performance on a consistent basis between periods and, when viewed in combination with our results prepared in accordance with GAAP, help provide a broader picture of factors and trends affecting our results of operations.
The following table sets forth a reconciliation of net loss to EBIT, EBITDA, and Adjusted EBITDA for the years ended December 31, 2021 and 2020, respectively:

(in thousands)	Year ended December 31,
	2021	2020
Net loss	$(196,830)	$(59,128)
Interest expense, net	60,000	5,567
Income tax expense	942	781

EBIT	(135,888)	(52,780)

Depreciation and amortization	12,579	4,617

EBITDA	(123,309)	(48,163)

Share-based compensation (1)	4,004	57
Gain on extinguishment of debt (2)	(2,654)	—
Settlement with equipment suppliers (3)	590	—
Settlement with E&I Ventures (4)	510	—

Adjusted EBITDA	$(120,859)	$(48,106)

(1)
Includes an adjustment of $4.0 million in Selling, General and Administrative expense related to an increase in accrued compensation as a result of the increase in the fair value of the Company’s common stock during the year ended December 31, 2021.

(2)	Includes an adjustment of $2.7 million related to a gain on extinguishment of the PPP Loan during the year ended December 31, 2021.
(3)	Includes an adjustment of $0.6 million in Other Expense related to settlements with equipment suppliers during the year ended December 31, 2021.
(4)	Includes an adjustment of $0.5 million in Other Expense related to a fair value adjustment of warrants issued as part of the settlement with E&I Ventures during the year ended December 31, 2021.

Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. Please refer to Note 2 in our consolidated financial statements included elsewhere in this proxy statement/prospectus for information about these critical accounting policies, as well as a description of our other significant accounting policies.
Revenue Recognition
The majority of the Company’s revenues are from molded fiber packaging solutions and are derived from purchase orders on an as-needed
basis, multi-year supply arrangements (i.e. letter of engagement (“
LoE
”) or master supply agreement (“
MSA
”)) with leading manufacturers and marketers of packaged consumer and industrial products. LoEs and MSAs may contain minimum purchase requirements at agreed upon pricing. Customers generally purchase products through purchase orders that are short-term in nature and which are pursuant to an MSA, LoE or other communications.
The Company manufactures certain products that have no alternative use to the Company once they are manufactured to a customer’s specifications. If the Company has an enforceable right to payment for custom products at all times in the manufacturing process, revenue is recognized over time. Revenue from molded fiber packaging is primarily recognized over time using the units produced output method as each type of packaging is generally manufactured for a specific customer in a continuous production process. The timing of revenue recognition for the Company’s products that either have an alternative use or do not have an enforceable right to payment during the manufacturing process are recognized at a point in time, typically upon shipment.
As part of the Company’s custom supply arrangements, Footprint designs and develops prototype and production tooling to produce custom products for customers. If the Company is reimbursed for the tooling or other preproduction activities such as non-recurring
engineering, the reimbursement is considered a prepayment for future products because the tooling and preproduction activities are not distinct performance obligations. As such, tooling and preproduction activity reimbursement is initially recorded as a contract liability and is recognized as revenue over time as the Company supplies custom products.
Areas of Judgment and Estimates
Determining whether the customized product solutions should be recognized over time requires significant judgment. In reaching its conclusion, Footprint assessed the criteria for over time recognition, noting that the customized product solutions are specific to each individual customer and often have contractual restrictions prohibiting sale to a third party.
Once production begins, there is no alternative use of the products, and Footprint has legal right to payment for all work completed to date if the contract were to be terminated before completion. Because of the unique customer specifications, customized products do not provide Footprint with an alternative use to sell these products to other customers. The measure of progress applied to recognize revenue over time also requires judgment. Management determined the output method appropriately reflects progress against satisfying the performance obligation as the process to complete a finished good is typically less than one day.

Determining the accounting treatment for preproduction costs and production tooling requires judgment. Footprint determines whether to expense or capitalize these costs based on whether the costs are related to design and development for products to be sold under long-term supply arrangements or whether they are costs for molds, dies, and other tools that will be owned by Footprint and used in producing the products under a long-term supply arrangement. Production tooling costs are capitalized, while nonrecurring engineering services, prototyping and tooling costs are expensed as incurred.
Inventories
Inventories are stated at the lower of cost and net realizable value with cost determined based on average cost. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and an applicable portion of manufacturing overhead. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. These forecasts of future demand are based upon historical trends and analysis as adjusted for overall market conditions.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.
Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, recent financial operations and their associated valuation allowances, if any. In the event we were to determine that we would be able to realize or not realize our deferred income tax assets in the future in their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce or increase the provision for income taxes, respectively.
Certain provisions of ASC 740, “Income Taxes” provide that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We use significant judgment in determining (i) whether a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination, and (ii) measuring the tax benefit as the largest amount of benefit that is more likely than not to be realized upon ultimate settlement. We do not record any benefit for the tax positions where we do not meet the more likely than not initial recognition threshold. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized. Although the Company believes its accounting for unrecognized tax benefits is reasonable, the final outcome of the Company’s tax audits could have a material adverse effect on our cash flows or materially benefit our results of operations in future periods depending upon their ultimate resolution.

Stock-Based Compensation
The Company has a stock incentive plan which authorizes the Company to grant up to 1,318,786 shares of stock options, stock appreciation rights (“
SAR
”), restricted stock and restricted stock units (“
RSU
”) to key employees, directors and advisors who provide services to Footprint. All stock-based payments to employees, including grants of employee stock options are recognized in the financial statements based on their respective grant date fair values.
The Company recognizes stock-based compensation expense using a fair value-based method for costs related to all stock-based payments. The fair value of the stock is expensed over the related service period which is typically the vesting period. The Company estimates the fair value of stock-based payments on the date of grant using the Black Scholes Merton option pricing model. The model requires management to make a number of assumptions, estimated as follows:

•
Fair value
. The fair value our common stock underlying the stock option awards is determined by the Board. Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors included, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“
IPO
”) or sale of the Company, given prevailing market conditions.

•
Volatility
. As a result of the lack of historical and implied volatility data of our common stock, the expected stock price volatility is estimated based on the historical volatilities of a specified group of companies in our industry for a period equal to the expected life of the option. We selected companies with comparable characteristics to us, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

•	Expected term . We determine the expected term using historical data to estimate stock option exercises and employee terminations.

•	Risk-free rat e. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

•	Expected dividend yield . We estimate the expected dividend yield based on our historic annual dividend payments and current expectations for the future.
Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and cash flows, discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationship between these assumptions, impact our valuation as of each valuation date and may have a material impact on the valuation of our common stock.
Stock-based compensation expense recognized in the Company’s financial statements is based on awards that are expected to vest. The Company accounts for forfeitures as they occur.
The Company evaluates the assumptions used to value stock awards as issued. Expenses related to stock based awards issued to non-employees
are recognized based on their current fair value in the periods those awards vest.

After the Business Combination, we will no longer apply the valuation approach described above to determine the fair value of our stock because our common stock will be traded in the public market. We will continue to use the Black-Scholes model for option pricing.
Recent Accounting Pronouncements
Please refer to Note 2 in our consolidated financial statements included elsewhere in this proxy statement/ prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates
exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible
debt in the prior three-year period or (iv) December 31, 2026, and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2021, we had cash and cash equivalents of $138.2 million, which are primarily invested in highly liquid investments purchased with a remaining maturity of three months or less. We have de minimis interest rate risk associated with debt.
Foreign Currency Risk
Footprint has foreign currency risks related to its operating expenses denominated in currencies other than the U.S. dollar, namely the Peso and Euro, causing its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact Footprint’s net loss.
A hypothetical decrease in all foreign currencies against the U.S. dollar of 10%, would not result in a material foreign currency loss on foreign-denominated balances, as of December 31, 2021. As Footprint’s foreign operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.
At this time, Footprint does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

MANAGEMENT OF THE POST-COMBINATION COMPANY
The following information concerning the management of the Post-Combination Company is based on the provisions of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, the forms of which are included as
Annexes B
and
C
to this proxy statement/prospectus, and which are expected to be in effect in such form as of the consummation of the Business Combination. If the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are further amended, the below summary may cease to accurately reflect the Second Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws as so amended.
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Post-Combination Company will be managed by or under the direction of the Post-Combination Company Board. The following table sets forth certain information, including ages as of April 30, 2022, regarding the persons who are expected to serve as executive officers and directors of the Post-Combination Company upon the consummation of the Business Combination.

Name	Age	Position
Troy M. Swope	49	Chief Executive Officer, Founder and Director (Class [●])
Yoke D. Chung	51	Chief Technology Officer, Founder and Director (Class [●])
Brad S. Lukow	58	Chief Financial Officer
Stephen T. Burdumy	64	Managing Director, Chief Legal Officer and Secretary
Todd Landis	54	Chief People Officer
Jeff Bassett	50	Senior Vice President of Sales
Manu Bettegowda	49	Director (Class [●])
Leslie A. Brun	69	Director (Class [●])
Richard Daly	68	Director (Class [●])
Kevin Easler	56	Director (Class [●])
A. Stefan Kirsten	61	Director (Class [●])
Brian Krzanich	61	Director (Class [●])
Hilla Sferruzza	46	Director (Class [●])
Donald Thompson	59	Director (Class [●])
Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination Executive Officers
Executive Officers
All of our executive officers are residents of the U.S.
Troy M. Swope
.
Upon the consummation of the Business Combination, Footprint’s Chief Executive Officer, Mr. Swope, will serve as Chief Executive Officer of the Post-Combination Company and as a Class [•] member of the Post-Combination Company Board. Mr. Swope is one of Footprint’s founders and has served as its Chief Executive Officer and as one of its directors since 2013. Prior to co-founding
Footprint, from 2012 to 2013, Mr. Swope served as the Sustainability Director of Sprig Technologies, a product research firm. From 2007 to 2012, he served as a Senior Vice President of Unisource Worldwide, Inc., an industrial products distributor and logistics provider. Prior to that, from 1993 to 2007, Mr. Swope served in a variety of roles at Intel Corporation, a multinational technology firm, starting as an intern, spending significant time in Asia, and ending as an Engineering Manager. Mr. Swope completed the Global Executive Leadership Program at the Yale School of Management in 2020.
We believe Mr. Swope is qualified to serve on the Post-Combination Company Board because of the perspective and experience he brings as our Chief Executive Officer and as a co-founder.

Yoke D. Chung
.
Upon the consummation of the Business Combination, Footprint’s Chief Technology Officer, Mr. Chung, will serve as Chief Technology Officer of the Post-Combination Company and as a Class [•] member of the Post-Combination Company Board. Mr. Chung is one of Footprint’s founders and has served as its Chief Technology Officer and as one of its directors since 2013. Prior to co-founding
Footprint, from 2010 to 2012, Mr. Chung served as the Vice President of Technology, Manufacturing, and Materials with Unisource Global Solutions, an industrial products distribution and logistics provider and a division of Unisource Worldwide, Inc. From 1995 to 2010, he served in a variety of roles at Intel Corporation, a multinational technology firm, most recently as an Engineering Manager. Mr. Chung holds a B.S. and an M.S. in Mechanical Engineering from Cornell University.
We believe Mr. Chung is qualified to serve on the Post-Combination Company Board because of the perspective and experience he brings as our Chief Technology Officer and as a co-founder.
Brad Lukow
.
Upon the consummation of the Business Combination, Mr. Lukow will serve as Chief Financial Officer of the Post-Combination Company.
Mr. Lukow has served as Footprint’s Chief Financial Officer since March 2020. Prior to joining Footprint, from 2016 to June 2019, Mr. Lukow served in a variety of roles at Sprouts Farmers Market, a public supermarket chain, where he served most recently as Chief Financial Officer and interim Chief Executive Officer. In 2015, he served as the Chief Financial Officer of 99 Cents Only Stores, a price-point retailer chain. Prior to that, from 1994 to 2014, Mr. Lukow served in a variety of roles at Shoppers Drug Mart Corporation, a Canadian public retail pharmacy chain, most recently as Executive Vice President and Chief Financial Officer. Mr. Lukow holds a B.A. in Business Administration from Western University in Canada.
Stephen T. Burdumy
.
Upon the consummation of the Business Combination, Mr. Burdumy will serve as a Managing Director, the Chief Legal Officer and Secretary of the Post-Combination Company. Mr. Burdumy has served as Footprint’s Chief Legal Officer since April 2020. He has also served as a Managing Director of Footprint since May 2020. Prior to joining Footprint, from April 2016 to March 2020, Mr. Burdumy served as the Executive Vice President, Chief Operating Officer and Chief Legal Officer of Transformative Pharmaceutical Solutions, LLC, a biopharmaceutical monitoring technology firm. From 2002 to December 2020, he was an attorney with Faegre Drinker Biddle & Reath LLP (f/k/a Drinker Briddle & Reath LLP), a national law firm, where he was a Partner in the Corporate and Securities Department and, served three terms as a Managing Partner, and was Of Counsel from 2016 to 2020. Mr. Burdumy holds a B.S.F.S in International Economics from Georgetown University and a J.D. from the University of San Francisco School of Law.
Todd Landis
.
Upon the consummation of the Business Combination, Mr. Landis will serve as Chief People Officer of the Post-Combination Company. Mr. Landis has served as Footprint’s Chief People Officer since April 2019. Prior to joining Footprint, from 2013 to February 2019, Mr. Landis served as Vice President, Human Resources of TJX Companies, a multinational off-price
department store corporation. From 1997 to 2012, he served in a variety of human resource positions at Target Corporation, a national retailer. Mr. Landis holds a B.S. in Management of Human Resources from Bowling Green State University.
Jeff Bassett
.
Upon the consummation of the Business Combination, Mr. Bassett will serve as Senior Vice President of Sales of the Post-Combination Company. Mr. Bassett has served as Footprint’s Senior Vice President of Sales since May 2020. He served as Footprint’s Vice President of Sales and Marketing from 2013 to May 2020. Prior to joining Footprint, in 2013, Mr. Bassett served as the Director of Communications of Education Leadership Analytics, a data analytics firm. From 2011 to 2013, he served as Senior Marketing Manager of Unisource Global Solutions, an industrial products distribution and logistics provider. Prior to that, from 2006 to 2011, Mr. Bassett served as Director of Marketing and Research of Commercial Properties, Inc., a commercial real estate agency. Mr. Bassett holds a B.S. in Marketing from Arizona State University.

Non-Employee
Directors
Manu Bettegowda
. Upon the consummation of the Business Combination, Mr. Bettegowda will serve as a Class [●] member of the Post-Combination Company Board. Mr. Bettegowda has served as a director of Footprint since April 2021. Mr. Bettegowda has served in a variety of roles at Olympus Partners, a private equity firm, since 1998, including most recently as a Managing Partner since May 2021. Mr. Bettegowda also served as a director of Symmetry Medical Inc. from 2004 to 2006. Prior to joining Olympus, Mr. Bettegowda worked at Bowles Hollowell Conner & Co., an investment banking firm, where he focused on mergers and acquisitions, leveraged buyouts and refinancings of middle market companies. Mr. Bettegowda holds an A.B. in Economics and Religion from Duke University.
We believe Mr. Bettegowda is qualified to serve on the Post-Combination Company Board because of his comprehensive experience in the private equity industry and his extensive knowledge of high-growth companies.
Leslie Brun
. Upon the consummation of the Business Combination, Mr. Brun will serve as a Class [●] member of the Post-Combination Company Board. Mr. Brun has served as a director of Footprint since February 2019. In February 2021, Mr. Brun co-founded
and currently serves as Chairman and Chief Executive Officer of Ariel Alternatives, LLC, a private asset management firm which invests in mid-market
scalable businesses that are or will become Black and Latinx owned. From 2011 to 2013, Mr. Brun served as a Managing Director and Head of Investor Relations of CCMP Capital Advisors, a global private equity firm.
Mr. Brun has served as Chairman of the board of directors of CDK Global, Inc., an automotive technology firm, since 2014, as a member of the board of directors of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm, since 2007 and a member of the board of directors of Corning, Inc., a materials science firm, since 2018. Previously, Mr. Brun served as a director of Merck & Co., a pharmaceuticals company, from 2008 to August 2021, as a member of the board of directors of Automatic Data Processing, Inc., a human resources software company, from 2003 to 2015, and as a member of the board of directors of Hewlett Packard Enterprise, an enterprise information technology company, from 2015 to 2018. He has also served on the board of directors of several non-profit
organizations and private companies. Mr. Brun holds a B.S. in Social Welfare from the State University of New York at Buffalo.
We believe Mr. Brun is qualified to serve on the Post-Combination Company Board because of his broad experience in the investment banking, commercial banking and financial advisory industries and extensive knowledge of corporate governance.
Richard Daly.
Upon the consummation of the Business Combination, Mr. Daly will serve as a Class [•] member of the Post-Combination Company Board. Mr. Daly has served as a director of Footprint since September 2020. From 2007 to January 2019, Mr. Daly served as the Chief Executive Officer of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm. Prior to joining Broadridge, he was the Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP from 1996 to 2007. He has served as Executive Chairman of the board of directors of Broadridge Financial Solutions, Inc., a corporate services and financial technology firm, since 2019 and as a member of its board of directors since 2007. Mr. Daly also serves on the advisory boards of the New York Stock Exchange, National Association of Corporate Directors and as Chairman of the board of directors of the Securities Industry and Financial Markets Association Foundation. Mr. Daly holds a B.S. in Accounting from New York Institute of Technology.
We believe Mr. Daly is qualified to serve on the Post-Combination Company Board because of his extensive financial background and his extensive knowledge of business operations.
Kevin Easler
. Upon the consummation of the Business Combination, Mr. Easler will serve as a Class [●] member of the Post-Combination Company Board. Mr. Easler has served as one of Footprint’s directors since

2013 and previously served as the Chairman of the Footprint Board from 2013 to April 2021. Mr. Easler founded Zenfinity Capital LLC, an investment firm, in 2013 and has served as its Chairman and Chief Executive Officer since 2013. Previously, Mr. Easler co-founded
Sprouts Farmers Market, a public supermarket chain, where he served as an executive and as a member of its board of directors from 2002 to 2013. Mr. Easler previously served as a director of Goodwill of Arizona, a nonprofit organization, from 2008 to 2010, and he also previously served as a director of Arizona Food Marketing Association, a state trade nonprofit association, from 2003 to 2005. Mr. Easler holds a B.A. in Economics from San Diego State University.
We believe Mr. Easler is qualified to serve on the Post-Combination Company Board because of his extensive management background and experience founding and growing companies.
Prof. Dr.
 A. Stefan Kirsten
. Upon the consummation of the Business Combination, Dr. Kirsten will serve as a Class [•] member of the Post-Combination Company Board. Dr. Kirsten has served as a director of Footprint since December 2020. From 2011 to May 2018, Dr. Kirsten served as Chief Financial Officer of VONOVIA SE, a German residential real estate company. Prior to joining VONOVIA, he served in various roles at Majid Al Futtaim Group, an Emirati real estate conglomerate, including as the Chief Financial Officer from 2007 to 2008 and as the Chief Executive Officer from 2008 to 2009. Dr. Kirsten has been a non-executive
director of Jerónimo Martins SGPS, SA in Lisbon since 2015. From August 2018 to December 2020 he was member of the supervisory board of Flaschenpost SE in Münster, Germany.
From 2002 to 2007, Dr. Kirsten served as the Chief Financial Officer of ThyssenKrupp, a German multinational conglomerate. Prior to that, Dr. Kirsten served as Chief Financial Officer at Metro AG, an international wholesaler. He currently chairs the board of directors at Vonovia Finance B.V., a Netherlands-based financing company. Dr. Kirsten holds a diploma degree in Business Administration from Georg-August-Universität Göttingen, a doctorate in Business Law from Leuphana University of Lüneburg as well as a professorship at Westfälische Hochschule of Gelsenkirchen, all in Germany.
We believe Dr. Kirsten is qualified to serve on the Post-Combination Company Board because of his extensive knowledge of European markets and his international managerial experience.
Brian Krzanich
. Upon the consummation of the Business Combination, Mr. Krzanich will serve as a Class [●] member of the Post-Combination Company Board. Mr. Krzanich has served as a director of Footprint since July 2019. Since November 2018, Mr. Krzanich has served as the President and Chief Executive Officer and as a member of the board of directors of CDK Global, Inc., an automotive technology firm. Prior to joining CDK Global, from 2013 to June 2018, Mr. Krzanich served in a variety of roles at Intel Corporation, a multinational technology firm, over the course of 36 years and most recently as the Chief Executive Officer. Mr. Krzanich has served as a member of the supervisory board of ams AG, a designer and manufacturer of advanced sensor solutions, since June 2019 and as a member of the board of directors of Electric Last Mile, Inc., a commercial electric vehicle solutions company, since June 2021. He previously served as a member of the board of directors of Deere & Company, a heavy machinery manufacturing company, the Semiconductor Industry Association, a trade association, and the Drone Advisory Committee (now Advanced Aviation Advisory Committee), a federal advisory committee. Mr. Krzanich holds a B.S. in Chemistry from San Jose State University.
We believe Mr. Krzanich is qualified to serve on the Post-Combination Company Board because of his extensive knowledge of the technology industry and his product development experience.
Hilla Sferruzza
. Upon the consummation of the Business Combination, Ms. Sferruzza will serve as a Class [●] member of the Post-Combination Company Board. Ms. Sferruzza has served as a director of Footprint since November 2021. Since 2006, Ms. Sferruzza has served in a variety of roles at Meritage Homes Corporation, a national public homebuilder, including serving as its Executive Vice President and Chief Financial Officer since 2016 and as its Chief Accounting Officer, Senior Vice President and Corporate Controller

from 2009 to 2015. In her current capacity, she also oversees infrastructure, application and development information technology as well as financial services including mortgage operations, title and escrow services and an insurance brokerage. She has previously served in various management roles at Starwood Hotels & Resorts Worldwide, Inc. (subsequently acquired by Marriott International, Inc.), as well as at KPMG International, Ltd. Ms. Sferruzza is active with several community service organizations and is currently a member of the Arizona State University’s W.P. Carey School of Business Dean’s Council and Finance Advisory Board. Ms. Sferruzza is a Certified Public Accountant in the state of Arizona holds a B.S. in Business Administration and Accounting with a Journalism emphasis from the University of Arizona and an Executive M.B.A. from Washington State University.
We believe Ms. Sferruzza is qualified to serve on the Post-Combination Company Board because of her extensive knowledge of the real estate industry, her financial expertise and her knowledge of and experience with capital market transactions.
Donald Thompson
. Upon the consummation of the Business Combination, Mr. Thompson will serve as a Class [●] member of the Post-Combination Company Board. Mr. Thompson has served as a director of Footprint since November 2020 and Chairman of the Footprint Board since June 2021. Mr. Thompson currently serves as Chief Executive Officer of Cleveland Avenue, a food, beverage and technology investment company, which he founded in 2015. From 2012 to 2015, Mr. Thompson served as the President and Chief Executive Officer of McDonald’s Corporation, a global foodservice retailer. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012 and President of McDonald’s USA from 2006 to 2010. Mr. Thompson served as director of McDonald’s Corporation from 2011 to March 2015, a director of Exelon Corporation, an energy company, from 2007 to 2013 and a director of Beyond Meat, a plant-based meat substitute producer, from 2015 to May 2021. Mr. Thompson also served as an Advisory Board member of Docusign, Inc., an electronic signature technology company from 2015 to 2018. Since 2015, Mr. Thompson has served as a director of the Northern Trust Corporation, a financial services company, and Royal Caribbean Cruise Lines, a global cruise line operator. Additionally, Mr. Thompson serves on a number of philanthropic and civic boards including Northwestern Memorial Healthcare and Purdue University, as well as an advisory board member of the Cleveland Avenue Foundation for Education. Mr. Thompson holds a B.S. in Electrical Engineering from Purdue University and an Honorary Doctor of Science degree from Excelsior College.
We believe Mr. Thompson is qualified to serve on the Post-Combination Company Board because of his extensive knowledge of the foodservice industry and his management and board experience.
Family Relationships
There are no family relationships between any of executive officers or directors of the Company or Footprint or that will be on the management team of the Post-Combination Company.
Board Composition
The Post-Combination Company’s business and affairs will be organized under the direction of the Post-Combination Company Board. We presently anticipate that the Post-Combination Company Board will consist of ten members. The Second Amended and Restated Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of the Post-Combination Company Board. The primary responsibilities of the Post-Combination Company Board will be to provide oversight, strategic guidance, counseling and direction to the Post-Combination Company’s management. The Post-Combination Company Board will meet on a regular basis and additionally as required.
If the Second Amended and Restated Certificate of Incorporation is adopted, the Post-Combination Company Board will be divided into three classes of directors, Class I, Class II and Class III, with members of each class serving staggered three-year terms and with the classes as nearly equal in number as possible. The Post-Combination Company Board will be divided into the following classes:

•
Class I, which Footprint anticipates will consist of [●], [●], [●] and [●] whose term will expire at the Post-Combination Company’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•
Class II, which Footprint anticipates will consist of [●], [●] and [●], whose term will expire at the Post-Combination Company’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•
Class III, which Footprint anticipates will consist of [●], [●] and [●], whose terms will expire at the Post-Combination Company’s third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Post-Combination Company Board may have the effect of delaying or preventing changes in the Post- Combination Company’s control or management. The Post-Combination Company’s directors may be removed only for cause by the affirmative vote of the holders of a majority of the Post-Combination Company’s voting stock.
Following the closing of the Business Combination, Mr. Thompson will be the Chair of the Post-Combination Company Board.
Director Independence
The listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule
10A-3
under the Exchange Act.
Upon the consummation of the Business Combination, the Post-Combination Company Board is expected to determine that each of [●], [●], [●], [●], [●], [●], and [●] meet the requirements to be independent directors, as defined under the listing rules of Nasdaq and the Post-Combination Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In making this determination, it is anticipated that the Post-Combination Company Board will consider the relationships that each such non-employee
director has with Footprint and all other facts and circumstances that the Post-Combination Company Board deems relevant in determining their independence, including beneficial ownership of Footprint’s common stock. In addition, the Post-Combination Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Board Leadership Structure
The Post-Combination Company Board intends to designate Mr. Thompson as the Chair and Mr. Brun as Lead Independent Director of the Post-Combination Company Board in order to help reinforce the independence of the board as a whole. The Post-Combination Company Board believes that separation of the positions of Chief Executive Officer and Chairman of the Post-Combination Company Board and Lead Independent Director improves the ability of the board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Post-Combination Company and ensures a significant role for non-management
directors in the oversight and leadership of the Post-Combination Company. The Post-Combination Company Board understands that maintaining qualified independent and non-management
directors on the board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Post-Combination Company Board strikes an appropriate balance between independent directors and management, which allows the board to effectively represent the best interests of the Post-Combination Company’s entire shareholder base.
Role of the Post-Combination Company Board in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the Post-Combination Company Board will be informed oversight of the Post-Combination Company’s risk management process. The Post-Combination Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Post-Combination Company Board as a whole, as well as through various standing committees of the Post-Combination Company Board that address risks inherent in their respective areas of oversight. In particular, the Post-Combination Company Board will be responsible for monitoring and assessing strategic risk exposure and the Post-Combination Company’s audit committee will have the responsibility to consider and discuss the Post-Combination Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Post-Combination Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of the Post-Combination Company’s governance guidelines.
Board Committees
Following the closing of the Business Combination, the standing committees of the Post-Combination Company Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below.
Audit Committee
Upon the consummation of the Business Combination, the Post-Combination Company’s audit committee will be composed of [●], [●], [●], [●] and [●], with [●] serving as chair of the committee. Upon the consummation of the Business Combination, the Post-Combination Company will be required to have a completely independent audit committee. We anticipate that, upon completion of the Business Combination, the Post-Combination Company Board will determine that [●], [●], [●], [●] and [●] will meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule
10A-3.
In addition, the Post-Combination Company Board will determine that [●] is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation
S-K
promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the Post-Combination Company Board. The audit committee will be responsible for, among other things:

•
appointing, approving the compensation of, and assessing the qualifications, performance and independence of a qualified firm to serve as the independent registered public accounting firm to audit the Post-Combination Company’s financial statements;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	overseeing the Post-Combination Company’s policies on risk assessment and risk management;

•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•
recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on
Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.
The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which will be available on the Post-Combination Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Post-Combination Company and all permissible non-audit
services, other than de minimis
non-audit
services, to be provided to the Post-Combination Company by the Post-Combination Company’s independent registered public accounting firm will be approved in advance by the audit committee.
Compensation Committee
Upon consummation of the Business Combination, Post-Combination Company’s compensation committee will be composed of [●], [●] and [●], with [●] serving as chair of the committee. Upon the consummation of the Business Combination, the Post-Combination Company will be required to have a completely independent compensation committee. We anticipate that, upon completion of the Business Combination, the Post-Combination Company Board will determine that [●], [●] and [●] meet the independence requirements of the applicable listing standards of Nasdaq and SEC rules and regulations. Each member of the compensation committee will be a non-employee
director, as defined in Rule
16b-3
promulgated under the Exchange Act. Upon the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and chief technology officer;

•
evaluating the performance of our chief executive officer and chief technology officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer and chief technology officer;

•	reviewing, approving and determining, or making recommendations to the board of directors the Post-Combination Company regarding, the compensation of the Post-Combination Company’s executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•	reviewing and approving the Post-Combination Company’s overall compensation philosophy;

•	reviewing, approving and administering our compensation and similar plans;

•	reviewing and making recommendations to the Post-Combination Company Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.
The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, Post-Combination Company’s nominating and corporate governance committee will be composed of [●], [●] and [●], with [●] serving as chair of the committee. Upon the consummation of the Business Combination, the Post-Combination Company will be required to have a completely independent nominating and corporate governance committee. We anticipate that, upon completion of the Business Combination, the Post-Combination Company Board will determine that [●], [●] and [●] meet the independence requirements of the applicable listing standards of Nasdaq and SEC rules and regulations. Upon the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

•	developing and recommending to the Post-Combination Company Board criteria for board and committee membership;

•	identifying, evaluating and selecting, or making recommendations to the Post-Combination Company board regarding nominees for election to the board of directors and its committees;

•	developing and making recommendations to the Post-Combination Company Board regarding corporate governance guidelines and matters; and

•	reviewing and recommending to the Post-Combination Company Board the functions, duties and compositions of the committees of the Post-Combination Company Board.
The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation and Nominating Committee.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Post-Combination Company Board will adopt a code of business conduct and ethics, or Code of Conduct, applicable to all of the Post-Combination Company’s directors, officers and employees, including the Post- Combination Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business

Combination, the Code of Conduct will be available on the Post-Combination Company’s website at www.footprintus.com. Information contained on or accessible through the Post-Combination Company website is not a part of this proxy statement/prospectus, and the inclusion of the Post-Combination Company’s website address in this proxy statement/prospectus is an inactive textual reference only. The Post-Combination Company Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for directors, officers and employees. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Post-Combination Company will be disclosed to stockholders if and as required by applicable law or Nasdaq rules.
Non-Employee
Director Compensation
The Post-Combination Company Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Post-Combination Company is able to recruit and retain qualified directors.
ESG Oversight
The Post-Combination Company Board, in combination with the Company’s management, will oversee Footprint’s approach to ESG matters, including: its governance and privacy-related policies and practices; its systems of risk management and controls; its human capital strategy; the manner in which it serves customers and supports communities; and its sustainability strategy in businesses and operations. Footprint believes that its long-term success is bolstered by a continued focus on these evolving topics and by regularly evaluating Footprint’s progress and ways in which Footprint can improve.
Footprint believes that its impact on the environment, how it protects and processes personal data, how it builds relationships and interacts with employees, suppliers, customers and the communities where it operates, and the accountability of its leadership to its stockholders is critically important to the business. Footprint has undertaken a number of strategies to further these goals, including strategies to measure its greenhouse gas footprint, energy efficiency, and natural resource usage, increase renewable energy usage, increase employee and board diversity, ensure a respectful workplace and connect with its communities.
Footprint maintains several ESG policies, including Code of Conduct, Anti-Discrimination and Harassment, Diversity and Inclusion and Anti-Corruption policies. Additionally, in connection with the Business Combination, the Post-Combination Company expects to adopt an ESG Policy. Footprint is also in the process of setting goals with respect to environmental impact, diversity, equity and inclusion, community engagement, corporate social responsibility, data privacy, cyber security, employee engagement and health and wellness. Finally, Footprint believes its products help contribute to a sustainable world by replacing traditional single-use
plastics that may be damaging to human and environmental health with plant-based alternatives.

EXECUTIVE COMPENSATION
Footprint’s Executive Compensation
Footprint is currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, Footprint is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation as applicable during Footprint’s last completed fiscal year. Further, Footprint’s reporting obligations extend only to Footprint’s “named executive officers,” who are the individuals who served as Footprint’s principal executive officer and Footprint’s next two other most highly compensated officers at the end of 2021, the most recently completed fiscal year as of Footprint’s first public filing. For the 2021 fiscal year, Footprint’s named executive officers were:

Name	Principal Position
Troy Swope	Chief Executive Officer & Co-Founder
Yoke Chung	Chief Technology Officer & Co-Founder
Joshua Walden	Chief Operating Officer
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to Footprint’s named executive officers for the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Troy Swope Chief Executive Officer & Co-Founder	2021	330,000	—	96,212	47,429	473,641
Yoke Chung Chief Technology Officer & Co-Founder	2021	330,000	—	96,212	56,479	482,691
Joshua Walden (5) Chief Operating Officer	2021	359,615	10,104,000	39,867	—	10,503,482

(1)	The amounts in this column reflect the base salary actually paid to the named executive officers for the fiscal year ended December 31, 2021.
(2)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each named executive officer in fiscal year ended December 31, 2021, computed in accordance with the Financial Accounting Standards Board’s (“
FASB
”) Accounting Standards Codification (“
ASC
”) Topic 718. See Note 13 in the accompanying consolidated financial statements.

(3)
The amounts in this column represent payments under Footprint’s semi-annual short-term incentive plan (the “
Short-Term Incentive Plan
”) of $96,212, $96,212 and $39,867 for Messrs. Swope, Chung and Walden, respectively, for the first half of fiscal year 2021. Does not include the amounts under the Short-Term Incentive Plan payable in respect of the second half of fiscal year 2021, which will be determined by the Footprint Board in early 2022.

(4)
The amounts in this column represents the cost of (a) a Footprint provided automobiles to Messrs. Swope and Chung in the amounts of $44,471 and $50,858, respectively; (b) company-paid automobile insurance for Messrs. Swope and Chung of $1,948 and $1,918, respectively; (c) company-paid automobile maintenance costs for Messrs. Swope and Chung of $1,010 and $1,935, respectively; and (d) employer contributions to health savings accounts for Mr. Chung of $1,768.

(5)
Mr. Walden commenced employment with Footprint on May 10, 2021, and he voluntarily resigned from Footprint effective as of January 10, 2022 pursuant to the Severance Agreement and General Release by and between Mr. Walden and Footprint, entered into as of January 7, 2022 (the “
Walden Agreement
”), as described in greater detail in the “
Termination of Employment without Cause or with Good Reason—Joshua Walden
” section below.

Outstanding Equity Awards at
Fiscal Year-End
The following table shows, for each of Footprint’s named executive officers, all equity awards that were outstanding as of December 31, 2021.

Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date
Troy Swope	—	—		—	—
Yoke Chung	—	—		—	—
Joshua Walden	—	200,000	(1)	18.00	6/29/2031

(1)
Footprint Stock Options to purchase 200,000 shares of Footprint Common Stock were granted to Mr. Walden, which vest in equal annual installments on each of the first three anniversaries of the vesting commencement date of May 10, 2021, subject to Mr. Walden’s continued employment through the applicable vesting date. Upon the occurrence of a change in control of Footprint, 100% of any unvested Footprint Stock Options will become fully vested and exercisable. See “—Footprint 2019 Stock Option Plan” below for more information. As noted above, Mr. Walden resigned on January 10, 2022, and all of his unvested Footprint Stock Options were forfeited and cancelled for no consideration.

Employment Agreements
Troy Swope
In October 2019, Footprint entered into an amended and restated executive employment agreement with Mr. Swope, which sets forth his term of employment, annual base salary, eligibility to receive cash incentive compensation, and eligibility to participate in Footprint’s benefit plans generally. Mr. Swope is also subject to the confidentiality, return of property, noncompetition, nonsolicitation, and invention assignment and arbitration provisions as contained in his employment agreement.
Yoke Chung
In October 2019, Footprint entered into an amended and restated executive employment agreement with Mr. Chung, which sets forth his term of employment, annual base salary, eligibility to receive cash incentive compensation, and eligibility to participate in Footprint’s benefit plans generally. Mr. Chung is also subject to the confidentiality, return of property, noncompetition, nonsolicitation, and invention assignment and arbitration provisions as contained in his employment agreement.
Joshua Walden
In March 2021, Footprint entered into an employment offer letter agreement with Mr. Walden, which sets forth his annual base salary, eligibility to receive annual cash bonus compensation, eligibility to receive Footprint Stock Options, eligibility to receive relocation expense reimbursement, and eligibility to participate in Footprint’s benefit plans generally. Mr. Walden is also subject to Footprint’s standard employee restrictions agreement, which sets forth confidentiality, return of property, noncompetition, nonsolicitation, and invention assignment and arbitration obligations. As noted above, Mr. Walden resigned effective as of January 10, 2022.
Executive Loans
In 2019, Footprint entered into promissory notes for loans in the amounts of (i) $232,000 and $410,000 to Mr. Swope and (ii) $232,000 to Mr. Chung, and in 2021, Footprint was authorized to enter into a loan with Mr. Chung in the amount of $410,000 (collectively, the “Executive Loans”). The Executive Loans will be repaid prior to the effective time of the First Merger.

Footprint Short-Term Incentive Plan
Each of our named executive officers are entitled to receive cash bonuses each fiscal year, which bonuses are payable on a semi-annual basis. The cash bonus opportunities are earned based on predetermined operational and financial goals as determined by Footprint’s Compensation Committee. The performance goals, the achievement of such performance goals, and the amounts of the bonuses payable in respect of such performance goals to our named executive officers are determined by our Compensation Committee. For the fiscal year ended December 31, 2021, Messrs. Swope, Chung and Walden were eligible for a target bonus of 85%, 85% and 75% of their base salaries, respectively, under the Short-Term Incentive Plan.
Footprint International Holdco, Inc. 2019 Stock Option Plan
The Footprint International Holdco, Inc. 2019 Stock Option Plan (which we refer to as the “
Footprint Stock Plan
”), was adopted by the Footprint Board and approved by Footprint’s stockholders on July 23, 2019. The Footprint Board last amended the Footprint Stock Plan on May 7, 2021.
The Footprint Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, to Footprint’s employees and any employees of any parent or subsidiary of Footprint, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to Footprint’s employees, consultants, and directors and the employees, consultants, and directors of any parent or subsidiary of Footprint. It is expected that as of Effective Time, the Footprint Stock Plan will be terminated and each of the outstanding stock options granted under the Footprint Stock Plan, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Class A Stock. See “
Proposal No. 5—The Incentive Plan Proposal
.”
Authorized Shares
The maximum aggregate number of shares of Footprint Common Stock that could have been subject to awards and sold under the Footprint Stock Plan, was 2,800,000 shares.
If an award under the Footprint Stock Plan expires or becomes unexercisable without having been exercised in full, such award is surrendered pursuant to an exchange program or, with respect to restricted stock or restricted stock units, is forfeited to Footprint or repurchased by Footprint due to the failure to vest, the unpurchased shares (or, for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject thereto will become available for future grant or sale under the Footprint Stock Plan. With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the Footprint Stock Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the Footprint Stock Plan. Shares that have actually been issued under the Footprint Stock Plan under any award will not be returned to the Footprint Stock Plan and will not become available for future distribution under the Footprint Stock Plan; however, if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by Footprint or are forfeited to Footprint due to the failure to vest, such shares will become available for future grant under the Footprint Stock Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Footprint Stock Plan. To the extent an award under the Footprint Stock Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Footprint Stock Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the Footprint Stock Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the Footprint Stock Plan pursuant to an award’s lapse.
As of December 31, 2021, options to purchase 1,311,704 shares of Footprint Common Stock were outstanding under the Footprint Stock Plan.

Plan Administration
The Footprint Board and Mr. Swope currently administers the Footprint Stock Plan. Under the Footprint Stock Plan, the administrator has the authority and discretion to select which recipients will receive awards, and to determine the terms and conditions that will apply to the awards granted (including, without limitation, the number of shares of Footprint Common Stock that the recipients may be entitled to receive or purchase, any vesting acceleration or waiver of forfeiture restrictions), which terms may vary from award to award based on such factors as the administrator will determine, in each case, subject to the approval of the Footprint Board. The Footprint Board also may authorize, generally or in specific cases, any adjustment in the exercise price, vesting schedule, term, or number of shares subject to any award by cancelling such outstanding award and subsequently regranting the award, by amendment or through an exchange program. The Footprint Board also has the authority to determine the fair market value of a share of Footprint Common Stock for purposes of the Footprint Stock Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the Footprint Stock Plan and individual award agreements and generally to take any other actions that are contemplated by the Footprint Stock Plan or necessary or advisable in the administration of the Footprint Stock Plan and individual award agreements. Any decision made or action taken by the Footprint Board or in connection with the administration of the Footprint Stock Plan will be final and conclusive on all persons and will be given the maximum deference permitted by applicable laws.
Stock Options
Prior to the Effective Time, the administrator may grant incentive or nonstatutory stock options under the Footprint Stock Plan, provided that incentive stock options are only granted to Footprint’s employees or the employees of any parent or subsidiary of Footprint. The exercise price of such options must equal at least the fair market value of the underlying Footprint Common Stock on the date of grant. The term of an incentive stock option may not exceed 10 years; however, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Footprint’s stock, or of certain of Footprint’s affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of the underlying Footprint Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option. Subject to the provisions of the Footprint Stock Plan, the administrator determines the remaining terms of options.
After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in the Footprint Stock Plan, or, if longer, his or her award agreement. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Footprint Stock Plan. Stock appreciation rights allow the recipient to receive the appreciation between the fair market value of Footprint Common Stock on the exercise date and the exercise price of such award. Subject to the provisions of the Footprint Stock Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of Footprint Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the grant date. The specific terms will be set forth in specific award agreements.
After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation for the period of time stated in the Footprint Stock Plan, or, if longer, his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock
Restricted stock may be granted under the Footprint Stock Plan. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. The specific terms will be set forth in specific award agreements.
Restricted Stock Units
Prior to the Effective Time, restricted stock units may be granted under the Footprint Stock Plan. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Footprint, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to Footprint. Specific terms will be set forth in specific award agreements.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the Footprint Stock Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in the capitalization of Footprint, to prevent diminution or enlargement of the benefits or potential benefits available under the Footprint Stock Plan, the administrator will adjust the number and class of shares of stock that may be delivered under the Footprint Stock Plan or the number, class, and price of shares of stock covered by each outstanding award.
Merger or Change in Control
The Footprint Stock Plan generally provides that in the event of a merger of Footprint with or into another corporation or other entity or a “change in control,” as defined under the Footprint Stock Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that: (a) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (c) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (d) (i) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of your rights as of the date of the occurrence of the transaction, or (ii) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (e) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
Amendment, Termination
The Footprint Board has the authority to amend, alter, suspend or terminate the Footprint Stock Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing.

Equity Awards Granted to Named Executive Officers
In connection with Mr. Walden’s employment offer letter and commencement of employment with Footprint in March 2021, Footprint granted Mr. Walden a Footprint Stock Option award under its Footprint Stock Plan to purchase 200,000 shares of Footprint Common Stock (the “
Walden Award
”), which is described in more detail in the “Outstanding Equity Awards at Fiscal
Year-End”
table above and, as noted above, was forfeited and cancelled for no consideration upon Mr. Walden’s resignation of employment on January 10, 2022. Other than the Walden Award to Mr. Walden, Footprint did not grant any equity awards to its named executive officers in the fiscal year ended December 31, 2021.
Footprint, LLC 401(k) Plan
Footprint maintains a
tax-qualified
retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged
basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax
basis and have it contributed to the plan subject to applicable annual limits under the U.S. Tax Code.
Pre-tax
contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We do not match participant contributions. Employee elective deferrals are 100% vested at all times. As a U.S.
tax-qualified
retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.
Potential Payments upon a Termination of Employment or Change in Control
Below we have described the severance benefits to which Footprint’s named executive officers would be entitled upon a termination of employment and upon a change in control.
Termination of Employment without Cause or with Good Reason
Troy Swope
Pursuant to Mr. Swope’s employment agreement, if Mr. Swope’s employment is terminated by Footprint without “cause” or by Mr. Swope for “good reason” (as such terms are defined in his employment agreement), or Footprint elects not to extend his employment term, Mr. Swope will be entitled to the following severance benefits: (a) an amount equal to his annual base salary, payable in equal monthly installments over 12 months following such a termination, subject to his execution of an effective release of claims in favor of Footprint, continued compliance with the aforementioned restrictive covenants, and cooperation with Footprint; (b) immediate vesting of all unvested stock and options previously granted to Mr. Swope; and (c) the lapse of all rights of repurchase under any stock purchase agreement, if any, by Footprint.
Yoke Chung
Pursuant to Mr. Chung’s employment agreement, if Mr. Chung’s employment is terminated by Footprint without “cause” or by Mr. Chung for “good reason” (as such terms are defined in his employment agreement), or Footprint elects not to extend his employment term, Mr. Chung will be entitled to the following severance benefits: (a) an amount equal to his annual base salary, payable in equal monthly installments over 12 months following such a termination, subject to his execution of an effective release of claims in favor of Footprint, continued compliance with the aforementioned restrictive covenants, and cooperation with Footprint; (b) immediate vesting of all unvested stock and options previously granted to Mr. Chung; and (c) the lapse of all rights of repurchase under any stock purchase agreement, if any, by Footprint.
Joshua Walden
Pursuant to his employment offer letter agreement, if Mr. Walden’s employment is terminated by Footprint without “cause” or by Mr. Walden for “good reason” (as such terms are defined in his employment agreement),

Mr. Walden will be entitled to the following severance benefits, subject to his execution of an effective release of claims in favor of Footprint and continued compliance with his employee restrictions agreement: (a) an amount equal to his annual base salary, payable in equal installments in accordance with Footprint’s then current payroll practices over one-year
period following such a termination; and (b) continuation of Footprint-provided benefit plans for a one-year
period following such a termination.
As noted above, Mr. Walden resigned effective as of January 10, 2022 pursuant to the Walden Agreement. In connection with his departure, Mr. Walden is eligible to receive payment in an amount equal to his annual base salary of $550,000 and up to 12 months of Footprint-paid health insurance benefits coverage under COBRA, in each case, subject to the terms and conditions as provided in the Walden Agreement.
Termination of Employment with Cause; Due to Death or Disability; Resignation without Good Reason
If Footprint terminates the employment of a named executive officer with “cause,” the executive resigns without “good reason,” or the executive dies or becomes disabled, the executive will only be entitled to accrued obligations and vested benefits through the date of termination.
Change in Control
Mr. Walden’s employment offer letter agreement and stock option award agreement for the Walden Award provided that, upon the consummation of a change in control (as such term is defined in his employment offer letter agreement), 100% of his initial incentive stock option award would vest. Other than the foregoing, none of Footprint’s named executive officers are entitled to any change in control payments, benefits or arrangements in connection with a change in control. Additionally, Footprint’s named executive officers are not entitled to any enhanced severance or similar benefits in connection with a change in control. As noted above, Mr. Walden resigned effective as of January 10, 2022 and the Walden Award was forfeited and cancelled for no consideration upon such date.

DIRECTOR COMPENSATION
During the fiscal year ended December 31, 2021, Footprint did not provide any compensation to its non-employee
members of the Footprint Board. Messrs. Swope and Chung, who are our Chief Executive Officer and Chief Technology Officer, respectively, did not receive any additional compensation for their service as a members of the Footprint Board. The compensation received by Messrs. Swope and Chung, as named executive officers of Footprint, are presented in “Executive Compensation-Summary Compensation Table” above.
As of December 31, 2021, Mr. Thompson held outstanding Footprint Stock Options to purchase a total of 70,000 shares of Footprint Common Stock having an exercise price of $0.31 per share and Mr. Kirsten held outstanding Footprint Stock Options to purchase a total of 25,000 shares of Footprint Common Stock having an exercise price of $0.31 per share. As of December 31, 2021, Messrs. Brun, Krzanich and Daly held 22,523, 8,334 and 16,668 shares, respectively, of restricted Footprint Common Stock received upon the early exercise of their Footprint Stock Options. Messrs. Easler and Bettegowda and Ms. Sferruzza did not hold any outstanding Footprint equity awards as of December 31, 2021.
The Post-Combination Company Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Post-Combination Company is able to recruit and retain qualified directors.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of the Post-Combination Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. We expect to adopt the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws in connection with the closing of the Business Combination, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “
Description of Securities
,” you should refer to the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the Registration Rights Agreement, which will be included as exhibits to this proxy statement/prospectus, and to the applicable provisions of Delaware law.
Authorized and Outstanding Stock
Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of:

•	440,000,000 shares of Class A Stock, $0.0001 par value per share; and

•	1,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share.
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, immediately prior to the consummation of the Business Combination, all of the issued and outstanding shares of Class F Stock will automatically convert into an equal number of shares of Class A Stock without any action on the part of any person, including the Post-Combination Company, and concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero.
As of the record date for the Special Meeting, there were 43,125,000 shares of Common Stock outstanding, held of record by approximately five holders of Common Stock, no shares of preferred stock outstanding and 10,245,832 warrants outstanding held of record by approximately two holders of warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Post-Combination Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.
Voting Rights
Except as otherwise required by law or the Second Amended and Restated Certificate, the holders of Common Stock will exclusively possess all voting power with respect to the Post-Combination Company. Holders of Common Stock are entitled to one vote per share on each matter properly submitted to a vote of stockholders. The holders of Class A Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

•
if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors
The Second Amended and Restated Certificate of Incorporation will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation will not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, holders of outstanding shares of Post-Combination Company Stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the Post-Combination Company Board may determine from time to time.
No Preemptive Rights
Post-Combination Company Stock will not be entitled to preemptive or other similar subscription rights to purchase any of the Post-Combination Company’s securities.
Conversion, Redemption or Similar Rights
Post-Combination Company Stock will be neither convertible nor redeemable and will not be subject to sinking fund provisions.
Liquidation, Dissolution and Winding Up
Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up, after
payment or provision for payment of the debts and other liabilities of the Post-Combination Company, the holders of Post-Combination Company Stock will be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Post-Combination Company Stock held by them.
Earn Out Shares
Under the Merger Agreement, the Footprint Securityholders will be entitled to receive Earn Out Shares if the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds certain thresholds for a period of at least 20 days out of 30 consecutive trading days, as adjusted, at any time during the five-year period beginning on the 180th day following the closing of the Mergers (the “
Common Share Price
”).
The Earn Out Shares will be issued by the Company to the Footprint Securityholders as follows, in each case in accordance with their pro rata share and within 10 business days after the occurrence of the applicable triggering event: (a) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $13.00; (b) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $15.50; (c) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $18.00; (d) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $20.50; (e) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $23.00; (f) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $25.50; and (g) a one-time
issuance of Earn Out Shares equal to the Securityholder Earn Out Tranche Amount if the Common Share Price is greater than $28.00. If any of the Common Share Price thresholds described in the foregoing clauses (a) through (g) are not achieved within the five-year period beginning on the 180th day following the closing of the Mergers, the Company will not be required to issue the Earn Out Shares in respect of such Common Share Price threshold. The Footprint Securityholders will be entitled to their pro rata portion of Earn Out Shares in the event an acceleration event (as described in the Merger Agreement) occurs.
Preferred Stock
The Post-Combination Company Board may, without further action by its stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the
Post-Combination
Company Stock. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Post-Combination Company Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of liquidation before any payment is made to the holders of shares of Post-Combination Company Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Post-Combination Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Post-Combination Company Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Post-Combination Company Stock and the market value of the
Post-Combination
Company Stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Class A Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the IPO Closing Date or 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a registered holder purchases at least eight units, they will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A Stock upon exercise of a Public Warrant unless Class A Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants for Cash
. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “ 30-day redemption period ”) to each Public Warrant holder; and

•
if, and only if, the reported last sale price of the Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Class A Stock is available throughout the
30-day
redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price, as well as the $11.50 (for whole shares) Public Warrant exercise price, after the redemption notice is issued.
Redemption of Public Warrants for Class A Stock
. Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•
at a price equal to a number of shares of Class A Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Stock except as otherwise described below;

•	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Stock) as the outstanding Public Warrants, as described above;

•
if, and only if, there is an effective registration statement covering the shares of Class A Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the
30-day
period after written notice of redemption is given;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of our Class A Stock equals or exceeds $10.00 per share (as adjusted per share splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Public Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Stock that a Public Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth in the first three paragraphs under the heading “
—Anti-dilution adjustments
” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

	Fair Market Value of Class A Stock
Redemption Date (period to expiration of Public Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Stock shall mean the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable.
For example, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Class A Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Stock is below the exercise price of the Public Warrants) and about to expire.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical Public Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Class A Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Public Warrants for shares of Class A Stock, instead of cash, for “fair value” without the Public Warrants having to reach the $18.00 per share threshold set forth above under “
—Redemption of Public Warrants for cash.
” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of February 24, 2021. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to Public Warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the Public Warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Stock, without having to negotiate a redemption price with the Public Warrant holders, which in some situations, may allow us to more quickly and easily close the Business Combination. In addition, the Public Warrant holders will have the ability to exercise the Public Warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Public Warrants when the shares of Class A Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with fair value (in the form of Class A Stock). If we choose to redeem the Public Warrants when the Class A Stock is trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Class A Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Class A Stock if and when such Class A Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
. If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up
of shares of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock. A rights offering to holders of Class A Stock entitling holders to purchase shares of Class A Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (i) the number of shares of Class A Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Stock, in determining the price payable for Class A Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Stock on account of such shares of Class A Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend the Second Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our Class A Stock if we do not complete the Business Combination within 24 months from the IPO Closing Date or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial
business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Stock in respect of such event.
If the number of outstanding shares of our Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.
Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Stock (other than those described above or that solely affects the par value of such shares of Class A Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Stock in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants have been issued in registered form under a Warrant Agreement between Computershare Trust Company, N.A., as warrant agent, and us. You should review a copy of the Warrant

Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Stock to be issued to the Public Warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under the section of this proxy statement/prospectus titled “
The Business Combination—Restrictions on Resales
,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as set forth under “
Description of Securities—Warrants—Public Warrants—Redemption of Public Warrants for Class A Stock
”) so long as they are held by our Sponsor or its permitted transferees. The Private Placement Warrants may be exercised on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability (other than cashless exercise) and exercise period. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public
information. Accordingly, unlike Public Stockholders who could sell the shares of Class A Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws contain or will contain provisions that could make certain transactions more difficult, such as an acquisition of the Post-Combination Company by means of a tender offer, an acquisition of the Post-Combination Company by means of a proxy contest or otherwise, or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Combination Company to first negotiate with the Post-Combination Company Board. We believe that the benefits of the increased protection of the Post-Combination Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Post- Combination Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Post-Combination Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted
in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
two-thirds
of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Post-Combination Company Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post- Combination Company’s management team, including the following:

•
Board of Directors Vacancies.
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that, subject to the rights granted to one or more series of Preferred Stock then outstanding, any newly-created directorship on the Post-Combination Company Board that results from an increase in the number of directors and any vacancies on the Post-Combination Company Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director. In addition, the number of directors constituting the Post-Combination Company Board is permitted to be set only by a resolution adopted by a majority vote of the Post-Combination Company Board. These provisions may prevent a stockholder from increasing the size of the Post-Combination Company Board and then gaining control of the Post-Combination Company Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Post-Combination Company Board but promotes continuity of management.

•
Classified Board.
The Second Amended and Restated Certificate of Incorporation will provide that the Post-Combination Company Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third
of the Post-Combination Company Board will be elected each year. For more information on the classified board, see the section titled “
Management of the Post-Combination Company
.” The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•
Directors Removed Only for Cause.
The Second Amended and Restated Certificate of Incorporation will provide that directors may only be removed for cause, and only by the affirmative vote of holders of at least a majority in voting power of all the then-outstanding shares of stock of Post-Combination Company entitled to vote thereon, voting together as a single class.

•
Supermajority Requirements for Amendments of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
The Second Amended and Restated Certificate of Incorporation will further provide that the affirmative vote of holders of at least sixty six and two thirds percent (66
2
⁄
3
%) of the voting power of the outstanding shares of capital stock will be required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the removal of directors, special meetings and actions by written consent. The affirmative vote of holders of at least sixty six and two thirds percent (66
2
⁄
3
%) of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a majority vote of the Post-Combination Company Board.

•
Stockholder Action; Special Meetings of Stockholders.
The Second Amended and Restated Certificate of Incorporation will provide that, except as required by law, special meetings of the Post-Combination Company stockholders may be called at any time only by or at the direction of the Post-Combination Company Board or the chairman of the Post-Combination Company Board. The Amended and Restated Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. The Second Amended and Restated Certificate of Incorporation will preclude stockholder action by written consent, but may only take action at a duly called annual or special meeting of stockholders. As a result, holders of capital stock would not be able to amend the

Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations.
The Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Post-Combination Company Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Post-Combination Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company.

•
No Cumulative Voting.
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second Amended and Restated Certificate of Incorporation will not provide for cumulative voting.

•
Authorized but Unissued Shares.
The authorized but unissued shares of Post-Combination Company Stock and Preferred Stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Post-Combination Company Stock or Preferred Stock will enable the Post-Combination Company Board to render more difficult or to discourage an attempt to obtain control of the Post- Combination Company by means of a merger, tender offer, proxy contest or other means.

•
Choice of Forum.
The Second Amended and Restated Certificate of Incorporation will provide that, unless the Post-Combination Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the U.S. District Court for the District of Delaware) will be the sole and exclusive forum for any state court action for (1) any derivative action or proceeding brought on the Post-Combination Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or other employees to the Post-Combination Company or the Post-Combination Company’s stockholders, (3) any action asserting a claim against the Post-Combination Company its directors, officers or employees arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or (4) any other action asserting a claim against the Post-Combination Company, its directors, officers or employees that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and to have consented to the provisions of the Second Amended and Restated Certificate of Incorporation described above; provided, however, that stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against the Post-Combination Company or its directors and officers. Additionally, the forum selection clause in the Second Amended and Restated Certificate of Incorporation may limit its stockholders’ ability to bring a claim in a forum that they find favorable for disputes with it or its directors, officers, employees, or agents, which may discourage such lawsuits against it and its directors, officers, employees, and agents even though an action, if successful, might benefit stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to the Post-Combination Company than its stockholders. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and the Amended and Restated Bylaws will provide that the federal district courts of the U.S. of America will, unless consented to in writing and to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Rule 144
Pursuant to Rule 144 under the Securities Act (“
Rule 144
”), a person who has beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Post-Combination Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months but who are affiliates of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Class A Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Post-Combination Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Combination Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
As of the date of this proxy statement/prospectus, the Company had 34,500,000 shares of Class A Stock outstanding and 7,123,350 shares of Class F Stock outstanding. All of the 7,123,350 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the Class A Stock that holders of Footprint Stock receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for certain shares of Class A Stock, including shares issued or issuable as Earn Out Shares, shares issued pursuant to the Incentive Plan, shares issued pursuant to the Performance Plan, and any shares issued to affiliates of the Post-Combination Company within the meaning of Rule 144. The shares of Class A Stock that Consenting Footprint Stockholders receive in connection with the Business Combination will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and are thus not freely tradable. In addition, under the Amended and Restated Bylaws, certain Footprint Stockholders who will receive shares of Class A Stock in connection with the Business Combination as well as directors, officers and employees of Footprint and other individuals who will receive shares of Class A Stock upon the settlement or exercise of options or other equity awards outstanding immediately prior to the closing of the Business Combination will be bound by certain restrictions on their ability to transfer the shares of Class A Stock such holders hold or have a right to receive as a result of the Business Combination for a period of 180 days after the closing of the Business Combination. The Post-Combination Company Board may, in its sole discretion, waive, amend or repeal these restrictions on transfer. See the section titled “
The Business Combination—Restrictions on Resales
” for more information.
As of the date of this proxy statement/prospectus, there are 7,279,166 warrants of the Company outstanding, consisting of 4,312,500 Public Warrants originally sold as part of the units issued in the Company IPO, and 2,966,666 Private Placement Warrants that were sold in a private sale to the Sponsor in connection with the Company IPO. Each Public Warrant entitles the registered holder to purchase one share of Class A Stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 4,312,500 of these warrants are Public Warrants and are freely tradable. In addition, the Post-Combination Company will be obligated to use its best efforts to file no later than fifteen (15) business days after the closing a registration statement under the Securities Act covering 7,279,166 shares of Class A Stock that may be issued upon the exercise of the Company Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Company Warrants.
The Company anticipates that following the consummation of the Business Combination, the Post-Combination Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
Registration Rights
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued or issuable as Earn Out Shares to certain of the Footprint Stockholders, including the founders, Troy Swope and Yoke Chung, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.
The Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in the form attached hereto as
Annex F.
Limitation of Liability and Indemnification
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Second Amended and Restated Certificate of Incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of the Post-Combination Company and its stockholders, through stockholders’ derivative suits on its behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Amended and Restated Bylaws will provide that the Post-Combination Company must indemnify and advance expenses to its directors and officers, and may indemnify its employees and other agents, to the fullest extent authorized by the DGCL. Delaware law prohibits the Second Amended and Restated Certificate of Incorporation from limiting the liability of the Post-Combination Company’s directors for the following:

•	any breach of the director’s duty of loyalty to the Post-Combination Company or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Under the Amended and Restated Bylaws, the Post-Combination Company can purchase insurance, at its expense, to protect itself and/or any director, officer, employee or agent against any expense, liability or loss, whether or not the Post-Combination Company would have the power to indemnify such person against expense, liability or loss under Delaware law. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Combination Company or its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of Footprint’s directors, officers or employees for which indemnification is sought.
Exchange Listing
We intend to apply for the listing of Class A Stock and the Company Warrants on Nasdaq under the symbols “FOOT” and “FOOTW,” respectively, upon the consummation of the Business Combination.
Transfer Agent and Registrar
The transfer agent and registrar for the Post-Combination Company Stock will be Computershare Trust Company, N.A.

COMPARISON OF STOCKHOLDER RIGHTS
General
The Company is incorporated under the laws of the State of Delaware and the rights of Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Company Certificate and the Company’s current bylaws. Footprint is incorporated under the laws of the State of Delaware and the rights of Footprint stockholders are governed by the laws of the State of Delaware, including the DGCL, the current amended and restated certificate of incorporation of Footprint (as amended, the “
Footprint Charter
”) and the current bylaws of Footprint (the “
Footprint Bylaws
”). As a result of the Business Combination, Company stockholders who continue to hold shares of Common Stock and Footprint Stockholders who receive shares of the Post-Combination Company Stock will each become Post-Combination Company stockholders. The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Proposal, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of Company stockholders and Footprint Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Company Certificate or the Company’s current bylaws (with respect to Company stockholders) or the Footprint Charter or Footprint Bylaws (with respect to Footprint Stockholders) and instead will be governed by the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.
Comparison of Stockholder Rights
Set forth below is a summary comparison of material differences between the rights of Company stockholders under the Current Company Certificate and the Company’s current bylaws (left column) and the rights of Post-Combination Company stockholders under the forms of the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (right column), which is attached to this proxy statement/prospectus as
Annex B
and
Annex C
, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	Company	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of the Common Stock, including (i) 400,000,000 shares of the Class A Stock, and (ii) 40,000,000 shares of the Class F Stock, and (b) 1,000,000 shares of the Preferred Stock.
The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Post-Combination Company is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of the Common Stock, including (i) 400,000,000 shares of the Class A Stock, and (ii) 40,000,000 shares of the Class F Stock, and (b) 1,000,000 shares of the Preferred Stock.

Upon the consummation of the Business Combination, we expect there will be approximately 234,455,000 shares of Class A

	Company	Post-Combination Company
Stock (assuming no redemption) outstanding. Immediately following the consummation of the Business Combination, the Post-Combination Company is not expected to have any Preferred Stock outstanding.
Rights of Preferred Stock
Subject to certain requirements relating to an initial business combination set forth in the Current Company Certificate, the Board is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of the Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

The Second Amended and Restated Certificate of Incorporation authorizes the
Post-Combination Company Board, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers (if any), designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.
Voting Rights	Except as otherwise required by law or the Current Company Certificate, the holders of shares of the Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
Except as otherwise required by the Second Amended and Restated Certificate of Incorporation or by law, each holder of record of
Post-Combination
Company Stock, as such, shall be entitled to one vote for each share of
Post-Combination
Company Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of
Post-Combination
Company Stock as a separate class are entitled to vote.

Cumulative Voting	Delaware law provides that a corporation may grant	The Second Amended and Restated Certificate of

	Company	Post-Combination Company
	stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current Company Certificate does not authorize cumulative voting.	Incorporation does not authorize cumulative voting.
Number of Directors	The Company’s current bylaws provide that the number of directors of the Company shall be fixed exclusively by resolution of the Board. A director shall hold office until the next annual or special meeting at which directors are being elected, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
The Second Amended and Restated Certificate of Incorporation provides that the number of directors of the Post-Combination Company shall initially be [●] and, thereafter, shall be fixed from time to time exclusively by resolution of the Post-Combination Company Board. The Second Amended and Restated Certificate of Incorporation divides the Post-Combination Company Board into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

Election of Directors	Subject to the special rights of the holders of any series of the Preferred Stock to elect directors, the Company’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Current Company Certificate, prior to the closing of the initial business combination, the holders of the Class F Stock, voting together as a single class, have the exclusive right to elect any director; provided, that with respect to the election of directors in connection with a meeting of the stockholders of the Company in which a	Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Second Amended and Restated Certificate of Incorporation provides the directors shall be elected by a plurality of the votes cast. The Amended and Restated Bylaws require that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Second Amended and Restated Certificate of Incorporation, the holders of the Post-Combination Company Stock will have the right to vote for the election of directors.

	Company	Post-Combination Company

business combination is submitted to the Company stockholders for approval, holders of the Class A Stock and holders of the Class F Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors.

Manner of Acting by Board
The Company’s current bylaws provide that a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s current bylaws.

The Amended and Restated Bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Post-Combination Company Board.
Removal of Directors	The Current Company Certificate provides that, subject to the special rights of the holders of any series of the Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of the Class F Stock entitled to vote generally in the election of directors, voting together as a single class.
The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on Board	The Current Company Certificate provides that, subject to the special rights of the holders of any series of the Preferred Stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or	The Second Amended and Restated Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the Post-Combination Company Board resulting from death,

	Company	Post-Combination Company
other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).
resignation, retirement, disqualification, removal or any other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Business Proposals by Stockholders	The Company’s current bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the annual meeting by or at the direction of the Board or (c) otherwise properly brought before the annual meeting by any Company stockholder (i) who is a stockholder of record entitled to vote at such annual meeting and (ii) whose notice is timely. To be timely, a stockholder’s notice to the Company with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.	The Amended and Restated Bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the Post-Combination Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Post-Combination Company Board, (b) otherwise properly brought before the annual meeting by or at the direction of the Post-Combination Company Board or any authorized committee thereof or (c) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company (i) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) whose notice is timely. To be timely, a stockholder’s notice to the Post-Combination Company with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date or if no annual meeting was held in the preceding year, notice by the

	Company	Post-Combination Company
stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made by the Post-Combination Company.
Special Meetings of the Board
The Company’s current bylaws provide that special meetings of the Board (a) may be called by the chairman of the Board or president and (b) shall be called by the chairman of the Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

The Amended and Restated Bylaws provide that special meetings of the Post-Combination Company Board may be held at any time upon the call of the Chairman of the Post-Combination Company Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile,
e-mail
or other means of electronic transmission, duly served on or sent and delivered to each director.
Notice of Stockholder Meetings	The Company’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the Company’s current bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Company not less than 10 nor more than 60 days before the date of the meeting unless	The Amended and Restated Bylaws provide that notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting.

	Company	Post-Combination Company

otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Company’s notice of meeting (or any supplement thereto).

Special Meetings of Stockholders	The Company’s current bylaws provide that, subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Board, the chief executive officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.
The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders may be called only by or at the direction of the Post-Combination Company Board or the Chairman of the Post-Combination Company Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies.

Manner of Acting by Stockholders	The Company’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Company Certificate, the Company’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Amended and Restated Bylaws provide that all matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Post-Combination Company of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by the DGCL, the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, a different vote is required, in which case such provision shall govern and control the decision of such matter.

	Company	Post-Combination Company
Stockholder Action Without Meeting	The Current Company Certificate provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of the Preferred Stock or the Class F Stock, any action required or permitted to be taken by the Company stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
The Second Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders;
provided, however
, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the resolutions creating such series of Preferred Stock.

Quorum
Board of Directors
. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s current bylaws.

Stockholders
. Except as otherwise provided by applicable law, the Current Company Certificate, or the Company’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when

Board of Directors
. At all meetings of the Post-Combination Company Board, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business.

Stockholders
. Except as otherwise provided by applicable law, the Second Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock of the Post-Combination Company entitled to vote at such meeting shall constitutes a quorum for the transaction of business at such meeting, except that where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present

	Company	Post-Combination Company

specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.
Anti-Takeover Provisions
The Current Company Charter limits the ability of stockholders to transact business outside of stockholder meetings.

Additionally, Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (a) the transaction that will cause the person or entity to become an interested stockholder under Section 203 of the DGCL is approved by the Board; (b) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (c) after the person or entity becomes an interested stockholder, the business combination is approved by the Board and the holders of at least

The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide for a classified Post-Combination Company Board, as well as other features such as limiting the ability of stockholders to transact business outside of stockholder meetings.

Additionally, Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (a) the transaction that will cause the person or entity to become an interested stockholder under Section 203 of the DGCL is approved by the Post-Combination Company Board; (b) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Post-Combination Company outstanding at the time the transaction commenced but not including shares held by persons

Company	Post-Combination Company
two-thirds of the Company’s outstanding voting stock, excluding shares held by the interested stockholder.	who are directors and also officers and shares held by specified employee benefit plans; or (c) after the person or entity becomes an interested stockholder, the business combination is approved by the Post-Combination Company Board and the holders of at least two-thirds
of the Post-Combination Company’s outstanding voting stock, excluding shares held by the interested stockholder.

Exclusive Forum Provisions	The Current Company Certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “
Court of Chancery
”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Company Certificate or the Company’s current bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines	The Second Amended and Restated Certificate of Incorporation provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Post-Combination Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. The

Company	Post-Combination Company

that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Although this exclusive forum provision provides that the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction over claims arising under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the provisions of the exclusive forum provision in the Current Company Certificate will not apply to suits brought to enforce a duty or liability created by the federal district courts of the U.S. shall be the exclusive forum for resolutions of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

	Company	Post-Combination Company
Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Indemnification of Directors and Officers	The Current Company Certificate provides that, to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.
The Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, the Post-Combination Company shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Post-Combination Company, or while a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred in connection with such proceeding.

The Amended and Restated Bylaws also provide that the Post-Combination Company must

	Company	Post-Combination Company
indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Post-Combination Company also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Post-Combination Company’s directors, officers and certain employees for some liabilities.

Limitation on Liability of Directors	The Current Company Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, a director of the Post-Combination Company will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Corporate Opportunity	The Current Company Certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers	The Second Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Post-Combination Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not

	Company	Post-Combination Company
	of the Company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.	apply to any other corporate opportunity with respect to any of the directors or officers of the Post-Combination Company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Post-Combination Company and such opportunity is one the Post-Combination Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Post-Combination Company to pursue.

Amendments to Charter	The Current Company Certificate provides that the Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Current Company Certificate as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to the Company’s status as a blank check company.
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Notwithstanding anything contrary to the contrary contained in the Second Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, and subject to the rights of holders of any series of Preferred Stock then outstanding, no provision of Article VII (Consent of Stockholders in Lieu of Meeting; Annual and Special Meetings of Stockholders), Article XI (Exclusive Forum) or Article XII (Amendments) of the Second Amended and Restated Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws inconsistent therewith be adopted,

	Company	Post-Combination Company
unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of all outstanding shares of the then outstanding shares of capital stock of the Post-Combination Company then entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Bylaws	The Current Company Certificate provides that the Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The Company’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Current Company Certificate, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in relevant sections of the Company’s current bylaws) power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Company’s current bylaws.	The Second Amended and Restated Certificate of Incorporation provides that it may be amended, altered or repealed and new bylaws made by (a) the Post-Combination Company Board or (b) in addition to any vote of the holders of any class or series of capital stock of the Post-Combination Company required in the Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the Amended and Restated Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the then outstanding shares of capital stock of the Post-Combination Company then entitled to vote generally in the election of directors, voting together as a single class.

Liquidation	The Current Company Certificate provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and certain provisions of the Current Company Certificate, in the event of any voluntary or involuntary	The Second Amended and Restated Certificate of Incorporation provides that, in the event of any liquidation, dissolution or winding up of the affairs of the Post-Combination Company, whether voluntary or involuntary, after payment or

	Company	Post-Combination Company
liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Class A Stock (on an as-converted
	basis with respect to the Class F Stock) held by them.	provision for payment of the Post-Combination Company’s debts and any other payments required by law and amounts payable upon outstanding shares of Preferred Stock ranking senior to the shares of Post-Combination Company Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Post-Combination Company shall be distributed to the holders of shares of Post-Combination Company Stock and the holders of shares of any other class or series ranking equally with the shares of Post-Combination Company Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Redemption Rights	The Current Company Certificate provides that, until the earlier to occur of (a) the consummation of the Company’s initial business combination or (b) the filing of an amendment to or amendment and restatement of the Current Company Certificate, which (i) amendment or amendment and restatement (A) has been approved by the Board in connection with an initial business combination, and (B) has been adopted by the requisite vote of the Company stockholders at a meeting of the Company stockholders held to approve the initial business combination and (ii) the initial business combination has been approved by the requisite vote of the Company stockholders, unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of the Common Stock, the Company shall provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Current	None.

Company	Post-Combination Company
Company Certificate for cash equal to the applicable redemption price per share; provided, however, that the Company shall not redeem or repurchase Public Shares to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1) of
the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Company Relationships and Related Party Transactions
Founder Shares
On January 11, 2021, our Sponsor purchased an aggregate of 8,625,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.003 per share. The Founder Shares are identical to the Class A common stock included in the Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,125,000 founder shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of Class A Stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation. On February 23, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent directors at their original purchase price.
Private Placement Warrants
On March 1, 2021, we completed the private sale of an aggregate of 2,966,666 Private Placement Warrants to our Sponsor at a price of $3.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $8,900,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Company IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
If we do not complete an initial business combination by March 1, 2023, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A Stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and Public Warrants issued upon the conversion of working capital loans, if any, hold registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Stock) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on March 1, 2021. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
Prior to the completion of the Company IPO, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “
Note
”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Company IPO. The Note was non-interest
bearing and payable on the earlier of January 31, 2022 or the completion of the Company IPO. The Note was repaid upon completion of the Company IPO.
On March 19, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going
operational expenses and certain other expenses in connection with the Company’s initial business combination. The note is unsecured and non-interest bearing. The Sponsor and the Company are in discussion regarding a revision of the terms of the note, including an extension of the maturity date which is expected to be on the date the Company consummates the Business Combination. As of December 31, 2021, the amount advanced by Sponsor to the Company was $1,350,000, which is expected to be repaid in connection with the closing of the Business Combination.
Related Party Notes
We may pay our sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our sponsor, officers, directors or any of their respective affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting or management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the Post-Combination Company to determine executive and director compensation.
Administrative Services Agreement
On February 24, 2021, we entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. For the period commencing February 25, 2021 through December 31, 2021 the Company has paid The Gores Group $202,857. The agreement terminates upon the earlier of the completion of an initial business combination or our liquidation.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Bort, Patton, and Rea are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at
(303) 531-3100.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
Footprint Relationships and Related Party Transactions
Relationship with ZenCap Holdings FP, LLC and Certain of its Affiliates
As of December 31, 2021, ZenCap Holdings FP, LLC (“
ZenCap
”) held 26.59% of Footprint’s issued and outstanding capital stock on a fully-diluted and as-converted
basis. Zenfinity Capital, LLC (“
Zenfinity
”) and ZenCap Financing, LLC (“
ZenCap Financing
” and together with Zenfinity and ZenCap, the “
ZenCap Affiliates
”) are affiliates of ZenCap. Mr. Easler is the Chief Executive Officer and Chairman of Zenfinity and a member of the Footprint Board.
ZenCap Financing
During the period from January 2012 through January 2018, ZenCap Financing provided debt financing to Footprint, through various advances, which accrued interest at 10% per annum, compounded monthly. All amounts of principal and interest were due at maturity, except that Footprint was required to make mandatory principal payments upon the occurrence of certain events, including the receipt of asset sale proceeds, insurance/condemnation proceeds, cash proceeds from the incurrence of any indebtedness, and the sale of any Footprint securities. During 2018, a portion of the outstanding debt totaling $24.4 million, including principal and accrued interest amounts, was converted from secured promissory notes to 267 shares of Footprint Class A Preferred Stock, 1,768 shares of Footprint Class B Preferred Stock, and 225,000 shares of Footprint Common Stock. The remaining outstanding principal and accrued interest balance at December 31, 2018 was $11.9 million, and the outstanding principal and accrued interest balance at December 31, 2019 was $12.1 million. In November 2020, the debt balance payable to ZenCap Financing, including all outstanding principal and interest of $13.1 million, was paid in full.
Advisory Services Agreement and Master Agreement
On October 1, 2018, Footprint entered into an Advisory Services Agreement (the “
Advisory Services Agreement
”) with Zenfinity. Pursuant to the Advisory Services Agreement, in exchange for advisory services, Footprint agreed to pay ZenCap a monthly fee of $90,000. Once Footprint achieved certain financial targets, it was required to pay quarterly payments of the advisory fees in an amount equal to 20% of the accrued fees. As of December 31, 2019, Footprint had accrued and unpaid fees of $2.6 million. As of December 31, 2020 and 2019, the total balance due to Zenfinity, inclusive of the accrued and unpaid advisory fees, was $4.2 million and $1.6 million, respectively.
On October 15, 2020, Footprint entered into a Master Agreement (the “Master Agreement”) with ZenCap in which the Advisory Services Agreement was terminated in exchange for shares of Footprint Class A Preferred Stock. Pursuant to the Master Agreement, $1.9 million of the accrued and unpaid advisory fees owed under the Advisory Services Agreement, was converted into 76 shares of Footprint Class A Preferred Stock at a per share price of $25,000. An additional $0.5 million of accrued and unpaid advisory fees was paid off in November

2020. As of December 31, 2020, Footprint owed an additional $1.6 million accrued and unpaid advisory fees, all of which was paid off in 2021. As a result of the termination of the Advisory Services Agreement, no further advisory fees will become payable to ZenCap.
Additionally, the Master Agreement provided that Footprint shall use commercially reasonable efforts to secure the release of Mr. Easler from his personal guarantee with respect to Footprint’s leased property in Park Lucero. If, after January 15, 2021, Mr. Easler had not been released, then, commencing on January 31, 2021, and on the last day of each successive calendar month, Footprint shall pay Zenfinity a monthly fee of $90,000. As of December 31, 2021, Footprint has paid $270,000 and accrued $810,000 pursuant to the monthly fee. Footprint continues to negotiate with the landlord of leased property at Park Lucero, but as of the date hereof, Mr. Easler has not been released from his personal guarantee.
In connection with the Business Combination, the Master Agreement will be terminated pursuant to its terms.
Class A Preferred Stock Financing
ZenCap purchased 5 shares of Footprint Class A Preferred Stock at a purchase price of $25,000 per share for an aggregate purchase price of $125,000. Please see the section titled “—
Class A Preferred Stock Financing
” below for more information.
In connection with the Business Combination, the Footprint Class A Preferred Stock will be converted into Class A Stock.
Relationship with Cleveland Avenue, LLC and Certain of its Affiliates
CA Consulting LLC (“
CA Consulting
”), MTD Food & Beverage Holdings LLC (“
MTD
”), CA Food I Fund LLC (“
CA Food
”) and Footprint CA LLC (“Footprint CA”) are affiliates of Cleveland Avenue, LLC (“
Cleveland Avenue
” and collectively with CA Consulting, MTD, CA Food and Footprint CA, the “
Cleveland Affiliates
”). As of December 31, 2021, the Cleveland Affiliates held 9.81% of Footprint’s issued and outstanding capital stock on a fully-diluted and as-converted
basis. Mr. Thompson is the Chief Executive Officer and Chairman of the Board of Directors of Cleveland Avenue, the Sole Manager of both MTD and CA Consulting, and a member of the Footprint Board.
Consulting Agreement with CA Consulting LLC
On February 18, 2021, Footprint entered into a
two-year
Consulting Agreement (the “
Consulting Agreement
”) with CA Consulting. Pursuant to the Consulting Agreement, Footprint agreed to pay CA Consulting a commission equal to 2.5% of any revenue Footprint receives from any business opportunity CA Consulting provides during the contract term for a period of three-years from the date of the commencement of the receipt of revenue from such business opportunity or within eighteen months following expiration of the term if the opportunity was presented during the term. As of December 31, 2021, Footprint had not paid commissions to CA Consulting and there was no balance due under agreement.
Class A Preferred Stock Financing
On December 24, 2019, CA Food purchased 480 shares of Footprint Class A Preferred Stock at a per share purchase price of $25,000 for an aggregate purchase price of $12 million. In connection with the Class A Preferred Stock Financing on December 23, 2019, Footprint issued 90,482 warrants (the “
2019 Warrants
”) to CA Food to purchase an equal number of shares of Footprint Common Stock at an exercise price of $29.71 per share. The 2019 Warrants have a 10 year term, expiring December 22, 2029. In connection with the Business Combination, CA Food has agreed to exercise in full the 2019 Warrants.

On June 15, 2020, Footprint CA purchased 280 shares of Class A Preferred Stock at a per share purchase price of $25,000 for an aggregate purchase price of $7.0 million. In connection with the Class A Preferred Stock Financing on June 15, 2020, Footprint issued a warrant (the “
2020 Warrant
”) to Footprint CA to purchase up to 200 shares of Footprint Class A Preferred Stock at an exercise price of $25,000 per share. The 2020 Warrant was set to expire March 19, 2021, but in October 2020, the warrant was exercised in full.
On November 6, 2020, Footprint CA purchased 1,120 shares of Footprint Class A Preferred Stock at a purchase price of $25,000 per share for an aggregate purchase price of $28.0 million.
In connection with the Business Combination, the Footprint Class A Preferred Stock will be converted into Class A Stock. Please see the section titled “—
Class A Preferred Stock Financing
” below for more information on each of these transactions.
2021 Convertible Promissory Note
MTD Food & Beverage Holdings LLC purchased a convertible promissory note from the Company, see the subsection titled “—
2021 Convertible Promissory Notes
” below for more information.
Consulting Services and Legal Matters with E&I Ventures, LLC
In February 2019, Footprint entered into a
one-year
Service Agreement with E&I Ventures, LLC (“
E&I
”), an affiliate of E. Douglas Guilbeau, Footprint’s former Chief Operating Officer (the “
former COO
”). Pursuant to the Service Agreement, E&I agreed to secure financing for Footprint in exchange for commission fees and warrants to purchase stock. In 2020, Footprint ended its relationship with E&I and terminated the employment contract of the former COO. In September 2021, Footprint reached a settlement agreement with E&I and the former COO in which Footprint agreed to pay $1.4 million in cash solely to E&I, of which the D&O insurance carrier contributed $200,000, to E&I and issue warrants to E&I to purchase 10,000 shares of Footprint Common Stock at an exercise price of $0.31 per share. As of December 31, 2020, Footprint paid $0.2 million in cash and accrued an additional $1.2 million related to the pending litigation, which was paid in full in October 2021.
Certain Agreements with Footprint’s Founders
2019 Demand Promissory Note
On March 8, 2019, Footprint entered into a Demand Promissory Note (the “
2019 Demand Promissory Note
”) to lend $0.4 million to Mr. Swope, Footprint’s Chief Executive Officer. The interest rate, compounded annually, is based on the federal rate for demand loans under the Internal Revenue Code section 7872. The principal and accrued but unpaid interest is due and payable upon demand with a 60 day written notice to the Mr. Swope. As of December 31, 2020 and 2019, the total principal and accrued interest for the 2019 Demand Promissory Note was $0.4 million and $0.4 million, respectively. Interest for the years ending December 31, 2020 and 2019 were $1,000 and $7,000, respectively. As of December 31, 2021, none of the principal and accrued interest outstanding have been repaid.
In connection with the Business Combination, the 2019 Demand Promissory Note will be repaid in full, including accrued but unpaid interest, and terminated.
Full Recourse Promissory Notes, Common Stock Purchase and Restriction Agreements and Stock Pledge Agreements
On October 1, 2019, Footprint entered into separate
10-year
Full Recourse Promissory Notes Agreements (each a “
Promissory Note
”) to lend $0.2 million to each of Mr. Swope and Mr. Chung, Footprint’s Chief Technology Officer (Mr. Swope and Mr. Chung are collectively referred to here as the “
Borrowers
”), to facilitate

their purchase of Footprint Common Stock pursuant to two separate Common Stock Purchase and Restriction Agreements (each a “Founder Common Stock Purchase Agreement”) dated as of October 1, 2019. The Promissory Notes accrue interest at a rate of 2.21% per annum, compounded annually, and the principal and the accrued but unpaid interest are due upon maturity on October 1, 2029. In the event of a default, the principal and accrued but unpaid interest shall become immediately due. For the years ending December 31, 2021, 2020 and 2019, the total principal and accrued interest on the Promissory Notes were $0.5 million, $0.5 million and $0.4 million, respectively. As of December 31, 2021, none of the principal and accrued interest have been repaid.
Pursuant to the Founder Common Stock Purchase Agreements, Mr. Swope and Mr. Chung purchased 1,160,678 and 1,163,178 shares, respectively, of Footprint Common Stock at a purchase price per share of $0.20 for an aggregate purchase price of $232,135.60 and 232,635.60, respectively. The Footprint Common Stock purchased by the Borrowers were used as collateral for the Promissory Notes pursuant to two separate Stock Pledge Agreements entered into on October 1, 2019. As of the date of this proxy statement/prospectus, 100,000 and 330,000 of the shares of Footprint Common Stock pledged by Mr. Swope and Mr. Chung, respectively, have been released from the pledge.
In connection with the Business Combination, the Promissory Notes and related agreements will be repaid in full, including accrued but unpaid interest, and terminated.
2021 Demand Promissory Note
On December 15, 2021, Footprint entered into a Demand Promissory Note (the “
2021 Demand Promissory Note
”) to lend $0.4 million to Mr. Chung, Footprint’s Chief Technology Officer. The interest rate, compounded annually, is based on the federal rate for demand loans under the Internal Revenue Code section 7872. The principal and accrued but unpaid interest is due and payable upon demand with a 60 day written notice to the Mr. Chung.
In connection with the Business Combination, the 2021 Demand Promissory Note will be repaid in full, including accrued but unpaid interest, and terminated.
2021 Convertible Promissory Notes
On June 11, 2021, Footprint entered into a Note Purchase Agreement, as subsequently amended on June 30, 2021, pursuant to which Footprint sold convertible promissory notes (the “
2021 Notes
”) in an aggregate principal amount of $178.26 million. The 2021 Notes bear an interest rate of 8.0% per annum until the first anniversary of the date of issuance, at which time the interest rate will increase by 2.0% and thereafter increase by an additional 2.0% on each subsequent six month period following the first anniversary interest rate increase.
In connection with the Business Combination and pursuant to the terms of the Merger Agreement, all of the outstanding 2021 Notes will be converted into shares of Class A Stock at a 30% discount to the deemed value of Class A Stock of $10.00 per share.
The following related parties purchased a portion of the 2021 Notes: (i) $37.0 million to the MTD, a Cleveland Affiliate, (ii) $27.0 million to Movendo Capital, B.V. (“
Movendo
”), (iii) $54.4 million to Olympus Growth Fund VII, L.P. (“
OGF
”), and (iv) $20.6 million to Olympus Growth Fund VII Parallel, L.P. (“
OGF
Parallel
” and together with OGF, the “
Olympus Funds
”). Mr. Thompson is the Sole Manager of MTD, a Cleveland Affiliate, and a member of the Footprint Board. As of December 31, 2021, the Cleveland Affiliates held 10.41% of Footprint’s issued and outstanding capital stock on a fully-diluted and as-converted
basis. Mr. Bettegowda is a Managing Partner of Olympus Partners, the private equity fund that manages the Olympus Funds, and a member of the Footprint Board. As of December 31, 2021, the Olympus Funds held 14.32% of Footprint’s issued and outstanding capital stock on a fully-diluted and as-converted
basis. Mr. Kirsten is a

non-Executive
Director of Movendo and a member of the Footprint Board. As of December 31, 2021, Movendo held 9.54% of Footprint’s issued and outstanding capital stock on a fully-diluted and as-converted
basis.

Related Party	Principal Amount Outstanding as of December 31, 2021(in millions)	Interest Rate as of December 31, 2021	Shares of Class A Stock to be issued upon conversion of the 2021 Notes in connection with the Business Combination (1)
Cleveland Affiliates (2)	$38.61	8%	5,730,293
Movendo (3)	$28.16	8%	4,179,138
Olympus Funds (4)	$78.34	8%	11,627,201

(1)	Assuming conversion as of June 30, 2022.
(2)	Mr. Thompson is the Chief Executive Officer and Chairman of the Board of Directors of Cleveland Avenue, the Sole Manager of MTD, and a member of the Footprint Board.
(3)	Mr. Kirsten is a non-Executive Director of Movendo and a member of the Footprint Board.
(4)	Mr. Bettegowda is a Managing Partner of Olympus Partners, the private equity fund that manages the Olympus Funds, and a member of the Footprint Board.
Class A Preferred Stock Financing and Related Agreements
In 2019 and 2020, Footprint sold shares of Class A Preferred Stock to certain investors, including certain related parties as outlined below, at a per share purchase price of $25,000 (collectively, the “Class A Preferred Stock Financing”).
Pursuant to the terms of the Merger Agreement, the Footprint Class A Preferred Stock will convert into shares of Class A Stock in connection with the closing of the Business Combination.
The following table presents the number of shares of Class A Preferred Stock purchased by related parties pursuant to the Class A Preferred Stock Financing, the total purchase price of such shares, and the number of shares of Class A Stock to be issued pursuant to the conversion of such shares:

Related Party	Shares of Class A Preferred Stock		Total Purchase Price		Shares of Class A Stock to be issued upon conversion of the Series A Preferred Stock in connection with the Business Combination
ZenCap (1)	348.2	(1)	$125,000	(1)	1,872,729
Cleveland Affiliates (2)	2,074	(2)	$52,000,000	(2)	11,154,626
Brian Krzanich Trust (3)	120		$3,000,000		645,397
Brad Lukow (4)	8		$200,000		43,026
Movendo (5)	2,000		$50,000,000		10,756,630
Olympus Funds (6)	3,000		$75,000,000		16,134,946
Richard Daly (7)	20		$500,000		107,566

(1)
Mr. Easler is the Chief Executive Officer of ZenCap and a member of the Footprint Board. Five of ZenCap’s shares of Class A Preferred Stock were purchased pursuant to the Class A Preferred Stock Financing, the remaining 343.2 shares were issued upon conversion of debt under various financing agreements with Footprint from 2012 to 2018 and according to the Master Agreement.

(2)
Mr. Thompson is the Chief Executive Officer and Chairman of the Board of Directors of Cleveland Avenue, the Sole Manager of MTD, and a member of the Footprint Board. The Cleveland Affiliates originally purchased 2,080 shares of Class Preferred Stock but subsequently transferred 6 shares of Class A Preferred Stock to an un-affiliated
individual.

(3)	Mr. Krzanich is the Co-Trustee of the Brian Krzanich Trust and a member of the Footprint Board.
(4)	Mr. Lukow is Footprint’s Chief Financial Officer.
(5)	Mr. Kirsten is a non-Executive Director of Movendo and a member of the Footprint Board.
(6)	Mr. Bettegowda is a Managing Partner of Olympus Partners, the private equity fund that manages the Olympus Funds, and a member of the Footprint Board.
(7)	Mr. Daly is a member of the Footprint Board.
In connection with the Class A Preferred Stock Financing on December 23, 2019, Footprint issued 90,482 warrants (the “
2019 Warrants
”) to CA Food to purchase an equal number of shares of Footprint Common Stock at an exercise price of $29.71 per share. The 2019 Warrants have a 10 year term, expiring December 22, 2029. In connection with the Business Combination, CA Food has agreed to exercise in full the 2019 Warrants.

In connection with the Class A Preferred Stock Financing on June 15, 2020, Footprint issued a warrant (the “2020 Warrant”) to Footprint CA to purchase up to 200 shares of Footprint Class A Preferred Stock at an exercise price of $25,000 per share. The 2020 Warrant was set to expire March 19, 2021, but in October 2020, the warrant was exercised in full.
Class B Preferred Stock Conversion
In connection with the Business Combination and in accordance with the terms of the Merger Agreement, the issued and outstanding shares of Footprint Class B Preferred Stock, which are held by Mr. Chung and the ZenCap Affiliates, will be converted into shares of Class A Stock at a 15% percent discount to the deemed value of Class A Stock of $10.00 per share.
Footprint Class C Financing and Related Agreements
On December 13, 2021, Footprint issued and sold 6,000 shares of Footprint Class C Preferred Stock to Koch Preference Subscriber (“
Koch
”) at $25,000 per share for a total purchase price of $150 million.
In connection with the Business Combination and pursuant to the terms of the Merger Agreement, the Footprint Class C Preferred Stock will convert into shares of Class A Stock.
Sixth Amended and Restated Stockholders’ Rights Agreement
In connection with the Footprint Class C Financing, Footprint entered into the Sixth Amended and Restated Stockholders’ Rights Agreement (the “
Footprint Stockholders’ Rights Agreement
”) with certain holders of Footprint stock. Among other things, the Footprint Stockholders’ Rights Agreements grants a right of first refusal to Footprint so that it may purchase shares of Footprint stock that certain stockholders propose to sell to other parties. The Footprint Stockholders’ Rights Agreement also grants a call option to Footprint that allows Footprint to acquire shares of certain employee stockholders should they terminate employment with Footprint. The Footprint Stockholders’ Rights Agreement also grants drag-along rights and co-sale
rights to certain stockholders of Footprint. In connection with the Business Combination, the Footprint Stockholders’ Rights Agreement will terminate according to its terms.
Third Amended and Restated Registration Rights Agreement
In connection with the Footprint Class C Financing, Footprint entered into the Third Amended and Restated Registration Rights Agreement (the “
Footprint Registration Rights Agreement
”) with certain holders of Footprint stock. Among other things, the Footprint Registration Rights Agreement grants certain registration demand rights to certain holders of the Footprint Class A Preferred Stock, Footprint Class B Preferred Stock, and the Footprint Class C Preferred Stock. In connection with the Business Combination, the Footprint Registration Rights Agreement will terminate according to its terms.
Post-Combination Company Relationships and Related Party Transactions
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, the Company and the Registration Rights Holders will enter into a Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus, pursuant to which the Registration Rights Holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued or issuable as Earn Out Shares, in each case held by the Footprint Securityholders, including the founders, Troy Swope and Yoke Chung, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder. For more information regarding the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement.
”
Indemnification Agreements
The Second Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Post-Combination Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will also provide the board of directors discretion to indemnify certain key employees when determined appropriate by the board of the Post-Combination Company.
Footprint has in the past entered into indemnification agreements with each of its directors and certain of its officers and the Post-Combination Company intends to enter into new indemnification agreements with all of its directors and executive officers. The indemnification agreements will provide that the Post-Combination Company will indemnify each of its directors and executive officers against any and all expenses incurred by such director or executive officer because of his or her status as one of the Post-Combination Company’s directors or executive officers to the fullest extent permitted by Delaware law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Post-Combination Company will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director, executive officer.
Review, Approval or Ratification of Transactions with Related Person
Effective upon the consummation of the Business Combination, the Post-Combination Company’s Board will adopt a written related party transactions policy and charters of its Audit Committee and Nominating and Corporate Governance Committee that require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our Audit Committee, unless the related party is, or is associated with, a member of that committee, in which case the transaction must be reviewed and approved by our Nominating and Corporate Governance Committee.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of Company Securities
The following table sets forth information regarding the expected beneficial ownership of Post-Combination Company shares immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively the contractual maximum redemption scenario, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of Common Stock;

•	each of our named executive officers and directors;

•	each person who will become a named executive officer or director of Post-Combination Company; and

•	all executive officers and directors of the Post-Combination Company as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, director or director nominee have been pledged as security, except as noted below.

			After the Business Combination (3)
	Before the Business Combination (2)		Assuming No Redemption		Assuming Contractual Maximum Redemption Shares of Class A Stock
Name and Address of Beneficial Owners (1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of the Company
Gores Sponsor VIII LLC (4)	8,550,000	19.8	16,548,350	7.1	16,548,350	7.9
Alec Gores (4)	8,550,000	19.8	16,548,350	7.1	16,548,350	7.9
Mark Stone	—	*	—		—
Andrew McBride	—	*	—		—
Randall Bort	25,000	*	*	*	*	*
William Patton	25,000	*	*	*	*	*
Jeffrey Rea	25,000	*	*	*	*	*
All directors and executive officers as a group (6 individuals)	8,625,000	20.0	16,623,350	7.1	16,623,350	8.0

			After the Business Combination (3)
	Before the Business Combination (2)		Assuming No Redemption		Assuming Contractual Maximum Redemption Shares of Class A Stock
Name and Address of Beneficial Owners (1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Five Percent Holders
Entities affiliated with ZenCap (5)	—	—	36,187,803	15.4	36,187,803	17.3
Entities affiliated with Cleveland Avenue (6)	—	—	11,606,902	5.0	11,606,902	5.6
Entities affiliated with Olympus (7)	—	—	17,297,666	7.4	17,297,666	8.3
Movendo Capital, B.V. (8)	—	—	11,174,545	4.8	11,174,545	5.3
KSP Footprint Investments, LLC (9)	—	—	16,501,560	7.0	16,501,560	7.9
Directors and Named Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Troy M. Swope (10)	—	—	6,893,144	2.9	6,893,144	3.3
Yoke D. Chung (11)	—	—	7,294,763	3.1	7,294,763	3.5
Joshua Walden	—	—	—	*	—	*
Manu Bettegowda (12)	—	—	—	*	—	*
Leslie A. Brun(13)	—	—	431,862	*	431,862	*
Richard Daly (14)	—	—	267,361	*	267,361	*
Kevin Easler (15)	—	—	36,187,803	15.4	36,187,803	17.3
A. Stefan Kirsten (16)	—	—	53,260	*	53,260	*
Brian Krzanich (17)	—	—	805,193	*	805,193	*
Hilla Sferruzza	—	—	—	*	—	*
Donald Thompson (18)	—	—	12,149,024	5.2	12,149,024	5.8
All Directors and Executive Officers of the Post-Combination Company as a Group ([14] individuals)	—	—	29,591,104	12.5	29,591,104	14.1

*	Less than one percent.
(1)
Unless otherwise indicated, the business address of each of the entities, directors and executives prior to the Business Combination is 6260 Lookout Road, Boulder, Colorado 80301 and the business address of each of the entities, directors and executives after the Business Combination is c/o Footprint International, Inc., 250 E. Germann Rd, Gilbert, Arizona 85297.

(2)
Prior to the consummation of the Business Combination, the percentage of beneficial ownership of Goes is calculated based on (i) 34,500,000 shares of Class A Stock and (ii) 8,625,000 Class F Shares, in each case, expected to be issued and outstanding immediately prior to the consummation of the Business Combination, assuming the Business Combination closes on June 30, 2022.

(3)
The expected beneficial ownership of the Post-Combination Company is based on 234,455,000 shares in the No Redemption scenario and 208,899,204 shares in the Contractual Maximum Redemption scenario, in each case of Class A Stock to be issued and outstanding immediately after the consummation of the Mergers and the respective capitalizations of the Company and Footprint assuming the Business Combination closes on June 30, 2022.

(4)
Represents shares held by Gores Sponsor VIII LLC which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and ultimately exercises voting and dispositive power of the securities held by Gores Sponsor VIII LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(5)
Represents shares of Class A Stock held directly by ZenCap Holdings FP, LLC (“
ZenCap
”). Mr. Kevin Easler is the sole manager of ZenCap and exercises sole voting and dispositive power of the securities held by the ZenCap. Consequently, Mr. Easler, who we expect to be a member of the Post-Closing Company Board, may be deemed to be the beneficial owner of the shares held by ZenCap. The principal business address of each of ZenCap and Mr. Easler is c/o Zenfinity Capital, LLC, 14850 N Scottsdale Rd #295, Scottsdale, AZ 85254.

(6)
Represents 10,111,233 shares of Class A Stock held directly by Footprint CA LLC (“
Footprint CA
”). Cleveland Avenue Food and Beverage Fund II, LP (“
CAFB Fund II
”) is the sole member of Footprint CA. Cleveland Avenue GP II, LLC (“
Cleveland Avenue GP II
”) is the general partner of CAFB Fund II. Cleveland Avenue, LLC (“
CA LLC
” and, together with CAFB Fund II, Cleveland Avenue GP II, the “
CA Funds
”) is the sole member of Cleveland Avenue GP II.

Additionally represents 922,640 shares of Class A Stock held directly by CA Food I Fund LLC (“
CA Food
”). CA LLC is the sole member of CA Food.

Additionally represents 5,620,524 shares of Class A Stock held by MTD Food & Beverage Holdings, LLC (“
MTD
” and, together with the CA Funds and CA Food, the “
CA Affiliates
”). CA LLC is a member of MTD.
Donald Thompson is the sole manager of each of CA LLC and MTD. Consequently, Mr. Thompson may be deemed to have sole voting and dispositive power over the shares held directly by Footprint CA, CA Food, and MTD. Mr. Thompson disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of the CA Affiliates is c/o Cleveland Avenue, 222 N. Canal St., Chicago, IL 60606.

(7)
Represents (i) 19,963,178 shares of Class A Stock held directly by Olympus Growth Fund VII, L.P. (“
OGF
”) and (ii) 7,574,117 shares of Class A Stock held directly by Olympus Growth Fund VII Parallel, L.P. (“
OGF Parallel
” and together with OGF, the “
Olympus Funds
”). OGP VII, LLC (“
OGP VII
”) is the general partner of each of OGF and OGF Parallel. Mr. Robert S. Morris is the managing member of OGP VII and one of its 11 members. Consequently, Mr. Morris and OGP VII may be deemed the beneficial owners of the shares held directly by the Olympus Funds. Manu Bettegowda, who we expect to be a member of the Post-Closing Company Board, is a member of OGP VII but does not share voting or dispositive power over the shares held directly by the Olympus Funds. Mr. Bettegowda and the other members of OGP VII, other than Mr. Morris, disclaim beneficial ownership of any of the shares held by the Olympus Funds, except to the extent of their pecuniary interest. The address for each of Mr. Morris and the Olympus Funds is c/o Olympus Partners, Metro Center, 4th Floor, One Station Place, Stamford, CT 06902.

(8)
Consists of shares held by Movendo Capital, B.V. (“
Movendo
”). Movendo’s voting and investment decisions are made collectively by its board of directors, which exercises its voting and dispositive power by majority vote. The members of the Movendo board of directors consist of José Soares dos Santos, Fernando Figueiredo dos Santos, Pedro Pereira Gonçalves, Paula Prado, Francisco Veloso, Amit Pilowsky, Mr. A. Stefan Kirsten and Trust International Management (T.I.M.) B.V. Each of the foregoing entities and individuals, as a result, and by virtue of the relationships described above, may be deemed to share beneficial ownership of the shares owned by Movendo. Each of the foregoing entities and individuals disclaim beneficial ownership of the shares held of record by Movendo except to the extent of his, her or its pecuniary interest. The principal business address of Movendo is c/o Movendo Capital, B.V., Teleportboulevard (110 A.1.16) 1043 EJ, Amsterdam, Netherlands.

(9)
Consists of 16,501,560 shares of Class A Stock held by Koch Preference Subscriber. Voting and investment power over the shares held by Koch Preference Subscriber is exercised jointly by three individuals who are managers of Koch Preference Subscriber, and voting and disposition decisions require the approval of a majority of such managers. Accordingly, none of these managers individually has voting or investment power over such shares pursuant to Exchange Act Rule
13d-3,
and therefore no individual is deemed to be the beneficial owner of the shares held by Koch Preference Subscriber. The principal business address for Koch Preference Subscriber is 4111 E. 37th St. North, Wichita, KS, 67220.

(10)	Includes 319,590 shares of Class A Stock which are pledged as security to an unrelated third party.
(11)
Consists of (i) 1,470,115 shares of Class A Stock held by Chung Legacy Trust dated September 30, 2021, of which Mr. Yoke is the trustee, and (ii) 5,824,648 shares of Class A Stock held by Mr. Yoke. Voting and dispositive power over the shares held by the family trust is held by Mr. Yoke who may be deemed to beneficially own the shares. Currently, Mr. Yoke has 115,052 shares of Footprint Common Stock pledged as security to an unrelated third party.

(12)
Excludes the shares of Class A Stock held directly by the Olympus Funds as described in footnote 7 above. Mr. Bettegowda disclaims the beneficial ownership of the shares held directly by the Olympus Funds except to the extent of his pecuniary interest therein. The principal business address of Mr. Bettegowda is c/o Olympus Partners, Metro Center, 4th Floor, One Station Place, Stamford, CT 06902.

(13)
Consists of (i) 215,928 Class A Stock held directly by Leslie Brun, (ii) 172,745 Class A Stock held by the Brun Family Irrevocable Trust, and (iii) 43,189 Class A Stock held directly by the Margaret L. Roberts Irrevocable Trust. Ms. Roberts is the spouse of Mr. Brun.

(14)	Consists of 267,361 shares held directly by Mr. Daly.
(15)	Consists of the shares of Class A Stock held by ZenCap as disclosed in footnote 5 above.
(16)
Consists of (i) 53,260 shares of Class A Stock subject to outstanding options which are held directly by Mr. Kirsten and are exercisable within 60 days of June 30, 2022. Excludes the shares of Class A Stock held directly by Movendo as described in footnote 8 above. Mr. Kirsten disclaims the beneficial ownership of the shares held directly by Movendo except to the extent of his pecuniary interest therein.

(17)
Represents (i) 645,398 shares of Class A Stock held by Brian Krzanich Family Trust, of which Mr. Krzanich and his wife are trustees and (ii) 159,795 shares of Class A Stock held directly by Mr. Krzanich. Voting and dispositive power over the shares held by the family trust is shared by Mr. Krzanich and his wife and each may be deemed to beneficially own the shares.

(18)
Represents (i) 111,857 shares of Class A Stock subject to outstanding options which are held directly by Mr. Thompson and are exercisable within 60 days of June 30, 2022, (ii) the shares held by the CA Affiliates as disclosed in footnote 6 above, and (iii) 430,265 shares of Class A Stock held directly by Cleveland Manor Investments II LLC (“
Cleveland Manor
”). Mr. Thompson serves as the sole manager of Cleveland Manor and, therefore, may be deemed to have sole voting and dispositive power over the shares held directly by Cleveland Manor.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Company
Price Range of Company Securities
On February 25, 2021, the Public Units, each of which consists of one Public Share and one-eighth of
a Public Warrant, and the Public Shares began trading on Nasdaq under the symbols “GIIXU” and “GIIX,” respectively. On April 16, 2021, we announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On April 19, 2021, the Public Shares and Public Warrants began trading on Nasdaq under the symbol “GIIX” and “GIIXW.” Each Public Warrant entitles the holder to purchase one Public Share at a price of $11.50 per Public Share, subject to adjustment as described in Company’s final prospectus dated February 24, 2021 that was filed with the SEC on February 26, 2021. Only whole Public Warrants will be issued on separation of Public Units, and only whole Public Warrants may be traded and be exercised for Public Shares. The Public Warrants will become exercisable 30 days after the consummation of the Business Combination. Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Upon the consummation of the Business Combination, the Public Units will automatically separate into Public Shares and Public Warrants and, as a result, will no longer trade as a separate security and will be delisted from Nasdaq.
On December 13, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.03, $9.88 and $1.30, respectively.
Holders
At [●], 2022, there was [●] holder of record of the Public Units, [●] holder of record of our separately traded Public Shares, and [●] holder of record of the Company’s separately traded Public Warrants.
Dividend Policy
We have not paid any cash dividends on its Public Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.
Footprint
Price Range of Footprint’s Securities
Historical market price information regarding shares of Footprint Stock is not provided because there is no public market for Footprint Stock.
Dividend Policy
Footprint has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.
Post-Combination Company
Dividend Policy
Following closing of the Business Combination, the Post-Combination Company Board will consider whether or not to institute a dividend policy. It is presently intended that the Post-Combination Company retain its earnings for use in business operations and, accordingly, we do not anticipate the Post-Combination Company Board declaring any dividends in the foreseeable future.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Company stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. Please see the sections titled “
The Business Combination
” and “
The Merger Agreement and Related Agreements
” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Company stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The Resolution
“
RESOLVED
, that the Agreement and Plan of Merger, dated as of December 13, 2021 (as it may be amended from time to time, the “
Merger Agreement
”) (in the form attached to the proxy statement/prospectus in respect of the meeting as
 Annex
 A
) by and among the Company, Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Footprint International Holdco, Inc., a Delaware corporation, and the Company’s entry into the same and the transactions contemplated thereby (such transactions, the “
Business Combination
”) be approved in all respects.”
Vote Required for Approval
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, broker non-votes
will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE NASDAQ PROPOSAL
Overview
Assuming the Business Combination Proposal, the Charter Proposal and the Performance Plan Proposal are approved, our stockholders are also being asked to approve the Nasdaq Proposal. The Company’s Public Units, Public Shares and Public Warrants are listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of approximately 210,415,775 additional shares of Class A Stock, which is equal to the sum of (a) 31,055,000 shares of Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements, (b) 161,776,650 shares of Class A Stock to be issued to Footprint Equity Holders as consideration in the Business Combination, which assumes the issuance of approximately 8,351,850 shares of Class A Stock related to the exercise of Rollover Options and (c) 17,584,125 shares of Class A Stock that may be issued as Earn Out Shares in the Business Combination pursuant to the Merger Agreement.
For further information on consideration to be received by Footprint Stockholders, the treatment of Footprint options or holders of Footprint Convertible Promissory Notes and the terms of the Earn Out Shares, please see “
The Merger Agreements and Related Agreements
” and the full text of the Merger Agreement, which is attached as Annex A hereto.
As contemplated by the Incentive Plan Proposal and the Performance Plan Proposal, we also intend to reserve 29,456,697 shares of Class A Stock for grants of awards under the Incentive Plan (assuming the no redemption scenario) and 18,637,567 shares of Class A Stock under the Performance Plan (assuming the no redemption scenario), the approval of which is subject to the Incentive Plan Proposal and the Performance Plan Proposal, respectively. The approval of the issuance of such shares is not included in the Nasdaq Proposal. For more information on the Incentive Plan Proposal, please see the section titled “
Proposal No. 5—The Incentive Plan Proposal.
” For more information on the Performance Plan Proposal, please see the section titled “
Proposal No. 6—The Performance Plan Proposal
.”
Why the Company Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, we may issue 20% or more of our outstanding Common Stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of Common Stock in connection with the Business Combination.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, and assuming the Business Combination Proposal, the Charter Proposal and the Performance Plan Proposal are also approved, approximately 210,415,775 additional shares of Class A Stock will be issued as consideration pursuant to the terms of the Merger Agreement and the PIPE Investment. Such amount is the sum of (a) 31,055,000 shares of Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements, (b) 161,776,650 shares of Class A Stock to be issued to Footprint Equity Holders as consideration in the Business Combination, which assumes the issuance of approximately 6,679,108 shares of Class A Stock related to the exercise of Rollover Options and (c) 17,584,125 shares of Class A Stock that may be issued as Earn Out Shares in the Business Combination pursuant to the Merger Agreement. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.
The Resolution
“RESOLVED, that for purposes of complying with applicable provisions of NASDAQ Rule 5635, the issuance of more than 20% of the Company’s issued and outstanding voting power to Footprint Equity Holders in connection with the Business Combination and to Subscribers in connection with the PIPE Investment be approved in all respects.”
Vote Required for Approval
The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy our conditions to closing and we may not consummate the Business Combination. If the Business Combination Proposal, the Charter Proposal or the Performance Plan Proposal is not approved, this Nasdaq Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE NASDAQ PROPOSAL.

PROPOSAL NO. 3—THE CHARTER PROPOSAL
Overview
Our stockholders are being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as
 Annex
 B
, which in the judgment of our Board, is necessary to adequately address the needs of the Post-Combination Company. The following is a summary of the key changes effected by the Second Amended and Restated Certificate of Incorporation as compared to our Current Company Certificate, which is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Incorporation:

•	change the Post-Combination Company’s name to “Footprint International, Inc.”;

•
change the nature of the business or purpose of the Post-Combination Company to “engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”;

•	cause the conversion of our outstanding shares of Class F Stock into Class A Stock;

•	divide the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term;

•
provide that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six and two-thirds percent (66
2
⁄
3
%) of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class;

•
require the approval by affirmative vote of the holders of at least sixty-six and two-thirds percent (66
2
⁄
3
%) of the voting power of all then outstanding shares of capital stock of the Post-Combination Company to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to consent of stockholders in lieu of meeting, annual and special meetings of stockholders, exclusive forum and amendments;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company.
The Resolution
“
RESOLVED
, that the Second Amended and Restated Certificate of Incorporation of the Company in the form attached to the proxy statement/prospectus be adopted.”
Vote Required for Approval
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “
AGAINST
” such Charter Proposal.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Performance Plan Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Business Combination Proposal, the Nasdaq Proposal or the Performance Plan Proposal is not approved, this Charter Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSALS
Overview
Our stockholders are being asked to vote on a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory
basis. Each of these amendments was negotiated as part of the Business Combination and, in the judgment of our Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory
vote on these proposals, the Company and Footprint intend that the Second Amended and Restated Certificate of Incorporation in the form set forth on
 Annex B
 will take effect in connection with the closing of the Business Combination, assuming adoption of the Charter Proposal.
Proposal
Proposal No. 4A: Classified Board
Description of Amendment
The amendment would divide the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal from office. Our Current Company Certificate does not contemplate a classified board.
Reasons for the Amendment
The Board has evaluated the merits of a classified board structure, and determined that the classification of directors is in the best interests of Company stockholders. This amendment would create three separate classes of directors on the Post-Combination Company Board effective immediately upon the filing of the Second Amended and Restated Certificate of Incorporation. As indicated elsewhere in this proxy statement/prospectus, the Post-Combination Company Board is expected to be composed of [●] directors in Class I (expected to be [●], [●], [●] and [●]), [●] directors in Class II (expected to be [●], [●] and [●]) and [●] directors in Class III (expected to be [●], [●] and [●]). The term of the initial Class I Directors will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Directors will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Directors will expire at the third annual meeting of Post-Combination Company stockholders. At each annual meeting of Post-Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Proposal No. 4B: Election and Removal of Directors
Description of Amendment
The amendment would allow holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company, subject to the rights of the holders of any series of Preferred Stock, to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class. The Current Company Certificate provides that, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, shall have the exclusive right to elect and remove any director; provided, that with respect to the election of directors in connection with a meeting of the stockholders of the Company in which a business combination is submitted to the Company stockholders for approval, holders of the Class A Stock and holders of the Class F Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors.
Reasons for the Amendment
The amendment is intended to remove protections that were applicable to the Company prior to its initial business combination, and to more closely align director voting standards applicable to U.S. publicly traded companies by permitting all holders of capital stock of the Post-Combination Company to vote to elect or remove for cause any director from the Post-Combination Company Board. The Current Company Certificate currently provides that, before the initial business combination, only holders of Class F Stock may vote to elect or remove directors to provide continuity to the Board before the Business Combination. The amendment to the Second Amended Certificate of Incorporation makes the change to allow all holders of capital stock to vote for the election and removal for cause of directors, given that it will be adopted after the Business Combination has already taken place and the rationale behind including it in the Current Company Certificate no longer applies.
Proposal No. 4C: Required Stockholder Vote to Amend the Certificate of Incorporation of the Company
Description of Amendment
The amendment would require the approval by at least
sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of all of the then outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including any amendments to Article VII (Consent of Stockholders in Lieu of Meeting; Annual and Special Meetings of Stockholders), Article XI (Exclusive Forum) and Article XII (Amendments).The Current Company Certificate generally requires only a majority of the outstanding shares of capital stock of the Company entitled to vote to make an amendment to the Current Company Certificate, other than with respect to certain provisions relating to the Company’s status as a blank check company.
Reasons for the Amendment
The amendment is intended to protect key provisions of the Second Amended and Restated Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.
The Resolution
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Classified Board: the Post-Combination Company Board be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term.”
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:

Election and Removal of Directors: that holders of a majority of the voting power of the then outstanding capital stock of the Post-Combination Company, shall be permitted to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.”
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Required Stockholder Vote to Amend the Certificate of Incorporation of the Company: the approval by affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, be required to make amendments to certain provisions of the Second Amended and Restated Certificate, including any amendments to Article VII (Consent of Stockholders in Lieu of Meeting; Annual and Special Meetings of Stockholders), Article XI (Exclusive Forum) and Article XII (Amendments).”
Vote Required for Approval
The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.
As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on us, Footprint, our Board or the Footprint Board. Accordingly, regardless of the outcome of the non-binding
advisory vote, we and Footprint intend that the proposed Second Amended and Restated Certificate of Incorporation, in the form set forth on
Annex B
and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 5—THE INCENTIVE PLAN PROPOSAL
Overview
The Company is asking its stockholders to approve and adopt the Footprint International, Inc. 2022 Omnibus Incentive Plan (which we refer to as the “
Incentive Plan
”). The Board will approve the Incentive Plan prior to the Special Meeting, subject to approval by the Company’s stockholders. The Footprint Board considers the Incentive Plan an integral piece to its overall corporate strategy and an important measure to retain key members of management of the Post-Combination Company.
The Incentive Plan will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as
Annex D
.
Summary of the Incentive Plan
This section summarizes material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.
Securities to be Offered
Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Plan, a total of 29,456,697 shares of Post-Combination Company Stock will initially be reserved for issuance pursuant to awards under the Incentive Plan. A total of 29,456,697 shares reserved for issuance under the Incentive Plan may be issued pursuant to incentive stock options (“
ISOs
”). Shares of Post-Combination Company Stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the Incentive Plan. The number of shares available for issuance under the Incentive Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.
Administration
The Incentive Plan will be administered by our Board, except to the extent our Board elects a committee of directors to administer the Incentive Plan (as applicable, the “Administrator”). The Administrator has broad discretion to administer the Incentive Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan. To the extent the Administrator is not our Board, our Board will retain the authority to take all actions permitted by the Administrator under the Incentive Plan.
Eligibility
Our employees, consultants,
and non-employee directors,
and employees, consultants,
and non-employee directors
of our affiliates, will be eligible to receive awards under the Incentive Plan. Following the Business Combination, we expect the Company to have, collectively, approximately 2,700 employees (including our employee directors) and a limited number of consultants, if any. The basis for participation in the Incentive Plan by eligible persons is the selection of such persons for participation by the Administrator its discretion.

Grants to
 Non-Employee
 Directors
. The fair value of any awards granted under the Incentive Plan to an outside director as compensation for services on the Board during any one fiscal year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director
during such period in respect of
the non-employee director’s
services as a member of the Board during such year, may not exceed $[•], provided that the Administrator may make exceptions to this limit, and provided further that the non-employee director
receiving such additional compensation may not participate in the decision to award such compensation.
Types of Awards
Options
. We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted, except in certain limited circumstances as permitted by the Incentive Plan, and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.
Options granted under the Incentive Plan generally must be exercised by the optionee before the earlier of the expiration of such option or, to the extent addressed in an award agreement, the expiration of a specified period following the optionee’s termination of service. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance. Additionally, the option awards may contain certain restrictive covenants.
Payment of the exercise price may be made in a manner approved by our compensation committee, which may include (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check, (ii) delivery of Class A common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Administrator.
SARs.
 A stock appreciation right (“
SAR
”) is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted, except in certain limited circumstances as permitted by the Incentive Plan. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, other awards. The Administrator will have the discretion to determine other terms and conditions of an SAR award.
Restricted Share Awards
. A restricted share award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a shareholder, including the right to vote the shares of common stock subject to the restricted share award and to receive dividends on the shares of common stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.
Restricted Share Units (“RSUs”)
. An RSU is a right to receive cash, shares of common stock, or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Share Awards
. A share award is a transfer of unrestricted shares of common stock on terms and conditions, if any, determined by the Administrator.
Dividend Equivalents.
 Dividend equivalents entitle a participant to receive cash, shares of common stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award, provided that if dividend equivalents are declared during the period that an award is outstanding, such dividend equivalents will either (i) not be paid or credited with respect to such award or (ii) be paid currently or credited to an account for the participant and subject to the same terms and restrictions (including vesting requirement(s)) as the applicable award. No divided equivalents will be paid on options or SARs.
Other Share-Based Awards
. Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock.
Cash Awards
. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.
Substitute Awards
. Awards may be granted in substitution or exchange for any other award granted under the Incentive Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the Incentive Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates.
Certain Transactions
If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the Incentive Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.
Clawback
All awards granted under the Incentive Plan will be subject to reduction, cancellation, or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the Incentive Plan, in each case, in accordance with applicable law and our policy (whenever adopted).
Plan Amendment and Termination
Our Administrator may amend or terminate any award, award agreement, or the Incentive Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or share appreciation right. For purposes of the Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of Class A common stock. The Incentive Plan will remain in effect for a period of 10 years (unless earlier terminated by our Board).

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Nonqualified Stock Options
. If an optionee is granted a nonqualified stock option (“
NSO
”) under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of a share of common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares were held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options
. An optionee receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the optionee should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, depending on how long the shares were held, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as an option that does not meet the requirements of the Code for ISOs and the optionee will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss, depending on how long the shares were held. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income on disposition of the shares.
Other Awards
. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: (i) SARs are taxed and deductible in substantially the same manner as NSOs; (ii) restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election within 30 days of the grant of the award); and (iii) RSUs, dividend equivalents, and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the grantee recognizes ordinary income.
New Plan Benefits
The benefits or amounts that may be received or allocated to participants under the Incentive Plan will be determined at the discretion of the Administrator and are not currently determinable. No awards have been previously granted under the Incentive Plan and no awards have been granted under the Incentive Plan subject to stockholder approval of the Incentive Plan.
Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.
The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal is not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE PERFORMANCE PLAN PROPOSAL
Overview
The Company is asking its stockholders to approve and adopt the Founder Performance Incentive and Parent Earn Out Plan, which we refer to as the “
Performance Plan
.” The Board will approve the Performance Plan prior to the Special Meeting, subject to approval by the Company’s stockholders.
The Performance Plan will provide for the grant of restricted stock unit awards intended to align the interests of our employees and founders with those of our stockholders. The Performance Plan is described in more detail below. A copy of the Performance Plan is attached to this proxy statement/prospectus as
Annex E
.
Summary of the Performance Plan
This section summarizes material features of the Performance Plan. The summary is qualified in its entirety by reference to the complete text of the Performance Plan.
Purposes of the Performance Plan
The purposes of the Performance Plan are to align the interests of our employees and founders with those of our stockholders and to retain personnel, including our founders, for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by, or is under common control with the Company (such entities are referred to herein as, the company group); to provide additional incentive to employees and founders; and to promote the success of our business. These incentives will be provided through the grant of restricted stock units as the administrator of the Performance Plan may determine.
Eligibility
The Performance Plan provides for the grant of restricted stock units to certain employees who currently hold Footprint Stock Options and the founders of the Company and the company group.
Authorized Shares
Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Performance Plan, a total of 18,637,567 shares of Post-Combination Company Stock will initially be reserved for issuance pursuant to awards under the Performance Plan.
Under the Performance Plan,
one-seventh of
the authorized share pool will be issued upon settlement of a vested Restricted Stock Unit based on the occurrence of each of seven distinct triggering events, which occur if the Common Share Price (as such term is defined in the Merger Agreement) is greater than $13.00, $15.50, $18.00, $20.50, $23.00, $25.50, or $28.00 respectively (each such event, a “
Triggering Event”
), within the five year period after the Lockup Expiration Date (as such term is defined in the Merger Agreement) (the “
Incentive Period”
). Additionally, the shares issuable to the founders upon the occurrence of each Triggering Event will be subject to additional time vesting. The shares will vest in three equal installments six months, eighteen months and thirty months following the applicable Triggering Event.
Each applicable Triggering Event may occur only once, if at all, and in no event will participants be entitled to receive awards in the aggregate covering more than 18,637,567 shares under the Performance Plan.
If, during the Incentive Period, there is a Change of Control (as such term is defined in the Merger Agreement) that will result in the holders of Post-Combination Company Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event that has not occurred prior to the date of such Change of Control (each such triggering event a “
CIC Triggering Event
”), then immediately

prior to the consummation of such Change of Control (a) each CIC Triggering Event shall be deemed to have occurred and (b) all shares issuable upon the occurrence of any such CIC Triggering Event may be issued under the Performance Plan.
Generally, if an award is forfeited to or reacquired by us due to the failure to vest, the forfeited shares that were subject to such awards will become available for future grant under the Performance Plan (unless it has terminated). Shares that actually have been issued under the Performance Plan under any award will not be returned to the Performance Plan and will not become available for future distribution under the Performance Plan, nor will shares used to satisfy tax withholding obligations. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off, combination,
reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Performance Plan, will adjust the number and class of shares that may be delivered under the Performance Plan and/or the number and class of shares covered by each outstanding award, and the numerical share limits contained in the Performance Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the Performance Plan and is referred to as the administrator. Different administrators may administer the Performance Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the Performance Plan and revoke the delegation of some or all authority previously delegated.
Subject to the terms of the Performance Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the Performance Plan. The administrator will have the power to administer the Performance Plan, including, but not limited to, the power to construe and interpret the Performance Plan and awards granted under the Performance Plan, to determine whether a Triggering Event or CIC Triggering Event have occurred and make any other determinations related to a Triggering Event, and determine the other terms of awards, including, but not limited to, the number of shares of Post-Combination Company Stock subject to each award. The administrator will also have the authority to amend awards, subject to the provisions of the Performance Plan. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Restricted Stock Units
Restricted stock units may be granted under the Performance Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share. Any restricted stock units granted under the Performance Plan will vest based on the Triggering Events (and CIC Triggering Events) as set forth above, and the administrator will determine the other terms and conditions of restricted stock units.
Non-Transferability of
Awards
Unless the administrator provides otherwise, the Performance Plan generally does not allow for the transfer or disposal of awards. Any unauthorized transfer will be void.

Dissolution or Liquidation
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Forfeiture and Clawback
All awards granted under the Performance Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement on the applicable grant date as the administrator determines necessary or appropriate.
Amendment or Termination
The Performance Plan will become effective upon the latest of adoption, stockholder approval and the Closing and will continue in effect until terminated by the administrator. In addition, the Board will have the authority to amend, suspend, or terminate the Performance Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Performance Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Restricted Stock Unit Awards.
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant on the settlement date. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The Company generally will be entitled to a tax deduction in connection with an award under the Performance Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, except to the extent such deduction is limited by applicable provisions of the Code.
New Plan Benefits
In connection with the Business Combination and pursuant to the Merger Agreement, we intend to grant certain employees and the founders of Footprint awards under the Performance Plan. As provided in the Merger Agreement, (i) Troy Swope and Yoke Chung are each eligible for an award under the Performance Plan equal to 50% of the number of shares equal to, but separate from, the Aggregate Earn Out Shares Amount and (ii) each holder of Footprint Stock Options (whether vested or unvested) as of immediately prior to the Effective Time, are eligible to receive an award covering a pro rata portion of the Plan Allocable Amount (as defined in the Merger Agreement), computed based on the number of shares of Footprint Common Stock issuable upon exercise of the Footprint Stock Options (whether vested or unvested) held by such holder of Footprint Stock Option relative to the number of shares of Footprint Common Stock issuable upon exercise of all outstanding Footprint Stock Options (whether vested or unvested), in each case, as of immediately prior to the Effective Time. As of the date hereof, we expect that executive officers, and employees, including the founders, of the Post-Combination Company will be eligible for awards under the Performance Plan.

Performance Plan
Name and Position	Dollar Value ($) (1)	Number of Shares
Troy Swope Chief Executive Officer & Co-Founder	$180,237,281 (1)	8,792,063
Yoke Chung Chief Technology Officer & Co-Founder	$180,237,281 (1)	8,792,063
Joshua Walden (2) Chief Operating Officer	—	—
Executive Group	$5,184,345 (1)	252,895
Non-Executive Director Group (3)	—	—
Non-Executive Officer Employee Group	$16,411,217 (1)	800,547

(1)
Dollar value is calculated by multiplying (A) the number of shares in a given tranche by (B) the Common Share Price of such tranche’s Triggering Event. One seventh of the awards will vest when the Common Share Price is greater than $13.00 per share; one seventh at $15.50; one seventh at $18.00; one seventh at $20.50; one seventh at $23.00; one seventh at $25.50; and one seventh at $28.00 (subject to additional time vesting after each Triggering Event in the case of the shares to be issued to Mssrs. Swope and Chung).

(2)
As discussed above, Mr. Walden voluntarily resigned from Footprint effective as of January 10, 2022 and Footprint Stock Options held by Mr. Walden were forfeited and cancelled for no consideration upon such date, and he is not eligible for awards under the Performance Plan.

(3)	Per the terms of the Performance Plan, non-employees, including non-executive directors, are not eligible for awards under the Performance Plan.
Vote Required for Approval
Approval of this Performance Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Performance Plan Proposal will have no effect on the Performance Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Performance Plan Proposal.
This Performance Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is not approved, this Performance Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Performance Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE PERFORMANCE PLAN PROPOSAL.

PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL
Overview
Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purpose of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. The Special Meeting will be held in lieu of the 2022 annual meeting of stockholders. Pursuant to the Current Company Certificate, each director on the Company Board holds office until his or her respective successor is duly elected and qualified. In this Proposal No. 7, we are asking our holders of Class F Stock to approve a proposal to re-elect the
Company’s four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.
For more information on the experience of the directors on the current Company’s Board, please see the section titled “
Management of the Company
.”
Pursuant to the Current Company Certificate, prior to the initial business combination, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. In connection with the closing of the Business Combination, we anticipate that Messrs. Alec Gores, Randall Bort, William Patton and Jeffrey Rea (the “Resigning Directors”) will submit their resignations from their positions as member of the Company’s Board and of any committee thereof (conditioned upon and effective as of the consummation of the Business Combination) and will appoint [●], [●], [●] and [●] as Class I directors, [●], [●] and [●] as Class II directors and [●], [●] and [●] as Class III directors to the Post-Combination Company Board, effective as of immediately after the consummation of the Business Combination. See the section titled “
Management After the Business Combination
.”
The Resolution
“
RESOLVED
, that each of Messrs. Gores, Bort, Patton and Rea be elected and shall serve as a director on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.”
Vote Required for Approval
Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will
have no effect on the vote.
This Director Election Proposal is not conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Performance Plan Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE ELECTION OF EACH OF THE FOUR DIRECTOR NOMINEES
TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the chairman of the Special Meeting, at their option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal or the Performance Plan Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal and the Performance Plan Proposal are approved.
The Resolution
“
RESOLVED
, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal or the Performance Plan Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal, the Performance Plan Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Footprint has been determined to be the accounting acquirer, primarily due to the fact that Footprint Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Footprint issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Footprint in future reports of the Post-Combination Company.
LEGAL MATTERS
The legality of shares of Class A Stock offered by the proxy statement/prospectus will be passed upon for the Company by Weil, Gotshal & Manges LLP.
EXPERTS
The financial statements of Gores Holdings VIII, Inc. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from September 14, 2020 (inception) through December 31, 2020, have been included herein and in the proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Footprint International Holdco, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021 and 2020, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
APPRAISAL RIGHTS
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Company stockholders will be “householding” this proxy statement/prospectus. Company stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•
if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Gores Holdings VIII, Inc., 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at (303)
531-3100,
to inform us of his or her request; or

•	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Computershare Trust Company, N.A.
FUTURE STOCKHOLDER PROPOSALS
The Special Meeting to be held on [●], 2022 will be held in lieu of the 2022 annual meeting of the Company. The next annual meeting of stockholders will be held in [●], 2023. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at the Company’s 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule
14a-8
of the Exchange Act and the Post-Combination Company’s bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail the 2023 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2023 annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statement and other information with the SEC as required by the Exchange Act. Our public filings are available to the public on the SEC’s website at
www.sec.gov
. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.
If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:
Gores Holdings VIII, Inc.
6260 Lookout Road,
Boulder, Colorado 80301
(303)
531-3100
Email: jchou@gores.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: GIIX.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Company stockholder and would like to request documents, please do so by [●], 2022, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of the Company for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Footprint has been supplied by Footprint. Information provided by either Company or Footprint does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Company for the Special Meeting. Company has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including the Company, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
Gores Holdings VIII, Inc. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Statements of Operations for the Year Ended December 31, 2021 and for the Period from September 14, 2020 (inception) through December 31, 2020	F-4
Statements of Changes In Stockholders’ Equity (Deficit) for the Year Ended December 31, 2021 and for the Period from September 14, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the Year Ended December 31, 2021 and for the Period from September 14, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

Footprint International Holdco, Inc. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-25
Consolidated Statements of Operations and Comprehensive Loss as of December 31, 2021 and December 31, 2020	F-26
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2021 and December 31, 2020	F-27
Consolidated Statements of Mezzanine Equity and Stockholders’ Equity for the fiscal years ended December 31, 2021 and December 31, 2020	F-28
Notes to Consolidated Financial Statements	F-29

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Gores Holdings VIII, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Gores Holdings VIII, Inc. (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2021 and for the period from September 14, 2020 (inception) through December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from September 14, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Denver, Colorado
March 28, 2022

GORES HOLDINGS VIII, INC.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
CURRENT ASSETS:
Cash and cash equivalents	$317,220	$—
Prepaid assets	1,090,278	—

Total current assets	1,407,498	—
Cash, cash equivalents and other investments held in Trust Account	345,030,739	—

Total assets	$346,438,237	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$3,175,067	$750
State franchise tax accrual	200,000	450
Public warrants derivative liability	8,754,375	—
Private warrants derivative liability	6,022,332	—
Notes and advances payable — related party	1,350,000	—

Total current liabilities	19,501,774	1,200
Deferred underwriting compensation	12,075,000	—

Total liabilities	$31,576,774	$1,200

Commitments and contingencies
Class A Common Stock subject to possible redemption, 34,500,000 and -0- shares at December 31, 2021 and December 31, 2020, respectively (at redemption value of $10 per share)	345,000,000	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 8,625,000 and -0- shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	863	—
Additional paid-in-capital	—	—
Accumulated deficit	(30,139,400)	(1,200)

Total stockholders’ equity (deficit)	(30,138,537)	(1,200)

Total liabilities and stockholders’ equity (deficit)	$346,438,237	$—

See accompanying notes to financial statements.

GORES HOLDINGS VIII, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the period from September 14, 2020 (inception) through December 31, 2020
Revenues	—	—
Professional fees and other expenses	(4,710,584)	(750)
State franchise taxes, other than income tax	(200,000)	(450)
Loss from change in fair value of warrant liabilities	(3,421,208)	—
Allocated expense for warrant issuance cost	(378,413)	—

Net loss from operations	(8,710,205)	(1,200)
Other income — interest income	30,739	—

Net loss before income taxes	$(8,679,466)	$(1,200)

Provision for income tax	—	—

Net loss attributable to common shares	$(8,679,466)	$(1,200)

Net loss per ordinary share:
Class A Common Stock — basic and diluted	$(0.92)	$—

Class F Common Stock — basic and diluted	$(0.92)	$—

See accompanying notes to financial statements.

GORES HOLDINGS VIII, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	For the Period from September 14, 2020 (inception) through December 31, 2020
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at September 14, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(1,200)	(1,200)

Balance at December 31, 2020	—	$—	—	$—	$—	$(1,200)	$(1,200)

	Year Ended December 31, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	$—	$(1,200)	$(1,200)
Sale of Class F Common Stock to Sponsor on January 11, 2021 at $0.0001 par value	—	—	8,625,000	863	24,137	—	25,000
Excess of fair value paid by founders for warrants	—	—	—	—	4,272,001	—	4,272,001
Subsequent measurement of Class A Common Stock subject to redemption against additional paid-in capital	—	—	—	—	(4,296,138)	—	(4,296,138)
Subsequent measurement of Class A Common Stock subject to redemption against accumulated deficit	—	—	—	—	—	(21,458,734)	(21,458,734)
Net loss	—	—	—	—	—	(8,679,466)	(8,679,466)

Balance at December 31, 2021	—	$—	8,625,000	$863	$—	$(30,139,400)	$(30,138,537)

See accompanying notes to financial statements.

GORES HOLDINGS VIII, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the period from September 14, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(8,679,466)	$(1,200)
Changes in state franchise tax accrual	199,550	450
Changes in prepaid assets	(1,090,278)	—
Changes in accrued expenses, formation and offering costs	3,174,317	750
Issuance costs related to warrant liabilities	378,413	—
Changes in fair value warrants derivative liabilities	3,421,208	—

Net cash used in operating activities	(2,596,256)	—

Cash flows from investing activities:
Cash deposited in Trust Account	(345,000,000)	—
Interest reinvested in the Trust Account	(30,739)	—

Net cash used in investing activities	(345,030,739)	—

Cash flows from financing activities:
Proceeds from sale of Units in Public Offering	345,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	8,900,000	—
Proceeds from sale of Class F Common Stock to Sponsor	25,000	—
Proceeds from notes and advances payable — related party	1,975,000	—
Repayment of notes and advances payable — related party	(625,000)	—
Payment of underwriter’s discounts and commissions	(6,900,000)	—
Payment of accrued offering costs	(430,785)	—

Net cash provided by financing activities	347,944,215	—

Increase in cash	317,220	—
Cash at beginning of period	—	—

Cash at end of period	$317,220	$—

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$12,075,000	$—
Supplemental disclosure of income and franchise taxes paid:
Cash paid for income and state franchise taxes	$450	$—

See accompanying notes to financial statements.

GORES HOLDINGS VIII, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations
Organization and General
Gores Holdings VIII, Inc. (the “Company”) was incorporated in Delaware on September 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor VIII, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
At December 31, 2021, the Company had not commenced any operations. All activity for the period from September 14, 2020 (inception) through December 31, 2021 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on March 1, 2021 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Proposed Business Combination
On December 13, 2021, Gores Holdings VIII, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Frontier Merger Sub, Inc. (“First Merger Sub”), Frontier Merger Sub II, LLC (“Second Merger Sub”), and Footprint International Holdco, Inc. (“Footprint”), which provides for, among other things: (a) the merger of First Merger Sub with and into Footprint, with Footprint continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Footprint with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.
The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company and the Board of Directors of Footprint (the “Footprint Board”) on December 13, 2021.
The Merger Agreement
Merger Consideration
Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger, (a) each share of (i) Footprint’s common stock, par value $0.000001 per share (“Footprint Common Stock”), including shares of Footprint Common Stock issuable pursuant to the exercise of warrants to purchase Footprint Common Stock (“Footprint Warrants”), will be converted into the right to receive a number of newly-issued shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Company Class A Stock”), equal to the Per Share Company Common Stock Consideration (as defined in the Merger Agreement), (ii) Footprint’s Class A preferred stock, par value $0.001 per share (“Footprint Class A Preferred Stock”), will be converted into the right to

receive a number of newly-issued shares of Company Class A Stock equal to the Per Share Company Class A Preferred Stock Consideration (as defined in the Merger Agreement), (iii) Footprint’s Class B preferred stock, par value $0.001 per share (“Footprint Class B Preferred Stock”), will be converted into the right to receive a number of newly-issued shares of Company Class A Stock equal to the Per Share Company Class B Preferred Stock Consideration (as defined in the Merger Agreement), and (iv) Footprint’s Class C preferred stock, par value $0.001 per share (“Footprint Class C Preferred Stock”), will be converted into the right to receive a number of newly-issued shares of Company Class A Stock equal to the Per Share Company Class C Preferred Stock Consideration (as defined in the Merger Agreement) and (b) each of the promissory notes outstanding that entitle the holder thereof to convert outstanding amounts into shares of capital stock of Footprint (“Footprint Convertible Promissory Notes”) will be converted into the right to receive a number of newly-issued shares of Company Class A Stock set forth on the Company Closing Certificate (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, the Company is required to use reasonable best efforts to cause the shares of Company Class A Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement (the “Business Combination”) to be listed on the Nasdaq Capital Market (the “NASDAQ”) at the closing of the Business Combination.
Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders, holders of stock options of Footprint, holders of Footprint Warrants and holders of Footprint Convertible Promissory Notes will be an aggregate of 161,776,650 shares of Company Class A Stock (deemed to have a value of $10.00 per share).
In addition to the consideration to be paid at the closing of the Business Combination, certain stockholders and holders of stock options of Footprint will be entitled to receive, pursuant to the Merger Agreement or the Parent Performance Plan (as defined in the Merger Agreement), additional shares of Company Class A Stock or performance-based restricted stock units from the Company, as applicable, subject to the terms provided in the Merger Agreement or the Parent Performance Plan.
Treatment of Footprint’s Stock Options
Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Footprint’s stock options, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Company Class A Stock and at an adjusted exercise price per share as determined pursuant to the terms of the Merger Agreement. Each such converted option will be subject to the same terms and conditions as were applicable to the corresponding Footprint stock option as of immediately prior to the closing of the Business Combination.
Representations, Warranties and Covenants
The parties to the Merger Agreement have made representations, warranties and covenants that are customary for transactions of this nature. The representations and warranties of the respective parties to the Merger Agreement will not survive the closing of the Business Combination.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Merger Agreement also contains additional covenants of the parties, including, among others, (a) covenants providing for the Company and Footprint to use their reasonable best efforts to obtain all necessary regulatory approvals and (b) covenants providing for the Company and Footprint to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Business Combination. The covenants of the parties to the Merger Agreement will not survive the closing of the Business Combination, except for those covenants that by their terms expressly apply in whole or in part after the closing of the Business Combination.

Conditions to Consummation of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (a) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (c) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1) of
the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) remaining after the completion of the contemplated redemption offer in relation to Company Class A Stock in accordance with the terms of the Merger Agreement, (d) receipt of the required Company stockholder approval, (e) the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement by holders of a majority of the voting power of the outstanding shares of Footprint Common Stock (the “Footprint Stockholder Approval”), (f) the effectiveness of the Registration Statement under the Securities Act, (g) the receipt of the approval for listing by NASDAQ of the Company Class A Stock to be issued in connection with the closing of the Business Combination, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing, and (h) the Closing Parent Cash (as defined in the Merger Agreement) being equal to or exceeding $550,000,000.
Following approval of the Merger Agreement and the transactions contemplated thereby by the Footprint Board, and receipt of the recommendation of the Footprint Board to adopt the Merger Agreement and approve the transactions contemplated thereby, Footprint stockholders holding a sufficient amount of Footprint Common Stock delivered a written consent adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement, and no further approval of Footprint’s stockholders is required with respect to the consummation of the transactions contemplated by the Merger Agreement.
Termination
The Merger Agreement may be terminated at any time prior to the consummation of the Mergers (whether before or after the required Company stockholder vote and Footprint Stockholder Approval has been obtained) by mutual written consent of the Company and Footprint and in certain other circumstances, including if the Business Combination has not been consummated by July 13, 2022 (the “Outside Date”) and the delay in closing prior to such date is not due to the breach of the Merger Agreement by the party seeking to terminate.
The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Mergers, does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by the contracting parties in connection with negotiating the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the respective parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s investors and security holders. Company investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties or covenants of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

PIPE Investment; Subscription Agreements
On December 13, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors, including certain individuals (each, an “Individual Investor Subscription Agreement”), institutional investors (each, an “Institutional Investor Subscription Agreement”) and Gores Sponsor VIII LLC (the “Sponsor Subscription Agreement,” and, together with the Individual Investor Subscription Agreement and the Institutional Investor Subscription Agreement, the “PIPE Subscription Agreements”), pursuant to which the investors have agreed to purchase an aggregate of 31,055,000 shares of Company Class A Stock in a private placement for $10.00 per share (the “PIPE Investment”).
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) 30 days after the Outside Date, if the closing of the Business Combination shall not have occurred by such date other than as a result of a breach of the investor’s obligations under the Subscription Agreement. As of the date hereof, the shares of Company Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the closing, file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Class A Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to assign its commitment to purchase the Company Class A Stock under the Sponsor Subscription Agreement in advance of the closing of the Business Combination. The Institutional Investor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreement.
The foregoing description of the PIPE Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Subscription Agreements, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Waiver and Share Surrender Agreement
On December 13, 2021, the Company entered a Waiver and Share Surrender Agreement (the “Waiver Agreement”) with the Sponsor and each holder (including the Sponsor) (each, a “Class F Holder,” and, collectively, the “Class F Holders”) of the Company’s Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), pursuant to which (a) the Class F Holders have agreed to waive certain of the anti-dilution
rights in respect of their Class F Common Stock and (b) the Sponsor has agreed to irrevocably surrender 1,501,650 shares of Class F Common Stock, in each case, in connection with, and subject to, the closing of the Business Combination.
The foregoing description of the Waiver Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Waiver Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Financing
Upon the IPO Closing Date and the sale of the Private Placement Warrants, an aggregate of $345,000,000 was placed in a Trust Account with Deutsche Bank Trust Company Americas (the “Trust Account”) acting as Trustee.

The Company intends to finance a Business Combination with the net proceeds from its $345,000,000 Public Offering and its sale of $8,900,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act that invest only in direct U.S. government obligations. As of December 31, 2021, the Trust Account consisted of money market funds.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination by March 1, 2023; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination by March 1, 2023, subject to the requirements of law and stock exchange rules.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards

Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “
Distinguishing Liabilities from Equity
” (“ASC 480”) in subsequent periods.
The Company will have until March 1, 2023 to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2021 and 2020 and the results of operations and cash flows for the periods presented. Operating results for the period ended December 31, 2021 and 2020 are not necessarily indicative of results that may be expected for the full year or any other period.
Net Loss Per Common Share
The Company has two classes of shares, which are referred to as Class A Common Stock and Class F Common Stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 7,279,166 shares of Common Stock at $11.50 per share were issued on March 1, 2021. At December 31, 2021 and 2020, no warrants had been exercised. The 7,279,166 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted

earnings per share for the periods ended December 31, 2021 and 2020 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Year Ended December 31, 2021		For the Period from September 14, 2020 (inception) Through December 31, 2020
	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss, including accretion of temporary equity	$(26,692,609)	$(7,741,729)	$—	$(1,200)

Denominator:
Weighted-average shares outstanding	28,923,288	8,388,699	—	8,625,000
Basic and diluted net loss per share	$(0.92)	$(0.92)	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “
Fair Value Measurements and Disclosures
,” approximates the carrying amounts represented in the balance sheet.
Fair Value Measurement
ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).
Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.
The three levels of the fair value hierarchy under ASC 820 are as follows:
Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.
Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.
In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.
Derivative Liabilities
The Company evaluated the Warrants (as defined below in Note 3—Public Offering) and Private Placement Warrants (as defined below in Note 4—Related Party Transactions) (collectively, “Warrant Securities”), and the all forward purchase agreements in accordance with ASC
815-40,
 Derivatives and Hedging—Contracts in Entity’s Own Equity
, and concluded that the Warrant Securities and forward purchase agreements could not be accounted for as components of equity. As the Warrant Securities and forward purchase agreements meet the definition of a derivative in accordance with ASC 815, the Warrant Securities and forward purchase agreements are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Offering Costs
The Company complies with the requirements of FASB ASC Topic
340-10-S99-1,
“
Other Assets and Deferred Costs—SEC Materials
” (“ASC
340-10-S99”)
and SEC Staff Accounting Bulletin Topic 5A, “
Expenses of Offering
”. Offering costs were $19,405,785 (including $18,975,000 in underwriter’s fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and were charged to stockholders’ equity upon the completion of the Public Offering. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $378,413 are reflected as an expense in the statements of operations.
Redeemable Common Stock
As discussed in Note 3, all of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021 and 2020.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
Cash, Cash Equivalents and Other Investments Held in Trust Account
At December 31, 2021, the Company had $345,030,739 in the Trust Account which may be utilized for Business Combinations. At December 31, 2021, the Trust Account consisted of money market funds.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination by March 1, 2023; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination by March 1, 2023, subject to the requirements of law and stock exchange rules.

Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classifications, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.
Recently Issued Accounting Pronouncements Not Yet Adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a business combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by March 1, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by March 1, 2023, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, at December 31, 2021, the Company had current liabilities of $19,501,774 and working capital of ($18,094,276), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after December 31, 2021 and amounts are continuing to accrue. Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.

3.	Public Offering
Public Units
On March 1, 2021, the Company sold 34,500,000 units at a price of $10.00 per unit (the “Units”), including 4,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $345,000,000. Each Unit consists of one share of the Company’s Class A Common Stock (the “public shares”), and one-eighth
of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the
24-month
period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Computershare, Inc., as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($6,900,000) of the per Unit offering price to the underwriter at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($12,075,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriter is not entitled to any interest accrued on the Deferred Discount.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features that do not qualify for equity classification in FASB ASC Topic
815-40
“
Derivatives and Hedging—Contracts in Entity’s Own Equity
.” The fair value of the public warrants at February 25, 2021 was a liability of $6,727,500. At December 31, 2021, the fair value has increased to $8,754,375. The change in fair value of $2,026,875 is reflected as an expense in the statements of operations.
All of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in
ASC 480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic
470-20,
“
Debt—Debt with Conversion and Other Options
.”
Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in
capital).

As of December 31, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was fully recognized by June 30, 2021. There has been no additional accretion since:

As of December 31, 2021
Gross proceeds	$345,000,000
Less:
Proceeds allocated to public warrants	$(6,727,500)
Class A shares issuance costs	$(19,027,372)

Plus:
Accretion of carrying value to redemption value	$25,754,872

Contingently redeemable Class A Common Stock	$345,000,000

4.	Related Party Transactions
Founder Shares
On January 11, 2021, the Sponsor purchased 8,625,000 shares of Class F Common Stock, par value $0.0001 per share, of the Company (the “Founder Shares”) for $25,000, or approximately $0.003 per share. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment is exercised. As a result of the underwriter’s election to fully exercise its over-allotment option, 1,125,000 Founder Shares are no longer subject to forfeiture. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Public Offering. On February 23, 2021, the Sponsor transferred 25,000 Founder Shares to each of the three independent directors at their original purchase price.
At December 31, 2021, there was an aggregate of 8,625,000 Founder Shares outstanding. The Founder Shares are identical to the Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are convertible under the circumstances described below. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s certificate of incorporation.
The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “
Compensation-Stock Compensation
” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.
Stock-based
compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Private Placement Warrants
The Sponsor has purchased from the Company an aggregate of 2,966,666 whole warrants at a price of $3.00 per warrant (a purchase price of $8,900,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless. Consistent with the public warrants, the private warrants are accounted for as liabilities under ASC Topic
814-40,
due to their terms.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on March 1, 2021. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest
bearing and payable on the earlier of January 31, 2022 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.
On March 19, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for ongoing operational expenses and certain other expenses in connection with the Business Combination. The note is unsecured, non-interest
bearing and matures on the earlier of: (i) February 11, 2023 or (ii) the date on which the Company consummates the Business Combination. As of December 31, 2021, the amount advanced by Sponsor to the Company was $1,350,000.
In addition, in order to finance transaction costs in connection with our Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $3.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
Administrative Services Agreement
The Company entered into an administrative services agreement pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on February 25, 2021 (the date the securities were first listed on the Nasdaq Capital Market) and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the period commencing February 25, 2021 through December 31, 2021 the Company has paid the affiliate $202,857.

5.	Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $12,075,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriter upon the Company’s consummation of a Business Combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriter if there is no Business Combination.

6.	Income Taxes
Effective Tax Rate Reconciliation
A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2021 as follows:

Year Ended
December 31, 2021
Income tax expense/(benefit) at the federal statutory rate	$(1,822,688)
Capitalized Transaction Expenses	700,544
Warrant Liability	797,920
State income taxes—net of federal income tax benefits	(56,601)
Change in valuation allowance	380,825

Total income tax expense (benefit)	$—

Current/Deferred Taxes

Year Ended
December 31, 2021
Current income tax expense/(benefit)
Federal	$—
State	—

Total current income tax expense/(benefit)	$—

Deferred income tax expense/(benefit)
Federal	$—
State	—

Total deferred income tax expense/(benefit)	$—

Provision for income taxes	$—

Deferred Tax Assets and Liabilities
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2021:

December 31, 2021
Deferred tax assets
Accrued Expenses	$183,790
Net operating losses	198,257

Total deferred tax assets	382,047
Valuation allowance	(381,120)

Net deferred tax assets	927

December 31, 2021
Deferred tax liabilities
Prepaids	(512)
Accrued Income	(414)

Total deferred tax liabilities	(927)

Net deferred tax assets (liabilities)	$0

7.	Fair Value Measurement
The Company complies with FASB ASC 820,
Fair Value Measurements
, for its financial assets and liabilities that are
re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in February 2021 are subject to treatment as a liability. The Company utilized a Monte Carlo simulation methodology to value the warrants for periods prior to public warrant trading and observable transactions for subsequent periods, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date and March 31, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies that went public in 2020 and 2021. At December 31, 2021, there were observable transactions in the Company’s public warrants. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. At December 31, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $2.03 at December 31, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	February 25, 2021	December 31, 2021*
Selected Volatility	20.0%	—
Risk-free interest rate	0.91%	—
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.5

*	Volatility and risk-free rate were not utilized in computation.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of December 31, 2021, is classified as Level 1 and Level 2, respectively, due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.

As of December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $6.0 million and $8.8 million, respectively, based on the closing price of GIIXW on that date of $2.03.
As of February 25, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $4.6 million and $6.7 million, respectively, based on the closing price of GIIXU on that date of $10.41.
The following table presents the changes in the fair value of warrant liabilities:

	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value at February 25, 2021	$4,627,999	$6,727,500	$11,355,499
Change in fair value	1,394,333	2,026,875	3,421,208
Fair value at December 31, 2021	$6,022,332	$8,754,375	$14,776,707
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

			Significant	Significant
			Other	Other
		Quoted Prices in	Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Cash, Cash Equivalents and Other Investments Held in Trust Account	$345,030,739	$345,030,739	$—	$—
Derivative warrant liabilities:
Public warrants	(8,754,375)	(8,754,375)	—	—
Private placement warrants	(6,022,332)	—	(6,022,332)	—

8.	Stockholders’ Equity
Common Stock
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A Common Stock, par value $0.0001 per share and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At December 31, 2021, there were 34,500,000 shares of Class A Common Stock and 8,625,000 shares of Class F Common Stock issued and outstanding, respectively.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2021, there were no shares of preferred stock issued and outstanding.

9.	Risk and Uncertainties
Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

10.	Subsequent Events
On February 23, 2022, the Sponsor extended the maturity date of promissory note issued by the Company to the Sponsor. The note remains unsecured, non-interest
bearing and matures on the earlier of: (i) February 11, 2023 or (ii) the date on which the Company consummates a Business Combination. There are no other items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.
Class C Preferred Stock
On December 13, 2021, the Company raised $150.0 million through the issuance of Class C Preferred Stock to a single investor in contemplation of and concurrently with the signing of the Merger Agreement with Gores. The Class C Preferred Stock is senior to the Class A and B Preferred Stock and Common Stock of the Company, and holders of the Class C Preferred Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Class C Preferred Stock is convertible into Common Stock of the Company as defined in the certificate of incorporation, and will be converted into shares of Gores common stock upon the Closing of the Mergers.
Paycheck Protection Program (“PPP”) Loan
On December 21, 2021, the Company received approval from the Small Business Administration (“
SBA
”) for the full forgiveness of the authorized PPP loan plus all accrued interest. The forgiveness of the PPP loan will be accounted for as a gain on extinguishment of debt in the fourth quarter of fiscal 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and Board of Directors of Footprint International Holdco, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Footprint International Holdco, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring net losses and negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
April 29, 2022
We have served as the Company’s auditor since 2020

Footprint International Holdco, Inc.
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(In thousands, except share amounts)

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$138,158	$115,729
Restricted cash	10,343	53
Accounts receivable, net	16,979	7,852
Inventories	20,526	10,510
Prepaid expenses and other current assets	14,992	7,970

Total current assets	200,998	142,114
Other noncurrent receivables	14,448	4,347
Property and equipment, net	192,312	45,187
Equipment deposits	44,834	18,391
Intangibles, net	1,029	851
Other noncurrent assets	17,033	1,112

Total Assets	$470,654	$212,002

Liabilities, Mezzanine Equity, and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,093	$12,677
Accrued expenses	5,137	2,708
Current portion of debt and construction financing	6,671	6,620
Short-term secured borrowing	3,202	2,938
Other current liabilities	9,299	3,096

Total current liabilities	72,402	28,039
Debt and construction financing, net of current portion	49,647	24,684
Capital lease obligations, net of current portion	2,730	6,934
Unsecured convertible notes	226,558	—
Other noncurrent liabilities	20,019	2,994

Total Liabilities	371,356	62,651

Commitments and contingencies (Note 11)
Mezzanine Equity:
Class A Preferred stock, $0.001 par value 12,000 shares authorized; 11,040 and 11,040 issued and outstanding as of December 31, 2021 and 2020, respectively. Liquidation preference of $386,408 as of December 31, 2021 and 2020.	268,537	268,537
Class B Preferred stock, $0.001 par value 4,867 shares authorized; 4,866 and 4,866 issued and outstanding as of December 31, 2021 and 2020, respectively. Liquidation preference of $62,849 as of December 31, 2021 and 2020.	16,781	16,781
Class C Preferred Stock, $0.001 par value 6,000 shares authorized; 6,000 and 0 issued and outstanding as of December 31, 2021 and 2020, respectively. Liquidation preference of $150,850 and $0 as of December 31, 2021 and 2020, respectively.	143,057	—

Total mezzanine equity	428,375	285,318

Stockholders’ Equity:
Common stock, $0.000001 par value 30,000,000 shares authorized; 6,904,771 and 6,841,496 issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in-capital	5,504	1,023
Accumulated deficit	(332,717)	(135,887)
Accumulated other comprehensive loss	(1,864)	(1,103)

Total stockholders’ equity	(329,077)	(135,967)

Total liabilities, mezzanine equity, and stockholders’ equity	$470,654	$212,002

The accompanying notes are an integral part of these consolidated financial statements.

Footprint International Holdco, Inc.
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2021 and 2020
(In thousands, except share and per share amounts)

	2021	2020
Revenue	$55,043	$28,771
Cost of sales	132,864	50,088
Selling, general and administrative	48,752	24,529
Research and development	10,196	5,715
Other operating expense, net	1,280	561

Net loss from operations	(138,049)	(52,122)
Interest expense, net	60,000	5,567
(Gain) on extinguishment of debt	(2,654)	—
Other expense, net	493	658

Net loss before income taxes	(195,888)	(58,347)
Income tax expense	942	781
Net loss	$(196,830)	$(59,128)

Net loss per common share:
Basic and Diluted	$(28.65)	$(9.37)

Weighted average common shares outstanding:
Basic and Diluted	6,869,320	6,800,519

Comprehensive loss, net of tax:
Net loss	(196,830)	(59,128)
Foreign currency translation adjustment	(761)	529

Other comprehensive loss, net of tax	(761)	529

Comprehensive loss	$(197,591)	$(58,599)

The accompanying notes are an integral part of these consolidated financial statements.

Footprint International Holdco, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Operating Activities
Net loss	$(196,830)	$(59,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,579	4,617
Accretion and amortization of debt discounts and issuance costs, respectively	201	262
Accretion on Preferred B redemption liability	1,023	—
Change in fair value of the convertible notes	46,974	—
Share-based compensation	4,004	57
Other non-cash charges	1,060	773
Gain on extinguishment of debt	(2,654)	—
Deferred income taxes	(235)	12
Deferred rent	1,570	198
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Accounts receivable	(9,116)	(1,334)
Inventories	(10,074)	(7,373)
Prepaid expenses and other current assets	(6,998)	(5,538)
Other noncurrent receivables	(10,101)	(2,991)
Other noncurrent assets	(9,117)	(306)
Accounts payable and accrued expenses	14,571	(11,841)
Other current liabilities	5,010	(546)
Other noncurrent liabilities	11,469	826

Net cash used in operating activities	(146,664)	(82,312)
Investing activities
Cash paid for property and equipment additions	(107,086)	(13,006)
Proceeds from the sale of equipment	—	6
Deposits on equipment	(31,149)	(13,520)

Net cash used in investing activities	(138,235)	(26,520)
Financing activities
Proceeds from debt and secured borrowings	22,413	30,592
Principal payments of debt and secured borrowings	(23,447)	(18,817)
Debt financing costs	—	(1,161)
Proceeds from convertible notes	170,829	—
Principal payments under capital lease obligations	(557)	(552)
Common stock issued	27	27
Preferred stock issued, net of issuance costs	149,501	206,387
Payment for offering costs	(613)	—

Net cash provided by financing activities	318,153	216,476

Effect of exchange rates on cash	(535)	—

Net increase in cash, cash equivalents and restricted cash	32,719	107,644
Cash, cash equivalents, and restricted cash beginning of period	115,782	8,138

Cash, cash equivalents, and restricted cash end of period	$148,501	$115,782

Supplementary cash flow information
Cash paid for interest, net of amounts capitalized	$3,365	$5,446
Supplementary cash flow information on non-cash investing and financing activities
Acquisitions of property and equipment included in accounts payable	$28,001	$2,974
Extinguishment of Preferred B stock	$—	$38,856
Issuance of modified Preferred B stock	$—	$22,075
Recognition of fixed asset and financing obligation related to build to suit arrangement	$27,923	$—
Settlement of capital lease liability via issuance of convertible notes	$4,024	$—
Acquisition of property and equipment through issuance of convertible notes	$3,660	$—
The accompanying notes are an integral part of these consolidated financial statements.

Footprint International Holdco, Inc.
Consolidated Statements of Mezzanine Equity and Stockholders’ Equity
Years Ended December 31, 2021 and 2020
($ in thousands, except share data)

	Mezzanine Equity
	Preferred Stock						Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2019	2,486	$62,150	4,866	$38,856	—	$—	6,722,217	$—	$949	$(1,632)	$(91,093)	$(91,776)
Net loss	—	—	—	—	—	—	—	—	—	—	(59,128)	(59,128)
Other Comprehensive gain	—	—	—	—	—	—	—	—	—	529	—	529
Issuance of Common Stock	—	—	—	—	—	—	119,279	—	27	—	—	27
Issuance of Preferred Stock	8,478	211,955	—	—	—	—	—	—	—	—	—	—
Issuance of Preferred Stock – Related Party	76	1,900	—	—	—	—	—	—	—	—	—	—
Preferred equity raise transaction costs	—	(7,468)	—	—	—	—	—	—	—	—	—	—
Accretion on notes receivable	—	—	—	—	—	—	—	—	(10)	—	—	(10)
Extinguishment of Preferred B	—	—	—	(14,334)	—	—	—	—	—	—	14,334	14,334
Preferred B redemption feature reclassification to liability	—	—	—	(7,741)	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	57	—	—	57

Balances as of December 31, 2020	11,040	$268,537	4,866	$16,781	—	—	6,841,496	$—	$1,023	$(1,103)	$(135,887)	$(135,967)
Net loss	—	—	—	—	—	—	—	—	—	—	(196,830)	(196,830)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(761)	—	(761)
Issuance of common stock	—	—	—	—	—	—	63,275	—	27	—	—	27
Issuance of preferred stock, net of issuance costs of $499	—	—	—	—	6,000	143,057	—	—	—	—	—	—
Accretion on notes receivable	—	—	—	—	—	—	—	—	(60)	—	—	(60)
Warrant issuance to settle contingent liability	—	—	—	—	—	—	—	—	510	—	—	510
Share-based compensation	—	—	—	—	—	—	—	—	4,004	—	—	4,004

Balances as of December 31, 2021	11,040	$268,537	4,866	$16,781	6,000	143,057	6,904,771	$—	$5,504	$(1,864)	$(332,717)	$(329,077)

The accompanying notes are an integral part of these consolidated financial statements.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements
1. Description of Business
Footprint International Holdco, Inc. (“Footprint” and collectively with its consolidated subsidiaries, “we,” “us,” “our,” or the “Company”) is a technology company focused on the design, development, and manufacturing of sustainable alternatives to traditional foam and plastic packaging. The Company is an emerging leader in providing sustainable, molded fiber packaging solutions for a wide variety of products to food, beverage, food service and other consumer products companies. The Company’s customers include companies and their related brands in the consumer markets and industrial products industries. The Company is headquartered in Gilbert, Arizona and has manufacturing facilities located in Gilbert, Arizona; Richburg, South Carolina; and Mexicali, Mexico.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. Since inception, the Company has financed its operations primarily through equity and debt financings. As of December 31, 2021, the Company had an accumulated deficit of $332.7 million, and cash and cash equivalents of $138.2 million. For the twelve months ended December 31, 2021, the Company had a net loss of $196.8 million and net cash used in operations of $146.7 million. For the twelve months ended December 31, 2020, the Company had net losses of $59.1 million and net cash used in operations of $82.3 million. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
During December 2021, the Company raised $150.0 million through the issuance of Class C Preferred Stock to a single investor in contemplation of and concurrently with the signing of the Merger Agreement with Gores. In addition to the Pending Business Combination discussed below, the Company is currently in the process of evaluating a number of financing alternatives. Although the Company believes that it will be successful in raising additional capital that will provide sufficient liquidity through April 2023, these plans have not been finalized, and are not within the Company’s control, and therefore cannot be deemed probable. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
Pending Business Combination
On December 13, 2021, the Company entered into an Agreement and Plan of Merger (the “
Merger Agreement
”) with a special purpose acquisition company (“
SPAC
”) Gores Holdings VIII, Inc., a Delaware corporation (“
Gores
”), Frontier Merger Sub, Inc. a Delaware corporation (“
First Merger Sub
”), a wholly owned subsidiary of Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”) and wholly-owned subsidiary of Gores. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Gores’ stockholders and the Company’s stockholders, the First Merger Sub will be merged with and into Footprint (the “
First Merger
”), with Footprint surviving the merger, and immediately following the First Merger and as part of the same overall transaction as the First Merger, Footprint will merge with the Second Merger Sub, and together with the First Merger, (the “
Mergers
”) as a wholly-owned subsidiary of Gores. At the effective time of the First Merger (the “
Effective Time
”), each share of Footprint capital stock (i.e. preferred, common stock and warrants) and convertible notes outstanding immediately prior to the Effective Time will be converted solely into the right to receive a number of Gores common stock equal to the applicable exchange ratios described in the Merger Agreement. Upon the Closing, Gores Holdings VIII, Inc. will be renamed “Footprint International, Inc.” (“FPI”) and it shares will be publicly traded under a new ticker symbol. The transactions contemplated by the Merger Agreement are subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Following the Closing of the Mergers, the former Footprint security holders immediately before the Merger will own approximately 69% of the outstanding securities of FPI, with the security holders of Gores immediately before the Mergers and the private investors (“
Subscribers
”) expected to own the remaining minority interest of FPI. The ownership percentages are subject to adjustments based on the number of shares redeemed by Gores’ shareholders at the time of the Closing. The transaction will be accounted for as a reverse recapitalization as the Company has been determined to be the accounting acquirer.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and, in certain cases, include amounts that reflect management’s estimates and assumptions. All intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements include the accounts of Footprint and its wholly-owned subsidiaries.
Use of Estimates
In preparing its consolidated financial statements in conformity with accounting principles generally accepted in the United States, the Company makes assumptions, estimates and judgements, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to realizability of inventory, sales returns, allowances for doubtful accounts, fair value methods including convertible notes and common stock, product warranty, useful lives of property and equipment, finite-lived intangible assets, accounting for income taxes, share-based compensation expense and embedded derivatives. The Company’s estimates are based on historical experience and on its future expectations that are believed to be reasonable. Actual results may differ from its current estimates and those differences may be material.
Deferred Offering Costs
The Company capitalizes within Other noncurrent assets certain legal, accounting and other third-party fees that are directly related to the Company’s in-process
planned initial public offering. After consummation of the planned initial public offering these costs are recorded as a reduction of the proceeds received as a result of the offering. Should the public offering plan be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses. As of December 31, 2021, the Company has paid and incurred $0.6 million related to offering costs which are included in other noncurrent assets in the consolidated balance sheet. The Company did not incur any offering costs in 2020.
Segment Reporting
Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“
CODM
”), or decision-making group, in making decisions on how to allocate resources and assess performance for the organization. The Company’s CODM is the Chief Executive Officer. The CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Accordingly, the Company has determined that it has one operating segment, and therefore, one reportable segment.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Concentration of Credit Risk
The Company’s cash, cash equivalents, and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Accounts receivable are derived from revenue earned from customers located in the U.S. and internationally and generally do not require collateral.
For the year ended December 31, 2021, the Company had one customer who accounted for more than 10% of the Company’s total accounts receivable. The customer accounted for 23% of the Company’s total accounts receivable. For the year ended December 31, 2020, no customer represented more than 10% of the Company’s total accounts receivable. The Company seeks to mitigate its credit risk with respect to accounts receivables, and customer-concentration by contracting with large commercial customers and regularly monitoring the aging of accounts receivable balances. As of December 31, 2021 and 2020, the Company had not experienced any significant losses on its account receivables.
For the year ended December 31, 2021, the Company had one customer who accounted for more than 10% of the Company’s revenue totaling 17%. For the year ended December 31, 2020, the Company had one customer who accounted for more than 10% of the Company’s revenue totaling 23%.
Cash and Cash Equivalents
The Company considers all cash balances and highly liquid investments with remaining maturities not exceeding three months at the date of purchase to be cash equivalents. On December 31, 2021 and 2020, we had $138.2 million and $115.7 million, respectively, of cash and cash equivalents.
Restricted Cash
Restricted cash relates to an Equipment Manufacturing Agreement (the “Supply Agreement”) the Company entered into on April 22, 2021. The Company has assigned its obligation under the Supply Agreement to escrow the amounts that will remain in Restricted cash. The Company has determined that the escrow amounts will be released within the next twelve months to satisfy the Supply Agreement. On December 31, 2021 and 2020, the Company had $10.3 million and $0.1 million, respectively, of Restricted cash.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The Company estimates the allowance necessary to provide for uncollectible accounts receivable. The estimate is based on historical experience, combined with a review of current developments, forecasts of future losses, and includes specific accounts for which collectability is determined to be permanently impaired (bankruptcy, lack of contact, age of account balance, etc.). The process by which the Company calculates the allowance includes analyzing historical loss experience and reserving primarily based upon the age profile of the receivables and specific payment issues, combined with reasonable and supportable forecasts of future losses. As of December 31, 2021 and 2020, the Company had recorded an allowance for doubtful accounts of $0.3 million and $0.6 million, respectively.
The Company has entered into factoring agreements to transfer, on a revolving basis, certain trade accounts receivable to third parties. Transfers under these agreements have not met the requirements to be accounted for as sales in accordance with the
Transfers and Servicing
topic of the Financial Accounting Standards Board (“
FASB
”) Accounting Standards Codification (“
ASC
”) 860, as such, there is no gain or loss recognized at the time of transfer and the gross receivable balance, along with a corresponding liability balance, are reported on the accompany consolidated

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

balance sheets. Receivables transferred under all agreements are subject to continuing involvement, which consists primarily of collection services. Receivables subject to factoring agreements as of December 31, 2021 and 2020, totaled $4.3 million and $3.9 million, respectively, and are included in the Company’s accounts receivable.
Inventories
Inventories are stated at the lower of cost and net realizable value with cost determined based on average cost. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and an applicable portion of manufacturing overhead. Inventories are written down that have a carrying value in excess of net realizable value.
Depreciation and amortization expense related to the Company’s manufacturing facilities and production equipment is capitalized in inventory costs and is expensed to cost of sales upon the sale of products. The amount of depreciation and amortization expense allocated to inventory is based on the Company’s normal capacity. If production levels are outside of normal capacity, the unallocated depreciation and amortization is included within the selling, general and administrative line item.
Other Noncurrent Receivables
Other noncurrent receivables primarily consist of value added tax (“
VAT
”) receivables and relate to payments the Company has made on purchases of goods that will be reimbursed by the Mexico tax authorities once those goods are exported. The Company may collect VAT receivables within 12 months, but had previously anticipated collection periods longer than 12 months based on timing of the filings . As such, the Company estimates the amount of VAT receivables that should be included as current assets and noncurrent assets. The outstanding balance of VAT receivables of $14.4 million and $4.3 million were included as noncurrent assets on the consolidated balance sheets as of December 31, 2021 and 2020, respectively. A total of $5.3 million and $0.0 million of VAT receivables were included in prepaid expenses and other current assets on the consolidated balance sheets as of December 31, 2021 and 2020, respectively.
Property and Equipment, Net
Property and equipment, net (including leasehold improvements) are initially recorded at cost, net of accumulated depreciation. As part of the Company’s custom supply arrangements, Footprint designs and develops production tooling to produce custom products for customers. If the Company retains ownership of the tooling the costs associated with the design and development of the tooling are capitalized into property and equipment, net. When the customer retains ownership of the production tooling, the Company has the noncancellable right to use the equipment, and the design and development costs are capitalized into other noncurrent assets. In either scenario, the production tools are amortized over the shorter of the asset’s useful life or the duration of the supply arrangement. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets and assuming no salvage value, as follows:

Type	Estimated Useful Life
Buildings and improvements	15 - 40 Years
Machinery and equipment	7 - 10 Years
Office and computer equipment	3 - 7 Years
Leasehold Improvements (1)	3 - 7 Years

(1)	Leasehold improvements are depreciated over the lesser of the lease term or the useful life of the improvement.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Depreciation expense related to general and administrative functions is recorded within selling, general and administrative in the consolidated statements of operations and comprehensive loss. Depreciation for capitalized equipment that is used for research and development activities is expensed to research and development within the consolidated statements of operations and comprehensive loss.
In the event that facts and circumstances indicate that the carrying value of long-lived assets, including property and equipment, may be impaired, the Company performs a recoverability evaluation. If the evaluation indicates that the carrying value of an asset is not recoverable from its undiscounted cash flows, an impairment loss is measured by comparing the carrying value of the asset to its fair value, based on discounted cash flows. Long-lived assets classified as held for sale are presented in the balance sheet at the lower of their carrying value or fair value less cost to sell.
Intangible Assets
Assets and liabilities of acquired businesses are recorded under the acquisition method of accounting at their estimated fair values at the dates of acquisition.
Intangible assets consist of capitalized costs related to the acquisition of patents from third parties and successful registration of patents that include patent application fees and associated legal fees. Definite-lived intangible assets are carried at cost less accumulated amortization and are amortized on a straight-line basis over their estimated useful lives described below. Definite-lived intangible assets are tested for impairment when facts and circumstances indicate the carrying value may not be recoverable from their undiscounted cash flows. If impaired, the assets are written down to fair value based on either discounted cash flows or appraised values.

Type	Estimated Useful Life
Customer relationships	5 - 20 Years
Technology	5 - 7 Years
Patents	20 Years
Construction Financing Obligations
The Company records assets and liabilities for estimated construction costs under build-to-suit
lease arrangements when the Company is deemed the owner of the leased space due to its level of direct financial and operational involvement in the construction. When construction is complete the Company evaluates the sale-lease back criteria to determine if it continues to be the owner of the building.
After the construction period, if the Company continues to be the owner of the facility, the arrangement is classified as a financing obligation instead of a lease. If the Company is not the owner of the facility the assets and liabilities for construction costs are derecognized, and the lease is classified as operating.
Leases
For leases classified as operating leases, the lease agreements generally include rent holidays and rent escalation provisions and may include contingent rent provisions for percentage of sales in excess of specified levels. The Company recognizes rent holidays, as well as escalating rent provisions, as deferred rent expense and amortizes these balances on a straight-line basis over the term of the lease.
For leases that are classified as capital leases, the capital lease asset is included in property and equipment, net and a corresponding amount is recorded as a current and noncurrent capital lease obligations on the

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

accompanying consolidated balance sheets at an amount equal to the lesser of the net present value of the minimum lease payments to be made over the lease term or the fair value of the property being leased. The Company allocates each lease payment between a reduction of the lease obligation and interest expense using the effective interest method.
The Company has entered into certain transactions for the sale and leaseback of certain equipment and other property. Each sale-leaseback transaction is assessed to determine whether the relevant sale-leaseback accounting criteria are met. Any gain or loss from the transaction is deferred and amortized as rent expense on a straight-line basis over the term of the lease. If the lease does not meet the criteria for sale-leaseback accounting, the Company records the financing lease asset which is included in the property and equipment, net line item, and a corresponding financing obligation in the current or noncurrent long-term debt line item on the consolidated balance sheets. The Company allocates each lease payment between a reduction of the lease obligation and interest expense using the effective interest method.
Convertible Notes
As permitted under ASC 825,
Financial Instruments
(ASC 825), the Company has elected the fair value option to account for its convertible notes that were issued in 2021. In accordance with ASC 825, the Company records its convertible notes at fair value with changes in fair value recorded in the condensed consolidated statement of operations in interest expense, with the exception of changes in fair value due to instrument-specific credit risk which are required to be recognized in accumulated other comprehensive income (loss), a component of stockholders’ deficit. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in other expense, net, as incurred and were not deferred. The fair value adjustments and interest expense are recorded in interest expense, net in the consolidated statement of operations and comprehensive loss. The convertible notes will convert automatically upon the occurrence of the contingent events as described in Note 8 – Debt.
Deferred Financing Costs
Certain costs related to obtaining debt financing are capitalized and amortized to interest expense using the straight-line method over the terms of the related financing. These costs are presented as a direct offset to the related debt balance and are included in the current portion of long-term debt and long-term debt, net of current portion on the consolidated balance sheets.
Revenue Recognition
The Company recognizes revenues when control of the promised product is transferred to customers. Control transfers overtime or at a point in time depending on the nature of the Company’s performance obligations.
The Company estimates that the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The Company does not have material variable considerations.
The majority of the Company’s revenues are from molded fiber packaging solutions and are derived from multi-year supply arrangements (i.e. letter of engagement (“LoE”) or master supply agreement (“MSA”)) with leading manufacturers and marketers of packaged consumer and industrial products. Supply arrangements may contain minimum purchase requirements but do not typically include fixed volumes. Customers generally purchase products through purchase orders that are short-term in nature and which are pursuant to an MSA, LoE or other communications.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The Company manufactures certain products that have no alternative use to the Company once they are manufactured to a customer’s specifications. If the Company has an enforceable right to payment for custom products at all times in the manufacturing process, revenue is recognized over time. Revenue from molded fiber packaging is primarily recognized over time using the units produced output method as each type of packaging is generally manufactured for a specific customer in a continuous production process. The timing of revenue recognition for the Company’s products that either have an alternative use or do not have an enforceable right to payment during the manufacturing process are recognized at a point in time, typically upon shipment. Amounts billed to customers for shipping are presented within revenue.
As part of the Company’s custom supply arrangements, Footprint designs and develops prototype and production tooling to produce custom products for customers. If the Company is reimbursed for the tooling or other preproduction activities such as non-recurring
engineering, the reimbursement is considered a prepayment for future products because the tooling and preproduction activities are not distinct performance obligations. As such, tooling and preproduction activity reimbursement is initially recorded as a contract liability and is recognized as revenue over time as the Company supplies products, which is, typically seven and three years for industrial and commercial products, respectively. Unbilled receivables are recorded for revenue recognized over time when the Company has determined that control has passed to the customer and the Company has the present right to payment. Unbilled receivables are included in receivables in the consolidated balance sheet.
Taxes collected from customers and remitted to governmental authorities are excluded from revenue. Shipping and handling costs from product sales are reported in cost of sales and are recognized as cost when revenue is recognized. Costs to obtain a contract are generally immaterial and the Company has elected the practical expedient to expense these costs as incurred if the duration of the contract is one year or less.
Cost of Sales
Cost of sales for the year ended December 31, 2021 was $132.9 million compared to $50.1 million for the year ended December 31, 2020. Cost of sales are the costs of products sold, including the costs of all materials, labor and overhead incurred in the production process. The direct costs of production (including raw materials, freight, labor, factory rent, depreciation, and other production-related expenditures) are charged to costs of sales in the same period as the related revenue is recognized.
Research and Development
The Company designs and develops customized products based on the customer’s unique specifications. This includes designing the product shape, functionality, developing the material composition and manufacturing the prototype tooling (i.e. preproduction activities). The prototype will go through multiple iterations of testing and design updates until it meets the customer’s specifications and is approved by the customer. The overall objective of the preproduction activities is to develop a product and related production tool that will be used on a commercial basis in the future. Accordingly, the preproduction activities are expensed to research and development as incurred. The costs primarily include employee salaries and benefits, materials and facility costs.
Share-Based Compensation
.
For awards with a service or market condition, compensation expense is recognized over the vesting period on a straight-line basis using the grant date fair value of the award and the estimated number of awards that are expected to vest. For awards with a performance condition, the Company assesses the probability of vesting at each reporting period and adjusts compensation cost based on its probability assessment. The Company’s plans provide for stock awards which may include accelerated vesting upon retirement, disability, or death of eligible

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

employees. The Company considers a stock-based award to be vested when the service period is no longer contingent on the employee providing future service.
Advertising Expenses
Advertising costs are expensed in the period incurred. Advertising expenses, recorded within the selling, general and administrative expense line item on the Company’s consolidated statements of operations and comprehensive loss, were approximately $6.6 million and $0.9 million for the years ended December 31, 2021 and 2020, respectively.
Foreign Currency Translation
For
non-U.S.
subsidiaries which operate in a local currency environment, assets and liabilities are translated into U.S. dollars at year-end
exchange rates. Income, expense and cash flow items are translated at average exchange rates prevailing during the year. Translation adjustments for these subsidiaries are accumulated as a separate component of accumulated other comprehensive loss in equity.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. All deferred tax assets and liabilities are classified as noncurrent in our consolidated balance sheets.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, recent financial operations and their associated valuation allowances, if any. In the event we were to determine that we would be able to realize or not realize our deferred income tax assets in the future in their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce or increase the provision for income taxes, respectively.
Certain provisions of ASC 740,
Income Taxes,
provide that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We use significant judgment in determining (i) whether a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination, and (ii) measuring the tax benefit as the largest amount of benefit that is more likely than not to be realized upon ultimate settlement. We do not record any benefit for the tax positions where we do not meet the more likely than not initial recognition threshold. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized. Although the Company believes its accounting for unrecognized tax benefits is reasonable, the final outcome of the Company’s tax audits could have a material adverse effect on our cash flows or materially benefit our results of operations in future periods depending upon their ultimate resolution.
Fair value measurements
The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

categorize each of our fair value measurements in one of the following three levels based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy prioritizes the quality and reliability of the information used to determine fair values.

Input Level	Definitions
Level 1	Inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

Level 3	Inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).
The fair value of cash and cash equivalents, accounts receivable, prepaids and other current assets, accounts payable and accrued liabilities, approximate their carrying value due to their short-term maturities. Debt and construction financing are presented at their carrying value, which is based on borrowing rates currently available to the Company for loans with similar terms, approximates their fair values. Capital lease liabilities are recorded as the lesser of the net present value of the minimum lease payments, measured using the Company’s incremental borrowing rate, or the fair value of the assets received. Short-term secured borrowings resulting from accounts receivable factoring agreements are presented as the aggregate carrying value (approximate fair value) of the underlying receivable less the advance received from the factor. Failed sale-leasebacks are accounted for as a secured borrowing and presented as their carrying value, which is based on borrowing rates currently available to the Company.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.
The update removes, modifies, and adds certain recurring and nonrecurring fair value measurement disclosures, including removing disclosures around the amount(s) of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation process for Level 3 fair value measurements, among other things. ASU
2018-13
adds disclosure requirements around changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and a narrative description of measurement uncertainty. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted the new standard on January 1, 2020, with no material impact to the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company is provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public
business entities, including early adoption when permissible. The Company elected the extended transition period available to emerging growth companies and deferred adoption of the standards until required

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

for
non-public
business entities or until the Company is no longer considered an emerging growth company. The following provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements.
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
, which requires lessees to recognize the assets and liabilities that arise from all leases on the consolidated balances sheets. ASU
2016-02
is required to be adopted by us on January 1, 2022, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted in any interim or annual reporting period. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The new guidance will result in the recording of a lease liability and corresponding asset on the statements of financial position. The Company is currently evaluating the effect of this standard on the Company’s consolidated financial statements. While we are continuing to evaluate all potential impacts of the standard, we anticipate the lessee accounting for operating leases under the standard could have a material effect on our consolidated balance sheets
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. Although an entity may still use its current systems and methods for recording the allowance for credit losses, under the new rules, the inputs used to record the allowance for credit losses generally will need to change to appropriately reflect an estimate of all expected credit losses and the use of reasonable and supportable forecasts. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022 and early adoption is permitted. While we are continuing to evaluate all potential impacts of the standard, we anticipate the adoption of this standard will not have a material impact on our consolidated financial statements and disclosures.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. This amendment modifies ASC 740 to simplify the accounting for income taxes. The guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years, beginning after December 15, 2022. While we are continuing to evaluate all potential impacts of the standard, we anticipate the adoption of this standard will not have a material impact on our consolidated financial statements and disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (ASC
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
. The new standard simplifies the accounting for convertible instruments by removing the beneficial conversion and cash conversion accounting models for convertible instruments and removes certain settlement conditions that are required for contracts to qualify for equity classification. This new standard also simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted
method for convertible instruments and requires that the effect of potential share settlement be included in diluted earnings per share calculations when an instrument may be settled in cash or shares. The new standard requires entities to provide expanded disclosures about the terms and features of convertible instruments, how the instruments have been reported in the entity’s financial statements, and information about events, conditions, and circumstances that can affect how to assess the amount or timing of an entity’s future cash flows related to those instruments. The new standard is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. While we are continuing to evaluate all potential impacts of the standard, we anticipate the adoption of this standard will not have a material impact on our consolidated financial statements and disclosures.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

3. Revenue Recognition
The Company’s revenue is disaggregated by business segment as follows (in thousands):

	Years ended December 31,
	2021	2020
Food-Grade	$34,934	$11,479
Industrial	16,529	13,748
Other	3,580	3,544

Revenue	$55,043	$28,771

Our revenues disaggregated by geographic region were as follows (in thousands):

	Years ended December 31,
	2021	2020
United States	$51,113	$25,782
Rest of world	3,930	2,989

Total Revenue	$55,043	$28,771

Allowance for Doubtful Accounts
The Company’s allowance for doubtful accounts is as follows (in thousands):

	Years ended December 31,
	2021	2020
Balance at beginning of period	$604	$321
Increase/(decrease) in provision for doubtful accounts	(278)	283
Write-offs, net of recoveries	—	—

Balance at end of period	$326	$604

Contract Balances (Deferred Revenue)
The change in the Company’s contract liabilities of $4.5 million as of December 31, 2021 is based on the opening balance amount of $2.2 million as of January 1, 2021 and the closing balance amount of $6.7 million as of December 31, 2021. The change during fiscal year 2021 is due to cash received from customers for prepayments related to custom tooling of $5.7 million, and the recognition of $1.2 million in revenue as the Company produces products under supply arrangements.
The change in the Company’s contract liabilities of $0.3 million as of December 31, 2020 is based on the opening balance amount of $1.9 million as of January 1, 2020 and the closing balance amount of $2.2 million as of December 31, 2020. The change is due to cash received from customers for prepayments related to custom tooling of $1.2 million, and the recognition of $0.9 million in revenue as the Company produces products under supply arrangements.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2021, the total contract liability of $6.7 million was comprised of $2.1 million and $4.6 million related to commercial and industrial tooling and preproduction activities, respectively. This revenue is recognized over time as the Company supplies products based on the expected product life and customer supply arrangement duration, which is typically seven and three years for industrial and commercial products, respectively.
Certain of the Company’s contracts with customers are governed by a multi-year MSA or LoE that also requires a purchase order that specifies the product and the product’s quantity. Accordingly, a MSA along with a purchase orders are considered to be contracts for revenue recognition purposes and are considered transactional in nature as they have a duration of one-year
or less. As such, the Company does not disclose the value of unsatisfied performance obligations for contracts (i.e., purchase orders) with an original expected length of one year or less.
4. Inventories
As of December 31, 2021 and 2020, inventories consisted of (in thousands):

	Years ended December 31,
	2021	2020
Raw materials	$14,265	$2,352
Work in process	4,385	4,718
Finished goods	1,876	3,440

Total inventories	$20,526	$10,510

5. Intangible Assets
The following table displays the intangible assets and related accumulated amortization as of December 31, 2021 and 2020 (in thousands):

	Years ended December 31,
	2021	2020
Patents	$1,085	$870
Less: accumulated depreciation	(56)	(19)

Total	$1,029	$851

The weighted average useful life of the intangible assets was 20.0 years. Amortization expense for intangible assets for the years ended December 31, 2021 and 2020 was $40 thousand and $10 thousand, respectively. The Company also has additional intangible assets related to customer relationships and technology. As of December 31, 2021 and 2020, the intangible assets related to customer relationships and technology have been fully amortized.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The estimated aggregate amortization expense for each of the five succeeding fiscal years is shown in the table below at (in thousands):

Total
2022	$25
2023	25
2024	25
2025	25
2026	25
Thereafter	904

Total	$1,029

6. Property and Equipment, net
As of December 31, 2021 and 2020, property and equipment, net consisted of (in thousands):

	Years ended December 31,
	2021	2020
Buildings and improvements (1)	$48,152	$7,448
Machinery and equipment (2)	170,829	52,687
Office and computer equipment	1,773	1,232

Total property and equipment	220,754	61,367
Less: Accumulated depreciation	28,442	16,180

Property and equipment, net	$192,312	$45,187

(1)
Includes $34.8 million related construction in progress for the design, construction and associated interest costs for the leased manufacturing facility in Mexicali, Mexico of which the Company is deemed the owner for accounting purposes.

(2)
Includes gross assets under capital lease of $12.9 million and related accumulated depreciation of $3.1 million as of December 31, 2021 and gross assets under capital lease of $9.2 million and related accumulated depreciation of $2.3 million as of December 31, 2020.

The Company recorded total depreciation expense related to property and equipment, including the depreciation expense of assets under capital leases, of $12.4 million and $4.6 million for the years ended December 31, 2021 and 2020, respectively. The Company reported depreciation expense within the following line items in the consolidated statements of operations and comprehensive loss (in thousands):

	Years Ended December 31,
	2021	2020
Cost of sales	$10,806	$3,130
Selling, general and administrative	1,252	1,032
Research and development	365	445

Total depreciation expense	$12,423	$4,607

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The Company’s entity-wide fixed assets by country consists of (in thousands):

	Years Ended December 31,
	2021	2020
United States	$50,850	$26,841
Mexico	140,283	16,215
Rest of world	1,179	2,131

Total fixed assets	$192,312	$45,187

7. Accrued Expenses
Accrued expenses consisted of (in thousands):

	Years Ended December 31,
	2021	2020
Accrued payroll	$2,227	$1,235
Accrued warranty	910	396
Accrued taxes	1,724	732
Accrued interest	186	253
Other	90	92

Total accrued expenses	$5,137	$2,708

8. Debt
Debt and Construction Financing
As of December 31, 2021 and 2020, debt and construction financing consisted of the following (in thousands):

		Years ended December 31,
	Interest Rate	2021	2020
Trinity term loan	14.5%	$6,838	7,000
Trinity secured borrowing—sale-leaseback	14.1%	10,585	14,720
Preferred B redemption liability (refer to Note 12)	12.4%	8,843	7,819
Paycheck Protection Program loan	1.0%	—	2,654
Construction financing obligation	8.0%	30,680	—

Total debt and construction financing		56,946	32,193
Less: Current portion		(6,671)	(6,620)
Less: Deferred financing costs		(628)	(889)

Total debt and construction financing, net of current portion		$49,647	$24,684

Additional Debt
Unsecured convertible notes	8.0%	$226,558	$—

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Trinity Term Loan
In June 2020, the Company entered into a $7.0 million loan agreement that accrues interest at a variable interest rate equal to the greater of the Prime Rate plus 7.25% or 12.00%. Based on the loan agreement, the (“Prime Rate”) means, at any time the greater of the rate of interest noted in the “Money Rates” section of the
Wall Street Journal
, as the “Prime Rate”, and 4.75%. The loan had a stated maturity date of July 1, 2024 and includes prepayment penalties if paid within the first three years of the loan. However, there is no prepayment penalty after the third year. In August 2021, the Company entered into the First Amendment to Loan and Security Agreement (“Trinity Term Loan Amendment”) which the interest only period was extended through the end of 2021 and the maturity date of the term loan was extended to November 1, 2024. The outstanding principal balance of the loan was $6.8 million at December 31, 2021 and $7.0 million at December 31, 2020. The loan agreement includes certain non-financial
and financial covenants that consist of maintaining a balance of cash in a deposit account covered by the agreement of no less than $10.0 million. As of December 31, 2021, the Company was in compliance with all applicable covenants.
Trinity Secured Borrowing —Sales-leaseback
In February 2020, the Company sold certain equipment under an Asset Sale Agreement for a purchase price of $18.0 million and subsequently leased the equipment back from the seller lessor. The Lease Agreement has a 48 month lease term that requires the Company to repurchase the equipment from Trinity at the end of the lease term for an amount equal to 8.0% of the purchase price. As a result of the repurchase obligation, the Company is deemed to have a continuing involvement in the equipment and the transaction does not meet the criteria to be accounted for as a sale-leaseback. Accordingly, the equipment remains as assets under Property and equipment, net and a financing liability, equal to the proceeds, included within the current and non-current
portion of long-term debt. A portion of the cash payments will represent interest expense and the remaining portion will reduce the financing liability (principal).
The financing liabilities, net of debt discount, is summarized as follows (in thousands):

	Years Ended December 31,
	2021	2020
Financing Liability	$10,585	$14,720
Deferred financing cost	(560)	(795)

Financing Liability, net of deferred financing cost	$10,025	$13,925
Less: current portion	(4,589)	(4,134)

Financing Liability, non-current portion	$5,436	$9,791

Trinity Warrants - Term Loan and Secured Borrowing
In connection with the Trinity Term Loan and the Sales-leaseback transactions, and pursuant to the Amended and Restated Warrant to Purchase Common Stock agreement (“A&R Warrant Agreement”), the Company provided Trinity with 38,171 equity classified warrants to purchase Common Stock of the Company at an exercise price of $0.31 per share. However, if the Company issues shares at a lower price the exercise price will be adjusted to the new lower price, subject to certain exceptions. The warrants have a 10 year term and expire in February 2030. The Company and Trinity Capital Inc. have agreed to exercise the warrants upon the consummation of the business combination. The exercise of warrants will result in the Trinity warrants being converted into common shares of FPI.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Paycheck Protection Program (“PPP”) Loan
In April 2020, the Company received $2.7 million under the Paycheck Protection Program (the “PPP Loan”). The PPP Loan has a
two-year
term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments were initially deferred for six months after the date of disbursement through September 2020 and was subsequently extended for another 10 months through July 2021. The promissory note issued in connection with the PPP Loan contains events of default and other provisions customary for a loan of this type. The Company used the PPP Loan proceeds to retain employees and maintain payroll, make lease payments and cover utility costs as permitted under the terms and conditions of the PPP Loan. Under the CARES Act, the Company is eligible to apply for forgiveness of certain amounts of the loan proceeds under the conditions of the PPP loan program.
On December 21, 2021, the Company received approval from the Small Business Administration (“
SBA”
) for the full forgiveness of the authorized PPP loan plus all accrued interest. The forgiveness of the PPP loan has been accounted for as a gain on extinguishment of debt on the consolidated statement of operations and comprehensive loss.
Construction Financing Obligation
As of December 31, 2021, the Company had $30.7 million in financing obligation related to the construction of a leased manufacturing facility located in Mexicali, Mexico of which the Company is deemed the owner for accounting purposes. Refer to Note 11 – Commitments and Contingencies for additional information regarding the build-to-suit
arrangement.
Unsecured Convertible Notes
In June and July of 2021, pursuant to a note purchase agreement, the Company issued unsecured subordinated promissory notes, collectively referred to as “Convertible Notes”, to certain investors for an aggregate principal amount of $171.0 million. The net proceeds from the sale of the Convertible Notes were approximately $170.8 million, after deducting issuance costs of $0.2 million. The Convertible Notes are subordinated obligations of the Company, and interest is payable annually at an initial rate of 8.00% per annum. The Convertible Notes will mature in 2024, unless converted in accordance with the conversion terms prior to such date. The Convertible Notes are convertible automatically upon the occurrence of certain specified events.
In October 2021, the Company entered into an agreement to issue promissory notes (the “October 2021 Convertible Notes”) to a third party lessor in exchange for the replacement of the remaining payment obligations for certain capital lease equipment. The principal amount of the October 2021 Convertible Notes was $7.3 million and the fair value was $8.6 million. Refer to Note 11 – Commitments and Contingencies for further discussion on the accounting for this transaction. The October 2021 Convertible Notes will mature in October 2024, unless converted in accordance with the conversion terms prior to such date. The October 2021 Convertible Notes have the same conversion features and terms of the Convertible Notes issued in June and July of 2021.
Automatic Conversion
The Convertible Notes will convert automatically upon the occurrence of the following events:

•
Conversion upon a
de-SPAC
Transaction or Change of Control: In the event the Company consummates (i) a merger or other business combination transaction with a special purpose acquisition corporation (a “SPAC”) or (ii) a Change of Control, the Note shall automatically be converted into a

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

number of shares of (i) Common Stock of the SPAC (in the case of a de-SPAC
Transaction) or (ii) Common Stock of the Company (in the case of a Change of Control), in each case, equal to the Repayment Amount divided by the Applicable Conversion Price.

•
Conversion upon an IPO: In the event that the Company sells Equity Securities in a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission (“
SEC
”), the Note shall automatically be converted into shares of the Equity Securities equal to the Repayment Amount divided by the Applicable Conversion Price.

•
Conversion upon Maturity: Unless converted in full prior to the Maturity Date, the Holder will receive a number of shares of the most recent series of preferred stock issued by the Company in a private placement with total gross proceeds to the Company of at least $50,000,000 (the “Last Preferred Stock”).

The Applicable Conversion Price for each of the above scenarios is dependent on the following terms and conditions:

•
Interest shall accrue on the outstanding principal amount of the 2021 Notes commencing on the date of issuance thereof and continuing until the earlier to occur of (x) the date this Note is repaid in full and (y) the date this Note is converted in full. The interest rate is 8% per annum until the first anniversary of the date of issuance at which time the interest Rate shall increase by two percent (2%) and thereafter increase by an additional two percent (2%) on the last day of each subsequent six (6) month period following the first anniversary as follows:

1.	0 - 12 months 8%

2.	12 - 18 months 10%

3.	18 - 24 months 12%

4.	24 - 30 months 14%

5.	30 + 36 months 16%

•	The Repayment Amount is the outstanding principal amount plus all accrued but unpaid interest as of the maturity date, or as of any other date of determination.

•
The Discount Factor is equal to 1 minus the Discount. The Discount is equal to 30% provided that on the first anniversary from issuance the Discount shall increase by two percent (2%) and the Discount shall increase by an additional two percent (2%) on the last day of each subsequent six-month
period following the first anniversary:

1.	0 - 12 months 30%

2.	12 - 18 months 32%

3.	18 - 24 months 34%

4.	24 - 30 months 36%

5.	30 + 36 months 38%
The conversion rate applied to the Repayment Amount for each of the above scenarios is as follows:

•
de-SPAC
Transaction - $10.00 (or such other price per share of Common Stock at which the SPAC issues shares of Common Stock to the Company’s stockholders or the Investors in the de-SPAC
Transaction) multiplied by the Discount Factor

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

•	Change of Control—the value of a share of the Company’s Common Stock in such a transaction multiplied by the Discount Factor

•	IPO—the price per Equity Security paid by the Investors, multiplied by the Discount Factor

•	Conversion upon Maturity—One hundred fifteen percent (115%) of the price per share at which the Last Preferred Stock was issued by the Company.
Recognition
As the Convertible Notes contain a share-settled redemption features, the Company identified this feature as an embedded derivative. As permitted under ASC 825,
Financial Instruments
(“ASC 825”), the Company has elected the fair value option to account for the convertible notes, with changes in fair value recorded through the Company’s consolidated statements of operations as interest expense, in each reporting period, with the exception of changes in fair value due to the instrument-specific credit risk which are required to be recognized in accumulated other comprehensive income (loss), a component of stockholders’ deficit. No amounts were recorded in other comprehensive income for the changes in fair value for the period ended December 31, 2021.
As a result of applying the fair value option, direct costs and fees related to the convertible notes of $0.2 million were recognized in other expense as incurred and were not deferred as of December 31, 2021. The fair value of the Convertible Notes as of December 31, 2021, was $217.3 million, and the contractual principal balance as of December 31, 2021 was $171.0 million. Fair value adjustments for the year ended December 31, 2021 was $46.3 million which is included in interest expense, net in the consolidated statement of operations and comprehensive loss. As of December 31, 2021 the Company recorded $7.4 million of accrued interest from the convertible note in other noncurrent liabilities in the consolidated balance sheet.
The fair value of the October 2021 Convertible Notes as of December 31, 2021, was $9.2 million, and the contractual principal balance as of December 31, 2021 was $7.3 million. The fair value adjustment for the year ended December 31, 2021 was $0.6 million which is included in interest expense, net in the consolidated statement of operations and comprehensive loss. As of December 31, 2021 the Company recorded $0.1 million of accrued interest from the convertible note in other noncurrent liabilities in the consolidated balance sheets.
Related Party Debt
During the years ended December 31, 2021 and 2020 the Company also had certain financing arrangements in place with related parties, see Note 16—Related Party Transactions for further details.
Short-term Debt
Secured Borrowing - Accounts Receivable Factoring
On July 31, 2019, the Company entered into a master factoring agreement with a third-party financial institution that allows the Company to sell, with recourse, various customer receivables in exchange for an initial advanced payment equal to 75% of the face value of the customer receivables. The remaining amount owed to the Company is based on how quickly the receivables are collected, with Footprint receiving between 85.0% and 97.75% of the total value of the receivables (i.e., factoring fees between 2.3% and 15.0%). If the receivables are not collected within 100 days, the Company may be obligated to repay the advance payment along with the associated factoring fees. Accordingly, the Company does not meet the control requirements specified in ASC 860 for sale accounting and the receivables transferred are accounted for as a secured borrowing. As of December 31, 2021 and 2020, net proceeds from accounts receivable subject to factoring totaled $3.2 million and

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

$2.9 million, respectively, and are included in the Company’s short-term secured borrowings. Factoring fees for the years ending December 31, 2021 and 2020 were $0.2 million and $0.2 million, respectively, and are included in the Interest expense, net line item in the consolidated statements of operations and comprehensive loss.
Future Debt Obligations
The combined aggregate maturities for long-term debt as of December 31, 2021 is as follows (in thousands):

Total
2022	$16,671
2023	7,439
2024	229,870
2025	—
2026	—
Thereafter	—

Total (1)	$253,980

(1)	Total reported excludes 30.7 million for construction financing obligation from the build to suit arrangement. Refer to Note 11 – Commitments and Contingencies for additional information.
9. Employee Benefit Plans
Defined Contribution Savings Plan
The Company sponsors a defined contribution savings plan (“
401K Plan
”) that provides certain of its eligible employees an opportunity to accumulate funds for retirement. The Company may elect to match a portion of the contributions made by participating employees. For the years ended December 31, 2021 and 2020, the Company did not make any matching contributions to employees’ 401K Plan accounts.
10. Income Taxes
On July 20, 2020 the U.S. Treasury Department released final tax regulations permitting a taxpayer to elect to exclude from its GILTI inclusion items of income subject to a high effective rate of foreign tax. While it is likely that the Company will adopt the final tax regulations, particularly those pertaining to the high tax exception on a retroactive basis, the Company has determined that such adoption will not materially impact its income tax expense or deferred taxes.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“
CARES Act
”) was enacted in response to the
COVID-19
pandemic. The CARES Act, among other things, permits Net Operating Loss (“
NOL
”) carrybacks for NOLs incurred in 2018, 2019, and 2020 to each of the five preceding tax years, allows qualified improvement property to be depreciated over 15 years, modifies Section 163(j) to increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income, and accelerates the refund of alternative minimum tax (“
AMT
”) credits that were previously accumulated. The Company does not expect that any of the provisions of the CARES Act to have a material impact to the Company.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The components of pretax income for domestic and foreign operations consisted of the following (in thousands):

	Years Ended December 31,
	2021	2020
Domestic	$(197,872)	$(59,952)
Foreign	1,984	1,605

Pretax loss	(195,888)	(58,347)

The components of income tax expense (benefit) consisted of the following (in thousands):

	Years Ended December 31,
	2021	2020
Current:
Federal	$—	$—
State	—	—
Foreign	1,185	769

Total current	$1,185	$769

Deferred:
Federal	13	34
State	—	—
Foreign	(256)	(22)

Total deferred	$(243)	$12

Income tax expense	$942	$781

A reconciliation of the Company’s effective income tax rate at the U.S. federal statutory rate of 21% to the actual expense was as follows:

	Year Ended December 31,
	2021	2020
Federal statutory rate	21.00%	21.00%
State and local income taxes	0.00%	0.00%
Convertible debt FMV adjustment & Interest expense	-5.84%	0.00%
Other permanent differences	0.20%	-0.53%
Foreign tax rate differences	-0.15%	-0.25%
Net change in valuation allowance	-15.70%	-21.56%

Effective tax rate	-0.49%	-1.34%

For the years ended December 31, 2021, and December 31, 2020, the effective tax rate differed from the statutory rate of 21%, primarily due to the change to the valuation allowance to offset the increase of deferred tax assets primarily related to the net operating losses generated during the year.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the deferred income tax assets and liabilities, as of December 31, are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Deferred income tax assets:
Net operating loss carryforwards	$65,130	$28,439
Intangibles	1,741	1,923
Accrued liabilities and deferred income	1,567	771
Legal settlements	—	226
Other	3,073	925

Total deferred tax assets	71,511	32,284
Less: valuation allowance	(66,042)	(29,406)

Total deferred income tax assets after valuation allowance	5,469	2,878
Deferred income tax liabilities:
Fixed Assets	(3,170)	(2,422)
Legal Settlements	(50)	—
Other	(1,964)	(407)

Total deferred tax liabilities	(5,184)	(2,829)

Net deferred income tax liabilities	285	49

As of December 31, 2021 and December 31, 2020, the Company had gross federal operating loss carryforwards of $258.6 million and $113.8 million which can be carried forward indefinitely, respectively. As of December 31, 2021 and December 31, 2020, the Company’s gross state operating loss carryforwards were $258.6 million and $114.8 million, respectively. The state net operating loss carryforward will begin to expire in 2038 if not utilized. As of December 31, 2021 and December 31, 2020, the Company’s gross foreign operating loss carryforwards were $1.9 million and $0.0 million, respectively. The state net operating loss carryforward will begin to expire in 2038 if not utilized. As of December 31, 2021 and December 31, 2020 the Company had gross charitable contribution carryforwards of $0.4 million and $0.3 million, respectively.
Utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Code and similar state provisions. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing net operating losses and other tax attributes to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change and, consequently, Section 382 and 383 limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, if we earn net taxable income, our ability to use our pre-change
net operating loss carryforwards and other tax attributes to offset such taxable income may be subject to limitations, which could potentially result in increased future income tax liability to us. We are currently analyzing whether and to what extent we have experienced an ownership change pursuant to Section 382; and to the extent such change occurred, the impact to the availability of our tax attributes.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2021, the Company does not have any unremitted earnings of subsidiaries outside of the U.S.
Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year. These considerations are made for the U.S. and foreign jurisdictions. We believe it is not more-likely-than-not
that the Company will be able to realize its U.S. deferred tax assets and have therefore recorded a valuation allowance against our U.S. federal and state deferred tax assets for both tax years ending December 31, 2021 and December 31, 2020, respectively. The increase in our valuation allowance is predominantly related to an increase in U.S. net operating loss carryforwards.
The components of the valuation allowance, as of December 31, consists of (in thousands):

	Years Ended December 31,
	2021	2020
Valuation allowance as of beginning of year	$(29,406)	$(14,434)
Net increases recorded to income tax provision	(36,636)	(14,972)

Valuation allowance as of end of year	$(66,042)	$(29,406)

Uncertainty in Income Taxes
The Company reflects changes in its liability for unrecognized tax benefits as income tax expense in the consolidated statements of operations and comprehensive loss. As of December 31, 2021 and December 31, 2020, the Company did not have any unrecognized tax benefits. As of December 31, 2021, the corporate tax years 2018 to 2021 are subject to examination by federal and state tax authorities, respectively. The tax years 2015 to 2021 are subject to examination by Mexican tax authorities. Tax year 2021 is subject to examination by Dutch and Polish tax authorities.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in tax expense. The Company did not recognize any interest or penalties for the years ended December 31, 2021 and December 31, 2020.
The Company files income taxes in the U.S. federal and state jurisdictions, and Mexico. Significant judgment is required in determining the worldwide provision for income taxes and recording related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company believes there is appropriate support for positions taken on its tax returns that our provision for income taxes has adequately provided for these matters. However, the outcomes of tax audits are inherently uncertain. Our future results may include adjustments in the period audits are resolved, which may impact our effective tax rate and cash flows.

11.	Commitments and Contingencies
The Company has financial commitments and obligations that arise in the ordinary course of our business. These include long-term debt (discussed in Note 8 – Debt), lease obligations, legal proceedings, warranty obligations, tax matters, environmental matters, and capital commitments (discussed below).

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Leases
The Company leases space for certain of its facilities, vehicles, as well as certain equipment under non-cancelable
operating leases. The remaining lease terms average is 5.0 years and may contain renewal options or escalation clauses. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging approximately 6.3 years. Some leases may require the Company to pay executory costs, which may include property taxes, maintenance and insurance.
On December 22, 2020, the Company entered into a lease agreement for a new manufacturing facility in Mexicali, Mexico. The 15 year lease term will commence once construction is complete and the Company has one 10 year renewal option. The Company is not the legal owner of the leased space. However, in accordance with ASC 840,
Leases
, the Company is deemed to be the owner of the leased space, including the building shell, during the construction period because of the Company’s expected level of direct financial and operational involvement in the construction. As a result, for the year ended December 31, 2021, the Company capitalized the fair value of the building shell, the tenant improvements, and capitalized interest, of approximately $34.8 million, as construction-in-progress
within buildings and improvements. As of December 31, 2021, $30.7 million related to the lease financing obligation was classified within debt and construction financing, net of current portion on its consolidated balance sheet, and the Company has recognized $1.3 million in Other current liabilities related to the ground lease classified as a current liability. Once construction is complete, the Company will evaluate the sale-leaseback criteria in order to determine whether it will continue to be the owner of the facility for accounting purposes.
The minimum future lease payments under
non-cancelable
operating leases and the build to suit arrangement with lease terms in excess of one year at December 31, 2021 were as follows (in thousands):

	Operating Leases	Build to Suit Arrangement
2022	$3,972	5,708
2023	3,527	6,661
2023	3,533	6,684
2025	3,519	6,691
2026	2,436	6,699
Thereafter	7,793	64,024

Total	$24,780	96,467

Total lease expense, including base rent on all leases and executory costs, such as insurance, taxes, and maintenance, for the years ended December 31, 2021 and 2020 $4.3 million and $3.8 million, respectively. These costs are included in cost of sales and selling, general, and administrative expenses in our consolidated statements of operations and comprehensive loss.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The Company was obligated under capital leases covering machinery and equipment in the amount of $3.1 million and $7.7 million at December 31, 2021 and 2020, respectively. The future minimum payments under capitalized leases at December 31, 2021 were as follows (in thousands):

Amounts
2022	$669
2023	628
2024	561
2025	551
2026	551
Thereafter	1,541

Total minimum capital lease payments	$4,501
Less: Amounts representing interest	1,410

Present value of net minimum capital lease payments	3,091
Less: Current maturities of capital lease payments	361

Total Long-Term Capital Lease Obligations	$2,730

The current maturities of capital leases are included in other current liabilities in the consolidated balance sheets. Interest expense related to capital lease obligations was $0.9 million and $1.2 million during the years ended December 31, 2021 and 2020, respectively.
Capital Lease Modification
On October 21, 2021, the Company entered into an amendment to a manufacturing equipment capital lease in which convertible notes were issued in replacement of the remaining payment obligations for capital lease equipment (see Note – 8 October 2021 Convertible Notes). The manufacturing equipment remains subject to the capital lease arrangement subsequent to the amendment.
The carrying value of the capital lease liability at the time of the transaction was $4.9 million (inclusive of $0.9 million of accrued interest). The principal amount of the October 2021 Convertible Notes issued by the Company was $7.3 million and the fair value at the time of issuance was $8.6 million. As the fair value of the October 2021 Convertible Notes was greater than the carrying value of the capital lease liability derecognized, the difference of $3.7 million was recorded as an increase to the capital lease equipment included in Property and equipment, net in the consolidated balance sheet and will be amortized over the remaining lease term.
Legal Matters
In the normal course of business, the Company is occasionally involved in other lawsuits, claims, and administrative proceedings. Management believes that any liability or loss associated with any other such matters which are pending either individually or in the aggregate will not materially affect the Company’s results of operations, cash flows, or financial position. Refer to Note 16—Related Party Transactions for legal matters pertaining to the termination of the Company’s former Chief Operating Officer (“
COO
”) and consulting services provided by the former COO’s consulting firm.
Product Warranty Liability
The Company provides a general 12 month product warranty to customers that covers product defects. Product warranties may also vary by product and customer contract. As such, the Company accrues for such

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

warrant-related costs based on actual claims incurred
to-date
and warranty reserves based on historical trends. The liability was $0.9 million and $0.4 million, as of December 31, 2021 and 2020, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets.
Capital Commitments
In December 2020, the Company entered into a 15 year lease agreement, as amended, with a landlord for a new manufacturing facility that consists of 1.2 million square feet of industrial space, located in Mexicali, Mexico. Furthermore, as part of the agreement, the Company agrees to initially pay for up to $15.0 million of costs and related improvements and in January 2022, the landlord will reimburse the Company for the construction costs. The Company has made $6.8 million in payments related to leasehold improvements as of December 31, 2021.
Naming Rights
On July 8, 2021, the Company entered into a
15-year
and $150.2 million naming rights agreement with the Suns Legacy Partners, LLC and the Phoenix Arena Development Limited Partnership. The arena will be renamed “The Footprint Center” and Footprint will have certain advertising and promotional rights during the term of the agreement. The advertising benefits of such rights are amortized on a straight-line basis and recorded in selling, general and administrative within the consolidated statements of operations and totaled $5.1 million for the year ended December 31, 2021. As of December 31, 2021, the Company has paid $7.5 million of the $150.2 million commitment. The prepaid commitment balance, net of amortization, was $2.4 million as of December 31, 2021, which was recognized as a prepaid asset and included in prepaid expenses and other current assets in the consolidated balance sheets.
Per the terms of the agreement, the Company was required to make an initial escrow deposit of $2.5 million upon execution of the contract and a second escrow deposit of $7.5 million was required on the earlier of December 31, 2021 or receiving new equity financing of at least $100.0 million. As of December 31, 2021 the Company has recorded an escrow deposit asset of $10.0 million in other noncurrent assets in the consolidated balance sheet, of which $2.5 million were paid during fiscal year 2021. As of December 31, 2021, the Company has recorded a liability for the remaining $7.5 million,
The future payments under the naming rights agreement are as follows (in thousands):

Total
2022	$7,800
2023	8,112
2024	8,436
2025	8,774
2026	9,125
Thereafter	100,430

Total	$142,677

Standard Guarantees/Indemnifications
In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing: (i) purchases, sales or outsourcing of assets or businesses, (ii) leases and sales of real estate, (iii) licensing of trademarks or third-party intellectual property, (iv) use of derivatives, and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the: (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in derivative contracts, (v) underwriters in issuances of securities and (vi) customer contracts. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement, or extend for a limited time after the end of the agreement or into perpetuity (unless subject to a legal statute of limitations). With the exception of certain customer contracts with designated caps, there are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third-party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

12.	Equity Capitalization
The Company’s classes of equity are outlined in the Third Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), dated November 2, 2020, and are discussed in further detail below:
Common Stock
The Company is authorized to issue 30,000,000 shares of Common Stock, with a par value of $0.000001. During 2021 and 2020 the Company sold 63,275 and 119,279 shares of Common Stock at a per share price of $0.42 and $0.20 for a total of $26.8 thousand and $26.9 thousand, respectively. As of December 31, 2021 and 2020 the Company had 6,904,771 and 6,841,496 shares of Common Stock outstanding. Holders of our common stock are entitled to one vote per share and are subordinate to our Class A
Non-Participating
Preferred Stock (“Class A Preferred Stock”), Class B
Non-Participating
Preferred Stock (“Class B Preferred Stock”) and Class C
Non-Participating
Preferred Stock (“Class C Preferred Stock”) with regards to Liquidation Preferences. The Company is also authorized to issue 18,133 shares of blank check preferred stock. As of December 31, 2021 there has been no issuance of blank check shares.
Class A Preferred Stock
The Company is authorized to issue 12,000 shares of Class A Preferred Stock with a par value of $0.001. The Company did not sell any Preferred A shares during 2021. In 2020, the Company sold 8,554 shares of Class A Preferred Stock at a per share price of $25,000 (“Class A Original Issue Price”) for a total of $213.9 million excluding transaction costs. Transaction costs, including fees and commissions, were $7.5 million. As of December 31, 2021 and 2020 the Company had 11,040 shares of Class A Preferred Stock outstanding.
Class A Preferred Stock is convertible into Common Stock. Each share of Class A Preferred Stock is convertible into such number of fully paid and non-assessable
shares of Common Stock as is equal to the product of (x) the number of shares of Class A Original Issue Price to be converted, multiplied by (y) 841.5485 (the “Conversion Rate”). Holders of Class A Preferred Stock can elect to receive cumulative dividends in lieu of the right to convert their Class A Preferred Stock into Common Stock. Dividends are calculated as, on a per share

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

basis, 1.4 multiplied by the Class A Original Issue Price, and are payable if and when declared by the Board of Directors. Holders of Class A Preferred Stock do not have voting rights, and are senior to our Class B Preferred stock and Common Stock with regards to dividends and liquidation rights.
The total liquidation preference as of December 31, 2021 and 2020 was $386.4 million. To date, the Board of Directors has not declared dividends and no holders of Class A Preferred Stock have elected to convert their shares into Common Stock of the Company.
Class B Preferred Stock
The Company is authorized to issue 4,867 shares of Class B Preferred Stock with a par value of $0.001. The Company issued 4,866 Class B Preferred shares during 2018 and 4,866 shares were outstanding as of December 31, 2021 and 2020. Holders of Class B Preferred Stock do not have voting rights, and are subordinate to our Class A Preferred Stock and senior to our Common Stock with regards to dividends and liquidation rights.
During the fourth quarter of 2020, the Class B Preferred Stock was modified on October 15, 2020 (the “Effective Date”) and November 2, 2020 (the “Amendment Date”). Prior to the Effective Date, Class B Preferred Stock was entitled to dividends if and when declared by the Board of Directors. Class B Preferred Stock provided for cumulative dividends at 10% compounded annually based upon the Class B Original Issue Price, defined as $10,000 per share, plus accrued dividends and less cash dividends paid. Subsequent to the Effective Date, Class B Preferred Stock no longer accrues dividends. Additionally, upon the Amendment Date, substantive conversion and redemption features were added to the Class B Preferred Stock as determined by applying formulae to a base amount of $12,916 per share (“Base Amount”). Subsequent to the Amendment Date, the Class B Preferred Stock contains a mandatory redemption feature, which requires that on the earlier of (i) December 31, 2022, or (ii) the consummation of a Qualifying IPO, the Company will redeem and retire a minimum number of shares of Class B Preferred Stock held by ZenCap Holdings FP, LLC (“ZenCap”) totaling at least $10.0 million (at a price equal to the Base Amount of such shares). Additionally, the Company may, in its sole discretion, elect to redeem incremental shares of Class B Preferred Stock having a Base Amount up to $20.0 million. Additionally, the amended Certificate of Incorporation provides for conversion of the Class B Preferred Stock into Common Stock of the Company (i) automatically when the Company closes a Qualifying IPO on or before December 31, 2022, in which all of the outstanding shares of Class B Preferred Stock will be converted into Common Stock based on the quotient of (x) the aggregate Base Amount of Class B Preferred Stock divided by (y) the price per share of Common Stock offered in the Qualifying IPO less a 15% discount; (ii) if the Company does not close a Qualifying IPO, or have a Liquidation Event defined below, on or before December 31, 2022, holders may elect to convert all or a portion of their Class B Preferred Stock into Common Stock of the Company based on the quotient of (x) the aggregate Base Amount of Class B Preferred Stock to be converted divided by (y) a price per share that is the greater of $29.71 or the price per share of Common Stock offered in the Company’s most recently completed material equity raise at the time of the conversion; or (iii) if the Company has a Liquidation Event that is a sale of substantially all of the Company’s assets, or consummates a merger or consolidation on or before December 31, 2022, holders may elect, prior to the closing of such transaction, convert all or a portion of their Class B Preferred Stock into Common Stock of the Company based on the quotient of (x) the Base Amount of Class B Preferred Stock to be converted divided by (y) a price per share that is the greater of $29.71 or the price per share of Common Stock offered in the Company’s most recently completed material equity raise at the time of the conversion, less a 15% discount.
For accounting purposes, the modification was treated as an extinguishment of the Class B Preferred Stock on the Amendment Date. The Company remeasured the Class B Preferred Stock to its fair value of $5,040 per share from its carrying value of $7,985 per share on the Extinguishment date. This resulted in a gain of $14.3 million, using the option pricing model, that was included in accumulated deficit in the consolidated

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

balance sheet. Additionally, the Company reclassified the fair value of the Class B Preferred Stock subject to the mandatory redemption feature, estimated to be $7.7 million, from Class B Preferred Stock to Long-term debt. The fair value of the redemption liability was calculated using a discounted cash flow model and an assumed discount rate based on the assessed credit rating of the Company. The difference between the redemption amount of $10.0 million and the estimated fair value will be treated as a debt discount to be amortized to interest expense under the effective interest method over the remaining term ending December 31, 2022. As of December 31, 2021 and 2020, the liability was $8.8 million and $7.8 million, respectively.
The total liquidation preference for Class B Preferred Stock as of December 31, 2021 and 2020 was approximately $62.8 million and $62.8 million, respectively.
Class C Preferred Stock
The Company is authorized to issue 6,000 shares of Class C Preferred Stock with a par value of $0.001 all of which are outstanding as of December 31, 2021.
On December 13, 2021, the Company entered into a Class C Preferred Stock purchase agreement with KSP Footprint Investments, LLC, a Delaware limited liability company (the “
Purchaser
” or “
Koch
”). Subject to the terms of the purchase agreement, the Purchaser agreed to purchase 6,000 shares of Class C
Non-Participating
Preferred Stock at a price per share of $25,000 (“Class C Original Issuance Price”). The Company raised $150.0 million through the issuance of Class C Preferred Stock to the Purchaser upon the signing of the Merger Agreement with Gores. The Company incurred transaction costs, including fees and commissions of $0.5 million. Holders of Class C Preferred Stock do not have voting rights, and are senior to our Class A Preferred Stock, Class B Preferred stock and Common Stock with regards to dividends and liquidation rights.
The Class C Preferred Stock is convertible into Common Stock of the Company at the option of the holder at any time. The Class C Preferred Stock automatically converts into Common Stock at the earlier of an IPO or a
“de-SPAC”
transaction. Provided, however, that at the time of the Closing of the Mergers (the “Proposed Transaction”), each share of Class C Preferred Stock is convertible into the right to receive a number of shares of common stock of the SPAC equal to the quotient of (x) the Class C Liquidation Preference as of such date, divided by (y) $9.09.
Holders of the Class C Preferred Stock are entitled to receive cumulative 12% dividends per annum whether or not declared by the Board of Directors, subject to a contingency based on the occurrence and timing of the Proposed Transaction. The Class C Preferred Stock dividends are equal to the product of (x) the Class C Preferred Stock dividends, multiplied by, (y) the Applicable Percentage. The Applicable Percentage corresponds to the Proposed Transaction consummation date as follows: 0% Prior to July 1, 2022, 33% from July 1, 2022 to July 31, 2022, and 50% from August 1, 2022 to August 31, 2022. The Company used the with-and-without
method to determine the fair value of the contingent dividend feature. This contingent dividend feature is bifurcated and measured at its fair value of $6.4 million in Other Noncurrent Liabilities in the consolidated balance sheet as of December 31, 2021.
In addition, the holders of Class C Preferred Stock are entitled to receive an additional dividend equal to 1.4 multiplied by the Class C Original Issue Price (the “
Class
 C Additional Dividends
”), provided however that the Class C Additional Dividends are payable only when and if declared by the Board of Directors.
The total liquidation preference for Class C Preferred Stock as of December 31, 2021 was approximately $150.9 million. The Preferred Stock is contingently redeemable by the holders upon the occurrence of events not solely within the Company’s control, as such, the Class C Preferred Stock is classified as mezzanine equity.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Liquidation Event
In the event of liquidation, all holders of Class C Preferred Stock will receive their initial investment plus any accrued but unpaid dividends and the declared and unpaid dividends with respect to the Class C Preferred Stock. Following the completion of the distribution to Class C holders, holders of Class A Preferred Stock will receive an amount per share equal to the product of 1.4 multiplied by the Class A Preferred original issue price. If the remaining assets of the Company are insufficient to pay holders of Class A Preferred Stock, then such holders will share ratably in the Company’s remaining assets. Upon completion of distribution to Class A, the holders of Class B Preferred Stock will have the next level of priority in liquidation. If the remaining assets of the Company are insufficient to pay holders of Class B Preferred Stock, then such holders will share ratably in the Company’s remaining assets. Any remaining assets would be distributed to holders of Common Stock on a pro rata basis.
Warrants
In December 2019, the Company issued equity classified warrants in connection with the Company’s Series A preferred equity financing. The warrants give the right to the holder to purchase 90,482 shares of common stock at a stated exercise price of $29.71 per share. The warrants have a 10 year term, expiring December 22, 2029.
In June 2020, the Company issued warrants in connection with the Company’s Series A preferred equity financing. The warrants give the right to the holders to purchase up to 200 shares of Class A
Non-Participating
Preferred Stock at a stated exercise price of $25,000 per share. The warrants have a 270 day term, expiring March 19, 2021. In October 2020, the holders of the warrants exercised all 200 shares.
As discussed in Note 8—Debt, the Company issued 38,171 equity classified warrants to purchase Common Stock of the Company in connection with the Trinity Term Loan and Trinity Sales-leaseback agreements, and pursuant to the A&R Warrant Agreement. The warrants have a stated exercise price of $0.31 per share, however, if the Company issues shares at a lower price the exercise price will be adjusted to the new lower price, subject to certain exceptions. The warrants have a 10 year term, expiring in February 2030.
In September 2021, the Company issued warrants to E&I Ventures, LLC (“E&I”) to purchase 10,000 shares of common stock at a stated exercise price of $0.31 per share as part of a settlement agreement with E&I and its former COO. On November 16, 2021, E&I exercised all the outstanding warrants related to the settlement agreement for $3.1 thousand. Refer to Note 16 – Related Party Transactions for further details.

13.	Share-Based Compensation
2019 Stock Option Plan
The Company was authorized to grant up to 1,318,786 shares of stock options, stock appreciation rights (“SAR”), restricted stock and restricted stock units (“RSU”) to key employees, directors and advisors who provide services to Footprint under the 2019 Stock Plan (the “2019 Plan”), as amended in 2020. In 2021, the 2019 Plan was amended to increase the number of shares available to 2,800,000. As of December 31, 2021 and 2020 there were 1,533,964 and 335,313 shares available to be granted under the Plan. During the 2021 and 2020 fiscal years, the Company granted 378,522 and 1,026,188 stock options, respectively.
Stock options granted under the Plan typically have an exercise price equal to the fair market value per share on the grant date, vest 4 years after the grant date or based on the vesting schedule and have a
10-year
contractual term. Forfeitures are accounted for as they are incurred and are added back to the pool of shares of Common Stock available to be granted at a future date.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The Company estimates the fair value of stock options at the grant date using a Black-Scholes option pricing model. We use historical data to estimate option exercises and employee terminations in determining the expected term in years for stock options. We estimate volatility for options granted by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for the term that is approximately equal to the options’ expected term. The risk-free interest rate is based on U.S. Treasury securities in effect at the date of the grant of the stock options. The dividend yield is estimated based on our historic annual dividend payments and current expectations for the future.

Years Ended December 31,
	2021	2020
Expected term	6.0 – 6.3 years	6.6 – 10.0 years
Fair value of common stock on issuance date	$51.38 –$63.87	$0.31 – $2.84
Volatility	31.1% –31.2%	27.9% – 30.5%
Risk-free interest rate	0.91% –0.95%	0.56% – 0.95%
Dividend yield	—	—

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2019	92,565	$0.20	8.8	$0.0

Granted	1,026,188	9.43	9.3	0.2
Exercised	119,279	0.23	9.4	0.0
Expired	500	11.25	9.2	0.0
Cancelled	3,500	18.00	9.4	0.0
Forfeited	12,001	14.74	9.2	0.0

Outstanding at December 31, 2020	983,473	9.58	9.3	0.2
Granted	378,522	17.45	9.4	18.1
Exercised	50,292	0.47	8.4	0.0
Expired	17,542	8.05	8.2	0.0
Cancelled	—	—	—	—
Forfeited	28,125	15.14	8.2	0.0
Outstanding at December 31, 2021	1,266,036	$13.13	9.3	$18.3

Exercisable at December 31, 2021	537,051	7.38	8.3	1.1

Vested and expected to vest at December 31, 2021	1,266,036	13.13	9.2	18.3

The aggregate intrinsic value of options exercised during the year ended December 31, 2021 and 2020 was $14.5 thousand and $30.0 thousand. The Company has yet to grant any SARs, restricted stock or RSUs.
As of December 31, 2021 and 2020 related compensation costs totaled $4.0 million and $51.0 thousand, respectively, and were recorded in cost of sales and selling, general and administrative within the consolidated statements of operations and comprehensive loss. Additionally, as of December 31, 2021 and 2020 there was $14.3 million and $0.2 million, respectively, of unrecognized compensation cost related to non-vested
stock options. These costs are expected to be recognized over a weighted average remaining vesting period of 2.1 years. We amortize these costs on a straight-line basis over the explicit service period.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Voluntary Salary Reduction Program
The Company, as a result of the
COVID-19
pandemic, introduced the Voluntary Salary Reduction Program (“VSR Program”) on April 8, 2020 that allowed employees to elect to receive a reduced salary in exchange for Company stock options. The VSR Program was created to help reduce the Company’s cash outlays and salary costs, while also rewarding those employees who sacrificed a portion of their cash based salary during the pandemic.
As of December 31, 2020, 42 employees took part in the VSR Program that resulted in the Company granting 16,244 stock options to employees that vested immediately. The stock options under the VSR Program vested immediately upon the grant date and were included in the rollforward table and total compensation costs noted above.

14.	Loss Per Share
Basic loss per share is computed based on net loss attributable to common stockholders divided by the basic weighted-average shares outstanding during the period. Dilutive loss per share is computed consistently with the basic computation while giving effect to all dilutive potential Common Stock and Common Stock equivalents that were outstanding during the period, and excludes adjustments that would be anti-dilutive. As of December 31, 2021, the Convertible Notes are excluded for purposes of calculating diluted loss per share since none of the contingent events required for conversion has occurred. The following table sets forth the computation of basic and diluted loss per share:

	Years Ended December 31,
(In thousands, except share data)	2021	2020
Net loss	$(196,830)	$(59,128)
Adjustment for cumulative and undeclared dividends for the period	—	(4,599)

Net loss available to stockholders	$(196,830)	$(63,727)

Basic and diluted weighted average shares outstanding	6,869,320	6,800,519

Basic and diluted loss per share	$(28.65)	$(9.37)

As the Company reported a net loss for each period presented, the Company excluded the effects of potential Common Stock issued as a result of the potential conversion of Preferred Stock or the potential exercise of stock options and warrants that were issued, outstanding and unexercised during the periods presented. The Company excluded 14,656,807 and 11,197,165, respectively, of potential dilutive shares from the computation of loss per share for 2021 and 2020 as their effect would be anti-dilutive.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

15.	Fair Value Measurements
The following table presents our fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at December 31, 2021 (in thousands):

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents
Money market funds	$101,500	$—	$—	$101,500

Total	$101,500	$—	$—	$101,500

Liabilities
Convertible notes	$—	$—	$226,558	$226,558
Embedded derivative liability (1)			6,444	6,444

Total	$—	$—	$233,002	$233,002

(1)	The embedded derivative liability related to the issuance of Class C Preferred Stock.
The Company elected the fair value option to account for the convertible notes. The fair value estimate was based on a probability weighted expected return method. Refer to Note 8—Debt for details of the terms and conditions of the convertible notes.
The Company estimated the fair value of the embedded derivative liability using the with and without model. As the fair value measure is based on significant inputs that are not observable in the market, which are categorized as Level 3. There were no transfers of financial assets or liabilities into or out of Level 1, Level 2 or Level 3 for the periods presented.
The following table presents our fair value hierarchy for assets measured at fair value on a recurring basis at December 31, 2020 (in thousands):

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents
Money market funds	$96,001	$—	$—	$96,001

Total	$96,001	$—	$—	$96,001

There were no transfers of financial assets into or out of Level 1, Level 2 or Level 3 for the periods presented. As of December 31, 2020, there were no financial liabilities that were measured at fair value on a recurring basis.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

The following table presents the carrying amounts and estimated fair value of financial liabilities that are not recorded at fair value on a non-recurring
basis at (in thousands):

	As of December 31, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value (a)	Carrying Amount	Estimated Fair Value (a)
Trinity term loan	$6,838	$7,504	$7,000	$7,714
Secured borrowing—factoring	3,202	3,202	2,938	2,938
Trinity Secured borrowing—failed sale-leaseback	10,585	11,186	14,720	15,451
Paycheck Protection Program loan (b)	—	—	2,654	2,654

Total	$20,625	$21,892	$27,312	$28,757

(a)	The fair value of the Company’s indebtedness is categorized as Level II.
(b)	We believe the carrying value of the loan obtained under the Paycheck Protection Program approximates fair value due to the expected short term nature of the loan.

16.	Related Party Transactions
ZenCap Financing
During the period from January 2012 through January 2018, an entity affiliated with the Company’s largest shareholder, ZenCap provided financing in the form of debt, through various advances, which accrued interest at a fixed rate of 10% per annum, compounded monthly. All amounts of principal and interest were due at maturity, except that the Company was required to make mandatory principal payments upon the occurrence of certain events, including the receipt of asset sale proceeds, insurance/condemnation proceeds, cash proceeds from the incurrence of any indebtedness, and the sale of any securities of the Company. During 2018, a portion of the outstanding debt totaling $24.4 million, including principal and accrued interest amounts, was converted from secured promissory notes to 267 shares of Class A Preferred Stock, 1,768 shares of Class B Preferred Stock, and 225,000 shares of Common Stock. In November 2020, the debt balance payable to ZenCap, including all outstanding principal and interest of $13.1 million, was paid in full.
Advisory Services
Per the terms of Advisory Services Agreement dated October 1, 2018, the Company incurs a monthly fee of $90 thousand, payable to its largest shareholder, ZenCap, for advisory services. Once certain financial targets are achieved by the Company, quarterly payments of the advisory fees are required in an amount equal to 20% of the accrued fees. On October 15, 2020 (the “Effective Date”), the Company and ZenCap entered into a Master Agreement in which the Advisory Services Agreement was terminated. For the year ended December 31, 2021, the Company incurred an additional $1.1 million in advisory fees. As of December 31, 2021, the Company paid $0.3 million of the advisory fees and the remaining $0.8 million of accrued fees are included in accounts payable on the consolidated balance sheet. For the year ended December 31, 2020 the Company incurred $0.8 million in advisory fees. As stipulated in the Master Agreement, all accrued and unpaid advisory fees totaling $1.9 million were converted into 76 shares of Class A Preferred Stock at a per share price of $25,000 upon the Effective Date.
Consulting Services and Legal Matters
In February 2019, the Company entered into a
one-year
Service Agreement with E&I, in which E&I would help secure financing for the Company in exchange for commission (“fees”) and warrants to purchase the

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

Company’s stock. In 2020, the Company ended its relationship with E&I and terminated the employment contract of the Company’s COO, who serves as E&I’s managing partner. In September 2021, the Company reached a settlement agreement with E&I and its former COO in which the Company will pay $1.4 million in cash to E&I and issue warrants to E&I to purchase 10,000 shares of common stock at the purchase price of $0.31 per share. As of December 31, 2020, the Company paid $0.2 million in cash and accrued an additional $1.2 million related to the pending litigation, which is included in Accrued expenses in the consolidated balance sheet. In October 2021, the Company paid the outstanding amount related to the settlement of the $1.2 million and received a $0.2 million reimbursement from their insurance carrier. The Company recorded an expense of $0.5 million for the period due to an increase in the value of warrants issued as a portion of the settlement. Upon the issuance of the warrants, contingent liability was converted into additional paid-in-capital
during the year ended December 31, 2021. As of December 31, 2021, E&I has exercised all the warrants issued in the settlement for common stock.
Demand Promissory Note
On March 8, 2019, the Company entered into a Demand Promissory Note agreement to lend $0.4 million to the Company’s Chief Executive Officer (“CEO” and “Borrower”). The interest rate, compounded annually, is based on the federal rate for demand loans under the Internal Revenue Code section 7872. The principal and accrued but unpaid interest is due and payable upon demand by the Company with a 60 day written notice to the Borrower.
As of December 31, 2021 and 2020 the total principal and accrued interest for the Demand Promissory Note was $0.4 million and $0.4 million, respectively, and is included in Prepaid expenses and other current assets on the consolidated balance sheets. Interest for the years ending December 31, 2021 and 2020 were $0.3 thousand and $1.4 thousand, respectively, and is included in Interest expense (income), net on the consolidated statements of operations and comprehensive loss.
Full Recourse Promissory Notes
On October 1, 2019, the Company entered into two separate
10-year
Full Recourse Promissory Notes (“Promissory Note”) agreement to lend $0.2 million and $0.2 million to the Company’s CEO and Chief Technology Officer (“CTO”) (collectively, the “Borrowers”), respectively, to facilitate their purchase of the Company’s common stock. The Promissory Notes accrue interest at a rate of 2.21% per annum, compounded annually, and the principal and the accrued but unpaid interest are due upon maturity. The common stock purchased by the CEO and CTO were used as collateral for the Promissory Notes pursuant to the Stock Pledge Agreement. In the event of a default, as defined in the Promissory Note agreement, the principal and accrued but unpaid interest shall become immediately due.
The Company recorded the $0.4 million due from the Promissory Note as a reduction to Additional paid-in-capital
on the consolidated balance sheets. Interest is accreted to Additional paid-in-capital,
and is offset against Interest expense (income), net on the consolidated statements of operations and comprehensive loss. As of December 31, 2021 and 2020 the total principal and accrued interest on the Promissory Notes were $0.5 million and $0.5 million, respectively.

Footprint International Holdco, Inc.
Notes to Consolidated Financial Statements

17.	Subsequent Events
Subsequent events have been evaluated through April 29, 2022, which is the date that the financial statements were issued.
Trinity Debt Modification
On February 18, 2022, the Company entered into an $80.0 million delayed draw term loan with Trinity Capital, Inc. (“Trinity”) and certain new lenders. The Company drew $80.0 million and a portion of the proceeds were applied to pay off the existing Trinity term loan and the Trinity secured borrowing sale-leaseback further described in Note 8.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
December 13, 2021
by and among
GORES HOLDINGS VIII, INC.,
FRONTIER MERGER SUB, INC.,
FRONTIER MERGER SUB II, LLC,
and
FOOTPRINT INTERNATIONAL HOLDCO, INC.

Page

ARTICLE I CERTAIN DEFINITIONS		A-2

1.01	Definitions	A-2
1.02	Construction	A-16
1.03	Knowledge	A-17

ARTICLE II THE MERGERS; CLOSING		A-17

2.01	The Mergers	A-17
2.02	Effects of the Mergers	A-17
2.03	Closing	A-18
2.04	Closing Certificates	A-18
2.05	Certificate of Incorporation and Bylaws of the Surviving Corporation and the Surviving Entity	A-18
2.06	Directors and Officers of the Surviving Corporation and the Surviving Entity	A-19
2.07	Tax Free Reorganization Matters	A-19

ARTICLE III EFFECTS OF THE MERGERS		A-20

3.01	Treatment of Capital Stock in the First Merger	A-20
3.02	Treatment of Capital Stock and Equity Interests in the Second Merger	A-21
3.03	Equitable Adjustments	A-21
3.04	Delivery of Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration	A-21
3.05	Lost Certificate	A-22
3.06	Conversion of Company Stock Options	A-22
3.07	Treatment of Company Convertible Promissory Notes in the First Merger	A-23
3.08	Withholding	A-23
3.09	Cash in Lieu of Fractional Shares	A-23
3.10	Payment of Expenses	A-23
3.11	Dissenting Shares	A-24

ARTICLE IV EARN OUT		A-24

4.01	Issuance of Earn Out Shares	A-24
4.02	Acceleration Event	A-25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-25

5.01	Corporate Organization of the Company	A-25
5.02	Subsidiaries	A-25
5.03	Due Authorization	A-26
5.04	No Conflict	A-26
5.05	Governmental Authorities; Consents	A-27
5.06	Capitalization	A-27
5.07	Financial Statements	A-29
5.08	Undisclosed Liabilities	A-29
5.09	Litigation and Proceedings	A-29
5.10	Compliance with Laws	A-30
5.11	Intellectual Property	A-31
5.12	Data Privacy	A-33
5.13	Contracts; No Defaults	A-34

A-i

5.14	Company Benefit Plans	A-36
5.15	Labor Matters	A-38
5.16	Taxes	A-40
5.17	Brokers’ Fees	A-41
5.18	Insurance	A-41
5.19	Real Property; Tangible Property	A-42
5.20	Environmental Matters	A-43
5.21	Absence of Changes	A-43
5.22	Significant Customers and Suppliers	A-43
5.23	Affiliate Agreements	A-44
5.24	Internal Controls	A-44
5.25	Permits	A-44
5.26	Company Products	A-44
5.27	Registration Statement	A-45

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB		A-45

6.01	Corporate Organization	A-45
6.02	Due Authorization	A-46
6.03	No Conflict	A-47
6.04	Litigation and Proceedings	A-47
6.05	Compliance with Laws	A-47
6.06	Benefit Plans	A-48
6.07	Governmental Authorities; Consents	A-48
6.08	Trust Account	A-48
6.09	Taxes	A-49
6.10	Brokers’ Fees	A-50
6.11	Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-50
6.12	Business Activities; Absence of Changes	A-51
6.13	Registration Statement	A-53
6.14	Capitalization	A-53
6.15	Parent Listing	A-54
6.16	Contracts; No Defaults	A-55
6.17	Investment Company Act; JOBS Act	A-55
6.18	Affiliate Agreements	A-55
6.19	Parent Stockholders	A-55
6.20	PIPE Investment; Subscription Agreements	A-56

ARTICLE VII COVENANTS OF THE COMPANY		A-56

7.01	Conduct of Business	A-56
7.02	Inspection	A-59
7.03	Exercise of Company Warrants	A-59
7.04	Mandatory Redemption	A-59
7.05	Termination of Certain Agreements	A-60
7.06	No Parent Securities Transactions	A-60
7.07	No Claim Against the Trust Account	A-60
7.08	Company Financial Statements; Other Actions	A-60
7.09	Company Stockholder Consent	A-61
7.10	Non-Solicitation	A-61

ARTICLE VIII COVENANTS OF PARENT		A-62

8.01	Indemnification and Insurance	A-62

A-ii

8.02	Conduct of Parent During the Interim Period	A-63
8.03	Trust Account	A-65
8.04	Inspection	A-65
8.05	Parent Nasdaq Listing	A-65
8.06	Parent Public Filings	A-65
8.07	Section 16 Matters	A-65
8.08	Director and Officer Appointments	A-65
8.09	Exclusivity	A-66
8.10	Bylaws	A-66
8.11	Insider Letters	A-66
8.12	Waiver and Share Surrender Agreement	A-66
8.13	PIPE Investment	A-66

ARTICLE IX JOINT COVENANTS		A-67

9.01	Support of Transaction	A-67
9.02	Preparation of Registration Statement; Special Meeting	A-67
9.03	Other Filings; Press Release	A-69
9.04	Confidentiality; Communications Plan	A-69
9.05	Regulatory Approvals	A-70
9.06	Parent Plans	A-71
9.07	FIRPTA	A-71
9.08	A&R Registration Rights Agreement	A-71

ARTICLE X CONDITIONS TO OBLIGATIONS		A-72

10.01	Conditions to Obligations of All Parties	A-72
10.02	Additional Conditions to Obligations of Parent	A-72
10.03	Additional Conditions to the Obligations of the Company	A-73

ARTICLE XI TERMINATION/EFFECTIVENESS		A-73

11.01	Termination	A-73
11.02	Effect of Termination	A-74

ARTICLE XII MISCELLANEOUS		A-75

12.01	Waiver	A-75
12.02	Notices	A-75
12.03	Assignment	A-76
12.04	Rights of Third Parties	A-76
12.05	Expenses	A-76
12.06	Governing Law	A-76
12.07	Captions; Counterparts	A-76
12.08	Schedules and Exhibits	A-76
12.09	Entire Agreement	A-77
12.10	Amendments	A-77
12.11	Severability	A-77
12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-77
12.13	Enforcement	A-77
12.14	Non-Recourse	A-78
12.15	Nonsurvival of Representations, Warranties and Covenants	A-78
12.16	Acknowledgements	A-78
12.17	Privileged Communications	A-79

A-iii

Exhibits
Exhibit A – Form of A&R Registration Rights Agreement
Exhibit B – Form of A&R Certificate of Incorporation of Parent
Exhibit C – Form of A&R Bylaws of Parent
Exhibit D – Form of Letter of Transmittal
Exhibit E – Form of FIRPTA Certificate
Exhibit F – Form of Investor Representations Letter

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “
Agreement
”), dated as of December 13, 2021, is entered into by and among Gores Holdings VIII, Inc., a Delaware corporation (“
Parent
”), Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Footprint International Holdco, Inc., a Delaware corporation (the “
Company
”). Certain capitalized terms used in this Agreement shall have the meanings set forth in
Article
 I
.
RECITALS
WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, (a) First Merger Sub is a newly formed, wholly-owned, direct subsidiary of Second Merger Sub, and (b) Second Merger Sub is a newly formed, wholly-owned, direct subsidiary of Parent, each of which were formed for the sole purpose of the Mergers;
WHEREAS, pursuant to the terms and subject to the conditions hereof, at the Closing, (a) First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Entity;
WHEREAS, the board of directors or manager, as applicable, of each of Parent, First Merger Sub, Second Merger Sub and the Company has approved and declared advisable the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”) and the Limited Liability Company Act of the State of Delaware (the “
DLLCA
”), as applicable;
WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain investors (the “
Subscribers
”) have entered into Subscription Agreements, dated as of the date hereof (the “
Subscription Agreements
”), for a private placement of Parent Class A Stock to be consummated prior to or substantially concurrently with the consummation of the Transactions;
WHEREAS, prior to the execution and delivery of this Agreement, in connection with the Transactions, each holder of a Company Warrant has entered into a warrant exercise agreement with the Company (the “
Warrant Exercise Agreements
”), pursuant to which each such holder has agreed that, at the Closing, all of its Company Warrants will automatically be exercised for shares of Company Common Stock, effective as of immediately prior to the Effective Time, without any action on the part of any such holder, the Company or any other Person;
WHEREAS, in connection with the consummation of the Mergers, Parent, the Sponsor, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Class A Stock pursuant to
Article
 III
, will enter into an amended and restated Registration Rights Agreement (the “
A&R Registration Rights Agreement
”), in the form set forth on
Exhibit
 A
;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and each other holder of Parent Class F Stock has executed and delivered to the Company that certain waiver and share surrender agreement (the “
Waiver and Share Surrender Agreement
”) pursuant to which, in connection with the Transactions, such Sponsor or holder of Parent Class F Stock, as applicable, has agreed to (a) waive certain of the anti-dilution rights in respect of shares of Parent common stock held by such Sponsor or holder of Parent Class F Stock and (b) contribute to Parent and cancel that number of shares of Parent common stock set forth therein;

WHEREAS, pursuant to the Parent Organizational Documents, Parent will provide an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “
Offer
”);
WHEREAS, prior to the consummation of the Mergers, Parent will, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “
Parent A&R Charter
”) in the form set forth on
Exhibit
 B
;
WHEREAS, prior to the consummation of the Mergers, Parent will adopt the amended and restated bylaws (the “
Parent A&R Bylaws
”) in the form set forth on
Exhibit
 C
; and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “
Code
”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections
1.368-2(g)
and
1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01
Definitions
. As used herein, the following terms shall have the following meanings:
“
A&R Registration Rights Agreement
” has the meaning specified in the Recitals hereto.
“
Acceleration Event
” has the meaning specified in
Section
 4.02
.
“
Acquisition Proposal
” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, First Merger Sub, Second Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.

“
Action
” means any Claim that is by or before any Governmental Authority.
“
Additional Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Additional Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“
Adjusted Aggregate Company Stock Consideration
” means a number of shares of Parent Class A Stock equal to (a) the Aggregate Company Stock Consideration, minus
(b) the number of shares of Parent Class A Stock issuable to the holders of Company Class B Preferred Stock pursuant to the terms of this Agreement, minus
(c) the number of shares of Parent Class A Stock issuable to the holders of Company Class C Preferred Stock pursuant to the terms of this Agreement, minus
(d) the number of shares of Parent Class A Stock issuable to the holders of Company Convertible Promissory Notes pursuant to the terms thereof.
“
Aggregate Company Stock Consideration
” means 161,776,650 shares of Parent Class A Stock (deemed to have a value of $10.00 per share).
“
Aggregate Earn Out Shares Amount
” means
the
product of
(a) 17,584,125
multiplied by
(b) (i) one
minus
(ii)
 the result of
(A) the number of shares of Parent Class A Stock redeemed pursuant to the Offer divided by
(B) (I) the number of shares of Parent Class A Stock outstanding as of immediately following the Effective Time, plus
(II) the number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.06(a)
after the Effective Time,
plus
(III) the number of shares of Parent Class A Stock redeemed pursuant to the Offer.
“
Agreement
” has the meaning specified in the Preamble hereto.
“
Amendment Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Anti-Corruption Laws
” means any applicable Laws relating to money laundering, bribery, or corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“
Antitrust Law
” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“
Approval Requirement
” has the meaning specified in
Section
 8.11
.
“
Business Combination
” has the meaning ascribed to such term in the Certificate of Incorporation.
“
Business Combination Proposal
” has the meaning specified in
Section
 8.09
.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“
CARES Act
” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations issued by any Governmental Authority with respect thereto.
“
Cash and Cash Equivalents
” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“
Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on February 24, 2021.
“
Certifications
” has the meaning specified in
Section
 5.26(b)
.
“
Change of Control
” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.
“
Claim
” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“
Closing
” has the meaning specified in
Section
 2.03
.
“
Closing Date
” has the meaning specified in
Section
 2.03
.
“
Closing Form
8-K
” has the meaning specified in
Section
 9.03(c)
.
“
Closing Parent Cash
” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time;
plus
(b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause “(a)”);
plus
(c) the amount delivered to Parent at or prior to the Closing in connection with the consummation of the PIPE Investment;
plus
(d) $150,000,000;
minus
(e) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer (to the extent not already paid).
“
Closing Press Release
” has the meaning specified in
Section
 9.03(c)
.
“
Code
” has the meaning specified in the Recitals hereto.
“
Common Share Price
” means the share price equal to the VWAP of Parent Class A Stock for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable determination of the Parent Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).
“
Communications Plan
” has the meaning specified in
Section
 9.04(b)
.
“
Company
” has the meaning specified in the Preamble hereto.
“
Company Affiliate Agreement
” has the meaning specified in
Section
 5.23
.
“
Company Benefit Plan
” has the meaning specified in
Section
 5.14(a)
.
“
Company Blank Check Preferred Stock
” means the Company’s Blank Check Preferred Stock, par value $0.001 per share.
“
Company Board
” means the board of directors of the Company.
“
Company Certificate
” has the meaning specified in
Section
 3.04(a)
.
“
Company Certificate of Incorporation
” means the Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on the date of this Agreement.

“
Company Class
 A Preferred Stock
” means the Company’s Class A
Non-Participating
Preferred Stock, par value $0.001 per share.
“
Company Class
 B Preferred Stock
” means the Company’s Class B
Non-Participating
Preferred Stock, par value $0.001 per share.
“
Company Class
 C Preferred Stock
” means the Company’s Class C
Non-Participating
Preferred Stock, par value $0.001 per share.
“
Company Closing Certificate
” has the meaning specified in
Section
 2.04(b)
.
“
Company Closing Indebtedness
” has the meaning specified in
Section
 2.04(b)
.
“
Company Common Stock
” means the Company’s Common Stock, par value $0.000001 per share.
“
Company Convertible Promissory Note
” means any promissory note that entitles the holder thereof to convert outstanding amounts thereunder into shares of Company Stock.
“
Company Cure Period
” has the meaning specified in
Section
 11.01(a)
.
“
Company Organizational Documents
” means the Company Certificate of Incorporation and the Company’s Amended and Restated Bylaws, adopted by the Company on February 1, 2018, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“
Company Preferred Stock
” means, collectively, the Company Class A Preferred Stock, Company Class B Preferred Stock, Company Blank Check Preferred Stock and Company Class C Preferred Stock.
“
Company Products
” has the meaning specified in
Section
 5.26(a)
.
“
Company Registered Intellectual Property
” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.
“
Company Representations
” means the representations and warranties of the Company expressly and specifically set forth in
Article
 V
of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“
Company Schedules
” means the disclosure schedules of the Company and its Subsidiaries.
“
Company Security
” means any share of Company Common Stock, share of Company Class A Preferred Stock or Company Warrant.
“
Company Securityholder
” means the holder of any Company Security.
“
Company Stock
” means, collectively, the Company Common Stock and the Company Preferred Stock.
“
Company Stock Adjusted Fully Diluted Shares
” means
the sum of
(without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding and issuable upon conversion (whether or not then actually convertible) of Company Class A Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but excluding, for the avoidance of doubt, any shares of Company Common Stock underlying the Company Class C Preferred Stock, the Company Class B Preferred Stock, or the Company Convertible Promissory Notes),
plus
(b) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Stock Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time.
“
Company Stock Option
” means any option to purchase Company Common Stock granted pursuant to the Company Stock Plan.
“
Company Stock Plan
” means the Company’s 2019 Stock Option Plan, as amended.

“
Company Stockholder
” means the holder of a share of Company Common Stock or Company Preferred Stock.
“
Company Stockholder Approval
” has the meaning specified in
Section
 5.03(a)
.
“
Company Warrants
” means any warrant to purchase shares of Company Stock.
“
Computershare
” means Computershare Trust Company, N.A., a Delaware corporation.
“
Confidentiality Agreement
” means that certain Confidentiality Agreement, dated as of May 18, 2021, between Parent and the Company.
“
Contaminant
” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.
“
Contracts
” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guideline or recommendation by any Governmental Authority in connection with or in response to
COVID-19,
including the CARES Act.
“
D&O Indemnified Party
” has the meaning specified in
Section
 8.01(a)
.
“
D&O Tail
” has the meaning specified in
Section
 8.01(b)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Dissenting Shares
” has the meaning specified in
Section
 3.11
.
“
DLLCA
” has the meaning specified in the Recitals hereto.
“
Earn Out Period
” means the period beginning on the Lockup Expiration Date and ending on the date that is five years after the Lockup Expiration Date.
“
Earn Out Pro Rata Share
” means, for each Company Securityholder, a percentage determined by dividing
(a)
 the sum of
(i) the total number of shares of Company Common Stock issued and outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but not giving effect to any conversion of the Company Convertible Promissory Notes in connection with the Transactions) held by such Company Securityholder as of immediately prior to the Effective Time plus
(ii) the total number of shares of Company Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Company Class A Preferred Stock held by such Company Securityholder as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Company Common Stock issued or issuable upon conversion of Company Class B Preferred Stock or Company Class C Preferred Stock)
by
(b)
 the sum of
(i) the total number of shares of Company Common Stock issued and outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but not giving effect to any conversion of the Company

Convertible Promissory Notes in connection with the Transactions) held by all Company Securityholders as of immediately prior to the Effective Time plus
(ii) the total number of shares of Company Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Company Class A Preferred Stock held by all Company Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Company Common Stock issued or issuable upon conversion of Company Class B Preferred Stock or Company Class C Preferred Stock).
“
Earn Out Shares
” has the meaning specified in
Section
 4.01(a)
.
“
Effective Time
” has the meaning specified in
Section
 2.01(a)
.
“
Election Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Environmental Laws
” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“
ERISA
” has the meaning specified in
Section
 5.14(a)
.
“
ERISA Affiliate
” has the meaning specified in
Section
 5.14(e)
.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Agent
” has the meaning specified in
Section
 3.04(a)
.
“
Financial Derivative/Hedging Arrangement
” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“
Financial Statements
” has the meaning specified in
Section
 5.07
.
“
First Certificate of Merger
” has the meaning specified in
Section
 2.01(a)
.
“
First Merger
” has the meaning specified in
Section
 2.01(a)
.
“
First Merger Sub
” has the meaning specified in the Preamble hereto.
“
Foreign Benefit Plan
” has the meaning specified in
Section
 5.14(c)
.
“
GAAP
” means United States generally accepted accounting principles, consistently applied.
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“
Governmental Order
” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.
“
Grant Date
” has the meaning specified in
Section
 5.06(c)
.
“
Hazardous Material
” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws and petroleum, petroleum by-products,
per-
and polyfluoroalkyl substances, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“
Import Laws
” means all applicable customs and import Laws and regulations in jurisdictions in which the Company and any its Subsidiaries do business or are otherwise subject to jurisdiction, including Title 19 of the U.S. Code of Federal Regulations and the associated statutes.
“
Indebtedness
” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) deferred compensation; (i) outstanding severance obligations or related expenses; (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses “(a)” through “(i)” above; and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made);
provided
,
however
, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) Outstanding Company Expenses and (iii) Outstanding Parent Expenses.
“
Insider Letters
” has the meaning specified in
Section
 8.11
.
“
Insiders
” has the meaning specified in
Section
 8.11
.
“
Intellectual Property
” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part,
reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “
Patents
”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “
Trademarks
”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “
Copyrights
”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how,
technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “
Trade Secrets
”); and (f) all other intellectual property and intellectual property rights.
“
Intended Tax Treatment
” has the meaning specified in
Section
 2.07
.
“
Interim Period
” has the meaning specified in
Section
 7.01
.
“
Invention Assignment Agreement
” has the meaning specified in
Section
 5.11(d)
.
“
Issuance Proposal
” has the meaning specified in
Section
 9.02(c)
.

“
IT Systems
” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Law
” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” has the meaning specified in
Section
 5.19(b)
.
“
Letter of Transmittal
” has the meaning specified in
Section
 3.04(a)
.
“
Licensed Intellectual Property
” means all Intellectual Property (other than Owned Intellectual Property) used, practiced or held for use or practice by the Company or any of its Subsidiaries.
“
Lien
” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“
Lockup Expiration Date
” means the date that is 180 days after the Closing Date.
“
Material Adverse Effect
” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
provided
,
however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv)” and “(vi),” in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Transactions and of the Series C financing of the Company (including the impact of the Transactions and of the Series C financing of the Company on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic, epidemic or disease outbreak (including
COVID-19),
act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with the covenants set forth in
Sections 7.01(a)
through
7.01(t)
or the taking of any action with the prior written consent of Parent; or (ix) any matter set forth on
Schedule 5.21
.

“
Material Permits
” has the meaning specified in
Section
 5.25
.
“
Mergers
” means, collectively, the First Merger and the Second Merger.
“
Most Recent Financial Statements
” has the meaning specified in
Section
 5.07
.
“
Most Recent Financial Statements Date
” has the meaning specified in
Section
 5.07
.
“
Nasdaq
” has the meaning specified in
Section
 6.15
.
“
Non-Redemption
Requirement
” has the meaning specified in
Section
 8.11
.
“
Offer
” has the meaning specified in the Recitals hereto.
“
Open Source Software
” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.
“
Outstanding Company Expenses
” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention and similar payments payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing, whether payable before (to the extent unpaid) or as of the Closing Date; (b) all severance payments, retirement payments and similar payments and success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing in connection with the consummation of the Transactions, whether payable before (to the extent unpaid) or as of the Closing Date (excluding, for the avoidance of doubt, any payments to the extent such payments become vested or payable due to a termination of service (such as double-trigger arrangements) following the Closing); (c) all transaction, deal, brokerage, financial advisory and any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail.
“
Outstanding Parent Expenses
” means, without duplication: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement (or any other Business Combination), the other agreements contemplated hereby and the consummation of the Transactions, whether payable before or as of the Closing Date; (b) any loans or other Indebtedness of Parent or its Subsidiaries owed to any of their respective Affiliates or stockholders; (c) any filing fees required under any Antitrust Law; and (d) any filing fees required by Governmental Authorities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, other than the filing fees contemplated by clause “(c)”.
“
Owned Company Software
” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.
“
Owned Intellectual Property
” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“
Parent
” has the meaning specified in the Preamble hereto.
“
Parent A&R Bylaws
” has the meaning specified in the Recitals hereto.
“
Parent A&R Charter
” has the meaning specified in the Recitals hereto.
“
Parent Affiliate Agreement
” has the meaning specified in
Section
 6.18
.

“
Parent and Merger Sub Representations
” means the representations and warranties of each of Parent, First Merger Sub and Second Merger Sub expressly and specifically set forth in
Article
 VI
of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, First Merger Sub and Second Merger Sub.
“
Parent Benefit Plans
” has the meaning specified in
Section
 6.06
.
“
Parent Board
” means the board of directors of Parent.
“
Parent Board Recommendation
” has the meaning specified in
Section
 9.02(d)
.
“
Parent Change in Recommendation
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Class
 A Stock
” means Parent’s Class A Common Stock, par value $0.0001 per share.
“
Parent Class
 F Stock
” means Parent’s Class F Common Stock, par value $0.0001 per share.
“
Parent Closing Certificate
” has the meaning specified in
Section
 2.04(a)
.
“
Parent Cure Period
” has the meaning specified in
Section
 11.01(c)
.
“
Parent Incentive Plan
” has the meaning specified in
Section
 9.06(a)
.
“
Parent Incentive Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Intervening Event
” means an event, fact, development, circumstance or occurrence first arising after the date of this Agreement (but specifically excluding any Business Combination Proposal, any changes in the general economy, capital markets or any declines or improvements in financial markets, effects arising from or relating to epidemics, pandemics, or disease outbreaks, including
COVID-19
or any
COVID-19
Measures, or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers) that is materially adverse to the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.
“
Parent Intervening Event Notice
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Intervening Event Notice Period
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Organizational Documents
” means the Certificate of Incorporation and Parent’s Bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“
Parent Performance Plan
” has the meaning specified in
Section
 9.06(a)
.
“
Parent Performance Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Preferred Stock
” means Parent’s Preferred Stock, par value $0.0001 per share.
“
Parent Schedules
” means the disclosure schedules of Parent, First Merger Sub and Second Merger Sub.
“
Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Parent Stockholder
” means a holder of Parent Class A Stock.
“
Parent Stockholder Approval
” has the meaning specified in
Section
 6.02(b)
.
“
Parent Units
” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-fifth
of one Parent Warrant.
“
Parent Warrant
” means a warrant entitling the holder to purchase one share of Parent Class A Stock.
“
PCAOB
” means the Public Company Accounting Oversight Board (United States).

“
Per Share Company Class
 A Preferred Stock Consideration
” means, with respect to each share of Company Class A Preferred Stock, a number of shares of Parent Class A Stock equal to the product of
(a) the Per Share Company Common Stock Consideration
multiplied by
(b) the number of shares of Company Common Stock issuable upon conversion of such share of Company Class A Preferred Stock as of immediately prior to the Effective Time.
“
Per Share Company Class
 B Preferred Stock Consideration
” means, with respect to each share of Company Class B Preferred Stock, such number of shares of Parent Class A Stock as set forth on the Company Closing Certificate and as calculated pursuant to the Company Certificate of Incorporation.
“
Per Share Company Class
 C Preferred Stock Consideration
” means, with respect to each share of Company Class C Preferred Stock, such number of shares of Parent Class A Stock as set forth on the Company Closing Certificate and as calculated pursuant to the Company Certificate of Incorporation.
“
Per Share Company Common Stock Consideration
” means, with respect to each share of Company Common Stock, a number of shares of Parent Class A Stock equal to the result of
(a) Adjusted Aggregate Company Stock Consideration
divided
by
(b) the number of Company Stock Adjusted Fully Diluted Shares.
“
Per Share Company Preferred Stock Consideration
” means the Per Share Company Class A Preferred Stock Consideration, the Per Share Company Class B Preferred Stock Consideration and/or the Per Share Company Class C Preferred Stock Consideration, as applicable.
“
Permits
” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“
Permitted Liens
” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP;
(d) non-monetary
Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property;
(e) non-exclusive
licenses of Intellectual Property entered into in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Most Recent Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Most Recent Financial Statements); and (g) Liens described on
Schedule
 1.01(a)
.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Personal Information
” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Privacy Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, can be used to identify or is otherwise associated with an individual person. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“
PIPE Investment
” has the meaning specified in
Section
 6.20
.
“
Plan Allocable Amount
” means an aggregate number of shares equal to
the product of
(a) the Plan Pro Rata Share
multiplied by
(b) the Aggregate Earn Out Shares Amount.

“
Plan Pro Rata Share
” means a ratio with a (a) numerator equal to the aggregate number shares of Company Common Stock issuable upon the exercise of any Company Stock Option (vested or unvested) outstanding as of immediately prior to the Effective Time, and (b) denominator equal to the aggregate number of (i) shares of Company Common Stock outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but not giving effect to any conversion of the Company Convertible Promissory Notes in connection with the Transactions) held by all Company Securityholders as of immediately prior to the Effective Time, plus
(ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options (vested or unvested) outstanding immediately prior to the Effective Time, plus
(iii) the total number of shares of Company Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Company Class A Preferred Stock held by all Company Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Company Common Stock issued or issuable upon conversion of Company Class B Preferred Stock or Company Class C Preferred Stock).
“
Privacy Laws
” means (a) any and all applicable Laws (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure, transfer (including cross-border) or security of any Personal Information, any and all applicable Laws relating to breach notification or marketing in connection with any Personal Information, and (b) the Payment Card Industry Data Security Standard (PCI DSS), as applicable.
“
Privileged Communications
” has the meaning specified in
Section
 12.17
.
“
Proposals
” has the meaning specified in
Section
 9.02(c)
.
“
Proxy Statement
” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Stock in conjunction with a stockholder vote on the Business Combination).
“
Real Estate Lease Documents
” has the meaning specified in
Section
 5.19(b)
.
“
Redeeming Stockholder
” means a Parent Stockholder who demands that Parent redeem its Parent Class A Stock for cash in connection with the transactions contemplated hereby and in accordance with the Parent Organizational Documents.
“
Registration Statement
” has the meaning specified in
Section
 9.02(a)
.
“
Representative
” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“
Required Parent Stockholder Approval
” has the meaning specified in
Section
 6.02(b)
.
“
Rollover Option
” has the meaning specified in
Section
 3.06(a)
.
“
Sanctioned Person
” means at any time any Person that is: (a) listed on any sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or region that is the target of territorial Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) 50% or more owned or controlled, individually or in the aggregate, by one or more of the foregoing.
“
Sanctions Laws
” has the meaning specified in
Section
 5.10(c)
.
“
SEC
” means the United States Securities and Exchange Commission.
“
Second Certificate of Merger
” has the meaning specified in
Section
 2.01(b)
.
“
Second Merger
” has the meaning specified in
Section
 2.01(b)
.

“
Second Merger Sub
” has the meaning specified in the Preamble hereto.
“
Securities Act
” means the Securities Act of 1933.
“
Securities Laws
” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“
Securityholder Allocable Amount
” means an aggregate number of shares equal to
the product of
(a) the Securityholder Pro Rata Share
multiplied by
(b) the Aggregate Earn Out Shares Amount.
“
Securityholder Earn Out Tranche Amount
” means an aggregate number of shares equal to
the
result of
(a) the Securityholder Allocable Amount
divided by
(b) seven.
“
Securityholder Pro Rata Share
” means a ratio with a (a) numerator equal to the
sum of
(i) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but not giving effect to any conversion of the Company Convertible Promissory Notes in connection with the Transactions)
plus
(ii) the aggregate number of shares of Company Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Company Class A Preferred Stock issued and outstanding as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Company Common Stock issued or issuable upon conversion of Company Class B Preferred Stock or Company Class C Preferred Stock), and (b) denominator equal to the aggregate number of (i) shares of Company Common Stock outstanding (including, for the avoidance of doubt, after giving effect to the exercise of the Company Warrants in accordance with the terms of the Warrant Exercise Agreements, but not giving effect to any conversion of the Company Convertible Promissory Notes in connection with the Transactions) held by all Company Securityholders as of immediately prior to the Effective Time, plus
(ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options (vested or unvested) outstanding immediately prior to the Effective Time, plus
(iii) the total number of shares of Company Common Stock issuable upon conversion (whether or not then actually convertible) of all shares of Company Class A Preferred Stock held by all Company Securityholders as of immediately prior to the Effective Time (and for the avoidance of doubt, excluding any shares of Company Common Stock issued or issuable upon conversion of Company Class B Preferred Stock or Company Class C Preferred Stock).
“
Significant Customers
” has the meaning specified in
Section
 5.22(a)
.
“
Significant Suppliers
” has the meaning specified in
Section
 5.22(a)
.
“
Social Unrest Measures
” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.
“
Software
” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.
“
Special Meeting
” means a meeting of the holders of Parent Class A Stock to be held for the purpose of approving the Proposals.
“
Sponsor
” means Gores Sponsor VIII LLC, a Delaware limited liability company.
“
Stockholder Written Consent
” has the meaning specified in
Section
 7.09
.
“
Subscribers
” has the meaning specified in the Recitals hereto.

“
Subscription Agreement
” has the meaning specified in the Recitals hereto.
“
Subsidiary
” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“
Surviving Corporation
” has the meaning specified in
Section
 2.01
.
“
Surviving Provisions
” has the meaning specified in
Section
 11.02
.
“
Tax
” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on
minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law.
“
Tax Return
” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other similar document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“
Terminating Company Breach
” has the meaning specified in
Section
 11.01(b)
.
“
Terminating Parent Breach
” has the meaning specified in
Section
 11.01(c)
.
“
Termination Date
” has the meaning specified in
Section
 11.01(a)
.
“
Trading Market
” means, with respect to a security, Nasdaq or such other securities exchange on which such security is traded.
“
Transaction Agreements
” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Subscription Agreements, the Waiver and Share Surrender Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“
Transaction Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Transactions
” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“
Treasury Regulations
” means the regulations promulgated under the Code.
“
Triggering Event I
” means the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event II
” means the date on which the Common Share Price is greater than $15.50 after the Closing Date, but within the Earn Out Period.

“
Triggering Event III
” means the date on which the Common Share Price is greater than $18.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event IV
” means the date on which the Common Share Price is greater than $20.50 after the Closing Date, but within the Earn Out Period.
“
Triggering Event V
” means the date on which the Common Share Price is greater than $23.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event VI
” means the date on which the Common Share Price is greater than $25.50 after the Closing Date, but within the Earn Out Period.
“
Triggering Event VII
” means the date on which the Common Share Price is greater than $28.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Events
” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI and Triggering Event VII.
“
Trust Account
” has the meaning specified in
Section
 6.08
.
“
Trust Agreement
” has the meaning specified in
Section
 6.08
.
“
Trustee
” has the meaning specified in
Section
 6.08
.
“
USML
” has the meaning specified in
Section
 5.10(c)
.
“
VWAP
” means, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
“
Waiver and Share Surrender Agreement
” has the meaning specified in the Recitals hereto.
“
Waiving Parties
” has the meaning specified in
Section
 12.17
.
“
Waiving Party Group
” has the meaning specified in
Section
 12.17
.
“
WARN
” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law.
“
Warrant Agreement
” means that certain Warrant Agreement, dated as of March 1, 2021, between Parent and Computershare, as warrant agent.
“
Willful Breach
” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02
Construction
.
(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
1.03
Knowledge
. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on
Schedule
 1.03(a)
, and (b) in the case of Parent, the individuals set forth on
Schedule
 1.03(b)
.
ARTICLE II
THE MERGERS; CLOSING
2.01
The Merger
s
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “
First Merger
”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “
Surviving Corporation
”) following the First Merger, and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “
First Certificate of Merger
”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the “
Effective Time
”).
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub (the “
Second Merger
”), with Second Merger Sub being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “
Surviving Entity
”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “
Second Certificate of Merger
”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the Second Certificate of Merger (the “
Second Effective Time
”).
2.02
Effects of the Merger
s
.
(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
2.03
Closing
. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “
Closing
”) shall take place electronically through the exchange of documents via
e-mail
or facsimile on the date which is three Business Days after the date on which all conditions set forth in
Article
 X
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.” Subject to the satisfaction or waiver of all of the conditions set forth in
Article
 X
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and First Merger Sub shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) as soon as practicable following the Effective Time, but in all events within two Business Days after the Closing Date, the Surviving Corporation and Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and
Section 18-209
of the DLLCA. Upon the Closing, Parent shall be renamed “Footprint International, Inc.” and the shares of Parent Class A Stock shall trade publicly on the Nasdaq under a new ticker symbol selected by the Company.
2.04
Closing Certificate
s
. No sooner than five nor later than two Business Days prior to the Closing Date:
(a) Parent shall provide to the Company written notice (the “
Parent Closing Certificate
”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer; (ii) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the redemptions pursuant to the Offer; (iii) the amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Parent Expenses; (iv) a list of the Outstanding Parent Expenses; and (v) the outstanding Indebtedness of Parent as of the Closing. A good faith estimate of the Outstanding Parent Expenses is set forth on
Schedule 2.04(a)
.
(b) The Company shall provide to Parent written notice (the “
Company Closing Certificate
”) setting forth: (i) the capitalization of the Company; (ii) the number of Company Stock Adjusted Fully Diluted Shares; (iii) the Adjusted Aggregate Company Stock Consideration; (iv) the Per Share Company Common Stock Consideration and the Per Share Company Common Stock Consideration for each Company Stockholder; (v) the Per Share Company Class A Preferred Stock Consideration and the Per Share Company Class A Preferred Stock Consideration for each Company Stockholder; (vi) the Per Share Company Class B Preferred Stock Consideration and the Per Share Company Class B Preferred Stock Consideration for each Company Stockholder; (vii) the Per Share Company Class C Preferred Stock Consideration and the Per Share Company Class C Preferred Stock Consideration for each Company Stockholder; (viii) the Earn Out Pro Rata Share for each Company Securityholder; (ix) the Plan Allocable Amount; (x) the Securityholder Allocable Amount; (xi) the number of shares of Parent Class A Stock issuable to each holder of a Company Convertible Promissory Note; (xii) a list of the Outstanding Company Expenses; (xiii) the outstanding Indebtedness of the Company as of the Closing (the “
Company Closing Indebtedness
”); and (xiv) the amount of all Cash and Cash Equivalents of the Company as of the date of the Company Closing Certificate. A good faith estimate of the Outstanding Company Expenses is set forth on
Schedule 2.04(b)
.
2.05
Certificate of Incorporation and Bylaws of the
Surviving Corporation and the Surviving Entity
. Subject to
Section
 8.01
, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Footprint Operating, LLC”. Subject to
Section
 8.01
, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended and restated in a form mutually agreed by Parent and the Company prior to the Closing Date.
2.06
Directors and Officers of the
Surviving Corporation and the Surviving Entity
.
(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, shall consist of the individuals to be designated by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement, and, as of immediately following the Effective Time, such individuals shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.
(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.
(c) Immediately following the Second Effective Time the (i) directors of the Surviving Corporation shall be designated as the managers of the Surviving Entity and (ii) officers of the Surviving Corporation shall be designated as the officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.
2.07
Tax Free Reorganization Matters
. The parties hereto intend that, for U.S. federal income Tax purposes, (a) the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company are to be parties under Section 368(b) of the Code; and (b) any Earn Out Shares that are issued (including as a result of an Acceleration Event) will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that is eligible for non-recognition
treatment under the Code and Treasury Regulations in connection with the reorganization described in clause “(a)” (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses “(a)” and “(b)” together, the “
Intended Tax Treatment
”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations
Sections 1.368-2(g)
and
1.368-3(a).
None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after consummation of the Mergers, would reasonably be expected to prevent or impede the Mergers and the applicable issuance(s) of Earn Out Shares from qualifying for the Intended Tax Treatment, and each party hereto shall report the Mergers and the issuances of any Earn Out Shares, for U.S. federal income Tax purposes, in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (after the relevant party makes good faith efforts to defend the Intended Tax Treatment). The parties shall cooperate with each other and their respective counsel as reasonably requested to document and support the Tax treatment of the transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing factual support letters.

ARTICLE III
EFFECTS OF THE MERGERS
3.01
Treatment of Capital Stock in the First Merger
. Subject to the provisions of this Agreement:
(a) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
, and following the conversion of such share of Company Common Stock into the right to receive the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
, such share of Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Common Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
;
(b) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Class A Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Class A Preferred Stock shall be entitled to receive, the Per Share Company Class A Preferred Stock Consideration pursuant to this
Section
 3.01(b)
and a number of Earn Out Shares in accordance with
Article
 IV
, and following the conversion of such share of Company Class A Preferred Stock into the right to receive the Per Share Company Class A Preferred Stock Consideration pursuant to this
Section
 3.01(b)
and the Earn Out Shares in accordance with
Article
 IV
, such share of Company Class A Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Class A Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Class A Preferred Stock Consideration pursuant to this
Section
 3.01(b)
and a number of Earn Out Shares in accordance with
Article
 IV
;
(c) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Class B Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Class B Preferred Stock shall be entitled to receive, the Per Share Company Class B Preferred Stock Consideration pursuant to this
Section
 3.01(c)
, and following the conversion of such share of Company Class B Preferred Stock into the right to receive the Per Share Company Class B Preferred Stock Consideration pursuant to this
Section
 3.01(c)
, such share of Company Class B Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Class B Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Class B Preferred Stock Consideration pursuant to this
Section
 3.01(c)
;
(d) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Class C Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Class C Preferred Stock shall be entitled to receive, the Per Share Company Class C Preferred Stock Consideration pursuant to this
Section
 3.01(d)
, and following the conversion of such share of Company Class C Preferred Stock into the right to receive the Per Share Company Class C Preferred Stock Consideration pursuant to this
Section
 3.01(d)
, such share of Company Class C Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Class C Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Class C Preferred Stock Consideration pursuant to this
Section
 3.01(d)
;

(e) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable
share of common stock, par value $0.01 per share, of the Surviving Corporation, and the shares of common stock of the Surviving Corporation resulting from the conversion of shares of common stock of First Merger Sub pursuant to this
Section
 3.01(e)
shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and
(f) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
3.02
Treatment of Capital Stock and Equity Interests in the Second Merger
. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Company Stockholder or any holder of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
3.03
Equitable Adjustments
. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or of Parent Class A Stock or of Parent Class F Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or of Parent Class A Stock or of Parent Class F Stock, as applicable, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement;
provided
,
however
, that this
Section
 3.03
shall not be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.
3.04
Delivery of
Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration
.
(a) Concurrently with the mailing of the Proxy Statement, Parent shall cause to be mailed to each Company Stockholder a letter of transmittal substantially in the form of
Exhibit D
hereto, with such changes as may be required by Computershare, acting in its capacity as the exchange agent (the “
Exchange Agent
”), and reasonably acceptable to the Company (the “
Letter of Transmittal
”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery of the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, shall be effected only upon delivery of the shares of Company Stock to the Exchange Agent (including all certificates representing shares of Company Stock (each, a “
Company Certificate
”), if and to the extent such shares are certificated), together with a Letter of Transmittal in accordance with the instructions thereto.
(b) Upon the receipt of a Letter of Transmittal in respect of shares of Company Stock (accompanied with all Company Certificates representing such shares of Company Stock, if and to the extent such shares are certificated), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the Company Stockholder holding such shares of Company Stock shall be entitled to receive, in exchange therefor, the aggregate number of shares represented by the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, into which such shares of Company Stock have been converted pursuant to
Section
 3.01
and the Earn Out Shares (in accordance with such Company Securityholder’s Earn Out Pro Rata Share) pursuant to
Article
 IV
. Until surrendered as contemplated by this
Section
 3.04(b)
, each share of Company Stock shall be deemed, from and after the Effective Time, to represent only the right to receive, upon such surrender, the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and a number of Earn Out Shares (in accordance with such Company Securityholder’s Earn Out Pro Rata Share) in accordance with
Article
 IV
which the Company Stockholder holding such share was entitled to receive in respect of such share pursuant to this
Section
 3.04(b)
. The delivery of the Per Share Company Common Stock Consideration, the Per Share Company Preferred Stock Consideration and the Earn Out Shares shall be made in accordance with the allocation set forth on the Company Closing Certificate provided to Parent pursuant to
Section
 2.04(b)
.
3.05
Lost Certificate
. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the provision by such Person of a customary indemnity against any claim that may be made against Parent with respect to such Company Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and the Earn Out Shares (in accordance with such Company Securityholder’s Earn Out Pro Rata Share) deliverable in respect thereof as determined in accordance with this
Article
 III
.
3.06
Conversion of Company
Stock Options
. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:
(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 3.06(a)
(each such converted option, a “
Rollover Option
”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Stock; (ii) the number of shares of Parent Class A Stock subject to each Rollover Option shall be determined by multiplying
(A) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the Effective Time by
(B) the Per Share Company Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (iii) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing
(A) the per share exercise price of the Company Stock Option as in effect as of immediately prior to the Effective Time, by
(B) the Per Share Company Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent.
(b) Notwithstanding the foregoing, the conversions described in this
Section
 3.06
will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such Company Stock Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions that are necessary and sufficient to cause the Company Stock Plan to terminate as of the Effective Time.
(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Class A Stock for delivery upon exercise or settlement of the Rollover Options in accordance with this
Section
 3.06
. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Class A Stock to be registered and issuable under Rollover Options, Parent shall file a post-effective amendment to the
Form S-4
or registration statement on
Form S-8
(or any successor or other appropriate form) with respect to the shares of Parent Class A Stock subject to Rollover Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Rollover Options remain outstanding.
3.07
Treatment of Company Convertible Promissory Notes in the First Merger
. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each Company Convertible Promissory Note shall thereupon be converted into the right to receive, and the holder of such Company Convertible Promissory Note shall be entitled to receive, the number of shares of Parent Class A Stock set forth on the Company Closing Certificate, and following the conversion of such Company Convertible Promissory Note pursuant to this
Section
 3.07
, such Company Convertible Promissory Note so converted shall no longer be outstanding and shall cease to exist, and the holder of such Company Convertible Promissory Note shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this
Section
 3.07
.
3.08
Withholding
. Each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. Prior to making any such withholding from amounts deliverable to the holders of Company Securities in connection with this Agreement (other than any such amounts properly treated as compensation for applicable Tax purposes), Parent shall provide reasonable, advance prior notice of such withholding and reasonably cooperate with the Company or other applicable persons to reduce or eliminate such withholding. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.
3.09
Cash in Lieu of Fractional Shares
. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock shall be issued upon the conversion of Company Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of
(a) the amount of the fractional share interest in a share of Parent Class A Stock to which such Company Stockholder otherwise would have been entitled but for this
Section
 3.09
,
multiplied by
(b) $10.00.
3.10
Payment of Expenses
. On or as soon as practicable following the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all Outstanding Parent Expenses and Outstanding Company Expenses, in each case to the extent not paid prior to the Closing, as set forth on the Parent Closing Certificate and the Company Closing Certificate, respectively.

3.11
Dissenting Shares
. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding as of immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “
Dissenting Shares
”), shall not be converted into the right to receive the Per Share Company Common Stock Consideration, the Per Share Company Preferred Stock Consideration or the Earn Out Shares and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL (or other applicable Law), then such Company Stockholder’s Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and the Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), in accordance with this
Article
III
and
Article
 IV
. The Company shall give Parent prompt written notice (and in any event within one Business Day) of any demand received by the Company for appraisal of shares of Company Stock, any attempted withdrawal of any such demand and any other instrument served pursuant to the DGCL, and received by the Company, relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE IV
EARN OUT
4.01
Issuance of Earn Out Shares
.
(a) Following the Closing, and as additional consideration for the Company Securities, within ten Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Securityholders as of immediately prior to the Effective Time (in accordance with their respective Earn Out Pro Rata Shares) a number of shares of Parent Class A Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Parent Class A Stock occurring at or after the Closing) (as so adjusted, the “
Earn Out Shares
”) equal to the Securityholder Earn Out Tranche Amount, in each case, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby.
(b) For the avoidance of doubt, the Company Securityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event;
provided
,
however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Securityholders be entitled to receive more than the Securityholder Allocable Amount.
(c) The Parent Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI and Triggering Event VII shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Class A Stock occurring at or after the Closing (other than the conversion of shares of Parent Class F Stock into shares of Parent Class A Stock at the Closing). The rights of the Company Securityholders to receive the Earn Out Shares pursuant to this Section 4.01 are personal in nature and, except pursuant to a Permitted Transfer or with the prior written consent of the Parent, are non-transferable
and
non-assignable.
The right to receive the Earn Out Shares pursuant to this Section 4.01 does not entitle any

Company Securityholders voting or dividend rights prior to the issuance of such Earn Out Shares. For purposes of this Agreement, “
Permitted Transfer
” means: (i) a transfer on death by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee; (iii) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration; (v) a transfer made by operation of law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (vi) a transfer by a Company Securityholder that is a venture capital, private equity or other type of investment fund to an Affiliate.
4.02
Acceleration Event
. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such Parent Class A Stock and after giving effect to the issuance of any Earn Out Shares pursuant to this
Article
 IV
in connection with and as part of such Change of Control transaction) equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “
Acceleration Event
”), then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Parent shall issue the applicable Earn Out Shares to the Company Securityholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Securityholders shall be eligible to participate in such Change of Control.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows:
5.01
Corporate Organization of the Company
.
(a) The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02
Subsidiaries
.
(a) The Subsidiaries of the Company as of the date hereof are set forth on
Schedule
 5.02
, including a description, in each case as of the date hereof, of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws (or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
5.03
Due Authorization
.
(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 5.05
and the adoption of this Agreement and the approval of the Transactions by holders of a majority of the voting power of the outstanding shares of Company Common Stock (the “
Company Stockholder Approval
”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Stockholder Approval, no other company proceeding on the part of the Company is necessary to authorize or adopt this Agreement or such other Transaction Agreements or to authorize the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. All actions relating to the solicitation and obtaining of the Company Stockholder Approval pursuant to the Stockholder Written Consent have been taken in compliance with applicable Law in the State of Delaware.
(b) At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to the stockholders of the Company that they adopt this Agreement and approve each of the matters requiring Company Stockholder Approval.
5.04
No Conflict
. Except as set forth on
Schedule
 5.04
, and subject to the receipt of the Company Stockholder Approval, the filing of the First Certificate of Merger, the filing of the Second Certificate of Merger and the applicable requirements of the HSR Act, the Company’s execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, any of the Company Organizational Documents or any certificate of formation, bylaws or other organizational document of any of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on
Schedule
 5.13(a)
(or required to be set forth on
Schedule
 5.13(a)
), which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except, in the case of clauses “(b),” “(c)” or “(d)” above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.05
Governmental Authorities; Consents
. No consent, approval or authorization of, notice to or designation, declaration or filing with any Governmental Authority, or approval, consent waiver or authorization from any Governmental Authority, is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Certificate of Merger in accordance with the DGCL; and (e) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.
5.06
Capitalization
.
(a) As of the date hereof, the authorized capital stock of the Company pursuant to the Company Certificate of Incorporation consists of: (i) 30,000,000 shares of Company Common Stock, 6,892,121 of which are issued and outstanding as of the date of this Agreement; (ii) 12,000 shares of Company Class A Preferred Stock, 11,040.2212 of which are issued and outstanding as of the date of this Agreement; (iii) 4,867 shares of Company Class B Preferred Stock, 4,866.0343 of which are issued and outstanding as of the date of this Agreement; (iv) 6,000 shares of Company Class C Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; and (v) 18,133 shares of Company Blank Check Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Laws, (C) were not issued in breach or violation of any preemptive rights or Contract and (D) are fully vested and not subject to any restrictions. Set forth on
Schedule
 5.06(a)
is a true, correct and complete list of each Company Stockholder or holder of other equity interests of the Company (other than Company Stock Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth on
Schedule
 5.06(a)
or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(b) Except for (i) Company Stock Options granted pursuant to the Company Stock Plan, (ii) the Company Preferred Stock, (iii) the Company Warrants, (iv) the Company Convertible Promissory Notes and (v) as set forth on
Schedule
 5.06(b)
, there are, as of the date hereof: (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company; and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on
Schedule 5.06(a)
, as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on
Schedule
 5.06(b)-1
, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.
(c) With respect to each Company Stock Option,
Schedule
 5.06(c)
sets forth, as of the date hereof, the name of the holder of such Company Stock Option, the type of award (including whether such Company Stock Option is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events), the number of vested and unvested shares of Company Common Stock covered by such Company Stock Option, the cash exercise price per share of such Company Stock Option (if applicable) and the applicable expiration date. Except as would not result in a material liability to the Company, each Company Stock Option (i) was granted in accordance with the terms of the Company Stock Plan and in compliance with all applicable Laws, including valid exemptions from registration under any applicable securities laws, (ii) is evidenced by written award agreements in the forms that have been made available to Parent prior to the date hereof, (iii) was duly authorized no later than the date on which such grant of Company Stock Options was by its terms to be effective (the “
Grant Date
”) by all necessary corporate action, (iv) has an exercise price equal to no less than the fair market value of the underlying Company Common Stock on the Grant Date, as determined in accordance with Section 409A of the Code or Section 422 of the Code (as applicable), and is otherwise exempt from Section 409A of the Code, and (v) intended to qualify as an “incentive stock option” as of the date hereof under Section 422 of the Code so qualifies as of the date hereof (subject to the limitations set forth in Section 422(d) of the Code).
(d) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Stock Options, there are (A) no subscriptions, calls, rights, options, warrants or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. Other than with respect to the Company Stock Options, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. The Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.
(e) With respect to each Company Warrant,
Schedule 5.06(e)
sets forth, as of the date hereof, (i) the name of the holder of such Company Warrant, (ii) the class, series and total number of shares of Company Stock that are subject to such Company Warrant, (iii) the date on which such Company Warrant was issued and the term of such Company Warrant and (iv) the exercise price per share of Company Stock purchasable under such Company Warrant.

(f) With respect to each Company Convertible Promissory Note,
Schedule 5.06(f)
sets forth, as of the date hereof, (i) the name of the holder of such Company Convertible Promissory Note, (ii) the date on which such Company Convertible Promissory Note was issued and the term of such Company Convertible Promissory Note, (iii) the principal amount, the interest rate per annum and the amount of all accrued but unpaid interest of such Company Convertible Promissory Note and (iv) the Applicable Conversion Price (as defined therein) of such Company Convertible Promissory Note.
(g) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all of the issued and outstanding shares of capital stock or other equity interests, as applicable, of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws.
5.07
Financial Statements
. Attached as
Schedule
 5.07
are: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statements of operations and comprehensive loss, cash flows and equity of the Company and its Subsidiaries for the
12-month
period ended December 31, 2019; (b) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the audited consolidated statements of operations and comprehensive loss, cash flows and equity of the Company and its Subsidiaries for the
12-month
period ended December 31, 2020; and (c) the unaudited consolidated balance sheets of the Company and the unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the nine-month period ended September 30, 2021 (the “
Most Recent Financial Statements Date
”, the items described in this clause “(c),” the “
Most Recent Financial Statements
”, and the items described in clauses “(a)”, “(b)” and “(c)” collectively, the “
Financial Statements
”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in the Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end
adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.
5.08
Undisclosed Liabilities
. There is no material liability, debt or obligation against the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the Most Recent Financial Statements Date in the ordinary course of the operation of business of the Company and its Subsidiaries, consistent with past practice; or (c) arising under this Agreement or the performance by the Company of its obligations hereunder.
5.09
Litigation and Proceedings
. Except as set forth on
Schedule
 5.09
, there are no Actions pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on
Schedule
 5.09
, neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to a Contract. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to consummate the Transactions.

5.10
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws with respect to the conduct, ownership and operation of their respective businesses. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or any of its Subsidiaries at any time for the past three years, which violation, individually or in the aggregate, would be material to the Company or any of its Subsidiaries.
(b) In the last three years: (i) there has been no action taken by the Company or any of its Subsidiaries or any of their respective officers, directors, managers, or employees, or, to the knowledge of the Company, any agent, representative, sales intermediary or any other Person acting for or on behalf of the Company or any of its Subsidiaries in material violation of any applicable Anti-Corruption Law; (ii) neither the Company nor any of its Subsidiaries have been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by any Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor any of its Subsidiaries have conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Laws; (iv) neither the Company nor any of its Subsidiaries have received any written notice or citation from any Governmental Authority for any actual or potential material noncompliance with any Anti-Corruption Laws; and (v) neither the Company nor any of its Subsidiaries have created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries. The Company and its Subsidiaries have instituted and currently maintain policies and procedures reasonably designed to ensure compliance by the Company and each of its Subsidiaries with Anti-Corruption Laws.
(c) None of the Company or any of its Subsidiaries, any of their respective officers, investors, equityholders, owners, directors, managers, employees, customers or, to the knowledge of the Company, agents, representatives, sales intermediaries or any other Person acting for or on behalf of Company or any of its Subsidiaries, is a Person with whom transactions are prohibited or limited under any economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State or the Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“
Sanctions Laws
”). None of the Company nor any of its Subsidiaries within the previous three years has produced, manufactured, designed, tested, fabricated, developed, exported, imported, or otherwise handled any products, technologies, technical data, or other items that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “USML”). The Company and its Subsidiaries are, and for the last three years have been in compliance with all U.S. export controls laws and regulations and in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import and export control Laws, including the Export Administration Regulations and International Traffic in Arms Regulations. Within the last three years, neither the Company nor any of its Subsidiaries (i) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions in the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, or Syria, in violation of applicable Sanctions Laws (ii) has engaged in, nor is now engaging in, directly or knowingly indirectly, any dealings or transactions with a Sanctioned Person with whom transactions are prohibited or limited under any Sanctions Laws, (iii) otherwise violated any Sanctions Laws, or (iv) has made any voluntary disclosure to any Governmental Authority relating to sanctions, import or export control Laws, been the subject of any action, investigation or inquiry regarding compliance with such Laws, received a written request from any Governmental Authority relating to such Laws, been a party to any judicial, administrative or enforcement proceeding relating to such Laws, or been assessed any fine or penalty under such Laws.
(d) The Company and its Subsidiaries, as the case may be, (i) have accurately classified in accordance with applicable Import Laws all items and products imported by the Company or each of its Subsidiaries into any jurisdiction in which the Company or any of its Subsidiaries acts as the importer of record and (ii) have timely paid all duties, tariffs and fees owed to a Governmental Authority pursuant to the Import Laws, with respect to (i) or (ii) other than any failure that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
5.11
Intellectual Property
.
(a)
Schedule
 5.11(a)
sets forth, as of the date hereof a true, correct and complete list of: (i) all Company Registered Intellectual Property (specifying for each item (A) the record owner and, if different from the record owner, the beneficial owner, (B) the jurisdiction in which such item has been issued, registered or filed, (C) the issuance, registration or application date and (D) the issuance, registration or application number); and (ii) all material unregistered Trademarks included in Owned Intellectual Property. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.
(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and such Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted.
(c) None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Except as set forth on
Schedule 5.11(c)
, none of the Company or any of its Subsidiaries has received from any Person in the last six years any written (or, to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person; or (iii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any material Owned Intellectual Property or any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the last three years. None of the Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding order, settlement, consent order or other disposition of any dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, such Intellectual Property.
(d) No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has made any written claim or, to the knowledge of the Company, asserted any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Intellectual Property. Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who has been or are engaged in creating or developing for or on behalf of the Company or any of its Subsidiaries any Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one or more of its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby (each, an “
Invention Assignment Agreement
”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such Invention Assignment Agreement.
(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property or, to the knowledge of the Company, any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.
(f) The Company and each of its Subsidiaries has taken adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to the knowledge of the Company, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.
(g) None of the source code or related materials for any Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees, independent contractors or other service providers of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related materials for any Owned Company Software.
(h) The Company and each of its Subsidiaries have complied and do comply with all material license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.
(i) The Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. Except as would not be material to the Company or any of its Subsidiaries, none of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the last three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

(j) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which they are currently accessed or used in the conduct of the business. The IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the knowledge of the Company, during the last three years there has been no unauthorized access to or breach or violation of any IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.
(k) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property or Licensed Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to any Owned Intellectual Property or Licensed Intellectual Property.
5.12
Data Privacy
.
(a) The Company and each of its Subsidiaries, and any Person acting for or on behalf of the Company or any of its Subsidiaries, have at all times in the last two years materially complied with: (i) all applicable Privacy Laws; (ii) all the Company’s and its Subsidiaries’ written policies regarding Personal Information; and (iii) the Company’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. Neither the Company nor any of its Subsidiaries has received any written notice of (A) any claims (including notice from third parties acting on their behalf) of, or been charged with, the material violation of any Privacy Laws, applicable privacy policies or contractual commitments with respect to Personal Information, or (B) investigations or inquiries from relevant authorities related to the same.
(b) The Company and its Subsidiaries have (i) implemented and, for the last three years, maintained reasonable and appropriate technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) to the extent required by the Privacy Laws, ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws in all material respects and take commercially reasonable steps to maintain the privacy and confidentiality of such Personal Information and to protect and secure such Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, no third party has provided any Personal Information to the Company or any of its Subsidiaries in violation of any applicable Privacy Laws in any material respect.

(c) To the knowledge of the Company, there have been no breaches, material security incidents, material misuse of, material unauthorized access to, or material unauthorized disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans to safeguard the data and Personal Information in their possession or control. The Company and its Subsidiaries have remediated all critical vulnerabilities identified in the audits and testing conducted to date. None of the Company, any of its Subsidiaries or any third party at the direction or authorization of the Company or any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack.
(d) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will, in any material respect, violate: (i) any applicable Privacy Laws; (ii) the Company’s and its Subsidiaries’ written privacy policies as they currently exist; or (iii) applicable contractual obligations of the Company and its Subsidiaries. The Company and its Subsidiaries are not subject to any contractual or other legal obligations that, following the Closing, would prohibit Parent, the Surviving Entity or any of their respective Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.
5.13
Contracts; No Defaults
.
(a)
Schedule
 5.13(a)
contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses “(i)” through “(xv)” below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 5.13(a)
have been delivered to or made available to Parent or its agents or representatives.
(i) each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of employees of the Company or any of its Subsidiaries;
(ii) any Contract pursuant to which (A) any third party grants the Company or any of its Subsidiaries a license, right, permission, consent, non-assertion
or release with respect to any Intellectual Property, other than non-exclusive
click-wrap, shrink-wrap and
off-the-shelf
Software licenses, and any other
non-exclusive
Software licenses, in each case, that are commercially available on reasonable and unmodifiable terms to the public generally with license, maintenance, support and other fees of less than $150,000 or (B) the Company or any of its Subsidiaries grants a license, right, permission, consent, non-assertion
or release with respect to any Owned Intellectual Property or Owned Company Software (other than any non-exclusive
object code Software licenses granted to its customers, suppliers or service providers in the ordinary course of business);
(iii) any Contract that (A) provides for any invention, creation, conception or other development of any Intellectual Property (1) by the Company or any of its Subsidiaries for any other Person, (2) by the Company or any of its Subsidiaries jointly with any other Person or (3) for the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any Intellectual Property (1) to the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (2) by the Company or any of its Subsidiaries to any other Person;
(iv) any Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Authority or subcontract thereto or customary non-disclosure
agreements,

which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;
(v) any Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $500,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $500,000; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);
(vi) any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries in the past three years of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause “(A),” Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out,
backend payment or similar obligation, all in connection with any completed acquisition or disposition by the Company or any of its Subsidiaries;
(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 or, together with all related Contracts, in excess of $5,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practice and sales of obsolete equipment;
(viii) any Contract expected to result in revenue or require expenditures in excess of $5,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Stockholder, on the other hand;
(x) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;
(xi) any Contract with a Significant Customer or a Significant Supplier;
(xii) any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary
relief;
(xiii) any Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any employee or individual independent contractor of the Company or its Subsidiaries, which (A) provides for change in control payments or (B) provides for retention, termination payments, acceleration of the time of payment or vesting of any compensation or benefits or severance payments (excluding statutory notice, termination and severance payments that are required by applicable Law), to any such individual with an annual base salary in excess of $200,000;
(xiv) any Contract that is a Real Estate Lease Document; and
(xv) any Contract with a Governmental Authority.

(b) With respect to each Invention Assignment Agreement and each Contract of the type described in
Section
 5.13(a)
, whether or not set forth on
Schedule 5.13(a)
: (i) except for Contracts that will expire in accordance with their terms prior to the Closing, such Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, is enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) in the past three years, neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which, individually or the aggregate, would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) in the past three years, neither the Company nor any of its Subsidiaries have received written notice from any other party to such Contract that such party intends to terminate or not to renew such Contract.
5.14
Company Benefit Plans
.
(a)
Schedule
 5.14(a)
sets forth a complete list of each material Company Benefit Plan (other than any individual employment offer letters or individual equity awards on the forms set forth on
Schedule 5.14(a)
, so long as a list of individuals or categories of individuals who are party to each form is also provided). “
Company Benefit Plan
” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or contingent obligation or liability, including all employment, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, employee loan, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but excluding any “multiemployer plan” (as defined in Section 3(37) of ERISA) and any plan sponsored or maintained by a Governmental Authority.
(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent or its representatives true, correct and complete copies (or to the extent no written copy exists, an accurate summary) of, as applicable: (i) the current plan document (and all amendments thereto) and the current insurance contract, trust or funding agreement relating to such plan; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to
non-U.S.
plans, any comparable annual or periodic report) and attached schedules; (iv) the most recent actuarial valuation; (v) any material non-routine
communications with any Governmental Authority during the last three years; and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).
(c) Each Company Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions (including all employer contributions and employee salary reduction contributions) required to be made under the terms of, or with respect to, any Company Benefit Plan or plan sponsored by a Governmental Authority have been timely made in all material respects or, if not yet due, have been properly reflected in the Financial Statements to the extent required under GAAP or other applicable generally accepted accounting practices. Each Company Benefit Plan subject to Law outside of the United States (each, a “
Foreign Benefit Plan
”) has been maintained in good standing with applicable regulatory authorities (if required) and, if required to be registered, has been properly registered with applicable regulatory authorities.
(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Foreign Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment. To the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely impact any such plan in a manner that would result in material liability to the Company or its Subsidiaries or result in the loss of the tax-qualified
status of such plan.
(e) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has (or has had in the past six years) any actual or contingent liability (including on account of an ERISA Affiliate)
in respect of, (i) a single employer or other defined benefit pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or (iii) any other defined benefit pension plan, regardless of whether it is subject to Title IV of ERISA. For purposes of this Agreement, “
ERISA Affiliate
” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a (A) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (B) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of service to any current or former director, employee or individual independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof).
(f) With respect to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or administrator (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims, in each case with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and neither the Company nor any current or former employee that serves as a fiduciary under any Company Benefit Plan has engaged in any breach of fiduciary duty (as determined under ERISA) nor, to the Company’s knowledge, has any other current or former employee of the Company or other fiduciary breached its fiduciary duty (as determined under ERISA), in each case with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.
(g) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will: (i) result in any payment or benefit becoming due to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or individual independent contractor of the Company or any its

Subsidiaries; (iii) except as set forth on
Schedule 5.14(g)(iii)
, result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates; or (iv) limit the right to merge, amend or terminate any Company Benefit Plan (except any limitations imposed by applicable Law, if any).
(h) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transaction contemplated hereby or thereby shall (either alone or in combination with any other event) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is nondeductible to the payor under Section 280G of the Code.
(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No Company Benefit Plan provides for the gross-up
of any Taxes imposed by applicable Law, including Section 4999 or 409A of the Code or otherwise. Except as set forth on
Schedule
 5.14(i)
, no loans or advances from the Company or any of its Subsidiaries are outstanding to any officer or director.
5.15
Labor Matters
.
(a) The Company has made available to Parent a true and complete list of all employees with annual salaries in excess of $250,000 of the Company and its Subsidiaries, as of the date hereof, and includes, as applicable, each individual’s name (unless prohibited by applicable Law), title, employing entity, work location, status
(full-or
part-time or temporary), unionized or
non-unionized,
overtime classification (exempt or
non-exempt),
date of hire, rate of base salary or hourly wage, target annual bonus or other cash incentive opportunity, if applicable, amount of accrued but unused paid time off, and leave status.
(b) Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining agreement or any similar labor-related agreement, and no such labor-related agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. In the past three years, no labor union or organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending written demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding or common or related employer applications pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor or employee relations authority.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all applicable Laws respecting terms and conditions of employment, employee classification (including the classification of employees and individual independent contractors and the classification of exempt and non-exempt
employees),
non-discrimination,
harassment, workplace violence, wages and hours, immigration, disability rights or benefits, equal opportunity, WARN, affirmative action, labor relations, pay equity, overtime pay, unemployment insurance, meal and rest periods/breaks, collective bargaining, civil rights, human right, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act and any applicable state, provincial or local laws concerning
COVID-19
related health and safety issues) and workers’ compensation; and (ii) in the past three years, has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or any other applicable labor or employee relations authority, or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board any other applicable labor or employee relations authority that remains unresolved. In the past six months, the Company and its Subsidiaries have not implemented any reductions in hours, furloughs, layoffs or salary reductions impacting groups of fifty employees or more.

(d) In the past three years, neither the Company nor any of its Subsidiaries have experienced any material labor disputes, strikes, lockouts, picketing, hand-billing or work stoppages against or affecting the Company or its Subsidiaries and, to the knowledge of the Company, none is currently threatened, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) In the past six months, neither the Company nor any of its Subsidiaries has taken any material action relating to any employee or worksite thereof that would require the service of a notice under WARN.
(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid as compensation for services (including salaries, wages, vacation pay, overtime pay, commissions, fees or bonuses), and all such amounts if accrued, are properly accrued and accurately reflected in the books and records of the Company and its Subsidiaries.
(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individual employees or individual independent contractors who perform services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries have received written notice of any pending or threatened inquiry or audit from any Person concerning any such improper inclusion or exclusion.
(h) Except as set forth on
Schedule 5.15(h)
, there are currently no, and during the last three years there have been no material Claims or Actions pending, settled or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator, or any other pending or threatened Claims concerning alleged employment discrimination or any other matters relating to the employment of labor, including but not limited to any Claims or Actions relating to the termination of employment, engagement or service of any individual, unfair labor practices, harassment, retaliation, payment of overtime, equal pay, or any other employment related matter arising under applicable Laws relating to the employment of labor. There are no, and during the last three years, there have been no, Claims or Actions relating to allegations of employment discrimination or employment harassment by an appointed officer, director, executive or manager of the Company or any of its Subsidiaries currently pending or, to the knowledge of Company or any of its Subsidiaries, threatened.
(i) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment agreement, nondisclosure agreement, non-competition
agreement or restrictive covenant.
(j) To the knowledge of the Company, all current employees of the Company and its Subsidiaries have all work permits, visas and authorizations required to perform work or provide services in their respective jurisdictions of employment.
(k) There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, or surcharges due or owing pursuant to any workers’ compensation Law in respect of the Company or any of its Subsidiaries and there are no claims or to the knowledge of the Company, potential claims, which could reasonably be expected to have a Material Adverse Effect on the Company’s accident cost experience.
(l) The Company and its Subsidiaries are in compliance in all material respects with all
COVID-19
Measures that are binding on the Company and its Subsidiaries and applicable to any location in which the Company or any of its Subsidiaries operates.

5.16
Taxes
.
(a) All material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and payable by the Company or any of its Subsidiaries have been timely paid.
(c) Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, individual independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.
(d) Neither the Company nor any of its Subsidiaries are currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to material Taxes due from such entities. Neither the Company nor any of its Subsidiaries have received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or required to file income or other material Tax Returns in, that jurisdiction. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five years immediately prior to the date of this Agreement) in a trade or business for Tax purposes or has (or has had in the five years immediately prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.
(f) Neither the Company nor any of its Subsidiaries have been a party to any “listed transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b)(2).
(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing, other than in the ordinary course of business.
(h) There are no Liens for material amounts of Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(i) Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).
(j) Neither the Company nor any of its Subsidiaries are a party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for any Tax liability imposed on any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(k) None of the Company’s Subsidiaries have made an entity classification election pursuant to Treasury Regulation
Section 301.7701-3
to be classified as other than such entity’s default classification pursuant to Treasury Regulation
Section 301.7701-3(b)
for U.S. federal income tax purposes.
(l) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(n) Neither the Company nor any of its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other similar ruling or written agreement with respect to Taxes with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.
(o) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(p) Neither the Company nor any of its Subsidiaries has deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act.
(q) Neither the Company nor any of its Subsidiaries are subject to any gain recognition agreement under Section 367 of the Code.
(r) No Subsidiary of the Company (i) has an investment in “United States property” within the meaning of section 956(c) of the Code or (ii) has been a passive foreign investment company within the meaning of section 1297 of the Code. No Subsidiary of the Company generates a material amount of income described in Sections 951 or 951A of the Code.
5.17
Brokers
’
Fees
. Except as set forth on
Schedule
 5.17
, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.
5.18
Insurance
.
Schedule
 5.18
contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on
Schedule
 5.18
, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, termination, non-renewal,
disallowance or reduction in coverage has been received other than in connection with ordinary renewals.
5.19
Real Property;
Tangible Property
.
(a) The Company and its Subsidiaries do not own and have never owned any real property.
(b)
Schedule
 5.19(b)
contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is required to make aggregate annual payments in excess of $300,000 (the “
Leased Real Property
”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “
Real Estate Lease Documents
”). Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect. No material default or breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries have received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Lease Document which has not been cured. No event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the other parties thereto. Neither the Company nor any of its Subsidiaries have received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property and any improvements made by the Company or any of its Subsidiaries thereon (A) are prohibited by any Lien or Law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
(c) The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any Real Estate Lease Documents. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company and its Subsidiaries (A) constitute all of the assets, rights and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice and are in good working order and condition, except for ordinary wear and tear or loss by casualty and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.20
Environmental Matters
.
(a) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws.
(b) To the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of its Subsidiaries’ operations off-site
of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any of its Subsidiaries owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law.
(c) Neither the Company nor any of its Subsidiaries are subject to any Governmental Order relating to any non-compliance
with Environmental Laws by the Company or any of its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d) There has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Law.
(e) Neither the Company nor any of its Subsidiaries have assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials.
(f) The Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of its Subsidiaries may be liable.
5.21
Absence of Changes
.
(a) Since December 31, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any of its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b) From the Most Recent Financial Statements Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to
Section
 7.01
if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice.
5.22
Significant Customers and Suppliers
.
(a)
Schedule 5.22(a)
sets forth, in each case for the 12 months ended December 31, 2020, each of the 10 largest (i) customers of the Company and its Subsidiaries, based upon the amount of revenue generated by the Company and its Subsidiaries from such customers (collectively, the “
Significant Customers
”), and (ii) suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “
Significant Suppliers
”). As of the date hereof, there are no outstanding, and in the past three years, there have not been any, material disputes between the Company or any of its Subsidiaries, on the one hand, and any of the Significant Customers or the Significant Suppliers, on the other hand.
(b) In the past three years, neither the Company nor any of its Subsidiaries have received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has otherwise given the Company or any of its Subsidiaries any indication or threatened the Company or any of its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.
5.23
Affiliate Agreements
. Except as set forth on
Schedule
 5.23
and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of the Company or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, a “
Company Affiliate Agreement
”).
5.24
Internal Controls
. The Company maintains a system of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the knowledge of the Company, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.
5.25
Permits
. Each of the Company and its Subsidiaries has all material Permits (the “
Material Permits
”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits.
5.26
Company Products
.
(a) All products manufactured, packaged, processed, sold or distributed by or on behalf of the Company or any of its Subsidiaries (“
Company Products
”) that are subject to the jurisdiction of the U.S. Food and Drug Administration or any similar Governmental Authority for the past three years have been manufactured, tested, packaged, and labeled in compliance in all material respects with all applicable requirements under the Food, Drug and Cosmetic Act and any other applicable Law, including all applicable implementing regulations. All Company Products for the past three years have been manufactured, tested, packaged, and labeled in compliance in all material respects with all applicable customer specifications. As of the date hereof, there exists no pending or, to the Knowledge of the Company, threatened product liability Claim or product recall relating to any Company Product alleged to have been defective, contaminated, adulterated, misbranded, improperly designed or manufactured, or out of compliance with applicable Law or customer specifications.
(b) With respect to any material product, quality or facility certifications, qualifications or registrations applicable to the Company or its Subsidiaries, the Company Products, or the processes utilized by the Company and its Subsidiaries (the “
Certifications
”): (i) the Company and its Subsidiaries are in material compliance with all of the terms and requirements of each such Certification; and (ii) the Company and its Subsidiaries have not received, at any time in the last three years through the date hereof, any written communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Certification or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any such Certification. The Company possesses all testing records and other materials to substantiate all representations made to customers regarding the origin, suitability, and conformity of all ingredients and Company Products to customer specifications and applicable Law.
5.27
Registration Statement
. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided
,
however
, that, notwithstanding the foregoing provisions of this
Section
 5.27
, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB
Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or in the Parent SEC Reports filed or furnished by Parent on or after February 26, 2021 (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:
6.01
Corporate Organization
.
(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent previously delivered by Parent to the Company are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and

Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. First Merger Sub and Second Merger Sub are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.
6.02
Due Authorization
.
(a) Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 6.07
), in the case of Parent, upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and, in the case of Parent, except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The affirmative vote of: (i) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal; (ii) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Issuance Proposal; (iii) (A) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the Amendment Proposal; (iv) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Parent Performance Plan Proposal (the approval by Parent Stockholders of the foregoing clauses “(i)” through “(iv),” collectively, the “
Required Parent Stockholder Approval
”); and (v) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Parent Incentive Plan Proposal (together with the Required Parent Stockholder Approval, the “
Parent Stockholder Approval
”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Parent Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.
6.03
No Conflict
. The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, and subject to the filing of the First Certificate of Merger, the filing of the Second Certificate of Merger and the applicable requirements of the HSR Act, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of First Merger Sub or Second Merger Sub; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, First Merger Sub or Second Merger Sub or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which either of Parent, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties or assets of Parent, First Merger Sub or Second Merger Sub, except (in the case of clauses “(b),” “(c)” or “(d)” above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.04
Litigation and Proceedings
. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.05
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since February 26, 2021 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent, First Merger Sub or Second Merger Sub is pending or threatened. Neither of Parent nor its Subsidiaries have received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance
or violation of any applicable Law by Parent or its Subsidiaries at any time since February 26, 2021, which violation would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b) Since February 26, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee, agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Laws; (ii) neither Parent nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to a Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither Parent nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law; and (v) neither Parent nor its Subsidiaries have created or caused the creation of any false or inaccurate books and records of Parent or its Subsidiaries.
6.06
Benefit Plans
. Except as may be contemplated by the Parent Incentive Plan Proposal and the Parent Performance Plan Proposal, none of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (“
Parent Benefit Plans
”), nor does Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Parent Benefit Plan.
6.07
Governmental Authorities; Consents
. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, First Merger Sub or Second Merger Sub with respect to Parent’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, other than applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, Securities Laws and Nasdaq rules and regulations and the filing and effectiveness of the First Certificate of Merger and the Parent A&R Charter in accordance with the DGCL and the Second Certificate of Merger in accordance with the DGCL and the DLLCA.
6.08
Trust Account
. As of the date hereof, there is at least $345,000,000 invested in a trust account (the “
Trust Account
”) for the benefit of the Parent’s public stockholders, maintained by Computershare, acting as trustee (the “
Trustee
”), pursuant to the Investment Management Trust Agreement, dated March 1, 2021, between Parent and the Trustee (the “
Trust Agreement
”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or (b) entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Parent Organizational Documents and Parent’s final prospectus dated February 26, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date
under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since February 26, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.
6.09
Taxes
.
(a) All material Tax Returns required by Law to be filed by Parent and its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and payable by Parent and its Subsidiaries have been timely paid.
(c) Each of Parent and its Subsidiaries has (i) withheld or collected all material amounts of Taxes, and has complied in all respects with applicable Law relating the such withholding or collection, required to have been withheld or collected by it in connection with amounts paid to or by any employee, individual independent contractor, creditor, stockholder or any other party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority.
(d) To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment
(e) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against Parent or its Subsidiaries with respect to any material amounts of Taxes.
(f) There are no Tax indemnification agreements, Tax allocation, Tax sharing or similar agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent, First Merger Sub or Second Merger Sub, except for customary commercial written agreements or arrangements with customers, vendors, lessors, lenders and the like entered into in the ordinary course of business, in each case, that do not relate primarily to Taxes. Neither Parent nor any of its Subsidiaries (i) has any material liability for the Taxes of another person under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
Law) or as a transferee or successor, or (ii) is bound by or party to any private letter or similar ruling or agreement.

(g) Neither Parent nor its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any Governmental Authority (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.
(h) Neither Parent nor its Subsidiaries will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any similar provision of state, local or foreign Tax law); (iii) any closing (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) or similar agreement entered into prior to the Closing with a Governmental Authority; or (iv) prepaid amount received prior to the Closing, other than in the ordinary course of business.
(i) For U.S. federal (and applicable state and local) income tax purposes, each of Parent and First Merger Sub has, since its formation, been treated as a C corporation that is a United States person. Second Merger Sub has at all times during its existence been treated as an entity disregarded as separate from Parent for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.
(j) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.
6.10
B
rokers
’
Fees
. Except as set forth on
Schedule
6.10
, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor.
6.11
Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act
.
(a) Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 26, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “
Parent SEC Reports
”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “
Additional Parent SEC Reports
”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by (i) Rule
13a-14
or
15d-14
under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the
Sarbanes-Oxley
Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic
Data-Gathering,
Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports, and that will be included in the Additional Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form
10-Q
of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end
adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation
S-X
or Regulation
S-K,
as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance
sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(b) Parent has established and maintains disclosure controls and procedures as required under Rule
13a-15
under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.
(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e) Neither Parent (including any employee thereof) nor Parent’s independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.
(f) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(g) Except as set forth on
Schedule 6.11(g)
, as of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(h) As used in this
Section
 6.11
, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.
6.12
Business Activities; Absence of Changes
.
(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational

Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c) There is no liability, debt or obligation against Parent or its Subsidiaries, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) reflected or reserved for on Parent’s balance sheet as of February 26, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since February 26, 2021 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iv) disclosed in
Schedule
 6.12(c)
.
(d) Since their organization, neither First Merger Sub nor Second Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there are no Contracts or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger Sub or any acquisition of property by First Merger Sub or Second Merger Sub or the conduct of business by First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of First Merger Sub or Second Merger Sub to enter into and perform their respective obligations under this Agreement and consummate the Transactions.
(e) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.
(f) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. From February 26, 2021 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to
Section
 8.02
if such action had been taken after the date hereof.

(g) Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on
Schedule 6.16(a)
and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $25,000 monthly or $250,000 in the aggregate.
Schedule 6.12(g)
sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.
(h) Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (ii) any split, combination or reclassification of any of Parent’s capital stock; (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (iv) any change in the auditors of Parent; (v) any issuance of capital stock of Parent; or (vi) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the ordinary course of business.
(i) Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).
6.13
Registration Statement
. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
,
however
, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.
6.14
Capitalization
.
(a) The authorized capital stock of Parent consists of: (i) 1,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement; (ii) 440,000,000 shares of common stock, consisting of 400,000,000 shares of Parent Class A Stock and 40,000,000 shares of Parent Class F Stock, of which (A) 34,500,000 shares of Parent Class A Stock are issued and outstanding as of the date of this Agreement and 8,625,000 shares of Parent Class F Stock are issued and outstanding as of the date of this Agreement, and (B) 7,279,166 Parent Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Stock, Parent Class F Stock and Parent Warrants: (1) have been duly authorized and validly issued and are fully paid and nonassessable; (2) were issued in compliance in all material respects with applicable Law; (3) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Parent SEC Reports with respect to certain shares of Parent Class F Stock and Parent Warrants held by the Sponsor and the Insiders.
(b) Except for this Agreement, the Subscription Agreements and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Class A Stock or the equity interests of Parent, First Merger Sub or Second Merger Sub or other interest or participation in Parent, First Merger Sub or Second Merger Sub, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, First Merger Sub or Second Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, First Merger Sub or Second Merger Sub. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Class A Stock or any other equity interests of Parent. Parent does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Parent, free and clear of all Liens (other than Permitted Liens). All outstanding shares of First Merger Sub common stock have been duly authorized, validly issued and fully paid and are non-assessable
and are not subject to preemptive rights.
(d) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized and validly issued and are not subject to preemptive rights and are held by Parent.
(e) Subject to approval of the Proposals, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).
(f) Assuming the accuracy of the representations and warranties of the applicable Company Stockholder contained in the Investor Representations Letters, the issuance of shares of Parent Class A Stock to such Company Securityholder pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Parent nor, to the knowledge of Parent, any Person acting on behalf of Parent, has taken nor will take any action hereafter that would cause the loss of such exemption.
(g) The holders of the Parent Class F Stock have waived, subject to and conditioned upon the Closing, any adjustment to the Initial Conversion Ratio (as defined in the Certificate of Incorporation).
(h) Each holder of Parent Class F Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.
6.15
Parent Listing
. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“
Nasdaq
”) under the symbol “GIIXU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GIIX”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GIIXW”. Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.
6.16
Contracts; No Defaults
.
(a)
Schedule
 6.16(a)
contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K
of the SEC) (other than confidentiality and
non-disclosure
agreements and this Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 6.16(a)
have been delivered to or made available to the Company or its agents or representatives.
(b) Each Contract of a type required to be listed on
Schedule
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in
Section
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Parent and, to the knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since February 26, 2021, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since February 26, 2021 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
6.17
Investment Company Act
; JOBS Act
. None of Parent or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
6.18
Affiliate Agreements
. Except as set forth on
Schedule 6.18
, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, an “
Parent Affiliate Agreement
”).
6.19
Parent Stockholders
. To the knowledge of Parent, no holder of the capital stock of Parent is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

6.20
PIPE Investment; Subscription Agreement
s
. Parent has delivered to the Company true, correct and complete copies of the fully executed Subscription Agreements pursuant to which the Subscribers in the aggregate have agreed, pursuant to the terms and subject to the conditions thereof, to purchase 31,055,000 shares of Parent Class A Stock for an aggregate purchase price equal to $310,550,000 (such transactions contemplated by the Subscription Agreements, collectively, the “
PIPE Investment
”). Each Subscription Agreement is in full force and effect with respect to, and is valid and binding upon, Parent and, to the knowledge of Parent, each Subscriber party thereto, and enforceable against Parent and, to the knowledge of Parent, each Subscriber party thereto in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Parent, as of the date of this Agreement none of the commitments contained in any Subscription Agreement has been withdrawn, terminated or rescinded by any Subscriber in any respect, in each case, except for such assignment or transfers contemplated by or permitted by the Subscription Agreements. As of the date hereof, there are no side letters or Contracts between any Subscriber, on the one hand, and Parent, First Merger Sub or Second Merger Sub, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other Transaction Agreement and except as set forth in the Parent SEC Reports. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements and other than the conditions precedent contained in this Agreement. To the knowledge of Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Parent under the Subscription Agreements, (b) assuming the conditions set forth in
Article
 X
will be satisfied and the Transactions will be consummated, constitute a failure to satisfy a condition on the part of Parent under the Subscription Agreements or (c) assuming the conditions set forth in
Article
 X
will be satisfied and the Transactions will be consummated, result in any portion of the purchase price to be paid by any Subscriber in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in
Article
 X
will be satisfied and the Transactions will be consummated, Parent has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
ARTICLE VII
COVENANTS OF THE COMPANY
7.01
Conduct of Business
. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to: (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with landlords, customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees and consultants; and (iv) maintain all material insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any
COVID-19
Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on

Schedule 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;
(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except as permitted under
Section
 7.01(e)
or in connection with the exercise of, or otherwise required under the terms of, any Company Stock Option, Company Convertible Promissory Note, Company Preferred Stock or Company Warrant issued and outstanding as of the date of this Agreement in accordance with its terms as of the date hereof, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of, or otherwise required under the terms of, any Company Organizational Document, Company Stock Option, Company Convertible Promissory Note, Company Preferred Stock or Company Warrant outstanding as of the date of this Agreement in accordance with its terms as of the date hereof, and including the withholding of shares to satisfy net settlement or Tax obligations with respect to such securities, as applicable, in accordance with the terms of such securities as of the date hereof;
(c) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under (i) any Contract of a type required to be listed on
Schedule
 5.13(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 5.13(a)
), (ii) any lease related to the Leased Real Property or (iii) any collective bargaining or similar agreement (including agreements with works councils and trade unions) to which the Company or its Subsidiaries is a party or by which it is bound, other than, in the case of each of clauses “(i)” through “(iii),” entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;
(d) sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Owned Intellectual Property, Licensed Intellectual Property or Owned Company Software), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;
(e) other than as required pursuant to Company Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with
Schedule 7.01(e)
) or applicable Law: (i) materially increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annualized base compensation at or above $200,000 (other than annual merit-based or promotion-based base compensation increases in the ordinary course of business consistent with past practice or annual renewals of health or welfare benefit plans); (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or agreement, arrangement, policy or plan that would be a Company Benefit Plan if in effect on the date of this Agreement, or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound; (iii) grant or pay any severance or termination payments or benefits to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries with an annualized base compensation at or above $200,000; (iv) hire or terminate (other than for cause) any employee of the Company or any of its Subsidiaries at the level of vice president or above; (v) accelerate the vesting, payment or funding of any compensation or benefit to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries under any of the Company Benefit Plans; or (vi) except for grants of Company Stock Options to newly hired employees and individual independent contractors or in connection with promotions or refresh grants, in each case, in the ordinary course of business consistent with past practice, grant any equity or equity-based compensation awards;
(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);
(g) make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $3,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;
(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, employees, directors, agents or consultants, but excluding any of the Company’s Subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;
(i) (A) make, rescind or change any material Tax election (unless consistent with past practice); (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;
(j) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;
(k) acquire any fee interest in real property;
(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;
(n) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (ii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;
(p) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(q) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(r) voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;
(s) implement any employee layoffs, plant closings or similar workplace events that, individually or in the aggregate, would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN; or
(t) enter into any agreement to do any action prohibited under this
Section
 7.01
.
Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
7.02
Inspection
. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish Parent and its Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as Parent or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.03
Exercise of Company Warrants
(a) . Prior to the Closing, the Company shall deliver to Parent evidence, reasonably satisfactory to Parent, that shares of Company Common Stock have been issued (or will be issued immediately prior to the Effective Time) to each holder of a Company Warrant in exchange for the cancellation and termination of such holder’s Company Warrants.
7.04
Mandatory Redemption
. Prior to the Closing, the Company shall deliver to Parent evidence, reasonably satisfactory to Parent, that the Company has effected the Mandatory Redemption (as defined in the Company Certificate of Incorporation) pursuant to, and in accordance with, the Company Certificate of Incorporation.

7.05
Termination of Certain Agreements
. At and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on
Schedule
 7.05
to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
7.06
No Parent Securities Transactions
. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.
7.07
No Claim Against the Trust Account
. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in Parent’s final prospectus, dated February 26, 2021, and other Parent SEC Reports, the Parent Organizational Documents and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by February 26, 2021 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement;
provided
,
however
, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. This
Section
 7.07
shall survive the termination of this Agreement for any reason.
7.08
Company Financial Statements; Other Actions
.
(a) The Company shall use reasonable best efforts to provide Parent, as promptly as practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, in each case prepared in accordance with GAAP and Regulation
S-X,
and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation
S-X
covering the applicable periods required to be included in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than 24 hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation
S-X
under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form
S-4.

(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company shall give Parent prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
,
however
, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
further
,
however
, that no information received by Parent pursuant to this
Section
 7.08
shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or the Parent Schedules.
7.09
Company Stockholder Consent
. The Company shall ensure that, within 24 hours after the execution and delivery of this Agreement, a stockholder written consent in substantially the form agreed by the parties as of the date hereof (the “
Stockholder Written Consent
”), duly executed and delivered by the requisite Company Stockholders and containing the Company Stockholder Approval, shall be delivered to Parent on behalf of the Company Stockholders. Concurrently with the delivery of the Stockholder Written Consent to Parent pursuant to the foregoing sentence, the Company shall deliver to Parent an investor representations letter in substantially the form attached hereto as
Exhibit F
, duly executed by each Company Stockholder that executes the Stockholder Written Consent.
7.10
Non-Solicitation
. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with
Section
 11.01
, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (c) furnish any non-public
information regarding the Company or any of its Subsidiaries or access to any of the properties, assets or employees of the Company or any of its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (e) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (f) submit any Acquisition Proposal to the stockholders of the Company; or (g) resolve or agree to do any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and within three Business Days of the execution of this Agreement, instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof.

ARTICLE VIII
COVENANTS OF PARENT
8.01
Indemnification and Insurance
.
(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director, manager or officer, as the case may be, of the Company, Parent and their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with the Company, Parent or their respective Subsidiaries set forth on
Schedule 8.01(a)
shall survive the Closing and shall continue in full force and effect. For a period of six years after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Parent, the Company and their respective Subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Parent, the Company and their respective Subsidiaries, to the extent applicable, as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, the Company and their respective Subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by Law;
provided
,
however
, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in this
Section
 8.01
without limit as to time.
(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year
period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this
Section
 8.01(b)
.
(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Parent, the Company or their respective Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Surviving Entity, the Company and their respective Subsidiaries under this
Section
 8.01
shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this
Section
 8.01
shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this
Section
 8.01
.

(d) If Parent or, after the Closing, the Surviving Entity or its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or its Subsidiaries, as applicable, assume the obligations set forth in this
Section
 8.01
.
8.02
Conduct of Parent During the Interim Period
.
(a) During the Interim Period, Parent shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 8.02
, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on
Schedule
 8.02
, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, Parent shall not and shall not permit any of its Subsidiaries to:
(i) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other Subsidiary;
(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (C) other than the redemption of any shares of Parent Class A Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (D) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization.
(iii) enter into, renew, amend or waive or release any material rights, claims or benefits under any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a Parent Affiliate Agreement), including the Insider Letters;
(iv) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Entity and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, (A) any Contract of a type required to be listed on
Schedule
 6.16(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 6.16(a)
), (B) any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or (C) collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;
(v) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);
(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;
(xii) create any material Liens (other than Permitted Liens) on any material property or assets of Parent, First Merger Sub or Second Merger Sub;
(xiii) engage in any material new line of business; or
(xiv) make, rescind or change any material Tax election (unless consistent with past practice); (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;
(xv) enter into any agreement to do any action prohibited under this
Section
 8.02
.
(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.
Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries at any time. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

8.03
Trust Account
. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in
Article
 X
and provision of notice thereof to Computershare (which notice Parent shall provide to Computershare in accordance with the terms of the Trust Agreement)), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Computershare pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Class A Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Parent Expenses pursuant to
Section
 3.10
and the payment of cash in lieu of the issuance of any fractional shares pursuant to
Section
 3.09
; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses “(a),” “(b)” and “(c),” to be disbursed to Parent.
8.04
Inspection
. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound, Parent shall (a) afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (b) furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as the Company or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
8.05
Parent Nasdaq Listing
. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Class A Stock to be listed on, Nasdaq.
8.06
Parent Public Filings
. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
8.07
Section
 16
Matters
. Prior to the Closing, the Parent Board, or an appropriate committee of
“non-employee
directors” (as defined in Rule
16b-3
of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule
16a-1(f)
under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule
16b-3
thereunder.
8.08
Director and Officer Appointments
. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent shall take all actions necessary or appropriate to cause: (a) the number and classes of directors constituting the Parent Board to be such number and classes as is specified by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement; (b) the directors and executive officers of Parent listed on
 Schedule
 8.08(b)
 to have been removed from their respective positions or to have tendered their irrevocable resignations, in each case effective as of the Effective Time; (c) the individuals designated by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement to be elected as members of the designated class of the Parent Board, effective as of immediately after the Effective Time; and (d) the individuals set forth on
Schedule 8.08(d)
(as may be updated by the Company prior to Closing following written notice to Parent), to be the executive officers of Parent, effective as of immediately after the Effective Time. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals designated pursuant to
Section
 8.08(b)
and
Section
 8.08(d)
, which indemnification agreements shall continue to be effective following the Closing.
8.09
Exclusivity
. During the Interim Period, Parent shall not, and shall not permit any of its Affiliates or Representatives to, take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “
Business Combination Proposal
”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
8.10
Bylaws
. Prior to the consummation of the Transactions, Parent shall adopt the Parent A&R Bylaws.
8.11
Insider Letters
. Pursuant to those certain letter agreements, dated as of March 1, 2021 (collectively, the “
Insider Letters
”), entered into by and between Parent and each of Alec Gores, Randall Bort, Jeffrey Rea, William Patton, Mark R. Stone, Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, the Insiders and the Sponsor agreed to, among other things, vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “
Approval Requirement
”) and not to redeem such shares in connection with the Offer (the “
Non-Redemption
Requirement
”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the
Non-Redemption
Requirement, in connection with the Transactions.
8.12
Waiver and Share Surrender Agreement
. Parent shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacement of, the Waiver and Share Surrender Agreement. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy (or cause the satisfaction of) on a timely basis and in all material respects all conditions and covenants applicable to Parent in the Waiver and Share Surrender Agreement. Parent hereby agrees to enforce the terms and conditions of the Waiver and Share Surrender Agreement in connection with the Transactions.
8.13
PIPE Investment
. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:
(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the Subscribers’ obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing, (iii) enforce its rights under the Subscription Agreements and (iv) consummate the PIPE Investment when required pursuant to this Agreement.

(b) Unless otherwise approved in writing by the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not permit any material amendment or modification to be made to, any material waiver (in whole or in part) of, or provide consent to materially modify, any Subscription Agreement. Notwithstanding the foregoing, in no event shall the consent of the Company be required for any assignment by the Sponsor of its commitment pursuant to its Subscription Agreement or any amendment to such Subscription Agreement to evidence any such assignment.
ARTICLE IX
JOINT COVENANTS
9.01
Support of Transaction
. Without limiting any covenant contained in
Article
 VII
or
Article
 VIII
, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in
Section
 9.05
, which obligations shall control to the extent of any conflict with the provisions of this
Section
 9.01
, each of Parent and the Company shall, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any material, required consents and approvals of parties to Contracts with the Company or any of its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on
Schedule 7.05
; and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of
Article
 X
or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.
9.02
Preparation of Registration Statement; Special Meeting
.
(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form
S-4
(as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “
Registration Statement
”) in connection with the registration under the Securities Act of the Parent Class A Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.
(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Class A Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of Parent and the Company shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that Parent or the Company, as applicable, receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “
Transaction Proposal
”); (ii) approval of the Parent A&R Charter (the “
Amendment Proposal
”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Class A Stock pursuant to
Section
 3.01
under applicable Nasdaq rules (the “
Issuance Proposal
”); (iv) approval and adoption of the Parent Incentive Plan (the “
Parent Incentive Plan Proposal
”); (v) approval and adoption of the Parent Performance Plan (the “
Parent Performance Plan Proposal
”); (vi) election of the members of the board of directors of Parent in accordance with
Section
 8.08
(the “
Election Proposal
”); and (vii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “
Additional Proposal
” and, collectively with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Election Proposal, the Parent Incentive Plan Proposal and the Parent Performance Plan Proposal, the “
Proposals
”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.
(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit proxies from the holders of Parent Class A Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “
Parent Board Recommendation
”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with
Section
 9.02(e)
.
(e) The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “
Parent Change in Recommendation
”). Notwithstanding anything in this
Section
 9.02
to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation;
provided
,
however
, that Parent shall not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “
Parent Intervening Event Notice
”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “
Parent Intervening Event Notice Period
”)), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.
(f) Notwithstanding the foregoing provisions of this
Section
 9.02
, if on a date for which the Special Meeting is scheduled, (i) Parent has not received proxies representing a sufficient number of shares of Parent Class A Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, (ii) additional time for any supplemental or additional disclosure required to be disseminated to the Parent Stockholders is required to be so disseminated and reviewed by the Company Stockholders or (iii) Parent is required to postpone or adjourn the Parent Stockholder Meeting by applicable law, order or a request from the SEC or its staff, Parent shall have the right to, and if requested by the Company Parent shall, make one or more successive postponements or adjournments of the Special Meeting for no more than ten Business Days (per such postponement or adjournment, as applicable) later than the most recently postponed or adjourned meeting date or to a date as may be agreed between Parent and the Company acting reasonably (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three Business Days prior to the Termination Date);
provided
,
however
, that (A) Parent shall not postpone or adjourn the Special Meeting more than two times pursuant to clause (i) hereof, (B) the Company may not request the postponement or adjournment of the Special Meeting more than once and (C) any postponement or adjournment of the Special Meeting shall not require Parent to modify the previously established record date for the Special Meeting.
9.03
Other Filings; Press Release
.
(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form
8-K
pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.
(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.
(c) Parent shall prepare a draft Current Report on Form
8-K
announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“
Closing Form 8
-K
”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to the Closing, Parent and the Company shall prepare and mutually agree upon a joint press release announcing the consummation of the Transactions (“
Closing Press Release
”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form
8-K
with the SEC.
9.04
Confidentiality; Communications Plan
.
(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement;
provided
,
however
, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “
Communications Plan
”) promptly following the date hereof. Notwithstanding the foregoing, none of Parent, First Merger Sub, Second Merger Sub or the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or any of the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or the prior written consent of Parent, in the case of a public announcement by the Company (such consent, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) internal announcements to employees of the Company and its Subsidiaries, to the extent provided for in the Communications Plan; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.
9.05
Regulatory Approvals
. As promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act within 10 Business Days after the date hereof in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding any of the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to any of the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this
Section
 9.05
as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the party supplying such materials or information. Parent shall pay any filing fees required by Governmental Authorities, including filing fees in connection with filings under the HSR Act. Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR

Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other Person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, First Merger Sub and Second Merger Sub shall: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and (2) any other restrictions on the activities of the Company;
provided
,
however
, that Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and the Company shall not take, without the prior written consent of Parent) any action under this
Section
 9.05
if such action would, individually or in the aggregate, result in a material adverse effect on the Company (and for the avoidance of doubt, none of the foregoing actions contemplated by this
Section
 9.05(A)
shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
9.06
Parent Plan
s
.
(a) Prior to the Closing, the Parent Board shall approve and adopt (a) the Founder Performance Incentive and Parent Earn Out Plan (the “
Parent Performance Plan
”), the general terms and conditions of which are set forth on
Schedule 9.06(a)
, and (b) an equity incentive plan (the “
Parent Incentive Plan
”), which will permit the issuance of incentive awards to receive shares of Parent Class A Stock. At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of each of the Parent Performance Plan and the Parent Incentive Plan. Subject to approval of the Parent Performance Plan and the Parent Incentive Plan by Parent’s stockholders, following the Effective Time Parent shall file an effective Form
S-8
Registration Statement with the SEC with respect to the shares of Parent Class A Stock issuable under the Parent Performance Plan and the Parent Incentive Plan and shall use commercially reasonable efforts to maintain the effectiveness of such Form
S-8
Registration Statement for so long as awards granted pursuant to the Parent Performance Plan and the Parent Incentive Plan remain outstanding.
(b) The number of shares of Parent Class A Stock reserved for issuance under the Parent Incentive Plan (i) shall equal (A) 10.0% of the shares of Parent Class A Stock outstanding as of (and after giving effect to) the Closing in the aggregate on an as-converted
basis,
plus
(B) the number of shares of Parent Class A Stock underlying all Rollover Options assumed by Parent pursuant to
Section
 3.06
, and (ii) will automatically increase each year, for a period of not more than 10 years, by an amount equal to 2.0% of the then outstanding shares of Parent Class A Stock. The number of shares of Parent Class A Stock reserved for issuance under the Parent Performance Plan shall equal the Plan Allocable Amount plus
an additional number of shares equivalent to, but separate from, the Aggregate Earn Out Shares Amount.
9.07
FIRPTA
. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations
Section 1.1445-2(c)
dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company in the form set forth as
Exhibit E
.
9.08
A&R Registration Rights Agreement
. At the Closing, (a) Parent shall deliver to the Company a copy of the A&R Registration Rights Agreement duly executed by Parent, and (b) the Company shall deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Stockholder to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Stockholder.

ARTICLE X
CONDITIONS TO OBLIGATIONS
10.01
Conditions to Obligations of All Parties
. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)
Antitrust Law Approval
. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)
No Prohibition
. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)
Net Tangible Assets
. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after completion of the Offer and prior to the Closing.
(d)
Required Parent Stockholder Approval
. The Required Parent Stockholder Approval shall have been obtained.
(e)
Company Stockholder Approval
. The Company Stockholder Approval shall have been obtained.
(f)
Nasdaq Listing
. The shares of Parent Class A Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.
(g)
Registration Statement
. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
10.02
Additional Conditions to Obligations of Parent
. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:
(a)
Representations and Warranties
.
(i) Each of the Company Representations contained in (A) the first sentence of
Section
 5.01(a)
(
Due Incorporation
), (B)
Section
 5.03
(
Due Authorization
), (C)
Section
 5.06
(
Capitalization
), (D)
Section
 5.17
(
Brokers
’
Fees
) and (E)
 Section
 5.23
(
Affiliate Arrangements
) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii) The Company Representations contained in
Section
 5.21(a)
(
No Material Adverse Effect
) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.
(iii) Each of the Company Representations (other than the Company Representations described in
Sections 10.02(a)(i)
and
(ii)
) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)
Agreements and Covenants
. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in
Section
 10.02(a)
and
Section
 10.02(b)
have been fulfilled.
10.03
Additional Conditions to the Obligations of the Company
. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)
Representations and Warranties
.
(i) Each of the Parent and Merger Sub Representations (other than the Parent and Merger Sub Representations contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
)) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Parent, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on Parent’s First Merger Sub’s and Second Merger Sub’s ability to consummate the Transactions, including the Mergers.
(ii) The Parent and Merger Sub Representations contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
) shall be true and correct (without giving any effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(b)
Agreements and Covenants
. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in
Section
 10.03(a)
and
Section
 10.03(b)
have been fulfilled.
(d)
Parent A&R Charter
. The Certificate of Incorporation shall be amended and restated in the form of the Parent A&R Charter.
(e)
Minimum Cash
. The Closing Parent Cash shall equal or exceed $550,000,000.
ARTICLE XI
TERMINATION/EFFECTIVENESS
11.01
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Parent;

(b) prior to the Closing, by written notice to the Company from Parent if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 10.02(a)
or
Section
 10.02(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before July 13, 2022 (the “
Termination Date
”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation;
provided
,
however
, that the right to terminate this Agreement under
Section
 11.01(b)(ii)
shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;
(c) prior to the Closing, by written notice to Parent from the Company if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in
Section
 10.03(a)
or
Section
 10.03(b)
would not be satisfied at the Closing (a “
Terminating Parent Breach
”), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise its commercially reasonable efforts to cure such Terminating Parent Breach (the “
Parent Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation;
provided
,
however
, that the right to terminate this Agreement under
Section
 11.01(c)(ii)
shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;
(d) by written notice from either the Company or Parent to the other party, if the Required Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e) by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board shall (i) have made a Parent Change in Recommendation or (ii) have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders; or
(f) by Parent, if the Stockholder Written Consent containing the Company Stockholder Approval shall not have been duly executed and delivered to the Company and to Parent within 24 hours after the execution and delivery of this Agreement.
11.02
Effect of Termination
. Except as otherwise set forth in this
Section
 11.02
, in the event of the termination of this Agreement pursuant to
Section
 11.01
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of
Section
 7.07
,
Section
 9.04
, this
Section
 11.02
and
Article XII
(collectively, the “
Surviving Provisions
”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS
12.01
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by
Section
 12.10
and by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.
12.02
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and if emailed outside of normal business hours as of the immediately following Business Day), addressed as follows:

(i)	If to Parent, First Merger Sub or Second Merger Sub, to:
Gores Holdings VIII, Inc.
6260 Lookout Road
Boulder, CO 80301
Attn:             Andrew McBride
E-mail:
amcbride@gores.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:             Kyle C. Krpata
                     James R. Griffin
E-mail:
kyle.krpata@weil.com
                     james.griffin@weil.com

(ii)	If to the Company to:
Footprint International Holdco, Inc.
Troy Swope
250 E. Germann Rd
Gilbert, AZ 85291
Attn:             Troy Swope
E-mail:
Swope@footprintus.com
with a copy (which shall not constitute notice) to:
Footprint International Holdco, Inc.
Stephen T. Burdumy
250 E. Germann Rd
Gilbert, AZ 85291
Attn:             Stephen T. Burdumy
E-mail:
        Burdumy@footprintus.com
and
Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attn:             Adam D. Phillips
                     Edward J. Lee
                     Francisco J. Morales Barrón
E-mail:
aphillips@kirkland.com
                     edward.lee@kirkland.com
                     francisco.morales@kirkland.com
or to such other address or addresses as the parties may from time to time designate in writing.

12.03
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 12.03
shall be null and void,
ab initio
.
12.04
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce,
Section
 8.01
and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Sections
 12.14
and
12.16
.
12.05
Expenses
. Except as otherwise provided herein (including
Section
 3.10
), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants;
provided
,
however
, that if the Closing occurs, Parent shall pay or cause to be paid, in accordance with
Section
 3.10
, (a) the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) the Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to be caused to be made) by Parent pursuant to this
Section
 12.05
shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
12.06
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
12.07
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.08
Schedules and Exhibits
. The Company Schedules, the Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or the Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or the Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or the Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or the Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.

12.09
Entire Agreement
. This Agreement (together with the Company Schedules, the Parent Schedules and the Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements collectively constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.
12.10
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with
Section
 11.01
or to cause such party to enter into an amendment to this Agreement pursuant to this
Section
 12.10
.
12.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
12.12
Jurisdiction; WAIVER OF TRIAL BY JURY
. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 12.12
. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.13
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with
Section
 11.01
, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 12.13
shall not be required to provide any bond or other security in connection with any such injunction.

12.14
Non-Recourse
. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.
12.15
Nonsurvival of Representations, Warranties and Covenants
. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article
 XII
.
12.16
Acknowledgements
. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Parent and Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, First Merger Sub and Second Merger Sub; (d) except for the Company Representations made by the Company and the Parent and Merger Sub Representations made by Parent, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature express or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or any of its Subsidiaries); and (e) none of the parties hereto or any of their respective Affiliates are relying on any representations or warranties in connection with the transactions contemplated hereby, except that the parties may rely on the Company Representations made by the Company, the Parent and Merger Sub Representations made by Parent, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the A&R Registration Rights Agreement.

12.17
Privileged Communications
. Each of Parent and the Company, for itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “
Waiving Parties
”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries or any of the holders of Company Common Stock, Company Preferred Stock or other Company equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “
Waiving Party Group
”), on the one hand, and their counsel, including Kirkland & Ellis LLP, on the other hand, that are made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and its Subsidiaries notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “
Privileged Communications
”), without any waiver thereof. Parent and the Company, together with their respective Affiliates, Subsidiaries, successors and assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Action against or involving any of the parties after the Closing or in any way adverse to the Company, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GORES HOLDINGS VIII, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

FRONTIER MERGER SUB, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

FRONTIER MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Manager
[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FOOTPRINT INTERNATIONAL HOLDCO, INC.

By:	/s/ Stephen T. Burdumy
Name: Stephen T. Burdumy
Title: Managing Director, Chief Legal Officer, and Secretary
[
Signature Page to Agreement and Plan of Merger
]

EXHIBIT A
Form A&R Registration Rights Agreement
[Intentionally Omitted]

EXHIBIT B
Form of A&R Certificate of Incorporation of Parent
[Intentionally Omitted]

EXHIBIT C
Form of A&R Bylaws of Parent
[Intentionally Omitted]

EXHIBIT D
Form of Letter of Transmittal
[Intentionally Omitted]

EXHIBIT E
Form of FIRPTA Certificate
[Intentionally Omitted]

EXHIBIT F
Form of Investor Representations Letter
[Intentionally Omitted]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GORES HOLDINGS VIII, INC.
[●], being the [●] of Gores Holdings VIII, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “
Corporation
”), DOES HEREBY CERTIFY as follows:
FIRST:
The present name of the Corporation is Gores Holdings VIII, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 14, 2020. The Corporation filed its Amended and Restated Certificate of Incorporation on February 24, 2021 (as amended and restated, the “
Certificate of Incorporation
”).
SECOND:
The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in
Exhibit A
attached hereto and made a part hereof (the “
Restated Certificate
”).
THIRD:
The Restated Certificate restates and integrates and further amends the Certificate of Incorporation.
FOURTH:
The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, Gores Holdings VIII, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [●] day of [●], 2022.

GORES HOLDINGS VIII, INC.

By:
Name:
Title:

Exhibit A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FOOTPRINT INTERNATIONAL, INC.
ARTICLE I
NAME
Section
 1.1
Name
. The name of the Corporation is [Footprint International, Inc.] (the “
Corporation
”).
ARTICLE II
REGISTERED AGENT
Section
 2.1
Address
. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
Section
 3.1
Purpose
. The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
DGCL
”).
ARTICLE IV
CAPITALIZATION
Section
 4.1
Authorized Capital Stock; Rights and Options
.
(a) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 441,000,000 shares, consisting of: (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“
Preferred Stock
”) and (ii) 440,000,000 shares of common stock, par value $0.0001 per share (the “
Common Stock
”), including (A) 400,000,000 shares of Class A Common Stock (the “
Class
 A Common Stock
”) and (B) 40,000,000 shares of Class F Common Stock (the “
Class
 F Common Stock
”). The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.
(b) The number of authorized shares of any of the Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock or Common Stock shall be required therefor, except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (as it may be amended, the “
Restated Certificate
”) (including pursuant to any certificate of designation relating to any series of Preferred Stock).
(c) Following the filing of this Restated Certificate with the Secretary of State of the State of Delaware and immediately prior to the Corporation’s consummation of any business combination, each share of Class F Common Stock outstanding immediately prior to the filing of this Restated Certificate shall automatically be converted into one share of Class A Common Stock without any action on the part of any

Person (as defined below), including the Corporation, and concurrently with such conversion, the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of Class F Common Stock into Class A Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.
(d) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “
Board
”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.
Section
 4.2
Preferred Stock
. The Board is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section
 4.3
Common Stock
. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:
(a)
Voting Rights
.
(i) Except as otherwise expressly provided in this Restated Certificate or as provided by law, each holder of record of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Common Stock as a separate class are entitled to vote.
(ii) Except as otherwise expressly provided in this Restated Certificate or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.
(iii) Notwithstanding the foregoing provisions of this
Section
 4.3(a)
, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Restated Certificate with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Restated Certificate (including any certificate of designation relating to any series of

Preferred Stock) or under the DGCL. The foregoing provisions of this clause
 (iii)
shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.
(b)
Dividends and Distributions
.
(i)
Common Stock
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Common Stock shall be entitled to receive, Ratably (as defined below) with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
(ii) Notwithstanding anything to the contrary in the preceding clause
 (
i
)
, dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other the same rate per share.
(c)
Liquidation, Dissolution or Winding Up
. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon outstanding shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. Subject to the rights of the holders of Preferred Stock then outstanding and the other provisions of this Restated Certificate, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this
Section
 4.3(c)
.
(d)
Splits
. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Restated Certificate, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this
Section
 4.3(d)
shall become effective at the close of business on the date the combination or subdivision becomes effective.
(e)
No Preemptive or Subscription Rights
. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
ARTICLE V
BYLAWS
Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws of the Corporation (as amended and/or restated, the “
Bylaws
”) may be amended, altered or repealed and new bylaws made by (a) the Board or (b) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“
Voting Stock
”), voting together as a single class.

ARTICLE VI
BOARD OF DIRECTORS
Section
 6.1
Board of Directors
.
(a)
Board Powers
. Except as otherwise provided in this Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
(b)
Number, Election and Term
.
(i) Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board shall initially be [●] ([●]) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.
(ii) The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III.
(iii) Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the Effective Date (as defined below), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Date. For the purposes hereof, the Board may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the Effective Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each such director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Restated Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.
Section
 6.2
Newly-Created Directorships and Vacancies
. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section
 6.3
Resignation and Removal
. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Restated Certificate, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of the then outstanding shares of Voting Stock. Any director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

Section
 6.4
Preferred Stock Directors
.
Notwithstanding the provisions of this
Article VI
, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section
 6.5
Quorum
. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
Section
 6.6
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
Section
 7.1
Consent of Stockholders in Lieu of Meeting
. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to act by consent without a meeting is specifically denied;
provided
,
however
, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the resolutions creating such series of Preferred Stock.
Section
 7.2
Special Meetings of Stockholders
. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board or the Chairman of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section
 8.1
Limited Liability of Directors
. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this
Article VIII
shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.
Section
 8.2
Indemnification and Advancement of Expenses
.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (for purposes of this
Section
 8.2
, a “
Proceeding
”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
Indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this
Section
 8.2
or otherwise. The rights to indemnification and advancement of expenses conferred by this
Section
 8.2
shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this
Section
 8.2(a)
, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this
Section
 8.2
shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Restated Certificate, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this
Section
 8.2
by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Restated Certificate inconsistent with this
Section
 8.2
, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This
Section
 8.2
shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an Affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Restated Certificate.
ARTICLE IX
CORPORATE OPPORTUNITIES
Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its subsidiaries (an “
Excluded Opportunity
”), to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to such Indemnitee in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations he or she may have as of the date of this Restated Certificate or in the future. Nothing in this Restated Certificate, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, the Corporation hereby waives and renounces any interest or expectancy that any such Indemnitee shall offer any such corporate opportunity of which he or she may become aware to the Corporation (except to the extent such corporate opportunity is an Excluded Opportunity).
To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its subsidiaries, and except with respect to any Excluded Opportunities, (a) such Indemnitee shall not have any fiduciary duty to refrain from the engagement in competitive activities in accordance with the provisions of this
Article IX
, (b) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its subsidiaries, and (c) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its subsidiaries.
In addition to and without limiting the foregoing provisions of this
Article IX
, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its subsidiaries if it is a business opportunity that (i) the Corporation and its subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its subsidiaries or is of no practical advantage to the Corporation and its subsidiaries, (iii) is one in which the Corporation and its subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust.
For avoidance of doubt, the foregoing paragraphs of this
Article IX
are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this
Article IX
shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (A) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (B) except as otherwise expressly provided in this Restated Certificate, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.
Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this
Article
 IX
;
provided
however
, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this
Article
 IX
nor the adoption of any provision of this Restated Certificate inconsistent with this
Article
 IX
shall apply to or have any effect on the liability or alleged liability of any Indemnitee for or with respect to any activities or opportunities which such Indemnitee becomes aware prior to such alteration, amendment, repeal or adoption.
To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this
Article
 IX.
ARTICLE X
SEVERABILITY
If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.
ARTICLE XI
EXCLUSIVE FORUM
Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Restated Certificate or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine;
provided
, that for the avoidance of doubt, this provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. The federal district courts of the United States shall be the exclusive forum for resolutions of any complaint asserting a cause of action arising under the Securities Act of 1933. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this
Article
 XI.

ARTICLE XII
AMENDMENTS
Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any other vote required by law or this Restated Certificate, no provision of
Article VII
,
Article XI
or this
Article XII
of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the Bylaws inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six
and
two-thirds
percent (66
2
⁄
3
%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class.
ARTICLE XIII
DEFINITIONS
Section
 13.1
Definitions
. As used in this Restated Certificate, the following terms have the following meanings, unless clearly indicated to the contrary:
(a) “
Affiliate
” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; where “
control
” (including, with its correlative meanings, “
controlling
,” “
controlled by
” and “
under
common control with
”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
(b) “
Effective Date
” means the date of the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware.
(c) “
Participating Shares
” means shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Common Stock in, as applicable, (i) dividends or distributions paid by the Corporation, or (ii) any liquidation, dissolution or winding up of the Corporation.
(d) “
Person
” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.
(e) “
Ratably
” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Restated Certificate or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

Annex C
AMENDED AND RESTATED BYLAWS
OF
FOOTPRINT INTERNATIONAL, INC.
A Delaware corporation
(Adopted as of [●], 2022)
ARTICLE I
OFFICES
Section
 1.1
Offices
. [Footprint International, Inc.] (the “
Corporation
”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “
Board
”) may from time to time determine or the business of the Corporation may require. The registered office of the Corporation in the State of Delaware shall be as stated in the Corporation’s certificate of incorporation as then in effect (the “
Certificate of Incorporation
”).
ARTICLE II
STOCKHOLDERS
Section
 2.1
Annual Meetings
. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to
Section
 2.12(c)(ii)
, as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.
Section
 2.2
Special Meetings
. Except as otherwise required by the General Corporation Law of the State of Delaware (the “
DGCL
”) or required or permitted by the Certificate of Incorporation, and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to
Section
 2.12(c)(ii)
, as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.
Section
 2.3
Notice of Meetings
. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL. Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the stockholder entitled to notice, or a waiver by electronic transmission given by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a stockholder of the Corporation at a meeting of such stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting.
Section
 2.4
Quorum; Adjournments
. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken;
provided
,
however
,
that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.
Section
 2.5
Organization of Meetings
. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the

Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section
 2.6
Proxies
.
(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period;
provided
, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.
(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this
Section
 2.6
(including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used;
provided
, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.
Section
 2.7
Voting
. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Voting at meetings of stockholders need not be by written ballot.
Section
 2.8
Fixing Record Date
.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided
,
however
, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section
 2.9
Consents in Lieu of Meeting
. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the

Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section
 2.10
List of Stockholders Entitled to Vote
. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (
provided
,
however
, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network;
provided
, that the information required to gain access to such list is provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section
 2.11
Inspectors
. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.
Section 2.12
Conduct of Meetings
(a)
Annual Meetings of Stockholders
.
(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to
Section
 2.3
, (B) by or at the direction of the Board or any authorized committee thereof or (C) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs
 (ii)
and
(iii)
 of this
Section
 2.12(a)
and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.
(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C)
 of
Section
 2.12(a)(
i
)
, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting;
provided
,
however
, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule
14a-4(c)
of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”) (or any successor provision), the date for notice specified in this
Section
 2.12(a)(ii)
shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule
14a-4.
For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be [●], 2021 of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this
Section
 2.12(a)(ii)
to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this
Section
 2.12
shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.
(iii) Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election
as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule
13d-3
promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “
proponent persons
”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this
Section
 2.12(a)(iii)
or
Section
 2.12(b))
shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof;
provided
, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.
(A) The foregoing notice requirements of this
Section
 2.12(a)(iii)
shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule
14a-8
(or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this
Section
 2.12(a)(iii)
shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act.
(iv) Notwithstanding anything in the second sentence of
Section
 2.12(a)(iii)(A)
to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under
Section
 2.12(a)(ii)
, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this
Section
 2.12
shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.
(b)
Special Meetings of Stockholders
. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to
Section
 2.3
. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii)
 provided
that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this
Section
 2.12
and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by
Section
 2.12(a)(ii)
is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(c)
General
.
(i) (A) Only persons who are nominated in accordance with the procedures set forth in this
Section
 2.12
shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this
Section
 2.12
. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this
Section
 2.12
and, if any proposed nomination or business is not in compliance with this
Section
 2.12
, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this
Section
 2.12
, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this
Section
 2.12
, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication;
provided
,
however
,
that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
(iii) For purposes of this
Section
 2.12
, “
public announcement
” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “
public disclosure
” under Regulation FD promulgated by the Securities and Exchange Commission.
(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this
Section
 2.12
, and in order for any notification required to be delivered by a stockholder pursuant to this
Section
 2.12
to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.
(v) Notwithstanding the foregoing provisions of this
Section
 2.12
, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this
Section
 2.12
;
provided
,
however
, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this
Section
 2.12
(including
clause (C)
 of
Section
 2.12(a)(i)
and
Section
 2.12(b)
hereof), and compliance with
clause (C)
of
Section
 2.12(a)(i)
and
Section
 2.12(b)
shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this
Section
 2.12
shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

ARTICLE III
BOARD OF DIRECTORS
Section
 3.1
Number; Chairman of the Board; Election; Quorum; Voting
. The Board shall consist, subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. The Board may elect a Chairman of the Board. The Chairman of the Board must be a director and may be an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board, preside at all meetings of the stockholders and Board at which he or she is present and have such powers and perform such duties as the Board may from time to time prescribe. If the Chairman of the Board is not present at a meeting of the Board, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these Bylaws or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.
Section
 3.2
Resignation; Removal
. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.
Section
 3.3
Vacancies
. Subject to the Certificate of Incorporation, unless otherwise required by the DGCL or
Section
 3.5
, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.
Section
 3.4
Meetings of the Board
. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile,
e-mail
or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with
Section
 11.2
. Notice of each special meeting of the Board shall be given, as provided in
Section
 11.2
, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section
 3.5
Preferred Stock Directors
. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these Bylaws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.
Section
 3.6
Committees
. The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Audit Committee,a Compensation Committee and a Nominating and Corporate Governance Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Subject to the Certificate of Incorporation, unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section
 3.7
Consent in Lieu of Meeting
. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.
Section
 3.8
Remote Meetings
. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of remote communications, including by webcast, conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section
 3.8
shall constitute presence in person at such a meeting.
Section
 3.9
Compensation
. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.
Section 3.10
Reliance on Books and Records
. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
OFFICERS
Section
 4.1
Officers
. The Board shall elect officers of the Corporation, including a Chief Executive Officer and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any President or Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen
of the Board, or
co-Chief
Executive Officers and, in such case, references in these Bylaws to the Chairman of the Board, or the Chief Executive Officer shall refer to either such co-Chairman
of the Board,
co-President
or
co-Chief
Executive Officer, as the case may be.
Section
 4.2
Term; Removal
. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.
Section
 4.3
Powers
. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by applicable law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section
 4.4
Delegation
. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office. No delegation to officers of the Corporation or any committee of the Board shall limit, amend or waive any delegation by the Board to the Nominating and Corporate Governance Committee of the Corporation.
ARTICLE V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section
 5.1
Right to Indemnification
and Advancement
. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
proceeding
”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“
ERISA
”) and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in
Section
 5.2
with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “
advance of expenses
”); provided, however, that if and to the extent that the DGCL requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “
undertaking
”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “
final adjudication
”) that such indemnitee is not entitled to be indemnified for such expenses under this
Section
 5.1
or otherwise. The Corporation may also, by action of its Board, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this
Article V
shall be deemed to refer exclusively to the Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer of the Corporation appointed pursuant to
Article IV
, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board pursuant to
Article IV
of these Bylaws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title, including any titled granted to such person by the Chief Executive Officer pursuant to
Article IV
, that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this
Article V
unless such person’s appointment to such office was approved by the Board pursuant to
Article IV
.

Section
 5.2
Procedure for Indemnification
. Any claim for indemnification or advance of expenses by an indemnitee under this
Section
 5.2
shall be made promptly, and in any event within
forty-five
days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by
Section
 5.1
if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the indemnitee has delivered the undertaking contemplated by
Section
 5.1
if required), the right to indemnification or advances as granted by this
Article V
shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to
Section
 5.1
, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section
 5.3
Insurance
. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
Section
 5.4
Service for Subsidiaries
. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “
subsidiary
” for purposes of this
Article V
) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
Section
 5.5
Reliance
. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, manager, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this
Article V
in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this
Article V
shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this
Article V
that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section
 5.6
Non-Exclusivity
of Rights; Continuation of Rights of Indemnification
. The rights to indemnification and to the advance of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, by-law,
agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article V shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article V is in effect. Any repeal or modification of this Article V or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.
Section
 5.7
Merger or Consolidation
. For purposes of this
Article V
, references to the “
Corporation
” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this
Article V
with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
Section
 5.8
Savings Clause
. To the fullest extent permitted by law, if this
Article V
or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under
Section
 5.1
as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this
Article V
to the fullest extent permitted by any applicable portion of this
Article V
that shall not have been invalidated.
ARTICLE VI
CORPORATE BOOKS
Section
 6.1
Corporate Books
. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.
ARTICLE VII
CHECKS, NOTES, PROXIES, ETC.
Section
 7.1
Checks, Notes, Proxies, Etc
. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, Secretary or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.
ARTICLE VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION
Section
 8.1
Certificated and Uncertificated Shares
. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section
 8.2
Signatures
. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section
 8.3
Lost, Destroyed or Wrongfully Taken Certificates
.
(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section
 8.4
Transfer of Stock
.
(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.
(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section
 8.5
Registered Stockholders
. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section
 8.6
Regulations
. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
Section
 8.7
Lockup
.
(a) Subject to
Section
 8.7(b)
, the holders (the “
Lockup Holders
”) of shares of Class A common stock, par value $0.0001 per share (“
Class
 A common stock
”), of the Corporation issued (i) as consideration under that certain Agreement and Plan of Merger (the “
Agreement and Plan of Merger
”), dated as of December 13, 2021, by and among the Corporation, Frontier Merger Sub, Inc., a Delaware corporation, Frontier Merger Sub II, LLC, a Delaware limited liability company, and Footprint International Holdco, Inc., a Delaware corporation (which, for all periods prior to the effectiveness of the First Merger (as defined in such Agreement and Plan of Merger) is referred to herein as the “
Constituent Corporation
”) (the “
Business Combination Transaction
”), or (ii) to directors, officers and employees of the Corporation and other individuals upon the settlement or exercise of restricted stock units, options or other equity awards outstanding as of immediately following the closing of the Business Combination Transaction in respect of awards of the Constituent Corporation outstanding immediately prior to the closing of the Business Combination Transaction (such shares referred to in
Section
 8.7(a)(ii)
, the “
Legacy Equity Award Shares
”), may not Transfer (as defined below) any Lockup Shares (as defined below) until the end of the Lockup Period (as defined below) (the “
Lockup
”). Notwithstanding anything to the contrary, in no event will a holder of shares of Class F common stock, par value $0.0001 per share, of the Corporation who receives shares of Class A common stock upon conversion thereof in connection with the closing of the Business Combination Transaction or a holder of shares Class A common stock who purchased such shares pursuant to private placement in connection with the Business Combination Transaction be deemed to be a Lockup Holder.
(b) The restrictions set forth in
Section
 8.7(a)
shall not apply to:
(i) in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;
(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order or in connection with a divorce settlement;
(v) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(vi) the exercise of any options, warrants or other convertible securities to purchase shares of Class A common stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of Class A common stock issued upon such exercise shall be subject to the Lockup;
(vii) Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;
(viii) Transfers to the Corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination Transaction that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of Class A common stock or options to purchase shares of Class A common stock in connection with the termination of such Lockup Holder’s service to the Corporation;

(ix) the entry, by a Lockup Holder, at any time after the effective time of the Business Combination Transaction, of any trading plan providing for the sale of shares of Class A common stock by such Lockup Holder, which trading plan meets the requirements of Rule
10b5-1(c)
under the Exchange Act;
provided
,
however
, that such plan does not provide for, or permit, the sale of any shares of Class A common stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;
(x) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s securityholders having the right to exchange their shares of Class A common stock for cash, securities or other property; or
(xi) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof.
(c) Notwithstanding the other provisions set forth in this
Section
 8.7
, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein.
(d) For purposes of this
Section
 8.7
:
(i) the term “
Lockup Period
” means the period beginning on the closing date of the Business Combination Transaction and ending on the date that is 180 days after the closing date of the Business Combination Transaction;
(ii) the term “
Lockup Shares
” means the shares of Class A common stock that the Lockup Holders hold or have a right to receive as a result of the transactions contemplated by the Agreement and Plan of Merger and are held by the Lockup Holders following the closing of the Business Combination Transaction (other than shares of Class A common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of shares of Class A common stock occurs on or after the closing of the Business Combination Transaction) and the Legacy Equity Award Shares; and
(iii) the term “
Transfer
” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
ARTICLE IX
FISCAL YEAR
Section
 9.1
Fiscal Year
. The fiscal year of the Corporation shall be fixed by resolution of the Board.
ARTICLE X
CORPORATE SEAL
Section
 10.1
Corporate Seal
. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI
GENERAL PROVISIONS
Section
 11.1
Notice
. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section
 11.2
Means of Giving Notice
. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these Bylaws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these Bylaws shall be given by the following means:
(a)
Notice to Directors
. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission (including
e-mail
and instant message), or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)
Electronic Transmission
. “
Electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.
(c)
Notice to Stockholders Sharing Same Address
. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(d)
Exceptions to Notice Requirements
.
(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a
12-month
period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.
Section
 11.3
Headings
. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section
 11.4
Conflicts
. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE XII
AMENDMENTS
Section
 12.1
Amendments
. These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.
* * * *

Annex D
FOOTPRINT INTERNATIONAL, INC.

2022 OMNIBUS INCENTIVE PLAN

ARTICLE I
PURPOSE
The purpose of this Footprint International, Inc. 2022 Omnibus Incentive Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash- and stock-based
incentives to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1
“
Affiliate
”
means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract, or otherwise.
2.2
“
Applicable Law
”
means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or
non-U.S.
jurisdictions where Awards are, or will be, granted under the Plan.
2.3
“
Award
”
means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be granted by, confirmed by, and subject to the terms of a written or electronic agreement executed by the Company and, to the extent required by the Company, the Participant.
2.4
“
Award Agreement
”
means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.
2.5
“
Board
”
means the Board of Directors of the Company.
2.6
“
Cash Award
”
means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.7
“
Cause
”
means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement;
provided
,
however
, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter, or (b) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) misappropriation of any material funds or property of the Company or any of its Affiliates or a material misrepresentation of the Company’s or any of its Affiliate’s operating results, financial performance, or financial condition; (ii) willful failure to perform lawful duties to the Company or any of its Affiliates; (iii) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; (iv) the commission of any other act involving gross negligence, willful misconduct, or material fiduciary breach to the material detriment of the Company or any of its Affiliates; (v) willful failure to perform lawful duties as reasonably directed by the person to whom the Participant reports; (vi) any attempt to secure any improper personal profit in money or property in connection with the business of the Company or any of its Affiliates; (vii) the commission of any act or omission involving improper, unethical, or unlawful conduct or activities that would reasonably be expected to be materially damaging to the property, business, or reputation of the Company or any of its Affiliates, as determined by the Committee in its sole discretion; (viii) breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company or any of its Affiliates; (ix) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (x) any breach of any noncompetition, nonsolicitation, no-hire,
or confidentiality covenant between the Participant and the Company or an Affiliate;
provided
that in the case of clauses (b)(ii) and (b)(iv), if such event or circumstance constituting Cause is not willful and is otherwise curable, the Participant will receive a written notice of such neglect or failure and an opportunity to cure within ten business days.
2.8
“
Change in Control
”
means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:
(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);
(b) a merger, reorganization, or consolidation of the Company in which equity securities of the Company are issued (each, a “
Business Combination
”), other than a merger, reorganization, or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation;
provided, however
, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;
(c) during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year
period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
2.9
“
Code
”
means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.
2.10
“
Committee
”
means any committee of the Board duly authorized by the Board to administer the Plan;
provided
,
however
, that unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest
in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.
2.11
“
Common Stock
”
means the Class A common stock, $0.0001 par value per share, of the Company.
2.12
“
Company
”
means Footprint International, Inc., a Delaware corporation, and its successors by operation of law.
2.13
“
Consultant
”
means any natural person who is an advisor or consultant to the Company or any of its Affiliates.
2.14
“
Disability
”
means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however
, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.
2.15
“
Dividend Equivalents
” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
2.16
“
Effective Date
”
means the effective date of the Plan as defined in Article XV.
2.17
“
Eligible Employees
”
means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.18
“
Eligible Individual
”
means an Eligible Employee,
Non-Employee
Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
2.19
“
Exchange Act
”
means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.20
“
Fair Market Value
”
means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below: (a) the last sales price reported for the Common Stock on the applicable date, or in the absence of reported sales on such date, the last sales price on the immediately preceding date on which sales were reported, as reported on the principal national securities exchange in the United States on which it is then traded, or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.
2.21
“
Family Member
”
means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form
S-8.
2.22
“
Incentive Stock Option
”
means any Stock Option that is awarded to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any) under the Plan and that is intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.23
“
Non-Employee
Director
”
means a director or a member of the Board of the Company who is not an employee of the Company.
2.24
“
Nonqualified Stock Option
”
means any Stock Option awarded under the Plan that is not an Incentive Stock Option.
2.25
“
Other Stock-Based Award
”
means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares.
2.26
“
Parent
”
means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.27
“
Participant
”
means an Eligible Individual to whom an Award has been granted pursuant to the Plan.
2.28
“
Performance Award
”
means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
2.29
“
Performance Goals
”
means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.
2.30
“
Performance Period
”
means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
2.31
“
Plan
”
means this Footprint International, Inc. 2022 Omnibus Incentive Plan, as amended from time to time.

2.32
“
Qualified Member
”
means a member of the Board who is (a) a
“non-employee
director” within the meaning of Rule
16b-3(b)(3),
and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required to take the action at issue pursuant to such standards or rules.
2.33
“
Reference Stock Option
”
has the meaning set forth in Section 7.1.
2.34
“
Restricted Stock
”
means an Award of Shares under the Plan that is subject to restrictions under Article VIII.
2.35
“
Restricted Stock Units
” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
2.36
“
Restriction Period
”
has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.37
“
Rule
16b-3
”
means Rule
16b-3
under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.38
“
Section
 409A of the Code
”
means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.
2.39
“
Securities Act
”
means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.40
“
Shares
”
means shares of Common Stock.
2.41
“
Stock Appreciation Right
”
shall mean the right pursuant to an Award granted under Article VII.
2.42
“
Stock Option
”
or
“
Option
”
means any option to purchase Shares granted to Eligible Individuals granted pursuant to Article VI.
2.43
“
Subsidiary
”
means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.44
“
Ten Percent Stockholder
”
means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries, or its Parent.
2.45
“
Termination of Service
”
means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee
capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of, or continue rendering services as a Consultant to, the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III
ADMINISTRATION
3.1
Authority of the Committee
.
The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under the Plan. In particular, the Committee shall have the authority to:
(a) determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;
(b) determine the number of Shares to be covered by each Award granted hereunder;
(c) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(d) determine the amount of cash to be covered by each Award granted hereunder;
(e) determine whether, to what extent, and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;
(f) determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;
(g) determine whether, to what extent, and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;
(h) modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, Performance Goals;
(i) determine whether a Stock Option is an Incentive Stock Option or Nonqualified Stock Option;
(j) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and
(k) modify, extend, or renew an Award, subject to Article XII and Section 6.3(l).
3.2
Guidelines
. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or sub-plans
relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special rules, sub-plans,
guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3
Decisions Final
. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.
3.4
Procedures
. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the bylaws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by Applicable Law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the bylaws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.
3.5
Designation of Consultants/Liability; Delegation of Authority
.
(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by Applicable Law) may grant authority to officers of the Company to grant Awards and/or execute agreements or other documents on behalf of the Committee.
(b) The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
(c) The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards;
provided
that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule
16b-3(d)(1)
for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided
,
however
, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.
3.6
Indemnification
. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the bylaws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
ARTICLE IV
SHARE LIMITATION
4.1
Shares
. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed [                ] Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed [                ] Shares (subject to any increase or decrease pursuant to Section 4.3). The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall be subject to an annual increase on January 1 of each fiscal year beginning in 2023 and ending and including January 1, 2032, equal to the lesser of (a) 2% of the aggregate number of Shares outstanding on December 31 of the immediately preceding fiscal year and (b) such smaller number of Shares as is determined by the Board. The maximum number of Shares subject to Awards granted during a single fiscal year to any
Non-Employee
Director, taken together with any cash fees paid to that
Non-Employee
Director during the fiscal year and the value of awards granted to the
Non-Employee
Director under any other equity compensation plan of the Company during the fiscal year, shall not exceed a total value of $750,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes);
provided
that the Committee may make exceptions to such limitation so long as the
Non-Employee
Director receiving such additional compensation in excess of such limitation does not participate in the decision to award such additional compensation. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) Shares tendered in payment of an Option, (B) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (C) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (D) Shares subject to an Award (or portion thereof) that expires or is canceled, forfeited, or otherwise terminated without issuance of such Shares.
4.2
Substitute Awards
. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“
Substitute Awards
”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing
plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing
plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above);
provided
that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing
plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or
Non-Employee
Directors prior to such acquisition or combination.

4.3
Adjustments
.
(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.
(b) Subject to the provisions of Section 11.1:
(i) If the Company at any time subdivides (by any split, recapitalization, or otherwise) the outstanding Shares into a greater number of Shares, combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, or effects a separation, spinoff, reorganization, share combination, or extraordinary dividend of cash or other property, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(ii) Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off,
reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iii) If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iv) The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring
events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.
(v) Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.3.

ARTICLE V
ELIGIBILITY
5.1
General Eligibility
. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.2
Incentive Stock Options
. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Subsidiaries, or its Parents (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.3
General Requirement
. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or
Non-Employee
Director, as applicable.
ARTICLE VI
STOCK OPTIONS
6.1
Options
. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Nonqualified Stock Option.
6.2
Grants
. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options;
provided, however
, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any). The Committee shall have the authority to grant any Consultant or
Non-Employee
Director one or more Nonqualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Nonqualified Stock Option.
6.3
Terms of Options
. Options granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)
Exercise Price
. The exercise price per Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided
that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100% of the Fair Market Value at the time of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Option is otherwise compliant with Section 409A.
(b)
Stock Option Term
. The term of each Stock Option shall be fixed by the Committee, provided
that no Stock Option shall be exercisable more than 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five years) after the date the Option is granted.
(c)
Exercisability
. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(d)
Method of Exercise
. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for by the Participant.
(e)
Non-Transferability
of Options
. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Nonqualified Stock Option that is otherwise not transferable pursuant to this Section 6.3(e) is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Nonqualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Nonqualified Stock Option by a permissible transferee of a Nonqualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Nonqualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.
(f)
Termination by Death or Disability
. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options;
provided, however
, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.
(g)
Involuntary Termination Without Cause
. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of 90 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(h)
Voluntary Resignation
. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.3(i) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the

Participant’s Termination of Service may be exercised by the Participant at any time within a period of 90 days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(i)
Termination for Cause
. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (A) is for Cause or (B) is a voluntary Termination of Service (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.
(j)
Unvested Stock Options
. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.
(k)
Incentive Stock Option Limitations
. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Nonqualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(l)
Modification, Extension, and Renewal of Stock Options
. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under the Plan (
provided
that the rights of a Participant are not reduced without such Participant’s consent and provided
,
further
, that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.
(m)
Other Terms and Conditions
. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Nonqualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Nonqualified Stock Option as of such date, with respect to which the Fair Market Value of the Shares underlying the Nonqualified Stock Option exceeds the exercise price of such Nonqualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1
Stock Appreciation Rights
. Stock Appreciation Rights may be granted alone (“
Free Standing Stock Appreciation Right
”) or in conjunction with all or part of any Stock Option (a “
Reference Stock Option
”) granted under the Plan (“
Tandem Stock Appreciation Rights
”). In the case of a Nonqualified Stock Option, such rights

may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.
7.2
Terms of Stock Appreciation Rights
. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)
Exercise Price
. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant;
provided
that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value at the time of grant, and provided, further
, that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than the per share exercise price of the Reference Stock Option. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100% of the Fair Market Value at the time of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.
(b)
Term
. The term of each Free Standing Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of Shares covered by the Tandem Stock Appreciation Right to exceed the number of Shares remaining available and unexercised under the Reference Stock Option.
(c)
Exercisability
. Unless otherwise provided by the Committee, Free Standing Stock Appreciation Rights granted under the Plan shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in terms of any Award Agreement upon the occurrence of a specified event. A Tandem Stock Appreciation Right shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).
(d)
Method of Exercise
. Subject to whatever installment and waiting period provisions applied under Section 6.3(c), to the extent vested, a Free Standing Stock Appreciation Right may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by given written notice of exercise (which may be electronic) to the Company specifying the number of Stock Appreciation Rights being exercised. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.
(e)
Payment
. Upon the exercise of a Free Standing Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share on the date that the right is exercised over the Fair Market Value of one Share on the date that the right was awarded to the Participant. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share over the Stock Option exercise price per share specified in the Reference Stock Option Award Agreement multiplied by the number of Shares in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.
(f)
Deemed Exercise of Reference Stock Option
. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of Shares to be issued under the Plan.
(g)
Termination
. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination of Service for any reason, Free Standing Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service on the same basis as Stock Options would be exercisable following a Participant’s Termination of Service in accordance with the provisions of Sections 6.3(f) through 6.3(j).
(h)
Non-Transferability
. Free Standing Stock Appreciation Rights shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Tandem Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 6.3(e) of the Plan.
(i)
Modification, Extension, and Renewal of Stock Appreciation Rights
. The Committee may (i) modify, extend, or renew outstanding Stock Appreciation Rights granted under the Plan (
provided
that the rights of a Participant are not reduced without such Participant’s consent and provided
,
further
, that such action does not subject the Stock Appreciation Rights to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Appreciation Rights (to the extent not theretofore exercised) and authorize the granting of new Stock Appreciation Rights in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof nor may a new Stock Appreciation Right at a lower price be substituted for a surrendered Stock Appreciation Right (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.
(j)
Other Terms and Conditions
. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VIII
RESTRICTED STOCK; RESTRICTED STOCK UNITS
8.1
Awards of Restricted Stock and Restricted Stock Units
. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan, including any vesting or forfeiture conditions during the applicable restriction period. The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.
8.2
Awards and Certificates
. Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)
Restricted Stock
:
(i)
Purchase Price
. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.
(ii)
Legend
. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(iii)
Custody
. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
(iv)
Rights as a Stockholder
. Except as provided in Section 8.3(a) and this Section 8.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares;
provided
that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the shares of Restricted Stock.
(v)
Lapse of Restrictions
. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.
(b)
Restricted Stock Units
:
(i)
Settlement
. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.
(ii)
Right as a Stockholder
. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)
Dividend Equivalents
. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
8.3
Restrictions and Conditions
.
(a)
Restriction Period
. (i) The Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “
Restriction Period
”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award or Restricted Stock Unit and/or waive the deferral limitations for all or any part of any Award.
(ii) If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other types of events or circumstances, as determined by the Committee in its sole discretion.
(b)
Termination
. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
ARTICLE IX
PERFORMANCE AWARDS
9.1
Performance Awards
. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.
ARTICLE X
OTHER STOCK-BASED AND CASH AWARDS
10.1
Other Stock-Based Awards
. The Committee is authorized to grant to Eligible Individuals Other
Stock-Based
Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals to whom, and the time or times at which, such Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.
10.2
Terms and Conditions
. Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)
Non-Transferability
. Subject to the applicable provisions of the Award Agreement and the Plan, Shares subject to Awards made under this Article X may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.
(b)
Dividends
. Unless otherwise determined by the Committee at the time of the grant of an Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award.
(c)
Vesting
. Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee in its sole discretion.
(d)
Price
. Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded under this Article X shall be priced as determined by the Committee in its sole discretion.
10.3
Cash Awards
. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
ARTICLE XI
CHANGE IN CONTROL PROVISIONS
11.1
Benefits
. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:
(a) Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in

Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee;
provided
that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution.
(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Fair Market Value of the Shares covered by such Awards as of the time of such Change in Control, over the aggregate exercise price of such Awards;
provided, however
, that if the exercise price of an Option or Stock Appreciation Right equals or exceeds such Fair Market Value, such Award may be cancelled for no consideration.
(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided
that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.
(d) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an Award at any time.
ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise;
provided, however
, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be impaired without the consent of such Participant and, provided,
further
, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under the Plan (except by operation of Article IV); (ii) change the classification of individuals eligible to receive Awards under the Plan; (iii) reduce the exercise price of any Stock Option or Stock Appreciation Right; (iv) grant a new Stock Option, Stock Appreciation Right, or other Award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (v) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (vi) take any other action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIII
UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.
ARTICLE XIV
GENERAL PROVISIONS
14.1
Legend
. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.
14.2
Other Plans
. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
14.3
No Right to Employment/Directorship/Consultancy
. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant, or
Non-Employee
Director any right with respect to continuance of employment, consultancy, or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or
Non-Employee
Director is retained to terminate such employment, consultancy, or directorship at any time.
14.4
Withholding of Taxes
. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability using the minimum statutory withholding rates (or such other rate as may be approved by the Committee so long as such withholding does not result in adverse treatment for financial accounting purposes); or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.
14.5
Fractional Shares
. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

14.6
No Assignment of Benefits
. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.
14.7
Clawback Provisions
. All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy adopted by the Board or the Committee prior to, on, or after the Effective Date, including any clawback policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.
14.8
Listing and Other Conditions
.
(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.
(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c) Upon termination of any period of suspension under this Section 14.8, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d) A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval the Company deems necessary or appropriate.
14.9
Governing Law
. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
14.10
Construction
. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
14.11
Other Benefits
. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.12
Costs
. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Shares pursuant to Awards hereunder.
14.13
No Right to Same Benefits
. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
14.14
Death/Disability
. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.
14.15
Section 16(b) of the Exchange Act
. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule
16b-3
as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule
16b-3,
or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
14.16
Deferral of Awards
. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.
14.17
Section 409A of the Code
. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall, to the extent necessary to avoid taxation under Section 409A of the Code, be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

14.18
Successor and Assigns
. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.
14.19
Severability of Provisions
. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
14.20
Headings and Captions
. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
ARTICLE XV
EFFECTIVE DATE OF PLAN
The Plan shall become effective on [                ], which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company within 12 months before or after such adoption in accordance with the requirements of the laws of the State of Delaware.
ARTICLE XVI
TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the 10th anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such 10th anniversary may extend beyond that date.

Annex E
FOOTPRINT INTERNATIONAL, INC.
FOUNDER PERFORMANCE INCENTIVE AND PARENT EARN OUT PLAN
1.
Purposes of the Plan; Award Types
.
1.1
Purposes of the Plan
. The purposes of this Plan are to attract and retain personnel for positions with the Company Group, to provide additional incentive to Service Providers, and to promote the success of the Company’s business.
1.2
Award Types
. The Plan permits the grant of Restricted Stock Units to any Service Provider.
2.
Definitions
. The following definitions are used in this Plan:
2.1 “
Administrator
” means Administrator as defined in Section 4.1.
2.2 “
Applicable Laws
” means the legal and regulatory requirements relating to the administration of equity-based awards, including, but not limited to, the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.3 “
Award
” means, individually or collectively, a grant under the Plan of Restricted Stock Units.
2.4 “
Award Agreement
” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
2.5 “
Board
” means the Board of Directors of the Company.
2.6 “
Change of Control
” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
2.7 “
Closing Date
” has the meaning set forth in the Merger Agreement.
2.8 “
Code
” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation, or official guidance of general or direct applicability amending, supplementing, or superseding such section or regulation.

2.9 “
Committee
” means a committee of Directors appointed by the Board.
2.10 “
Common Share Price
” has the meaning set forth in the Merger Agreement.
2.11 “
Common Stock
” means the Class A common stock, par value $0.0001, of the Company.
2.12 “
Company
” means Footprint International, Inc., a Delaware corporation, or any of its successors.
2.13 “
Company Group
” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.
2.14 “
Director
” means a member of the Board.
2.15 “
Employee
” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
2.16 “
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended.
2.17 “
Fair Market Value
” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below: (a) the last sales price reported for the Common Stock on the applicable date, or in the absence of reported sales on such date, the last sales price on the immediately preceding date on which sales were reported, as reported on the principal national securities exchange in the United States on which it is then traded, or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.
2.18 “
Founder
” means Founder as defined in Section 3.1.
2.19 “
Founder Vesting Condition
” means the vesting conditions to which Awards granted to the Founders pursuant to the Plan are subject (as set forth in Schedule 9.06(a) to the Merger Agreement).
2.20 “
Grant Date
” means Grant Date as defined in Section 4.3.
2.21 “
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
2.22 “
Incentive Period
” means the time period between the date that is 180 days after the Closing Date (the “
MEIP Start Date
”) and the fifth anniversary of the MEIP Start Date.
2.23 “
Merger Agreement
” means the Agreement and Plan of Merger dated as of December 13, 2021 by and between Frontier International Holdco, Inc., Gores Holdings VIII, Inc., and certain other parties.
2.24 “
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act
2.25 “
Parent
” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.26 “
Participant
” means the holder of an outstanding Award.

2.27 “
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind.
2.28 “
Plan
” means this Footprint International, Inc. Founder Performance Incentive and Parent Earn Out Plan, as may be amended from time to time.
2.29 “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of a Share, granted under Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.30 “
Securities Act
” means U.S. Securities Act of 1933.
2.31 “
Service Provider
” means an Employee or Director.
2.32 “
Share
” means a share of the Common Stock as adjusted in accordance with Section 9 of the Plan.
2.33 “
Subsidiary
” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.
2.34 “
Tax Withholdings
” means tax, social insurance, and social security liability or premium obligations in connection with the Awards, including, without limitation, (a) all federal, state, and local income, employment, and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (b) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant or vesting of an Award or sale of Shares issued under the Award, and (c) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.
2.35 “
Triggering Event I
” means the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Incentive Period.
2.36 “
Triggering Event II
” means the date on which the Common Share Price is greater than $15.50 after the Closing Date, but within the Incentive Period.
2.37 “
Triggering Event III
” means the date on which the Common Share Price is greater than $18.00 after the Closing Date, but within the Incentive Period.
2.38 “
Triggering Event IV
” means the date on which the Common Share Price is greater than $20.50 after the Closing Date, but within the Incentive Period.
2.39 “
Triggering Event V
” means the date on which the Common Share Price is greater than $23.00 after the Closing Date, but within the Incentive Period.
2.40 “
Triggering Event VI
” means the date on which the Common Share Price is greater than $25.50 after the Closing Date, but within the Incentive Period.
2.41 “
Triggering Event VII
” means the date on which the Common Share Price is greater than $28.00 after the Closing Date, but within the Incentive Period.

2.42 “
Triggering Event
” means Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI, or Triggering Event VII.
2.43 “
Triggering Events
” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI, and Triggering Event VII.
3.
Shares Subject to the Plan
.
3.1
Allocation of Shares to Plan
. [                ] Shares are hereby reserved for issuance under the Plan (the “
Reserve
”). Of the Reserve, 50% is hereby reserved for issuance pursuant to Awards to be granted to Troy Swope and Yoke Chung (each a “
Founder
” and together, the “
Founders
”) and the remaining 50% is hereby reserved for issuance to Participants other than the Founders. Notwithstanding the foregoing, the maximum aggregate number of Shares that may actually be issued under the Plan is:
(a) in connection with the occurrence of Triggering Event I, [                ] Shares; plus
(b) in connection with the occurrence of Triggering Event II, [                ] Shares; plus
(c) in connection with the occurrence of Triggering Event III, [                ] Shares; plus
(d) in connection with the occurrence of Triggering Event IV, [                ] Shares; plus
(e) in connection with the occurrence of Triggering Event V, [                ] Shares; plus
(f) in connection with the occurrence of Triggering Event VI, [                ] Shares; plus
(g) in connection with the occurrence of Triggering Event VII, [                ] Shares.
The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company. Each applicable Triggering Event may occur only once, if at all, and in no event may Participants be entitled to receive Awards in the aggregate covering more than the Reserve under the Plan.
Notwithstanding the foregoing, if, during the Incentive Period, there is a Change of Control that will result in the holders of Shares receiving a per share price (based on the value of the cash, securities, or in-kind
consideration being delivered in respect of Shares and after giving effect to the issuance of any Shares pursuant to this Plan and Earn Out Shares under the Merger Agreement in connection with and as part of such Change of Control transaction) equal to or in excess of the applicable Common Share Price required in connection with a Triggering Event that has not occurred prior to the date of such Change of Control (each such Triggering Event a “
CIC Triggering Event
”), then immediately prior to the consummation of such Change of Control (i) each CIC Triggering Event shall be deemed to have occurred and (ii) all Shares issuable upon the occurrence of any such CIC Triggering Event may be issued under the Plan.
3.2
Share Reserve Return
. Shares issued pursuant to Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan. Notwithstanding the foregoing, Shares issued pursuant to Awards that are not earned (in the case of any Awards to Founders based on failure to satisfy any portion of the Founder Vesting Condition) or not vested (in the case of any Awards to Participants other than the Founders) as of the end of the Incentive Period shall be forfeited to the Company without consideration and will not become available for future issuance under the Plan.
3.3
Adjustment
. The number of Shares provided in Section 3.1 will be adjusted by the Administrator as a result of changes in capitalization and any other adjustments under Section 9.
3.4
Share Reserve
. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.
Administration of the Plan
.
4.1
Procedure
.
(a) The Plan will be administered by the Board or a Committee (the “
Administrator
”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.
(b) To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries;
provided
that the delegation must comply with any limitations on the authority required by Applicable Laws. This delegation may be revoked at any time by the Board or Committee.
4.2
Powers of the Administrator
. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:
(a) to determine the Fair Market Value;
(b) to approve forms of Award Agreements for use under the Plan;
(c) to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(d) to determine the number of Shares to be covered by each Award granted;
(e) to determine the terms and conditions, consistent with the Plan, of any Award granted, which terms and conditions may include, but are not limited to, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
provided
that under no circumstance may the number of Shares subject to Awards that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1 of the Plan; and
provided
,
further
, that neither a Triggering Event nor a Founder Vesting Condition may be waived by the Administrator;
(f) to construe and interpret the Plan and make any decisions necessary to administer the Plan, including, but not limited to, determining whether and when a Change of Control has occurred (which shall be the same as such determination in respect of Earn Out Shares under the Merger Agreement);
(g) to establish, amend, and rescind rules and regulations and adopt sub-plans
relating to the Plan, including rules, regulations, and
sub-plans
for the purposes of facilitating compliance with applicable
non-U.S.
laws, easing the administration of the Plan, and/or obtaining tax-favorable
treatment for Awards granted to Service Providers located outside the U.S., in each case, as the Administrator may deem necessary or advisable;
(h) to interpret, modify, or amend each Award (subject to Section 13);
(i) to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 10;
(j) to delegate ministerial duties to any of the Company’s employees;

(k) to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;
(l) to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award;
(m) to determine whether a Triggering Event (including a CIC Triggering Event) has occurred and to make any other determinations related to a Triggering Event (which shall be the same as such determinations in respect of Earn Out Shares under the Merger Agreement); and
(n) to make any determinations necessary or appropriate under Section 9.
4.3
Grant Date
. The grant date of an Award (“
Grant Date
”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
4.4
Fractional Shares
. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
4.5
Electronic Delivery
. The Company may deliver by
e-mail
or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports, and proxy statements).
4.6
Choice of Law; Choice of Forum
. The Plan, all Awards, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
4.7
Effect of Administrator’s Decision
. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.
5.
Eligibility
. Awards may be granted to Service Providers.
6.
Restricted Stock Units
.
6.1
Restricted Stock Unit Award Agreement
. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.
6.2
Vesting Criteria and Other Terms
. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, and will determine the number of Restricted Stock Units paid out to the Participant;
provided
that under no circumstance may the number of Shares subject to Restricted Stock Units that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1 of the Plan. Subject to the preceding sentence, the Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

6.3
Earning Restricted Stock Units
. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 6.4.
6.4
Form and Timing of Payment
. Payment of earned Restricted Stock Units will be paid to the Participant within 30 days (or earlier as provided upon a Change of Control) following each applicable vesting date of the Award. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both. Notwithstanding anything to the contrary, if the issuance of Shares upon settlement of an Award is subject to the notification and waiting period requirements of the HSR Act (an “
HSR Issuance
”), such HSR Issuance for the applicable Participant shall be delayed until and contingent upon the occurrence of the time that such Participation has filed notification under the HSR act and the applicable waiting period under the HSR Act (including any extensions thereof) with respect to such particular HSR Issuance has expired or been terminated.
7.
Leaves of Absence; Reduced or Part-time Work Schedule; Transfer Between Locations; Change of Status
.
7.1
Leaves of Absence; Reduced or Part-time Work Schedule; Transfer Between Locations
. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.
7.2
Employment Status
. A Participant will not cease to be a Service Provider in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.
8.
Transferability of Awards
. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
9.
Adjustments; Dissolution or Liquidation
.
9.1
Adjustments
. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including a Change of Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3.1. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.

9.2
Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. An Award will terminate immediately prior to the consummation of such proposed action.
10.
Tax Matters
.
10.1
Withholding Requirements
. Prior to the delivery of any Shares or cash under an Award or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award.
10.2
Withholding Arrangements
. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (a) requiring the Participant to pay cash, check, or other cash equivalents, (b) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (c) forcing the sale of Shares issued pursuant to an Award having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (d) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (e) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (f) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws;
provided
that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.
10.3
Section
 409A
.
(a) Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 10.3 is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Code Section 409A.
(b) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Code Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(2)(B)(i), be delayed for the six-month
period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month
period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.
(c) Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
11.
Other Terms
.
11.1
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.
11.2
Interpretation and Rules of Construction
. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
11.3
Plan Governs
. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Award Agreement, the terms and conditions of the Plan will prevail.
11.4
Forfeiture Events
.
(a) All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, on the Grant Date of an Award, the Administrator may impose such other clawback, recovery, or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including, without limitation, to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 11.4(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.
(b) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.
12.
Term of Plan
. Subject to Section 15, the Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, and (c) the Closing Date. The Plan will continue in effect until terminated under Section 13.
13.
Amendment and Termination of the Plan
.
13.1
Amendment and Termination
. Except as otherwise provided herein, the Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.

13.2
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.
13.3
Consent of Participants Generally Required
. Subject to Section 13.4 below, no amendment, alteration, suspension, or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
13.4
Exceptions to Consent Requirement
.
(a) A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension, or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension, or termination taken as a whole, does not materially impair the Participant’s rights; and
(b) Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done

(i)	in a manner specified by the Plan;

(ii)	to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B); or
(c) to comply with other Applicable Laws.
14.
Conditions Upon Issuance of Shares
.
14.1
Legal Compliance
. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including, without limitation, upon vesting thereof, unless the issuance and delivery of such Shares and vesting of the Award will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration, or other qualification of the Shares under any state, federal, or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification, or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification, or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
14.2
Investment Representations
. As a condition to the vesting of an Award, the Company may require the person holding such Award to represent and warrant during any such vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
14.3
Failure to Accept Award
. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and such Shares subject to the Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.
15.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Annex F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], 2022, is made and entered into by and among (i) Footprint International, Inc. (f/k/a Gores Holdings VIII, Inc.), a Delaware corporation (the “
Company
”), (ii) Gores Sponsor VIII LLC, a Delaware limited liability company (the “
Sponsor
”), (iii) Randall Bort, (iv) William Patton, (v) Jeffrey Rea (together with Randall Bort, William Patton, the Sponsor and their respective Permitted Transferees (as defined herein), the “
Gores Holders
”) and (vi) the stockholders of Footprint International Holdco, Inc., a Delaware corporation (“
Footprint
”), party hereto (such stockholders, and their respective Permitted Transferees, the “
Footprint Holders
”). The Gores Holders, the Footprint Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
of this Agreement, a “
Holder
” and collectively the “
Holders
.”
RECITALS
WHEREAS
, the Company and the Sponsor have entered into that certain Securities Subscription Agreement (the “
Founder Shares Purchase Agreement
”), dated as of January 11, 2021, pursuant to which the Sponsor purchased an aggregate of 8,625,000 shares (the “
Founder Shares
”) of the Company’s Class F common stock, par value $0.0001 per share, on February 23, 2021, the Sponsor transferred an aggregate of 75,000 shares of Class F Common Stock to the other Gores Holders and on the date hereof, the Sponsor surrendered 1,501,650 Founder Shares, resulting in there being an aggregate of 7,123,350 Founder Shares outstanding immediately prior to the closing of the Transactions (as defined below);
WHEREAS
, upon the closing of the transactions (the “
Transactions
”) contemplated by that certain Agreement and Plan of Merger, dated December 13, 2021 (the “
Merger Agreement
”), by and among the Company, Frontier Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“
Merger Sub LLC
”), Frontier Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Merger Sub LLC, and Footprint, 7,123,350 Founder Shares were converted into shares of the Company’s Class A common stock, par value $0.0001 per share (the “
Common Stock
”), on a
one-to-one
basis;
WHEREAS
, on February 24, 2021, the Company and the Sponsor entered into that certain Sponsor Warrants Purchase Agreement, pursuant to which the Sponsor purchased 2,966,666 warrants (the “
Private Placement Warrants
”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on March 1, 2021;
WHEREAS
, on March 1, 2021, the Company and the Gores Holders entered into that certain Registration Rights Agreement (the “
Existing Gores Registration Rights Agreement
”), pursuant to which the Company granted the Gores Holders certain registration rights with respect to certain securities of the Company;
WHEREAS
, on December 13, 2021, Footprint and the Footprint Holders entered into that certain Third Amended and Restated Registration Rights Agreement (the “
Existing Footprint Registration Rights Agreement
”), pursuant to which Footprint granted the Footprint Holders certain registration rights with respect to certain securities of Footprint;
WHEREAS
, immediately after giving effect to the Transactions, in accordance with the Merger Agreement, the Footprint Holders shall receive shares of Common Stock;
WHEREAS
, the Footprint Holders may receive additional shares of Common Stock (the “
Earn Out Shares
”) pursuant to the earn out provisions of the Merger Agreement;

F-1

WHEREAS
, pursuant to Section 5.5 of the Existing Gores Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Existing Gores Registration Rights Agreement) of at least a majority-in-interest
of the Registrable Securities (as defined in the Existing Gores Registration Rights Agreement) at the time in question;
WHEREAS
, the Company and the Gores Holders desire to amend and restate the Existing Gores Registration Rights Agreement pursuant to Section 5.5 thereof in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein; and
WHEREAS
, pursuant to Section 2.13(d) of the Existing Footprint Registration Rights Agreement, the registration rights contained therein terminate upon the consummation of the Transactions.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide
business purpose for not making such information public.
“
Affiliate
” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified;
provided
,
however
, that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement);
provided
,
however
, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).
“
Aggregate Blocking Period
” shall have the meaning given in
Section
 2.4
.
“
Agreement
” shall have the meaning given in the Preamble.
“
Block Trade
” means a registered offering and/or sale of Registrable Securities with a total offering price reasonably expected to exceed $25,000,000 by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“
Board
” shall mean the Board of Directors of the Company.

F-2

“
Claims
” shall have the meaning given in
subsection 4.1.1
.
“
Closing Date
” shall mean the date of this Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Commission Guidance
” means (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.
“
Common Stock
” shall have the meaning given in the Recitals.
“
Company
” shall have the meaning given in the Preamble.
“
Company Shelf Takedown Notice
” shall have the meaning given in
subsection 2.1.3.
“
Demand Registration
” shall have the meaning given in
subsection 2.2.1
.
“
Demanding Holder
” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1
, collectively, or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3
, collectively.
“
Earn Out Shares
” shall have the meaning given in the Merger Agreement.
“
Effectiveness Deadline
” shall have the meaning given in
subsection 2.1.1.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Existing Footprint Registration Rights Agreement
” shall have the meaning given in the Recitals.
“
Existing Gores Registration Rights Agreement
” shall have the meaning given in the Recitals.
“
FINRA
” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.
“
Footprint
”
shall have the meaning given in the Preamble.
“
Footprint Demanding Holders
” shall have the meaning given in
subsection 2.2.1
.
“
Footprint Holders
” shall have the meaning given in the Preamble.
“
Form
S-1
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Form
S-3
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Founder Shares
” shall have the meaning given in the Recitals and shall be deemed to include the shares of Common Stock issued upon conversion thereof.
“
Founder Shares
Lock-up
Period
” shall mean, with respect to the Founder Shares, the period ending 180 days following the Closing Date.
“
Founder Shares Purchase Agreement
” shall have the meaning given in the Recitals.
“
Gores Demanding Holders
” shall have the meaning given in
subsection 2.2.1
.

F-3

“
Gores-Footprint Holders
” shall mean the Gores Holders together with the Footprint Holders.
“
Gores Holders
” shall have the meaning given in the Preamble.
“
Holders
” shall have the meaning given in the Preamble.
“
Immediate Family Member
” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law,
or
sister-in-law,
including adoptive relationships of a natural person referred to herein.
“
Insider Letters
” shall mean those certain letter agreements, dated as of March 1, 2021, by and between the Company and each of the Company’s officers, directors, director nominees and the Sponsor.
“
Koch
” shall have the meaning given in
Section
 5.10
.
“
Koch PIPE Shares
” shall have the meaning given in
Section
 5.10
.
“
Maximum Number of Securities
” shall have the meaning given in
subsection 2.2.4
.
“
Merger Agreement
” shall have the meaning given in the Recitals.
“
Merger Sub LLC
” shall have the meaning given in the Recitals.
“
Minimum Amount
” shall have the meaning given in
subsection 2.1.3.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus or any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Permitted Transferees
” shall mean a person or entity to whom a Gores Holder or a Footprint Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Founder Shares
Lock-up
Period or Private Placement
Lock-up
Period, as the case may be, under the Insider Letters, the bylaws of the Company as in effect from time to time or any other applicable agreement between such Gores Holder or such Footprint Holder, as applicable, and the Company.
“
Person
” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Piggyback Registration
” shall have the meaning given in
subsection 2.3.1
.
“
Private Placement
Lock-up
Period
” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.
“
Private Placement Warrants
” shall have the meaning given in the Recitals.
“
Pro Rata
” shall have the meaning given in
subsection 2.2.4
.

F-4

“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean: (a) any outstanding share of Common Stock and the Private Placement Warrants held by a Holder (i) as of the date of this Agreement or (ii) hereafter acquired by a Holder to the extent such shares of Common Stock or Private Placement Warrants are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any share of Common Stock issued upon the conversion of the Founder Shares and upon the exercise of any Private Placement Warrants held by a Holder; (c) any share of Common Stock issued or issuable as Earn Out Shares to the Footprint Holders; and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses (a) through (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged by the applicable Holder in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including a shelf takedown pursuant to a Shelf Takedown Notice or Company Shelf Takedown Notice, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(a) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;
(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriter discounts and commissions and transfer taxes, if any;
(d) printing, messenger, telephone and delivery and road show or other marketing expenses;
(e) reasonable fees and disbursements of counsel for the Company;
(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(g) reasonable fees and expenses of one (1) legal counsel (and any local or foreign counsel) selected by (i) in the case of a Demand Registration pursuant to
Section
 2.2
or a Shelf Underwritten Offering pursuant to
Section
 2.1
, a
majority-in-interest
of the Demanding Holders initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), as applicable, or (ii) in the case of a

F-5

Registration under
Section
 2.3
initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, a majority-in-interest
of participating Holders, in the case of (i) and (ii), not to exceed $50,000 without the consent of the Company.
“
Registration Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Removed Shares
” shall have the meaning given in
Section
 2.6
.
“
Requesting Holder
” shall have the meaning given in
subsection 2.2.1
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf Takedown Notice
” shall have the meaning given in
subsection 2.1.3.
“
Shelf Underwritten Offering
” shall have the meaning given in
subsection 2.1.3.
“
Sponsor
” shall have the meaning given in the Preamble.
“
Subscription Agreements
” shall mean those certain subscription agreements dated December 13, 2021 by and between the Company and certain subscribers to shares of Common Stock.
“
Transactions
” shall have the meaning given in the Recitals.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Registration
” or “
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE II
REGISTRATIONS
2.1
Shelf Registration
.
2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1
and shall use its commercially reasonable efforts to cause such Registration

F-6

Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “
Effectiveness Deadline
”);
provided
, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1
shall be on Form
S-3
or, if Form
S-3
is not then available to the Company, on Form
S-1
or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1
shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1
to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available (including to use its best efforts to add Registrable Securities held by Permitted Transferees), for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1
, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1
(including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
2.1.2 If the Company files a shelf registration statement on Form
S-3
(a “
Form
S-3
Shelf
”) and thereafter the Company becomes ineligible to use Form
S-3
for secondary sales, the Company shall use its commercially reasonable efforts to file a shelf registration on Form
S-1
(a “
Form
S-1
Shelf
”) as promptly as practicable to replace the Form
S-3
Shelf and to have the Form
S-1
Shelf declared effective as promptly as practicable and to cause such Form
S-1
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form
S-3
for secondary sales or, in the case of a Form
S-1
Shelf filed to register the resale of Removed Shares pursuant to
Section
 2.6
hereof, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form
S-3
Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Gores-Footprint Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form
S-3
Shelf as promptly as practicable to replace the applicable Form
S-1
Shelf and to have the Form
S-3
Shelf declared effective as promptly as practicable and to cause such Form
S-3
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1
, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “
Shelf Underwritten Offering
”), provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering (the “
Minimum Amount
”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “
Shelf Takedown Notice
”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price

F-7

range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable, within three (3) days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “
Company Shelf Takedown Notice
”) and, subject to the provisions of
subsection 2.2.4
, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) business days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in
Section
 2.5
. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders requesting such Shelf Underwritten Offering (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3
, subject to
Section
 3.3
and
Article IV
, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary, the Gores Holders, on the one hand, and the Footprint Holders, on the other hand, may each demand not more than two (2) Shelf Underwritten Offerings, and the Company shall not be obligated to participate in more than four (4) Shelf Underwritten Offerings, pursuant to this Section 2.1.3 in any
12-month
period.
2.2
Demand Registration
.
2.2.1
Request for Registration
. Subject to the provisions of
subsection
2.2.
5
and
Sections
2.4
and
3.4
hereof, at any time and from time to time after the date the Closing Date, each of (a) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “
Gores Demanding Holders
”), and (b) the Footprint Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Footprint Holders (the “
Footprint Demanding Holders
”), may make a written demand for Registration of all or part of their Registrable Securities, on (i) Form
S-1
or (ii) if available, Form
S-3,
which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “
Demand Registration
”);
provided
, that the aggregate offering value of the Registrable Securities requested to be registered in any Form
S-1
must equal at least twenty five million dollars ($25,000,000) and the aggregate offering value of the Registrable Securities requested to be registered in any Form
S-3
must equal at least ten million dollars ($10,000,000). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities (other than a Demand Registration with respect to any Registrable Securities to be distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable) of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Requesting Holder
”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this
Section
 2.2
, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4
below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to file a registration statement on Form
S-1
or Form
S-3,
as applicable, as soon thereafter as practicable,

F-8

but not more than forty-five (45) days following the Company’s receipt of the Demand Registration, for Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (A) an aggregate of three (3) Registrations pursuant to a Demand Registration initiated by the Gores Holders and (B) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Footprint Holders, in each case under this subsection
2.2.1
with respect to any or all Registrable Securities;
provided
,
however
, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with
Section
 3.1
of this Agreement;
provided
,
further
, that, notwithstanding any other provision of this Agreement to the contrary, the Gores Holders, on the one hand, and the Footprint Holders, on the other hand, may each demand not more than two (2) Demand Registrations or Shelf Underwritten Offerings, and the Company shall not be obligated to participate in more than four (4) Demand Registrations or Shelf Underwritten Offerings, in any twelve (12)-month period.
2.2.2
Effective Registration
. Notwithstanding the provisions of
subsection
2.2.1
above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto;
provided
,
further
, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest
of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election;
provided
,
further
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.
2.2.3
Underwritten Offering
. Subject to the provisions of
subsection
2.2.4
and
Sections
2.4
and
3.4
hereof, if a
majority-in-interest
of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection
2.2.3
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest
of the Demanding Holders initiating the Demand Registration, which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld.
2.2.4
Reduction of Underwritten Offering
. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing, in its or their opinion, that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the shares of Common Stock, if any, that have been requested to be sold in such Demand Registration pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company,

F-9

exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to include in such Demand Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. For purposes of determining Pro Rata amounts in this Agreement, for any Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “Holder,” as defined in this sentence.
2.2.5
Demand Registration Withdrawal
. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1
or a Shelf Underwritten Offering pursuant to
subsection 2.1.3
for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering or Shelf Underwritten Offering;
provided
,
however
, that upon withdrawal by a
majority-in-interest
of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. If withdrawn, such requested Demand Registration or Shelf Underwritten Offering shall constitute a demand for a Demand Registration or Shelf Underwritten Offering for purposes of Section 2.2.1 unless either (i) the Demanding Holders have not previously withdrawn any Demand Registration or (ii) the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Shelf Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5
unless the Demanding Holders elect to pay such Registration Expenses pursuant to clause (ii) of this subsection 2.2.5
.
2.3
Piggyback Registration
.
2.3.1
Piggyback Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to
Article II
hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders or pursuant to a Registration Statement on Form
S-4
(or

F-10

similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, (d) filed in connection with an
“at-the-market”
offering or (e) for a dividend reinvestment plan or a rights offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities (excluding the Sponsor with respect to the Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-Up
Period or the Private Placement
Lock-Up
Period, as applicable) as soon as practicable but not less than ten (10) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (or in the case of a Block Trade, within one (1) business day) (such Registration a “
Piggyback Registration
”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection
2.3.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account such Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection
2.3.1
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or the Holders as provided in subsection 2.1.3
or
subsection 2.2.3
, as applicable. For purposes of this
Section
 2.3
, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this
Section
 2.3
).
2.3.2
Reduction of Piggyback Registration
. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing, in its or their opinion, that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (b) the Registrable Securities as to which registration has been requested pursuant
Section
 2.
3
hereof, and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection
2.3.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back

F-11

registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
2.3.2.2 if the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection
2.3.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from a Shelf Underwritten Offering, and related obligations, shall be governed by subsection 2.2.5
) shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used to market such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection
2.3.3
.
2.3.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to
Section
 2.
3
hereof shall not be counted as a Registration pursuant to a Demand Registration effected under
Section
 2.
2
hereof or a Shelf Underwritten Offering effected under
subsection 2.1.3
.
2.4
Restrictions on Registration Rights
. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection
2.2.1
and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall have the right to defer such filing for a period of not more than sixty (60) consecutive days;
provided
,
however
, that the Company shall not defer its obligation in this manner more than one hundred twenty (120) total calendar days in any twelve (12)-month period (the “
Aggregate Blocking Period
”).

F-12

2.5
Block Trades
. Notwithstanding any other provision of this
Article II
, but subject to
Sections 2.4
and
3.4
, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this
Article II
, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade, provided that the Holders engaging in such Block Trade use their reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering.
2.6
Rule 415; Removal
. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form
S-3
filed pursuant to this
Article II
is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Gores-Footprint Holder to be named as an “underwriter,” the Company shall promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Gores-Footprint Holder to be named as an “underwriter,” the Gores-Footprint Holders) and (b) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Gores-Footprint Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this
Section
 2.6
, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “
Removed Shares
”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415;
provided
,
however
, that the Company shall not agree to name any Gores-Footprint Holder as an “underwriter” in such Registration Statement without the prior written consent of such Gores-Footprint Holder and, if the Commission requires such Gores-Footprint Holder to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Gores-Footprint Holder in such Registration Statement. In the event of a share removal pursuant to this
Section
 2.6
, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this
Section
 2.6
shall first be applied to Holders other than the Gores-Footprint Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Gores-Footprint Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Gores-Footprint Holders. In the event of a share removal of the Holders pursuant to this
Section
 2.6
, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2
hereof and in no event shall the filing of such Registration Statement on Form
S-1
or subsequent Registration Statement on Form
S-3
filed pursuant to the terms of
subsection 2.1.2
be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to
Section
 2.4
hereof.

F-13

ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

F-14

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;
3.1.8 notify each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;
3.1.9 notify each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in
Section
 3.4
hereof;
3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter, at each such Person’s own expense, to participate in the preparation of any Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with such Registration Statement;
provided
,
however
, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders and the managing Underwriter;
3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and the managing Underwriter;

F-15

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.16 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with such Registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company;
provided
,
however
, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to
Section
 2.2
if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses Pro Rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to
Sections 2.2
;
provided
,
further
,
that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to
Sections 2.2.1
. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders and all such incremental expenses shall be borne and paid by the Holders Pro Rata on the basis of the number of Registrable Securities registered on their behalf.
3.3
Participation in Underwritten Offerings
.
3.3.1 No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.3.2 Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders;
provided
,
however
, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.
3.3.3 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the

F-16

Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.
3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose;
provided
, that each day of any such suspension pursuant to this
Section
 3.4
shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to
Section
 2.4
hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 3.4
.
3.5
Market
Stand-off
. In connection with any Underwritten Offering or Shelf Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each participating Holder other than Koch with respect to the Koch PIPE Shares will agree that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter(s), during a period the ninety
(90)-day
period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder other than Koch with respect to the Koch PIPE Shares agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such participating Holders). In addition to the foregoing, each of the Footprint Holders acknowledges that such Footprint Holder is subject to the lockup provisions set forth in the Amended and Restated Bylaws of the Company, dated as of [●], 2022.
3.6
Covenants of the Company
. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:
3.6.1 the Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld, unless required by applicable law or the Commission Guidance;

F-17

3.6.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to
Sections 13(a)
or
15(d)
of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings, provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (or any successor thereto) shall be deemed to have been furnished to the Holders pursuant to this subsection 3.5.2
. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and
3.6.3 upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock or Private Placement Warrants restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock or Private Placement Warrants without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or warrant certificates evidencing such Private Placement Warrants or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock or Private Placement Warrants, as the case may be, transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders, members, employees, investment advisors and agents and each Person who controls such Holder (within the meaning of the Securities Act) from and against all losses, claims, damages, liabilities and out-of-pocket
expenses (including reasonable attorneys’ fees) (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “
Claims
”), resulting from any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) from and against Claims resulting from any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or

F-18

necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. If any Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2
, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).
4.1.3 Any Person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders, members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in a Registration also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under
Section
 4.1
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or related to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder or any director, officer, employee, investment advisor,

F-19

agent or controlling Person thereof under this
subsection 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5
. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5
from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Footprint International, Inc., 250 E. Germann Rd, Gilbert, AZ, 85291, Attn: Stephen T. Burdumy, and, if to any Holder, at such Holder’s address,
e-mail
address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.
5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee.
5.2.3 Subject to
subsection 5.2.2
, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it Transfers Registrable Securities, provided that such Registrable Securities remain Registrable Securities following such Transfer and such Person agreed to become bound by the terms and provisions of this Agreement in accordance with subsection 5.2.6
.
5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.
5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
hereof.

F-20

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in
Section
 5.1
hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
5.5
Jurisdiction; Waiver of Jury Trial
. Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this
Section
 5.5
.
5.6
Amendments and Modifications
. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that would materially and adversely affect a Holder of at least five percent (5%) of the Registrable Securities, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (solely in their capacities as holders of the shares of capital stock of the Company) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects any of the material rights of the Gores Holders or Footprint Holders, as applicable, solely in their respective capacities as Gores Holders or Footprint Holders, as applicable, in a manner that is adverse and different from the other Holders, shall require the consent of the Gores Holders or Footprint Holders, as applicable, representing a majority-in-interest
of the then-outstanding number of Registrable Securities held by the Gores Holders or Footprint Holders, as applicable, and (c) any amendment or waiver of
Sections 3.5
or
5.10
, as such amendments apply to Koch, shall require the prior written consent of Koch. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7
Other Registration Rights
. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the

F-21

Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company and each of the Holders agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term
. This Agreement shall terminate (a) as to all Holders and the Company, upon the earlier of the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) as to any Holder individually, the date on which such Holder no longer holds any Registrable Securities or is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and because the reporting requirements of Rule 144(i)(2) are not applicable. The provisions of
Section
 3.5
and
Article IV
shall survive any termination.
5.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10
PIPE Securities
. The Company’s Class A common stock (the “
Koch PIPE Shares
”) purchased by KSP Footprint Investments, LLC (“
Koch
”) pursuant to the Subscription Agreement, dated as of December 13, 2021, by and between the Company and Koch, shall not be deemed to be Registrable Securities for purposes of this agreement and Koch shall only be party to this Agreement in its capacity as a Footprint Holder.
[SIGNATURE PAGES FOLLOW]

F-22

IN WITNESS WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FOOTPRINT INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:
[
Signature Page to Amended & Restated Registration Rights Agreement
]

GORES HOLDERS:

GORES SPONSOR VIII LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name: Randall Bort

By:
Name: William Patton

By:
Name: Jeffrey Rea
[
Signature Page to Amended & Restated Registration Rights Agreement
]

FOOTPRINT HOLDERS:

By:
Name: [●]
[
Signature Page to Amended & Restated Registration Rights Agreement
]

Annex G
GORES HOLDINGS VIII SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT is entered into this 13th day of December, 2021 (this “
Subscription Agreement
”), by and between Gores Holdings VIII, Inc., a Delaware corporation (the “
Company
”), and the undersigned (“
Subscriber
”).
WHEREAS, the Company concurrently herewith is entering into that certain Agreement and Plan of Merger, dated as of the date hereof, substantially in the form provided to Subscriber (the “
Merger Agreement
”), pursuant to which the Company will acquire Footprint International (“
Target
”), on the terms and subject to the conditions set forth therein (the “
Transactions
”);
WHEREAS, in connection with the Transactions, on the terms set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Company that number of shares of the Company’s Class A common stock, par value $0.0001 per share (“
Class
 A Shares
”), set forth on the signature page hereto (the “
Acquired Shares
”), for a purchase price of $10.00 per share (“
Per Share Purchase Price
”), or the aggregate purchase price set forth on the signature page hereto (the “
Purchase Price
”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing (as defined below); and
WHEREAS, in connection with the Transactions, certain other “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “
Securities Act
”)), or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (each an “
Other Subscriber
”), have entered into subscription agreements (the “
Other Subscription Agreements
”) with the Company substantially similar to this Subscription Agreement pursuant to which such Other Subscribers, together with Subscriber, have agreed severally and not jointly, to purchase, and the Company has agreed to issue and sell to such Subscriber and Other Subscribers, on the Closing Date 31,055,000 Class A Shares, in the aggregate, at a purchase price of $10.00 per share.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.
Subscription
. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “
Subscription
”).
2.
Closing
.
a. The closing of the Subscription contemplated hereby (the “
Closing
”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than five (5) business days prior to the anticipated closing date of the Transactions (the “
Closing Date
”), the Company shall provide written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transactions to be satisfied prior to or on the anticipated Closing Date set forth in the Closing Notice, and (iii) instructions for wiring the Purchase Price for the Acquired Shares. Subscriber shall deliver to the Company at least two (2) business days prior to the anticipated Closing Date set forth in the Closing Notice, to be held in escrow by the Company until the Closing, the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Closing Date, the Company shall deliver to Subscriber (x) the Acquired Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber and (y) as promptly as practicable (but not later than one (1) business day after the

Closing Date), written notice from the transfer agent of the Company evidencing the issuance to Subscriber of the Acquired Shares on and as of the Closing Date, and the Purchase Price shall be released from escrow automatically and without further action by the Company or Subscriber. In the event the Closing does not occur within three (3) business days of the anticipated Closing Date set forth in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber (without any deduction for or on account of any tax, withholding, charges or set-off),
and any book entries or share certificates representing the Acquired Shares shall be deemed cancelled and any such share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Company; provided, however, that unless this Subscription Agreement has been terminated pursuant to Section 6 hereof, such return of funds will not terminate this Subscription Agreement or relieve Subscriber of its obligation to purchase the Acquired Shares on the Closing Date upon the delivery by the Company of a subsequent Closing Notice in accordance with this Section 2. For the purposes of this Subscription Agreement, “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
b. The Closing shall be subject to the conditions that:
(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall have occurred;
(ii) (x) all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) and (y) as of the Closing Date, each party shall have performed, satisfied and complied in all material respects with its agreements hereunder required to be performed, satisfied or complied with by it at or prior to Closing (with consummation of the Closing constituting a reaffirmation by each of the Company and Subscriber of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Closing Date);
(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restricting, prohibiting or enjoining consummation of the transactions contemplated hereby;
(iv) there shall have been no modifications, amendments or waivers to (or consents in respect of) the Merger Agreement that would reasonably be expected to be materially adverse to the economic benefits that Subscriber would reasonably expect to receive under the Subscription Agreement, unless Subscriber has consented in writing to such modification, amendment or waiver; and
(v) all conditions precedent set forth in this Subscription Agreement and to the closing of the Transactions set forth in the Merger Agreement, including the approval of the Company’s stockholders, the approval for listing of the Acquired Shares for listing on Nasdaq, and any other regulatory approvals, if any, shall have been satisfied or (to the extent permitted by applicable law) waived by the parties to the applicable agreement who are the beneficiaries to such conditions precedent and the Transactions shall have been or will be consummated substantially concurrently with the Closing.
c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement; provided, that in no event shall Subscriber be required hereunder to execute any lock-up
or similar market standoff agreement or any other agreement restricting the transfer of the Acquired Shares issued pursuant to this Subscription Agreement.

3.
Company Representations and Warranties
. The Company represents and warrants to Subscriber that:
a. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the Delaware General Corporation Law.
c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing on or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution and delivery by the Company of this Subscription Agreement and the performance by the Company of its obligations hereunder (including, without limitation, the issuance of the Class A Shares and Acquired Shares), other than (i) filings with the U.S. Securities and Exchange Commission (the “
SEC
”) (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq Capital Market (“
Nasdaq
”) or such other applicable stock exchange on which the Company’s common stock is then listed and (iv) failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below).
d. As of their respective dates, all reports (“
SEC Reports
”) filed by the Company with the SEC complied in all material respects with the requirements of the Securities Act and the Securities and Exchange Act of 1934 (the “
Exchange Act
”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the entities subject thereto as of and for the dates thereof and the results of operations and cash flows of such entities for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. The Company has timely filed each report, statement, schedule, prospectus, and registration statement, as applicable, that the Company was required to file with the SEC since its initial registration of the Class A Shares under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the SEC with respect to any of the SEC Reports.
e. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Company to Subscriber hereunder. The Acquired Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
f. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below), as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

g. The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below).
h. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares on Nasdaq or to deregister the Class A Shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
i. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares. The Company has taken no action that is designed to terminate the listing of the Class A Shares on Nasdaq or the registration of the Class A Shares under the Exchange Act.
j. The execution and delivery of this Subscription Agreement, the issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “
Material Adverse Effect
”), or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.
k. The Company is not, and immediately after receipt of payment for the Acquired Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
l. As of the date of this Subscription Agreement and as of immediately prior to Closing, the authorized capital stock of the Company consists of (i) 400,000,000 Class A Shares, of which 34,500,000 shares are issued and outstanding, (ii) 40,000,000 shares of the Company’s Class F common stock, par value $0.0001 per share (the “Class F Shares”), of which 8,625,000 shares are issued and outstanding, and (iii) 1,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Shares”), none of which are issued and outstanding. As of the date of this Subscription Agreement and as of immediately prior to Closing, the Company has public warrants to purchase 4,312,500 Class A Shares at a price of $11.50 per share outstanding and private placement warrants to purchase 2,966,666 Class A Shares at a price of $11.50 per share outstanding (collectively, the “Warrants”). No Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Class A Shares and Class F Shares have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to preemptive rights. All outstanding Warrants have been duly authorized and validly issued. As of the date hereof, except as set forth above in this Section 3(k) and pursuant to (i) this Subscription Agreement and the Other Subscription Agreements or (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Shares,

Class F Shares, Preferred Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Frontier Merger Sub II, LLC and Frontier Merger Sub, Inc., and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub), whether incorporated or unincorporated.
m. Other than as set forth in the Merger Agreement, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions; provided, that any such holders will waive any such anti-dilution or similar provisions in connection with the Transactions.
n. Notwithstanding anything to the contrary contained in Section 3 of this Agreement, no representation or warranty is made by the Company as to the accounting treatment of its issued and outstanding warrants or any other changes in accounting arising in connection with any required restatement or revision of the Company’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or any other required changes in the Company’s historical financial statements and SEC Reports.
o. Except for placement fees payable to the Placement Agents (defined below), the Company has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Company.
4.
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company that:
a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.
b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “
Subscriber Material Adverse Effect
”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.
d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “institutional accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) satisfying the applicable requirements set forth on
Schedule A
, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “institutional accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on
Schedule A
following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.
e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to offers and sales qualify as “offshore transactions” within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions under the Securities Act and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.
f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by (i) Deutsche Bank Securities Inc. (“
Deutsche Bank
”), Goldman, Sachs & Co. LLC (“
Goldman Sachs
”) and Credit Suisse Securities (USA) LLC (“
Credit Suisse
”) acting as placement agents (together, the “
Placement Agents
”) for the Company, or their respective affiliates or any of their respective control persons, officers, directors or employees or (ii) the Company or its affiliates or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in Section 3 of this Subscription Agreement. Subscriber further acknowledges that each of Goldman Sachs and Credit Suisse has been engaged as financial adviser, and in the case of Credit Suisse only, capital markets advisor to the Target in connection with the Transactions. Subscriber acknowledges that Deutsche Bank Securities Inc. will separately receive deferred underwriting commissions, as disclosed in the Company’s final prospectus relating to its initial public offering dated February 24, 2021, upon the closing of the Transactions.
g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt
prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable similar law.
h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by the Placement Agents, any of their respective affiliates or any of their respective control persons, officers, directors or employees concerning the Company, Target, the Transactions or the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received and reviewed such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including but not limited to the Company’s SEC Reports and the investor presentation provided by the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has made available to Subscriber any disclosure or offering document in connection with the offer and sale of the Acquired Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company, Target or the quality or value of the Acquired Shares and the Placement Agents and any of their respective affiliates may have acquired non-public
information with respect to the Company or Target which Subscriber agrees need not be provided to it. In connection with the issuance of the Acquired Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as (i) an underwriter, initial purchaser, dealer or in any other such capacity to Subscriber nor (ii) as a financial advisor or fiduciary to Subscriber in connection with the transactions contemplated hereby. Subscriber acknowledges and agrees that none of the Placement Agents will have responsibility with respect to (i) any representations, warranties, or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby. Subscriber agrees that none of the Placement Agents, or their affiliates, respective control persons, officers, directors or employees shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Acquired Shares.
i. Subscriber became aware of this offering of the Acquired Shares solely by means of contact from the Placement Agents and the Acquired Shares were offered to Subscriber solely by contact between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means, and The Gores Group LLC or its affiliates did not act as investment adviser, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an “institutional account” as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Shares. Subscriber understands and acknowledges that the purchase and sale of the Acquired Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.
m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “
BSA
”), as amended by the USA PATRIOT Act of 2001 (the “
PATRIOT Act
”), and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that, to the extent required, Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including, without limitation, the OFAC List. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
n. At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to
Section
 2(a)
.
o. Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
p. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that it has not relied on the Company or any of its affiliates as the Plan’s fiduciary, or for fiduciary or investment advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Company or any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.
q. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any other Subscriber pursuant to another Subscription Agreement or any other agreement related to the private placement of Class A Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Company, its affiliates or any of their respective control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Class A Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares hereunder.
5.
Registration Rights
.
a. The Company agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “
Filing Deadline
”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of all Registrable Securities (as defined below) on Form
S-3
or any similar or successor short form registration statement that may be available at such time (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), or if the Company is ineligible to use Form
S-3,
on Form
S-1
or any similar or successor long form registration statement (the “
Registration Statement
”) (it being understood that as of the date of this Subscription Agreement, the Company would not be eligible to use Form
S-3
on the Filing Deadline). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than sixty (60) calendar days following the Filing Deadline (the “
Effectiveness Deadline
”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the SEC, but in no event shall it be extended more than ten (10) calendar days after the date the SEC notifies the Company that it will have no further review; provided, however, that the Company’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Company to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that in connection therewith the Subscriber shall not be required to execute any lockup or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares. The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period and including with respect to the effectiveness thereof or in the event the Registration Statement must be supplemented, amended or suspended;
provided, however,
that the Company may not delay or suspend a particular Registration Statement for a period of more than sixty (60) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Notwithstanding anything to the contrary set forth herein, the Company shall not, when advising Subscriber of any such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of such events constitutes material, nonpublic information regarding the Company. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Acquired Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted to be registered by the SEC. In such event, the number of Acquired Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and, as promptly as practicable after being permitted to register additional Acquired Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or new Registration Statement to become effective as promptly as practicable. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, or another registration statement that includes the Registrable Securities to be sold pursuant to this Agreement, until all such securities cease to be Registrable Securities (as defined below) or such shorter period upon which all Subscribers with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement or Rule 144 of the Securities Act, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. In the event that the Company files a Registration Statement on Form
S-1,
the Company shall use its commercially reasonable efforts to convert the Form
S-1
to a Form
S-3
as soon as practicable after the Company is eligible to use Form
S-3.
“
Registrable Securities
” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Company issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities (i) when they are sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement under the Securities Act, (ii) the earliest of (A) two (2) years following the Closing, (B) such time that such holder has disposed of such securities pursuant to Rule 144 or (C) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when they shall have ceased to be outstanding and (iv) when such securities have been sold in a private transaction. The Company will provide a draft of the Registration Statement to Subscriber for review at least (2) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Acquired Shares from the Registration Statement.
b. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable out-of-pocket
costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “
Losses
”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this
Section
 5
, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber or on behalf of Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section
 5
of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by Subscriber.
c. Subscriber shall, severally and not jointly with any Other Subscriber or any selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.
d. If the Acquired Shares are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144, then, at Subscriber’s request, the Company will cause its transfer agent to promptly remove any restrictive legend. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, (i) the Company and its counsel may request and rely upon customary representations from the Subscriber in connection with delivery of such opinion and (ii) notwithstanding the foregoing, the Company and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
e. Subscriber agrees that neither the Placement Agents nor any of their respective control persons, officers, directors or employees shall be liable to Subscriber in connection with its purchase of the Acquired Shares absent gross negligence, bad faith or willful misconduct on the part of any such Placement Agents or any of their respective control persons, officers, directors or employees.
6.
Termination
. Except as expressly set forth herein, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) 30 days after the Termination Date (as defined in the Merger Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Subscriber’s obligations hereunder and (d) if any of the conditions to Closing set forth in Section 2 are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing;
provided
, that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt Subscriber’s willful breach of
Section
 2(b)(ii)
with respect to its representations and warranties as of the Closing Date) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one (1) business day after the date of such termination) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
7.
Trust Account Waiver
. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated February 24, 2021 (the “
Prospectus
”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “
Trust Account
”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 7 shall (x) serve to limit or prohibit Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account or (z) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of shares of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.
8.
Miscellaneous
.
a. Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if any of Subscriber’s acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Company acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Company contained in this Subscription Agreement. Subscriber acknowledges and agrees that each purchase by Subscriber of the Acquired Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase.
b. Each of the Company, the Placement Agents and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
c. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of the Company; provided that Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to a person or entity that is, and at all times following such assignment remains, a controlled affiliate of Subscriber, provided that no such assignment shall relieve Subscriber of any of its obligations under this Agreement, and such person or entity executes a counterpart to this Subscription Agreement or a joinder agreement in form and substance satisfactory to the Company.
d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
e. The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company agrees to keep such additional information provided by Subscriber confidential if so requested by Subscriber, except (A) for disclosure to the Company’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) where such information is already known by the Company from a source that did not owe Subscriber a duty of confidentiality or publicly available not as a result of the Company’s breach of its confidentiality obligations and (C) otherwise required by law or subpoena.

f. This Subscription Agreement may not be terminated other than pursuant to Section 6 above. The provisions of this Subscription Agreement may not be modified, waived or amended except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or amendment is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
g. This Subscription Agreement (including, without limitation, the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
j. This Subscription Agreement may be executed in one or more counterparts via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000,
e.g.
, www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
k. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
l. Unless otherwise provided herein, any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to the number specified on the signature pages hereto or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address set forth on the signature pages hereto or to such other address or addresses as such person may hereafter designate by notice given hereunder to the address or addresses set forth on the signature pages hereto.
m.
THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

n. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber under the Other Subscription Agreements. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto shall be deemed to constitute Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscriber are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
o. If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of this Subscription Agreement are not binding on any of the trustees or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
9.
Disclosure
. The Company shall, by 9:00 a.m., New York City time, on the first (1 st
) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby, the Transactions and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any of its affiliates or advisers or include the name of Subscriber or any of its affiliates or advisers in any press release without the prior written consent of Subscriber except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, in which case the Company will provide Subscriber with prior written notice (including by
e-mail)
of such disclosure under this clause (ii), or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication that was approved by Subscriber in accordance with this Section 9.
10.
No Short Sales
. Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers.
11.
Several and Not Joint
. The obligations of Subscriber and each Other Subscribers are several and not joint, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other

Subscriber. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

IN WITNESS WHEREOF
, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

GORES HOLDINGS VIII, INC.

By:
Name:
Title:
Date:

, 2021
[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SUBSCRIBER:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print)	(Please print)

Name in which shares are to be registered (if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:
[Signature Page Follows]

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price 1 : $

SUBSCRIBER:

Date: , 2021.

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

1	This is the aggregate number of Acquired Shares subscribed for multiplied by the price per Acquired Share of $10.00, without rounding.

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
***OR***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “institutional accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity holders are institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “institutional accredited investor.”

2.	☐ We are not a natural person.
***AND***

C.	AFFILIATE STATUS
(Please check the applicable box)
SUBSCRIBER:

☐	is:

☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

Schedule A-2

Annex H
WAIVER AND SHARE SURRENDER AGREEMENT
This WAIVER AND SHARE SURRENDER AGREEMENT (this “
Agreement
”) is entered into as of December 13, 2021, by and among Gores Holdings VIII, Inc., a Delaware corporation (the “
Company
”), Gores Sponsor VIII LLC, a Delaware limited liability company (“
Sponsor
”), and each holder (including, for the avoidance of doubt, Sponsor) (each, a “
Class
 F Holder
” and, collectively, the “
Class
 F Holders
”) of shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “
Class
 F Common Stock
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into that certain Agreement and Plan of Merger (the “
Merger Agreement
”), dated as of the date hereof, pursuant to which, among other things, the Company will (a) acquire Footprint International Holdco, Inc., a Delaware corporation (“
Footprint
”), and (b) issue to the existing holders of Footprint’s capital stock shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “
Class
 A Common Stock
” and, together with the Class F Common Stock, the “
Common Stock
”), on the terms and subject to the conditions set forth therein (collectively, the “
Transactions
”);
WHEREAS, Section 4.3(b)(i) of the Company’s Amended and Restated Certificate of Incorporation, dated as of February 24, 2021 (the “
Amended and Restated Certificate
”), provides that each share of Class F Common Stock shall be convertible into one share of Class A Common Stock (the “
Initial Conversion Ratio
”) (a) at any time and from time to time at the option of the holder thereof and (b) automatically upon the consummation of the Business Combination (as defined in the Amended and Restated Certificate);
WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate provides that the Initial Conversion Ratio shall be adjusted (the “
Adjustment
”) in the event that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering and related to the closing of the initial Business Combination such that the Class F Holders shall continue to own 20% of the issued and outstanding shares of Common Stock after giving effect to such issuance (the “
Adjustment Provision
”);
WHEREAS, the Transactions will constitute a Business Combination under the Amended and Restated Certificate, and the issuance of Class A Common Stock to the existing holders of Footprint’s capital stock and the Subscribers in connection with the PIPE Investment (the “
Issuance
”) would result in an Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision;
WHEREAS, in connection with the Transactions, the parties hereto desire to enter into this Agreement such that each Class F Holder irrevocably waives its right, upon conversion of the shares of Class F Common Stock held by it in connection with the Transactions, to receive additional shares of Class A Common Stock as a result of an Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision caused by the Issuance, or caused by any other equity issuance by the Company after the date hereof and prior to the closing of the Transactions (a “
Subsequent Issuance
”); and WHEREAS, Sponsor holds 8,550,000 shares of Class F Common Stock and, in connection with the Transactions, the Company and Sponsor have agreed that Sponsor shall irrevocably surrender 1,501,650 shares of Class F Common Stock prior to the conversion of such shares of Class F Common Stock to shares of Class A Common Stock in connection with the Transactions.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.
Waiver
.
(a) Effective as of immediately prior to the conversion of the shares of Class F Common Stock held by it in connection with the consummation of the Transactions, each Class F Holder hereby irrevocably and unconditionally relinquishes and waives (the “
Waiver
”) any and all rights such Class F Holder has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “
Excess Shares
”) as a result of any Adjustment caused by the Issuance or caused by any Subsequent Issuance.
(b) Each Class F Holder agrees that, to the extent such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the Issuance or any Subsequent Issuance, such Class F Holder shall promptly return or cause the return of such shares to the Company for cancellation.
Section 2.
Surrender
. In connection with the consummation of the Transactions, Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article X of the Merger Agreement, immediately prior to the Effective Time and immediately prior to the conversion of the shares of Class F Common Stock to shares of Class A Common Stock, 1,501,650 shares of Class F Common Stock (the “
Surrendered Shares
”) shall be deemed automatically forfeited by Sponsor and cancelled without any further actions by Sponsor or any other Person, and such Surrendered Shares will recorded as cancelled by the Company (the “
Surrender
”).
Section 3.
Termination
. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement, including the Waiver and the Surrender, shall automatically terminate and be of no further force or effect.
Section 4.
Successors and Assigns
. Each Class F Holder understands that the terms of this Agreement are binding on and shall inure to the benefit of such Class F Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class F Holder also understands that this Agreement, once executed, is irrevocable and binding, and if the Class F Holder shall transfer, sell or otherwise assign any shares of Class F Common Stock held by it, the transferee of such shares shall be bound by the terms of this Agreement as if such transferee were a Class F Holder party hereto.
Section 5.
Effect of this Agreement on Amended and Restated Certificate
. The Amended and Restated Certificate, as affected hereby, shall remain in full force and effect. The Waiver contained in this Agreement shall not constitute a waiver of any other provision of the Amended and Restated Certificate, except as expressly provided herein with respect to Section 4.3(b)(ii) thereof.
Section 6.
Entire Agreement; Amendments
. This Agreement and the documents contemplated hereby represent the entire agreement among the parties hereto with respect to the subject matter hereof, and no amendment hereto shall be effective unless in writing and signed by the party sought to be charged thereby.
Section 7.
Execution in Counterparts
. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart thereof.
Section 8.
Governing Law
. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GORES HOLDINGS VIII, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

GORES SPONSOR VIII LLC

By: AEG Holdings LLC, its managing member

By:	/s/ Alec Gores
Name: Alec Gores
Title: Manager
[SIGNATURE PAGE TO WAIVER AND SHARE SURRENDER AGREEMENT]

RANDALL BORT

/s/ Randall Bort

WILLIAM PATTON

/s/ William Patton

JEFFREY REA

/s/ Jeffrey Rea
[SIGNATURE PAGE TO WAIVER AND SHARE SURRENDER AGREEMENT]

Annex I
FINAL
WARRANT AGREEMENT
between
GORES HOLDINGS VIII, INC.
and
COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.
THIS WARRANT AGREEMENT (this “
Agreement
”), dated as of March 1, 2021, is by and between Gores Holdings VIII, Inc., a Delaware corporation (the “
Company
”), Computershare Inc., a Delaware corporation and
Computershare Trust Company, N.A., federally chartered trust company, collectively, as warrant agent (the “
Warrant Agent
”
,
also referred to herein as the “
Transfer Agent
”).
WHEREAS, on February 24, 2021, the Company entered into that certain Sponsor Warrants Purchase Agreement with Gores Sponsor VIII LLC, a Delaware limited liability company (the “
Sponsor
”), pursuant to which the Sponsor will purchase an aggregate of 2,666,666 warrants (or up to 2,966,666 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in
Exhibit B
hereto (the “
Private Placement Warrants
”) at a purchase price of $3.00 per Private Placement Warrant; and
WHEREAS, the Company is engaged in an initial public offering (the “
Offering
”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-eighth
of one Public Warrant (as defined below) (the “
Units
”) and, in connection therewith, has determined to issue and deliver up to 4,312,500 warrants (including up to 562,500 warrants subject to the Over-allotment Option) to public investors in the Offering (the “
Public Warrants
” and, together with the Private Placement Warrants, the “
Warrants
”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“
Common Stock
”), for $11.50 per share, subject to adjustment as described herein; and
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “
Commission
”) the registration statement on Form
S-1,
No. 333-252483
(the “
Registration Statement
’’)
and prospectus (the “
Prospectus
”), for the registration, under the Securities Act of 1933, as amended (the “
Securities Act
”), of the Units, the Public Warrants and the Common Stock included in the Units; and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.
Appointment of Warrant Agent
. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions).
2.
Warrants
.
2.1
Form of Warrant
. Each Warrant shall be issued in registered form only.
2.2
Effect of Countersignature
. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3
Registration
.
2.3.1
Warrant Register
. The Warrant Agent shall maintain books (the “
Warrant Register
”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with the written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “
Depositary
”) (such institution, with respect to a Warrant in its account, a “
Participant
”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as
Exhibit A
.
Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2
Registered Holder
. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “
Registered Holder
”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4
Detachability of Warrants
. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “
Business Day
”), then on the immediately succeeding Business Day following such date, or earlier

(the “
Detachment Date
”) with the consent of Deutsche Bank Securities Inc., but in no event shall the Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form
8-K
with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriter of its right to purchase additional Units in the Offering (the “
Over-allotment Option
”), if the Over-allotment Option is exercised prior to the filing of the Form
8-K,
and (B) the Company issues a press release and files with the Commission a current report on Form
8-K
announcing when such separate trading shall begin.
2.5
No Fractional Warrants Other Than as Part of Units
. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-eighth
of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
2.6
Private Placement Warrants
. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c)
hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company pursuant to
Section
 6.1
hereof;
provided, however,
that in the case of (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;
(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;
(d) in the case of an individual, pursuant to a qualified domestic relations order;
(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;
(f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; or
(g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or
(h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;
provided
,
however
, that in the case of clauses (a) through (e), these permitted transferees (the “
Permitted Transferees
”) must enter into a written agreement agreeing to be bound by these transfer restrictions.

3.
Terms and Exercise of Warrants
.
3.1
Warrant Price
. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in
Section
 4
hereof and in the last sentence of this
Section
 3.1
. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.
3.2
Duration of Warrants
. A Warrant may be exercised only during the period (the “
Exercise Period
”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “
Business Combination
”), or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to
Section
 6.1
hereof, the Redemption Date (as defined below) as provided in
Section
 6.3
hereof (the “
Expiration Date
”);
provided
,
however
, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2
below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to
Section
 6.1
hereof) in the event of a redemption (as set forth in
Section
 6
hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to
Section
 6.1
hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date;
provided
, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants. The Company shall promptly notify the Warrant Agent in writing of such extension.
3.3
Exercise of Warrants
.
3.3.1
Payment
. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent designated for such purposes, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;
(b) in the event of a redemption pursuant to
Section
 6
hereof in which the Company’s board of directors (the “
Board
”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b)
by (y) the Fair Market Value. Solely for purposes of this
subsection 3.3.1(b)
,
Section
 6.2
and
Section
 6.4
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to
Section
 6
hereof;
(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c)
, by (y) the Fair Market Value. Solely for purposes of this
subsection 3.3.1(c)
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or
(d) as provided in
Section
 7.4
hereof.
3.3.2
Issuance of Shares of Common Stock on Exercise
. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)
), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under
Section
 7.4
. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to
Section
 7.4
. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3
Valid Issuance
. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4
Date of Issuance
. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5
Maximum Percentage
. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however,
no holder of a Warrant shall be subject to this
subsection 3.3.5
unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge (without further investigation or inquiry), would beneficially own in excess of 9.8% (the “
Maximum Percentage
”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form
10-K,
quarterly report on Form
10-Q,
current report on Form
8-K
or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice;
provided
,
however
, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments
.
4.1
Stock Dividends
.
4.1.1
Split-Ups
. If after the date hereof, and subject to the provisions of
Section
 4.6
below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up
of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1
, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2
Extraordinary Dividends
. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1
above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Business Combination within 24 months from the closing of the Offering, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded
event being referred to herein as
an
“
Extraordinary Dividend
”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2
, “
Ordinary Cash Dividends
” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this
Section
 4
and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).
4.2
Aggregation of Shares
. If after the date hereof, and subject to the provisions of
Section
 4.6
hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3
Adjustments in Exercise Price
. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1
or
Section
 4.2
above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4
Replacement of Securities upon Reorganization, etc
. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1
or
4.1.2
or
Section
 4.2
hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “
Alternative Issuance
”);
provided
,
however
, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this
Section
 4
;
provided
,
further
, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form
8-K
filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “
Black-Scholes Warrant Value
” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“
Bloomberg
”). For purposes of calculating such amount, (1)
 Section
 6
of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “
Per Share Consideration
” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1
, then such adjustment shall be made pursuant to
subsection 4.1.1
or
Sections 4.2
,
4.3
and this
Section
 4.4
. The provisions of this
Section
 4.4
shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5
Notices of Changes in Warrant
. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in
Sections 4.1
,
4.2
,
4.3
or
4.4
, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6
No Fractional Shares
. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this
Section
 4,
the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7
Form of Warrant
. The form of Warrant need not be changed because of any adjustment pursuant to this
Section
 4
, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement;
provided
,
however
, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, without the Warrant Agent’s prior written consent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8
Other Events
. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this
Section
 4
are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this
Section
 4
, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this
Section
 4
and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants
.
5.1
Registration of Transfer
. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signature guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants
. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants;
provided
,
however
, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3
Fractional Warrants
. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.
5.4
Service Charges
. No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5
Warrant Execution and Countersignature
. The Warrant Agent is hereby authorized to countersign (in manual or facsimile form) and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this
Section
 5
, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
5.6
Transfer of Warrants
. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this
Section
 5.6
shall have no effect on any transfer of Warrants on and after the Detachment Date.
6.
Redemption
.
6.1
Redemption of Warrants for Cash
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at the price of $0.01 per Warrant (the “
Redemption Price
”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on each of twenty (20) trading days within the thirty
(30) trading-day
period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1
.
6.2
Redemption of Warrants for Common Stock
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at a price equal to a number of shares of Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
) (the “
Alternative Redemption Price
”), provided (i) that the last sales price of the Common Stock reported has been at least $10.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on the trading day prior to the date on which notice of the redemption is given, (ii) the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Common Stock) as the outstanding Public Warrants and (iii) there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1
.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00

57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365

Redemption Date	Fair Market Value of Class A Common Stock
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable.
The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to
Section
 4
. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
6.3
Date Fixed for, and Notice of, Redemption
. In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.1
or
Section
 6.2
, the Company shall fix a date for the redemption (the “
Redemption Date
”). In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.2
, the Company shall fix a date for redemption (the “
Alternative Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “
30-day
Redemption Period
”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6.4
Exercise After Notice of Redemption
. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b)
of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to
Section
 6.3
hereof and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1
, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
hereof) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the record holder of the

Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price or the Alterative Redemption Price, as applicable.
6.5
Exclusion of Private Placement Warrants
. The Company agrees that the redemption rights provided in
Section
 6.1
shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees.
However
, once such Private Placement Warrants are transferred (other than to Permitted Transferees under
Section
 2.5)
, the Company may redeem the Private Placement Warrants pursuant to
Section
 6.1
hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to
Section
 6.4
. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.
6.6
Public Warrants held by the Company’s officers or directors
. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in
Section
 6.2
, except that such officers and directors shall only receive “
Fair Market Value
” (“Fair Market Value” in this
Section
 6.6
shall mean the last sale price of the Public Warrants on the Alternative Redemption Date) for such Public Warrants so redeemed.
7.
Other Provisions Relating to Rights of Holders of Warrants
.
7.1
No Rights as Stockholder
. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants
. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity satisfactory to each of them or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Common Stock
. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4
Registration of Common Stock; Cashless Exercise at Company’s Option
.
7.4.1
Registration of the Common Stock
. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption)

for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1
, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm satisfactory to the Warrant Agent with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1
is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2,
for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1
.
7.4.2
Cashless Exercise at Company’s Option
. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1
and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.
8.
Concerning the Warrant Agent and Other Matters
.
8.1
Payment of Taxes
. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.
8.2
Resignation, Consolidation, or Merger of Warrant Agent
.
8.2.1
Appointment of Successor Warrant Agent
. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under the laws of the United States to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2
Notice of Successor Warrant Agent
. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent.
Any corporation or other entity into which the Warrant Agent may be merged or with which it may be consolidated or any corporation or other entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent
.
8.3.1
Remuneration
. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.
8.3.2
Further Assurances
. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent
.
8.4.1
Reliance on Company Statement
. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall not be liable for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement.
8.4.2
Indemnity
The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable
judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, including costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution, administration and performance of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final non-appealable
judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this

Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
8.4.3
Exclusions
. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of
Section
 4
hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5
Acceptance of Agency
. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6
Other Rights and Duties of the Warrant Agent
.
8.6.1
Legal Counsel
. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in accordance with such advice or opinion.
8.6.2
No Risk of Own Funds
. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
8.6.3
No Interest
. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.
8.6.4
No Notice
. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in
Section
 9.2
hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.
8.6.5
Opinion of Counsel
. The Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Agreement to set up a reserve of Warrants and related shares of Common Stock. The opinion shall state that all Warrants are: (1) registered under the Securities Act or are exempt from such registration; and (2) validly issued, fully paid and non-assessable.

8.6.6
Survival
. The obligations of the Company and the rights and immunities of the Warrant Agent contained in this
Section
 8
shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.
8.7
Waiver
. The Warrant Agent has no right of
set-off
or any other right, title, interest or claim of any kind (“
Claim
”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.
Miscellaneous Provisions
.
9.1
Successors
. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices
. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Gores Holdings VIII, Inc.
6260 Lookout Road
Boulder, CO 80301
Attention: Alec Gores
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Services
9.3
Applicable Law and Exclusive Forum
. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum or (ii) any of the types of actions that are required to be brought in the Court of Chancery in the State of Delaware pursuant to the Company’s amended and restated certificate of incorporation (as the same may be further amended or amended and restated from time to time). Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this
Section
 9.3
. If any action, the subject matter of

which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
9.4
Persons Having Rights under this Agreement
. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5
Examination of the Warrant Agreement
. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purposes, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.
9.6
Counterparts
. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7
Effect of Headings
. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8
Amendments
. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders under this Agreement. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to
Sections 3.1
and
3.2
, respectively, without the consent of the Registered Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, an appropriate officer of the Company shall deliver a certificate which states that the proposed amendment is in compliance with the terms of this
Section
 9.8
. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.
9.9
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if such excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.
Exhibit A Form of Warrant Certificate
Exhibit B Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GORES HOLDINGS VIII, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions
[Signature Page to Warrant Agreement]

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
GORES HOLDINGS VIII, INC.
Incorporated Under the Laws of the State of Delaware
CUSIP [●]
Warrant Certificate
This Warrant Certificate certifies that
, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “
Warrants
” and each, a “
Warrant
”) to purchase shares of Class A common stock, $0.0001 par value (“
Common Stock
”), of Gores Holdings VIII, Inc., a Delaware corporation (the “
Company
”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable
shares of Common Stock as set forth below, at the exercise price (the “
Exercise Price
”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “
cashless exercise
” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each Warrant is initially exercisable for one fully paid and non-assessable
share of Common Stock. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GORES HOLDINGS VIII, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:
Name:
Title:
[Signature Page to Warrant Agreement]

Form of Warrant Certificate
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2021 (the “
Warrant Agreement
”), duly executed and delivered by the Company to Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “
Warrant Agent
”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “
holders
” or “
holder
” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purposes. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Gores Holdings VIII, Inc. (the “Company”) in the amount of $         in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of ____________________, whose address is _____________________ and that such shares of Common Stock be delivered to whose address is ______________________________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ____________________, whose address is and that such Warrant Certificate be delivered to ____________________, whose address is ______________________________.
In the event that the Warrant has been called for redemption by the Company pursuant to
Section
 6
of the Warrant Agreement and the Company has required cashless exercise pursuant to
Section
 6.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b)
and
Section
 6.4
of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c)
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c)
of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to
Section
 7.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with
Section
 7.4
of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ____________________, whose address is and that such Warrant Certificate be delivered to ____________________, whose address is ______________________________.
[Signature Page Follows]

Date: __________, 20__

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE
17Ad-15
(OR ANY SUCCESSOR RULE)).

EXHIBIT B
LEGEND
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG GORES HOLDINGS VIII, INC. (THE “COMPANY”), GORES SPONSOR VIII, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”
No. Warrants

Annex J

399 PARK AVENUE, 4 th FLOOR New York, New York 10022 T 212.883.3800 F 212.880.4260
December 13, 2021
Board of Directors
Gores Holdings VIII, Inc.
6260 Lookout Road
Boulder, CO 80301
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Gores Holdings VIII, Inc., a Delaware corporation (the “
Company
”), of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger, dated as of December 13, 2021, by and among the Company, Frontier Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Footprint International Holdco, Inc., a Delaware corporation (the “
Target
”) (the “
Agreement
”). As more fully described in the Agreement, at the closing of the Transaction (as defined below), the Company will issue 161,776,650 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Company Class A
Stock
”) (deemed under the Agreement to have a value of $10.00 per share) (the “
Consideration
”), to the current holders of the Target’s capital stock and other securities to combine with the Target (the “
Transaction
”). Under the terms of the Agreement, the Company is required to issue additional shares of Company Class A Stock to certain holders of the Target’s capital stock and other securities if shares of Company Class A Stock trade at certain levels as more fully specified in, and subject to the terms and conditions of, the Agreement (the “
Earn Out
”). We express no opinion as to the Earn Out.
In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Company, including financial and other forecasts provided to, or discussed with, us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction furnished to us by the Company; (iii) conducted discussions with members of the management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Target generally; (iv) reviewed the Company’s and Target’s capital structure furnished to us by the management of the Company both on a standalone basis pre-Transaction
and on a pro forma basis giving effect to the Transaction; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the execution version of the Agreement, dated December 13, 2021; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of our analysis or opinion, the financial terms of certain other transactions that we deemed relevant.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to the Target, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Target. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, (i) following the consummation of the Transaction, including the PIPE Investment (as defined in the Agreement) in an aggregate amount equal to $310,550,000, the Company will have cash, net of debt, of $744,600,000 million on its balance sheet and (ii) any adjustments to the Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of the Target. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet,
or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration to be paid by the Company in the Transaction from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Company Class A Stock actually will be when issued pursuant to the Transaction or the prices at which such shares of Company Class A Stock or any other securities of the Company may trade at any time. With your consent, we are not expressing any opinion on the Earn Out or any other potential future consideration, including equity interests of the Company, that may be received by sellers of the Target contingent on certain market prices for shares of Company Class A Stock. We are not expressing any opinion as to fair value or the solvency of the Target or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the Transaction, including the PIPE Investment, will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We will receive a fee for our services, all of which is contingent upon the consummation of the Transaction. We will also receive a fee if we deliver this opinion, the Transaction is not consummated, and the Company consummates an alternate transaction for which we are not engaged to deliver an opinion. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to affiliates of the Company, and in the future may, provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date hereof, we have acted as a financial advisor to affiliates of the Company on six engagements.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

PART II INFORMATION OF REGISTRATION STATEMENT
Item 20. Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law (the “
DGCL
”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Current Company Certificate. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits.
See the accompanying Exhibit Index for the list of Exhibits beginning on page
II-[●]
of this registration statement, which list of Exhibits is incorporated herein by reference.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “
Calculation of Registration Fee
” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchasers:
(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided, however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.
(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of December 13, 2021, by and among Gores Holdings VIII, Inc., Frontier Merger Sub, Inc., Frontier Merger Sub II, LLC, and Footprint International Holdco, Inc. (included as
Annex A
to the proxy statement/prospectus)

3.1**	Form of proposed Second Amended and Restated Certificate of Incorporation of Footprint International, Inc. (f/k/a Gores Holdings VIII, Inc.) (included as Annex B to the proxy statement/prospectus)

3.2**	Form of Amended and Restated Bylaws of Footprint International, Inc. (included as Annex C t o the proxy statement/prospectus)

5.1†	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities being registered

8.1†	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.

10.1**	Warrant Agreement, dated as of March 1, 2021, by and between Gores Holdings VIII, Inc., and Computershare Transfer & Trust Company, N.A., as warrant agent (included as
Annex I
to the proxy statement/prospectus and was previously included as Exhibit 4.1 to the Company’s current report on Form
8-K,
filed March 2, 2021)

10.2**	Form of Subscription Agreement (included as
Annex G
to the proxy statement/prospectus and the form of which was previously included as Exhibit 10.1 to the Company’s current report on Form
8-K,
filed December 14, 2021)

10.3**	Form of Amended and Restated Registration Rights Agreement, by and among Footprint International, Inc. (f/k/a Gores Holdings VIII, Inc.), Gores Sponsor VIII LLC, the Gores Holders and the Footprint Holders (as defined therein) (included as
Annex F
to the proxy statement/prospectus)

10.4**	Waiver and Share Surrender Agreement (included as
Annex H
to the proxy statement/prospectus and was previously included as Exhibit 10.2 to the Company’s current report on Form
8-K,
filed December 14, 2021)

10.5*	2022 Omnibus Incentive Plan (included as Annex D to the proxy statement/prospectus)

10.6*	Founder Performance Incentive and Parent Earn Out Plan (included as Annex E to the proxy statement/prospectus)

10.7**	Amended and Restated Executive Employment Agreement, dated as of October 1, 2019, by and between Footprint International Holdco, Inc. and Troy Swope

10.8**	Amended and Restated Executive Employment Agreement, dated as of October 1, 2019, by and between Footprint International Holdco, Inc. and Yoke Chung

10.9**	Offer Letter, dated as of March 30, 2021, by and between Footprint International Holdco, Inc. and Joshua M. Walden

10.10**	Stock Option Agreement, dated as of July 8, 2021, by and between Footprint International Holdco, Inc. and Joshua M. Walden

10.11**	Severance Agreement and General Release by and between Joshua M. Walden and Footprint International Holdco, Inc., dated as of January 7, 2022

10.12**	Consulting Agreement, dated as of February 18, 2021, by and between CA Consulting and Footprint, LLC

10.13**	Master Lease Agreement, dated as of February 14, 2020, by and among Trinity Capital, Inc., Footprint International Holdco, Inc., Footprint International, LLC, Footprint, LLC and Footprint South Carolina, LLC

Exhibit No.	Description

10.14**	First Amendment, dated as of June 22, 2020, to the Lease Documents, dated as of February 14, 2020, by and among Trinity Capital, Inc., Footprint International Holdco, Inc., Footprint International, LLC, Footprint, LLC and Footprint South Carolina, LLC

10.15**	Asset Sale Agreement, dated as of February 14, 2020, by and among Trinity Capital, Inc., Footprint International Holdco, Inc., Footprint International, LLC, Footprint, LLC and Footprint South Carolina, LLC

10.16**	Loan and Security Agreement, dated as of June 22, 2020, by and among Trinity Capital, Inc., Footprint International Holdco, Inc., Footprint International, LLC, Footprint, LLC and Footprint South Carolina, LLC

10.17**	Lease Agreement, dated as of August 1, 2019, by and between Inmobiliaria La Rumorosa, S.A. of C.V. and Footprint MX, S.A.P.I. DE R.L. DE C.V.

10.18**	First Amendment, dated as of July 1, 2020, to the Lease Agreement, dated as of August 1, 2019, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.19**	Second Amendment, dated as of September 22, 2020, to the Lease Agreement, dated as of August 1, 2019, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.20**	Third Amendment, dated as of October 1, 2020, to the Lease Agreement, dated as of August 1, 2019, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.21**	Fourth Amendment, dated as of January 6, 2021, to the Lease Agreement, dated as of August 1, 2019, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.22**	Lease Agreement, dated as of February 1, 2019, by and between Inmobiliaria la Rumorosa, S.A. de C.V. and Footprint MX, S. de R.L. de C.V.

10.23**	First Amendment, dated as of September 4, 2020, to the Lease Agreement, dated as of February 1, 2019, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V.

10.24**	Lease Agreement, dated as of February 11, 2021, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.25**	First Amendment, dated as of February 12, 2021, to the Lease Agreement, dated as December 22, 2020, by and between Inmobiliaria la Rumorosa, S.A.P.I. de C.V. and Footprint MX, S. de R.L. de C.V.

10.26**	Lease Agreement, dated as of December 11, 2017, by and between Park Lucero II, LP and Footprint, LLC

10.27**	First Amendment, dated as of April 5, 2018, to the Lease Agreement dated as of December 11, 2017, by and between Park Lucero II, LP and Footprint, LLC

10.28†	Form of Executive Employment Agreement

23.1*	Consent of KPMG LLP, independent registered accounting firm for Gores Holdings VIII, Inc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Footprint International Holdco, Inc.

23.3*	Consent of Moelis & Company LLC, financial advisor for Gores Holdings VIII, Inc.

24.1**	Power of Attorney (included on the signature page to the Form S-4)

99.1*	Form of Proxy Card for Special Meeting

Exhibit No.	Description

99.2**	Consent of Troy Swope to be named as director

99.3**	Consent of Yoke Chung to be named as director

99.4**	Consent of Manu Bettegowda to be named as director

99.5**	Consent of Leslie Brun to be named as director

99.6**	Consent of Richard Daly to be named as director

99.7**	Consent of Kevin Easler to be named as director

99.8**	Consent of Artur Stefan Kirsten to be named as director

99.9**	Consent of Brian Krzanich to be named as director

99.10**	Consent of Hilla Sferruzza to be named as director

99.11**	Consent of Donald Thompson to be named as director

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107*	Filing Fee Table

*	Filed herewith
**	Previously filed
†	To be filed upon amendment

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on April 29, 2022.

Gores Holdings VIII, Inc.

By:	*
Name:	Alec Gores
Title:	Chairman of the Board of Directors
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Andrew McBride, as the undersigned’s true and lawful attorney-in-fact
and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact
and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact
and agent, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

* Alec Gores	Chairman	April 29, 2022

* Mark Stone	CEO (Principal Executive Officer)	April 29, 2022

* Andrew McBride	CFO and Secretary (Principal Financial and Accounting Officer)	April 29, 2022

* Randall Bort	Director	April 29, 2022

* William Patton	Director	April 29, 2022

* Jeffrey Rea	Director	April 29, 2022

*By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Attorney- in-Fact